As filed with the Securities and Exchange Commission on April 18, 2016

Registration No. 333-209733

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

南茂科技股份有限公司

(Exact Name of Registrant as Specified in Its Charter)

ChipMOS TECHNOLOGIES INC.

(Translation of Registrant’s name into English)

Republic of China	3674	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ChipMOS Technologies Inc.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Telephone: (886) 3 577 0055

Facsimile: (886) 3 566 8981

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd. 10 E. 40th Street, 10th floor New York, NY 10016 1 (800) 221 0102
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong (852) 2533 3300	Remsen Kinne, Esq. K&L Gates LLP Suite 1200 Four Embarcadero San Francisco, CA 94111 1 (415) 882 8200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions under the Merger Agreement (as defined herein) described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post−effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Shares of ChipMOS Technologies Inc., par value NT$10 per share	511,009,690	Not Applicable	380,730,897.04	745.63

(1)	This registration statement relates to the common shares, par value NT$10 per share (“ChipMOS Taiwan Shares”), of ChipMOS Technologies Inc. (“ChipMOS Taiwan”, or the “Registrant”), a company limited by shares incorporated under the laws of the Republic of China, to holders of common shares, par value US$0.04 per share (“IMOS Shares”), of ChipMOS TECHNOLOGIES (Bermuda) LTD. (“IMOS”), an exempted company incorporated in Bermuda with limited liability, pursuant to the Agreement and Plan of Merger dated January 21, 2016, by and between IMOS and ChipMOS Taiwan. American depositary shares issuable upon deposit of ChipMOS Taiwan Shares registered hereby to be delivered in connection with the proposed Merger (as defined herein) will be registered under a separate registration statement on Form F-6. Each American depositary share will represent 20 ChipMOS Taiwan Shares (each, a “ChipMOS Taiwan ADS”, and collectively, the “ChipMOS Taiwan ADSs”).

(2)	Represents the proposed maximum number of ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs issuable upon the consummation of the Merger after giving effect to the ratio of 0.9355 ChipMOS Taiwan ADS for each IMOS Share, and are to be offered in the United States or may be resold from time to time in the United States.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), based on the product of (i) the market value of the IMOS Shares calculated pursuant to Rule 457(c) by taking the average of the high and low prices per share of the IMOS Shares as reported on NASDAQ Capital Market as of April 12, 2016 and (ii) 27,312,116, which is the total number of IMOS Shares issued and outstanding, subject to or underlying existing IMOS share options or warrants, IMOS restricted share units, IMOS performance-based restricted share units (assuming maximum performance) or that may be issued or granted prior to completion of the Merger described herein, minus (iii) US$101,327,950.36, the aggregate cash consideration expected to be paid in connection with the Merger.

(4) The Registrant previously paid a registration fee of US$37,593.97 in connection with the initial filing of the registration statement on Form F-4 (No. 333-209733) previously filed on February 26, 2016.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED           , 2016

To the Shareholders of ChipMOS TECHNOLOGIES (Bermuda) LTD.:

We are pleased to report that ChipMOS TECHNOLOGIES (Bermuda) LTD. (“IMOS”), an exempted company incorporated in Bermuda with limited liability, and ChipMOS TECHNOLOGIES INC. (“ChipMOS Taiwan”), a company limited by shares incorporated under the laws of the Republic of China (“ROC”) and IMOS’s 58.3% directly owned subsidiary as of January 21, 2016, have entered into an agreement and plan of merger dated January 21, 2016 (the “Merger Agreement”), pursuant to which IMOS will merge with and into ChipMOS Taiwan (the “Merger”), with ChipMOS Taiwan being the surviving company after the Merger.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each common share of IMOS, par value US$0.04 per share (each, an “IMOS Share”, and collectively, the “IMOS Shares”), issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share, (i) 0.9355 American depositary share (each, a “ChipMOS Taiwan ADS”, and collectively, the “ChipMOS Taiwan ADSs”), each ChipMOS Taiwan ADS representing 20 common shares of ChipMOS Taiwan, par value NT$10 per share (each, a “ChipMOS Taiwan Share”, and collectively, the “ChipMOS Taiwan Shares”) (the “Share Consideration”), and (ii) US$3.71 in cash, without interest, net of any applicable withholding tax (the “Cash Consideration” and together with the Share Consideration and any cash in lieu of any fractional ChipMOS Taiwan ADS, the “Merger Consideration”).

The IMOS Shares currently trade on the NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “IMOS.” The ChipMOS Taiwan Shares currently trade on the Taiwan Stock Exchange (“TWSE”) under the ticker symbol “8150.” ChipMOS Taiwan intends to list the ChipMOS Taiwan ADSs to be issued in connection with the Merger on NASDAQ where, subject to official notice of issuance, they will trade under the ticker symbol “IMOS.” On            , 2016, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of the IMOS Shares was US$   per share and the closing price of the ChipMOS Taiwan Shares was NT$   per share (equivalent to US$   per share, translated at the exchange rate of NT$    to US$1.0). The value of the Merger Consideration will fluctuate with changes in the market price of the ChipMOS Taiwan Shares. IMOS urges you to obtain current market quotations for IMOS Shares and for the ChipMOS Taiwan Shares. Upon completion of the Merger, IMOS’s former shareholders are currently expected to own approximately 57.7% of the ChipMOS Taiwan Shares (including those represented by ChipMOS Taiwan ADSs) outstanding immediately after the Merger, based on 895,893,643 ChipMOS Taiwan Shares outstanding as of January 21, 2016. The Merger is expected to qualify as a “reorganization” for U.S. federal income tax purposes, in which case U.S. holders of IMOS Shares will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional ADS, which will be subject to taxation as described under “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Cash in Lieu of a Fractional ADS” below) and (ii) the amount by which the aggregate fair market value of the Merger Consideration received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the IMOS Shares exchanged therefor.

Before the Merger can be completed, (i) IMOS shareholders must vote to approve, among other things, the Merger Agreement, the statutory merger agreement between IMOS and ChipMOS Taiwan attached as Exhibit A to the Merger Agreement (the “Bermuda Merger Agreement”), the Merger and the other transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement and (ii) ChipMOS Taiwan shareholders must vote to approve, among other things, the Merger Agreement, the Bermuda Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement. IMOS is sending you this proxy statement/prospectus to ask you to vote in favor of these matters.

The special general meeting of IMOS shareholders (the “Special General Meeting of IMOS Shareholders”) will be held at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, on            , at           . Only IMOS

shareholders of record at the close of business on         (the “Record Date”) are entitled to notice of and to vote at the Special General Meeting of IMOS Shareholders. Details of the business to be presented at the Special General Meeting of IMOS Shareholders can be found in the accompanying Notice of Special General Meeting of IMOS Shareholders and proxy statement/prospectus.

The special committee (the “IMOS Special Committee”) of the board of directors of IMOS (the “IMOS Board”), consisting of four independent directors, has reviewed and considered the terms and conditions of the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger. On January 21, 2016, the IMOS Special Committee unanimously (i) approved and declared that the Merger is advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole, (ii) recommended that the IMOS Board approve and adopt the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger and (iii) recommended that the IMOS Board submit the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, to the shareholders of IMOS for approval and adoption.

On January 21, 2016, the IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole. The IMOS Board recommends that IMOS shareholders vote “FOR” the approval of the Merger, the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement (the “Proposal”), “FOR” the authorization of the directors of IMOS to execute and deliver documents on his behalf and on behalf of IMOS in connection with, and to do all things necessary to give effect to the Merger, the Merger Agreement and the Bermuda Merger Agreement and the matters contemplated thereby and “FOR” the approval to adjourn the Special General Meeting of IMOS Shareholders as the chairman of the meeting determines in accordance with IMOS's bye-laws to allow IMOS to solicit additional proxies if there are insufficient proxies received at the time of the Special General Meeting of IMOS Shareholders to approve the Merger Agreement and the Bermuda Merger Agreement and the proxies received represent a greater number of votes in favor of Proposal 1 than against Proposal 1.

The accompanying proxy statement/prospectus contains important information about this proposal. IMOS urges you to read this proxy statement/prospectus and the documents incorporated by reference thereof carefully and in their entirety. In particular, you should carefully consider the discussions in the sections of the proxy statement/prospectus entitled “Forward-Looking Statements” and “Risk Factors” beginning on page 93 and 95, respectively.

Your vote is very important, regardless of the number of the IMOS Shares you own. Whether or not you plan to attend the Special General Meeting of IMOS Shareholders, please take the time to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

Yours very truly,

Shih-Jye Cheng
Chairman and Chief Executive Officer

, 2016

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , and is first being delivered to shareholders of IMOS on or about .

NOTICE OF SPECIAL GENERAL MEETING OF IMOS SHAREHOLDERS
To Be Held On            , 2016

To the Shareholders of ChipMOS TECHNOLOGIES (Bermuda) LTD. (“IMOS”), an exempted company incorporated in Bermuda with limited liability:

Notice is hereby given that a special general meeting of shareholders of IMOS (the “Special General Meeting of IMOS Shareholders”) will be held at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China (“ROC”), on       , at       , for the following purposes:

1. To approve (i) the merger (the “Merger”) of IMOS with and into ChipMOS TECHNOLOGIES INC. (“ChipMOS Taiwan”), a company limited by shares incorporated under the laws of the ROC and a 58.3% directly owned subsidiary of IMOS as of January 21, 2016, with ChipMOS Taiwan being the surviving company after the Merger, (ii) the Agreement and Plan of Merger dated January 21, 2016 (the “Merger Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and between IMOS and ChipMOS Taiwan and the transactions contemplated therein, (iii) the statutory merger agreement between IMOS and ChipMOS Taiwan attached as Exhibit A to the Merger Agreement (the “Bermuda Merger Agreement”) and the transactions contemplated therein and (iv) IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement (Proposal 1).

2. To authorize any one or more of the directors of IMOS to execute and deliver documents on his behalf and on behalf of IMOS in connection with, and to do all things necessary to give effect to, the Merger, the Merger Agreement, the Bermuda Merger Agreement and the matters contemplated thereby (Proposal 2).

3. To approve the adjournment of the Special General Meeting of IMOS Shareholders as the chairman of the meeting determines in accordance with IMOS’s bye-laws to allow IMOS to solicit additional proxies if there are insufficient proxies received at the time of the Special General Meeting of IMOS Shareholders to approve the Merger Agreement and the Bermuda Merger Agreement and the proxies received represent a greater number of votes in favor of Proposal 1 than against Proposal 1 (Proposal 3).

Shareholders will also consider and vote on such other business as may properly come before the Special General Meeting of IMOS Shareholders.

The proposal to approve the Merger Agreement and the Bermuda Merger Agreement is more fully described in the proxy statement/prospectus accompanying this notice.

Under the laws of Bermuda, any shareholder of record of IMOS on            , 2016 (the “Record Date”) who is not satisfied that it has been offered fair value for its IMOS Shares and does not vote in favor of the Merger, the Merger Agreement and the Bermuda Merger Agreement may apply to the Supreme Court of Bermuda to appraise the fair value for its IMOS Shares. The board of directors of IMOS (the “IMOS Board”) unanimously considers the merger consideration (the “Merger Consideration”) to constitute fair value for each IMOS Share, providing IMOS Shareholders with a value of approximately US$19.77 for each IMOS Share. This is based on the closing price per ChipMOS Taiwan Share on the TWSE on January 20, 2016, the last trading day before the public announcement of the Merger, and an exchange rate of NT$33.785 to US$1.00, the share consideration for each IMOS Share was valued on such date at approximately US$16.06, which when added to the cash consideration would have resulted in an aggregate value of the Merger Consideration of US$19.77 per IMOS Share.

Only IMOS shareholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special General Meeting of IMOS Shareholders or any adjournment or postponement thereof, or to exercise the appraisal rights conferred on dissenting shareholders by the laws of Bermuda.

Any IMOS shareholder of record at the close of business on the Record Date who is not satisfied that it has been offered fair value for its IMOS Shares and whose IMOS Shares are not voted in favor of the approval of the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement, may exercise its appraisal rights under Section 106(6) of the Companies Act 1981 of Bermuda, as amended, to have the fair value of its IMOS Shares appraised by the Supreme Court of Bermuda. Any IMOS shareholder of record intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its IMOS Shares with the Supreme Court of Bermuda within one month of the giving of this notice convening the Special General Meeting of IMOS Shareholders.

The special committee (the “IMOS Special Committee”) of the IMOS Board, consisting of four independent directors, has reviewed and considered the terms and conditions of the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger. On January 21, 2016, the IMOS Special Committee unanimously (i) approved and declared that the Merger is advisable, fair to and in the best interests of, IMOS and its shareholders as a whole, (ii) recommended that the IMOS Board approve and adopt the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger and (iii) recommended that the IMOS Board submit the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, to the shareholders of IMOS for approval and adoption.

On January 21, 2016, the IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole. The IMOS Board recommends that IMOS shareholders vote “FOR” the approval of the Merger, the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement, “FOR” the authorization of the directors of IMOS to execute and deliver documents on his behalf and on behalf of IMOS in connection with, and to do all things necessary to give effect to the Merger, the Merger Agreement and the Bermuda Merger Agreement and the matters contemplated thereby and “FOR” the approval to adjourn the Special General Meeting of IMOS Shareholders as the chairman of the meeting determines in accordance with IMOS’s bye-laws to allow IMOS to solicit additional proxies if there are insufficient proxies received at the time of the Special General Meeting of IMOS Shareholders to approve the Merger Agreement and the Bermuda Merger Agreement and the proxies received represent a greater number of votes in favor of Proposal 1 than against Proposal 1.

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Special General Meeting of IMOS Shareholders in person, it is important that your shares be represented. The Merger cannot be completed without the approval of the Merger, the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, by the affirmative vote, in person or by proxy, of at least seventy percent (70%) of the total voting rights of all the IMOS shareholders of record having the right to vote as of the Record Date at the Special General Meeting of IMOS Shareholders.

You may submit your proxy by internet or by marking, signing and dating your proxy card and return it in the enclosed self-addressed envelope sent on or about            . Submitting the proxy either by internet or by mail before the Special General Meeting of IMOS Shareholders will not preclude you from voting in person at the Special General Meeting of IMOS Shareholders should you decide to attend. If you properly cast your vote by submitting your proxy by internet or by executing and returning the proxy card by mail, and your proxy is not subsequently revoked, your vote will be voted in accordance with your instructions. If you submit your proxy by internet or execute and return the proxy card by mail, but do not give instructions as to how to vote, your proxy will be voted “FOR” each proposal described in this the proxy statement/prospectus accompanying this notice and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Special General Meeting of IMOS Shareholders.

For specific information regarding the voting of your shares, please refer to the section entitled “Questions and Answers” beginning on page 18 of the accompanying proxy statement/prospectus.

If you hold IMOS Shares beneficially in “street name” and wish to submit a proxy, you must provide instructions to the broker, bank, trustee or other nominee that holds your IMOS Shares as to how to vote such IMOS Shares with respect to Proposals 1, 2 and 3. If you hold IMOS Shares beneficially in “street name” and wish to vote in person at the Special General Meeting of IMOS Shareholders, you must obtain proxies issued in your own names (known as a “legal proxy”).

If you have any questions concerning the Merger Agreement or the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, or this proxy statement/prospectus, or would like additional copies or need help on voting your IMOS Shares, please contact IMOS’s proxy solicitor: Alliance Advisors LLC.

By Order of the Board of Directors,

Yu-Chiao Su
Secretary
Republic of China

FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

DEFINITIONS

As used in this proxy statement/prospectus, the following defined terms have the following respective meanings:

·	“ADS” or “ADSs” refers to one or a number of American depositary shares.

·	“Bermuda Companies Act” or “Companies Act” refers to the Companies Act 1981 of Bermuda, as amended;

·	“Bermuda Merger Agreement” refers to the statutory merger agreement between IMOS and ChipMOS Taiwan attached as Exhibit A to the Merger Agreement;

·	“Central Bank of the ROC” refers to the Central Bank of the Republic of China (Taiwan);

·	“ChipMOS Group” refers to IMOS and its subsidiaries as a group, and upon the consummation of the Merger, ChipMOS Taiwan and its subsidiaries as a group;

·	“ChipMOS Taiwan” or the “Registrant” refers to ChipMOS TECHNOLOGIES INC., a company limited by shares incorporated under the laws of the ROC (defined as below), which is IMOS’s 58.3% directly owned subsidiary as of January 21, 2016;

·	“ChipMOS Taiwan ADS” or “ChipMOS Taiwan ADSs” refers to one or a number of American depositary shares, which, immediately after the Merger, will be issued to IMOS shareholders upon the consummation of the Merger. Each ChipMOS Taiwan ADS will represent 20 ChipMOS Taiwan Shares;

·	“ChipMOS Taiwan Share” or “ChipMOS Taiwan Shares” refers to the common share or shares of ChipMOS Taiwan, par value NT$10 per share;

·	“FSC” refers to the Financial Supervisory Commission of the ROC;

·	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

·	“IMOS” refers to ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company incorporated in Bermuda with limited liability;

·	“IMOS Share” or “IMOS Shares” refers to the common share or shares of IMOS, par value US$0.04 per share. Unless the context indicates otherwise, when we refer to IMOS Shares issued and outstanding, the treasury shares of IMOS Shares owned by or for the benefit of IMOS or its subsidiaries are excluded;

·	“Merger” refers to the proposed merger between IMOS and ChipMOS Taiwan whereby IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger;

·	“Merger Agreement” refers to the Agreement and Plan of Merger dated January 21, 2016 by and between IMOS and ChipMOS Taiwan, a copy of which is included as Annex A to this proxy statement/prospectus, as it may be amended from time to time;

·	“MOEAIC” refers to the Investment Commission, Ministry of Economic Affairs of the ROC;

·	a “non-ROC holder” refers to a non-resident individual or non-resident entity that owns ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who owns ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs, is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC;

·	“NT$” and “NT dollars” refers to New Taiwan dollars, the official currency of the ROC;

·	“PRC” or “China” refer to the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

·	“RMB” refers to Renminbi, the official currency of the PRC;

·	“ROC” or “Taiwan” refers to the Republic of China;

·	“ROC Company Act” refers to the Company Act of the ROC;

·	“ROC Mergers and Acquisitions Act” refers to the Business Mergers and Acquisitions Act of the ROC;

·	“ROC Securities and Exchange Act” refers to the Securities and Exchange Act of the ROC;

·	“Taiwan-IFRS” refers to the Guidelines Governing the Preparation of Financial Reports by Securities Issuers and the IFRS endorsed by the FSC. Taiwan-IFRS differs from IFRS in certain respects, including but not limited to the extent that any new or amended standards or interpretations applicable under IFRS may not be timely endorsed by the FSC; and

·	“US$” and “U.S. dollars” refers to United States dollars, the official currency of the United States of America.

For your convenience, this proxy statement/prospectus contains translations of certain NT dollar amounts into U.S. dollar amounts at a rate of NT$32.79 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2015, unless otherwise stated. IMOS makes no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about IMOS from documents IMOS has filed with the U.S. Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information.”

You can obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC website maintained at www.sec.gov. IMOS will also provide you with copies of the documents incorporated by reference into this proxy statement/prospectus, without charge. Those documents are available to any shareholder, including any beneficial owner, upon request directed to ChipMOS TECHNOLOGIES (Bermuda) LTD. at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC (Attn: Ms. Irene Tsai) or directed to IMOS’s proxy solicitor Alliance Advisors LLC at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 (Attn: Mr. Ted Wallace and Mr. Peter J. Casey). If you would like to request documents from us, please do so by            , 2016, to assure that you will receive them before the Special General Meeting of IMOS Shareholders (as defined herein).

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed by ChipMOS Taiwan with the SEC, constitutes a prospectus of ChipMOS Taiwan under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ChipMOS Taiwan Shares (represented by ChipMOS Taiwan ADSs) to be issued to IMOS shareholders in connection with the Merger. This proxy statement/prospectus also constitutes a proxy statement for IMOS. It also constitutes a notice of meeting with respect to the Special General Meeting of IMOS Shareholders.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. IMOS and ChipMOS Taiwan have not authorized anyone to provide you any different or additional information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of ChipMOS Taiwan ADSs in connection with the Merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PROXY STATEMENT FOR THE SPECIAL GENERAL MEETING OF SHAREHOLDERS OF CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

TO BE HELD ON            , 2016

This proxy statement/prospectus and a proxy card are first being sent or distributed to IMOS shareholders on or about           , 2016. The IMOS board of directors (the “IMOS Board”) is soliciting your proxy to vote your shares at the IMOS special general meeting of shareholders (the “Special General Meeting of IMOS Shareholders”) to be held at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, on           , 2016, at            , and any adjourned sessions of the Special General Meeting of IMOS Shareholders. The IMOS Board is soliciting your proxy to give all IMOS shareholders of record the opportunity to vote on matters that will be presented at the Special General Meeting of IMOS Shareholders. This proxy statement/prospectus provides information on these matters to assist you in voting your shares.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the Merger, you should read carefully this entire proxy statement/prospectus, including the Annexes. See also “Where You Can Find More Information.” The Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, contains the terms and conditions of the Merger.

Parties to the Merger (see page 115 and 116)

IMOS, listed on the NASDAQ Capital Market (“NASDAQ”) as “IMOS”, is a holding company incorporated as an exempted company under the laws of Bermuda with limited liability.

ChipMOS Taiwan, listed on the Taiwan Stock Exchange (“TWSE”) as “8150”, is a company limited by shares incorporated under the laws of the ROC. IMOS is the direct parent of ChipMOS Taiwan holding 58.3% equity interest in ChipMOS Taiwan as of January 21, 2016. IMOS provides most of its services through ChipMOS Taiwan and ChipMOS Taiwan’s subsidiaries and investees.

The ChipMOS Group is one of the leading independent providers of assembly and test services for liquid crystal display, or LCD, and other flat-panel display driver semiconductors in Taiwan and for advanced memory and logic/mixed-signal products in Taiwan and the PRC.

The following chart illustrates the ChipMOS Group’s corporate structure and equity interest in each of its principal subsidiaries and affiliates as of the date of this proxy statement/prospectus.

The Merger (see pages from 29)

Under the Merger Agreement, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger. As a result of the Merger, any IMOS Shares issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share (i) 0.9355 ChipMOS Taiwan ADS, with each ChipMOS Taiwan ADS representing 20 ChipMOS Taiwan Shares (the “Share Consideration”), and (ii) US$3.71 in cash, without interest (the “Cash Consideration”, which together with the Share Consideration and any cash in lieu of any fractional ChipMOS Taiwan ADS are referred to in this proxy statement/prospectus as the “Merger Consideration”). Upon completion of the Merger, ChipMOS Taiwan and its subsidiaries will own and continue to conduct the business that they currently conduct in substantially the same manner.

ChipMOS Taiwan intends to fund the Cash Consideration, which is an aggregate amount of approximately US$101.2 million, from its cash on hand.

The exchange ratio of 18.71 ChipMOS Taiwan Shares for each IMOS Share (“Exchange Ratio”) is fixed and will not be adjusted for changes in the market value of the IMOS Shares or ChipMOS Taiwan Shares. Because the exchange ratio was fixed at the time the Merger Agreement was executed and because the market value of the IMOS Shares and ChipMOS Taiwan Shares are expected to fluctuate, IMOS shareholders cannot be sure of the value of the ChipMOS Taiwan ADSs they will receive in connection with the Merger relative to the value of their IMOS Shares. See also the section entitled “Risk Factors — Risks Relating to the Merger.”

In connection with the Merger, approximately 510,595,000 ChipMOS Taiwan Shares will be issued in respect of approximately 25,529,750 ChipMOS Taiwan ADSs that will be delivered to the shareholders of IMOS after the Merger.

The following chart depicts the organizational structure of ChipMOS Group before the Merger as of the date of this proxy statement/prospectus and immediately after the Effective Time.

Before the Merger as of the date of this proxy statement/prospectus:

Immediately after the Effective Time:

On December 11, 2015, the board of directors of ChipMOS Taiwan (the “ChipMOS Taiwan Board”) authorized and ChipMOS Taiwan signed a share subscription agreement (the “Tsinghua Share Subscription Agreement”) to sell 299,252,000 ChipMOS Taiwan Shares to an entity controlled by Tsinghua Unigroup Ltd. (“Tsinghua Unigroup”) by the private placement (the “Private Placement”). The Private Placement is a transaction that is separate and distinct from the Merger, which was entered into by ChipMOS Taiwan at a time when the terms of the Merger (including the Merger Consideration) were still being negotiated between IMOS and ChipMOS Taiwan. ChipMOS Taiwan did not consider the Merger Consideration in determining the price at which Tsinghua Unigroup would purchase shares in the Private Placement. See “Information about ChipMOS Taiwan — Recent Acquisitions and Other Transactions — Private Placement and Strategic Alliance with Tsinghua Unigroup.”

Below is the chart showing the organizational structure of ChipMOS Group after the Effective Time and closing of the proposed Private Placement (if consummated after receipt of all required regulatory approvals) based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016:

Plans for the Surviving Company after the Merger (Page 71)

At the Effective Time, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger. Upon completion of the Merger, ChipMOS Taiwan and its subsidiaries will own and continue to conduct the business that they currently conduct in substantially the same manner.

The Special General Meeting of IMOS Shareholders (see page 164)

The Special General Meeting of IMOS Shareholders will be convened at            on           , 2016, at IMOS’s principal executive offices located at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, unless adjourned or postponed to a later date or time.

The Special General Meeting of IMOS Shareholders is being held to consider and vote on:

·	Proposal 1: the Merger Proposal:

FOR the approval of the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement.

·	Proposal 2: the Authorization Proposal:

FOR the authorization of any one or more of the directors of IMOS to execute and deliver documents on his behalf and on behalf of IMOS in connection with, and to do all things necessary to give effect to, the Merger, the Merger Agreement, the Bermuda Merger Agreement and the matters contemplated thereby.

·	Proposal 3: the Adjournment Proposal:

FOR the approval to adjourn the Special General Meeting of IMOS Shareholders as the chairman of the meeting determines in accordance with IMOS’s bye-laws to allow IMOS to solicit additional proxies if there are insufficient proxies received at the time of the Special General Meeting of IMOS Shareholders to approve the

Merger Agreement and the Bermuda Merger Agreement and the proxies received represent a greater number of votes in favor of Proposal 1 than against Proposal 1.

The record date (the “Record Date”) for the determination of IMOS shareholders entitled to notice of and to vote at the Special General Meeting of IMOS Shareholders is            , 2016. Only IMOS shareholders who held IMOS Shares of record at the close of business on the Record Date are entitled to vote at the Special General Meeting of IMOS Shareholders and any adjournment or postponement of the Special General Meeting of IMOS Shareholders, so long as such IMOS Shares remain outstanding on the date of the Special General Meeting of IMOS Shareholders. IMOS Shares are the only class of shares entitled to vote, and holders of IMOS Shares are entitled to vote on each proposal presented at the Special General Meeting of IMOS Shareholders. Each IMOS Share entitles its holder of record to one vote at the Special General Meeting of IMOS Shareholders on each of the proposals.

For the Merger to be able to proceed, Proposal 1 to approve the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement, must be approved by IMOS shareholders holding IMOS Shares representing at least 70% of the total voting rights of all the IMOS shareholders of record as of the Record Date having the right to vote at such a Special General Meeting of IMOS Shareholders. The quorum for the Special General Meeting of IMOS Shareholders is at least two shareholders present in person or by proxy and holding IMOS Shares representing at least 50% of the total voting rights of all the IMOS shareholders having the right to vote at such Special General Meeting of IMOS Shareholders and entitled to vote. Proposal 2 is required to be approved by affirmative vote, in person or by proxy, of IMOS shareholders, representing a simple majority of the votes cast. For Proposal 3, the affirmative vote, in person or by proxy, of IMOS shareholders, representing a simple majority of the votes cast is required to approve this adjournment proposal.

There can be no broker non-votes at the Special General Meeting of IMOS Shareholders, so failure to provide instructions to a broker or other nominee on how to vote will result in such IMOS Shares not being counted as present at the meeting. A broker non-vote occurs when the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but does have discretionary voting power on one or more other proposals. Proposal 1 to be voted on at the Special General Meeting of IMOS Shareholders is “non-routine” under applicable rules and regulation and so any broker or other nominee may not vote on this matters without instructions from the IMOS beneficial owner. In addition, Proposals 2 and 3 are “non-routine” matters, and failure to direct your broker on how to vote on such approvals will result in no vote being recorded.

As of the Record Date, there were            IMOS Shares issued and outstanding, held by     shareholders of record. As of the Record Date, IMOS’s directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately           of such shares, representing beneficial ownership of       % of the outstanding shares of IMOS Shares as of that date, and these shares are included in the number of shares entitled to vote at the Special General Meeting of IMOS Shareholders. IMOS currently expects that these directors and executive officers will vote their IMOS Shares in favor of the above proposals, although none of them has entered into any agreement obligating them to do so.

Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger (see page 41)

The special committee of IMOS Board (the “IMOS Special Committee”) unanimously (i) approved and declared that the Merger is advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole, (ii) recommended that the IMOS Board approve and adopt the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger and (iii) recommended that the IMOS Board submit the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, to the shareholders of IMOS for approval and adoption.

The IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole.

The IMOS Board recommends that IMOS shareholders vote “FOR” each of the proposals to be presented at the Special General Meeting of IMOS Shareholders.

In reaching its decision to approve the Merger Agreement, IMOS Board identified several potential benefits to IMOS shareholders, which are described below under “Special Factors — Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger.” Potential benefits of the Merger will include, among other anticipated benefits:

·	the anticipated potential benefits to IMOS’s and IMOS’s subsidiaries business and operations resulting from the Merger including, without limitation and in no particular order, improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure; and

·	through receipt of ChipMOS Taiwan ADSs as part of the Merger Consideration, the IMOS shareholders will have significant ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, allowing IMOS shareholders to continue to participate in the future earnings and potential growth, if any, in and of this business and results of these operations of ChipMOS Taiwan.

Position of ChipMOS Taiwan Filing Persons as to the Fairness of the Merger (see page 46)

The ChipMOS Taiwan Filing Persons (as defined on page 46) believe that the Merger is fair to IMOS’s unaffiliated security holders, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This belief is based upon the factors discussed under the section entitled “Special Factors — Position of ChipMOS Taiwan Filing Persons as to the Fairness of the Merger” beginning on page 46.

Names and positions of the ChipMOS Taiwan Filing Persons with IMOS and ChipMOS Taiwan are specified below:

·	Shih-Jye Cheng: IMOS’s Chairman and Director/Chief Executive Officer; ChipMOS Taiwan’s Chairman and Director/President;

·	Chin-Shyh Ou: IMOS’s Deputy Chairman and Independent Director and ChipMOS Taiwan’s Independent Director; and

·	Shou-Kang Chen: IMOS’s Director and Chief Financial Officer; ChipMOS Taiwan’s Vice President of the Finance and Accounting Management Center.

In aggregate, the ChipMOS Taiwan Filing Persons beneficially own approximately 1.65% of the IMOS Shares outstanding as of March 31, 2016.

Opinion of the IMOS Special Committee’s Financial Advisor (see page 50)

The IMOS Special Committee retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) to act as its financial advisor in connection with the proposed Merger. On January 21, 2016, Wells Fargo Securities rendered to the IMOS Special Committee its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Wells Fargo Securities as set forth in its written opinion, the Merger Consideration to be received by the holders of IMOS Shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of IMOS Shares. The full text of Wells Fargo Securities’s written opinion to the IMOS Special Committee dated as of January 21, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Wells Fargo Securities in rendering its opinion, is attached to this proxy statement/prospectus as Annex D. The summary of the opinion of Wells Fargo Securities in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. IMOS encourages you to read Wells Fargo Securities’s opinion and the summary of Wells Fargo Securities’s opinion below carefully and in their entirety. Wells Fargo Securities’s opinion will also be available for any interested IMOS shareholder (or any representative of an IMOS shareholder who has been so designated in writing) to inspect and copy at the IMOS’s principal executive offices during regular business hours.

Wells Fargo Securities’s opinion was rendered for the benefit of the IMOS Special Committee, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of IMOS Shares of the consideration to be received by the holders of IMOS Shares pursuant to the Merger Agreement, as of the date of the opinion. The opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting agreement or other agreements, arrangement or understanding entered into in connection with or contemplated by the Merger or any changes in the voting, governance or control rights or power of the holders of IMOS Shares, individually or in the aggregate, resulting from the Merger, of the transactions contemplated by the Private Placement with the Tsinghua Unigroup, or otherwise. Wells Fargo Securities’s opinion further does not address what the value of ChipMOS Taiwan ADSs actually will be when issued pursuant to the Merger or the prices at which IMOS Shares, ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs will trade at any time. The opinion was addressed to, and rendered for the benefit of, the IMOS Special Committee and was not intended to, and does not, constitute advice or a recommendation to any holder of IMOS Shares or ChipMOS Taiwan Shares as to how to vote at any shareholders’ meetings to be held in connection with the Merger or take any other action with respect to the Merger.

Opinions and Reports of ChipMOS Taiwan’s Financial Advisor and Independent Experts (see page 59)

On January 21, 2016, Credit Suisse (Hong Kong) Limited (“Credit Suisse”), an independent financial advisor engaged by the ChipMOS Taiwan Special Committee (as defined below) delivered to ChipMOS Taiwan Special Committee a presentation summarizing the structure, milestones, terms and rationale of the Merger. Credit Suisse also provided an update on the performance of the share price of IMOS and an analysis on the premium to the IMOS share price. The presentation will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at the ChipMOS Taiwan’s principal executive offices during regular business hours.

On January 20, 2016, IP International CPAs Firm (“IP International”), an independent public accounting firm engaged by the ChipMOS Taiwan Board, delivered to the ChipMOS Taiwan Board an opinion (the “IP International Opinion”) that the Exchange Ratio proposed by ChipMOS Taiwan and IMOS, i.e. that each IMOS Share be cancelled and exchanged into the right to receive 18.71 ChipMOS Taiwan Shares, was reasonable. The IP International Opinion will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at ChipMOS Taiwan’s principal executive offices during regular business hours.

On January 21, 2016, Diwan & Company (“Diwan”), an independent public accounting firm engaged by ChipMOS Taiwan Special Committee (as defined below), delivered to the ChipMOS Taiwan Special Committee (as defined below) an opinion (the “Diwan Opinion”) that the Merger Consideration, i.e. that each IMOS Share be cancelled and exchanged into the right to receive US$3.71 in cash and 0.9355 ChipMOS Taiwan ADS, was reasonable. The Diwan Opinion will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at ChipMOS Taiwan’s principal executive offices during regular business hours.

Financing of the Merger (see page 72)

ChipMOS Taiwan intends to fund the Cash Consideration, which is an aggregate amount of approximately US$101.2 million, from its cash on hand.

Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger (see page 72)

When considering the recommendations of the IMOS Board with respect to the Merger, IMOS shareholders should be aware that IMOS’s executive officers and directors, whose composition overlaps to some extent with those of ChipMOS Taiwan, may have interests in the Merger that are different from, or in addition to, those of the IMOS shareholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest.

The IMOS Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that IMOS shareholders vote “FOR” the Merger proposal at the Special General Meeting of IMOS Shareholders. These interests include:

·	Each outstanding IMOS share option and share appreciation right, whether vested or unvested, shall be automatically cancelled and exchanged into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS share option or share appreciation right immediately prior to the Effective Time and (y) the excess, if any, of the “Per Share Value” (calculated as the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71) over the exercise price per IMOS Share underlying such cancelled IMOS share option or share appreciation right, less applicable withholding taxes.

·	If the proposal to approve and adopt the Merger Agreement is approved and adopted, the IMOS Shares held by IMOS directors and executive officers will be treated in the same manner as outstanding IMOS Shares held by all other shareholders of IMOS.

·	ChipMOS Taiwan will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of IMOS’s existing directors’ and officers’ insurance policies and IMOS’s existing fiduciary liability insurance policies in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time.

·	The aggregate monthly compensation of members of the IMOS Special Committee in exchange for their services in such capacity is US$15,500 (in the case of the chairman of the IMOS Special Committee, monthly compensation of US$5,000, and in the case of other members of the IMOS Special Committee, monthly compensation of US$3,500). The payment of the above compensation is not contingent upon the completion of the Merger or the IMOS Special Committee’s or the IMOS Board’s recommendation of the Merger.

Certain IMOS directors and executive officers have interests in the form of continued employment by ChipMOS Taiwan and in the form of continued service as a director of ChipMOS Taiwan as set forth in the following table:

Name	Officer Position Held with ChipMOS Taiwan	Services as a Director of ChipMOS Taiwan
Shih-Jye Cheng	President	Director and Chairman of the Board of Directors
Chin-Shyh Ou	Not applicable	Director
Shou-Kang Chen	Vice President of the Finance and Accounting Management Center	Not applicable

These employment and continued service as a director arrangements are the same as existed prior to IMOS and ChipMOS Taiwan entering into the Merger Agreement. Except as disclosed above, no other continued employment and continued directorship arrangements exist after the Merger.

The interests summarized above are discussed in more detail in the section entitled “Special Factors — Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger.”

Board of Directors and Management of the Surviving Company Following Completion of the Merger (see page 75)

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable laws, (i) the directors of ChipMOS Taiwan at the Effective Time shall be the directors of the surviving company and (ii) the officers of ChipMOS Taiwan at the Effective Time shall be the officers of the surviving company.

Material U.S. Federal Income Tax Consequences of the Merger (see page 75)

The Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Merger qualifies as a “reorganization”, then a U.S. holder of IMOS Shares that exchanges IMOS Shares for the Merger Consideration would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional ADS, which will be subject to taxation as described under “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Cash in Lieu of a Fractional ADS” below) and (ii) the amount by which the aggregate fair market value of the Merger Consideration received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the IMOS Shares exchanged.

If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder would generally recognize gain or loss equal to the difference between the aggregate fair market value of the Merger Consideration received by the U.S. holder and such U.S. holder’s adjusted tax basis in the IMOS Shares exchanged.

The discussion at “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” is for general information only and does not address any U.S. federal income tax consequences of the Merger to holders of IMOS Shares that are not described therein as “U.S. holders.” Such holders may be subject to different U.S. federal income tax consequences as a result of the Merger as compared to “U.S. holders.” Each holder of IMOS Shares is urged to consult his, her or its own tax advisor.

Accounting Treatment of the Merger (see page 83)

IMOS and ChipMOS Taiwan share a common management team and there will be no change in management upon completion of the Merger. When taken together, IMOS and ChipMOS Taiwan are two entities under common control. In other words, the shareholders of IMOS exercise their control over ChipMOS Taiwan, which is regarded as a business, through an intermediate holding company, IMOS. As such, IMOS and ChipMOS Taiwan may be seen as a single reporting entity and the combination of these two entities will not be a business combination under IFRS 3 – Business Combination. From ChipMOS Taiwan’s perspective, the result of the Merger will be a change in the structure of the ChipMOS Group and a change in ChipMOS Taiwan’s shareholding. Consequently, the Merger will be accounted for as a common control transaction through capital reorganization. Upon completion of the Merger, the consolidated financial statements of ChipMOS Taiwan would incorporate the assets and liabilities of IMOS at their pre-Merger carrying amounts without fair value uplift given there is no substantive economic change before and after the Merger.

Regulatory Approvals Required to Complete the Merger (see page 83)

The approvals, consents, notifications, permits or licenses issued by applicable governmental authorities in the ROC required for the consummation of the Merger include approvals of the MOEAIC, the FSC, the Central Bank of the ROC and the TWSE.

The only other material governmental or regulatory approvals or actions that ChipMOS Taiwan and IMOS are aware of and are required to complete the Merger are compliance with U.S. federal and state securities laws, Bermuda Companies Act, ROC Company Act, ROC Mergers and Acquisitions Act, and NASDAQ rules and regulations.

Treatment of IMOS Equity Awards (see page 83)

Each outstanding IMOS share option and share appreciation right, whether vested or unvested, shall be automatically cancelled and exchanged into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS share option or share appreciation right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value (calculated as the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71) over the exercise price per IMOS Share underlying such cancelled IMOS share option or share appreciation right, less applicable withholding taxes.

Stock Exchange Listing (see page 83)

It is a condition to the completion of the Merger that the ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. ChipMOS Taiwan will submit an application to NASDAQ and expect that, immediately following the Effective Time, ChipMOS Taiwan ADSs will be listed on NASDAQ under the symbol “IMOS”, which is the same symbol under which shares of IMOS are currently listed. As a result of the Merger, IMOS Shares will cease trading on NASDAQ one day before the first trading day of ChipMOS Taiwan ADSs and be disposed of.

The following is a tentative timetable of the various trading-related events in connection with the completion of the Merger:

Final trading day for IMOS Shares on NASDAQ	, 2016 (New York time)
Effective date of the Merger	, 2016 (Taiwan time)
First trading day for ChipMOS Taiwan ADSs on NASDAQ	, 2016 (New York time)

In advance of the completion of the Merger, IMOS and ChipMOS Taiwan expect to publicly announce the definitive timetable for these trading-related events.

Rights of Dissenting Shareholders (see page 84)

Under the Bermuda Companies Act, any IMOS shareholder who is not satisfied that it has been offered fair value for its IMOS Shares and who did not vote in favor of the Merger will have the right to apply to the Supreme Court of Bermuda (the “Bermuda Court”) within one month of giving of the notice convening the Special General Meeting of IMOS Shareholders to approve the Merger for appraising the fair value of their IMOS Shares. See the section entitled “Special Factors — Rights of Dissenting Shareholders.”

Litigation Related to the Merger (see page 85)

None.

No Solicitation by IMOS of Acquisition Proposals (see page 176)

In the Merger Agreement, IMOS agreed not to solicit proposals relating to certain alternative transactions or engage in discussions or negotiations with respect to, or provide nonpublic information to any person in connection with, any proposal for an alternative transaction, subject to certain exceptions as described in the section entitled “The Merger Agreement — Covenants of IMOS.”

Conditions to Completion of the Merger (see page 180)

The Merger will not be completed unless the following conditions, among others, are satisfied or, if allowed by law, waived:

·	the Merger Agreement shall have been approved by the requisite vote of the IMOS shareholders and the ChipMOS Taiwan shareholders, respectively;

·	the SEC shall have declared the effectiveness of the registration statement on Form F-4, Form F-6 and Form 8-A with respect to the Merger; and no stop order suspending the effectiveness of Form F-4, Form F-6 or Form 8-A shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

·	ChipMOS Taiwan ADSs shall have been authorized for listing on NASDAQ, subject to official notice of issuance;

·	no applicable law shall prohibit the consummation of the Merger, including any order of any governmental authority having competent jurisdiction that restrains, enjoins or otherwise prohibits consummation of the Merger;

·	all required governmental and regulatory approvals for the Merger and the transactions contemplated by the Merger shall have been obtained;

·	IMOS shall have performed in all material respects all of its obligations as required to be performed by it at or prior to the Effective Time; the representations and warranties of IMOS contained in the Merger Agreement or any certificate or other writing delivered by IMOS pursuant to the Merger Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and ChipMOS Taiwan shall have received a certificate signed by an executive officer of IMOS to the foregoing effect; and

·	ChipMOS Taiwan shall have performed in all material respects all of its obligations as required to be performed by it at or prior to the Effective Time; the representations and warranties of ChipMOS Taiwan contained in the Merger Agreement or any certificate or other writing delivered by ChipMOS Taiwan pursuant to the Merger Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and IMOS shall have received a certificate signed by an executive officer of ChipMOS Taiwan to the foregoing effect.

The IMOS Board does not intend to waive (where capable of waiver by IMOS) any of these or any other conditions unless it determines that the Merger is in the best interest of IMOS and IMOS shareholders despite the condition(s) not being satisfied in whole or in part.

In addition, the expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.

Termination of the Merger Agreement (see page 181)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

·	by mutual written agreement of IMOS and ChipMOS Taiwan;

·	by either IMOS or ChipMOS Taiwan, if:

(i)	the Merger shall not have been consummated on or before the first anniversary of the date of the Merger Agreement (the “End Date”); provided that the right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

(ii)	there shall be any applicable law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins IMOS or ChipMOS Taiwan from consummating the Merger and such injunction shall have become final and non-appealable; or

(iii)	(A) the ChipMOS Taiwan shareholder approval shall not have been obtained or (B) the IMOS shareholder approval shall not have been obtained.

·	by ChipMOS Taiwan, if:

(i)	prior to obtaining the IMOS shareholder approval, (A) a Change of Recommendation (as defined below) shall have occurred, or at any time after receipt or public announcement of an acquisition proposal, the IMOS Board shall have failed to reaffirm the recommendation of the IMOS Board as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from ChipMOS Taiwan, or the IMOS Board shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of IMOS’s obligation of convocation of a shareholders’ meeting for the purpose of obtaining the approval of the Merger and no solicitation obligation of IMOS; or

(ii)	breach of any representation or warranty or failure to perform any covenant or agreement on the part of IMOS set forth in the Merger Agreement shall have occurred and such condition is incapable of being satisfied by the End Date.

·	by IMOS, if

(i)	prior to obtaining ChipMOS Taiwan shareholder approval (A) the board of ChipMOS Taiwan shall have withheld, withdrawn, modified or qualified, in a manner adverse to IMOS, the recommendation by the ChipMOS Taiwan Board, or the board of ChipMOS Taiwan shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of ChipMOS Taiwan’s obligation of convocation of a shareholders’ meeting for the purpose of obtaining the approval of the Merger;

(ii)	(x) all of the conditions (including the approvals by IMOS shareholders and ChipMOS Taiwan shareholders, the non-prohibition on the consummation of the Merger by applicable laws, the approval by relevant ROC authorities, the declaration by SEC on effectiveness of the registration statements of Form F-4, Form F-6 and the Form 8-A with respect to the Merger, no stop order suspending the effectiveness of those forms being in effect, no proceedings for such purpose being in pending or threatened by the SEC, ChipMOS Taiwan ADSs authorized for listing on NASDAQ, ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs being admitted to trading on TWSE, all transaction approvals having been taken, made, obtained or otherwise occurred, IMOS performing in all material respects all of its obligations under the Merger Agreement at or prior to the Effective Time, and certain of IMOS’s representations and warranties being true in all material respects at and as of the Effective Time as if made at and as of such time) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) IMOS shall have irrevocably confirmed by notice to ChipMOS Taiwan that all of the conditions (including ChipMOS Taiwan performing in all material respects all of its obligations under the Merger Agreement at or prior to the Effective Time and certain of ChipMOS Taiwan’s representations and warranties being true in all material respects at and as of the Effective Time as if made at and as of such time) shall have been satisfied or that IMOS is willing to waive any unsatisfied preceding conditions and that IMOS is ready, willing and able to consummate the closing, and (z) ChipMOS Taiwan fails to complete the closing within three (3) business days following the date the closing shall have occurred pursuant to the Merger Agreement;

(iii)	at any time prior to the receipt of the IMOS shareholder approval, at and after such time as the IMOS Board effects a Change of Recommendation (as defined below), in order to enter into a definitive, written agreement concerning a Superior Proposal (as defined below); provided that IMOS shall have paid the termination fee to ChipMOS Taiwan pursuant to the Merger Agreement; or

(iv)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ChipMOS Taiwan set forth in the Merger Agreement shall have occurred which would cause the related closing conditions not to be satisfied and such condition is incapable of being satisfied by the End Date.

Termination Fees Relating to the Merger (see page 182)

Upon termination of the Merger Agreement, IMOS may be required, in certain circumstances, to pay a termination fee of US$20 million to ChipMOS Taiwan, which is referred to in this proxy statement/prospectus as the “Termination Fee.” If the Merger Agreement is terminated by IMOS under certain circumstances, ChipMOS Taiwan may be required to pay a reverse termination fee of US$40 million to IMOS, which is referred to in this proxy statement/prospectus as the “Reverse Termination Fee.” See the section entitled “The Merger Agreement — Termination Fee” for a more complete description of the circumstances under which IMOS may be required to pay the Termination Fee to ChipMOS Taiwan and ChipMOS Taiwan may be required to pay the Reverse Termination Fee to IMOS.

Merger-Related Costs (see page 85)

All costs and expenses incurred in connection with the Merger, the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated by the Merger Agreement is completed.

Comparison of Rights of Shareholders (see page 208)

There are differences between the principal attributes of the IMOS Shares and the ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs, which include differences between the rights of shareholders under the Bermuda Companies Act and under the ROC Company Act, differences between the provisions of IMOS’s Memorandum of Association and bye-laws and ChipMOS Taiwan’s articles of incorporation (the “Articles of Incorporation”), and differences between the rights of a holder of IMOS Shares and the terms and conditions related to ChipMOS Taiwan ADSs as described in the Deposit Agreement. Please see “Description of American Depositary Shares of ChipMOS Taiwan”, “Description of the ChipMOS Taiwan Shares” and “Comparison of Rights of Shareholders.”

Conversion of Shares (see page 170)

Your ownership of ChipMOS Taiwan ADSs will be recorded in book-entry form by your broker if you are currently a beneficial holder, with no need for any additional action on your part. If you hold certificated shares directly, following the Effective Time, ChipMOS Taiwan ADSs, the Cash Consideration and the cash in lieu of fractional ChipMOS ADS entitlements will be delivered to the exchange agent for delivery to you upon surrender of the certificates representing IMOS Shares. Following the Effective Time, you will be sent a letter of transmittal to be used to surrender your IMOS share certificates to the exchange agent.

If you hold IMOS Shares in uncertificated form registered directly on the register of IMOS Shares, you will not be required to take any action after the Merger. Citibank, N.A. (“Citibank”) as exchange agent for the Merger and as depositary for ChipMOS ADSs will send you after the Merger a statement reflecting ChipMOS ADSs issued in your name as a result of the Merger and a check for the net Cash Consideration and cash in lieu of fractional ChipMOS ADS entitlements to which you are entitled as a result of the Merger. Please see “The Merger Agreement — Conversion of Shares” for further information, including procedures for surrendering share certificates.

Market Price Information (see page 185)

On January 20, 2016, the last trading day before the public announcement of the Merger, the closing price of the IMOS Shares on NASDAQ was US$18.15 per share, and the closing price of the ChipMOS Taiwan Shares on TWSE was NT$29.00 (US$0.86 per share, based on an exchange rate of NT$33.785 to US$1.00). On           , the most recent practicable date before the date of this proxy statement/prospectus, the closing price of the IMOS Shares on NASDAQ was US$     per share, and the closing price of the ChipMOS Taiwan Shares on TWSE was NT$      (US$     per share, based on an exchange rate of NT$      to US$1.00).

ChipMOS Taiwan Extraordinary General Meeting of Shareholders (see page 168)

ChipMOS Taiwan shareholders will be receiving the convocation notice for ChipMOS Taiwan’s extraordinary general meeting of shareholders which will outline the voting procedures and requirements to vote on the Merger as a ChipMOS Taiwan shareholder.

In order to proceed with the Merger, ChipMOS Taiwan shall obtain an affirmative vote at ChipMOS Taiwan’s extraordinary general meeting of shareholders, at which a quorum is present of (i) a majority of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholder attended by holders of at least two-thirds of the issued and outstanding ChipMOS Taiwan Shares, or (ii) at least two-thirds of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholders attended by holders of at least a majority but less than two-thirds of the issued and outstanding ChipMOS Taiwan Shares, to approve the Merger Agreement, the Bermuda Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, either of which approval shall in addition constitute a majority of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholders attended by holders of a majority of the issued and outstanding ChipMOS Taiwan Shares, to approve and adopt the capital increase, issuance of new ChipMOS Taiwan Shares and the issuance of the ChipMOS Taiwan ADSs in the Merger.

As of January 31, 2016, there were 895,893,643 ChipMOS Taiwan Shares issued and 895,813,643 ChipMOS Taiwan Shares outstanding. ChipMOS Taiwan’s directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately 6,355,000 ChipMOS Taiwan Shares, representing beneficial ownership of 0.71% of the outstanding shares of the ChipMOS Taiwan Shares as of that date.

ChipMOS Taiwan Executive Offices

The principal executive offices of ChipMOS Taiwan are located at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC and ChipMOS Taiwan’s phone number is (886) 3 577 0055.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed Merger and the Special General Meeting of IMOS Shareholders. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and exhibits and the documents referred to or incorporated by reference in this proxy statement/prospectus. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why am I receiving this proxy statement/prospectus?

The IMOS Board has approved the Merger that will result in IMOS being merged with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger, and effectively will result in you owning ADSs representing common shares in a Taiwan company instead of shares in a Bermuda company. The Merger proposal requires the approvals of the shareholders of IMOS and ChipMOS Taiwan, respectively. As you are a shareholder of record for IMOS Shares as of the Record Date, IMOS has called a Special General Meeting of IMOS Shareholders and sent you this proxy statement/prospectus.

Questions and Answers Relating to the Merger

Who are the parties to the Merger?

The parties to the Merger described in this proxy statement/prospectus are IMOS and ChipMOS Taiwan. IMOS is the direct parent of ChipMOS Taiwan holding 58.3% equity interest in ChipMOS Taiwan as of January 21, 2016.

What will I receive for my IMOS Shares?

Under the Merger Agreement, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger.

As of the Effective Time of the Merger, each IMOS Share issued and outstanding immediately prior to such time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share:

·	0.9355 ChipMOS Taiwan ADS, with each ChipMOS Taiwan ADS representing 20 ChipMOS Taiwan Shares; and

·	US$3.71 in cash, without interest.

You will not receive any fractional ChipMOS Taiwan ADS in connection with the Merger. Instead, each IMOS shareholder that would have been entitled to receive a fractional ChipMOS Taiwan ADS will receive cash compensation in lieu of such fractional ChipMOS Taiwan ADS as described further in the section entitled “Special Factors — Effects of the Merger.”

ChipMOS Taiwan intends to fund the Cash Consideration, which is an aggregate amount of approximately US$101.2 million, from its cash on hand.

Upon completion of the Merger, former IMOS shareholders are currently expected to own approximately 57.7% of the ChipMOS Taiwan Shares (including those represented by ChipMOS Taiwan ADSs) outstanding immediately after the Merger, based on the number of the ChipMOS Taiwan Shares outstanding as of January 21, 2016. For additional information regarding the consideration to be received in the transactions, see the sections entitled “Special Factors — Effects of the Merger”, “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Conversion of Shares.”

How do I calculate the value of the Merger Consideration?

Because ChipMOS Taiwan will deliver a fixed number of ChipMOS Taiwan ADSs representing ChipMOS Taiwan Shares for each IMOS Share, pursuant to the terms and conditions under the Merger Agreement, the value of the Share Consideration that you will receive in the Merger for each IMOS Share will depend on the price per ChipMOS Taiwan ADS on NASDAQ on the date you receive the Share Consideration after the Effective Time in accordance with the exchange procedures set forth in the Merger Agreement and described in this proxy statement/prospectus. That price will not be known at the time of the Special General Meeting of IMOS Shareholders and may be less than the current price of the underlying ChipMOS Taiwan Shares on TWSE or the price at the time of the Special General Meeting of IMOS Shareholders. The trading prices of ChipMOS Taiwan ADSs on the NASDAQ and the underlying ChipMOS Taiwan Shares on the TWSE may not exactly reflect the ratio of 20:1.

Based on the closing price per ChipMOS Taiwan Share on the TWSE on January 20, 2016, the last trading day before the public announcement of the Merger, and an exchange rate of NT$33.785 to US$1.00, the Share Consideration for each IMOS Share was valued on such date at approximately US$16.06, which when added to the Cash Consideration would have resulted in an aggregate value of the Merger Consideration of approximately US$19.77 per IMOS Share. Based on the closing price of NT$ (US$      ) per ChipMOS Taiwan Share on the TWSE on            , 2016, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, and an exchange rate of NT$     to US$1.00, the Share Consideration per IMOS Share was valued at approximately US$      on such date, resulting in an aggregate value of the Merger Consideration of approximately US$     per IMOS Share.

The depositary’s custodian, First Commercial Bank, or its nominee, will be the holder of the ChipMOS Taiwan Shares underlying ChipMOS Taiwan ADSs. As a holder of ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares, you will have the rights set forth in the Deposit Agreement (as defined below) among ChipMOS Taiwan, the depositary and you. Although you will not be a registered shareholder of ChipMOS Taiwan and will not directly have shareholder rights in ChipMOS Taiwan, through your ownership of ChipMOS Taiwan ADSs you generally will be entitled to equivalent rights as a shareholder of ChipMOS Taiwan, although the exercise of certain rights may require you to surrender your ChipMOS Taiwan ADSs and withdraw the underlying ChipMOS Taiwan Shares. These arrangements are substantially comparable to market standard arrangements for listing and trading American depositary shares of Taiwan companies on the NASDAQ Stock Market and other stock exchanges in the U.S.

What are the major actions that have been performed or will be performed to effect the Merger?

IMOS and ChipMOS Taiwan have taken or will take the actions listed below to effect the Merger. Charts describing the ownership structure of the ChipMOS Group before and after the Effective Time are also set forth below.

Major Actions

·	ChipMOS Taiwan will issue approximately 510,595,000 ChipMOS Taiwan Shares and deposit them with First Commercial Bank, or its nominee, as custodian of Citibank”, the depositary. ChipMOS Taiwan and Citibank will enter into a deposit agreement (the “Deposit Agreement”) providing for the issuance of ChipMOS Taiwan ADSs representing such ChipMOS Taiwan Shares.

·	IMOS and ChipMOS Taiwan will merge, and the depositary will deliver the ChipMOS Taiwan ADSs to be delivered to IMOS shareholders to Citibank, as the exchange agent for exchange of the Merger Consideration.

Structure Chart Prior to and after the Effective Time

The following chart depicts the organizational structure of ChipMOS Group before the Merger as of the date of this proxy statement/prospectus and immediately after the Effective Time.

Before the Merger as of the date of this proxy statement/prospectus:

Immediately after the Effective Time:

On December 11, 2015, the ChipMOS Taiwan Board authorized and ChipMOS Taiwan signed the Tsinghua Share Subscription Agreement to sell 299,252,000 ChipMOS Taiwan Shares to an entity controlled by Tsinghua Unigroup by the Private Placement. See “Information about ChipMOS Taiwan — Recent Acquisitions and Other Transactions — Private Placement and Strategic Alliance with Tsinghua Unigroup.”

Below is the chart showing the organizational structure of ChipMOS Group after the Effective Time and closing of the proposed Private Placement (if consummated after receipt of all required regulatory approvals):

Will the Merger dilute my economic interest?

Immediately after the Effective Time, your relative economic ownership together with other IMOS shareholders in ChipMOS Taiwan as a whole will reduce from 59.3% to 57.7%.

What are the governmental or regulatory approvals required to complete the Merger?

The approvals, consents, notifications, permits or licenses issued by applicable governmental authorities in the ROC required for the consummation of the Merger include approvals of the MOEAIC, the FSC, the Central Bank of the ROC and the TWSE.

The only other material governmental or regulatory approvals or actions that ChipMOS Taiwan and IMOS are aware of and are required to complete the Merger are compliance with U.S. federal and state securities laws, Bermuda Companies Act, ROC Company Act, ROC Mergers and Acquisitions Act, and NASDAQ rules and regulations.

Why does IMOS want to engage in the Merger?

Potential benefits of the Merger will include, among other anticipated benefits:

·	the anticipated potential benefits to IMOS’s and IMOS’s subsidiaries business and operations resulting from the Merger including, without limitation and in no particular order, improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure; and

·	through receipt of ChipMOS Taiwan ADSs as part of the Merger Consideration, the IMOS shareholders will have significant ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, allowing IMOS shareholders to continue to participate in the future earnings and potential growth, if any, in and of this business and results of these operations of ChipMOS Taiwan.

For more details, please see “Special Factors — Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger.”

Will the Merger affect current or future operations?

The Merger is not expected to have a material impact on the ChipMOS Group’s business. While the new corporate structure would not change the ChipMOS Group’s future operational plans to grow the business or diminish the focus on the global business, it may improve corporate governance of the ChipMOS Group, eliminate the holding company discount in the current market trading price of IMOS Shares, enhance investment flexibility and efficiencies, reduce operational cost, provide operational and administrative efficiencies in the long term, maximize shareholder value and achieve a more tax efficient ChipMOS Group structure.

Please see “Special Factors — Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger” and “Special Factors — Effects of the Merger.”

When do you expect to complete the Merger?

If the proposal to approve the Merger Agreement is approved by IMOS shareholders at the Special General Meeting of IMOS Shareholders and approved by ChipMOS Taiwan shareholders at an extraordinary general meeting of shareholders of ChipMOS Taiwan, both meetings to be held on or about , 2016, IMOS anticipates that the Merger will become effective as soon as practicable following such approvals and the receipt of all appropriate governmental and regulatory approvals.

What will the board of directors and management of the surviving company look like?

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with ROC law, the directors and officers of ChipMOS Taiwan will continue to be the directors and officers of the surviving company.

Who are the directors and executive officers at both ChipMOS Taiwan and IMOS that are required to file under SEC rules governing “going private” transactions?

Names and positions of the directors and executive officers at both ChipMOS Taiwan and IMOS that are required to file under SEC rules are specified below:

·	Shih-Jye Cheng: IMOS’s Chairman and Director/Chief Executive Officer; ChipMOS Taiwan’s Chairman and Director/President;

·	Chin-Shyh Ou: IMOS’s Deputy Chairman and Independent Director and ChipMOS Taiwan’s Independent Director; and

·	Shou-Kang Chen: IMOS’s Director and Chief Financial Officer; ChipMOS Taiwan’s Vice President of the Finance and Accounting Management Center.

Please refer to Annex F for details.

What are the material U.S. federal income tax consequences of the Merger to U.S. holders of IMOS Shares?

The Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies as a “reorganization”, then a U.S. holder of IMOS Shares that exchanges

IMOS Shares for the Merger Consideration would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional ADS, which will be subject to taxation as described under “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Cash in Lieu of a Fractional ADS” below) and (ii) the amount by which the aggregate fair market value of the Merger Consideration received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the IMOS Shares exchanged.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder would generally recognize gain or loss equal to the difference between the aggregate fair market value of the Merger Consideration received by the U.S. holder and such U.S. holder’s adjusted tax basis in the IMOS Shares exchanged.

For further discussion, see “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”

What types of information and reports will ChipMOS Taiwan make available following the Merger?

For so long as ChipMOS Taiwan has a class of securities (which include the ChipMOS Taiwan ADSs) listed on NASDAQ, ChipMOS Taiwan will be subject to rules regarding corporate governance requirements of NASDAQ, the Exchange Act, the reporting requirements for foreign private issuers, and the U.S. Sarbanes-Oxley Act of 2002 including, for example, independence requirements for audit committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change or ChipMOS Taiwan chooses to avail itself to certain exemptions available to foreign private issuers. ChipMOS Taiwan will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NASDAQ’s listing standards. To the extent possible under the ROC law and the arrangement contemplated by the Deposit Agreement, ChipMOS Taiwan’s corporate governance practices are expected to be comparable to those of IMOS. Please see “Special Factors — Stock Exchange Listing”, “Special Factors — Comparison of Rights of Holders of IMOS Shares with Holders of ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares” and “Special Factors — Effects of the Merger.”

What must I do to obtain the Merger Consideration that I become entitled to receive as a result of the Merger?

If you hold certificates representing IMOS Shares, you will be sent a letter of transmittal, which is to be used to surrender your IMOS share certificates and to request that ChipMOS Taiwan ADSs be issued to you. The letter of transmittal will contain instructions explaining the procedure for surrendering IMOS share certificates in exchange for the Merger Consideration. YOU SHOULD NOT RETURN SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. The ChipMOS Taiwan ADSs will be issued in uncertificated, book-entry form, unless a physical American Depositary Receipt (each, an “ADR”, and collectively, the “ADRs”) is requested.

Until IMOS share certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared by ChipMOS Taiwan after the Effective Time with respect to ChipMOS Taiwan ADSs issued to former IMOS shareholders will accrue but will not be paid, but holders of such shares will not have voting rights with respect to ChipMOS Taiwan. See “The Merger Agreement — Conversion of Shares” and “Special Factors — ROC Taxation / Consequences of the Ownership or Disposition of ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs — Dividends.” Citibank will serve as exchange agent for the exchange of IMOS certificates for ChipMOS Taiwan ADSs.

If you hold IMOS Shares in uncertificated form registered directly on the register of IMOS Shares, you will not be required to take any action after the Effective Time. Citibank as exchange agent for the Merger and as depositary for ChipMOS ADSs will send you after the Effective Time a statement reflecting ChipMOS ADSs issued in your name as a result of the Merger and a check for the net Cash Consideration and cash in lieu of any fractional ChipMOS ADS to which you are entitled as a result of the Merger.

Beneficial holders of shares held in “street name” through a bank, broker or other financial institution will not be required to take any action. Your ownership in ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares will be recorded in book entry form by your broker with books and records.

IMOS’s current U.S. transfer agent and share registrar is Computershare Inc. located at 211 Quality Circle, Suite 210, College Station, Texas 77845. Prior to the Effective Time, Citibank will be appointed as the exchange agent for the Merger and, at the Effective Time, will serve as depositary for ChipMOS Taiwan ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013.

What happens to IMOS’s share options and share appreciation rights at the Effective Time?

At the Effective Time, all outstanding IMOS share options and share appreciation rights will be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of the IMOS Shares subject to such awards immediately prior to the Effective Time and (ii) the excess, if any, of the “Per Share Value” (calculated as the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71) over the exercise price per IMOS Share of such cancelled options or rights, less applicable withholding taxes. Such amount in cash will be paid by IMOS or, to the extent not paid by IMOS prior to the Effective Time, ChipMOS Taiwan, to each holder of the share options or share appreciation rights immediately prior to the Effective Time, as promptly as practicable, but no later than the next regularly scheduled employee payroll date in the jurisdiction of such holder after the Effective Time. Please see “Special Factors — Treatment of IMOS Equity Awards” and “The Merger Agreement — Treatment of IMOS Equity Awards” for more information.

Can I trade my IMOS Shares before the Merger is completed?

Yes. IMOS Shares will continue trading on NASDAQ through the last trading day prior to the date of completion of the Merger, which date of completion is currently anticipated to be            , 2016.

After the Merger, where can I trade my ChipMOS Taiwan ADSs?

It is a condition to the completion of the Merger that the ChipMOS Taiwan ADSs will be authorized for listing on NASDAQ. ChipMOS Taiwan will submit an application to NASDAQ and expects that, immediately following the Effective Time, ChipMOS Taiwan ADSs will be listed on NASDAQ under the symbol “IMOS.”

What is the voting requirement for IMOS shareholders to approve the proposal to approve the Merger Agreement? What is the voting requirement to approve the other proposals?

For the Merger to be able to proceed, Proposal 1 to approve the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein and the IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement, must be approved by IMOS shareholders holding IMOS Shares representing at least 70% of the total voting rights of all the IMOS shareholders of record as of the Record Date having the right to vote at such a Special General Meeting of IMOS Shareholders. The quorum for the Special General Meeting of IMOS Shareholders is at least two shareholders present in person or by proxy and holding IMOS Shares representing at least 50% of the total voting rights of all the IMOS shareholders having the right to vote at such Special General Meeting of IMOS Shareholders. Proposal 2 is required to be approved by affirmative vote, in person or by proxy, of IMOS shareholders, representing a simple majority of the votes cast. For Proposal 3, the affirmative vote, in person or by proxy, of IMOS shareholders, representing a simple majority of the votes cast is required to approve this adjournment proposal.

What is the IMOS Special Committee and Board’s voting recommendation?

The IMOS Special Committee unanimously (i) approved and declared that the Merger is advisable, fair to and in the best interests, of IMOS and its shareholders (including the unaffiliated shareholders) as a whole, (ii) recommended that the IMOS Board approve and adopt the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger and (iii) recommended that the IMOS Board submit the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger to the shareholders of IMOS for approval and adoption.

The IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole.

The IMOS Board recommends that you vote your shares as follows:

Proposal 1: the Merger Proposal:

FOR the approval of the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement;

Proposal 2: the Authorization Proposal:

FOR the authorization of any one or more of the directors of the IMOS to execute and deliver documents on his behalf and on behalf of the IMOS in connection with, and to do all things necessary to give effect to, the Merger, the Merger Agreement, the Bermuda Merger Agreement and the matters contemplated thereby; and

Proposal 3: the Adjournment Proposal:

FOR the approval to adjourn the Special General Meeting of IMOS Shareholders as the chairman of the meeting determines in accordance with IMOS’s bye-laws to allow IMOS to solicit additional proxies if there are insufficient proxies received at the time of the Special General Meeting of IMOS Shareholders to approve the Merger Agreement and the Bermuda Merger Agreement and the proxies received represent a greater number of votes in favor of Proposal 1 than against Proposal 1.

See the section entitled “Special Factors — Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger” for a more complete description of the recommendations of the IMOS Board.

Questions and Answers Relating to the Special General Meeting of IMOS Shareholders

Who may vote at the Special General Meeting of IMOS Shareholders?

You have received these proxy materials because you held IMOS Shares on           , 2016, the Record Date established for the Special General Meeting of IMOS Shareholders, and, therefore, you are qualified to receive notice of and to vote at the Special General Meeting of IMOS Shareholders.

As of the Record Date, there were            IMOS Shares issued and outstanding and entitled to vote at the Special General Meeting of IMOS Shareholders. As of the Record Date, IMOS’s directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately           of such shares, representing beneficial ownership of      % of the outstanding IMOS Shares as of that date, and

these shares are included in the number of shares entitled to vote at the Special General Meeting of IMOS Shareholders.

What is this proxy statement/prospectus?

This document serves as the proxy statement of IMOS in connection with the solicitation of proxies to obtain votes on a proposal to approve the Merger Agreement and the Bermuda Merger Agreement, the Merger and the other proposals described herein. This document is also a prospectus of ChipMOS Taiwan for purposes of the Securities Act in connection with the issuance of the ChipMOS Taiwan Shares represented by the ChipMOS Taiwan ADSs on the Merger Consideration. IMOS encourages you to read this proxy statement/prospectus carefully.

What is being delivered with the proxy statement/prospectus?

These proxy materials include:

·	The notice of Special General Meeting of IMOS Shareholders and proxy statement/prospectus for the Special General Meeting of IMOS Shareholders; and

·	The accompanying proxy card (or voting instruction card from your broker or other intermediary) to register your vote on the proposal to approve the Merger Agreement and the Bermuda Merger Agreement, the Merger and the other proposals described herein.

When and where is the Special General Meeting of IMOS Shareholders?

The Special General Meeting of IMOS Shareholders will take place on            , 2016, at            , at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC. Only shareholders of record on the Record Date (i.e.,            , 2016) are invited to attend the Special General Meeting of IMOS Shareholders and are requested to vote on the proposals described in this proxy statement/prospectus.

Who is soliciting my proxy?

Proxies are being solicited by the IMOS Board. IMOS has retained Alliance Advisors LLC as proxy solicitor in connection with the Special General Meeting of IMOS Shareholders.

Who is paying for the cost of this proxy solicitation?

IMOS is paying the costs of soliciting proxies. Upon request, IMOS will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of IMOS Shares.

In addition to soliciting proxies by mail and over the internet, the IMOS Board, IMOS’s officers and employees, or IMOS’s transfer agent, may solicit proxies on IMOS’s behalf, personally or by telephone, and IMOS has engaged a proxy solicitor to solicit proxies on IMOS’s behalf by telephone and by other means. IMOS expects the cost of private proxy solicitor to be approximately US$35,000. IMOS will also solicit proxies by e-mail from shareholders who are employees or who have previously requested that proxy materials be sent to them electronically. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of IMOS Shares held by those persons, and IMOS will reimburse such persons for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Shareholders that submit proxies through the internet are advised that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne by the shareholder in order for the shareholder to connect to or access the website.

Whom should I contact with questions?

IMOS has retained Alliance Advisors LLC as proxy solicitor in connection with the Special General Meeting of IMOS Shareholders. IMOS shareholders may contact the proxy soliciting agent at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

www.allianceadvisorsllc.com

Banks and brokers may call 1 (973) 873 7721
All others may call toll-free at 1 (888) 991 1292

Alternatively, you may obtain information from IMOS by contacting Ms. Irene Tsai by telephone at (886) 3 566 8853, or by mail at:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

Attention: Ms. Irene Tsai

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

ROC

If I am a shareholder of IMOS, how do I vote?

Shareholders of Record. If you are an IMOS shareholder of record, you have several choices. You can vote your shares by following the specific instructions provided on the proxy card:

·	via internet by following the instructions for internet voting using the control number necessary to vote printed on the proxy card. Votes made by internet authorize the named proxies to vote your shares in the same manner as if you had executed a proxy card;

·	by marking, signing and dating your proxy card and returning it by mail using the self-addressed envelope sent on or about , 2016.

Beneficial Owners of Shares Held in Street Name. If you hold your shares in “street name”, your broker, bank, trust or other nominee will arrange to provide materials and instructions for voting your shares. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides.

What happens if I do not give specific voting instructions? How are broker non-votes treated?

Shareholders of Record. All properly executed proxy cards received by the IMOS Board from shareholders of record that do not specify how shares should be voted will be voted “FOR” the proposal to approve the Merger Agreement and the Bermuda Merger Agreement, the Merger and the other proposals. With respect to any other matter that may properly be brought before the Special General Meeting of IMOS Shareholders, the shares shall be voted in accordance with the judgment of the person or persons named on the proxy card.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter or otherwise elects not to vote your shares in the absence of your direction on a routine matter, the organization that holds your shares will inform IMOS’s Inspector of Election that it does not have the authority (or otherwise declines) to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”

A vote on the proposal to approve the Merger Agreement, the Bermuda Merger Agreement and the Merger is regarded as a non-routine matter and failure to direct your broker on how to vote on such a proposal has the same effect as a vote AGAINST it. In addition, Proposals 2 and 3 are “non-routine” matters, and failure to direct your broker on how to vote on such approvals will result in no vote being recorded. IMOS encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy card or voting instruction card.

Can I vote my shares in person at the Special General Meeting of IMOS Shareholders?

Shareholders of Record. If you are a shareholder of record, you may vote your shares in person at the Special General Meeting of IMOS Shareholders.

Beneficial Owners of Shares Held in Street Name. If you hold your shares in “street name”, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Special General Meeting of IMOS Shareholders.

How are abstentions treated?

In determining the number of votes cast for a proposal, shares abstaining from voting or not voted on a matter will be counted for quorum purposes. However, shares abstaining from voting or not voted with respect to Proposal 1 to approve the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein and the IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement will be treated as votes AGAINST it. Shares abstaining from voting or not voted with respect to Proposals 2 and 3 will have no effect on such proposal.

May I change my vote after I have voted?

You may revoke your proxy or otherwise change your vote by doing one of the following:

·	by sending a written notice of revocation to ChipMOS TECHNOLOGIES (Bermuda) LTD., No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, Attention: Secretary, which notice must be received before your shares are voted at the Special General Meeting of IMOS Shareholders;

·	by signing and submitting a later-dated proxy card that must be received before your shares are voted at the Special General Meeting of IMOS Shareholders in accordance with the instructions included in the proxy card; or

·	by attending the Special General Meeting of IMOS Shareholders and voting your shares in person. Attending the Special General Meeting of IMOS Shareholders in person without further action such as voting in person or withdraw proxy in person will not automatically revoke your proxy.

If you are a beneficial owner of IMOS Shares and a broker or other nominee holds your shares, you can revoke your proxy or otherwise change your vote by following the instructions provided by your broker or other nominee.

SPECIAL FACTORS

Effects of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the applicable provisions of the Bermuda Companies Act and the ROC Company Act, at the Effective Time, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger.

The following chart depicts the organizational structure of ChipMOS Group before the Merger as of the date of this proxy statement/prospectus and immediately after the Effective Time.

Before the Merger as of the date of this proxy statement/prospectus:

Immediately after the Effective Time:

After the Effective Time and the Private Placement (if consummated after receipt of all required regulatory approvals):

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each IMOS Share issued and outstanding immediately prior to such time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share, (i) 0.9355 ChipMOS Taiwan ADS and (ii) US$3.71 in cash, without interest.

For so long as ChipMOS Taiwan has a class of securities (which include the ChipMOS Taiwan ADSs) listed on NASDAQ, ChipMOS Taiwan will be subject to rules regarding corporate governance requirements of NASDAQ, the Exchange Act, the reporting requirements for foreign private issuers, and the U.S. Sarbanes-Oxley Act of 2002 including, for example, independence requirements for audit committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change. ChipMOS Taiwan will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NASDAQ’s listing standards. To the extent possible under the ROC law and the arrangement contemplated by the Deposit Agreement, ChipMOS Taiwan’s corporate governance practices are expected to be comparable to those of IMOS.

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the Merger occurred in various locations that regularly included Taiwan, U.S. and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The boards of directors and the senior management of IMOS and ChipMOS Taiwan have periodically reviewed the ChipMOS Group’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the boards and the senior management of IMOS and ChipMOS Taiwan have, from time to time, considered strategic alternatives that may be available to the ChipMOS Group including different listing options for the IMOS Shares and the ChipMOS Taiwan Shares, potential commercial and strategic partnerships or combinations, and potential minority or majority equal stake transactions. In particular, in 2010, certain members of IMOS’s management recognized that IMOS’s investor base had strong ties with the Asian capital markets. With the aim of enabling the market to more accurately value the ChipMOS Group’s businesses, IMOS considered dual-listing the IMOS Shares on selected Asian stock exchanges, including the Hong Kong Stock Exchange, the Singapore Stock Exchange and the TWSE, so that IMOS could access both U.S. and selected Asian capital markets. IMOS ultimately decided not to pursue such dual-listing due to doubts regarding whether a dual listing of IMOS Shares would ultimately increase the valuation of the ChipMOS Group in light of the then-market conditions, and whether a dual-listing of IMOS Shares would effectively eliminate the holding company discount of the trading price of the IMOS Shares, in any event. In addition, during the course of 2012 and 2013, IMOS and ChipMOS Taiwan engaged in several discussions with several investors regarding a variety of possible business opportunities. These discussions ranged from possible commercial or strategic partnership arrangements to possible acquisitions by or of the ChipMOS Group or other business combination transactions. Despite these efforts, IMOS and ChipMOS Taiwan had not been able to identify suitable candidates to successfully consummate any such strategic alternative.

Following ChipMOS Taiwan’s listing on Taiwan’s emerging stock board of the GreTai Securities Market in April 2013 and subsequent uplisting on the TWSE in April 2014, IMOS’s and ChipMOS Taiwan’s boards and senior management recognized there had been a significant holding company discount for the IMOS Shares compared to the ChipMOS Taiwan Shares and the layered company structure within the ChipMOS Group was resulting in additional operational and administrative costs. With a goal of achieving IMOS’s and ChipMOS Taiwan’s long-term strategic plans of improving the corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of the IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure, the boards and the senior management of IMOS and ChipMOS Taiwan engaged U.S., Bermuda and ROC counsel to review and discuss various alternatives to restructure the layered corporate entities within the ChipMOS Group. The boards and the senior management of IMOS and ChipMOS Taiwan considered at least three other different strategic alternatives before reaching the conclusion that a merger of IMOS with and into ChipMOS Taiwan (the “Proposed Transaction”) is the best structure to further the ChipMOS Group’s goals.

One of the strategic alternatives that was considered was for IMOS to distribute its assets, namely ChipMOS Taiwan Shares and cash on hand, to its shareholders, and subsequently liquidate and deregister IMOS (the “Spin-Off”). However, as the ROC Securities and Exchange Act prohibits a company holding more than 10% equity interest in a subsidiary from distributing such subsidiary’s TWSE-listed shares to its shareholders, the Spin-Off option was not viable. Another strategic alternative that was considered was for ChipMOS Taiwan to issue new shares in exchange for 100% of the IMOS Shares under a ROC statutory share exchange and a Bermuda law scheme of arrangement, thereby making IMOS a wholly-owned subsidiary of ChipMOS Taiwan upon the completion of such share exchange (the “Scheme of Arrangement”). However, the boards and senior management of IMOS and ChipMOS Taiwan received advice that upon the completion of the Scheme of Arrangement, if IMOS plans to dispose of its ChipMOS Taiwan Shares, due to ROC regulatory reasons, IMOS would be required to surrender or donate its ChipMOS Taiwan shares to ChipMOS Taiwan. Any gains from the surrender or donation of ChipMOS Taiwan Shares would be subject to a 17% corporate income tax in the ROC. Since the Scheme of Arrangement option would likely incur heavy tax burdens for IMOS, the boards and the senior management of IMOS and ChipMOS Taiwan did not adopt this option. The other strategic alternative that was considered for ChipMOS Taiwan to conduct an exchange offer to IMOS shareholders offering to acquire all of the IMOS Shares for a combination of cash and newly issued ChipMOS Taiwan ADSs (the “Exchange Offer”), and if IMOS shareholders holding the required squeeze-out threshold accept the Exchange Offer, ChipMOS Taiwan would have the right to compulsorily acquire the remaining IMOS Shares on the same terms as the Exchange Offer. However, given that the ROC Company Act prohibits a parent company from acquiring shares of its majority-owned subsidiary, the Exchange Offer option was also not a viable option. After carefully considering the aforementioned strategic alternatives, the boards and the senior management of IMOS and ChipMOS Taiwan considered that the Proposed Transaction was the optimal approach to achieve the goals for the ChipMOS Group described above.

On July 14, 2015, the ChipMOS Taiwan Board formed a special committee (the “ChipMOS Taiwan Special Committee”), consisting of four independent directors, to review and evaluate the feasibility of the Proposed Transaction and to enter into negotiations with IMOS in relation to the Proposed Transaction. On July 14, 2015, ChipMOS Taiwan issued a press release announcing the formation of the ChipMOS Taiwan Special Committee which was filed with the SEC pursuant to Rule 425 of the Securities Act.

The ChipMOS Taiwan Special Committee engaged Credit Suisse as its financial advisor in respect of the Proposed Transaction. The ChipMOS Taiwan Special Committee engaged Diwan, and the ChipMOS Taiwan Board engaged IP International, as independent experts to evaluate the fairness of the Proposed Transaction. The ChipMOS Taiwan Special Committee engaged Davis Polk & Wardwell LLP (“Davis Polk”) as its U.S. legal advisor, Lee and Li, Attorneys-at-Law (“Lee and Li”) as its Taiwan legal advisor and Conyers Pearman and Dill (“Conyers”) as its Bermuda legal advisor in respect of the Proposed Transaction.

On July 14, 2015, the IMOS Board formed the IMOS Special Committee, consisting of four independent directors, John Yee Woon Seto, Antonio R. Alvarez, Yeong-Her Wang and Rong Hsu, to review and evaluate the feasibility of the Proposed Transaction and to enter into negotiations with ChipMOS Taiwan in relation to the Proposed Transaction.

On July 23, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee discussed and confirmed its formation pursuant to the IMOS Board’s action on July 14, 2015, for the purpose of reviewing and evaluating the feasibility of the Proposed Transaction and entering into negotiations with ChipMOS Taiwan in relation to the Proposed Transaction, as the IMOS Special Committee determined is in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates. The IMOS Special Committee also discussed engaging an independent financial advisor in connection with its evaluation of the Proposed Transaction. The IMOS Special Committee discussed and reviewed written presentation materials received from investment banks that were potential candidates to be engaged as an independent financial advisor to confirm that these potential candidates were free from potential conflicts and available to advise the IMOS Special Committee. The IMOS Special Committee determined to interview representatives of each of the potential independent financial advisor candidates on or around August 27, 2015. The IMOS Special Committee also determined to retain each of IMOS’s U.S. legal counsel K&L Gates LLP (“K&L Gates”), IMOS’s Bermuda legal counsel Appleby (“Appleby”), and IMOS’s Taiwan legal counsel Johnson & Partners (“Johnson & Partners”) as legal counsels to the IMOS Special Committee. The IMOS Special Committee discussed advice from these legal counsels regarding a potential change of control transaction or other circumstances in which it may be advisable for the IMOS Special Committee to consider engaging independent legal counsel. The IMOS Special Committee determined to review on an ongoing basis whether the Proposed Transaction may involve these circumstances and whether engaging independent legal counsel would be advisable.

On August 27, 2015, the IMOS Special Committee interviewed representatives of four investment banks that were potential candidates to be engaged as independent financial advisor, including Wells Fargo Securities, as determined by at the IMOS Special Committee in its July 23, 2015 meeting. In a meeting of the IMOS Special Committee following the IMOS Special Committee’s interviews with the potential candidates to be engaged as independent financial advisor, the IMOS Special Committee authorized the IMOS Special Committee members to conduct further discussions and negotiations with Wells Fargo Securities regarding a potential engagement. The IMOS Special Committee also approved IMOS entering into a confidentiality agreement with ChipMOS Taiwan regarding the Proposed Transaction.

On September 7, 2015, the ChipMOS Taiwan Special Committee sent a letter to the IMOS Special Committee, expressing its commitment to assist IMOS in the restructuring of the ChipMOS Group through the Proposed Transaction and its willingness to establish an ADR program for the ChipMOS Taiwan Shares to facilitate the Proposed Transaction.

On September 10, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee determined that to review and evaluate items addressed in the ChipMOS Taiwan Special Committee’s letter it would need to receive additional information from the ChipMOS Taiwan Special Committee. The IMOS Special Committee reviewed and approved a written response requesting this information to send as its letter to the ChipMOS Taiwan Special Committee dated September 10, 2015.

On September 10, 2015, the IMOS Special Committee sent a letter to the ChipMOS Taiwan Special Committee and requested the ChipMOS Taiwan Special Committee to provide additional information and proposed steps regarding the Proposed Transaction.

On September 17, 2015, the ChipMOS Taiwan Special Committee sent a letter to the IMOS Special Committee which set forth ChipMOS Taiwan’s preliminary, non-binding proposal with respect to the Proposed Transaction, involving: (i) the merger of IMOS with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger, (ii) the establishment of an ADR program, with ChipMOS Taiwan ADSs representing newly issued ChipMOS Taiwan Shares, with Citibank, N.A. to be engaged as the depositary for the ADR program and (iii) the IMOS shareholders receiving, in consideration for the cancellation of the IMOS Shares in the proposed merger: (1) newly issued ChipMOS Taiwan ADSs, representing their proportional interests in the number of ChipMOS Taiwan Shares held by IMOS plus (2) their proportional interests in the net cash of IMOS, which as of June 30, 2015 was US$60.4 million, net of taxes, foreign exchange adjustments and the costs of settling IMOS's outstanding share appreciation rights and share options. Assuming 28,502,859 total outstanding IMOS Shares (as determined as of March 31, 2015), under the terms of this proposal, for each IMOS Share, each shareholder of IMOS would receive ChipMOS Taiwan ADSs representing 18.317 ChipMOS Taiwan Shares, plus US$2.12 of cash (subject to adjustment for taxes, foreign exchange adjustments and settling share appreciation rights and share options).

On September 21, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee further discussed the proposed independent financial advisor engagement letter received from Wells Fargo Securities, with revisions negotiated by members of the IMOS Special Committee. The IMOS Special Committee determined to engage Wells Fargo Securities as its independent financial advisor. The IMOS Special Committee further determined to request Wells Fargo Securities and legal counsel to the IMOS Special Committee to provide advice and comments to the IMOS Special Committee regarding the letter of September 17, 2015 from the ChipMOS Taiwan Special Committee setting forth ChipMOS Taiwan’s preliminary, non-binding proposal with respect to the Proposed Transaction.

The IMOS Special Committee reviewed the IMOS Financial Forecasts (as defined below), ChipMOS Taiwan Financial Forecasts (as defined below) and Pro Forma ChipMOS Taiwan Financial Forecasts (as defined below) and determined and requested Wells Fargo Securities to use these for purposes of its financial analyses and opinion. On September 24, 2015, the IMOS Special Committee responded to the

ChipMOS Taiwan Special Committee’s September 17, 2015 letter with a letter stating that it would evaluate the ChipMOS Taiwan proposal for the Proposed Transaction.

On September 30, 2015, as requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding the following matters and related matters that the IMOS Special Committee determined to consider in evaluating and making determinations with respect to the Proposed Transaction in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates: (i) summary of ChipMOS Taiwan proposal received September 17, 2015, (ii) implied IMOS valuation analysis, (iii) pro forma IMOS and ChipMOS Taiwan shareholder analysis, (iv) ADSs considerations, (v) IMOS valuation considerations, and (vi) other considerations related to developing and negotiating with ChipMOS Taiwan the IMOS Special Committee’s proposals for the Proposed Transaction and next steps. The IMOS Special Committee discussed the presentation and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, (1) that IMOS net book value and IMOS liquidation value are not relevant factors for its evaluation of the Proposed Transaction, as these do not indicate IMOS’s value that is principally attributable to ChipMOS Taiwan as a viable going concern, and (2) that the IMOS Special Committee would prepare a written response and counter-proposal to ChipMOS Taiwan’s September 17, 2015, proposal with further advice from Wells Fargo Securities, K&L Gates, Appleby and Johnson & Partners and review of due diligence information.

On October 10, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided presentations regarding the following matters and related matters that the IMOS Special Committee determined to consider in its preparation of a written response and counter-proposal to the ChipMOS Taiwan September 17, 2015 proposal in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates: (i) alternative economic structures for the Proposed Transaction, (ii) analysis of stock and cash consideration to be provided to IMOS shareholders, with premium in additional cash, (iii) considerations related to treatment of holders of IMOS share options and holders of IMOS share appreciation rights in the Proposed Transaction, (iv) pro forma earnings per share accretion/dilution analysis of combined IMOS and ChipMOS Taiwan, and (v) a draft written response and counter-proposal to the ChipMOS Taiwan September 17, 2015 proposal. As requested by the IMOS Special Committee, K&L Gates provided advice to the IMOS Special Committee on anticipated material U.S. federal income tax consequences of the Proposed Transaction to U.S. holders of IMOS Shares. The IMOS Special Committee discussed the presentations and determined, on the basis of this information, analysis, advice and other factors that the IMOS Special Committee determined to be relevant, to request Wells Fargo Securities, K&L Gates, Appleby and Johnson & Partners to revise and circulate for further review by the IMOS Special Committee the draft written response to include the following IMOS Special Committee proposals: (1) restructuring the IMOS and ChipMOS Taiwan group by merger of IMOS with and into ChipMOS Taiwan, with ChipMOS Taiwan as the surviving company, (2) merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 18.317 ChipMOS Taiwan Shares, plus up to US$6.21 in total cash, based on certain assumptions, (3) merger consideration in the form of ChipMOS Taiwan ADSs to be U.S. stock exchange-listed and traded, (4) merger consideration to include a reasonable and appropriate premium to economic equivalent value (the value of IMOS Shares based on the trading value of ChipMOS Taiwan Shares plus cash on IMOS’s balance sheet), and (5) potential alternatives to cash settlement and termination of IMOS share options and IMOS share appreciation rights for treatment of holders of IMOS share options and holders of IMOS share appreciation rights in the Proposed Transaction to be further evaluated by the respective advisors to the IMOS Special Committee and the ChipMOS Taiwan Special Committee.

On October 15, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee reviewed and approved revisions to the draft written response and counter-proposal to the ChipMOS Taiwan September 17, 2015 proposal. The IMOS Special Committee confirmed these revisions reflected its determinations made in the IMOS Special Committee meeting on October 10, 2015. The IMOS Special Committee approved finalizing and sending this written response as its letter dated October 14, 2015, to the ChipMOS Taiwan Special Committee.

On October 15, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee reviewed and approved Wells Fargo Securities’s and the IMOS Special Committee legal counsel’s revisions to the draft written response and counter-proposal to the ChipMOS Taiwan September 17, 2015 proposal. The IMOS Special Committee confirmed these revisions reflected its determinations made in the IMOS Special Committee meeting on October 10, 2015. The IMOS Special Committee approved finalizing and sending this written response as its letter dated October 14, 2015, to the ChipMOS Taiwan Special Committee.

On October 15, 2015, the IMOS Special Committee sent a letter dated October 14, 2015, to the ChipMOS Taiwan Special Committee stating that it would be acceptable to effect the Proposed Transaction by the merger of IMOS with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger, and for ChipMOS Taiwan to establish a U.S. stock exchange-listed and traded ChipMOS Taiwan ADR program in order to effect the merger, and proposed that the IMOS shareholders should receive a premium to the economic equivalent value of the IMOS Shares (treated as the value of the IMOS Shares based on the trading value of the ChipMOS Taiwan Shares plus the cash on IMOS’s balance sheet). The IMOS Special Committee proposed a merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 18.317 ChipMOS Taiwan Shares, plus up to US$6.21 in total cash, based on the assumptions set forth in the letter.

On October 21, 2015, the ChipMOS Taiwan Special Committee sent a letter to the IMOS Special Committee. In the letter, the ChipMOS Taiwan Special Committee responded that its initial proposal for the Proposed Transaction was predicated on a transaction in which both sets of shareholders (of ChipMOS Taiwan and IMOS) would hold, both before and after the consummation of the Proposed Transaction, the same pro rata respective equity interests in the existing set of assets, managed by the same management team. The letter stated further that an acquisition premium is typically only paid in an acquisition transaction in which one company or set of shareholders buys out another set of shareholders, and thus ownership over a company or set of assets is transferred from one set of shareholders to another. The ChipMOS Taiwan Special Committee further stated that the proposed restructuring would help IMOS shareholders realize immediate economic benefits as a result of the elimination of the market trading value discount to their economic equivalent value.

On October 22, 2015, the IMOS Special Committee instructed Wells Fargo Securities to discuss directly with Credit Suisse, the ChipMOS Taiwan Special Committee’s financial advisor, the IMOS Special Committee’s proposals regarding merger consideration contained in the IMOS Special Committee’s letter dated October 14, 2015, and the ChipMOS Taiwan Special Committee’s comments in response to those proposals in the ChipMOS Taiwan Special Committee’s letter dated October 21, 2015.

On October 23, 2015, representatives of Credit Suisse, acting on behalf of the ChipMOS Taiwan Special Committee, held a meeting by teleconference with representatives of Wells Fargo Securities, the IMOS Special Committee’s financial advisor with respect to the Proposed Transaction, participating in this telephonic meeting at the direction of the IMOS Special Committee, to discuss the proposed consideration for the Proposed Transaction.

On October 28, 2015, the ChipMOS Taiwan Special Committee sent a letter to the IMOS Special Committee. In the letter, the ChipMOS Taiwan Special Committee reiterated its view that precedent transactions in which acquisition premiums had been paid in circumstances where minority shareholders were bought out by majority shareholders or parent companies should not serve as comparable precedents for the Proposed Transaction because in those transactions, the minority shareholders were no longer entitled to share in the future upside of the target companies, and thus a premium may have been warranted, while in the Proposed Transaction, both ChipMOS Taiwan’s and IMOS shareholders would participate in the future upside of the ChipMOS Group, based on the same pro rata respective equity interests before and after the closing of the proposed restructuring. The letter further stated ChipMOS Taiwan’s belief that the ChipMOS Taiwan ADSs which IMOS shareholders would receive in the Proposed Transaction would trade more on par with the underlying value of the ChipMOS Taiwan Shares. Based on the above reasons, the ChipMOS Taiwan Special Committee requested that its proposal of September 17, 2015 be reconsidered.

On October 29, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities, K&L Gates, Appleby and Johnson & Partners provided a draft written response to the ChipMOS Taiwan Special Committee proposal received on October 28, 2015, proposing the following key points that the IMOS Special Committee determined are in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates: (1) that IMOS shareholders should receive a reasonable and appropriate premium to economic equivalent value in the Proposed Transaction, and (2) that the respective financial advisors of the IMOS Special Committee and the ChipMOS Taiwan Special Committee should meet in person to discuss resolving the merger consideration to be received by the IMOS shareholders. The IMOS Special Committee reviewed and approved finalizing this written response as its letter dated October 29, 2015, to the ChipMOS Taiwan Special Committee.

On October 29, 2015, the IMOS Special Committee sent a letter to the ChipMOS Taiwan Special Committee urging the ChipMOS Taiwan Special Committee to reconsider the IMOS Special Committee’s request for an appropriate premium to be paid in the Proposed Transaction in response to the reasonable expectation of the IMOS shareholders.

On November 2, 2015, the ChipMOS Taiwan Special Committee sent a letter to the IMOS Special Committee setting forth a revised proposal for the Proposed Transaction with additional cash consideration of US$0.50 per IMOS Share.

On November 4, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided presentations regarding the following matters and related matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates to consider in its preparation of a written response and counter-proposal to the ChipMOS Taiwan Special Committee November 2, 2015 proposal: (i) comparative analysis of the IMOS Special Committee’s proposals contained in its letter dated October 14, 2015, with the ChipMOS Taiwan Special Committee’s proposals received on November 2, 2015, and on September 17, 2015, (ii) comparative analysis with these proposals of other potential alternative merger consideration scenarios, and (iii) drafts of potential written responses and counter-proposals to the ChipMOS Taiwan Special Committee November 2, 2015 proposal. The IMOS Special Committee discussed the presentations and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to include in the written response the following IMOS Special Committee proposals: (1) merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 18.317 ChipMOS Taiwan Shares, plus up to US$5.09 in cash per IMOS Share, based on certain assumptions, and (2) merger consideration to include a meaningful premium to economic equivalent value or EEV (the value of IMOS Shares based on the trading value of ChipMOS Taiwan stock plus cash on IMOS’s balance sheet). The IMOS Special Committee approved finalizing and sending this written response as its letter dated November 4, 2015, to the ChipMOS Taiwan Special Committee.

On November 4, 2015, the IMOS Special Committee sent a letter to the ChipMOS Taiwan Special Committee stating that the IMOS Special Committee did not view the revised proposal as representing a sufficient premium to IMOS shareholders. The IMOS Special Committee proposed a merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 18.317 ChipMOS Taiwan Shares, plus up to US$5.09 in total cash, based on the certain assumptions set forth in the letter.

On November 6, 2015, representatives of Credit Suisse, acting on behalf of the ChipMOS Taiwan Special Committee, held a meeting in Tokyo, Japan, with representatives of Wells Fargo Securities, acting on behalf of and at the direction of the IMOS Special Committee, to discuss the proposed consideration for the Proposed Transaction.

On November 16, 2015 and November 18, 2015, the IMOS Special Committee, the ChipMOS Taiwan Special Committee and representatives of Wells Fargo Securities and Credit Suisse held meetings in Hsinchu, Taiwan, to discuss the proposed merger consideration. During the November 18, 2015 meeting, the ChipMOS Taiwan Special Committee made a proposal to the IMOS Special Committee for merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 17.9157 ChipMOS Taiwan Shares (subject to share price update prior to the signing of definitive documents), plus US$3.73 in cash, subject to certain assumptions, including settlement of IMOS share options and share appreciation rights and a contribution by ChipMOS Taiwan of US$1.2 million in respect thereof.

On November 20, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding the following matters and related matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in reviewing the ChipMOS Taiwan Special Committee’s November 18, 2015, merger consideration proposal: (i) pro forma equity ownership by IMOS shareholders of combined IMOS and ChipMOS Taiwan, (ii) proposed implied exchange ratio of ChipMOS Taiwan Shares for each IMOS Share, (iii) implied value of ChipMOS Taiwan equity consideration per IMOS Share, assuming that ChipMOS Taiwan ADSs proposed to be issued as part of the merger consideration trade at par, (iv) proposed cash consideration per IMOS Share, (v) implied premium of proposed merger consideration to IMOS average trading price and to economic equivalent value or EEV, and (vi) comparative analysis of the ChipMOS Taiwan Special Committee’s November 18, 2015, merger consideration proposal with the previous IMOS Special Committee and ChipMOS Taiwan Special Committee merger consideration proposals. The IMOS Special Committee discussed the presentation and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to instruct Wells Fargo Securities and K&L Gates on behalf of the IMOS Special Committee to request the ChipMOS Taiwan Special Committee’s financial advisor and legal counsel to prepare for further review and discussion draft proposed terms and conditions of an agreement and plan of merger reflecting the ChipMOS Taiwan Special Committee’s November 18, 2015 merger consideration proposal.

On November 24, 2015, a representative of the ChipMOS Taiwan Special Committee sent a draft of the Merger Agreement prepared by Davis Polk to the IMOS Special Committee for its consideration.

On December 2, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in reviewing the ChipMOS Taiwan Special Committee’s proposed November 24, 2015, draft agreement and plan of merger. As requested by the IMOS Special Committee, K&L Gates, Appleby and Johnson & Partners provided advice regarding legal aspects of potential revisions to the draft that the IMOS Special Committee determined to consider. The IMOS Special Committee discussed the presentation and advice and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to instruct K&L Gates, Appleby and Johnson & Partners to prepare and provide to the ChipMOS Taiwan Special Committee’s legal counsel proposed revisions to the draft agreement and plan of merger addressing areas including the following: (1) delete language providing for extraordinary dividend by IMOS, value of IMOS balance sheet cash to be reflected in merger consideration instead of dividend payment, (2) delete language providing for US$1.2 million reference amount for cash payments in exchange for cancelled IMOS share options and IMOS share appreciation rights, these payment to be based on merger consideration payable per IMOS Share, less exercise price, (3) add conforming provisions to address certain Bermuda law requirements, (4) propose further review and discussion regarding potential treatment of outstanding IMOS share options and IMOS share appreciation rights, (5) add IMOS termination right related to a change of the IMOS Board’s recommendation regarding the Merger and other IMOS rights related to a change of the IMOS Board’s recommendation regarding the Merger and related to the receipt by IMOS of unsolicited superior acquisition proposal(s) from one or more other persons, (6) add restrictions on conduct of ChipMOS Taiwan, (7) reduce amount of termination fee payable by IMOS in certain circumstances, (8) add reverse termination fee payable by ChipMOS Taiwan in certain circumstances.

On December 7, 2015, K&L Gates, as requested by the IMOS Special Committee, sent to Davis Polk the IMOS Special Committee’s comments to the ChipMOS Taiwan Special Committee’s draft of the Merger Agreement on November 24, 2015.

On December 12, 2015, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee reviewed that the combined effect of the Merger and the Private Placement potentially would dilute former IMOS shareholders’ ownership of ChipMOS Taiwan to 43.1% of ChipMOS Taiwan’s outstanding shares, as compared with IMOS shareholders’ indirect ownership through IMOS of 58.3% of ChipMOS Taiwan’s outstanding shares prior to the Merger. The IMOS Special Committee considered the potential for this reduction of IMOS shareholders’ indirect controlling ownership interest in ChipMOS Taiwan to be similar in effect to aspects of a change of control transaction. As requested by the IMOS Special Committee, K&L Gates provided advice regarding the IMOS Special Committee’s consideration of engaging independent legal counsel in light of this potential reduction of IMOS shareholders’ indirect controlling ownership interest in ChipMOS Taiwan. On the basis of this information and advice, among other factors that the IMOS Special Committee determined to be relevant, the IMOS Special Committee determined to engage independent legal counsel and authorized the IMOS Special Committee members to identify potential independent legal counsel candidates who were free from potential conflicts and available to advise the IMOS Special Committee and to arrange interviews with these candidates.

On December 16, 2015, K&L Gates and Davis Polk held a meeting by teleconference to discuss the implications of the Private Placement on the Proposed Transaction.

On December 18, 2015, Davis Polk, acting on the instructions of the ChipMOS Taiwan Special Committee, sent a revised draft of the Merger Agreement to the IMOS Special Committee and its advisors.

On December 24, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in reviewing the ChipMOS Taiwan Special Committee’s proposed December 18, 2015, draft agreement and plan of merger. These matters included review of potential additional merger consideration appropriate to address the potential reduction of IMOS shareholders’ indirect controlling ownership interest in ChipMOS Taiwan that may result from the combined effect of the Merger and the Private Placement. As requested by the IMOS Special Committee, K&L Gates, Appleby and Johnson & Partners provided advice regarding certain legal aspects of potential revisions to the draft that the IMOS Special Committee determined to consider. The IMOS Special Committee discussed the presentation and advice and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to further discuss and negotiate with the ChipMOS Taiwan Special Committee in meetings on or about January 5, 2016 and January 6, 2016 regarding merger consideration payable by ChipMOS Taiwan and the ChipMOS Taiwan Special Committee’s proposed December 18, 2015, draft agreement and plan of merger.

On December 30, 2015, in response to the amendments to the ROC Mergers and Acquisitions Act to be effective from January 8, 2016, the ChipMOS Taiwan Board resolved that the rights and responsibilities of the ChipMOS Taiwan Special Committee should be assumed and exercised by the audit committee of ChipMOS Taiwan commencing on January 8, 2016. The audit committee of ChipMOS Taiwan consists of the same four directors which previously constituted the ChipMOS Taiwan Special Committee and one additional director who was also a member of the IMOS Board and recused himself from the deliberations of the audit committee in respect of the Proposed Transaction. References hereinafter to the “ChipMOS Taiwan Special Committee” shall be deemed to refer to the audit committee of ChipMOS Taiwan.

On January 5, 2016 the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee reviewed independent legal counsel candidates, including Cooley LLP (“Cooley LLP”) identified and interviewed by members of the IMOS Special Committee as determined by the IMOS Special Committee in its meeting on December 12, 2015. The IMOS Special Committee determined to engage Cooley LLP as its independent legal counsel in respect of the Proposed Transaction.

On January 5, 2016, the IMOS Special Committee, the ChipMOS Taiwan Special Committee and their respective financial and legal advisors met to discuss the proposed merger consideration and the draft Merger Agreement.

On January 6, 2016, the IMOS Special Committee, the ChipMOS Taiwan Special Committee and their respective financial advisors met to discuss the proposed merger consideration. During that meeting, a merger consideration per IMOS Share of ChipMOS Taiwan ADSs representing 18.71 ChipMOS Taiwan Shares, plus US$3.88 in cash was proposed by the ChipMOS Taiwan Special Committee. This exchange ratio was revised from the ratio initially proposed in the letter dated September 17, 2015 due to changes in the relative trading values of IMOS Shares and ChipMOS Taiwan Shares. The increase in cash consideration was the result of negotiations between the IMOS Special Committee and the ChipMOS Taiwan Special Committee, taking into account (i) the net cash of IMOS, (ii) the reduction in the relative economic ownership of IMOS shareholders in ChipMOS Taiwan from 58.3% to 57.7%, and (iii) transaction premium based upon comparable transaction valuations, analyst target prices for IMOS, and takeover premiums for U.S.-listed technology companies. This proposal also assumed that IMOS would have sufficient cash at the Effective Time to settle all of the IMOS share options and share appreciation rights based on an assumed value of the ChipMOS Taiwan Shares (for purposes of calculating the Per Share Value used to settle the equity awards) of NT$32.35 (US$1.0), the closing price of the ChipMOS Taiwan Shares on the TWSE over the 30-calendar-day period ending December 31, 2015.

On January 8, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in further reviewing merger consideration and the ChipMOS Taiwan Special Committee’s proposed December 18, 2015, draft agreement and plan of merger, taking into account the related discussions and negotiations with the ChipMOS Taiwan Special Committee in meetings on January 5, 2016 and January 6, 2016. The IMOS Special Committee discussed the presentation and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to request Wells Fargo Securities, Cooley LLP, K& L Gates, Appleby and Johnson & Partners to prepare proposed revisions to the draft agreement and plan of merger addressing areas including the following: (1) specify 20 ChipMOS Taiwan Shares to be represented by each ChipMOS Taiwan ADS, (2) revise exchange ratio for purposes of the portion of merger consideration comprised of ChipMOS Taiwan ADSs to provide that each IMOS Share to be exchanged for ChipMOS Taiwan ADSs representing 18.7096 ChipMOS Taiwan Shares, (3) revise cash merger consideration to US$3.97 per IMOS Share and (4) revise indemnification provisions applicable to former IMOS officers and directors.

On January 12, 2016, the IMOS Special Committee held a meeting by teleconference. The IMOS Special Committee reviewed and approved revisions to the ChipMOS Taiwan Special Committee’s proposed December 18, 2015, draft agreement and plan of merger, which revisions the IMOS Special Committee confirmed reflected its determinations made in the IMOS Special Committee meeting on January 8, 2016. The IMOS Special Committee approved finalizing and sending these proposed revisions to the ChipMOS Taiwan Special Committee.

On January 12, 2016, K&L Gates, acting on the instructions of the IMOS Special Committee, sent a revised draft of the Merger Agreement to the ChipMOS Taiwan Special Committee and its advisors.

On January 14, 2016, Davis Polk, acting on the instructions of the ChipMOS Taiwan Special Committee, sent a revised draft of the Merger Agreement to the IMOS Special Committee and its advisors.

On January 14, 2016 and January 15, 2016, representatives of the IMOS Special Committee and ChipMOS Taiwan and their respective advisors held telephonic meetings to discuss the Merger Agreement. The discussions concentrated on the final calculation of the cash consideration to be included in the merger consideration based on IMOS’s assumed net cash after settlement of the IMOS share options and share appreciation rights on closing of the Merger, ChipMOS Taiwan’s request for a “force-the-vote” provision, which would prevent IMOS from terminating the Merger Agreement unless the IMOS shareholders had voted against the Merger and the amount of the termination fee payable by IMOS in the event the IMOS Board changed its recommendation in favor of the Merger.

In relation to the cash consideration, the representatives of ChipMOS Taiwan explained that the assumed value of NT$32.35 (US$1.0) per ChipMOS Taiwan Share discussed in the meeting of January 6,

2016 would require ChipMOS Taiwan to bear the risk that, if the price per ChipMOS Taiwan Share had significantly appreciated by the period leading up to the Effective Time used for calculation of the Per Share Value, IMOS would not have sufficient cash to settle its equity awards itself and ChipMOS Taiwan would need to pay the shortfall. In these discussions, the representatives of ChipMOS Taiwan cited the subscription price of NT$40.0 (US$1.2) per ChipMOS Taiwan Share which Tsinghua Unigroup had agreed to pay in the proposed Private Placement. After considerable negotiation, the representatives of the IMOS Special Committee and the ChipMOS Taiwan agreed to estimate the aggregate amount which would be required to settle the IMOS equity awards at the Effective Time based on an assumed ChipMOS Taiwan Share price of NT$34 (US$1.0), as equitable sharing of this cost. This assumption was then used to derive an amount of cash consideration per IMOS Share to be included in the merger consideration of US$3.71 per IMOS Share. The parties had also taken into consideration the expenses of US$3.5 million expected to be spent by IMOS in determining the Merger Consideration of US$3.71 per IMOS Share.

During the January 15, 2016 telephonic meeting, it was also agreed that IMOS would not be bound by a “force-the-vote” provision and the amount of the termination fee payable by IMOS in the event the IMOS Board changed its recommendation in favor of the Merger would be US$20 million.

On January 15, 2016, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided presentations regarding matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in reviewing the ChipMOS Taiwan Special Committee’s proposed January 14, 2016, draft agreement and plan of merger, taking into account the related discussions and negotiations with the ChipMOS Taiwan Special Committee in meetings by teleconference on January 14, 2016 and January 15, 2016. The IMOS Special Committee discussed the presentations and determined, on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, to request Wells Fargo Securities, Cooley LLP, K& L Gates, Appleby and Johnson & Partners to prepare proposed revisions to the draft agreement and plan of merger addressing areas including the following: (1) add language clarifying that the ratio for exchanging each IMOS Share for the portion of merger consideration comprised of ChipMOS Taiwan ADSs is 0.9355 ChipMOS Taiwan ADSs per IMOS Share and (2) restore previously proposed IMOS termination right related to a change of the IMOS Board’s recommendation regarding the Merger.

On January 15, 2016, K&L Gates, acting on the instructions of the IMOS Special Committee, sent a revised draft of the Merger Agreement to the ChipMOS Taiwan Special Committee and its advisors.

On January 15, 2016, Davis Polk, acting on the instructions of the ChipMOS Taiwan Special Committee, sent a revised draft of the Merger Agreement to the IMOS Special Committee and its advisors.

On January 16, 2016, representatives of the IMOS Special Committee and the ChipMOS Taiwan Special Committee and their respective advisors held a meeting by teleconference to discuss the Merger Agreement.

On January 16, 2016, Davis Polk, acting on the instructions of the ChipMOS Taiwan Special Committee, sent a revised draft of the Merger Agreement to the IMOS Special Committee and its advisors.

On January 17, 2015, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding matters that the IMOS Special Committee determined in the best interest of all IMOS shareholders, including IMOS shareholders not affiliated with ChipMOS Taiwan and its affiliates, to consider in reviewing the ChipMOS Taiwan Special Committee’s proposed January 16, 2015, draft agreement and plan of merger, taking into account the related discussions with the ChipMOS Taiwan Special Committee in a meeting by teleconference on January 16, 2016. The IMOS Special Committee discussed the presentation and determined that the ChipMOS Taiwan Special Committee’s proposed January 16, 2015, draft agreement and plan of merger should be finalized as the execution version.

On January 19, 2016, Davis Polk, acting on the instructions of the ChipMOS Taiwan Special Committee, sent the final execution version of the Merger Agreement to the IMOS Special Committee and its advisors.

On January 19 and January 20, 2016, K&L Gates sent drafts of IMOS’s disclosure schedules to the draft Merger Agreement to the ChipMOS Taiwan Special Committee and its advisors.

On January 21, 2016, the IMOS Special Committee held a meeting by teleconference. As requested by the IMOS Special Committee, Wells Fargo Securities provided a presentation regarding the terms and conditions contained in the agreement and plan of merger as finalized for execution and delivery, and delivered Wells Fargo Securities’s written opinion that the Merger is fair to IMOS shareholders. As requested by the IMOS Special Committee, K&L Gates, Appleby and Cooley LLP provided advice regarding legal aspects of the terms and conditions contained in the agreement and plan of merger as finalized for execution and delivery. The IMOS Special Committee discussed the presentation, opinion and advice and on the basis of this information and analysis and other factors that the IMOS Special Committee determined to be relevant, unanimously adopted resolutions that (i) approved and declared that the Merger is advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole, (ii) recommended that the IMOS Board approve and adopt the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger and (iii) recommended that the IMOS Board submit the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, to the shareholders of IMOS for approval and adoption.

On January 21, 2016, the IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole.

On January 21, 2016, the ChipMOS Taiwan Special Committee and the ChipMOS Taiwan Board approved (i) the Merger, and (ii) the issuance of approximately 510,595,000 ChipMOS Taiwan Shares, to be represented by ChipMOS Taiwan ADSs, the establishment of the ADR program for the ChipMOS Taiwan ADSs and the application for the listing of the ChipMOS Taiwan ADSs on NASDAQ.

Later on January 21, 2016, IMOS and ChipMOS Taiwan executed the Merger Agreement. IMOS then issued a press release announcing the execution of the Merger Agreement, and furnished the press release as an exhibit to its current report on Form 6-K and ChipMOS Taiwan issued a press release announcing the approval of the Merger and the related issuance and listing, and filed the press release with the SEC pursuant to Rule 425 under the Securities Act.

Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger

The IMOS Board reviewed the Merger, including the terms and conditions of the Merger Agreement, as unanimously determined and recommended by the IMOS Special Committee. The IMOS Special Committee acted with the advice and assistance of its financial advisor and its legal advisors. At a meeting on January 21, 2016, the IMOS Special Committee reviewed the Merger, including the terms and conditions of the Merger Agreement, and unanimously determined and recommended that the IMOS Board approve and adopt resolutions that:

·	determine that it is advisable and fair to, and in the best interests, of IMOS and its shareholders (including the unaffiliated shareholders) as a whole, to approve the Merger, the Merger Agreement and the Bermuda Merger Agreement;

·	approve the Merger, the Merger Agreement and the Bermuda Merger Agreement approve and authorize IMOS to enter into, execute and deliver and perform its obligations under the Merger Agreement and the Bermuda Merger Agreement; and

·	authorize and approve submitting to a vote by the shareholders of IMOS at a special general meeting of the shareholders of IMOS resolutions to approve the Merger, the Merger Agreement and the Bermuda Merger Agreement, with the recommendation by the IMOS Board that the shareholders of IMOS vote in favor of approving authorize and approve the Merger Agreement and the Bermuda Merger Agreement, the plan of merger and the transactions contemplated under the Merger Agreement and the Bermuda Merger Agreement, including the Merger.

On January 21, 2016, the IMOS Board (with Mr. Shih-Jye Cheng, Dr. Chin-Shyh Ou and Dr. Shou-Kang Chen abstaining from voting) approved and adopted the resolutions recommended by the IMOS Special Committee. Mr. Shih-Jye Cheng, Dr. Chin-Shyh Ou and Dr. Shou-Kang Chen abstained from voting because of their potential conflicts of interest arising from their roles with IMOS and ChipMOS Taiwan. Please see “—Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger” beginning on page 72 for additional information.

The IMOS Board recommends that IMOS shareholders vote “FOR” each of the Merger proposal, the authorization proposal and the adjournment proposal at the Special General Meeting of IMOS Shareholders.

In conducting and making their respective review, determinations and recommendations, the IMOS Special Committee and the IMOS Board considered the following substantive factors and potential benefits of the Merger, each of which the IMOS Special Committee and the IMOS Board believed supported their respective decisions, but which are not listed in any relative order of importance:

·	the anticipated potential benefits to IMOS’s and IMOS’s subsidiaries business and operations resulting from the Merger including, without limitation and in no particular order, improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure;

·	through receipt of ChipMOS Taiwan ADSs as part of the Merger Consideration, the IMOS shareholders will have significant ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, allowing IMOS shareholders to continue to participate in the future earnings and potential growth, if any, in and of this business and results of these operations of ChipMOS Taiwan;

·	the current and historical market prices of IMOS Shares, including the fact that the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares (each ChipMOS Taiwan ADS represents 20 ChipMOS Taiwan Shares, par value of NT$10 each, to be issued by ChipMOS Taiwan) offered by ChipMOS Taiwan in exchange for each outstanding IMOS Share of par value US$0.04 represents US$19.77 in total consideration as of January 20, 2016 and a premium of 14.7% based on the average closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for the three trading days ending January 20, 2016;

·	the possibility that the trading price of IMOS Shares may not or may only after a significant period of time of unknown duration increase to and be sustained at a trading price that is equivalent to the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares offered by ChipMOS Taiwan in exchange for each outstanding IMOS Share;

·	the negotiations with respect to the Merger Consideration and the IMOS Special Committee’s determination that, following negotiations with ChipMOS Taiwan, the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares offered by ChipMOS Taiwan in exchange for each outstanding IMOS Shares was the highest price that ChipMOS Taiwan would agree to pay, with the IMOS Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the IMOS Special Committee and its advisors;

·	the financial analysis reviewed and discussed with the IMOS Special Committee by representatives of Wells Fargo Securities, as well as the opinion delivered by Wells Fargo Securities to the IMOS Special Committee on January 21, 2016, which opinion was confirmed in writing and is attached hereto as Annex D, to the effect that, as of January 21, 2016, and based upon and subject to the factors and assumptions set forth in Wells Fargo Securities’s written opinion, the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares to be paid to IMOS shareholders in exchange for each outstanding IMOS Share pursuant to the Merger Agreement was fair from a financial point of view to IMOS shareholders;

·	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions precedent to closing;

·	ChipMOS Taiwan’s obligation under the terms of the Merger Agreement to pay to IMOS a termination fee in the event of a failure of the Merger to be completed under certain circumstances. Please see “The Merger Agreement — Termination Fee” beginning on page 182 for additional information;

·	IMOS’s right under the terms of the Merger Agreement to provide information to third parties with respect to unsolicited alternative acquisition proposals in certain circumstances prior to obtaining the requisite shareholder approvals of the Merger. Please see “The Merger Agreement — Covenants of IMOS” beginning on page 175 for additional information;

·	IMOS’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to shareholder approval has been obtained in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as defined below. Please see “The Merger Agreement — Termination ” beginning on page 181 for additional information;

·	the IMOS Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the IMOS Board’s recommendation that IMOS shareholders vote to authorize and approve the Merger and the Merger Agreement. Please see “The Merger Agreement — Covenants of IMOS” beginning on page 175 for additional information; and

·	IMOS’s ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement.

In addition, the IMOS Special Committee and the IMOS Board believed that sufficient procedural steps were and are present to ensure that the Merger is fair to IMOS shareholders. These procedural steps, which are not listed in any relative order of importance, are discussed below:

·	the IMOS Special Committee had independent control of the negotiations on behalf of IMOS with ChipMOS Taiwan;

·	all directors serving on the IMOS Special Committee during the entire process were and are independent directors and free from any affiliation with ChipMOS Taiwan. In addition, none of such directors is or ever was an employee of IMOS or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of compensation in the ordinary course for service as IMOS Board members, (ii) the directors’ receipt of compensation for service as IMOS Special Committee members, not contingent upon completion of the Merger or recommendation of the Merger and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement;

·	in the IMOS Special Committee’s independent control of the negotiations on behalf of IMOS with ChipMOS Taiwan the IMOS Special Committee was advised by its independent financial advisor Wells Fargo Securities and by its independent legal counsel Cooley LLP, each reporting solely to the IMOS Special Committee;

·	the IMOS Special Committee met regularly to consider and review the terms of the Merger;

·	the IMOS Special Committee and the IMOS Board had no obligation to recommend the authorization and approval of any transaction;

·	IMOS’s right under the terms of the Merger Agreement to provide information to third parties with respect to unsolicited alternative acquisition proposals in certain circumstances prior to obtaining the requisite shareholder approvals of the Merger. Please see “The Merger Agreement — Covenants of IMOS” beginning on page 175 for additional information;

·	IMOS’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to shareholder approval has been obtained in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as defined below). Please see “The Merger Agreement — Termination ” beginning on page 181 for additional information;

·	the IMOS Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the IMOS Board’s recommendation that IMOS shareholders vote to authorize and approve the Merger and the Merger Agreement. Please see “The Merger Agreement — Covenants of IMOS” beginning on page 175 for additional information; and

·	the availability of dissenters’ rights to IMOS shareholders who comply with all of the required procedures under the Bermuda Companies Act for exercising dissenters’ rights, including making an appraisal application to the Bermuda Court, which allow such holders to receive the fair value of their IMOS Shares as determined by the Bermuda Court.

The IMOS Special Committee and IMOS Board also considered the following potentially negative factors concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

·	approval of the Merger Agreement is not subject to the approval of a majority of IMOS’s unaffiliated shareholders;

·	potential differential tax treatment of IMOS shareholders and potential delays, costs and uncertainties associated with requirements to be addressed to satisfy certain conditions to closing, such as applicable regulatory approvals;

·	the restrictions on the conduct of the IMOS’s business prior to the completion of the Merger, including, among other things, restrictions that require IMOS not to:

(a)	amend its Memorandum of Association or bye-laws;

(b)	(i) divide, combine or reclassify any of its shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any IMOS securities;

(c)	issue, deliver or sell, or authorize the issuance, delivery or sale of, any IMOS Securities, other than the issuance of any IMOS Shares upon the exercise of its share options that are outstanding on the date of the Merger Agreement, in accordance with the terms of those options and the applicable IMOS share plans;

(d)	incur any capital expenditures or any obligations or liabilities in respect thereof, other than as contemplated in the 2016 annual budgetary plan as approved by the IMOS Board;

(e)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(f)	sell, lease or otherwise transfer, or create or incur any lien on, any of IMOS’s assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(g)	make any loans, advances or capital contributions to, or investments in, any other person;

(h)	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than short-term credit facilities or lines of credit in the ordinary course of business;

(i)	(i) with respect to any director, officer or employee of IMOS, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by the applicable laws) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of IMOS;

(j)	change IMOS’s methods of accounting, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

(k)	make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax returns or claims for tax refunds, enter into any closing agreement, surrender any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of IMOS or any of its subsidiaries; and

(l)	settle, or offer or propose to settle any legal action that relates to the transactions.

Please see “The Merger Agreement — Covenants of IMOS” beginning on page 175 for additional information;

·	the risks and costs to IMOS if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

·	IMOS’s obligation under the terms of the Merger Agreement to pay to IMOS ChipMOS Taiwan a termination fee in the event of a failure of the Merger to be completed under certain circumstances Please see “The Merger Agreement — Termination Fee” beginning on page 182 for additional information;

·	the interests of IMOS’s directors and officers in the Merger. Please see “— Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger” beginning on page 72 for additional information; and

·	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on IMOS’s business and results of operations and IMOS’s ability to attract and retain key management and other personnel.

Based on all of the foregoing factors, the IMOS Special Committee reasonably believes that the Merger is fair to the unaffiliated security holders of IMOS. The IMOS Board adopted this conclusion of the IMOS Special Committee and concluded that on balance these factors supported a determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Bermuda Merger Agreement. This discussion of the information and factors considered by the IMOS Board is not exhaustive. The IMOS Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision, particularly in view of the wide variety of factors considered by the IMOS Board in connection with its evaluation of the proposed Merger and the complexity of these matters. In considering the factors described above and any others, individual members of the IMOS Board may have viewed factors differently or attributed different weight or merit to different factors.

Position of ChipMOS Taiwan Filing Persons as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, ChipMOS Taiwan and each director and executive officer of ChipMOS Taiwan who is also a director and executive officer of IMOS (collectively, the “ChipMOS Taiwan Filing Persons” and each, a “ChipMOS Taiwan Filing Person”) is deemed to be an affiliate of IMOS and is required to express its beliefs as to the fairness of the Merger to IMOS’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each ChipMOS Taiwan Filing Person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the ChipMOS Taiwan Filing Persons as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any IMOS shareholder as to how to vote on the proposal to authorize and approve the Merger Agreement, the Bermuda Plan of Merger and the transactions contemplated by the Merger Agreement and the Bermuda Plan of Merger, including the Merger.

The ChipMOS Taiwan Filing Persons believe that the interests of IMOS’s unaffiliated security holders were represented by the IMOS Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The ChipMOS Taiwan Filing Persons did not participate in the deliberations of the IMOS Special Committee regarding, and did not receive any advice from the IMOS Special Committee’s advisors as to, the fairness of the Merger to IMOS’s unaffiliated security holders. ChipMOS Taiwan attempted to negotiate a transaction that would be most favorable to ChipMOS Taiwan and its shareholder, and not to IMOS’s unaffiliated security holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The ChipMOS Taiwan Filing Persons agreed with the analyses and determinations as to the fairness reached by the IMOS Special Committee, based upon the reasonableness of the analyses and determinations, and their respective knowledge. The ChipMOS Taiwan Filing Persons expressly adopted the analysis and conclusions reached by IMOS that the Merger is fair to IMOS’s unaffiliated security holders.

Based on their knowledge and analysis of IMOS, as well as discussions with IMOS’s management regarding IMOS and its business, and the factors considered by, and the conclusions of, the IMOS Special Committee and the IMOS Board discussed in “Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger” beginning on page 41, the ChipMOS Taiwan Filing Persons believe the Merger is both substantively and procedurally fair to IMOS’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

·	in considering the Merger, the IMOS Special Committee, which consists of four independent directors, acted solely to represent the interests of IMOS and the IMOS shareholders, and the

IMOS Special Committee had independent control of the negotiations with the ChipMOS Taiwan Special Committee on behalf of IMOS and the IMOS shareholders;

·	all of the directors serving on the IMOS Special Committee during the entire process were and are independent directors and free from any affiliation with ChipMOS Taiwan. In addition, none of such directors is or ever was an employee of IMOS or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) IMOS Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the IMOS Special Committee’s or IMOS Board’s recommendation of the Merger) and (iii) the director’s indemnification and liability insurance rights under the Merger Agreement;

·	the IMOS Special Committee retained and was advised by legal and financial advisors experienced in assisting committees such as the IMOS Special Committee in similar transactions;

·	neither the IMOS Special Committee nor the IMOS Board had any obligation to recommend authorization or approval of the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction;

·	the fact that the IMOS Special Committee received from its financial advisor an opinion, dated January 21, 2016, as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of IMOS Shares;

·	through receipt of ChipMOS Taiwan ADSs as part of the Merger Consideration, the ability of IMOS’s former shareholders to have significant ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, allowing IMOS shareholders to continue to participate in the future earnings and potential growth, if any, in and of this business and results of these operations of ChipMOS Taiwan;

·	the current and historical market prices of IMOS Shares, including the fact that the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares (each ChipMOS Taiwan ADS represents 20 ChipMOS Taiwan Shares, par value of NT$10 each, to be issued by ChipMOS Taiwan) offered by ChipMOS Taiwan in exchange for each outstanding IMOS Share of par value US$0.04 represents US$19.77 in total consideration as of January 20, 2016 and a premium of 14.7% based on the average closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for the three trading days ending January 20, 2016;

·	the financial analysis reviewed and discussed with the ChipMOS Taiwan Special Committee by representatives of Credit Suisse, as well as the opinion delivered by IP International to the ChipMOS Taiwan on January 21, 2016, which opinion is attached hereto as Annex C, and the opinion delivered by Diwan & Company to the ChipMOS Taiwan Special Committee on January 21, 2016, which opinion is attached hereto as Annex B; the opinions by IP International and Diwan & Company express opinions as to the reasonableness of the share exchange ratio in the Merger required under the ROC law based on “fair market value” standard, which refers to a price, expressed in terms of cash equivalents, agreed between a hypothetical willing and able buyer and a hypothetical willing and able seller, each acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts, which the ChipMOS Taiwan Filing Persons believed was a relevant factor to consider in determining the fairness of the Merger Consideration;

·	the fact that, under the terms of the Merger Agreement, IMOS has the ability to consider any proposal regarding an alternative transaction that is a “Superior Proposal” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement — Termination ” beginning on page 181) until the date IMOS shareholders vote upon and authorize and approve the Merger Agreement;

·	the ability of the IMOS Board, under certain circumstances, to change, withhold, withdraw, qualify or modify the IMOS Board’s recommendation that IMOS shareholders vote to authorize and approve the Merger and the Merger Agreement, and to terminate the Merger Agreement in connection with a “Superior Proposal” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement — Termination ” beginning on page 181) subject to compliance with the terms and conditions of the Merger Agreement;

·	the availability of dissenter rights to the IMOS shareholders who comply with all of the required procedures under the Bermuda Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Supreme Court of Bermuda;

·	the fact that the authorization and approval of the Merger Agreement, the Bermuda Plan of Merger and the transactions contemplated by the Merger Agreement and the Bermuda Plan of Merger, including the Merger, is subject to approval by the affirmative vote, in person or by proxy, of IMOS shareholders holding IMOS Shares representing at least 70% of the total voting rights of all the shareholders having the right to vote at such a Special General Meeting of IMOS Shareholders;

·	the fact that the IMOS Board was fully informed about the extent to which the interests of the ChipMOS Taiwan Filing Persons in the Merger differed from those of IMOS shareholders. (Please see “Special Factors — Opinions and Reports of ChipMOS Taiwan’s Financial Advisor and Independent Experts”); and

·	the fact that none of the IMOS directors or executive officers related to ChipMOS Taiwan participated in or sought to influence the deliberative process of the IMOS Special Committee.

The ChipMOS Taiwan Filing Persons did not consider IMOS’s net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of IMOS’s value as a going concern.

In its consideration of the fairness of the proposed Merger, the ChipMOS Taiwan Filing Persons did not undertake an appraisal of the assets of ChipMOS Taiwan to determine IMOS’s liquidation value for IMOS’s unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered ChipMOS Taiwan to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because ChipMOS Taiwan will continue to operate its business following the Merger.

Certain Financial Projections

IMOS and ChipMOS Taiwan do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Moreover, in connection with the IMOS Board’s consideration of the proposed Merger, ChipMOS Taiwan’s management prepared certain financial forecasts and estimates relating to pro forma ChipMOS Taiwan, including the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “Pro Forma ChipMOS Taiwan Financial Forecasts”), in each case including the impact of the Private Placement.

The inclusion of any financial forecasts and estimates in this proxy statement/prospectus should not be regarded as an indication that IMOS or ChipMOS Taiwan or the IMOS Board or the ChipMOS Taiwan Board considered, or now considers, these forecasts to be predictive of actual future results. IMOS shareholders should not place undue reliance on the financial forecasts contained in this proxy statement/prospectus.

ChipMOS Taiwan uses a variety of financial measures that are not prepared in accordance with the IFRS (“non-GAAP”) as supplemental measures to evaluate its operational performance. While ChipMOS

Taiwan believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not reported by all ChipMOS Taiwan’s competitors and may not be directly comparable to similarly titled measures of ChipMOS Taiwan’s competitors due to potential differences in the exact method of calculation.

The following tables summarize the IMOS Financial Forecasts (as defined below), the ChipMOS Taiwan Financial Forecasts (as defined below) and the Pro Forma ChipMOS Taiwan Financial Forecasts used by the IMOS Special Committee and by the IMOS Board (included as Exhibit 99.9 attached hereto) for purposes of their consideration of the Merger and for Wells Fargo Securities’s use and reliance for purposes of its financial analyses and opinion:

	Year Ended December 31,
	2015	2016	2017	2018	2019	2020
	(in US$ millions)
Revenue
ChipMOS Taiwan	$626.2	$594.2	$674.4	$769.2	$810.5	$845.1
IMOS	$626.2	$594.2	$674.4	$769.2	$810.5	$845.1
Pro Forma ChipMOS Taiwan	$626.2	$594.2	$674.4	$769.2	$810.5	$845.1

EBITDA
ChipMOS Taiwan	$176.4	$158.4	$199.3	$242.8	$261.8	$281.2
IMOS	$173.1	$156.5	$196.7	$239.9	$258.5	$277.5
Pro Forma ChipMOS Taiwan	$175.4	$157.8	$198.1	$241.1	$259.9	$278.9

Note:	2015 figures converted from NT$ to US$ using average historical exchange rates, projections converted from NT$ to US$ using the exchange rate of 33.540 as of January 19, 2016.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information. The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. Readers of this prospectus/proxy statement are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the ChipMOS Group’s existing and new products and services, customer behavior and preferences, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, IMOS’s and ChipMOS Taiwan’s managements. Neither PricewaterhouseCoopers Taiwan (“PwC Taiwan”) nor Moore Stephens CPA Limited (“Moore Stephens CPA”), nor any other independent auditors, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of independent registered public accounting firms included in this prospectus/proxy statement relates to IMOS’s and ChipMOS Taiwan’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. The financial projections included in this prospectus/proxy statement are included solely to give shareholders access to certain information that was made available to the IMOS Special Committee’s financial advisor and are not included for the purpose of influencing any shareholders to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its IMOS Shares.

NONE OF IMOS, CHIPMOS TAIWAN NOR THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF IMOS OR CHIPMOS TAIWAN COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROSPECTUS/PROXY STATEMENT A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, IMOS AND CHIPMOS TAIWAN UNDERTAKE NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause IMOS or ChipMOS Taiwan’s future financial results to materially vary, please see “Forward-Looking Statements” beginning on page 93, and “Item 3. Key Information — D. Risk Factors” included IMOS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement/prospectus.

Opinion of the IMOS Special Committee’s Financial Advisor

The IMOS Special Committee retained Wells Fargo Securities to act as the IMOS Special Committee’s financial advisor in connection with the Merger. As part of Wells Fargo Securities’s engagement, the IMOS Special Committee requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to holders of IMOS Shares of the Merger Consideration.

Wells Fargo Securities, in its capacity as financial advisor to the IMOS Special Committee, prepared a series of presentations to the IMOS Special Committee. Wells Fargo Securities presented these materials to the IMOS Special Committee on September 30, 2015, October 9, 2015, October 10, 2015, November 2, 2015, November 3, 2015, November 13, 2015, November 14, 2015, November 17, 2015, November 18, 2015, November 19, 2015, December 2, 2015, December 17, 2015, December 22, 2015, December 23, 2015, January 8, 2016, January 11, 2016, January 14, 2016, January 15, 2016, January 17, 2016 and January 21, 2016.

On September 30, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee containing preliminary analyses and valuations of IMOS and the pro forma company contemplated by the proposed merger agreement. The presentation included an implied valuation analysis, a pro forma shareholder analysis, ADS considerations, valuation considerations and proposal considerations. In addition, Wells Fargo Securities discussed certain strategic next steps with the IMOS Special Committee to maximize the value to holders of IMOS Shares received in the proposed merger.

On October 10, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee discussing certain economic alternative structures to the proposed merger consideration. Wells Fargo Securities discussed how the composition of the proposed merger consideration would change (i.e. the mixture of stock and cash) at various assumed premiums. Wells Fargo Securities also discussed potential strategic next steps in response to the ChipMOS Taiwan September 17, 2015 proposal.

On November 3, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee discussing potential strategic next steps in response to the ChipMOS Taiwan November 2, 2015 proposal. In addition, Wells Fargo Securities included a table comparing ChipMOS Taiwan’s September 17, 2015 and November 2, 2015 offers, IMOS’s October 14, 2015 offer, and potential IMOS counter-proposals.

On November 19, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee discussing the proposed merger consideration agreed upon at that time and summarizing all the proposals and counter-proposals leading up to proposed merger consideration agreed upon at that time.

On December 2, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee summarizing reverse break-up fees in technology deals, within the last three years as of December 1, 2015, valued at greater than $250,000,000 with North American acquirors. Wells Fargo Securities excluded deals with sponsor acquirors.

On December 23, 2015, Wells Fargo Securities delivered a presentation to the IMOS Special Committee discussing the current state of the merger negotiations and potential strategic options. Wells Fargo Securities also presented an updated earnings per share accretion / dilution analysis for pro forma ChipMOS Taiwan post-merger.

On January 8, 2016, Wells Fargo Securities delivered a presentation to the IMOS Special Committee discussing the proposed merger consideration agreed upon at that time as compared to the November 18, 2015 proposed merger consideration agreed upon at that time. Wells Fargo Securities also summarized all the proposals and counter-proposals leading up to the proposed merger consideration agreed upon at that time.

On January 15, 2016, Wells Fargo Securities delivered a presentation to the IMOS Special Committee providing a sensitivity analysis at various assumed ChipMOS Taiwan share prices of the cash consideration per share to be received in the proposed merger by holders of IMOS Shares.

On January 17, 2016, Wells Fargo Securities delivered a presentation to the IMOS Special Committee containing a preliminary draft of the final presentation to be delivered on January 21, 2016. The analyses performed and information presented in this presentation do not materially differ from those presented in the January 21, 2016 presentation summarized in detail below. The January 21, 2016 presentation differs only in that it used updated publicly available market information.

The last presentation on January 21, 2016 is summarized below and has been included as Exhibit 99.7 to this proxy statement/prospectus.

On January 21, 2016, at a meeting of the IMOS Special Committee held to evaluate the Merger, Wells Fargo Securities rendered to the IMOS Special Committee an oral opinion, confirmed by delivery of a written opinion dated January 21, 2016, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the Merger Consideration was fair, from a financial point of view, to holders of IMOS Shares.

The full text of Wells Fargo Securities’s written opinion, dated January 21, 2016, to the IMOS Special Committee has been included as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Wells Fargo Securities’s opinion will also be available for any interested IMOS shareholder (or any representative of an IMOS shareholder who has been so designated in writing) to inspect and copy at the IMOS’s principal executive offices during regular business hours. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the IMOS Special Committee (in its capacity as such) for its information and use in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Wells Fargo Securities’s opinion did not address the merits of the underlying decision by IMOS to enter into the Merger Agreement and the Bermuda Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by IMOS’s management or the

IMOS Special Committee or in which IMOS might engage. Under the terms of its engagement, Wells Fargo Securities has acted as an independent contractor, not as an agent or fiduciary. Wells Fargo Securities’s opinion does not constitute a recommendation to the IMOS Special Committee or any other person or entity in respect of the Merger, including as to how any shareholder should vote or act in connection with the Merger or any other matters.

The terms of the Merger were determined through negotiations between IMOS and ChipMOS Taiwan, rather than by any financial advisor, and the decision to enter into the Merger Agreement and the Bermuda Merger Agreement was solely that of the IMOS Special Committee. Wells Fargo Securities did not recommend any specific form of consideration to the IMOS Special Committee or that any specific form of consideration constituted the only appropriate consideration for the Merger. The opinion was only one of many factors considered by the IMOS Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the IMOS Special Committee, IMOS’s management or any other party with respect to the Merger or the consideration payable in the Merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

·	reviewed a draft, dated January 21, 2016, of the Merger Agreement and the Bermuda Merger Agreement, including the financial terms thereof;

·	reviewed certain publicly available business, financial and other information regarding IMOS and ChipMOS Taiwan, including information set forth in their respective annual and interim reports to shareholders and the annual report for IMOS filed on Form 20-F for the fiscal year ended December 31, 2014;

·	reviewed, at the direction of the IMOS Special Committee, certain other business and financial information regarding IMOS and ChipMOS Taiwan furnished to Wells Fargo Securities by and discussed with the management of ChipMOS Taiwan, including financial forecasts and estimates relating to IMOS, excluding the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “IMOS Financial Forecasts”), financial forecasts and estimates relating to ChipMOS Taiwan, excluding the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “ChipMOS Taiwan Financial Forecasts”) and financial forecasts and estimates relating to pro forma ChipMOS Taiwan, including the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “Pro Forma ChipMOS Taiwan Financial Forecasts”), in each case including the impact of the Private Placement and prepared by the management of ChipMOS Taiwan and approved for Wells Fargo Securities’s use by the IMOS Special Committee;

·	discussed with the managements of IMOS and ChipMOS Taiwan the operations and prospects of IMOS and ChipMOS Taiwan, including the historical financial performance and trends in the results of operations of IMOS and ChipMOS Taiwan;

·	discussed with the managements of IMOS and ChipMOS Taiwan the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of IMOS and ChipMOS Taiwan to result from the Merger;

·	participated in discussions and negotiations among representatives of IMOS, ChipMOS Taiwan and their respective advisors regarding the proposed Merger;

·	reviewed reported prices and trading activity for IMOS Shares and for ChipMOS Taiwan Shares;

·	reviewed reported prices and trading activity for ADSs of ADR programs of certain Taiwan and Hong Kong companies with ADR programs listed in the United States and compared those prices and trading activity with prices and trading activity of the companies’ respective common shares listed on the respective domestic stock exchanges;

·	compared the Exchange Ratio to implied exchange ratios calculated using various market prices for IMOS Shares and ChipMOS Taiwan Shares minus the Cash Consideration;

·	compared certain financial data of ChipMOS Taiwan with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating ChipMOS Taiwan;

·	analyzed the estimated present value of the future cash flows of ChipMOS Taiwan based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of IMOS and ChipMOS Taiwan; and

·	considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of IMOS and ChipMOS Taiwan that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to its analysis. With respect to the financial forecasts, estimates and other information relating to IMOS and ChipMOS Taiwan utilized in Wells Fargo Securities’s analyses, Wells Fargo Securities was advised by the management of ChipMOS Taiwan and the IMOS Special Committee and, at the direction of the IMOS Special Committee, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of ChipMOS Taiwan and the IMOS Special Committee as to the future financial performance of IMOS and ChipMOS Taiwan, as the case may be, the potential pro forma financial effects of the Private Placement and the Merger and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of IMOS or ChipMOS Taiwan since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities.

In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of IMOS, ChipMOS Taiwan or any other entity and it did not make, and was not provided with, any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of IMOS, ChipMOS Taiwan or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value of IMOS, ChipMOS Taiwan or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering its opinion, Wells Fargo Securities assumed, at the direction of the IMOS Special Committee, that the final forms of the Merger Agreement and the Bermuda Merger Agreement, when signed by the parties thereto, would not differ from the drafts of the Merger Agreement and the Bermuda Merger Agreement reviewed by Wells Fargo Securities in any respect meaningful to its analyses or opinion, that the Merger will be consummated in accordance with the terms described in the Merger Agreement and the Bermuda Merger Agreement and the Private Placement will be consummated in accordance with the terms described in the Tsinghua Share Subscription Agreement and, in each case, in compliance with all applicable laws and other requirements without amendment, modification or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger or the Private Placement, no delay, limitation or restriction will be imposed or action will be taken that would have an adverse effect on IMOS, ChipMOS Taiwan, the Merger or the Private Placement or that otherwise would be meaningful in any respect to Wells Fargo Securities’s analyses or opinion. Wells Fargo Securities also assumed, at the direction of the IMOS Special Committee, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Wells Fargo Securities did not express any opinion as to what the value of ChipMOS Taiwan ADS actually would be when issued pursuant to the Merger or the prices at which IMOS Shares, ChipMOS Taiwan Shares or ChipMOS Taiwan ADS would trade at any time. Wells Fargo Securities’s opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. Wells Fargo Securities noted for the IMOS Special Committee that the credit, financial and stock markets have experienced significant volatility, and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on IMOS, ChipMOS Taiwan or the Merger. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to its attention after the date of its opinion.

Wells Fargo Securities’s opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, to holders of IMOS Shares of the Merger Consideration provided for pursuant to the Merger Agreement and the Bermuda Merger Agreement to the extent expressly specified in its opinion, and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or any changes in the voting, governance or control rights or power of the holders of IMOS Shares, individually or in the aggregate, resulting from the Merger, of the Private Placement, or otherwise. In addition, Wells Fargo Securities’s opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Wells Fargo Securities’s opinion does not address the merits of the underlying decision by IMOS to enter into the Merger Agreement and the Bermuda Merger Agreement or the Tsinghua Share Subscription Agreement or the relative merits of the Merger or the Private Placement compared with other business strategies or transactions available or that have been or might be considered by the management of IMOS or the IMOS Special Committee or in which IMOS might engage. Wells Fargo Securities did not express any view or opinion with respect to and, with the IMOS Special Committee’s consent, has relied upon the assessments of representatives of IMOS regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that IMOS obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to the IMOS Shares but rather made its determinations as to the fairness, from a financial point of view, of the Merger Consideration on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company is identical to IMOS or ChipMOS Taiwan and an evaluation of Wells Fargo Securities’s analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of IMOS, ChipMOS Taiwan or any other parties to the Merger. None of IMOS, ChipMOS Taiwan, Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on January 21, 2016 to the IMOS Special Committee by Wells Fargo Securities in connection with its opinion.

Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

Implied Trading Discount Analysis

Wells Fargo Securities used information provided by ChipMOS Taiwan’s management, approved for Wells Fargo Securities’s use by the IMOS Special Committee, and market data from FactSet and Capital IQ as of January 19, 2016 to calculate implied trading discounts of the IMOS Shares for each day from April 11, 2014 through January 19, 2016. Each day’s implied trading discount was calculated by comparing each day’s implied value per share of the IMOS Shares to the NASDAQ closing price per share of the IMOS Shares on that same day. Wells Fargo Securities calculated each day’s implied value per share of the IMOS Shares by first calculating IMOS’s implied economic ownership of ChipMOS Taiwan on each respective day. Wells Fargo calculated IMOS’s implied economic ownership of ChipMOS Taiwan on each respective day by dividing the total number of the ChipMOS Taiwan Shares owned by IMOS on such day by the total number of outstanding ChipMOS Taiwan Shares as of the dates reported in ChipMOS Taiwan’s most recent publicly filed financial statements preceding the day being calculated. Wells Fargo Securities then multiplied IMOS’s implied economic ownership on each respective day by ChipMOS Taiwan’s market capitalization as of market close on such day to determine the implied value of IMOS’s ownership of ChipMOS Taiwan on such day. Wells Fargo Securities then calculated the implied equity value of IMOS on each respective day by first adding the cash on IMOS’s balance sheet as of the dates reported in IMOS’s most recent publicly filed financial statements preceding the day being calculated to the implied value of IMOS’s ownership of ChipMOS Taiwan on such day. Finally, Wells Fargo Securities divided the implied equity value of IMOS on each respective day by the number of IMOS Shares outstanding as of dates reported in IMOS’s most recent publicly filed financial statements preceding the day being calculated to calculate the implied value per share of the IMOS Shares on such day.

Based on such calculations, Wells Fargo Securities calculated the following:

·	the implied trading discount of an IMOS Share on NASDAQ on January 19, 2016 (with respect to this implied trading discount only, Wells Fargo Securities also subtracted the cost to settle options and share appreciation rights under the IMOS share plan provided by ChipMOS Taiwan’s management, approved for Wells Fargo Securities’s use by the IMOS Special Committee, from the implied equity value of IMOS, to account for liquidation of the program under the terms of the Merger Agreement and the Bermuda Merger Agreement);

·	the average implied trading discount of an IMOS Share on NASDAQ for the 6-month period ended January 19, 2016;

·	the average implied trading discount of an IMOS Share on NASDAQ for the one year period ended January 19, 2016; and

·	the average implied trading discount of an IMOS Share on NASDAQ for the period from April 11, 2014 (the date ChipMOS Taiwan Shares were listed by the TWSE) to January 19, 2016.

The results of these analyses are summarized as follows:

Discount to Historical Prices
Historical Price	Implied Trading Discount
Closing common share price on January 19, 2016	(9.6%)
6-month average closing common share price as of January 19, 2016	(12.4%)
One year average closing common share price as of January 19, 2016	(14.0%)
Since ChipMOS Taiwan was listed by TWSE	(13.3%)

Shareholder Impact Analysis

Wells Fargo Securities used information provided by ChipMOS Taiwan’s management, approved for Wells Fargo Securities’s use by the IMOS Special Committee, the Pro Forma ChipMOS Taiwan Financial Forecasts and Capital IQ to compare the implied aggregate value of the IMOS Shares with the implied aggregate value of the Merger Consideration. The implied aggregate value of the IMOS Shares consists of 522,080,358 ChipMOS Taiwan Shares and net cash of US$50.9 million, after assumed costs to settle options and share appreciation rights on the IMOS balance sheet as of December 31, 2015, which costs were calculated using the implied value of the IMOS Shares, calculated as described above, based on the January 19, 2016 TWSE closing price of the ChipMOS Taiwan Shares. The implied aggregate value of the Merger Consideration consists of 510,594,796 ChipMOS Taiwan Shares and US$101.2 million in cash. In exchanging their IMOS Shares for the Merger Consideration, holders of IMOS Shares in the aggregate will give up the value of 11,485,562 ChipMOS Taiwan Shares and receive US$50.4 million in cash. Using the TWSE closing price of the ChipMOS Taiwan Shares as of January 19, 2016, Wells Fargo Securities calculated the value of the 11,485,562 ChipMOS Taiwan Shares given up to be US$10.1 million. Comparing the US$10.1 million in value of the 11,485,562 ChipMOS Taiwan Shares given up and the US$50.4 million net additional cash received, Wells Fargo Securities calculated a net shareholder increase in aggregate value to holders of IMOS Shares of US$40.3 million as a result of exchanging their IMOS Shares for the Merger Consideration.

Using the Pro Forma ChipMOS Taiwan Forecasts, public filings and Capital IQ, Wells Fargo Securities also performed a discounted cash flow analysis to calculate a range of implied pro forma prices for the ChipMOS Taiwan Shares after the consummation of the Merger and the Private Placement. Wells Fargo Securities then used that range of pro forma prices to calculate a range of net shareholder impact to holders of IMOS Shares from exchanging their IMOS Shares for the Merger Consideration. Using illustrative discount rates ranging from 13% to 15%, reflecting ChipMOS Taiwan’s illustrative weighted average cost of capital, Wells Fargo Securities calculated the present values as of January 1, 2016, of (i) estimates of the pro forma unlevered free cash flows of ChipMOS Taiwan for the years 2016 through 2020 and (ii) an illustrative pro forma terminal value calculated using a range of 2020 EBITDA multiples from 3.5x to 5.5x. Wells Fargo Securities then derived the implied pro forma price of a ChipMOS Taiwan Share by adding the respective discounted pro forma unlevered free cash flows and the discounted pro forma terminal value to arrive at an implied pro forma enterprise value and subtracted projected pro forma net debt to arrive at the implied pro forma equity value. Wells Fargo Securities then divided the implied pro forma equity value by the number of pro forma outstanding ChipMOS Taiwan Shares as of December 31, 2015. This analysis resulted in an implied pro forma price range per ChipMOS Taiwan Share of US$0.86 to US$1.16. Using this implied pro forma price range, Wells Fargo Securities calculated a range of implied values for the 11,485,562 ChipMOS Taiwan Shares given up of US$9.9 million to US$13.4 million. Using the US$9.9 million to US$13.4 million in given up value of 11,485,562 ChipMOS Taiwan Shares and the US$50.4 million increase in cash, Wells Fargo Securities calculated a range of net shareholder increase in aggregate value to holders of IMOS Shares of US$37.0 million to US$40.5 million as a result of exchanging their IMOS Shares for the Merger Consideration.

Implied Exchange Ratio Analysis

Wells Fargo Securities used market data from FactSet and Capital IQ as of January 19, 2016 to calculate historical implied exchange ratios between IMOS Shares and ChipMOS Taiwan Shares for each day from April 11, 2014 through January 19, 2016. Wells Fargo Securities calculated each implied exchange ratio by dividing the implied residual value per share of the IMOS Shares for each day by the price per share of the ChipMOS Taiwan Shares for the corresponding day. The implied residual value per share of the IMOS Shares for each day was calculated by subtracting the Cash Consideration (US$3.71) from the closing price of a share of IMOS Shares on NASDAQ as of such date.

Based on such calculations, Wells Fargo Securities calculated the following:

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective closing prices on January 19, 2016;

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the 10-day period ended January 19, 2016;

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the 30-day period ended January 19, 2016;

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the 60-day period ended January 19, 2016;

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the 90-day period ended January 19, 2016;

·	the implied exchange ratio from the implied residual value of per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the 180-day period ended January 19, 2016; and

·	the implied exchange ratio from the implied residual value per share of the IMOS Shares and the price per share of the ChipMOS Taiwan Shares using the respective average closing prices from the last twelve month (“LTM”) period ended January 19, 2016.

Wells Fargo Securities compared the historical implied exchange ratios above to the Exchange Ratio underlying the Share Consideration portion of the Merger Consideration (18.7100x). In each case, the Exchange Ratio was greater than the respective historical implied exchange ratio. The results of these analyses are summarized as follows:

Implied Historical Exchange Ratios
Historical Prices	Exchange Ratio
Closing Prices on January 19, 2016	15.0050x
10-day Average Closing Prices as of January 19, 2016	16.1286x
30-day Average Closing Prices as of January 19, 2016	16.4516x
60-day Average Closing Prices as of January 19, 2016	15.9265x
90-day Average Closing Prices as of January 19, 2016	15.1121x
180-day Average Closing Prices as of January 19, 2016	14.3797x
LTM Average Closing Prices as of January 19, 2016	13.9155x

ADS Analysis

Wells Fargo Securities used market data from Capital IQ as of January 19, 2016 to calculate the premium / (discount) at which certain selected Taiwan and Hong Kong listed companies’ United States traded ADSs traded relative to their respective domestically traded common shares. Wells Fargo Securities reviewed all companies listed on the Taiwan and Hong Kong stock exchanges that also had ADSs listed on the New York Stock Exchange (“NYSE”) and NASDAQ as of January 19, 2016 per the S&P Capital IQ database. Wells Fargo Securities calculated these premiums / (discounts) using closing market ADS prices and respective closing domestic market common share prices, each as of January 19, 2016, as well as 1-month, 6-month and one year average closing market ADS prices and respective closing domestic market common share prices, each as of January 19, 2016. The selected companies included:

·	Taiwan Listed Companies:

·	Taiwan Semiconductor Manufacturing Co., Ltd.

·	Siliconware Precision Industries Co., Ltd.

·	Advanced Semiconductor Engineering, Inc.

·	AU Optronics Corp.

·	United Microelectronics Corporation

·	Chunghwa Telecom Co., Ltd.

·	Hong Kong Listed Companies:

·	China Mobile Limited

·	China Telecom Corporation Limited

·	China Unicom (Hong Kong) Limited

·	PetroChina Company Limited

·	Sinopec Shanghai Petrochemical Company Limited

·	CNOOC Limited

·	China Life Insurance Company Limited

·	HSBC Holdings plc

·	Huaneng Power International, Inc.

·	China Eastern Airlines Corporation Limited

·	China Southern Airlines Corporation Limited

·	Aluminum Corporation Of China Limited

·	China Petroleum & Chemical Corporation

·	Semiconductor Manufacturing International Corporation

·	Guangshen Railway Company Limited

·	Yanzhou Coal Mining Company Limited

The results of these analyses are summarized as follows:

ADS Analysis
	Premium / (Discount)
	Current Prices	1-Month Average	6-Month Average	One Year Average
Median	(1.3%)	(0.5%)	(0.2%)	(0.1%)
Mean	(1.0%)	(0.2%)	0.1%	0.1%
High	5.3%	5.7%	4.4%	3.2%
Low	(2.5%)	(1.5%)	(0.9%)	(0.9%)

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The IMOS Special Committee selected Wells Fargo Securities to act as its financial advisor because of its qualifications, reputation and experience generally and particularly in the semiconductor industry and its familiarity with IMOS and its business. The issuance of Wells Fargo Securities’s opinion was approved by an authorized committee of Wells Fargo Securities.

In connection with the Merger, IMOS has agreed to pay Wells Fargo Securities an aggregate fee of US$2.4 million, US$1 million of which was payable upon delivery of its opinion and US$1.4 million of which is contingent upon consummation of the Merger. IMOS also has agreed to reimburse certain of Wells Fargo Securities’s expenses, including fees and disbursements of Wells Fargo Securities’s counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities’s engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past may have provided, currently are providing, and in the future may provide banking and other financial services to IMOS, ChipMOS Taiwan and their respective affiliates for which Wells Fargo Securities and its affiliates have received and expect to receive fees. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of IMOS, ChipMOS Taiwan and their respective affiliates for Wells Fargo Securities’s and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinions and Reports of ChipMOS Taiwan’s Financial Advisor and Independent Experts

Report of Credit Suisse

On January 21, 2016, Credit Suisse, an independent financial advisor engaged by the ChipMOS Taiwan Special Committee, delivered to the ChipMOS Taiwan Board a presentation summarizing the structure, milestones, terms and rationale of the Merger. Credit Suisse also provided an update on the performance of the share price of the IMOS Shares and an analysis on the premium to the IMOS share price. The presentation has been included as Exhibit 99.8 to this proxy statement/prospectus. The presentation was prepared for the sole use of the ChipMOS Taiwan Board to provide it with useful summary information of the Merger. As such, no opinion or valuation was provided in the presentation, nor indirectly suggested or implied. Furthermore, the presentation does not constitute a recommendation to any shareholder as to any notion in connection with the Merger or any other matter. The presentation will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at the ChipMOS Taiwan’s principal executive offices during regular business hours.

Credit Suisse provided the following information to the ChipMOS Taiwan Special Committee:

·	key transaction milestones;

·	summary of the transaction terms;

·	illustrative financial impact to ChipMOS Taiwan;

·	transaction rationale;

·	summary of the due diligence performed; and

·	share price performance of IMOS and premium analysis.

In preparing the presentation, Credit Suisse used the following materials and information sources:

·	financial disclosures, such as financial statements of IMOS;

·	documents and information provided by IMOS share certificates, bank statements of cash deposited in banks, technology transfer agreement between IMOS and ChipMOS Shanghai, change in control severance agreement, IMOS’s employee share option plans, registration rights and any share purchase and subscription agreements entered into between IMOS and Siliconware Precision and information relating to patent licensing from IMOS;

·	third-party market data relating to the premium of selected take-private transactions of US-listed companies;

·	stock price information and stock trading information of IMOS and other selected peer companies; and

·	other disclosed or public information.

Credit Suisse assumed that the materials, information and data used for the presentation were accurate and complete in all respects. In particular, Credit Suisse assumed and relied upon the accuracy and completeness of the financial and other information and data, either publicly available or provided by or otherwise revised or discussed with IMOS and/or ChipMOS Taiwan. Credit Suisse did not conduct any verification or validation concerning the accuracy or completeness of such information or data. In addition, Credit Suisse may have conducted analyses in the process of preparing the presentation from the angle of certain prepositions or hypotheses based upon such data and information provided by external parties, assuming that they were accurate and reasonable. Credit Suisse did not conduct nor shall it assume any responsibility or obligation for not having conducted any verification or validation regarding the accuracy, validity and feasibility of such prepositions and hypotheses. Credit Suisse’s presentation did not in any matter address the prices at which the ChipMOS Taiwan Shares would trade following consummation of the Merger.

The ChipMOS Taiwan Special Committee selected Credit Suisse to act as an independent financial advisor in connection with the transaction based on Credit Suisse’s reputation, experience in the Taiwan market and familiarity with ChipMOS Taiwan and its business.

Credit Suisse is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Credit Suisse's securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Credit Suisse or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of customers, in debt or equity securities or loans of ChipMOS Taiwan, IMOS or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument.

Credit Suisse has provided ChipMOS Taiwan with certain financial advisory services, including the delivery of the presentation in connection with the Merger, and ChipMOS Taiwan has agreed to pay Credit Suisse a reasonable fee that is consistent with customary practice for such services. ChipMOS Taiwan has also agreed to reimburse Credit Suisse for certain of its expenses and to indemnify Credit Suisse against certain liabilities arising out of its engagement.

IP International CPAs Firm’s Opinion

On January 20, 2016, IP International, an independent public accounting firm engaged by the ChipMOS Taiwan Board, delivered to the ChipMOS Taiwan Board its written opinion that the Exchange Ratio was reasonable (the “IP International Opinion”).

ChipMOS Taiwan selected IP International to act as an independent expert to provide the IP International Opinion in connection with the Merger based on IP International’s reputation, experience in the Taiwan market and familiarity with ChipMOS Taiwan and its business. IP International is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings and valuations for corporate and other purposes for Taiwanese corporations. IP International in the past has delivered opinions to ChipMOS Taiwan during the two-year period prior to date of the IP International Opinion in connection with (1) ChipMOS Taiwan’s 19% investment in JMC Electronics Co., Ltd., (2) a proposed sale of shares of ChipMOS TECHNOLOGIES (Shanghai) LTD. (“ChipMOS Shanghai”) to potential investors and (3) ChipMOS Taiwan’s sale of shares to Tsinghua Unigroup through the Private Placement. IP International received aggregate compensation of NT$445,000 (US$13,493.0) in connection with the prior opinions. IP International was paid an opinion fee of NT$150,000 (US$4,548.2) in connection with the IP International Opinion. IP International may in the future deliver opinions to ChipMOS Taiwan, for which services IP International may receive compensation. No material limitations were imposed by ChipMOS Taiwan on IP International’s work in connection with the Merger.

The full text of the IP International Opinion has been included in Annex C to this proxy statement/prospectus. The IP International Opinion will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at the ChipMOS Taiwan’s principal executive offices during regular business hours. The IP International Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in rendering the IP International Opinion. The description of the IP International Opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Holders of IMOS Shares are urged to read the entire opinion carefully in connection with their consideration of the Merger.

The IP International Opinion speaks only as of the date of opinion. The IP International Opinion was directed to the ChipMOS Taiwan Board and are directed only to the fairness of the Exchange Ratio proposed by ChipMOS Taiwan and IMOS. It does not address the underlying business decision of ChipMOS Taiwan to engage in the Merger and does not constitute recommendation as to whether or not any holder of IMOS Shares should vote in favor of the Merger at any shareholder meeting, or at all.

In connection with rendering the IP International Opinion, IP International reviewed and considered the consolidated financial statements of ChipMOS Taiwan and IMOS for the third quarter of 2015 and other materials IP International deemed relevant and available to the public from, among other sources, the TWSE, the Taipei Exchange and NASDAQ. In performing its review, IP International relied upon the accuracy and completeness of all of the financial and other information that was available to IP International from public sources or that was otherwise reviewed by IP International and IP International assumed such accuracy and completeness for purpose of preparing the IP International Opinion.

IP International expressed no opinion as to the trading values of the ChipMOS Taiwan Shares or of the IMOS Shares after the date of its opinion or what the value of the ChipMOS Taiwan Shares will be upon consummation of the Merger. IP International expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger. The IP International Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to IP International as of, the date of opinion. Events occurring after the date thereof could materially affect the IP International Opinion. IP International has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering the IP International Opinion, IP International performed a variety of financial analyses. The following is a summary of the material analyses performed by IP International in the IP International Opinion, but it is not a complete description of all the analyses underlying the IP International Opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. IP International believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses could create an incomplete view of the evaluation process underlying the IP International Opinion. Also, no company included in IP International’s comparative analyses described below is identical to ChipMOS Taiwan or IMOS and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of ChipMOS Taiwan and/or IMOS and the companies to which they are being compared.

IP International’s Valuation of ChipMOS Taiwan

IP International elected for the market-based approach to calculate the fair market value of ChipMOS Taiwan, adopting: (i) a market value method that analyzed the historical market prices of ChipMOS Taiwan Shares, (ii) a price-book ratio method that applied the average price-book ratio of comparable companies to ChipMOS Taiwan’s book value for the third quarter of 2015, and (iii) a price-earnings ratio method that applied the average price-earnings ratio of comparable companies to ChipMOS Taiwan’s earnings per share for the four quarters ending September 30, 2015. IP International decided not to use the income-based approach because it involves more hypothetical factors and there is a considerable level of uncertainty relating to future benefit flows. IP International also decided that the asset-based approach was not as appropriate for valuation of ChipMOS Taiwan as the market-based approach.

Of the TWSE-listed and Taipei Exchange (GreTai Securities Market) (“TPEx”) -listed companies engaging in similar industries, six were selected as comparable companies: Powertech Technology Inc. (“PTI”), King Yuan Electronics Co. Ltd. (“KYEC”), Chipbond Technology Corporation (“CTC”), Greatek Electronics Inc. (“GEI”), Sigurd Microelectronics Corporation (“SIC”) and Ardentec Corporation (“ARD”) (collectively, the “IP Comparable Companies”).

In applying the market value method, IP International estimated ChipMOS Taiwan’s fair market value based on average closing prices for the thirty-trading-day period immediately prior to, and including, the date of the IP International Opinion, which was calculated to be NT$30.81.

In applying the price-book ratio method, IP International calculated the price-book ratio of the IP Comparable Companies based on the respective average closing prices for the thirty-trading-day period immediately prior to, and including, the date of the IP International Opinion, and each company’s book value per share as of September 30, 2015. IP International then applied the average price-book ratio of the IP Comparable Companies to ChipMOS Taiwan’s book value per share as of September 30, 2015 to estimate ChipMOS Taiwan’s fair market value per share. The following table illustrates the results:

(in NT$)	PTI	KYEC	CTC	GEI	SIC	ARD
Average Closing Price in Latest Thirty-Trading-Days	66.71	21.09	45.39	34.75	21.35	21.96
Net Value Per Share	41.84	18.96	35.7	23.38	21.39	20.08
Price-Book Ratio	1.59	1.11	1.27	1.49	1.00	1.09
Average Price-Book Ratio	1.26
ChipMOS Taiwan’s Net Value Per Share	20.79
ChipMOS Taiwan’s Fair Market Value Per Share	26.20

As shown in the table above, based on the price-book ratio method, the estimated fair market value per ChipMOS Taiwan Share was NT$26.20.

In applying the price-earnings ratio method, IP International calculated the price-earnings ratio of the IP Comparable Companies based on their respective average closing prices for the thirty-trading-day period immediately prior to, and including, the date of the IP International Opinion, and each company’s earnings per share for the four quarters ending September 30, 2015. IP International then applied the average price-earnings ratio of the IP Comparable Companies to ChipMOS Taiwan’s earnings per share for the four quarters ending September 30, 2015 to estimate ChipMOS Taiwan’s fair market value per share. The following table illustrates the results:

(in NT$)	PTI	KYEC	CTC	GEI	SIC	ARD
Average Closing Price in Latest Thirty-Trading-Days	66.71	21.09	45.39	34.75	21.35	21.96
Earnings Per Share	4.63	1.95	3.83	3.5	2.24	2.55
Price-Earnings Ratio	14.41	10.82	11.85	9.93	9.53	8.61
Average Price-Earnings Ratio	10.86
ChipMOS Taiwan’s Earnings per Share	3.21
ChipMOS Taiwan’s Fair Market Value Per Share	34.86

As shown in the table above, based on the price-earnings ratio method, the estimated fair market value per ChipMOS Taiwan Share was NT$34.86.

IP International’s Valuation of IMOS

IP International elected for the market-based approach to calculate the fair market value of IMOS, adopting a market value method that analyzed the historical market prices of IMOS Shares. In applying the market value method, IP International evaluated the average closing price for the ten-, twenty-, thirty-, and sixty-trading-das periods immediately prior to, and including, the date of the IP International Opinion. The results were as follows:

IMOS Shares (in US$)
10-Trading-Day Period Average	17.66
20-Trading-Day Period Average	18.64
30-Trading-Day Period Average	18.75
60-Trading-Day Period Average	18.67

As the Merger involves acquisition of controlling interest in IMOS, IP International applied a control premium to the estimated fair market value of the IMOS Shares. Taking into account: (i) Mergerstat’s estimation that the median of control premium as at third quarter of 2014 was 26%; (ii) that the Merger Consideration contemplates cash and shares, rather than purely shares, as consideration; and (iii) the domestic range of control premiums of 10% to 30% for mergers in Taiwan, IP International considered a 20% control premium appropriate. As adjusted, the IMOS valuation stood as:

IMOS (in US$)
10-Trading-Day Period Average	21.19
20-Trading-Day Period Average	22.37
30-Trading-Day Period Average	22.50
60-Trading-Day Period Average	22.40
Reasonable Range:	21.19 - 22.50

As shown in the table above, based on the market value method and as adjusted for control premium, IP International concluded that a reasonable range of estimated fair market value per IMOS Share was between US$21.19 and US$22.50.

Calculation of Share Exchange Ratio

In calculating the share exchange ratio, IP International first reduced the valuation range of IMOS Shares by the proposed cash consideration of US$3.71, then applied an exchange rate of 33.01 (being the average exchange rate of the Bank of Taiwan for the thirty-day period immediately preceding, and including, the date of the IP International Opinion) to the resulting range. As denominated in NT$, valuations of the ChipMOS Taiwan Shares under each of the three methods is compared against the valuation range of the IMOS Shares. The following table illustrates the results:

	ChipMOS Taiwan (in NT$)	IMOS (in US$)		Share Exchange Ratio
		Fair Market Value per Share	Reduced by US$3.71
Market Value	30.81	21.19 - 22.50	17.48 - 18.79	18.73 - 20.13
Price-Book Ratio	26.20			22.03 - 23.68
Price-Earnings Ratio	34.86			16.55 - 17.79

IP International concluded that, with a reasonable share exchange ratio between 16.55 and 23.68, the Exchange Ratio proposed by ChipMOS Taiwan and IMOS was reasonable.

Diwan & Company’s Opinion

On January 21, 2016, Diwan, an independent public accounting firm engaged by the ChipMOS Taiwan Special Committee, delivered to the ChipMOS Taiwan Special Committee its written opinion (the “Diwan Opinion”) that the Merger Consideration, i.e. that each IMOS Share be cancelled and exchanged into the right to receive US$3.71 in cash and 0.9355 ChipMOS Taiwan ADS, was reasonable.

ChipMOS Taiwan selected Diwan to act as an independent expert to provide the Diwan Opinion in connection with the Merger based on Diwan’s reputation, experience in the Taiwan market and familiarity with ChipMOS Taiwan and its business. Diwan is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings and valuations for corporate and other purposes for Taiwanese corporations. Diwan in the past has delivered opinions to ChipMOS Taiwan during the two-year period prior to date of the Diwan Opinion in connection with (1) ThaiLin Semiconductor Inc.’s merger into ChipMOS Taiwan and (2) a corporate restructuring project involving IMOS, ChipMOS Taiwan and ThaiLin Semiconductor Inc. Diwan received aggregate compensation of NT$5,394,000 (US$163,553.7) in connection with the prior opinions. Diwan was paid an opinion fee of NT$300,000 (US$9,096.4) in connection with the Diwan Opinion. Diwan may in the future deliver opinions to ChipMOS Taiwan, for which services Diwan may receive compensation. No material limitations were imposed by ChipMOS Taiwan on Diwan’s work in connection with the Merger.

The full text of the Diwan Opinion has been included in Annex B to this proxy statement/prospectus. The Diwan Opinion will also be available for any interested ChipMOS Taiwan shareholder (or any representative of a ChipMOS Taiwan shareholder who has been so designated in writing) to inspect and copy at the ChipMOS Taiwan’s principal executive offices during regular business hours. The Diwan Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Diwan in rendering the Diwan Opinion. The description of the Diwan Opinion set forth below is qualified in its entirety by reference to the full text of the Diwan Opinion. Holders of IMOS Shares are urged to read the entire opinion carefully in connection with their consideration of the Merger.

The Diwan Opinion speaks only as of the date of opinion. The Diwan Opinion was directed to the ChipMOS Taiwan Special Committee and only to the fairness of the Merger Consideration. It does not address the underlying business decision of ChipMOS Taiwan to engage in the Merger and does not constitute recommendation as to whether or not any holder of IMOS Shares should vote in favor of the Merger at any shareholder meeting, or at all.

In connection with rendering the Diwan Opinion, Diwan reviewed and considered the consolidated financial statements of ChipMOS Taiwan for the third quarter of 2015, the Report of Foreign Issuer (Form 6-K) of IMOS for the third quarter of 2015 as filed with the SEC, the consolidated financial statements for the fourth quarter of 2014 and the first three quarters of 2015 provided by IMOS and other materials Diwan deemed relevant and available to the public from, among other sources, the TWSE, the Taipei Exchange, NASDAQ and the Bloomberg database. In performing its review Diwan relied upon the accuracy and completeness of all of the financial and other information that was available to Diwan from public sources or that was otherwise reviewed by Diwan and Diwan assumed such accuracy and completeness for purpose of preparing the Diwan Opinion.

Diwan expressed no opinion as to the trading values of the ChipMOS Taiwan Shares or of the IMOS Shares after the date of its opinion or what the value of the ChipMOS Taiwan Shares will be upon consummation of the Merger. Diwan expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger. The Diwan Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Diwan as of the date of opinion. Events occurring after the date thereof could materially affect the Diwan Opinion. Diwan has not undertaken to update, revise, reaffirm or withdraw the Diwan Opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering the Diwan Opinion, Diwan performed a variety of financial analyses. The following is a summary of the material analyses performed by Diwan in the Diwan Opinion, but it is not a complete description of all the analyses underlying the Diwan Opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Diwan believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses could create an incomplete view of the evaluation process underlying the Diwan Opinion. Also, no company included in Diwan’s comparative analyses described below is identical to ChipMOS Taiwan or IMOS and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of ChipMOS Taiwan and/or IMOS and the companies to which they are being compared.

Diwan’s Valuation Methodologies

Diwan elected for the market-based approach to calculate the fair market value and corresponding share exchange ratio of ChipMOS Taiwan and IMOS, adopting: (i) a market value method that analyzed the historical market prices of ChipMOS Taiwan Shares and IMOS Shares; (ii) a price-book ratio method that applied the average price-book ratio of comparable companies to IMOS’s book value for the third quarter of 2015 and evaluating the resultant against ChipMOS Taiwan’s average historical market valuation; and (iii) an EV/EBITDA multiplier method that applied the EV/EBITDA multiplier of comparable companies to IMOS’s EBITDA and evaluating the resulting per share value against ChipMOS Taiwan’s average historical market valuation. Diwan decided not to use the discounted cash flow approach because it involves numerous assumptions and entails a high degree of uncertainty. Diwan also decided that the net-asset approach was inappropriate because it was inconsistent with the operating models and asset structures of ChipMOS Taiwan and IMOS. With all three methods, Diwan adopts January 20, 2016 as a valuation date (the “Diwan Valuation Date”) and, where applicable, has converted denominated in US$ into NT$ by the average spot exchange rate announced by the Bank of Taiwan as of the Diwan Valuation Date, being 33.685.

Of the TWSE-listed, TPEx-listed and NASDAQ-listed companies engaging in similar industries, seven were selected as comparable companies: Powertech Technology Inc. (“PTI”), King Yuan Electronics Co. Ltd. (“KYEC”), Chipbond Technology Corporation (“CTC”), Greatek Electronics Inc. (“GEI”), Sigurd Microelectronics Corporation (“SIC”), Giga Solution Tech. Co. (“GIGA”) and Amkor Technology, Inc. (“AMK”) (collectively, the “Diwan Comparable Companies”).

In applying the market value method, Diwan used the average closing price per share of both ChipMOS Taiwan and IMOS during the ten-, twenty-, thirty- and sixty-business-day period immediately prior to, and including, the Diwan Valuation Date, with the following results:

(in NT$)	Average Closing Price		Share Exchange Ratio
	ChipMOS Taiwan	IMOS
10 Business Days Period Average	28.70	594.88	20.73
20 Business Days Period Average	29.89	627.89	21.01
30 Business Days Period Average	30.81	631.59	20.50
60 Business Days Period Average	32.29	628.90	19.48
Reference Range	19.48 - 21.01

As shown in the table above, based on the market value method, a reference range of reasonable share exchange ratio was between 19.48 and 21.01.

In applying the price-book ratio method, Diwan calculated the range of price-book ratio of Diwan Comparable Companies based on the respective average closing prices for the ten-, twenty-, thirty- and sixty-business-day period immediately prior to (and including) the Diwan Valuation Date and each company’s book value per share as of September 30, 2015. Diwan then applied the Diwan Comparable Companies’ range of average price-book ratio to IMOS’s book value per share as of September 30, 2015. Diwan compared the resulting range of estimated value per IMOS Share against the range of value per ChipMOS Taiwan Share as derived under the market value method (above). The results were:

	# of business day period	KYEC	PTI	GEI	SIC	CTC	GIGA	AMK	Simple Average	Range
Average Closing Price per Share	10	20.59	65.32	33.36	20.58	41.80	18.57	189.65
	20	21.10	65.69	34.56	21.38	44.55	19.33	201.77
	30	21.09	66.71	34.75	21.35	45.39	19.60	205.82
	60	20.92	68.99	34.14	21.88	47.66	20.51	210.87
Net Value per Share as of September 30, 2015		18.96	41.84	23.38	21.39	35.70	16.16	165.23
Price-book Ratio	10	1.09	1.56	1.43	0.96	1.17	1.15	1.15	1.22	1.22 – 1.30
	20	1.11	1.57	1.48	1.00	1.25	1.20	1.22	1.26
	30	1.11	1.59	1.49	1.00	1.27	1.21	1.25	1.27
	60	1.10	1.65	1.46	1.02	1.34	1.27	1.28	1.30

Diwan applied the range of average price-book ratio of Diwan Comparable Companies of 1.22 to 1.30 to IMOS’s net value per share as of September 30, 2015 and derived a valuation range of NT$648.45 to NT$680.32 per IMOS Share. Evaluating this against the range of value per ChipMOS Taiwan Share as derived under the market value method, the resultant reference range of share exchange ratio was 19.77 to 23.70.

In applying the EV/EBITDA multiplier method, Diwan derived the EV/EBITDA multiplier of Diwan Comparable Companies by taking each company’s enterprise value (sum of market capitalization, interest-bearing liabilities and non-controlling interest, reduced by cash) and dividing it by the corresponding EBITDA (earnings before interest, taxes, depreciation and amortization), with the following results:

	KYEC	PTI	GEI	SIC	CTC	GIGA	AMK
EV/EBITDA	4.13	3.90	3.99	3.33	6.39	2.65	3.06
Range of Multiplier	2.65 – 6.39

Diwan applied the range of Diwan Comparable Companies’ EV/EBITDA multiplier to IMOS’s EBITDA and derived the estimated range per share value of IMOS, which Diwan evaluated against the range of value per ChipMOS Taiwan Share as derived under the market value method, yielding a reference range of share exchange ratio of 17.44 to 51.94. The following table illustrates these results:

Amount or Range (in NT$)
IMOS's EBITDA (‘000)	6,766,767
Range of EV/EBITDA Multiplier	2.65 - 6.39
Estimated Enterprise Value (EV) of IMOS (‘000)	17,931,933 - 43,239,641
Estimated Aggregate Market Capitalization of IMOS (‘000)	15,372,199 - 40,679,907
Theoretical Per Share Value of IMOS	563.29 - 1,490.66
Range of Per Share Value of ChipMOS Taiwan	28.70 - 32.29
Reference Range of Share Exchange Ratio	17.44 - 51.94

Calculation of Share Exchange Ratio

Taking into account the nature of ChipMOS Taiwan and IMOS, Diwan determined that the price-book ratio method and the EV/EBITDA multiplier method were more capable of reasonably reflecting the appropriate share exchange ratio for the Merger and designated each a 40% weighting in the final calculation of share exchange ratio:

Valuation Method	Reference Range of Share Exchange Ratio	Weighted	Reasonable Range of Weighted Share Exchange Ratio
Market Value	19.48 - 21.01	20%	18.78 - 34.46
Price-Book Ratio	19.77 - 23.70	40%
EV/EBITDA Multiplier	17.44 - 51.94	40%

Diwan noted that the Merger Consideration, i.e. that each IMOS Share be cancelled and exchanged into the right to receive US$3.71 in cash and 0.9355 ChipMOS Taiwan ADS, was equivalent to an exchange ratio of 23.02 ChipMOS Taiwan Shares for each IMOS Share, taking into account the value of cash consideration and the representation of 20 ChipMOS Taiwan Shares for each ChipMOS Taiwan ADS. Diwan concluded that the ratio of 23.02, being within the range of weighted share exchange ratio of 18.78 to 34.46, was reasonable.

Effects of the Merger on IMOS

If the Merger is completed, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger. As a result of the Merger, each IMOS Share issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share (i)

0.9355 ChipMOS Taiwan ADS to be listed on NASDAQ, each ChipMOS Taiwan ADS representing 20 ChipMOS Taiwan Shares, and (ii) US$3.71 in cash, without interest. Upon completion of the Merger, ChipMOS Taiwan and its subsidiaries will own and continue to conduct the business that they currently conduct in substantially the same manner. As a result of the Merger, IMOS Shares will cease trading on NASDAQ one day before the first trading day of ChipMOS Taiwan ADSs and be disposed of.

Primary Benefits and Detriments of the Merger

Primary Benefits to IMOS Shareholders

The primary benefits of the Merger to the IMOS shareholders include, without limitation, the following:

·	the receipt by the IMOS shareholders the Merger Consideration of US$3.71 in cash, without interest, and 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares (each ChipMOS Taiwan ADS represents 20 ChipMOS Taiwan Shares, par value of NT$10 each, to be issued by ChipMOS Taiwan) offered by ChipMOS Taiwan in exchange for each outstanding IMOS Share of par value US$0.04 represents US$19.77 in total consideration as of January 20, 2016 and a premium of 14.7% based on the average closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for the three trading days ending January 20, 2016;

·	the anticipated potential benefits to IMOS’s and IMOS’s subsidiaries business and operations resulting from the Merger including, without limitation and in no particular order, improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure; and

·	through receipt of ChipMOS Taiwan ADSs as part of the Merger Consideration, the IMOS shareholders will have significant ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, allowing IMOS shareholders to continue to participate in the future earnings and potential growth, if any, in and of this business and results of these operations of ChipMOS Taiwan;

Primary Detriments to IMOS Shareholders

The primary detriments of the Merger to the IMOS shareholders include, without limitation, the following:

·	the potential that closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for trading days after January 20, 2016, may differ significantly from the average closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for the three trading days ending January 20, 2016, such that if the amount of premium were re-calculated on the basis of closing prices of IMOS and ChipMOS Taiwan on NASDAQ and TWSE for trading days after January 20, 2016, the re-calculated premium percentage could be significantly less than 14.7%;

·	the actual benefits to IMOS’s and IMOS’s subsidiaries business and operations resulting from the Merger could be significantly less than anticipated, as a result of, for example and without limitation, unanticipated integration costs that offset and reduce the potential benefit of streamlining the structure of the ChipMOS Group; and

·	to the extent that Merger Consideration received by IMOS shareholders is comprised in part of cash, in comparison to IMOS shareholders’ current indirect ownership interest in ChipMOS Taiwan that will reduce the IMOS shareholders’ ongoing equity participation following the Merger in the same business and results of operations conducted by IMOS and its subsidiaries prior to the Merger, participation in future earnings or growth, if any, in and of this business and results of these operations, and participation in any potential future sale of ChipMOS Taiwan to a third party or any potential recapitalization of ChipMOS Taiwan;

Primary Benefits to IMOS Directors and Executive Officers

The primary benefits of the Merger to IMOS’s directors and executive officers include, without limitation, the following:

·	the acceleration and cash-out of IMOS share options and share appreciation rights beneficially held by employees, executive officers and directors of IMOS;

·	the expected continuation of service of certain executive officers of IMOS with the surviving corporation in positions that are substantially similar to their current positions;

·	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by ChipMOS Taiwan to former directors and officers of IMOS provided under the Merger Agreement; and

·	the aggregate monthly compensation of members of the IMOS Special Committee in exchange for their services in such capacity is US$15,500 (in the case of the chairman of the IMOS Special Committee, monthly compensation of US$5,000, and in the case of other members of the IMOS Special Committee, monthly compensation of US$3,500). The payment of the above compensation is not contingent upon the completion of the Merger or the IMOS Special Committee’s or the IMOS Board’s recommendation of the Merger.

Primary Detriments to IMOS Directors and Executive Officers

The primary detriments of the Merger to IMOS’s directors and executive officers include, without limitation, the following:

·	IMOS’s directors and executive officers receive no consideration or compensation in connection with the Merger other than: (1) items listed under “Primary benefits to IMOS directors and executive officers”, and (2) for IMOS directors and executive officers who are IMOS shareholders, the same Merger Consideration that is payable to IMOS shareholders that are not IMOS directors and executive officers.

·	IMOS’s directors and executive officers receive no commitment of retention or employment in connection with the Merger.

The primary benefits of the Merger to ChipMOS Taiwan include the anticipated potential benefits to ChipMOS Taiwan’s and the ChipMOS Group’s business and operations resulting from the Merger including, without limitation and in no particular order, improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure.

The primary detriments of the Merger to ChipMOS Taiwan include without limitation, the following:

·	the obligation to pay the Cash Consideration to IMOS shareholders; and

·	the fact that as a result of the Merger, ChipMOS will no longer have a controlling shareholder, which may affect the ability of ChipMOS Taiwan to solicit and obtain proxies from its shareholders approving shareholders’ resolutions recommended by the ChipMOS Taiwan Board.

Effect of the Merger on IMOS’s Net Profit and Net Equity

IMOS’s net profit attributable to its shareholders for the fiscal year ended December 31, 2015 was approximately NT$970 million and IMOS’s net equity attributable to its shareholders as of December 31, 2015 was approximately NT$12,929 million.

The table below sets out the non-GAAP financial information of direct or indirect interest in ChipMOS Taiwan’s net profit and net equity for former shareholders of IMOS and the other shareholders of ChipMOS Taiwan before and immediately after the Merger, based on the historical net profit and net equity of ChipMOS Taiwan as of and for the year ended December 31, 2015.

Below is the information of ChipMOS Taiwan profit and equity attributed to IMOS and other shareholders (non-GAAP financial information):

Amount in NT$'000

	Shareholding Ratio		Profit for the year ended December 31, 2015 Attributed to:		Equity at December 31, 2015 attributed to:
	IMOS	Other Shareholders	Former shareholders of IMOS	Other Shareholders of ChipMOS Taiwan	Former shareholders of IMOS	Other Shareholders of ChipMOS Taiwan

Before the Merger (Note 1 & 2)	58.3%	41.7%	1,263,592	903,805	11,022,715	7,884,172
After the Merger (Note 2)	57.7%	42.3%	1,250,588	916,809	10,909,274	7,997,613

Note 1: Based on the shareholding ratio as of December 31, 2015.

Note 2: Calculated directly by multiplying the shareholding ratio by total equity as of December 31, 2015 and profit for the year ended December 31 2015.

Plans for ChipMOS Taiwan after the Merger

After the Effective Time, IMOS will merge with and into ChipMOS Taiwan, with ChipMOS Taiwan being the surviving company after the Merger. Upon completion of the Merger, ChipMOS Taiwan and its subsidiaries will own and continue to conduct the business that they currently conduct in substantially the same manner.

Other than as described in this proxy statement/prospectus already under consideration by ChipMOS Taiwan, there are no present plans or proposals that relate to or would result in any of the following:

·	an extraordinary corporate transaction involving ChipMOS Taiwan’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, except the Private Placement, see “Information about ChipMOS Taiwan — Recent Acquisitions and Other Transactions”;

·	sale or transfer of a material amount of assets; or

·	any other material changes in ChipMOS Taiwan’s business.

However, the ChipMOS Taiwan Board and the management of ChipMOS Taiwan will continue to evaluate the entire business and operations of ChipMOS Taiwan from time to time, and may propose or develop plans and proposals which it considers to be in the best interests of ChipMOS Taiwan and its shareholders (including the unaffiliated shareholders), including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions.

Alternatives to the Merger

The boards of directors and the senior management of IMOS and ChipMOS Taiwan have considered, as an alternative to the Merger, dual-listing of the IMOS Shares on Asian stock exchanges and a variety of possible business opportunities with investors that ranged from possible commercial or strategic partnership arrangements to possible acquisitions by or of the ChipMOS Group or other business combination transactions. However, IMOS and ChipMOS Taiwan had not been able to identify suitable candidates to successfully consummate any such strategic alternative.

Recognizing IMOS’s and ChipMOS Taiwan’s long-term strategic goals are to improve the corporate governance of the ChipMOS Group, eliminate the holding company discount in the current market trading price of the IMOS Shares, enhance investment flexibility and efficiencies, reduce operational cost, provide operational and administrative efficiencies in the long term, maximize shareholder value and achieve a more tax efficient ChipMOS Group structure, ChipMOS and IMOS considered various alternatives to restructure the layered corporate entities within the ChipMOS Group. The boards and the senior management of IMOS and ChipMOS Taiwan considered at least three other different strategic alternatives including a Spin-Off, a Scheme of Arrangement and an Exchange Offer. However, in light of the legal prohibitions and potential heavy tax burdens associated with these structural alternatives, the boards and the senior management of IMOS and ChipMOS determined that these alternatives were not viable alternative to the Merger.

Please see “ Special Factors —Background of the Merger” beginning on page 31 for additional information on the above mentioned alternatives to the Merger considered by IMOS and ChipMOS Taiwan.

Effects on IMOS if the Merger is not Completed

If the Merger is not completed for any reason, including but not limited to the ChipMOS Taiwan shareholders or the IMOS shareholders not approving the Merger, IMOS shareholders will not receive the Merger Consideration pursuant to the Merger Agreement. In addition, IMOS will continue to be listed and traded on NASDAQ, provided that it continues to meet NASDAQ listing requirements. In addition, IMOS will remain subject to the SEC’s reporting obligations. Therefore, the IMOS shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the IMOS Shares.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of the IMOS Shares, including the risk that the market price of the IMOS Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, IMOS may be required to pay ChipMOS Taiwan a termination fee of US$20.0 million, or ChipMOS Taiwan may be required to pay IMOS a termination fee of US$40.0 million, in each case, as described under the caption “The Merger Agreement — Termination Fee” beginning on page 182.

If the Merger is not completed, from time to time, the IMOS Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of IMOS and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger agreement is not authorized and approved by the IMOS shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to IMOS will be offered, or that the business, prospects or results of operations of IMOS will not be adversely impacted.

Financing of the Merger

ChipMOS Taiwan intends to fund the Cash Consideration, which is an aggregate amount of approximately US$101.2 million, from its cash on hand.

Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger

When considering the recommendations of the IMOS Board with respect to the Merger, IMOS shareholders should be aware that IMOS’s executive officers and directors, whose composition overlaps to some extent with those of ChipMOS Taiwan, may have interests in the Merger that are different from, or in addition to, those of the IMOS shareholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The IMOS Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that IMOS shareholders vote “FOR” the Merger proposal at the Special General Meeting of the IMOS Shareholders. These interests include:

Arrangements with ChipMOS Taiwan

Certain IMOS directors and executive officers have interests in the form of continued employment by ChipMOS Taiwan and in the form of continued service as a director of ChipMOS Taiwan as set forth in the following table:

Name	Officer Position Held with ChipMOS Taiwan	Services as a Director of ChipMOS Taiwan
Shih-Jye Cheng	President	Director and Chairman of the Board of Directors
Chin-Shyh Ou	Not applicable	Director
Shou-Kang Chen	Vice President of the Finance and Accounting Management Center	Not applicable

These employment and continued service as a director arrangements are the same as existed prior to IMOS and ChipMOS Taiwan entering into the Merger Agreement.

In addition, IMOS’s directors and officers are indemnified by ChipMOS Taiwan under the terms of the Merger Agreement. See the section entitled “— Directors’ and Officers’ Indemnification and Insurance” below.

Except as disclosed above, no other continued employment and continued directorship arrangements exist after the Merger.

Treatment of IMOS Share Options and IMOS Share Appreciation Rights Awards

Certain IMOS directors and executive officers hold one or more of the following IMOS equity awards: options to purchase IMOS Shares, referred to as IMOS share options, and IMOS share appreciation rights, referred to as IMOS SARs.

The following table sets forth IMOS share options and IMOS SARs information related to the estimated amounts of cash consideration expected to be received by non-employee directors, named executive officers and other executive officers of IMOS in exchange for cancellation of their outstanding IMOS equity awards. The amounts listed below are estimates (i) that reflect full vesting of these individuals’ IMOS equity awards immediately prior to the Effective Time, and (ii) that assume that closing of the Merger occurred on January 21, 2016, resulting in the amount of US$19.77, reduced by the applicable exercise price per IMOS Share, payable for each IMOS Share subject to then outstanding IMOS share options and IMOS SARs.

The actual cash amount, if any, to be received by IMOS’s directors and executive officers in exchange for their IMOS share options and IMOS SARs upon the Effective Time may differ from the amounts set forth below and will depend on: the outstanding IMOS share options and vested IMOS SARs held by such individuals as of the Effective Time, whether any vested IMOS share option has a per share exercise price that is greater than or equal to the total Per Share Value (calculated as the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71), and the value of the ChipMOS Taiwan Shares at the Effective Time.

Name	IMOS Share Options and Share Appreciation Rights Received in Exchange for Cancellation of Outstanding IMOS Equity Awards		Total Outstanding Number (1) of IMOS Share Options and IMOS Share Appreciation Rights
	IMOS Share Options	IMOS Share Appreciation Rights
Shih-Jye Cheng	274,000	0	274,000
Shou-Kang Chen	51,750	0	51,750
Li-Chun Li	42,250	23,000	65,250
Lafair Cho	24,000	0	24,000
Yeong-Her Wang	21,250	5,000	26,250
Rong Hsu	21,750	5,000	26,750
John Yee Woon Seto	10,000	5,000	15,000
Hsing-Ti Tuan	41,751	5,000	46,751
Chin-Shyh Ou	7,500	7,500	15,000
Chao-Jung Tsai	41,751	5,000	46,751
Antonio R. Alvarez	41,965	5,000	46,965
Total	577,967	60,500	638,467

Note:

(1) The total outstanding number including unexercised shares which are either vested or unvested.

Directors’ and Officers’ Indemnification and Insurance

For six years after the Effective Time, ChipMOS Taiwan will indemnify and hold harmless the present and former officers and directors of IMOS in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the ROC Company Act or any other applicable law. Further, without limiting the foregoing in any way, (i) ChipMOS Taiwan shall assume and perform all obligations of IMOS pursuant to each indemnification agreement between IMOS and each indemnified person, copies of which have been provided to ChipMOS Taiwan prior to the date hereof, in accordance with each such agreement’s terms, including all obligations of IMOS under each such agreement to indemnify each such indemnified person in respect of acts and omissions and to advance to each such indemnified person expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such indemnified person (including all reasonable fees and costs of legal counsel and experts), and (ii) for six years after the Effective Time, ChipMOS Taiwan shall indemnify and hold harmless each indemnified person to the fullest extent permitted by the ROC Company Act or any other applicable law in respect of acts and omissions occurring or decisions made by the IMOS Board in connection with, arising from or related in any way to any and all amendments to each and any of the IMOS share plans in accordance with this agreement and any related and ancillary actions taken by IMOS or any of its directors as a result of such amendments and shall advance to each such director expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such director (including all reasonable fees and costs of legal counsel and experts).

Prior to the Effective Time, ChipMOS Taiwan will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of IMOS’s existing directors’ and officers’ insurance policies and IMOS’s existing fiduciary liability insurance policies in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under IMOS’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of IMOS or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time; provided that IMOS shall give ChipMOS Taiwan a reasonable opportunity to participate in the selection of such tail policy and IMOS shall give reasonable and good faith consideration to any comments made by ChipMOS Taiwan with respect thereto.

Compensation of the IMOS Special Committee

The aggregate monthly compensation of members of the IMOS Special Committee in exchange for their services in such capacity is US$15,500 (in the case of the chairman of the IMOS Special Committee, monthly compensation of US$5,000, and in the case of other members of the IMOS Special Committee, monthly compensation of US$3,500). The payment of the above compensation is not contingent upon the completion of the Merger or the IMOS Special Committee’s or the IMOS Board’s recommendation of the Merger.

Related-Party Transactions

Audit Committee Review of Related-Party Transactions

IMOS has adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis.

Related-Party Transactions

For a description of related-party transactions for the year ended December 31, 2014 and 2015, see “Item 7. Major Shareholders and Related-Party Transactions” included in IMOS’s annual report on Form 20-F for the fiscal year ended December 31, 31, 2015 incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 233 for a description of how to obtain copies of IMOS’s annual reports on Form 20F. The other related-party transactions to date are the arrangements in connection with the Merger discussed elsewhere in this proxy statement.

Except for the transactions discussed herein, during the past two years (i) there were no negotiations, transactions or material contacts between any of IMOS and its affiliates, on the one hand, and any of ChipMOS Taiwan and its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of IMOS’s securities; election of IMOS’s directors or sale or other transfer of a material amount of assets of IMOS and (ii) IMOS and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of IMOS’s consolidated revenues with any of ChipMOS Taiwan, its affiliates and their respective directors or officers (if applicable). Except for employment agreements and director services agreements between certain IMOS directors and executive officers and ChipMOS Taiwan discussed in the section entitled “— Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger — Arrangements With ChipMOS Taiwan”, none of IMOS’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with any of ChipMOS Taiwan and its affiliates.

Board of Directors and Management of the Surviving Company Following Completion of the Merger

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable laws, (i) the directors of ChipMOS Taiwan at the Effective Time shall be the directors of the surviving company and (ii) the officers of ChipMOS Taiwan at the Effective Time shall be the officers of the surviving company.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion and legal conclusions contained herein constitute and represent the opinion of K&L Gates LLP, counsel to IMOS, as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below). This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is also based in part on representations by the Depository and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The discussion below is for general information only and is not, and should not be interpreted to be, tax advice to any holder of IMOS Shares. Each holder of IMOS Shares is urged to consult his, her or its own tax advisor.

The summary applies to you only if you hold IMOS Shares as a capital asset within the meaning of Section 1221 of the Code. The United States Internal Revenue Service, or the “IRS”, may challenge the tax consequences described below, and neither IMOS nor ChipMOS Taiwan has requested or will request a ruling from the IRS with respect to the United States federal income tax consequences of the Merger. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to the disposition of IMOS Shares pursuant to the Merger. In particular, the discussion below does not cover any state, local or foreign law, or the possible application of the United States federal estate or gift tax. You are urged to consult your own tax advisors regarding the application of the United States federal income tax laws to your particular situation as well as any state, local, foreign and United States federal estate and gift tax consequences of the ownership and disposition of IMOS Shares. In addition, this summary does not take into account any special United States federal income tax rules that may apply to a particular U.S. holder of IMOS Shares, including, without limitation, those that may apply to the following:

·	a dealer in securities or currencies;

·	a trader in securities that elects to use a market-to-market method of accounting for its securities holdings;

·	a financial institution or a bank;

·	an insurance company;

·	a tax-exempt organization;

·	a person that holds IMOS Shares in a hedging transaction or as part of a straddle or a conversion transaction;

·	a person whose functional currency for United States federal income tax purposes is not the U.S. dollar;

·	a person liable for alternative minimum tax;

·	a person that owns, or is treated as owning, 10% or more, by voting power or value, of IMOS Shares;

·	a person holding IMOS Shares in connection with a trade or business conducted outside the United States;

·	a person exercising statutory appraisal rights;

·	certain former U.S. citizens and residents who have expatriated; or

·	a person who received IMOS Shares pursuant to the exercise of employee share options or otherwise as compensation.

U.S. Holders

For purposes of the discussion below, you are a “U.S. holder” if you are a beneficial owner of IMOS Shares, or following the Merger, ChipMOS Taiwan ADSs, who or that is:

·	an individual United States citizen or resident alien of the United States (as specifically defined for United States federal income tax purposes);

·	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State therein or the District of Columbia;

·	an estate whose income is subject to United States federal income tax regardless of its source; or

·	a trust (x) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) that, if it was in existence on August 20, 1996, was treated as a United States person prior to that date and has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds IMOS Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding IMOS Shares or a partner in such partnership, you should consult your tax advisor.

This summary is not binding on the IRS or the courts. There can be no assurance that the IRS will not disagree with any of the conclusions described below. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any factual representation referenced below to be true, correct and complete in all material respects may adversely affect the accuracy of the statements and conclusions described in this summary.

Classification of the Merger

It is the opinion of counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based on certain qualifications, assumptions, and representations (including assumptions and representations regarding the absence of changes in existing facts and that the Merger will be completed in accordance with the terms and conditions of the merger agreement and as described in this proxy statement/prospectus and on the assumptions and factual representations contained in officer’s certificates of IMOS and ChipMOS Taiwan).

IMOS and ChipMOS Taiwan expect to report the Merger in a manner consistent with reorganization treatment under Section 368(a) of the Code for U.S. federal income tax purposes. However, no assurance can be given that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Consequences of the Merger to U.S. Holders of IMOS Shares

Based on counsel’s opinion that the Merger qualifies as a reorganization under Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to U.S. holders are as follows:

·	Subject to the discussion below concerning possible dividend treatment for the Cash Consideration, a U.S. holder who receives the Merger Consideration pursuant to the Merger Agreement would recognize capital gain in an amount equal to the lesser of (1) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional ADS which will be subject to tax in the manner described under “— Cash In Lieu of a Fractional ADS” below) and (2) the amount by which the aggregate fair market value as of the closing date of the Merger Consideration received exceeds the U.S. holder’s adjusted tax basis in the IMOS Shares exchanged. Such gain would be long-term capital gain or loss if such U.S. holder’s holding period for such IMOS Shares is more than one year as of the closing date of the Merger. If, however, the Cash Consideration has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the U.S. holder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below. If a U.S. holder acquired different blocks of IMOS Shares at different times or at different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of IMOS Shares.

·	A U.S. holder would not recognize any loss on the exchange, other than a loss realized in connection with the receipt of cash in lieu of fractional shares, if any, as described below.

·	A U.S. holder’s aggregate initial tax basis in ChipMOS Taiwan ADSs received (including fractional ADSs of ChipMOS Taiwan deemed received and redeemed as described below) would equal the U.S. holder’s aggregate adjusted tax basis in the IMOS Shares exchanged, decreased by the Cash Consideration and increased by any gain recognized by such U.S. holder on the exchange (including, but not limited to, any portion of such gain that is treated as a dividend, but excluding any gain attributable to cash received in lieu of a fractional ADS, if any, as described below).

·	A U.S. holder’s holding period of the ChipMOS Taiwan ADSs received would include the U.S. holder’s holding period of IMOS Shares.

If the Merger fails to qualify as a reorganization under Section 368(a) of the Code, then a U.S. holder of IMOS Shares would recognize capital gain or loss at the time of the Merger in an amount equal to the difference, if any, between (i) the fair market value as of the closing date of the Merger Consideration, and (ii) such holder’s adjusted tax basis in the IMOS Shares surrendered. Any gain or loss so recognized would be long-term capital gain if the U.S. holder has held the IMOS Shares for more than one year at the closing date. A U.S. holder’s holding period in the ChipMOS Taiwan ADS received would begin on the day following closing date of the Merger.

Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates up to a maximum rate of 20%. Any such gain may also be subject to an additional “net investment income tax”, which is discussed below under “— 3.8% Medicare Tax on ‘Net Investment Income’” The deductibility of capital losses may be subject to limitations and U.S. holders are urged to consult with their tax advisors about their particular tax consequences, including the deductibility of their capital losses, if any.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized pursuant to the Merger will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage stock ownership of ChipMOS Taiwan. For purposes of this determination, the U.S. holder is treated as if it first exchanged all of its IMOS Shares solely for ChipMOS Taiwan common stock and then ChipMOS Taiwan immediately redeemed referred to in this document as the “deemed redemption”, a portion of the ChipMOS Taiwan common stock in exchange for the cash the U.S. holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the U.S. holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a U.S. holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the U.S. holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend”, the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of ChipMOS Taiwan. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of ChipMOS Taiwan that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of ChipMOS Taiwan that is actually and constructively owned by the U.S. holder immediately after the deemed redemption. In applying the above tests, a U.S. holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a U.S. holder’s option to purchase in addition to the stock actually owned by the U.S. holder.

The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash In Lieu of a Fractional ADS

A U.S. holder of IMOS Shares who receives cash in lieu of a fractional ChipMOS Taiwan ADS would be treated as having received such fractional ADS in exchange for IMOS Shares and then having received such cash in redemption of the fractional ADS. Gain or loss generally will be recognized and measured by the difference between the amount of cash received and the portion of the adjusted tax basis of that holder’s IMOS Shares allocable to such fractional ChipMOS ADS. Such gain would be long-term capital gain or loss provided that such U.S. holder’s holding period for such IMOS Shares is more than one year as of the closing date of the Merger.

Passive Foreign Investment Company Considerations

In general, if a non-U.S. corporation is treated as a passive foreign investment company (“PFIC”) with respect to a shareholder, such shareholder is potentially subject to tax liability on gain realized upon any disposition of his or her shares, including disposition pursuant to a transaction that would otherwise be tax-free. IMOS does not believe that it was a PFIC in prior taxable years and does not expect to be treated as a PFIC in the current taxable year. IMOS cannot be certain, however, that the IRS will not challenge this position and that a court would not sustain such challenge because the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Under proposed Treasury regulations, if IMOS was a PFIC for a prior taxable year during which a U.S. holder held IMOS common shares or is a PFIC for the current taxable year and ChipMOS Taiwan is not a PFIC for the current taxable year, such U.S. holder would be required to recognize gain realized, if any, in respect of the Merger and be taxed in the manner described under “— U.S. Federal Income Tax Consequences Relating to Ownership and Disposition of ChipMOS Taiwan ADSs — Passive Foreign Investment Company (PFIC).” U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger if IMOS were treated as a PFIC with respect to them.

U.S. Federal Income Tax Consequences Relating to Ownership and Disposition of ChipMOS Taiwan ADSs Received in the Exchange by U.S. Holders

In general, a U.S. holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. holder exchanges ADSs for the underlying shares represented by those ADSs. The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary (“pre-release”), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the preferential rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of ROC taxes, and the availability of the preferential tax rate for dividends received by certain non-corporate U.S. holders, each as described below, could be affected by actions taken by such parties or intermediaries.

Distributions

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below, the amount of any cash distribution (other than in liquidation) that you receive with respect to ChipMOS ADSs plus the amount of any ROC taxes actually withheld therefrom (described below in “— ROC Taxation — Dividends”) generally will be taxed to a U.S. holder as dividend income to the extent such distribution does not exceed ChipMOS Taiwan’s current or accumulated earnings and profits (“E&P”), as calculated for U.S. federal income tax purposes. Such income will be includable in your gross income as ordinary income on the date of receipt by the Depositary. Dividends received by individuals and certain other non-corporate U.S. holders from “qualified foreign corporations” are taxed at the rate of either 0 percent, 15 percent or 20 percent, depending upon the particular taxpayer’s U.S. federal income tax bracket; provided that the recipient-shareholder has held his or her shares as a beneficial owner for more than 60 days during the 121-day period beginning on the date which is 60 days before the shares’ ex-dividend date. A foreign corporation is a “qualified foreign corporation” if the stock with respect to which it pays dividends is traded on an established securities market in the United States, provided that the foreign corporation is not a PFIC. ChipMOS Taiwan’s ADSs will be traded on an established securities market in the United States immediately following the Merger, although ChipMOS Taiwan cannot guarantee that its ADSs will be so traded in the future. ChipMOS Taiwan does not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or the foreseeable future. No assurance can be given, however, that the IRS may not disagree and seek to treat ChipMOS Taiwan as a PFIC. If ChipMOS Taiwan were a PFIC with respect to a particular U.S. holder, dividends received from ChipMOS Taiwan will be taxed at regular ordinary income tax rates and certain other rules will apply. See “Passive Foreign Investment Company (PFIC)” below. Holders of ChipMOS Taiwan shares should consult their own tax advisers regarding the availability of a reduced dividend tax rate in light of their own particular circumstances. To the extent any distribution exceeds ChipMOS Taiwan’s E&P, the distribution will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in ChipMOS Taiwan ADSs and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such ChipMOS Taiwan ADSs). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be taxed as gain recognized on a sale or exchange of ChipMOS ADSs. However, because ChipMOS Taiwan does not maintain calculations of its E&P under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. holders as dividends. Because ChipMOS Taiwan is not a U.S. corporation, no dividends-received deduction will be allowed to corporations with respect to dividends paid by it.

For United States foreign tax credit limitation purposes, dividends received on ChipMOS Taiwan ADSs will be treated as foreign source income and will generally be “passive category income”, or in the case of certain holders, “general category income.” You may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of ROC taxes actually withheld on dividends paid on ChipMOS Taiwan ADSs. The rules governing United States foreign tax credits are complex, and IMOS and ChipMOS Taiwan recommend that you consult your tax advisor regarding the applicability of such rules to you.

Sale, Exchange or Other Disposition of ChipMOS Taiwan ADSs

Subject to the PFIC rules discussed below, generally, in connection with the sale, exchange or other taxable disposition of ChipMOS Taiwan ADSs:

·	you will recognize capital gain or loss equal to the difference (if any) between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such ChipMOS Taiwan ADSs;

·	such gain or loss will be long-term capital gain or loss if your holding period for ChipMOS Taiwan ADSs is more than one year at the time of such sale or other disposition;

·	such gain or loss will generally be treated as United States source for United States foreign tax credit purposes; and

·	your ability to deduct capital losses is subject to limitations.

Long-term capital gains recognized by individuals and certain other non-corporate taxpayers, are taxed at preferential rates.

Passive Foreign Investment Company (PFIC)

ChipMOS Taiwan does not expect to be a PFIC for its current taxable year or the foreseeable future. However, a company’s PFIC status is a legal and factual determination that must be made annually and thus may be subject to change. If ChipMOS Taiwan were treated as a PFIC, gain realized on the sale or other disposition of a U.S holder’s ChipMOS Taiwan ADSs would in general not be treated as capital gain. Instead, such gain would be allocated ratably over the U.S. holder’s holding period for the ChipMOS Taiwan ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before ChipMOS Taiwan became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such year, together with an interest charge on the tax attributable to each such year. If ChipMOS Taiwan were a PFIC for any year during a U.S. holder’s holding period in ChipMOS Taiwan ADSs, it generally will continue to be treated as a PFIC with respect to the U.S. holder for all succeeding years during which the U.S. holder owns the ADSs. Dividends received from ChipMOS Taiwan will not be eligible for the special tax rates applicable to qualified dividend income for certain non-corporate U.S. holders if ChipMOS Taiwan is treated as a PFIC with respect to the U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income. Further, any distribution in respect of ChipMOS Taiwan ADSs in excess of 125 percent of the average annual distributions on ChipMOS Taiwan ADSs received by the U.S. holder during the preceding three years or the U.S. holder’s holding period, whichever is shorter, would be allocated ratably over the U.S. holder’s holding period for ChipMOS Taiwan ADSs and subject to taxation as described for sales or other dispositions above. Certain elections may be available that would result in alternative treatments such as mark-to-market treatment of the ADSs.

3.8% Medicare Tax on “Net Investment Income”

Certain U.S. holders that are individuals, estates, and certain trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include any gain realized or amounts received with respect to their IMOS Shares or their ChipMOS Taiwan ADSs, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds US$200,000 for an unmarried individual, US$250,000 for a married taxpayer filing a joint return (or a surviving spouse), or US$125,000 for a married individual filing a separate return. U.S. holders should consult their own tax advisor with respect to the applicability of the net investment income tax.

Information Reporting and Backup Withholding

Except in the case of corporations or other exempt holders, cash received by a U.S. holder in connection with the Merger and dividends, if any, paid by ChipMOS Taiwan to a U.S. holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and amounts withheld may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely furnished to the IRS.

U.S. holders who are individuals (and certain entities which are closely held by individuals) and who own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-U.S. issuer (which would include the ChipMOS Taiwan ADS) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Individuals who fail to report the required information could be subject to substantial penalties, and such individuals should consult their own tax advisors concerning the application of these rules to their investment in ChipMOS Taiwan ADSs.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF CHIPMOS TAIWAN ADSS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT DEPEND UPON INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL TAX OTHER THAN INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSIDERATIONS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER OR OWNERSHIP AND DISPOSITION OF CHIPMOS TAIWAN ADSS. ACCORDINGLY, EACH IMOS STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR CONFORMING OTHER TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP AND DISPOSITION OF CHIPMOS TAIWAN ADSS TO SUCH IMOS STOCKHOLDER.

ROC Taxation / Consequences of the Ownership or Disposition of ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs

The following discussion constitutes and represents the opinion of Lee and Li, Attorneys-at-Law, counsel to ChipMOS Taiwan, as to the material ROC tax consequences of the ownership and disposition of ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs by and to a non-resident individual or non-resident entity (referred to here as a “non-ROC holder”), which is based on qualifications and assumptions included therein. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who owns ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs, is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC.

HOLDERS of ChipMOS Taiwan ADSs AND ChipMOS Taiwan Shares SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE TAX CONSEQUENCES OF OWNING ChipMOS Taiwan ADSs OR ChipMOS Taiwan Shares IN TAIWAN AND ANY OTHER RELEVANT TAXING JURISDICTION TO WHICH THEY ARE SUBJECT.

Dividends

Dividends (whether in the form of cash or common shares) declared by ChipMOS Taiwan out of retained earnings and distributed to a non-ROC holder are subject to ROC withholding tax, currently at the rate of 20% (unless a preferable tax rate is provided under a tax treaty between the ROC and the jurisdiction where the non-ROC holder is a resident) on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed ChipMOS Taiwan Shares (in the case of stock dividends). The United States does not have an income tax treaty with the ROC. A 10% undistributed earnings tax is imposed on an ROC company for its after-tax earnings generated after January 1, 1998 which are not distributed in the following year. The undistributed earnings tax so paid will further reduce the retained earnings available for future distribution. When ChipMOS Taiwan declares a dividend out of those retained earnings, an amount in respect of the undistributed earnings tax, up to a maximum amount of 5% of the dividend to be distributed, will be credited against the withholding tax imposed on the non-ROC holders.

Distributions of ChipMOS Taiwan Shares or cash out of capital reserves will not be subject to withholding tax, except under limited circumstances.

Capital Gains

Starting from January 1, 2016, capital gains realized upon the sale or other disposition of ChipMOS Taiwan Shares are exempt from ROC income tax.

Sales of ChipMOS Taiwan ADSs are not regarded as sales of ROC securities and thus any gains derived from transfers of ChipMOS Taiwan ADSs are not regarded as ROC-sourced income. Accordingly, any gains derived from transfers of ChipMOS Taiwan ADSs by non- ROC holders are not currently subject to ROC income tax.

Securities Transaction Tax

Securities transaction tax will be imposed on the seller at the rate of 0.3% of the transaction price upon a sale of ChipMOS Taiwan Shares. Transfers of ChipMOS Taiwan ADSs are not subject to ROC securities transaction tax.

Subscription Rights

Distributions of statutory subscription rights for ChipMOS Taiwan Shares in compliance with the ROC Company Act are currently not subject to ROC tax. Sales of statutory subscription rights evidenced by securities are subject to securities transaction tax, currently at the rate of 0.3% of the gross amount received. Non-ROC holders are exempt from income tax on capital gains from the sale of statutory subscription rights evidenced by securities. Proceeds derived from sales of statutory subscription rights which are not evidenced by securities are not subject to securities transaction tax but are subject to income tax at a fixed rate of 20% of the income if the seller is a non-ROC holder. Subject to compliance with ROC law, ChipMOS Taiwan, in its sole discretion, may determine whether statutory subscription rights are evidenced by securities.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC left by a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Estate tax and gift tax are currently imposed at the rate of 10%. Under the ROC Estate and Gift Tax Act, common shares issued by ROC companies are deemed located in the ROC without regard to the location of the owner. It is unclear whether a holder of ChipMOS Taiwan ADSs will be considered to own ChipMOS Taiwan Shares for this purpose.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, Gambia, Swaziland, Malaysia, Macedonia, the Netherlands, Senegal, Sweden, Belgium, Denmark, Israel, Vietnam, Paraguay, Hungary, France, India, Slovakia, Switzerland, Germany, Thailand Kiribati, Luxembourg Austria and Italy. These tax treaties may limit the rate of ROC withholding tax on dividends paid with respect to common shares issued by ROC companies. A non-ROC holder of ChipMOS Taiwan ADSs may or may not be considered as the beneficial owner of ChipMOS Taiwan Shares for the purposes of such treaties. Accordingly, holders of ChipMOS Taiwan ADSs who wish to apply a reduced withholding tax rate that is provided under a tax treaty should consult their own tax advisers concerning such application. The United States does not have an income tax treaty with the ROC.

Certain Bermuda Tax Consequences of the Merger

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by IMOS or by shareholders in respect of the IMOS Shares. As a result, other than for persons ordinarily resident in Bermuda there are no current Bermuda taxation implications resulting from the Merger or the transactions contemplated by the Merger Agreement.

IMOS has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended) of Bermuda that, in the event that any legislation is enacted in Bermuda imposing tax computed on profits or income or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, the tax will not until March 31, 2035, be applicable to IMOS or to any of IMOS’s operations or to IMOS’s shares or other obligations except in so far as the tax applies to persons ordinarily resident in Bermuda or to any taxes payable by IMOS in respect of real property or leasehold interests in Bermuda held by IMOS.

Consequently, other than for persons ordinarily resident in Bermuda and until March 31, 2035, there are no future Bermuda taxation implications for holders of IMOS Shares resulting from the Merger or the transactions contemplated by the Merger Agreement.

Accounting Treatment of the Merger

IMOS and ChipMOS Taiwan share a common management team and there will be no change in management upon completion of the Merger. When taken together, IMOS and ChipMOS Taiwan are two entities under common control. In other words, the shareholders of IMOS exercise their control over ChipMOS Taiwan, which is regarded as a business, through an intermediate holding company, IMOS. As such, IMOS and ChipMOS Taiwan may be seen as a single reporting entity and the combination of these two entities will not be a business combination under IFRS 3 – Business Combination. From ChipMOS Taiwan’s perspective, the result of the Merger will be change in the structure of the ChipMOS Group and a change in ChipMOS Taiwan’s shareholding. Consequently, the Merger will be accounted for as a common control transaction through capital reorganization. Upon completion of the Merger, the consolidated financial statements of ChipMOS Taiwan would incorporate the assets and liabilities of IMOS at their pre-Merger carrying amounts without fair value uplift given there is no substantive economic change before and after the Merger.

Regulatory Approvals Required to Complete the Merger

The approval of Ministry of Economic Development in Bermuda is required for approving the ROC as an acceptable foreign jurisdiction for purposes of IMOS’s proposed intention to merge and discontinue as a Bermuda company and to continue as a ROC company.

The approvals, consents, notifications, permits or licenses issued by applicable governmental authorities in the ROC required for the consummation of the Merger include approvals of the MOEAIC, the FSC, the Central Bank of the ROC and the TWSE.

The only other material governmental or regulatory approvals or actions that ChipMOS Taiwan and IMOS are aware of and are required to complete the Merger are compliance with U.S. federal and state securities laws, Bermuda Companies Act, ROC Company Act, ROC Mergers and Acquisitions Act, and NASDAQ rules and regulations.

Treatment of IMOS Equity Awards

Each outstanding IMOS share option and share appreciation right, whether vested or unvested, shall be automatically cancelled and exchanged into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS share option or share appreciation right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value (calculated as the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71) over the exercise price per IMOS Share underlying such cancelled IMOS share option or share appreciation right, less applicable withholding taxes.

Dividend Policy

Under ChipMOS Taiwan's Articles of Incorporation, a proposal on the dividend distribution shall be submitted by the broad of directors annually to the shareholders' general meeting, and be determined based on factors including the past years' profit, current and future investment environment, capital needs, market competition, and budgets, with an aim to pursuing shareholders' interests and balancing the dividend distribution and the long-term financial plan. The distribution of profits can be made in the form of cash or stock dividends, provided that the cash dividend shall account for at least 10% of the total profit distributed as dividends in the given year.

Stock Exchange Listing

The ChipMOS Taiwan Shares are currently listed on the TWSE under the ticker symbol “8150.” There is currently no established public trading market for ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares. However, it is a condition to the completion of the Merger that ChipMOS Taiwan ADSs will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. As such, IMOS and ChipMOS Taiwan expect that as of the Effective Time, ChipMOS Taiwan ADSs will be authorized for listing on NASDAQ, and expect such

ChipMOS Taiwan ADSs will be listed on NASDAQ under the symbol IMOS.” As a result of the Merger, IMOS Shares will cease trading on NASDAQ one day before the first trading day of ChipMOS Taiwan ADSs.

The following is a tentative timetable of the various trading-related events in connection with the completion of the Merger:

Final trading day for IMOS Shares on NASDAQ	, 2016 (New York time)
Effective date of the Merger	, 2016 (Taiwan time)
First trading day for ChipMOS Taiwan ADSs on NASDAQ	, 2016 (New York time)

In advance of completion of the Merger, IMOS and ChipMOS Taiwan expect to publicly announce the definitive timetable for these trading-related events.

Rights of Dissenting Shareholders

Any IMOS shareholder of record on the Record Date who is not satisfied that it has been offered fair value for its IMOS Shares and whose IMOS Shares are not voted in favor of the Merger, the Merger Agreement and the Bermuda Merger Agreement and transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement may exercise its appraisal rights under Section 106(6) of the Bermuda Companies Act to have the fair value of its IMOS Shares appraised by the Bermuda Court. Persons owning beneficial interests in IMOS Shares but who are not shareholders of record should note that only persons who are shareholders of record on the Record Date are entitled to make an application for appraisal. Any IMOS shareholder of record intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its IMOS Shares with the Bermuda Court within one month of the giving of the notice convening the Special General Meeting of IMOS Shareholders. The notice delivered with this proxy statement/prospectus constitutes this notice of meeting.

If an IMOS shareholder votes in favor of the Merger Agreement, the Bermuda Merger Agreement and the Merger at the Special General Meeting of IMOS Shareholders, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the Merger is completed, and as discussed in “— Effects of the Merger”, “Merger Consideration”, “Rights of Dissenting Shareholders”, each IMOS Share held by such shareholder will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive the Merger Consideration. Voting against the Merger, or not voting, will not in itself satisfy the requirements for exercise of a IMOS’s shareholder’s right to apply for appraisal of the fair value of its IMOS Shares under Bermuda law.

In any case where a registered holder of IMOS Shares has made an appraisal application, which shareholder is referred to as a “dissenting shareholder”, in respect of the IMOS Shares held by such dissenting shareholder, which are referred to as “dissenting shares”, and the Merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares then, if the fair value of the dissenting shares is later appraised by the Bermuda Court, such dissenting shareholder will be paid by ChipMOS Taiwan, the surviving company of the Merger, the difference between the amount paid to him and the value appraised by the Bermuda Court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the Merger has been made effective under Bermuda law, then IMOS will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the Merger is terminated under the terms of the Merger Agreement.

An IMOS shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for costs of any application to the Bermuda Court under Section 106 of the Bermuda Companies Act will be in the Bermuda Court’s discretion.

The relevant portions of Section 106 of the Bermuda Companies Act are as follows, which is included in Annex G to this proxy statement/prospectus:

“106 (6) Any shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that it has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company will be entitled either —

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded before the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company will pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal will lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section will be in the discretion of the Court.

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

Comparison of Rights of Holders of IMOS Shares with Holders of ChipMOS Taiwan ADSs Representing the ChipMOS Taiwan Shares.

There are numerous differences between the rights of a shareholder in IMOS, a Bermuda corporation, and the rights of a holder of ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares. The characteristics of and the differences between IMOS Shares, the ChipMOS Taiwan Shares and ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares are summarized under “Description of American Depositary Shares of ChipMOS Taiwan”, “Description of the ChipMOS Taiwan Shares” and “Comparison of Rights of Shareholders.”

Merger-Related Costs

In connection with the Merger, IMOS expects to incur the merger-related costs, such as financial advisor and independent expert fees (US$2.5 million), legal fees (US$0.91 million) and auditor fees (US$0.09 million), in the aggregate amount of approximately US$3.5 million. ChipMOS Taiwan expects to incur the costs, such as financial advisor and independent expert fees (US$2.0 million), legal fees (US$1.85 million) and auditor fees (US$0.28 million), in the aggregate amount of approximately US$4.13 million. Except as otherwise provided under the Merger Agreement including the termination fee, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that those expenses incurred in connection with filing, printing, and mailing the disclosure filings and those expenses incurred in connection with obtaining approvals will be shared equally by IMOS and ChipMOS Taiwan.

Litigation Related to the Merger

None.

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Consolidated Financial Data of IMOS

The selected consolidated financial data of IMOS as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 has been derived from IMOS’s audited consolidated financial statements included in its annual report on Form 20-F for the year-ended December 31, 2015 filed with the SEC on April 18, 2016, which is incorporated by reference into this proxy statement/prospectus. These consolidated financial statements were prepared based on IFRS. The selected consolidated financial data as of December 31, 2012 and 2013 and for the year ended December 31, 2012 is derived from IMOS’s audited consolidated financial statements not included herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of IMOS or the combined company following completion of the Merger, and you should read the following information together with IMOS’s consolidated financial statements, the related notes, the section entitled “Operating and Financial Review and Prospects” contained in the annual report on Form 20-F for the year ended December 31, 2015 IMOS filed with the SEC on April 18, 2016, which are incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information.”

IMOS first started preparing its audited consolidated financial statements in accordance with IFRS starting from January 1, 2013. Historical financial data as of and for the years ended December 31, 2011 derived from IMOS’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the ROC (“ROC GAAP”) with reconciliation to accounting principles generally accepted in the U.S. has not been included below, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2012, 2013, 2014 and 2015 and cannot be obtained without unreasonable effort or expense.

	Year Ended December 31
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$

	(in millions, except per share data)
Consolidated Income Statements Data:
IFRS:
Revenue	$19,220.5	$19,361.9	$22,005.1	$19,869.4	$606.0
Cost of revenue	(16,767.9)	(15,922.4)	(16,782.2)	(15,735.6)	(479.9)
Gross profit	2,452.6	3,439.5	5,222.9	4,133.8	126.1
Other operating income	127.9	442.4	182.3	126.0	3.9
Research and development expenses	(505.4)	(564.5)	(678.8)	(747.8)	(22.8)
Sales and marketing expenses	(79.9)	(107.7)	(101.8)	(94.6)	(2.9)
Administrative and general expenses	(637.6)	(699.1)	(755.6)	(817.7)	(25.0)
Other operating expenses	(48.7)	(100.8)	(144.6)	(12.5)	(0.4)
Operating profit	1,308.9	2,409.8	3,724.4	2,587.2	78.9
Finance costs	(228.6)	(183.0)	(140.8)	(143.5)	(4.4)
Other non-operating income (expense), net	(232.5)	289.3	391.2	368.1	11.2
Profit before tax	847.8	2,516.1	3,974.8	2,811.8	85.7
Income tax	(178.1)	(827.1)	(1,036.3)	(935.8)	(28.5)
Profit for the year	$669.7	$1,689.0	$2,938.5	$1,876.0	$57.2
Attributable to:
Equity holders of IMOS	$629.8	$1,335.3	$1,663.2	$970.1	$29.6
Non-controlling interests	39.9	353.7	1,275.3	905.9	27.6
	$669.7	$1,689.0	$2,938.5	$1,876.0	$57.2
Earnings per share:
Basic	$22.92	$45.55	$56.33	$34.49	$1.05
Diluted	$22.25	$44.27	$54.99	$33.95	$1.04
Weighted-average number of shares outstanding:
Basic	27.5	29.3	29.5	28.1	28.1
Diluted	28.3	30.2	30.2	28.6	28.6

	As of December 31
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Financial Position Data:
IFRS:
Non-current assets:
Available-for-sale financial assets	$11.6	$8.6	$217.7	$10.0	$0.3
Investment in associates	-	-	-	346.3	10.6
Property, plant and equipment	12,475.3	12,811.9	13,494.9	14,102.3	430.1
Other non-current assets	726.2	330.4	315.9	341.6	10.4
	13,213.1	13,150.9	14,028.5	14,800.2	451.4
Current assets:
Inventories	1,687.9	1,519.4	1,704.7	1,667.7	50.9
Accounts and notes receivable	4,120.1	4,114.6	4,876.7	3,890.5	118.6
Other current assets	914.7	450.6	1,088.5	422.8	12.9
Cash and cash equivalents	8,863.6	13,372.8	15,265.2	12,127.4	369.8
	15,586.3	19,457.4	22,935.1	18,108.4	552.2
Total assets	$28,799.4	$32,608.3	$36,963.6	$32,908.6	$1,003.6
Equity and liabilities:
Equity attributable to equity holders of IMOS	11,593.6	13,564.7	14,616.8	12,928.8	394.3
Non-controlling interests	3,995.7	7,024.9	8,470.2	7,996.4	243.8
Total equity	15,589.3	20,589.6	23,087.0	20,925.2	638.1
Non-current liabilities:
Bank loans — non-current portion	6,739.9	3,889.0	4,560.0	4,985.8	152.1
Other non-current liabilities	566.2	584.7	586.9	610.7	18.6
	7,306.1	4,473.7	5,146.9	5,596.5	170.7
Current liabilities:
Accounts payable	890.1	956.8	1,074.9	708.5	21.6
Payable to contractors and equipment suppliers	484.6	858.2	1,307.5	524.0	16.0
Other payables	1,669.2	1,541.4	1,905.3	1,868.7	57.0
Other current liabilities	265.8	527.1	1,165.5	588.1	17.9
Bank loans — current portion	2,227.8	2,874.8	1,508.2	1,548.7	47.3
Short-term bank loans	366.5	786.7	1,768.3	1,148.9	35.0
	5,904.0	7,545.0	8,729.7	6,386.9	194.8
Total liabilities	13,210.1	12,018.7	13,876.6	11,983.4	365.5
Total equity and liabilities	$28,799.4	$32,608.3	$36,963.6	$32,908.6	$1,003.6

	Year Ended December 31,
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Cash Flow Data:
IFRS:
Capital expenditures	$2,817.9	$3,624.9	$3,568.2	$3,644.6	$111.1
Depreciation and amortization	4,631.8	3,294.9	2,909.0	3,021.9	92.2
Net cash generated from (used in):
Operating activities	4,527.0	6,223.2	5,599.9	5,395.9	164.6
Investing activities	(2,599.8)	(3,005.6)	(3,325.4)	(4,504.2)	(137.4)
Financing activities	(312.3)	1,305.2	(374.9)	(4,056.5)	(123.7)
Net increase (decrease) in cash and cash equivalents	$1,614.9	$4,522.8	$1,899.6	$(3,164.8)	$(96.5)

Ratio of Earnings to Fixed Charges
	Year Ended December 31,
	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges (1)	3.90	10.18	17.21	12.47

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of the profit before income tax and equity in earnings of equity method investments adding fixed charges and subtracting capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and discounts and an estimate of the interest within rental expense that are reasonable approximations of the interest factor. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in IMOS’ Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated into this proxy statement/prospectus by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report”.

Selected Consolidated Financial Data of ChipMOS Taiwan

The selected consolidated financial data of ChipMOS Taiwan as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 has been derived from ChipMOS Taiwan’s audited consolidated financial statements included in Annex E to this proxy statement/prospectus. The selected consolidated financial data as of December 31, 2012 and 2013 and for the year ended December 31, 2012 is derived from ChipMOS Taiwan’s audited consolidated financial statements not included herein.

These consolidated financial statements were originally prepared based on Taiwan IFRS for purposes of ChipMOS Taiwan’s filings in the ROC, but were adjusted and restated in compliance with IFRS. You should read these data together with “Information About ChipMOS Taiwan — Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus. Historical financial data as of and for the years ended December 31, 2011 derived from ChipMOS Taiwan’s consolidated financial statements prepared in accordance with ROC GAAP has not been included below, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2012, 2013, 2014 and 2015 and cannot be obtained without unreasonable effort or expense.

	Year Ended December 31,
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$
	(in millions, except per share data)
Consolidated Income Statements Data:
IFRS:
Revenue	$19,220.5	$19,361.9	$22,005.1	19,869.4	$606.0
Cost of revenue	(16,806.0)	(15,965.1)	(16,825.8)	(15,781.1)	(481.3)
Gross profit	2,414.5	3,396.8	5,179.3	4,088.3	124.7
Other operating income	190.2	507.6	240.9	207.6	6.3
Research and development expenses	(505.4)	(564.5)	(678.8)	(747.8)	(22.8)
Sales and marketing expenses	(79.9)	(107.7)	(101.8)	(94.6)	(2.9)
Administrative and general expenses	(551.8)	(593.6)	(621.1)	(667.5)	(20.3)
Other operating expenses	(48.7)	(100.8)	(144.6)	(12.5)	(0.4)
Operating profit	1,418.9	2,537.8	3,873.9	2,773.5	84.6
Finance costs	(228.5)	(183.0)	(140.8)	(143.5)	(4.4)
Other non-operating income (expense), net	69.9	1,001.2	1,061.6	232.7	7.1
Profit before tax	1,260.3	3,356.0	4,794.7	2,862.7	87.3
Income tax	(171.7)	(742.9)	(903.9)	(695.3)	(21.2)
Profit for the year	$1,088.6	$2,613.1	$3,890.8	$2,167.4	$66.1

Attributable to:
Equity holders of ChipMOS Taiwan	$1,010.1	$2,257.0	$3,356.1	$ 2 ,130.3	$65.0
Non-controlling interests	78.5	356.1	534.7	37.1	1.1
	$1,088.6	$2,613.1	$3,890.8	$2,167.4	$66.1
Earnings per share:
Basic	$1.20	$2.68	$3.91	$ 2 .43	$0.07
Diluted	$1.19	$2.64	$3.88	$ 2 .40	$0.07
Weighted-average number of shares outstanding:
Basic	842.9	842.9	858.7	877.4	877.4
Diluted	849.3	854.2	865.8	888.3	888.3

	As of December 31,
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Financial Position Data:
IFRS:
Non-current assets:
Available-for-sale financial assets	$1,368.1	$8.6	$217.7	$10.0	$0.3
Investment in associates	-	-	-	346.3	10.6
Property, plant and equipment	12,586.1	12,923.5	13,604.1	14,211.6	433.4
Other non-current assets	620.2	317.5	315.9	341.6	10.4
	$14,574.4	$13,249.6	$14,137.7	$14,909.5	$454.7
Current assets:
Inventories	$1,687.9	$1,519.4	$1,704.7	$1,667.7	$50.9
Available-for-sale financial assets	-	1,080.6	-	-	-
Accounts and notes receivable	4,120.1	4,114.6	4,876.7	3,890.5	118.6
Other current assets	626.1	448.9	675.1	428.9	13.1
Cash and cash equivalents	8,325.4	9,718.1	13,311.9	10,125.7	308.8
	$ 14.759.5	$16,881.6	$20,568.4	$16,112.8	$491.4
Total assets	$29,333.9	$30,131.2	$34,706.1	$31,022.3	$946.1
Equity and liabilities:
Equity attributable to equity holders of ChipMOS Taiwan	13,175.9	15,245.8	18,083.9	18,906.9	576.6
Non-controlling interests	2,542.4	2,481.4	2,621.7	-	-
Total equity	$15,718.3	$17,727.2	$20,705.6	$18,906.9	$576.6
Non-current liabilities:
Bank loans — non-current portion	6,739.9	3,889.0	4,560.0	4,985.8	152.0
Other non-current liabilities	1,040.5	1,109.0	937.2	907.4	27.7
	$7,780.4	$4,998.0	$5,497.2	$5,893.2	$179.7
Current liabilities:
Accounts payable	890.1	956.8	1,074.9	708.5	21.6
Payable to contractors and equipment suppliers	484.7	858.2	1,307.5	523.9	16.0
Other payables	1,600.4	1,402.5	1,678.9	1,704.1	52.0
Other current liabilities	265.7	527.0	1,165.5	588.1	18.0
Bank loans — current portion	2,227.8	2,874.8	1,508.2	1,548.7	47.2
Short-term bank loans	366.5	786.7	1,768.3	1,148.9	35.0
	$5,835.2	$7,406.0	$8,503.3	$6,222.2	$189.8
Total liabilities	$13,615.6	$12,404.0	$14,000.5	$12,115.4	$369.5
Total equity and liabilities	$29,333.9	$30,131.2	$34,706.1	$31,022.3	$946.1

	Year Ended December 31,
	2012	2013	2014	2015
	NT$	NT$	NT$	NT$	US$
	(in millions)
Consolidated Statement of Cash Flow Data:
IFRS:
Capital expenditures	$2,817.9	$3,624.9	$3,568.2	$3,644.6	$111.1
Depreciation and amortization	4,634.8	3,294.9	2,909.0	3,021.9	92.2
Net cash generated from (used in):
Operating activities	4,837.8	5,967.0	6,028.7	5,565.6	169.7
Investing activities	(2,066.9)	(1,933.4)	(2,215.3)	(4,504.2)	(137.4)
Financing activities	(380.5)	(2,667.8)	(256.2)	(4,247.1)	(129.5)
Net increase (decrease) in cash and cash equivalents	$2,390.4	$1,365.8	$3,557.2	$(3,185.7)	$(97.2)

Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges (1)	5.35	13.28	20.56	12.69

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of the profit before income tax and equity in earnings of equity method investments adding fixed charges and subtracting capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and discounts and an estimate of the interest within rental expense that are reasonable approximations of the interest factor. The ratio of earnings to fixed charges should be read in conjunction with “Information about ChipMOS Taiwan” and the consolidated financial statements, related notes and other financial information included in this proxy statement/prospectus by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such information.

SUMMARY PRO FORMA FINANCIAL INFORMATION

Pro forma financial statements for ChipMOS Taiwan are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made to the historical financial statements of IMOS to give effect to the Merger.

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share data for (i) IMOS and ChipMOS Taiwan Shares on a historical basis for the year ended December 31, 2015, respectively, and (ii) IMOS on an equivalent basis based on the Exchange Ratio of 18.71 ChipMOS Taiwan Shares for each IMOS Share. It has been assumed for purposes of the pro forma combined financial information provided below that the Merger was completed on January 1, 2015 for earnings per share purposes, and on December 31, 2015 for book value per share purposes. The historical earnings per share information should be read in conjunction with the historical consolidated financial statements and notes thereto of IMOS incorporated by reference into this proxy statement/prospectus and the consolidated financial statements and notes thereto of ChipMOS Taiwan included elsewhere in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

	IMOS Historical Year Ended December 31, 2015	ChipMOS Taiwan Historical Year Ended December 31, 2015		IMOS Equivalent of 0.9355 ChipMOS Taiwan ADS Historical Year Ended December 31, 2015
	US$	NT$	US$	US$
Earnings per share:
Basic	$1.05	$2.43	$0.07	$1.35
Diluted	1.04	2.40	0.07	1.34

Book value per share	14.45	21.10	0.64	11.19

The IMOS per share amounts were calculated based on the earnings for the year ended December 31, 2015, divided by ChipMOS Taiwan’s average outstanding shares taking into consideration ChipMOS Taiwan Shares to be received by IMOS shareholders in the Merger and shares owned by IMOS on January 1, 2015, which will be cancelled upon effect of the Merger and assuming that the Merger was completed on January 1, 2015. The IMOS per share amounts were then converted into IMOS equivalent of 0.9355 ChipMOS Taiwan ADS.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that are subject to a number of risks and uncertainties and are based on information as of the date hereof. Forward-looking statements include words such as “anticipate”, “believe”, “estimate,”, “expect”, “intend”, “plan”, “project”, “could”, “may”, “might”, “should”, “will” and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements about the Merger and the ChipMOS Group’s plans, objectives, expectations and intentions with respect thereto and with respect to future operations, including the beneficial impact described in this proxy statement/prospectus that the ChipMOS Group expects to achieve as a result of the Merger.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and the ChipMOS Group’s actual results of operations, financial condition and liquidity, and the development of the industries in which the ChipMOS Group operates may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. Important factors that could cause those differences include, but are not limited to:

·	the Merger may not be approved by IMOS shareholders or ChipMOS Taiwan shareholders;

·	changes in foreign or domestic laws, including tax laws, that could effectively preclude IMOS and ChipMOS Taiwan from completing the Merger or reduce or eliminate the benefits the ChipMOS Group expects to achieve from the Merger;

·	any required governmental and regulatory approvals for the Merger or the transactions contemplated by the Merger have not been obtained;

·	negative publicity resulting from the proposed Merger having an adverse effect on ChipMOS Group’s business;

·	an inability to satisfy all of the conditions to closing set forth in the Merger Agreement;

·	an inability to realize expected benefits from the Merger or the occurrence of difficulties in connection with the Merger;

·	costs related to the Merger, which could be greater than expected;

·	the volatility of the semiconductor industry and the market for end-user applications for semiconductor products;

·	overcapacity in the semiconductor assembly and test markets;

·	the increased competition from other companies and the ChipMOS Group’s ability to retain and increase its market share;

·	the ChipMOS Group’s ability to successfully develop new technologies and remain a technological leader;

·	the ChipMOS Group’s ability to maintain control over capacity expansion and facility modifications;

·	the ChipMOS Group’s ability to generate growth or profitable growth;

·	the ChipMOS Group’s ability to hire and retain qualified personnel;

·	the ChipMOS Group’s ability to acquire required equipment and supplies to meet customer demand;

·	the ChipMOS Group’s ability to raise debt or equity financing as required to meet certain existing obligations;

·	the ChipMOS Group’s reliance on the business and financial condition of certain major customers;

·	the success of any of the ChipMOS Group’s future acquisitions, investments or joint ventures;

·	the outcome of any pending litigation;

·	the outbreak of contagious disease and occurrence of earthquakes, typhoons and other natural disasters, as well as industrial accidents;

·	the political stability of the regions in which the ChipMOS Group conducts operations;

·	general local and global economic and financial conditions; and

·	other factors set forth under the heading “Item 3. Key Information — Risk Factors” in IMOS’s annual report on Form 20-F filed with the SEC on April 18, 2016, which is incorporated by reference in this proxy statement/prospectus, and under the heading “Risk Factors” in this proxy statement/prospectus.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this proxy statement/prospectus are expressly qualified in their entirety by the foregoing cautionary statements. ChipMOS Taiwan and IMOS undertake no obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events.

RISK FACTORS

In considering whether to vote in favor of the proposal to approve the Merger Agreement, the Bermuda Merger Agreement and the Merger, you should consider carefully the following risks or investment considerations, in addition to the other information in this proxy statement/prospectus. As set forth below, the ChipMOS Group has identified the material factors you should consider before making a decision on whether to vote in favor of the proposal to approve the Merger Agreement, the Bermuda Merger Agreement and the other proposal described herein, and the ChipMOS Group has identified the material risks that could cause its actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding how to vote. In addition, you should also review carefully the risk factors discussed in “Item 3. Key Information - Risk Factors” of IMOS’s annual report on Form 20-F filed with the SEC on April 18, 2016 and in IMOS’s subsequent reports filed pursuant to the Securities Exchange Act of 1934, as amended, as they discuss risks affecting the ChipMOS Group’s business generally that could also cause its actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Risks Relating to the Merger

The Merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Merger could have material and adverse effects on IMOS and ChipMOS Taiwan.

The completion of the Merger is subject to a number of conditions, including, among other things, the approvals by IMOS shareholders and ChipMOS Taiwan shareholders, no applicable laws prohibiting the consummation of the Merger, the approval by relevant ROC authorities, the declaration by SEC on effectiveness of the registration statements on Form F-4, Form F-6 and the Form 8-A with respect to the Merger, no stop order suspending the effectiveness of those forms being in effect, no proceedings for such purpose being in pending or threatened by the SEC, ChipMOS Taiwan ADSs authorized for listing on NASDAQ, ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs being admitted to trading on TWSE, and all transaction approvals having been taken, made, obtained or otherwise occurred. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for a more detailed discussion. Also, IMOS and ChipMOS Taiwan may terminate the Merger Agreement if the Merger has not been consummated on or before the End Date.

If the Merger is not completed on a timely basis, or at all, IMOS’s and ChipMOS Taiwan’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Merger, IMOS and ChipMOS Taiwan will be subject to a number of risks, including the following:

·	ChipMOS Taiwan and IMOS will be required to pay their respective costs relating to the Merger, such as legal, accounting, financial advisory and printing fees, whether or not the Merger is completed;

·	time and resources committed by ChipMOS Taiwan’s and IMOS’s respective management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

·	the market price of the ChipMOS Taiwan Shares or IMOS Shares could decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

·	ChipMOS Taiwan and/or IMOS could be subject to litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against ChipMOS Taiwan or IMOS to perform their respective obligations under the Merger Agreement; and

·	ChipMOS or IMOS may be required, in certain circumstances, to pay a termination fee ranging from US$20 million to US$40 million to the other party (see the section entitled “The Merger Agreement — Termination Fee”).

The Merger Agreement contains provisions that limit IMOS’s ability to pursue alternatives to the Merger, could discourage a potential competing acquirer of IMOS from making a favorable alternative transaction proposal and, in specified circumstances, could require IMOS to pay a termination fee of up to US$20 million to the other party.

The Merger Agreement contains certain provisions that restrict IMOS’s ability to initiate, solicit or take any action to knowingly facilitate or encourage, or enter into, participate or engage in any negotiations with respect to, or approve or recommend, or propose publicly to approve or recommend, any third−party proposal for an alternative transaction. The Merger Agreement also contains certain provisions that restrict IMOS’s ability to approve, recommend or enter into certain third−party unsolicited bona fide proposals for an alternative transaction. In addition, ChipMOS Taiwan has a reasonable opportunity to make any adjustments to the terms and conditions of the Merger Agreement and the Merger and the transactions contemplated by the Merger Agreement so that the alternative proposal raised by third-party ceases to be a Superior Proposal (as defined below). In some circumstances, upon termination of the Merger Agreement, IMOS will be required to pay a termination fee of up to US$20 million to ChipMOS Taiwan. See the sections entitled “The Merger Agreement — Covenants of IMOS”, “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

These provisions could discourage a potential third−party acquirer or merger partner that might have an interest in acquiring all or a significant portion of IMOS or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the merger consideration or might result in a potential third−party acquirer or merger partner proposing to pay a lower price to IMOS shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee of up to US$20 million that may become payable in certain circumstances.

If the Merger Agreement is terminated and IMOS determines to seek another business combination, IMOS may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

The expected benefits of the Merger may not be realized.

The ChipMOS Group cannot be assured that all of the goals of the Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that it does not control. These factors would include such things as the reactions of third parties with whom the ChipMOS Group enters into contracts and do business and the reactions of investors, analysts and the U.S., Bermuda and Taiwan taxing authorities.

In addition, while the ChipMOS Group expects that the Merger will enable it to continue to take advantage of improving corporate governance of the ChipMOS Group, eliminating the holding company discount in the current market trading price of IMOS Shares, enhancing investment flexibility and efficiencies, reducing operational cost, providing operational and administrative efficiencies in the long term, maximizing shareholder value and achieving a more tax efficient ChipMOS Group structure, these benefits may not be achieved. If the ChipMOS Group cannot realize the anticipated benefits, its business, results of operations and financial condition may suffer as a result.

Your rights as a shareholder of IMOS will change as a result of the Merger and the Private Placement in a manner that may be less favorable to you.

The consummation of the Merger will change the governing law that applies to IMOS shareholders from Bermuda law (which applies to IMOS Shares) to ROC law (which applies to the ChipMOS Taiwan Shares) and New York contract law (which applies under the Deposit Agreement). Some of the principal attributes of IMOS Shares and the ChipMOS Taiwan Shares will be similar. There are, however, several significant differences between the rights of shareholders under Bermuda law and under ROC law, and there are differences between IMOS’s current Memorandum and Articles and bye-laws and the Articles of Incorporation that will apply to IMOS shareholders after the consummation of the Merger through the ADS arrangements contemplated by the Deposit Agreement. For a detailed discussion of these differences, see “Comparison of Rights of Shareholders.”

Immediately after the Effective Time, economic ownership of IMOS shareholders in ChipMOS Taiwan will be diluted to 57.7%, compared with 59.3% in IMOS before the Merger. IMOS shareholders’ aggregate ownership in ChipMOS Taiwan will be further diluted to 43.7% post-Private Placement and post-Merger (based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016).

The market for ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares may differ from the current market for IMOS Shares.

Although it is anticipated that the ChipMOS Taiwan ADSs will be authorized for listing on NASDAQ under the symbol “IMOS”, which is the same symbol under which shares of IMOS are currently listed, the market prices, trading volume and volatility of ChipMOS Taiwan ADSs could be different from those of the IMOS Shares.

Because the Exchange Ratio is fixed and the market price of the IMOS Shares and ChipMOS Taiwan Shares may fluctuate, IMOS shareholders cannot be sure of the value of the IMOS Shares they will receive on the closing date.

Upon completion of the Merger, pursuant to the terms of the Merger Agreement, each IMOS Share will be cancelled, and in exchange, each former holder of such cancelled IMOS Shares will have the right to receive (i) 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares, and (ii) US$3.71 in cash, without interest. The Exchange Ratio will not be adjusted for changes in the market price of either IMOS Shares or ChipMOS Taiwan Shares between the date of the Merger Agreement and completion of the Merger. Accordingly, the value of ChipMOS Taiwan ADSs that IMOS shareholders will receive on the date you receive the Share Consideration after the Effective Time in accordance with the exchange procedures set forth in the Merger Agreement and described in this proxy statement/prospectus will depend on the trading price per ChipMOS Taiwan ADS on the NASDAQ at such time.

The prices of the ChipMOS Taiwan Shares and IMOS Shares and, as a result, the value of ChipMOS Taiwan ADSs that IMOS shareholders will receive pursuant to the Merger Agreement, have been fluctuating from the date of the Merger Agreement and may fluctuate through the date of the completion of the Merger. The markets prices, trading volume and volatility of ChipMOS Taiwan ADSs could be different from those of the ChipMOS Taiwan Shares. Accordingly, at the time of the Special General Meeting of IMOS Shareholders, IMOS shareholders will not know or be able to determine the value of ChipMOS Taiwan ADSs they may receive upon completion of the Merger. For that reason, the market price of the ChipMOS Taiwan Shares on the date of the Special General Meeting of IMOS Shareholders may not be indicative of the value of ChipMOS Taiwan ADSs that IMOS shareholders will receive upon completion of the Merger.

Publicity resulting from the proposed Merger could affect the ChipMOS Group’s business and IMOS’s or ChipMOS Taiwan’s share price.

Publicity generated by the proposed Merger could cause some of the ChipMOS Group’s customers or suppliers to hesitate to do business with the ChipMOS Group. This could have an adverse impact on the ChipMOS Group’s business. Publicity could also cause some of the IMOS shareholders and ChipMOS Taiwan shareholders to sell the IMOS Shares and ChipMOS Taiwan Shares, or decrease the demand for new investors to purchase the IMOS Shares and ChipMOS Taiwan Shares, which could have an adverse impact on the IMOS’s and ChipMOS Taiwan’s share price.

Some directors and executive officers of IMOS have certain interests that are different from those of IMOS shareholders generally.

Some directors and executive officers of IMOS have interests that may be different from, or be in addition to, your interests as an IMOS shareholder. You should consider these interests in voting on the Merger Agreement. These different interests are described under “Summary — Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger” and “Special Factors — Interests of Certain IMOS and ChipMOS Taiwan Persons in the Merger.”

The fairness opinion rendered to the IMOS Special Committee by its financial advisor was based on the financial analysis performed by the financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of the opinion. The IMOS Special Committee has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The fairness opinion rendered to the IMOS Special Committee by its financial advisor was provided in connection with, and at the time of, the IMOS’s evaluation of the Merger and the Merger Agreement. Such opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Wells Fargo Securities, as of the date of its opinion, which may have changed, or may change, after the date of opinion. The IMOS Special Committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, and it does not expect to obtain an updated opinion prior to completion of the Merger. Changes in the operations and prospects of ChipMOS Taiwan or IMOS, general market and economic conditions and other factors which may be beyond the control of ChipMOS Taiwan and IMOS, and on which such opinion was based, may have altered the value of ChipMOS Taiwan or IMOS or the prices of the ChipMOS Taiwan Shares or IMOS Shares since the date of opinion, or may alter such values and prices by the time the Merger is completed. Such opinion does not speak as of any date other than the date of opinion. For a description of the opinion that the IMOS Special Committee received from its financial advisor, please refer to “Summary — Opinion of the IMOS Special Committee’s Financial Advisor” and “Special Factors — Opinion of the IMOS Special Committee’s Financial Advisor.”

The financial estimates in this proxy statement/prospectus are based on various assumptions that may not be realized.

The financial estimates set forth in the forecast included under “Special Factors — Certain Financial Projections” are based on assumptions of and information available at the time they were prepared and provided to the IMOS Special Committee. IMOS does not know whether the assumptions made will be realized. They can be adversely affected by known or unknown risks and uncertainties, many of which are beyond IMOS’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events and/or circumstances described under “Forward-Looking Statements” will be important in determining ChipMOS Taiwan’s and/or IMOS’s future results. As a result of these contingencies, actual future results may vary materially from ChipMOS Taiwan’s estimates. In view of these uncertainties, the inclusion of the projected financial information in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

Risks Relating to ChipMOS Taiwan Shares and ChipMOS Taiwan ADSs

The market for ChipMOS Taiwan Shares and ChipMOS Taiwan ADSs may not be liquid.

There is no established trading market for ChipMOS Taiwan ADSs. There can be no assurance that an active trading market for ChipMOS Taiwan ADSs will develop or be sustained after the Merger is completed. Furthermore, active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors, compared to less active and less liquid markets.

Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties.

In connection with any withdrawal of ChipMOS Taiwan Shares from ChipMOS Taiwan’s ADR facility, the ChipMOS Taiwan ADSs representing these ChipMOS Taiwan Shares will be cancelled. Unless additional ChipMOS Taiwan ADSs are issued, the effect of these ChipMOS Taiwan Shares withdrawals will be to reduce the number of outstanding ChipMOS Taiwan ADSs. If a significant number of the ChipMOS Taiwan Shares withdrawals are affected, the liquidity of ChipMOS Taiwan ADSs will be substantially reduced. ChipMOS Taiwan cannot assure you that you or the depositary will be able to arrange for a sale of deposited ChipMOS Taiwan Shares in a timely manner or at a specified price, particularly during periods of illiquidity or volatility.

You will not be able to withdraw the underlying ChipMOS Taiwan Shares of ChipMOS Taiwan ADSs for a limited period of time after the initial delivery of ChipMOS Taiwan ADSs.

Under ROC regulations applicable to offerings of ADSs, newly-issued shares of ROC companies initially offered in ADS form may not be withdrawn from the ADR facility for a period following the initial delivery of the ADSs. As a result, for a limited period of time following the Effective Time of the Merger, holders of the ChipMOS Taiwan ADSs offered will not be able to withdraw the underlying ChipMOS Taiwan Shares from ChipMOS Taiwan ADR facility or sell the underlying ChipMOS Taiwan Shares on the TWSE.

Holders of ChipMOS Taiwan ADSs will not have the same voting rights as shareholders of ChipMOS Taiwan Shares, which may affect the value of their ChipMOS Taiwan ADSs.

The voting rights of a holder of ChipMOS Taiwan ADSs as to the ChipMOS Taiwan Shares represented by those ChipMOS Taiwan ADSs will be governed by the Deposit Agreement. Holders of ChipMOS Taiwan ADSs will be able to exercise voting rights on an individual basis as follows: if a holder of ChipMOS Taiwan ADSs outstanding at the relevant record date instructs the depositary to vote in a particular manner for or against a resolution, including the election of directors, the depositary will cause all ChipMOS Taiwan Shares represented by such holder’s ChipMOS Taiwan ADSs to be voted in that manner. If the depositary does not receive timely instructions from a holder of ChipMOS Taiwan ADSs outstanding at the relevant record date to vote in a particular manner for or against any resolution, including the election of directors, such holders of ChipMOS Taiwan ADSs will be deemed to have instructed the depositary or its nominee to give a discretionary proxy to a person designated by ChipMOS Taiwan to vote all ChipMOS Taiwan Shares represented by such holder’s ADSs at the discretion of such person, which may not be in the interest of holders of ChipMOS Taiwan ADSs.

If a non-ROC holder of ChipMOS Taiwan ADSs withdraws and holds the ChipMOS Taiwan Shares, such holder of ChipMOS Taiwan ADSs will be required to appoint a tax guarantor, local agent and custodian in the ROC and register with the TWSE in order to buy and sell securities on the TWSE

When a non-ROC holder of ChipMOS Taiwan ADSs elects to withdraw and hold ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs, such holder of the ChipMOS Taiwan ADSs will be required to appoint an agent for filing tax returns and making tax payments in the ROC. Such agent will be required to meet the qualifications set by the ROC Ministry of Finance and, upon appointment, will become the guarantor of the withdrawing holder’s tax payment obligations. Evidence of the appointment of a tax guarantor, the approval of such appointment by the ROC tax authorities and tax clearance certificates or evidentiary documents issued by such tax guarantor may be required as conditions to such holder repatriating the profits derived from the sale of ChipMOS Taiwan Shares. ChipMOS Taiwan cannot assure you that a withdrawing holder will be able to appoint, and obtain approval for, a tax guarantor in a timely manner.

In addition, under current ROC law, such withdrawing holder is required to register with the TWSE and appoint a local agent in the ROC to, among other things, open a bank account and open a securities trading account with a local securities brokerage firm, pay taxes, remit funds and exercise such holder’s rights as a shareholder. Furthermore, such withdrawing holder must appoint a local bank or a local securities firm to act as custodian for confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting and declaration of information. Without satisfying these requirements, non-ROC withdrawing holders of ChipMOS Taiwan ADSs would not be able to hold or otherwise subsequently sell ChipMOS Taiwan Shares on TWSE or otherwise. Appointment of an agent or a tax guarantor might also occur additional costs.

Pursuant to Mainland Investors Regulations, only qualified domestic institutional investors (the “QDIIs”, each a “QDII”) or persons that have otherwise obtained the approval from the MOEAIC and registered with the TWSE are permitted to withdraw and hold ChipMOS Taiwan Shares from a depositary receipt facility. In order to hold ChipMOS Taiwan Shares, such QDIIs are required to appoint an agent and custodian as required by the Mainland Investors Regulations. If the aggregate amount of ChipMOS Taiwan Shares held by any QDII or shares received by any QDII upon a single withdrawal accounts for 10.0% of ChipMOS Taiwan total issued and outstanding shares, such QDII must obtain the prior approval from the MOEAIC. ChipMOS Taiwan cannot assure you that such approval would be granted.

The market value of your investment may fluctuate due to the volatility of the ROC securities market.

The trading price of ChipMOS Taiwan ADSs may be affected by the trading price of the ChipMOS Taiwan Shares on the TWSE. The ROC securities market is smaller and more volatile than the securities markets in the United States and in many European countries. The TWSE is particularly volatile during times of political instability, including when relations between Taiwan and the PRC are strained. Several investment funds affiliated with the ROC government have also from time to time purchased securities from the TWSE to support the trading level of the TWSE. Moreover, the TWSE has experienced problems such as market manipulation, insider trading and settlement defaults. The recurrence of these or similar problems could have an adverse effect on the market price and liquidity of the securities of ROC companies, including ChipMOS Taiwan Shares and ChipMOS Taiwan ADSs, in both the domestic and international markets.

Restrictions on the ability to deposit ChipMOS Taiwan Shares into ChipMOS Taiwan’s ADR facility may adversely affect the liquidity and price of ChipMOS Taiwan ADSs.

The ability to deposit ChipMOS Taiwan Shares into ChipMOS Taiwan’s ADR facility is restricted by ROC law. Under current ROC law, no person or entity, including you and ChipMOS Taiwan, may deposit ChipMOS Taiwan Shares in ChipMOS Taiwan’s ADR facility without specific approval of the FSC, unless:

(1) ChipMOS Taiwan pays stock dividends on ChipMOS Taiwan Shares;

(2) ChipMOS Taiwan makes a free distribution of ChipMOS Taiwan Shares;

(3) holders of ChipMOS Taiwan ADSs exercise preemptive rights in the event of capital increases; or

(4) to the extent permitted under the Deposit Agreement and the relevant custody agreement, investors purchase ChipMOS Taiwan Shares, directly or through the depositary, on the TWSE, and deliver ChipMOS Taiwan Shares to the custodian for deposit into ChipMOS Taiwan’s ADR facility, or ChipMOS Taiwan’s existing shareholders deliver ChipMOS Taiwan Shares to the custodian for deposit into ChipMOS Taiwan’s ADR facility.

With respect to item (4) above, the depositary may issue ChipMOS Taiwan ADSs against the deposit of ChipMOS Taiwan Shares only if the total number of ChipMOS Taiwan ADSs outstanding following the deposit will not exceed the number of ChipMOS Taiwan ADSs previously approved by the FSC, plus any ChipMOS Taiwan ADSs issued pursuant to the events described in items (1), (2) and (3) above.

In addition, in the case of a deposit of ChipMOS Taiwan Shares requested under item (4) above, the depositary will refuse to accept deposit of such ChipMOS Taiwan Shares if such deposit is not permitted under any legal, regulatory or other restrictions notified by ChipMOS Taiwan to the depositary from time to time, which restrictions may include blackout periods during which deposits may not be made, minimum and maximum amounts and frequency of deposits.

The depositary will not offer holders of ChipMOS Taiwan ADSs preemptive rights unless the distribution of both the rights and the underlying ChipMOS Taiwan Shares to ChipMOS Taiwan ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act.

The right of holders of ChipMOS Taiwan ADSs to participate in ChipMOS Taiwan’s rights offerings is limited, which could cause dilution to your holdings.

ChipMOS Taiwan may from time to time distribute rights to its shareholders, including rights to acquire its securities. Under the Deposit Agreement, the depositary will not offer holders of ChipMOS Taiwan ADSs those rights unless both the distribution of the rights and the underlying securities to all ChipMOS Taiwan ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. Although ChipMOS Taiwan may be eligible to take advantage of certain exemptions under the Securities Act available to certain foreign issuers for rights offerings, ChipMOS Taiwan can give no assurances that it will be able to establish an exemption from registration under the Securities Act, and it is under no obligation to file a registration statement for any of these rights. Accordingly, holders of ChipMOS Taiwan ADSs may be unable to participate in ChipMOS Taiwan’s rights offerings and may experience dilution of their holdings.

If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of ChipMOS Taiwan ADSs will receive no value for these rights.

Changes in exchange controls which restrict your ability to convert proceeds received from your ownership of ChipMOS Taiwan ADSs may have an adverse effect on the value of your investment.

Under current ROC law, the depositary, even without obtaining approvals from the Central Bank of the ROC or any other governmental authority or agency of the ROC, may still convert NT dollars into other currencies, including U.S. dollars, for:

·	the proceeds of the sale of common shares represented by ADSs or received as stock dividends from ChipMOS Taiwan Shares and deposited into the depositary receipt facility; and

·	any cash dividends.

In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the ADR facility against the creation of additional ADSs. However, the depositary may be required to obtain foreign exchange approval from the Central Bank of the ROC on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although it is expected that the Central Bank of the ROC will grant this approval as a routine matter, ChipMOS Taiwan cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under the ROC Foreign Exchange Control Law, the Executive Yuan of the ROC government may, without prior notice but subject to subsequent legislative approval, impose foreign exchange controls in the event of, among other things, a material change in international economic conditions. ChipMOS Taiwan cannot assure you that foreign exchange controls or other restrictions will not be introduced in the future.

Risks Relating to the ChipMOS Group’s Industry

Because the ChipMOS Group depends on the highly cyclical semiconductor industry, which is characterized by significant and sometimes prolonged downturns from time to time, its revenue and earnings may fluctuate significantly, which in turn could cause the market prices of ChipMOS Taiwan Shares and IMOS Shares to decline.

Because the ChipMOS Group’s business is, and will continue to be, dependent on the requirements of semiconductor companies for independent assembly and test services, any downturn in the highly cyclical semiconductor industry may reduce demand for the ChipMOS Group’s services and adversely affect the ChipMOS Group’s results of operations. All of the ChipMOS Group’s customers operate in this industry and variations in order levels from the ChipMOS Group’s customers and in service fee rates may result in volatility in the ChipMOS Group’s revenue and earnings. For instance, during periods of decreased demand for assembled semiconductors, some of the ChipMOS Group’s customers may even simplify, delay or forego final test of certain types of semiconductors, such as dynamic random access memory or DRAM, further intensifying the ChipMOS Group’s difficulties. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns which have adversely affected the ChipMOS Group’s results of operations. In 2009, the semiconductor industry, especially the assembly and test services for DRAM products sector, continued to experience the significant downturn that began in fourth quarter of 2008, and which has adversely affected the ChipMOS Group’s business. This industry downturn started to recover from the second quarter of 2009, and the ChipMOS Group’s revenue for 2010 increased 42% from 2009 levels. The ChipMOS Group’s revenue for 2011 increased 6% from 2010 levels. The ChipMOS Group’s revenue for 2012 increased 6% from 2011 levels. The ChipMOS Group’s revenue for 2013 increased 1% from 2012 levels. The ChipMOS Group’s revenue for 2014 increased 14% from 2013 levels. The ChipMOS Group’s revenue for 2015 decreased 10% from 2014 levels and generated a profit attributable to equity holders of NT$970 million (US$30 million) in 2015. The ChipMOS Group cannot give any assurances that there will not be any downturn in the future or that any future downturn will not affect the ChipMOS Group’s results of operations.

Any deterioration in the market for end-user applications for semiconductor products would reduce demand for the ChipMOS Group’s services and may result in a decrease in the ChipMOS Group’s earnings.

Market conditions in the semiconductor industry track, to a large degree, those for their end-user applications. Any deterioration in the market conditions for the end-user applications of semiconductors the ChipMOS Group tests and assembles could reduce demand for the ChipMOS Group’s services and, in turn, materially adversely affect the ChipMOS Group’s financial condition and results of operations. The ChipMOS Group’s revenue is largely attributable to fees derived from assembly and test of semiconductors for use in personal computers, communications equipment, consumer electronic products and display applications. A significant decrease in demand for products in these markets could put pricing pressure on the ChipMOS Group’s assembly and test services and negatively affect the ChipMOS Group’s revenue and earnings. Weak demand for LCD and other flat-panel display products began in 2007 and has since adversely affected the ChipMOS Group’s operating results in 2008, 2009, and 2010. The LCD driver market started to recover in the second quarter of 2009 and the positive recovery trend continued through early 2015. However, started the second half year of 2015 an inventory adjustment related correction was observed. The ChipMOS Group cannot give any assurances that there will not be any downturn in the future or that any future downturn will not affect the ChipMOS Group’s results of operations. Any significant decrease in demand for end-user applications of semiconductors will negatively affect the ChipMOS Group’s revenue and earnings.

A decline in average selling prices for the ChipMOS Group’s services could result in a decrease in the ChipMOS Group’s earnings.

Historically, prices for the ChipMOS Group’s assembly and test services in relation to any given semiconductor tend to decline over the course of its product and technology life cycle. If the ChipMOS Group cannot reduce the cost of the ChipMOS Group’s assembly and test services, or introduce higher-

margin assembly and test services for new package types, to offset the decrease in average selling prices for the ChipMOS Group’s services, the ChipMOS Group’s earnings could decrease.

A reversal or slowdown in the outsourcing trend for semiconductor assembly and test services could reduce the ChipMOS Group’s profitability.

In recent years, integrated device manufacturers, or IDMs, have increasingly outsourced stages of the semiconductor production process, including assembly and test, to independent companies like the ChipMOS Group to shorten production cycles. In addition, the availability of advanced independent semiconductor manufacturing services has also enabled the growth of so-called “fabless” semiconductor companies that focus exclusively on design and marketing and outsource their manufacturing, assembly and test requirements to independent companies. A substantial portion of the ChipMOS Group’s revenue is indirectly generated from providing semiconductor assembly and test services to these IDMs and fabless companies. The ChipMOS Group cannot assure you that these companies will continue to outsource their assembly and test requirements to independent companies like the ChipMOS Group. A reversal of, or a slowdown in, this outsourcing trend could result in reduced demand for the ChipMOS Group’s services, which in turn could reduce the ChipMOS Group’s profitability.

Risks Relating to the ChipMOS Group’s Business

If the ChipMOS Group is unable to compete effectively in the highly competitive semiconductor assembly and test markets, the ChipMOS Group may lose customers and its income may decline.

The semiconductor assembly and test markets are very competitive. The ChipMOS Group faces competition from a number of IDMs with in-house assembly and test capabilities and other independent semiconductor assembly and test companies. The ChipMOS Group’s competitors may have access to more advanced technologies and greater financial and other resources than the ChipMOS Group does. Many of the ChipMOS Group’s competitors have shown a willingness to reduce prices quickly and sharply in the past to maintain capacity utilization in their facilities during periods of reduced demand. In addition, an increasing number of the ChipMOS Group’s competitors conduct their operations in lower cost centers in Asia such as the PRC, Thailand, Vietnam and the Philippines. Any renewed or continued erosion in the prices or demand for the ChipMOS Group’s assembly and test services as a result of increased competition could adversely affect the ChipMOS Group’s profits.

The ChipMOS Group is highly dependent on the market for memory products. A downturn in market prices for these products could significantly reduce the ChipMOS Group’s revenue and profit.

A significant portion of the ChipMOS Group’s revenue is derived from testing and assembling memory semiconductors. The ChipMOS Group’s revenue derived from the assembly and test of memory semiconductors accounted for 50%, 52% and 49% of its revenue in 2013, 2014 and 2015, respectively. In the past, the ChipMOS Group’s service fees for testing and assembling memory semiconductors were sharply reduced in tandem with the decrease in the average selling price of DRAM in the semiconductor industry. The continuing oversupply of DRAM products in 2008 and the weak demand in the DRAM market in the period from 2009 to 2013 resulted in significant reductions in the price of DRAM products, which in turn drove down the average prices for the ChipMOS Group’s assembly and test services for DRAM products in these periods. The ChipMOS Group cannot assure you that there will not be further downturns in DRAM prices in the future.

A decrease in market demand for LCD and other flat-panel display driver semiconductors may adversely affect the ChipMOS Group’s capacity utilization rates and thereby negatively affect the ChipMOS Group’s profitability.

The ChipMOS Group’s assembly and test services for LCD and other flat-panel display driver semiconductors generated revenue of NT$4,781 million, NT$5,171 million and NT$5,396 million (US$165 million) in 2013, 2014 and 2015, respectively. The ChipMOS Group invested NT$2,054 million, NT$1,056 million and NT$1,366 million (US$42 million) in 2013, 2014 and 2015, respectively, on equipment for tape carrier package, or TCP, chip-on-film, or COF and chip-on-glass, or COG, technologies, which are used in assembly and test services for LCD and other flat-panel display driver semiconductors. Most of this equipment may not be used for technologies other than TCP, COF or COG. The market demand for LCD and other flat-panel display driver semiconductors and related assembly and test services increased in 2014 and 2015 compared to the market demand in 2013. Any significant decrease in demand for these products and the ChipMOS Group’s related services, however, would significantly impair the ChipMOS Group’s capacity utilization rates. That may result in the ChipMOS Group’s inability to generate sufficient revenue to cover the significant depreciation expenses for the equipment used in testing and assembling LCD and other flat-panel display driver semiconductors, thereby negatively affecting the ChipMOS Group’s profitability. See also “— Because of the ChipMOS Group’s high fixed costs, if the ChipMOS Group is unable to achieve relatively high capacity utilization rates, its earnings and profitability may be adversely affected.”

The ChipMOS Group’s significant amount of indebtedness and interest expense will limit its cash flow and could adversely affect the ChipMOS Group’s operations.

The ChipMOS Group has a significant level of debt and interest expense. As of December 31, 2015, the ChipMOS Group had approximately NT$6,560 million (US$200 million) and NT$1,149 million (US$35 million) outstanding long-term and short-term indebtedness, respectively. The ChipMOS Group’s long-term indebtedness as of December 31, 2015, represented bank loans with an interest rate between 1.7474% and 1.8526%. As of December 31, 2015, NT$4,560 million (US$139 million) of the ChipMOS Group’s indebtedness was secured by collateral comprised of assets owned by ChipMOS Taiwan.

The ChipMOS Group’s significant indebtedness poses risks to its business, including the risks that:

·	the ChipMOS Group may have to use a substantial portion of its consolidated cash flow from operations to pay principal and interest on its debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

·	insufficient cash flow from operations may force the ChipMOS Group to sell assets, or seek additional capital, which the ChipMOS Group may be unable to do at all or on terms favorable to us;

·	the ChipMOS Group’s ability to sell assets or seek additional capital may be adversely affected by security interests in its assets granted to its lenders as collateral;

·	the ChipMOS Group’s level of indebtedness may make the ChipMOS Group more vulnerable to economic or industry downturns; and

·	the ChipMOS Group’s debt service obligations increase its vulnerabilities to competitive pressures, because many of the ChipMOS Group’s competitors may be less leveraged than the ChipMOS Group is.

The ChipMOS Group’s results of operations may fluctuate significantly and may cause the market price of the ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs to be volatile.

The ChipMOS Group’s results of operations have varied significantly from period to period and may continue to vary in the future. Among the more important factors affecting the ChipMOS Group’s quarterly and annual results of operations are the following:

·	the ChipMOS Group’s ability to accurately predict customer demand, as the ChipMOS Group must commit significant capital expenditures in anticipation of future orders;

·	the ChipMOS Group’s ability to quickly adjust to unanticipated declines or shortfalls in demand and market prices for the ChipMOS Group’s assembly and test services, due to its high percentage of fixed costs;

·	changes in prices for the ChipMOS Group’s assembly and test services;

·	volume of orders relative to the ChipMOS Group’s assembly and test capacity;

·	capital expenditures and production uncertainties relating to the roll-out of new assembly or test services;

·	the ChipMOS Group’s ability to obtain adequate assembly and test equipment on a timely basis;

·	changes in costs and availability of raw materials, equipment and labor;

·	changes in the ChipMOS Group’s product mix; and

·	earthquakes, drought and other natural disasters, as well as industrial accidents.

Because of the factors listed above, the ChipMOS Group’s future results of operations or growth rates may be below the expectations of research analysts and investors. If so, the market price of the ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs, and the market value of your investment, may fall.

The ChipMOS Group depends on key customers for a substantial portion of its revenue and a loss of, or deterioration of the business from, or delayed payment by, any one of these customers could result in decreased revenue and materially adversely affect the ChipMOS Group’s results of operations and financial condition.

The ChipMOS Group depends on a small group of customers for a substantial portion of its business. In 2015, the ChipMOS Group’s top five customers, collectively accounted for 64% of the ChipMOS Group’s revenue. As part of the ChipMOS Group’s strategy, the ChipMOS Group has been focusing on sales to key customers through long-term service agreements. The ChipMOS Group also focuses on its business with smaller customers and customers who do not place orders on a regular basis. The ChipMOS Group expects that it will continue to depend on a relatively limited number of customers for a significant portion of its revenue. Any adverse development in the ChipMOS Group’s key customers’ operations, competitive position or customer base could materially reduce the ChipMOS Group’s revenue and adversely affect the ChipMOS Group’s business and profitability.

Since semiconductor companies generally rely on service providers with whom they have established relationships to meet their assembly and test needs for their applications and new customers usually require the ChipMOS Group to pass a lengthy and rigorous qualification process, if the ChipMOS Group loses any of its key customers, it may not be able to replace them in a timely manner. The ChipMOS Group cannot assure you that receivable collection difficulties experienced by it will not occur in the future. If any of the ChipMOS Group’s key customers reduces or cancels its orders or terminates existing contractual arrangements, and if the ChipMOS Group is unable to attract new customers and establish new contractual arrangements with existing or new customers, the ChipMOS Group’s revenue could be reduced and the ChipMOS Group’s business and results of operations may be materially adversely affected.

Because of the ChipMOS Group’s high fixed costs, if the ChipMOS Group is unable to achieve relatively high capacity utilization rates, its earnings and profitability may be adversely affected.

The ChipMOS Group’s operations are characterized by a high proportion of fixed costs. For memory and logic/mixed-signal semiconductor test services, the ChipMOS Group’s fixed costs represented 57%, 47% and 48% of its total cost of revenue in 2013, 2014 and 2015, respectively. For memory and logic/mixed-signal semiconductor assembly services, the ChipMOS Group’s fixed costs represented 20%, 19% and 23% of its total cost of revenue in 2013, 2014 and 2015, respectively. For LCD and other flat-panel display driver semiconductor assembly and test services, the ChipMOS Group’s fixed costs represented 45%, 46% and 45% of its total cost of revenue in 2013, 2014 and 2015, respectively. For bumping services, the ChipMOS Group’s fixed costs represented 19%, 19% and 25% of its total cost of revenue in 2013, 2014 and 2015, respectively. The ChipMOS Group’s profitability depends in part not only on absolute pricing levels for its services, but also on the utilization rates for its assembly and test equipment, commonly referred to as “capacity utilization rates.” Increases or decreases in the ChipMOS Group’s capacity utilization rates can significantly affect its gross margins as unit costs generally decrease as the fixed costs are allocated over a larger number of units. In the past, the ChipMOS Group’s capacity utilization rates have fluctuated significantly as a result of the fluctuations in the market demand for semiconductors. If the ChipMOS Group fails to increase or maintain its capacity utilization rates, the ChipMOS Group’s earnings and profitability may be adversely affected. In addition, the ChipMOS Group has entered into various long-term assembly and test services agreements with certain of its customers that may require the ChipMOS Group to incur significant capital expenditures. If the ChipMOS Group is unable to achieve high capacity utilization rates for the equipment purchased pursuant to these agreements, the ChipMOS Group’s gross margins may be materially and adversely affected.

The assembly and test process is complex and the ChipMOS Group’s production yields and customer relationships may suffer as a result of defects or malfunctions in the ChipMOS Group’s assembly and test equipment and the introduction of new packages.

Semiconductor assembly and test are complex processes that require significant technological and process expertise. Semiconductor testing involves sophisticated testing equipment and computer software. The ChipMOS Group develops computer software to test its customers’ semiconductors. The ChipMOS Group also develops conversion software programs that enable it to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.” In addition, the test process is subject to human error by the ChipMOS Group’s employees who operate the ChipMOS Group’s testing equipment and related software. Any significant defect in the ChipMOS Group’s testing or conversion software, malfunction in the ChipMOS Group’s testing equipment or human error could reduce the ChipMOS Group’s production yields and damage the ChipMOS Group’s customer relationships.

The assembly process involves a number of steps, each of which must be completed with precision. Defective packages primarily result from:

·	contaminants in the manufacturing environment;

·	human error;

·	equipment malfunction;

·	defective raw materials; or

·	defective plating services.

These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as the ChipMOS Group expands its capacity or change its processing steps. In addition, to be competitive, the ChipMOS Group must continue to expand its offering of packages. The ChipMOS Group’s production yields on new packages typically are significantly lower than the ChipMOS Group’s production yields on our more established packages. The ChipMOS Group’s failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in a loss of customers, increased costs of production, delays, substantial amounts of returned goods and related claims by customers. Further, to the extent the ChipMOS Group’s customers have set target production yields, the ChipMOS Group may be required to compensate the ChipMOS Group’s customers in a pre-agreed manner. Any of these problems could materially adversely affect the ChipMOS Group’s business reputation and result in reduced revenue and profitability.

Because of the highly cyclical nature of the ChipMOS Group’s industry, the ChipMOS Group’s capital requirements are difficult to plan. If the ChipMOS Group cannot obtain additional capital when it needs it, the ChipMOS Group may not be able to maintain or increase its current growth rate and its profits will suffer.

As the ChipMOS Group’s industry is highly cyclical and rapidly changing, the ChipMOS Group’s capital requirements are difficult to plan. To remain competitive, the ChipMOS Group may need capital to fund the expansion of its facilities as well as to fund its equipment purchases and research and development activities. To meet the ChipMOS Group’s liquidity, capital spending and other capital needs, the ChipMOS Group has taken and plan to take certain measures to generate additional working capital and to save cash. The ChipMOS Group cannot assure you that these plans and measures will be implemented or will provide sufficient sources of capital.

In addition, future capacity expansions or market or other developments may require additional funding. The ChipMOS Group’s ability to obtain external financing in the future depends on a number of factors, many of which are beyond the ChipMOS Group’s control. They include:

·	the ChipMOS Group’s future financial condition, results of operations and cash flows;

·	general market conditions for financing activities by semiconductor assembly and test companies; and

·	economic, political and other conditions in Taiwan and elsewhere.

If the ChipMOS Group is unable to obtain funding in a timely manner or on acceptable terms, the ChipMOS Group’s growth prospects and potential future profitability will suffer.

Disputes over intellectual property rights could be costly, deprive the ChipMOS Group of technologies necessary for the ChipMOS Group to stay competitive, render the ChipMOS Group unable to provide some of the ChipMOS Group’s services and reduce the ChipMOS Group’s opportunities to generate revenue.

The ChipMOS Group’s ability to compete successfully and achieve future growth will depend, in part, on the ChipMOS Group’s ability to protect the ChipMOS Group’s proprietary technologies and to secure, on commercially acceptable terms, critical technologies that the ChipMOS Group does not own. The ChipMOS Group cannot assure you that the ChipMOS Group will be able to independently develop, or secure from any third party, the technologies required for the ChipMOS Group’s assembly and test services. The ChipMOS Group’s failure to successfully obtain these technologies may seriously harm the ChipMOS Group’s competitive position and render the ChipMOS Group unable to provide some of its services.

The ChipMOS Group’s ability to compete successfully also depends on the ChipMOS Group’s ability to operate without infringing upon the proprietary rights of others. The semiconductor assembly and test industry is characterized by frequent litigation regarding patent and other intellectual property rights. The ChipMOS Group may incur legal liabilities if it infringes upon the intellectual property or other proprietary rights of others. The ChipMOS Group is not able to ascertain what patent applications have been filed in the United States or elsewhere, however, until they are granted. If any third party succeeds in its intellectual property infringement claims against the ChipMOS Group or the ChipMOS Group’s customers, the ChipMOS Group could be required to:

·	discontinue using the disputed process technologies, which would prevent the ChipMOS Group from offering some of the ChipMOS Group’s assembly and test services;

·	pay substantial monetary damages;

·	develop non-infringing technologies, which may not be feasible; or

·	acquire licenses to the infringed technologies, which may not be available on commercially reasonable terms, if at all.

Any one of these developments could impose substantial financial and administrative burdens on the ChipMOS Group and hinder the ChipMOS Group’s business. The ChipMOS Group is, from time to time, involved in litigation in respect of intellectual property rights. Any litigation, whether as plaintiff or defendant, is costly and diverts the ChipMOS Group’s resources. If the ChipMOS Group fails to obtain necessary licenses on commercially reasonable terms or if litigation, regardless of the outcome, relating to patent infringement or other intellectual property matters occurs, the ChipMOS Group’s costs could be substantially increased to impact the ChipMOS Group’s margins. Any such litigation could also prevent the ChipMOS Group from testing and assembling particular products or using particular technologies, which could reduce the ChipMOS Group’s opportunities to generate revenue.

If the ChipMOS Group is unable to obtain raw materials and other necessary inputs from the ChipMOS Group’s suppliers in a timely and cost-effective manner, the ChipMOS Group’s production schedules would be delayed and the ChipMOS Group may lose customers and growth opportunities and become less profitable.

The ChipMOS Group’s operations require the ChipMOS Group to obtain sufficient quantities of raw materials at acceptable prices in a timely and cost-effective manner. The ChipMOS Group sources most of its raw materials, including critical materials like leadframes, organic substrates, epoxy, gold wire and molding compound for assembly, and tapes for TCP/COF, from a limited group of suppliers. The ChipMOS Group purchases all of the ChipMOS Group’s materials on a purchase order basis and has no long-term contracts with any of the ChipMOS Group’s suppliers. From time to time, suppliers have extended lead times, increased the price or limited the supply of required materials to us because of market shortages. Consequently, the ChipMOS Group may, from time to time, experience difficulty in obtaining sufficient quantities of raw materials on a timely basis. In addition, from time to time, the ChipMOS Group may reject materials that do not meet the ChipMOS Group’s specifications, resulting in declines in output or yield. Although the ChipMOS Group typically maintains at least two suppliers for each key raw material, the ChipMOS Group cannot assure you that it will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality in the future. It usually takes from three to six months to switch from one supplier to another, depending on the complexity of the raw material. If the ChipMOS Group is unable to obtain raw materials and other necessary inputs in a timely and cost-effective manner, the ChipMOS Group may need to delay the ChipMOS Group’s production and delivery schedules, which may result in the loss of business and growth opportunities and could reduce the ChipMOS Group’s profitability.

If the ChipMOS Group is unable to obtain additional assembly and test equipment or facilities in a timely manner and at a reasonable cost, the ChipMOS Group may be unable to fulfill its customers’ orders and may become less competitive and less profitable.

The semiconductor assembly and test business is capital intensive and requires significant investment in expensive equipment manufactured by a limited number of suppliers. The market for semiconductor assembly and test equipment is characterized, from time to time, by intense demand, limited supply and long delivery cycles. The ChipMOS Group’s operations and expansion plans depend on the ChipMOS Group’s ability to obtain equipment from a limited number of suppliers in a timely and cost-effective manner. The ChipMOS Group has no binding supply agreements with any of its suppliers and the ChipMOS Group acquires its assembly and test equipment on a purchase order basis, which exposes the ChipMOS Group to changing market conditions and other significant risks. Semiconductor assembly and test also requires the ChipMOS Group to operate sizeable facilities. If the ChipMOS Group is unable to obtain equipment or facilities in a timely manner, the ChipMOS Group may be unable to fulfill its customers’ orders, which could negatively impact the ChipMOS Group’s financial condition and results of operations as well as the ChipMOS Group’s growth prospects. Previously the ChipMOS Group has committed to acquire certain wafer sorting testers and probers under the ChipMOS Group’s long-term service agreement with Spansion LLC (“Spansion”). The ChipMOS Group terminated that agreement and commitment on February 19, 2009, after Spansion defaulted on its payment obligations. Currently, the ChipMOS Group does not have any long-term service agreements that require the ChipMOS Group’s commitment to acquire additional assembly and test equipment or facilities, however the ChipMOS Group cannot assure you that such commitment will not be made in the future.

If the ChipMOS Group is unable to manage the expansion of its operations and resources effectively, the ChipMOS Group’s growth prospects may be limited and the ChipMOS Group’s future profitability may be reduced.

The ChipMOS Group expects to continue to expand its operations and increase the number of its employees. Rapid expansion puts a strain on the ChipMOS Group’s managerial, technical, financial, operational and other resources. As a result of the ChipMOS Group’s expansion, the ChipMOS Group will need to implement additional operational and financial controls and hire and train additional personnel. The ChipMOS Group cannot assure you that the ChipMOS Group will be able to do so effectively in the future, and the ChipMOS Group’s failure to do so could jeopardize the ChipMOS Group’s expansion plans and seriously harm the ChipMOS Group’s operations.

It may be difficult to bring and enforce suits against us in the United States.

ChipMOS Taiwan is incorporated in Taiwan and a majority of its directors and most of its officers are not residents of the United States. A substantial portion of the ChipMOS Taiwan’s assets is located outside the United States. As a result, it may be difficult for the ChipMOS Taiwan’s shareholders to serve notice of a lawsuit on ChipMOS Taiwan or its directors and officers within the United States. Because most of the ChipMOS Taiwan’s assets are located outside the United States, it may be difficult for the ChipMOS Taiwan’s shareholders to enforce in the United States judgments of United States courts.

Any environmental claims or failure to comply with any present or future environmental regulations, or any new environmental regulations, may require the ChipMOS Group to spend additional funds, may impose significant liability on the ChipMOS Group for present, past or future actions, and may dramatically increase the cost of providing the ChipMOS Group’s services to the ChipMOS Group’s customers.

The ChipMOS Group is subject to various laws and regulations relating to the use, storage, discharge and disposal of chemical by-products of, and water used in, the ChipMOS Group’s assembly and gold bumping processes. From time to time, we may be subject to environmental administrative actions or judicial proceedings related to our waste discharging and management procedures or for violations of environmental laws. For example, in April 2016, ChipMOS Taiwan was fined in the amount of approximately NT$4 million (US$122 thousand) for discharging wastewater which was in violation of the ROC statutory effluent standards. Although the violation had immediately rectified, any future claims alleging ChipMOS Group’s failure to comply with any present or future regulations could result in the damages or imposition of fines against the ChipMOS Group, suspension of production or a cessation of the ChipMOS Group’s operations or negative publicity. New regulations could require the ChipMOS Group to acquire costly equipment or to incur other significant expenses. Any failure on the ChipMOS Group’s part to control the use of, or adequately restrict the discharge of, hazardous substances could subject the ChipMOS Group to future liabilities that may materially reduce the ChipMOS Group’s earnings.

Fluctuations in exchange rates could result in foreign exchange losses.

Currently, most of the ChipMOS Group’s revenue is denominated in NT dollars. The ChipMOS Group’s cost of revenue and operating expenses, on the other hand, are incurred in several currencies, including NT dollars, Japanese yen, U.S. dollars and RMB. In addition, a substantial portion of the ChipMOS Group’s capital expenditures, primarily for the purchase of assembly and test equipment, has been, and is expected to continue to be, denominated in Japanese yen with much of the remainder in U.S. dollars. The ChipMOS Group also has debt denominated in NT dollars, Japanese yen, U.S. dollars and RMB. Fluctuations in exchange rates, primarily among the U.S. dollar, the NT dollar and the Japanese yen, will affect the ChipMOS Group’s costs and operating margins in NT dollar terms. In addition, these fluctuations could result in exchange losses and increased costs in NT dollar terms. Despite selective hedging and other techniques implemented by the ChipMOS Group, fluctuations in exchange rates have affected, and may continue to affect, the ChipMOS Group’s financial condition and results of operations.

The ChipMOS Group may not be successful in its acquisitions, investments, joint ventures and dispositions, and may therefore be unable to implement fully the ChipMOS Group’s business strategy.

As part of the ChipMOS Group’s growth strategy, the ChipMOS Group may make acquisitions and investments in companies and businesses, establish joint ventures or make dispositions of the ChipMOS Group’s interests. For example, in February 2010, IMOS agreed to sell 15.8% of ChipMOS Taiwan’s outstanding shares to Siliconware Precision Industries Co., Ltd. (“Siliconware Precision”) and the transaction was completed in January 2011. In April 2013, as part of ChipMOS Taiwan’s listing plan on the TWSE, IMOS completed the sale of US$6.5 million or 0.8% of the total number of ChipMOS Taiwan’s outstanding shares to ChipMOS Taiwan’s underwriters and to certain others, including non-US employees of ChipMOS Taiwan. From September to October 2013, IMOS sold US$180 million or 21.4% of the total number of ChipMOS Taiwan’s outstanding shares to investors. After the completion of the aforesaid sales, IMOS held approximately US$523 million ChipMOS Taiwan Shares, representing 62.1% of the total number of ChipMOS Taiwan’s outstanding shares. On April 9, 2014, IMOS further sold US$1.3 million ChipMOS Taiwan Shares as “green shoe” option to market investors. ChipMOS Taiwan became listed and commenced trading on the main board of TWSE on April 11, 2014.

In November 2012, pursuant to a Registration Statement on Form F-3 declared effective on September 5, 2012, ThaiLin sold 2,000,000 of IMOS Shares under a secondary offering. In May 2013, ThaiLin completed its sale of 380,506 of IMOS Shares to Tokyo Seimitsu Co., Ltd. (“Tokyo Seimitsu”). In November 2013 and January 2014, ThaiLin sold 2,000,000 and 2,093,705 of IMOS Shares back to IMOS, respectively. In September 2014, Siliconware Precision sold 1,000,000 of IMOS Shares back to IMOS under the share purchase agreement entered in August 2014.

The success of the ChipMOS Group’s acquisitions, investments, joint ventures and dispositions depends on a number of factors, including:

·	the ChipMOS Group’s ability to identify suitable investment, acquisition, joint venture or disposition opportunities;

·	the ChipMOS Group’s ability to reach an agreement for an acquisition, investment, joint venture or disposition opportunity on terms that are satisfactory to the ChipMOS Group or at all;

·	the extent to which the ChipMOS Group is able to exercise control over the acquired or joint venture company;

·	the ChipMOS Group’s ability to align the economic, business or other strategic objectives and goals of the acquired company with those of the ChipMOS Group; and

·	the ChipMOS Group’s ability to successfully integrate the acquired or joint venture company or business with the ChipMOS Group.

If the ChipMOS Group is unsuccessful in its acquisitions, investments, joint ventures and dispositions, the ChipMOS Group may not be able to implement fully its business strategy to maintain or grow its business.

The ChipMOS Group depends on key personnel, and its revenue could decrease and its costs could increase if the ChipMOS Group loses their services.

The ChipMOS Group depends on the continued service of its executive officers and skilled engineering, technical and other personnel. The ChipMOS Group will also be required to hire a substantially greater number of skilled employees in connection with its expansion plans. In particular, the ChipMOS Group depends on a number of skilled employees in connection with its LCD and other flat-panel display driver semiconductor assembly and test services, and the competition for such employees in Taiwan and PRC is intense. The ChipMOS Group may not be able to either retain its present personnel or attract additional qualified personnel as and when needed. Moreover, the ChipMOS Group does not carry key person insurance for any of its executive officers nor does it have employment contracts with any of its executive officers or employees, and, as a result, none of its executive officers or employees is bound by any non-competition agreement. If the ChipMOS Group loses any of its key personnel, it could be very difficult to find and integrate replacement personnel, which could affect the ChipMOS Group’s ability to provide its services, resulting in reduced revenue and earnings. In addition, the ChipMOS Group may need to increase employee compensation levels in order to retain its existing officers and employees and to attract additional personnel. As of March 31, 2016, 17.6% of the workforce at the ChipMOS Group’s facilities are foreign workers employed by the ChipMOS Group under work permits that are subject to government regulations on renewal and other terms. Consequently, if the regulations in Taiwan relating to the employment of foreign workers were to become significantly more restrictive or if the ChipMOS Group is otherwise unable to attract or retain these workers at reasonable cost, the ChipMOS Group may be unable to maintain or increase its level of services and may suffer reduced revenue and earnings.

If the ChipMOS Group’s security measures are breached and unauthorized access is obtained to the ChipMOS Group’s information technology systems, the ChipMOS Group may lose proprietary data.

The ChipMOS Group’s security measures may be breached as a result of third-party action, including computer hackers, employees error, malfeasance or otherwise, and result in unauthorized access to the ChipMOS Group’s customers’ data or the ChipMOS Group’s data, including the ChipMOS Group’s intellectual property and other confidential business information, or the ChipMOS Group’s information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently, the ChipMOS Group may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in disclosure of the ChipMOS Group’s trade secrets, confidential customer, supplier or employee data, which could result in legal liability, harm to the ChipMOS Group’s reputation and otherwise harm the ChipMOS Group’s business.

A reversal or slowdown in the outsourcing trend for semiconductor packaging and testing services and electronic manufacturing services could adversely affect the ChipMOS Group’s growth prospects and profitability.

Semiconductor manufacturers that have their own in-house packaging and testing capabilities, known as integrated device manufacturers and original equipment manufacturers, have increasingly outsourced stages of the production process, including packaging, testing, electronic manufacturing and assembly, to independent companies in order to reduce costs, eliminate product complexity and meet fast-to-market requirements. In addition, the availability of advanced independent semiconductor manufacturing services has also enabled the growth of so-called “fabless” semiconductor companies that focus exclusively on design and marketing and outsource their manufacturing, packaging and testing requirements to independent companies. The ChipMOS Group cannot assure you that these manufacturers and companies will continue to outsource their packaging, testing and manufacturing requirements to third parties like the ChipMOS Group. Furthermore, during an economic downturn, these integrated device manufacturers typically rely more on their own in-house packaging and testing capabilities, therefore decreasing their need to outsource. A reversal of, or a slowdown in, this outsourcing trend could result in reduced demand for the ChipMOS Group’s services and adversely affect the ChipMOS Group’s growth prospects and profitability.

Any global economic downturn could adversely affect the demand for the ChipMOS Group’s products and services, and a protracted global economic crisis would have a material adverse effect on the ChipMOS Group.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including a European sovereign debt crisis that began in 2011 and continuing high unemployment rates in much of the world. It is unclear what the long-term impact of the European sovereign debt crisis will be and uncertainty remains over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. Any economic downturn or crisis may cause the ChipMOS Group’s customers to do the following:

·	cancel or reduce planned expenditures for the ChipMOS Group’s products and services;

·	seek to lower their costs by renegotiating their contracts with us;

·	consolidate the number of suppliers they use which may result in the ChipMOS Group’s loss of customers; and

·	switch to lower-priced products or services provided by the ChipMOS Group’s competitors.

Any uncertainty or significant volatility in global economic conditions may also make it difficult for the ChipMOS Group’s customers to accurately forecast and plan future business activities and may have a material adverse effect on the ChipMOS Group.

The ChipMOS Group’s profitability depends on its ability to respond to rapid technological changes in the semiconductor industry.

The semiconductor industry is characterized by rapid increases in the diversity and complexity of semiconductors. As a result, the ChipMOS Group expects that it will need to constantly offer more sophisticated packaging and testing technologies and processes in order to respond to competitive industry conditions and customer requirements. Success of a new product depends on a number of factors such as product acceptance by the market. New products are developed in anticipation of future demand. The ChipMOS Group cannot assure you that the launch of any new product will be successful, or that the ChipMOS Group will be able to produce sufficient quantities of these products to meet market demand. If the ChipMOS Group fails to develop, or obtain access to, advances in packaging or testing technologies or processes, the ChipMOS Group may become less competitive and less profitable. In addition, advances in technology typically lead to declining average selling prices for semiconductors packaged or tested with older technologies or processes. As a result, if the ChipMOS Group cannot reduce the costs associated with its services, the profitability of a given service and the ChipMOS Group’s overall profitability may decrease over time.

The ChipMOS Group’s global manufacturing and sales activities subject the ChipMOS Group to risks associated with legal, political, economic or other conditions or developments in various jurisdictions, including in particular the ROC and the PRC, which could negatively affect the ChipMOS Group’s business and financial status and therefore the market value of your investment.

In addition to the ROC and the PRC, the ChipMOS Group has operations worldwide and a significant percentage of the ChipMOS Group’s revenue comes from sales to locations outside the ROC or the PRC. Operating in the ROC, PRC and other overseas locations exposes the ChipMOS Group to changes in policies and laws, as well as the general political and economic conditions, security risks, health conditions and possible disruptions in transportation networks, in the various countries in which the ChipMOS Group operates, which could result in an adverse effect on the ChipMOS Group’s business operations in such countries. If any of the ChipMOS Group’s global operations are affected by the legal, political, economic or other conditions in the jurisdiction the ChipMOS Group operates, the ChipMOS Group’s results of operations as well as market price and the liquidity of the ChipMOS Taiwan Shares and ChipMOS Taiwan ADSs may be materially and adversely affected.

Pending private placement sale by ChipMOS Taiwan of 299,252,000 ChipMOS Taiwan Shares under the shares subscription agreement with Tsinghua Unigroup and its subsidiary may or may not be completed.

On December 11, 2015, the ChipMOS Taiwan Board authorized and ChipMOS Taiwan and Tsinghua Unigroup executed the Tsinghua Share Subscription Agreement, which is included as Exhibit 99.2, to sell and issue 299,252,000 ChipMOS Taiwan Shares to Tsinghua Unigroup by the Private Placement at a price of NT$40.0 per ChipMOS Taiwan Share representing an aggregate purchase price of approximately NT$12.0 billion (US$364 million). Under the terms of the Tsinghua Share Subscription Agreement, at the closing of the proposed Private Placement, Tsinghua Unigroup will have the right to appoint one representative to be elected as a director of ChipMOS Taiwan. Tsinghua Unigroup undertook that it would abide by the laws of the ROC in connection with investments made by PRC investors in Taiwan, including: (1) it would not have the control over ChipMOS Taiwan, (2) it would not serve as the managerial officer of ChipMOS Taiwan or appoint managerial officers of ChipMOS Taiwan, (3) the board seats held by Tsinghua Unigroup in ChipMOS Taiwan would not out-number the seats held by all other shareholders, (4) it would not solicit proxy for ChipMOS Taiwan general meeting. After the Merger and the issuance of the 299,252,000 ChipMOS Taiwan Shares on closing of the proposed Private Placement, Tsinghua Unigroup would own approximately 25.6% of the outstanding shares of ChipMOS Taiwan (based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016). IMOS shareholders’ aggregate ownership in ChipMOS Taiwan would be 43.7% post-Private Placement and post-Merger (based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016). ChipMOS Taiwan and Tsinghua Unigroup and its subsidiary also have entered into other agreements related to the Tsinghua Share Subscription Agreement. Please see “Information about ChipMOS Taiwan — Recent Acquisitions and Other Transactions — Private Placement and Strategic Alliance with Tsinghua Unigroup” beginning on page 146 for additional information.

The ChipMOS Group expects that when completing the Private Placement and transactions contemplated under the Tsinghua Share Subscription Agreement and related agreements, the ChipMOS Group will expand and strengthen the relationship between ChipMOS Taiwan and companies in the LCD drivers assembly and test services and wafer bumping services sectors in the PRC, and will also result in ChipMOS Taiwan being introduced to other potential suppliers, customers and business partners in the PRC. The completion of the Private Placement and the anticipated potential benefits of these transactions to ChipMOS Taiwan, however, are contingent upon satisfaction of a number of conditions precedent under the Tsinghua Share Subscription Agreement. One of these conditions is approval by the MOEAIC. The MOEAIC has full discretion as to whether the Private Placement will be approved. The Private Placement may or may not be approved by the MOEAIC. Further, in order to consummate the Private Placement, ChipMOS Taiwan will need to obtain approvals from the Hsinchu Science Park Bureau of the Ministry of Science and Technology on the amendment to the investment plan and updating the company registration particulars. regarding the increase of the total capital stock of ChipMOS Taiwan. It could develop that either or both of these conditions, as well as other conditions, may not be satisfied or may require expending more time and resources to satisfy than contemplated under the Tsinghua Share Subscription Agreement. That may delay or prevent the completion of the Private Placement, which would significantly reduce or eliminate the anticipated potential benefits of these transactions to ChipMOS Taiwan. Also, the anticipated potential benefits of these transactions to ChipMOS Taiwan could be significantly reduced by unforeseen events and occurrences, including without limitation significant adverse changes in the prospects for growth in or a significant decline in demand in the ChipMOS Group’s business or industry or in the business or industry of companies in the LCD drivers assembly and test services and wafer bumping services sectors in the PRC.

Risks Relating to Taiwan, ROC

As a substantial portion of the ChipMOS Group’s business and operations are located in Taiwan, the ChipMOS Group is vulnerable to earthquakes, typhoons, droughts and other natural disasters, which could severely disrupt the normal operation of the ChipMOS Group’s business and adversely affect the ChipMOS Group’s earnings.

Taiwan is susceptible to earthquakes and has experienced severe earthquakes which caused significant property damage and loss of life. These earthquakes damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. On February 6, 2016, Taiwan experienced a severe earthquake. There were damage to the ChipMOS Group’s facilities and interruptions to the ChipMOS Group’s production schedule caused by the earthquakes.

Taiwan is also susceptible to typhoons and droughts, which may cause damage and business interruption to companies with facilities located in Taiwan. Although the ChipMOS Group’s manufacturing process does not rely on an adequate supply of water, droughts may interrupt the manufacturing process of the foundries located in Taiwan, in turn disrupting some of the ChipMOS Group’s customers’ production, and this could result in a decline in the demand for the ChipMOS Group’s services. In addition, any temporary or sustained adverse impact from any future typhoons and droughts may adversely affect Taiwan’s economic, social or political conditions and may lead to fluctuations in the market price of ChipMOS Taiwan ADSs and ChipMOS Taiwan Shares.

While the ChipMOS Group maintains several insurance policies relating to its business, the ChipMOS Group does not currently carry any insurance coverage for interruptions. Should these interruptions occur, the ChipMOS Group will be exposed to substantial risks and may be liable for the full amount of any losses.

The ChipMOS Group’s production facilities as well as many of the ChipMOS Group’s suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If the ChipMOS Group’s customers are affected by an earthquake, a typhoon, a drought or other natural disasters, it could result in a decline in the demand for the ChipMOS Group’s packaging and testing services. If the ChipMOS Group’s suppliers and providers of complementary semiconductor manufacturing services are affected, the ChipMOS Group’s production schedule could be interrupted or delayed. As a result, a major earthquake, typhoon, drought, or other natural disasters in Taiwan could severely disrupt the normal operation of business and have a material adverse effect on the ChipMOS Group’s financial condition and results of operations.

Strained relations between the ROC and the PRC could negatively affect the ChipMOS Group’s business and the market value of your investment.

The ChipMOS Group’s principal executive offices and the ChipMOS Group’s principal assembly and test facilities are located in Taiwan. The ROC has a unique international political status. The PRC asserts sovereignty over all of China, including Taiwan. The PRC government does not recognize the legitimacy of the ROC government. Although significant economic and cultural relations have been established in recent years between the ROC and the PRC, relations have often been strained and the government of the PRC has indicated that it may use military force to gain control over Taiwan in some circumstances, such as the declaration of independence by the ROC. Relations between the ROC and the PRC have been particularly strained in recent years. Past developments in relations between the ROC and the PRC have on occasion depressed the market price of the securities of ROC companies. Relations between the ROC and the PRC and other factors affecting the political or economic conditions in Taiwan could have a material adverse effect on the ChipMOS Group’s financial condition and results of operations, as well as the market price and the liquidity of ChipMOS Taiwan ADSs and ChipMOS Taiwan Shares.

The ROC government currently restricts certain types of investments by ROC companies in the PRC, including investments in facilities for the packaging and testing of semiconductors. The ChipMOS Group does not know when or if such laws and policies governing investment in the PRC will be amended, and the ChipMOS Group cannot assure you that any such amendments to the ROC investment laws and policies will permit the ChipMOS Group to make an investment that the ChipMOS Group considers beneficial to the ChipMOS Group in the PRC in the future. As a result, the ChipMOS Group’s growth prospects and profitability may be adversely affected if the ChipMOS Group is restricted from making certain investments in the PRC and are not able to fully capitalize on the growth of the semiconductor industry in the PRC.

On January 16, 2016, Taiwan held the Presidential Election and the General Election for the Legislative Yuan, the parliament of the ROC. Tsai Ing-Wen of the pro-independence Democratic Progressive Party (“DPP”) won the Presidential Election and the DPP gained the majority of the seats in the Legislative Yuan for the first time in its history. The President-Elect Tsai Ing-Wen and the DPP had stressed on how they are keen to maintain the status quo with China. In a statement issued after Tsai's win, the Chinese Cabinet’s body for handling Taiwan affairs reaffirmed its opposition to Taiwan independence, but said it would work to maintain peace and stability between the two sides of the Taiwan Strait. Past developments related to the interaction between Taiwan and the PRC have on occasion depressed the market prices of the securities of Taiwanese or Taiwan-related companies, including our own. We cannot assure you any contentious situations between Taiwan and the PRC will resolve in maintaining the current status quo or remain peaceful. Relations between Taiwan and the PRC and other factors affecting military, political or economic stability in Taiwan could have a material adverse effect on our financial condition and results of operations, as well as the market price and the liquidity of our common shares.

INFORMATION ABOUT IMOS

ChipMOS TECHNOLOGIES (Bermuda) LTD. is an exempted company incorporated in August 2000 under the Bermuda Companies Act with limited liability.

IMOS provides most of its services through ChipMOS Taiwan and its subsidiaries and investees. IMOS provides its services in Taiwan through ChipMOS Taiwan and services in the PRC through ChipMOS Shanghai, a wholly-owned subsidiary of ChipMOS BVI, which is a wholly-owned subsidiary ChipMOS Taiwan.

The following chart illustrates IMOS’s corporate structure and equity interest in each of its principal subsidiaries and affiliates as of the date of this proxy statement/prospectus.

IMOS Shares are traded on NASDAQ under the symbol “IMOS.”

The principal executive offices of IMOS are located at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC and IMOS’s phone number is (886) 3 563 3988. Additional information about IMOS and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT CHIPMOS TAIWAN

For the purposes of this section, “we”, “us”, “our”, “our Company” and “the Company” refer to ChipMOS Taiwan and its subsidiaries.

ChipMOS Taiwan and Its History

ChipMOS Taiwan was incorporated in 1997 under the ROC Company Act, under the name “ChipMOS TECHNOLOGIES INC.”, as a joint venture company between Mosel Vitelic Inc. (“Mosel”) and Siliconware Precision and with the participation of other investors. Its operations consist of the assembly and test of semiconductors as well as gold bumping and memory module manufacturing.

ChipMOS Taiwan’s principal place of business is located at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC and its phone number is (886) 3 577 0055. We provide services in PRC through ChipMOS Shanghai, a wholly-owned subsidiary of ChipMOS BVI, which is a wholly-owned subsidiary of ChipMOS Taiwan.

In January 2001, IMOS acquired an equity interest in ChipMOS Taiwan by issuing IMOS Shares to ChipMOS Taiwan shareholders in exchange for their 70.3% shareholding in ChipMOS Taiwan. In October 2001, ChipMOS Taiwan issued 6,911,732 ChipMOS Taiwan Shares as employee bonuses. In December 2002, IMOS issued 132,793 IMOS Shares in exchange for 5,633,442 ChipMOS Taiwan Shares held by these employees. On September 14, 2007, ChipMOS Taiwan completed a share exchange transaction with IMOS pursuant to which IMOS exchanged one common share for every 8.4 ChipMOS Taiwan shares. Following the completion of the share exchange transaction, ChipMOS Taiwan became IMOS’s wholly-owned subsidiary. In February 2010, IMOS agreed to sell 15.8% of ChipMOS Taiwan’s outstanding shares to Siliconware Precision. The share purchase transaction was completed in January 2011. On April 16, 2013, as part of ChipMOS Taiwan’s listing plan on the TWSE, IMOS completed the sale of 6.5 million outstanding ChipMOS Taiwan shares, or 0.8% of the total number of ChipMOS Taiwan’s outstanding shares, at the price of NT$15.0 per share to ChipMOS Taiwan’s underwriters for the TWSE listing plan and to certain others, including non-US employees of ChipMOS Taiwan.

From September 2, 2013 to October 3, 2013, IMOS sold 180 million shares, or 21.4% of the total number of ChipMOS Taiwan’s outstanding shares, at the price of NT$20.0 per shares to investors. ChipMOS Taiwan became listed and commenced trading on the main board of TWSE on April 11, 2014.

As of the date of this proxy statement/prospectus, IMOS owns approximately 522.1 million ChipMOS Taiwan shares, representing 59.3% of ChipMOS Taiwan’s outstanding shares.

The following chart illustrates ChipMOS Taiwan’s corporate structure and equity interest in each of its principal subsidiaries and affiliates as of the date of this proxy statement/prospectus.

Below is a description of our principal consolidated subsidiaries:

ChipMOS TECHNOLOGIES (BVI) LTD. and ChipMOS TECHNOLOGIES (SHANGHAI) LTD.

ChipMOS BVI was incorporated in the British Virgin Islands in January 2002. ChipMOS BVI conducts its operations through ChipMOS Shanghai, a wholly-owned subsidiary incorporated in PRC in June 2002. ChipMOS Shanghai is engaged in wafer testing and semiconductor assembly and test. IMOS acquired a 100% equity interest in ChipMOS BVI on December 12, 2002, and then transferred it to Jesper Limited (“Jesper”) on December 31, 2002. In 2003, IMOS acquired from Jesper a convertible note in the amount of US$37.5 million issued by ChipMOS BVI that may be converted into a controlling equity interest in ChipMOS BVI at a conversion rate of one ordinary share of ChipMOS BVI for every US$1.00 if the repayment is not made when due. In 2004, IMOS restructured its control of ChipMOS Shanghai and its PRC operations. On July 29, 2004, IMOS replaced the US$37.5 million convertible note previously issued by ChipMOS BVI in its entirety with a US$62.8 million demand note issued by ChipMOS BVI, with the difference representing a US$25 million loan that IMOS extended to ChipMOS BVI from the net proceeds of IMOS’s July 2004 offering of IMOS Shares. In addition, IMOS extended a loan in the aggregate amount of US$50 million to ChipMOS BVI from the net proceeds of IMOS’s November 2004 convertible debt offering in exchange for demand notes issued by ChipMOS BVI in the same aggregate amount (the “MMT Notes”). The MMT Notes were convertible at any time into common shares representing, immediately after the conversion, almost 100% of the then outstanding common shares of ChipMOS BVI at a conversion rate of US$1.00 for each common share of ChipMOS BVI. Payment under the MMT Notes were fully and unconditionally guaranteed by Jesper and secured by a pledge agreement in respect of the entire equity interest in ChipMOS BVI and ChipMOS Shanghai. IMOS obtained from Jesper an irrevocable option to acquire at any time the common shares of ChipMOS BVI then owned by Jesper. Under an assignment and assumption agreement signed on April 22, 2011 (the “MMT Assignment Agreement”), IMOS agreed to sell the MMT Notes to ThaiLin for a purchase price of approximately US$40 million subject to certain closing conditions. Post completion of MMT Assignment Agreement transaction, ThaiLin immediately converted the MMT Notes into common shares of ChipMOS BVI and purchased all of the remaining common shares of ChipMOS BVI from Jesper, with ChipMOS BVI becoming a wholly-owned subsidiary of ThaiLin. The MMT Assignment Agreement transaction was completed on October 3, 2011.

Industry Background

ChipMOS Taiwan provides a broad range of back-end assembly and test services. Test services include engineering testing, wafer probing and final testing of memory and logic/mixed-signal semiconductors. We also offer a broad selection of leadframe and organic substrate-based package assembly services for memory and logic/mixed-signal semiconductors. ChipMOS Taiwan’s advanced leadframe-based packages include thin small outline packages, or TSOPs, and our advanced organic substrate-based packages include fine-pitch ball grid array packages (“fine-pitch BGA”). We also offer flip chip assembly and test services using both leadframe and organic substrate carriers. In addition, we provide gold bumping, assembly and test services for LCD and other flat-panel display driver semiconductors by employing TCP, COF and COG technologies. Cu pillar, RDL and solder based bumping services are available for memory, mix-signal and MEMS products.

Semiconductors tested and assembled by ChipMOS Taiwan are used in personal computers, graphics applications such as game consoles, communications equipment, mobile products such as cellular handsets, tablets, consumer electronic products and display applications such as flat-panel displays. For the year ended December 31, 2015 and the year ended December 31, 2014, 24.3% and 23.3% of ChipMOS Taiwan’s revenue was derived from testing services for memory and logic/mixed-signal semiconductors, 31.6% and 34.8% from assembly services for memory and logic/mixed-signal semiconductors, 27.1% and 23.5% from LCD and other flat-panel display driver semiconductor assembly and test services and 17.0% and 18.4% from bumping services for semiconductors, respectively.

Semiconductor Industry Trends

Growth in the semiconductor industry is largely driven by end-user demand for consumer electronics, communications equipment and computers, for which semiconductors are critical components. The worldwide semiconductor industry has experienced peaks and troughs over the last decade, with a severe downturn at the end of 2000 that was followed by a modest recovery in late 2002. Beginning in the fourth quarter of 2008, the semiconductor industry commenced another downturn that increased in unprecedented severity into the first quarter of 2009. The overall semiconductor industry commenced to recover from the downturn in the second quarter of 2009 and the positive recovery trend continues through early 2015.

Selected Key Semiconductor Markets

While a recovery trend in end-user demand for new and improved electronic products and applications continues, various sectors of the semiconductor industry are in turn expected to benefit from a resumption in growth. These sectors include the memory semiconductor market for industrial, mobile and automotive applications, and the LCD and other flat-panel display driver semiconductor market.

Memory Semiconductor Market

The potential for memory market growth is linked to anticipated memory content increases in consumer electronics, industrial, and PC applications (overall industry consensus and our customer feedback indicating that although the PC market in general is expected to remain flat or decline, the anticipated memory content in PC, including DRAM and NAND flash, is expected to increase) due to increasing operating system requirements, increased use of graphics in gaming and other applications, continued growth of broadband content and a transition to 64-bit PC architecture. The memory market is dominated by two segments – DRAM and flash memory. Potential growth in the DRAM market is expected to be driven by continued growth in both the commodity and niche DRAM market, as well as growth opportunities in mobile DRAM as memory requirements significantly increase for mobile applications. Flash memory market potential growth is expected to be driven by increasing memory requirements for cellular handsets, digital cameras, digital audio/video, server and other mobile applications.

LCD and Other Flat-Panel Display Driver Semiconductor Market

Flat-panel displays are used in applications such as PC monitors, notebook computers, tablets, television sets, cellular handsets and digital cameras. The end-user demand for LCD and other flat-panel display driver semiconductors experienced a downturn in 2007 and 2008. The LCD driver market started to recover in the second quarter of 2009 and the positive recovery trend continued through 2015. Starting form the second half of 2015, we are now experiencing inventory corrections of certain market segments.

Logic/Mixed-Signal Semiconductor Market

The communications market is one of the main drivers of potential growth in the semiconductor industry. Logic/mixed-signal semiconductors, which are chips with analog functionality covering more than half of the chip area, are largely used in the communications market. The increasing use of digital technology in communications equipment requires chips with both digital and analog functionality for applications such as modems, network routers, switches, cable set-top boxes and cellular handsets. As the size and cost of cellular handsets and other communications-related devices have decreased, components have increased in complexity. Logic/mixed-signal semiconductors, such as LCD, power devices, fingerprint sensors and MEMS products, controllers, power devices, fingerprint sensors and MEMS products are also used in consumer electronic products.

Overview of the Semiconductor Manufacturing Process

The manufacturing of semiconductors is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The manufacturing process may be broadly divided into the following stages:

Process	Description
Circuit Design	The design of a semiconductor is developed by laying out circuit patterns and interconnections.
Wafer Fabrication	Wafer fabrication begins with the generation of a photomask, by which circuit design patterns are etched or transferred by an electron beam or laser beam writer, followed by a series of deposition and etch processes to complete wiring interconnections for full functionality. Each completed wafer contains many fabricated chips, each known as a die.
Wafer Probe	Each individual die is then electrically tested, or probed, for defects. Dies that fail this test are discarded, downgraded or, in some cases, salvaged using various laser repair methodologies.
Assembly	The assembly of semiconductors serves to protect the die, facilitates its integration into electronic systems and enables the dissipation of heat. The process begins with the dicing of the wafers into chips. Each die is affixed to a leadframe or organic substrate carrier. Then, electrical connections are formed, in many cases by connecting the terminals on the die to the inner leads of the package using fine metal wires or solder bumps. Finally, each chip can be leaved as wafer level products or encapsulated for protection, usually in a molded epoxy enclosure.

Process	Description
Final Test	Packaged semiconductors are tested to ensure that the device meets performance specifications. Testing takes place on specialized equipment using software customized for each application. For memory semiconductors, this process also includes “burn-in” testing to screen out defective devices by applying very high temperatures and voltages onto the memory device.

Outsourcing Trends in Semiconductor Manufacturing

Historically, integrated device manufacturers (“IDMs”) designed, manufactured, tested and assembled semiconductors primarily at their own facilities. In recent years, there has been a trend in the industry to outsource various segments of the manufacturing process to reduce the high fixed costs resulting from the increasingly complex manufacturing process. Virtually every significant stage of the manufacturing process can be outsourced. The independent semiconductor manufacturing services market currently consists of wafer fabrication and probing services and semiconductor assembly and test services. Most of the world’s major IDMs now use some independent semiconductor manufacturing services to maintain a strategic mix of internal and external manufacturing capacity. Many of these IDMs continue significantly reducing their investments in new semiconductor assembly and test facilities.

The availability of technologically advanced independent semiconductor manufacturing services has also enabled the growth of “fabless” semiconductor companies that focus exclusively on semiconductor design and marketing and outsource their fabrication, assembly and test requirements to independent companies.

We believe the outsourcing of semiconductor manufacturing services, and in particular of assembly and test services, will increase for many reasons, including the following:

Significant Capital Expenditure Requirements. Driven by increasingly sophisticated technological requirements, wafer fabrication, assembly and test processes have become highly complex, requiring substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. In addition, shortened product life cycles magnify the need to continuously upgrade or replace manufacturing, assembly and test equipment to accommodate new products. As a result, new investments in in-house fabrication, assembly and test facilities are becoming less desirable for IDMs because of the high investment costs, as well as difficulties in achieving sufficient economies of scale and utilization rates to be competitive with the independent service providers. On the contrary, independent foundry, assembly and test companies are able to realize the benefits of specialization and achieve economies of scale by providing services to a large customer base across a wide range of products. This enables them to reduce costs and shorten production cycles through high capacity utilization and process expertise.

Increasing Focus on Core Competencies. As the costs of semiconductor manufacturing facilities increase, semiconductor companies are expected to further outsource their wafer fabrication, assembly and test requirements to focus their resources on core competencies, such as semiconductor design and marketing.

Time-to-Market Pressure. Increasingly shortened product life cycles have amplified time-to-market pressure for semiconductor companies, leading them to rely increasingly on independent companies as a key source for effective wafer fabrication, assembly and test services.

Semiconductor Assembly and Test Services Industry

Growth in the semiconductor assembly and test services industry is driven by increased outsourcing of the various stages of the semiconductor manufacturing process by IDMs and fabless semiconductor companies.

The Semiconductor Industry and Conditions of Outsourcing in Taiwan and PRC

Taiwan is one of the world’s leading locations for outsourced semiconductor manufacturing. The semiconductor industry supply chain in Taiwan has developed such that the various stages of the semiconductor manufacturing process have been disaggregated, thus allowing for specialization. The disaggregation of the semiconductor manufacturing process in Taiwan permits these semiconductor manufacturing service providers to focus on particular parts of the production process, develop economies of scale, maintain higher capacity utilization rates and remain flexible in responding to customer needs by lowering time-to-market pressure faced by semiconductor companies. There are several leading service providers in Taiwan, each of which offers substantial capacity, high-quality manufacturing, leading semiconductor wafer fabrication, test, assembly and process technologies, and a full range of services. These service providers have access to an educated labor pool and a large number of engineers suitable for sophisticated manufacturing industries. As a result, many of the world’s leading semiconductor companies outsource some or all of their semiconductor manufacturing needs to Taiwan’s semiconductor manufacturing service providers and take advantage of the close proximity among facilities in the supply chain. In addition, companies located in Taiwan are very active in the design and manufacture of electronic systems, which has created significant local demand for semiconductor devices.

Recently PRC has emerged as an attractive location for outsourced semiconductor manufacturing based on the fact. Companies can take advantage of a well-educated yet low-cost labor force, cost savings due to tax benefits and a large domestic market. These factors have driven increased relocation of much of the electronics industry manufacturing and supply chain to the PRC. An increasing number of global electronic systems manufacturers and contract manufacturers are relocating or have relocated production facilities to PRC. We believe that these electronic product manufacturers and contract manufacturers will source an increasing portion of their demand for semiconductors from semiconductor suppliers located in the PRC in order to reduce production cycle times, decrease costs, simplify supply chain logistics and meet local content requirements. In line with this trend, we have in recent years expanded our operations in the PRC.

Our Strategy

Our goal is to reinforce our position as a leading independent provider of semiconductor assembly and test services, concentrating principally on memory, logic/mixed-signal and LCD and other flat-panel display driver semiconductors. The principal components of our business strategy are set forth below.

Focus on Providing Our Services to Potential Growth Segments of the Semiconductor Industry.

We intend to continue our focus on developing and providing advanced assembly and test services for potential growth segments of the semiconductor industry, such as memory, logic/mixed-signal, MEMS, LCD and other flat-panel display driver semiconductors and bumping services. We believe that our investments in equipment and research and development in some of these areas allow us to offer a service differentiated from that of our competition. In order to benefit from the expected resumption of growth in these segments, we intend to continue to invest in capacity to meet the assembly and test requirements of these key semiconductor market segments.

Continue to Invest in the Research and Development of Advanced Assembly and Test Technologies.

Critical to our business growth is the continuation to expand our capabilities in assembly and test to provide better service to our customers. We typically focus on advanced technologies that consist of greater potentials to generate higher margins. For example, we conducted new product introductions and on an on-going basis continue to expand our capabilities in fine-pitch wafer bumping, multi-chip package (“MCP”), flip chip package, and high speed assembly and test of fine-pitch COFs. We have also introduced low cost metal composite bump (“MCB”) products based on our proprietary Cu plating technology to service flat-panel display market and expand offerings to other business regions. We continue to maintain close working relationships with local and overseas research institutions and universities to keep abreast with leading-edge technologies and broaden the scope of applications.

In 2016 we expect to focus our research and development efforts in the following areas:

·	development of advanced assembly technologies in WLCSP (defined as below), MEMS, finger print sensors, and flip chip products for memory devices and mixed signal products;

·	expand fine-pitch Au and Cu bumping technology for 300mm wafers;

·	expand fine-pitch test capabilities for advanced LCD drivers;

·	carry out in-process improvement to improve manufacturing yields and shorten turnaround time;

·	develop new software conversion programs to increase the capabilities of our testers; and

·	continue to focus on delivering environmentally friendly assembly services by eliminating lead and halogen elements from the materials.

For the year ended December 31, 2015 and the year ended December 31, 2014, we spent approximately 3.8% and 3.1% of our revenue on research and development, respectively. We will continue to invest our resources to recruit and retain experienced research and development personnel. As of March 31, 2016, our research and development team comprised of 610 persons.

Build on Our Strong Presence in Taiwan and Expand Our Operations Outside Taiwan.

We intend to build on our strong presence in key centers of semiconductor and electronics manufacturing to grow our business. Currently, most of our operations are in Taiwan, one of the world’s leading locations for outsourced semiconductor manufacturing. This presence provides us with several advantages. Firstly, our proximity to other semiconductor companies is attractive to customers who wish to outsource various stages of the semiconductor manufacturing process. Secondly, our proximity to many of our suppliers, customers and the end-users of our customers’ products enables us to be involved in the early stages of the semiconductor design process, enhances our ability to quickly respond to our customers’ changing requirements and shortens our customers’ time-to-market. Thirdly, we have access to an educated labor pool and a large number of engineers who are able to work closely with our customers and other providers of semiconductor manufacturing services.

As with our operations in Taiwan, we intend to similarly benefit from our operations in the PRC. We intend to invest in and expand our operations in the PRC, increasing our assembly and test services for memory, LCD driver, MEMS and logic/mixed-signal semiconductors.

Depending on customer’s demands, market conditions and other relevant considerations, we may from time to time look into other opportunities to expand our operations outside of Taiwan.

Expand Our Offering of Vertically Integrated (Turn-key) Services.

We believe that one of our competitive strengths is our ability to provide vertically integrated services to our customers. Vertically integrated services consist of the integrated testing, assembly and direct shipment of semiconductors to end-users designated by our customers. Providing vertically integrated services enables us to shorten lead times for our customers. As time-to-market and cost increasingly become sources of competitive advantage for our customers, customers increasingly value our ability to provide them with comprehensive back-end services.

Through the operations of ChipMOS Taiwan and ChipMOS Shanghai, we are able to offer vertically integrated services for a broad range of products, including memory, logic/mixed-signal, MEMS and LCD and other flat-panel display driver semiconductors. We believe that these affiliations, which offer complementary technologies, products and services as well as additional capacity, will continue to enhance our own development and expansion efforts into new and potential growth markets. We intend to establish new alliances with leading companies and, if suitable opportunities arise, engage in merger and acquisition activities that will further expand the services we can provide.

Focus on Increasing Sales through Long-Term Agreements with Key Customers as well as Business with Smaller Customers.

From time to time, we strategically agree to commit a portion of our assembly and test capacity to certain of our customers. We intend to continue focus on increasing sales to key customers through long-term capacity agreements. The customers with which we currently have long-term agreements include a reputable memory customer based in the US. See “ — Customers” below for a more detailed discussion of these long-term agreements.

Global market and economic conditions have been challenging with tight credit conditions and recession in most major economies since 2008 continuing into 2015. Beginning in 2008, we also resumed our focus on our business with smaller customers or customers who do not place orders on a regular basis. We believe that the dual focused strategy will assist us to be better prepared for the current economic volatility and ensure maximum utilization rate of our capacity and help us to develop closer relationships with all types of customers.

Principal Products and Services

The following table presents, for the periods shown, revenue by service segment as a percentage of our revenue.

	Year Ended December 31,
	2013	2014	2015
Testing
Memory testing revenue	20.5%	20.4%	20.5%
Logic/mixed-signal testing revenue	3.2%	2.9%	3.8%
Total testing revenue	23.7%	23.3%	24.3%

Assembly
Memory assembly revenue	29.1%	32.0%	28.8%
Logic/mixed-signal assembly revenue	3.3%	2.8%	2.8%
Total assembly revenue	32.4%	34.8%	31.6%

LCD and other flat-panel display driver semiconductor assembly and testing revenue	24.7%	23.5%	27.1%
Bumping	19.2%	18.4%	17.0%
Total revenue	100.0%	100.0%	100.0%

Memory and Logic/Mixed-Signal Semiconductors

Testing

We provide testing services for memory and logic/mixed-signal semiconductors:

Memory. We provide testing services for a variety of memory semiconductors, such as SRAM, DRAM and Flash memory. To speed up the time-consuming process of memory product testing, we provide parallel test, which includes to complete wafer test in one touchdown (up to 1,000 plus devices simultaneously). The memory semiconductors we test are used primarily in desktop computers, laptop, tablet computers, handheld consumer electronic, devices and wireless communication devices.

Logic/Mixed-Signal. We conduct tests on a wide variety of logic/mixed-signal semiconductors, with lead counts ranging from the single digits to over 1024 and data rate up to 9GHz. The semiconductors we test include audio/video codec, networking/communications, MCU, LCD related, and MEMS used for home entertainment/media center, personal computer applications, network/communication and mobile smart devices. We also test a variety of application specific integrated circuits (“ASICs”), for applications such as FHD/UHD LCD TV, Tablet PC, etc.

The following is a description of our pre-assembly testing services:

Engineering Testing. We provide engineering testing services, including software program development, electrical design validation, reliability and failure analysis.

·	Software Program Development. Design and test engineers develop a customized software program and related hardware to test semiconductors on advanced testing equipment. A customized software program is required to test the conformity of each particular semiconductor to its particular function and specification.

·	Electrical Design Validation. A prototype of the designed semiconductor is submitted to electrical tests using advanced test equipment, customized software programs and related hardware. These tests assess whether the test result of the prototype semiconductor complies with the designed requirements using a variety of different operating specifications, including functionality, frequency, voltage, current, timing and temperature range.

·	Reliability Analysis. Reliability analysis is designed to assess the long-term reliability of the semiconductor and its suitability of use for its intended applications. Reliability testing may include operating-life evaluation, during which the semiconductor is subjected to high temperature and voltage tests.

·	Failure Analysis. If the prototype semiconductor does not perform to specifications during either the electrical validation or reliability analysis process, failure analysis is performed to determine the reasons for the failure. As part of this analysis, the prototype semiconductor may be subjected to a variety of tests, including electron beam probing and electrical testing.

Wafer Probing. Wafer probing is the process stage immediately before the assembly of semiconductors and involves visual inspection and the electrical testing of the processed wafer to ensure that it meets our customers’ specifications. Wafer probing employs sophisticated design and manufacturing technologies to connect the terminals of each chip for testing. Defective chips are marked on the surface or memorized in an electronic file, known as a mapping file, to facilitate subsequent process.

Laser Repairing. This is a unique process in testing operation for memory products. In laser repairing, specific poly or metal fuses are blown after wafer probing to enable a spare row or column of a memory cell to replace a defective memory cell.

After assembly, we perform the following testing services:

Burn-In Testing. This process screens out unreliable products using high temperature, high voltage and prolonged stresses environment to ensure that finished products will survive a long period of end-user service. This process is used only for memory products.

Top Marking. By using either a laser marker or an ink marker, we mark products according to our customers’ specification, including the logo, part number, date code and lot number

Final Testing. Assembled semiconductors are tested to ensure that the devices meet performance specifications. Tests are conducted using specialized equipment with software customized for each application in different temperature conditions ranging from minus 45 degrees celsius to 110 degrees celsius. One of the tests includes speed testing to classify the parts into different speed grades.

Final Inspection and Packing. Final inspection involves visual or auto-inspection of the devices to check any bent leads, ball damage, inaccurate markings or other package defects. Packing involves dry packing, package-in-tray, packing-in-tube and tape and reel. Dry pack involves heating semiconductors in a tray at 125 to 150 degrees celsius for about two hours to remove the moisture before the semiconductors are vacuum- sealed in an aluminum bag. Packing-in-tube involves packing the semiconductors in anti-static tubes for shipment. Tape and reel pack involves transferring semiconductors from a tray or tube onto an anti-static embossed tape and rolling the tape onto a reel for shipment to customers.

Assembly

Our assembly services generally involve the following steps:

Wafer Lapping	The wafers are ground to their required thickness.
Die Saw	Wafers are cut into individual dies, or chips, in preparation for the die-attach process.
Die Attach	Each individual die is attached to the leadframe or organic substrate, ready for wirebond connection.
Wire Bonding	Using gold, Cu or silver wires to connect the I/O pads on the die to the inner lead of leadframe or substrate.
Molding	The die and wires are encapsulated to provide physical support and protection.
Marking	Each individual package is marked to provide product identification.
Dejunking and Trimming	Mold flash is removed from between the lead shoulders through dejunking, and the dambar is cut during the trimming process.
Electrical Plating	A solderable coating is added to the package leads to prevent oxidization and to keep solder wettability of the package leads.
Ball Mount and Reflow	Each electrode pad of the substrate is first printed with flux, after which solder balls are mounted, heated and attached to the electrode pad of the substrate through a reflow oven.
Forming / Singulation	Forming involves the proper configuration of the device packages leads, and singulation separates the packages from each other.

We offer a broad range of package formats designed to provide our customers with a broad array of assembly services. The assembly services we offer customers are leadframe-based packages, which include thin small outline packages, and organic substrate-based packages, including fine-pitch BGA.

The differentiating characteristics of these packages include:

·	the size of the package;

·	the number of electrical connections which the package can support;

·	the electrical performance and requirements of the package; and

·	the heat dissipation requirements of the package.

As new applications for semiconductor devices require smaller components, the size of packages has also decreased. In leading-edge packages, the size of the package is reduced to just slightly larger than the size of the individual chip itself in a process known as chip scale packaging.

As semiconductor devices increase in complexity, the number of electrical connections required also increases. Leadframe-based products have electrical connections from the semiconductor device to the electronic product through leads on the perimeter of the package. Organic substrate-based products have solder balls on the bottom of the package, which create the electrical connections with the product and can support large numbers of electrical connections.

Leadframe-Based Packages. These are generally considered the most widely used package category. Each package consists of a semiconductor chip encapsulated in a plastic molding compound with metal leads on the perimeter. This design has evolved from a design plugging the leads into holes on the circuit board to a design soldering the leads to the surface of the circuit board.

The following diagram presents the basic components of a standard leadframe-based package for memory semiconductors:

To address the market for miniaturization of portable electronic products, we are currently developing and will continue to develop increasingly smaller versions of leadframe-based packages to keep pace with continually shrinking semiconductor device sizes. Our advanced leadframe-based packages generally are thinner and smaller, have more leads and have advanced thermal and electrical characteristics when compared to traditional packages. As a result of our continual product development, we offer leadframe-based packages with a wide range of lead counts and sizes to satisfy our customers’ requirements.

The following table presents our principal leadframe-based packages, including the number of leads in each package, commonly known as lead-count, a description of each package and the end-user applications of each package.

Package	Lead-count	Description	End-User Applications
Plastic Leaded Chip Carrier (PLCC)	32-44	Package with leads on four sides used in consumer electronics products in which the size of the package is not vital	Copiers, printers, scanners, personal computers, electronic games, monitors
Plastic Dual-in-line Package (PDIP)	16-56	Package with insertion leads on longer sides used in consumer electronics products	Electronic games, monitors, copiers, printers, audio and video products, personal computers
Thin Small Outline Package I (TSOP I)	28-56	Designed for high volume production of low lead-count memory devices, including flash memory, SRAM and MROM	Notebook computers, personal computers, still and video cameras and standard connections for peripherals for computers
Thin Small Outline Package II (TSOP II)	24-86	Designed for memory devices, including flash memory, SRAM, SDRAM and DDR DRAM	Disk drives, recordable optical disk drives, audio and video products, consumer electronics, communication products
Quad Flat Package (QFP)	44-208	Flat structure with 4-sided peripheral leads designed for SRAM, graphic processors, personal computer chipsets and mixed-signal devices	Wireless communication products, notebook computers, personal computers, consumer electronics
Quad Flat No Lead (QFN)	8-132	Thermal enhanced quad flat no lead package providing small footprint (chip scale), light weight with good thermal and electrical performance	Wireless communication products, notebook computers, PDAs, consumer electronics
Low-Profile Quad Flat Package (LQFP)	48-128	Low-profile and light weight package designed for ASICs, digital signal processors, microprocessors/controllers, graphics processors, gate arrays, SSRAM, SDRAM, personal computer chipsets and mixed-signal devices	Wireless communication products, notebook computers, digital cameras, cordless/radio frequency devices
Thin Quad Flat Package (TQFP)	44-128	Designed for lightweight portable electronics requiring broad performance characteristics and mixed-signal devices	Notebook computers, personal computers, disk drives, office equipment, audio and video products and wireless communication products
Small Outline Package (SOP)	8	Designed for low lead-count memory and logic semiconductors, including	Personal computers, consumer electronics, audio and video

Package	Lead-count	Description	End-User Applications
		SRAM and micro-controller units	products, communication products
Multi-Chip Package (TSOP with organic substrate)	24-86	Our patented design for memory devices, including SRAM, DRAM and SDRAM	Notebook computers, personal computers, disk drives, audio and video products, consumer products, communication products

Organic Substrate-based Packages. As the number of leads surrounding a traditional leadframe-based package increases, the leads must be placed closer together to reduce the size of the package. The close proximity of one lead to another can create electrical shorting problems and requires the development of increasingly sophisticated and expensive techniques to accommodate the high number of leads on the circuit boards.

The Ball Grid Array (“BGA”) format solves this problem by effectively creating external terminals on the bottom of the package in the form of small bumps or balls. These balls are evenly distributed across the entire bottom surface of the package, allowing greater pitch between the individual terminals. The ball grid array configuration enables high-pin count devices to be manufactured less expensively with less delicate handling at installation.

Our organic substrate-based packages employ a fine-pitch BGA design, which uses a plastic or tape laminate rather than a leadframe and places the electrical connections, or leads, on the bottom of the package rather than around the perimeter. The fine-pitch BGA format was developed to address the need for the smaller footprints required by advanced memory devices. Benefits of ball grid array assembly over leadframe-based assembly include:

·	smaller size;

·	smaller footprint on a printed circuit board;

·	better electrical signal integrity; and

·	easier attachment to a printed circuit board.

The following diagram presents the basic component parts of a fine-pitch BGA package:

The following table presents the ball-count, description and end-user applications of organic substrate-based packages we currently assemble:

Package	Connections	Description	End-User Applications
Mini BGA	24-400	Low-cost and space-saving assembly designed for low input/output count, suitable for semiconductors that require a smaller package size than standard BGA	Memory, analog, flash memory, ASICs, radio-frequency devices, personal digital assistants, cellular handsets, communication products, notebook computers, wireless systems

Package	Connections	Description	End-User Applications
Fine-Pitch BGA	54-126	Our patented design for DRAM products that require high performance and chip scale package (CSP)	Notebook computers, cellular handsets, global positioning systems, personal digital assistants, wireless systems
Very Thin Fine-Pitch BGA	48-176	Similar structure of Mini BGA package with thinner and finer ball pitch that is designed for use in a wide variety of applications requiring small size, high reliability and low unit cost	Handheld devices, notebook computers, disk drives, wireless and mobile communication products
Land Grid Array (LGA)	10-52	Thinner and lighter assembly designed essential to standard BGA without solder balls, suitable for applications that require high electrical performance	Disk drives, memory controllers, wireless, mobile communication products
Multi-Chip BGA	48-137	Designed for assembly of two or more memory chips (to increase memory density) or combinations of memory and logic chips in one BGA package	Cellular handsets, notebook computers, digital cameras, personal digital assistants, global positioning systems, tables, board processors, wireless systems
Stacked-Chip BGA	24-162	Designed for assembly of two or more memory chips or logic and memory chips in one CSP, reducing the space required for memory chips	Cellular handsets, digital cameras, wireless systems, notebook computers, global positioning systems
Flip-chip Chip Scale Package (FCCSP)	16-1500+	Better IC protection and solder joint reliability compared to direct chip attach (DCA) and chip on board (COB)	Memory, logic, microprocessor, application processor (AP), baseband (BB), solid state device, radio frequency (RF)
Chip on Wafer (CoW)	5-30	Integrated two different functional chips to a closer form into a compact package. Low-cost solution compared to through- silicon via (TSV)	Integrated MEMS, application processor package
Land Grid Array (LGA) for FPS (finger Print Sensor)	20-52	Very thin clearance (50um) between chip & compound hard color coating with scratch resistance for protection and appearance matching of mobile devices	Security protection for mobile devices, home, NB, etc.

Wafer Level CSP

Wafer-level CSP (“WLCSP”) is the technology of packaging an integrated circuit at wafer level. WLCSP is essentially a true chip scale package (“CSP”) technology, since the resulting package is practically of the same size as the die. WLCSP has the ability to enable true integration of wafer fab, packaging, test, and burn-in at wafer level in order to streamline the manufacturing process undergone by a device start from silicon wafer to customer shipment.

Most other kinds of packaging does wafer dicing first, and then puts the individual die in a plastic package and attaches the solder bumps. WLCSP involves the RDL, solder bumping, while still in the wafer, and then wafer dicing. Benefits of WLCSP compare to general CSP package assembly include:

·	ultimate smaller package size;

·	smaller footprint on a printed circuit board;

·	very short circuit connection; and

·	cost effective packaging solution for small ICs.

Package	Connections	Description	End-User Applications
WLCSP	4-64	Very small package size (identical to die size), suitable for the low pin count and require the small package size application	Memory, ASICs, MEMS devices, controllers, for mobile phone, tablet, ultra book computer products

FCCSP

Flip-chip chip scale package (“FCCSP”) construction utilizes the flip chip bumping (with solder bump or Cu pillar bump) interconnection technology to replace the standard wirebond interconnect. It allows for a smaller form factor due to wire loop elimination and area array bumping. FCCSP includes the substrate or leadframe type solution making an attractive option for advanced CSP application when electrical performance is a critical factor.

·	Excellent electrical performance, very low interconnect parasitics and inductance compare to wirebond type.

·	High electrical current endurance (Cu pillar bump), ideal for high power solution.

·	Smaller package form factor by reducing the wire loop height and wire span compared to conventional wirebond package.

Package	Connections	Description	End-User Applications
FCCSP	8-1120	Superior electrical performance, smaller form factor	Memory, power device, RF, Logic/Analog device, wireless or portable application

LCD and Other Flat-Panel Display Driver Semiconductors and Gold Bumping

We also offer assembly and test services for LCD and other flat-panel display driver semiconductors. We employ TCP, COF and COG technologies for assembly and test LCD and other flat-panel display driver semiconductors. In addition, we offer gold bumping services to our customers.

Tape Carrier Package (“TCP”) Technology

TCPs offer a high number of inputs and outputs, a thin package profile and a smaller footprint on the circuit board, without compromising performance. Key package features include surface mount technology design, fine-pitch tape format and slide carrier handling. Because of their flexibility and high number of inputs and outputs, TCPs are primarily employed either for STN-LCD or TFT-LCD driver semiconductors.

Testing of TCPs. We conduct full function testing of LCD and other flat-panel display driver semiconductors with a specially designed probe handler to ensure reliable contact to the test pads on the TCP tape. We can test STN-LCD or TFT-LCD driver semiconductors with frequencies of up to 750 MHz and at voltages up to 40V. The test is performed in a temperature-controlled environment with the device in tape form. The assembled and tested LCD and other flat-panel display driver semiconductors in tape form are packed between spacer tapes together with a desiccant in an aluminum bag to avoid contact during shipment.

Assembly of TCPs. TCPs use a tape-automated bonding process to connect die and tape. The printed circuit tape is shipped with a reel. The reel is then placed onto an inner lead bonder, where the LCD or other flat-panel display driver semiconductor is configured onto the printed circuit tape. The resulting TCP component consists of the device interconnected to a three-layer tape, which includes a polyimide carrier film, an epoxy-based adhesive layer and a metal layer. The tape metallization area of the interconnections is tin plated over a metal layer. The silicon chip and inner lead area is encapsulated with a high temperature thermosetting polymer after inner lead bonding. The back face of the chip is left un-sealed for thermal connection to the printed circuit board.

Due to the limitation of inner lead pitch (>41um) with this kind of package, in recent years, the volume of TCP has been trending down to ~1% of total LCD driver demand.

The following diagram presents the basic components of a TCP:

Chip-on-Film (“COF”) Technology

In 2001, we commenced assembly and test services using COF technology. We have developed this proprietary technology from our existing TCP technology, and it has been widely accepted by our customers. The primary use of the COF module is to replace TCP in certain applications.

COF technology provides several additional advantages. For example, COF is able to meet the size, weight and higher resolution requirements in electronic products, such as flat-panel displays. This is because of its structural design, including an adhesive-free two-layer tape that is highly flexible, bending strength and its capacity to receive finer patterning pitch.

COF packaging is used in large-size and high-resolution panel displays, especially on TV set. In recent years, there has been an observable trend with which the average inner lead pitch of COF packaging has decreased to 25um, with a market share of approximately 50%. Furthermore, in the past two years, COF packaging with 22 um inner lead pitch has been released to mass production and we can test TFT-LCD driver semiconductors with frequencies of up to 2.5 Gbps to fulfill high speed data rate requirement of semiconductor.

The following diagram presents the basic components of a COF:

TCP and COF processes involve the following steps:

Chip Probing	Defect chips that fail to meet the device specification are screened out.
Wafer Lapping	Wafers are ground to their required thickness.
Die Saw	Wafers are cut into individual dies, or chips, in preparation for inner lead bonding process.
Inner Lead Bonding	An inner lead bonder machine connects the chip to the printed circuit tape.
Potting	The package is dispensed in a resin to protect the inner lead.
Potting Cure	The potting cure process matures the resin used during the potting oven with high temperatures.
Marking	A laser marker is used to provide product identification.
Final Testing	Device specification is verified with electrical testing after the assembly process.
Inspection and Packing	Each individual die with tape is visually or auto-inspected for defects. The dies are packed within a reel into an aluminum bag after completion of the inspection process.

Chip-on-Glass (“COG”) Technology

COG technology is an electronic assembly technology that is used increasingly in assembling LCD and other flat-panel display driver semiconductors for communications equipment. Compared to the traditional bonding process for TCP or COF, the new COG technology requires lower bonding temperature. In addition, the COG technology reduces assembly cost as it does not use tapes for interconnection between the LCD panel and the printed circuit board. The major application of COG products is on TFT-LCD display of smart phone market, it integrates the source and gate drivers of TFT-LCD driver IC and timing controller IC into one chip, so the output channel is larger than TCP or COF products.

The COG assembly technology involves the following steps:

Chip Probing	Defect chips that fail to meet the device specification are screened out.
Wafer Lapping	Wafers are ground to their required thickness.
Laser Marking	A laser mark is applied on IC backside to provide product information.
Laser Grooving	Application in wafer within Low-K material to reduce chipping of chips during dicing process.
Die Saw	Wafers are cut into individual dies, or chips, in preparation for the pick and place process.
Auto Optical Inspection	Defects are detected and chips are separated at pick and place station.
Pick and Place	Each individual die is picked and placed into a chip tray.

Inspection and Packing	Each individual die in a tray is visually or auto-inspected for defects. The dies are packed within a tray into an aluminum bag after completion of the inspection process.

Bumping

We also offer bumping services to our customers.

Gold bumping technology, which can be used in TCP, COF and COG technologies, is a necessary interconnection technology for LCD and other flat-panel display driver semiconductors. Most gold bumping services are performed on eight or twelve-inches wafers. Gold bumping technology provides the best solution for fine-pitch chips and is able to meet the highly efficient production requirement of LCD and other flat- panel display driver semiconductors or other chips that require thin packaging profiles. In addition to gold bumping, we also offer WLCSP, Cu RDL and Cu pillar service that can be applied for FCCSP and/or QFN packages. The product scope includes but is not limited to flash, power devices and MEMS.

The gold bumping fabrication process uses thin film metal deposition, photolithography and electrical plating technologies. A series of barrier and seed metal layers are deposited over the surface of the wafer. A layer of thick photoresist material is spin-coated over these barrier and seed layers. A photomask is used to pattern the locations over each of the bond pads that will be bumped. UV exposure and developing processes open the photoresist material, which defines the bump shape. The gold bump is then electroplated over the pad and the deposited barrier metal layers. Once the plating is complete, a series of etching steps are used to remove the photoresist material and the metal layers that are covering the rest of the wafer. The gold bump protects the underlying materials from being etched. The gold bumped wafers will go through an annealing furnace to soften the gold bumps to fit the hardness requirement of TCP, COF and COG assembly processes.

Other Services

Drop Shipment

We offer drop shipment of semiconductors directly to end-users designated by our customers. We provide drop shipment services, including assembly in customer-approved and branded boxes, to a majority of our assembly and test customers. Since drop shipment eliminates the additional step of inspection by the customer prior to shipment to end-users, quality of service is a key to successful drop shipment service. We believe that our ability to successfully execute our full range of services, including drop shipment services, is an important factor in maintaining existing customers as well as attracting new customers.

Software Development, Conversion and Optimization Program

We work closely with our customers to provide sophisticated software engineering services, including test program development, conversion and optimization, and related hardware design. Generally, testing requires customized testing software and related hardware to be developed for each particular product. Software is often initially provided by the customer and then converted by us at our facilities for use on one or more of our testing machines and contains varying functionality depending on the specified testing procedures. Once a conversion test program has been developed, we perform correlation and trial tests on the semiconductors.

Customer feedback on the test results enables us to adjust the conversion test programs prior to actual testing. We also typically assist our customers in collecting and analyzing the test results and recommends engineering solutions to improve their design and production process.

Customers

We believe that the following factors have been, and will continue to be, important factors in attracting and retaining customers:

·	our advanced assembly and test technologies;

·	our strong capabilities in testing and assembling LCD and other flat-panel display driver semiconductors;

·	our focus on high-density memory products and logic/mixed-signal communications products; and

·	our reputation for high quality and reliable customer-focused services.

The number of our customers as of March 31 of 2014, 2015 and 2016, respectively, was 83, 85 and 79. Our top 15 customers in terms of revenue in 2015 were (in alphabetical order):

·	Asahi Kasei Microdevices Corporation

·	Elite Semiconductor Memory Technology Inc.

·	Etron Technology, Inc.

·	Himax Technologies, Inc.

·	ILI TECHNOLOGY CORP.

·	Integrated Circuit Solution Inc.

·	LAPIS Semiconductor Co., Ltd.

·	Macronix International Co., Ltd.

·	Micron Technology, Inc. (“Micron”)

·	Novatek Microelectronics Corp. (“Novatek”)

·	Orise Technology Co., Ltd.

·	Raydium Semiconductor Corporation

·	Samsung Electronics Co., Ltd.

·	Winbond Electronics Corporation (“Winbond”)

·	Zentel Electronics Corp.

In 2013, our largest customer was Novatek, our second-largest customer was Micron and our third-largest customer was Winbond, accounting for approximately 20%, 15% and 8% of our revenue, respectively. In 2014, our largest customer was Novatek, our second-largest customer was Micron and our third-largest customer was Winbond, accounting for approximately 20%, 16% and 10% of our revenue, respectively. In 2015, our largest customer was Novatek, our second-largest customer was Micron and our third-largest customer was Winbond accounting for approximately 22%, 15% and 12% of our revenue, respectively

The majority of our customers purchase our services through purchase orders and provide us three-month non-binding rolling forecasts on a monthly basis. The price for our services is typically agreed upon at the time when a purchase order is placed.

On April 22, 2010, IMOS announced that Spansion and ChipMOS Taiwan entered into a two-year wafer sort services agreement, utilizing the V5400 test platform, making ChipMOS Taiwan Spansion’s exclusive wafer sort subcontractor, except for any sort equipment operated by Spansion or currently located at Spansion Japan Limited. The wafer sort services agreement became effective upon the effective date of Spansion’s confirmed plan of reorganization. The U.S. Bankruptcy Court confirmed Spansion’s Second Amended Plan of Reorganization on April 16, 2010. The effective date of Spansion’s plan of reorganization is May 10, 2010. The wafer sort services agreement became effective on May 10, 2010 and has since been renewed twice for expiring in 2016.

Beginning in 2008, ChipMOS Taiwan also resumed a focus on our business with smaller customers and customers who do not place orders on a regular basis.

The following table sets forth, for the periods indicated, the percentage breakdown of ChipMOS Taiwan’s revenue, categorized by geographic region based on the jurisdiction in which each customer is headquartered.

	Year ended December 31,
	2013	2014	2015
Taiwan	72%	72%	73%
Singapore	15%	16%	15%
United States	4%	3%	2%
Japan	3%	3%	5%
Korea	3%	4%	3%
Hong Kong SAR	1%	1%	1%
Others	2%	1%	1%
Total	100%	100%	100%

Qualification and Correlation by Customers

Our customers generally require that our facilities undergo a stringent “qualification” process during which the customer evaluates our operations, production processes and product reliability, including engineering, delivery control and testing capabilities. The qualification process typically takes up to eight weeks, or longer, depending on the requirements of the customer. For test qualification, after we have been qualified by a customer and before the customer delivers semiconductors to us for testing in volume, a process known as “correlation” is undertaken. During the correlation process, the customer provides us with test criteria; information regarding process flow and sample semiconductors to be tested and either provides us with the test program or requests that we develop a new or conversion program. In some cases, the customer also provides us with a data log of results of any testing of the semiconductor that the customer may have conducted previously. The correlation process typically takes up to two weeks, but can take longer depending on the requirements of the customer.

Sales and Marketing

We maintain sales and marketing offices in Taiwan, the PRC and the United States. Our sales and marketing strategy is to focus on memory semiconductors in Taiwan, Japan, Korea and the United States, logic/mixed-signal semiconductors in Taiwan, Japan and the United States, LCD and other flat-panel display driver semiconductors in Japan, Taiwan, Hong Kong and the PRC. As of March 31, 2016, our sales and marketing efforts were primarily carried out by teams of sales professionals, application engineers and technicians, totaling 32 staff members. Each of these teams focuses on specific customers and/or geographic regions. As part of our emphasis on customer service, these teams:

·	actively participate in the design process at the customers’ facilities;

·	resolve customer assembly and test issues; and

·	promote timely and individualized resolutions to customers’ issues.

We conduct marketing research through our in-house customer service personnel and through our relationships with our customers and suppliers to keep abreast of market trends and developments. Furthermore, we do product and system bench marking analyses to understand the application and assembly technology evolution, such as analysis on mobile handsets and CD-/DVD-ROM players. In addition, we regularly collect data from different segments of the semiconductor industry and, when possible, we work closely with our customers to design and develop assembly and test services for their new products. These “co-development” or “sponsorship” projects can be critical when customers seek large-scale, early market entry with a significant new product.

We have appointed a non-exclusive sales agent for promoting our services for memory semiconductors in the United States, Japan and Korea. Our sales agent helps us promote and market our services, maintain relations with our existing and potential customers and communicate with our customers on quality, specific requirements and delivery issues. We generally pay our sales agent a commission of 3.5% of our revenue from services for memory semiconductors in Korea. In the years ended December 31, 2013, December 31, 2014 and December 31, 2015, we paid approximately NT$9 million, NT$22 million and NT$19 million (US$579 thousand), respectively, in commissions to our sales agent.

Research and Development

To maintain our competitive edge for continued business growth, we continue our focus of our investment in new technology research and development. In the years ended December 31, 2013, December 31, 2014 and December 31, 2015, we spent approximately NT$564 million, or 3%, NT$679 million, or 3%, and NT$748 million (US$23 million), or 4%, respectively, of our revenue on research and development. We intend to sustain these efforts.

Our research and development efforts have been focused primarily on new technology instruction, improving efficiency and production yields of our assembly and test services. From time to time, we jointly develop new technologies with local and international research institutions and universities. In testing area, our research and development efforts focused particularly on high speed probing, fine-pitch probing capability and wafer level burn-in technology. Our projects include:

·	Grew wafer level BIST testing capability;

·	Developed “one touchdown full contact testing capability for 200mm and 300mm wafers”;

·	Ramped up high frequency testing capability for LCDD;

·	Built up fine-pitch testing capability for 12um bump pitch products; and

·	Developing centralized server test control system.

In bumping and assembly areas, our research and development efforts were directed to

·	Low-cost alloy wire bonding alternatives for Cu wirebond;

·	Au bump height reduction, as part of cost reduction drive, 10um bump height COF package was released for production;

·	Wafer-level chip scale packaging and Cu RDL processes;

·	Flip-chip QFN for power IC applications;

·	Flip-chip CSP for DRAM & Mixed-signal application;

·	Cu pillar bumping and assembly;

·	MEMS packages for mobile devices;

·	Multi-chip assembly and module of flash products for SSD and eMMC applications;

·	Stacked-die chip scale package;

·	Thin wafer lapping and dicing;

·	Fingerprint sensor packaging solution by LGA;

·	Chip on Wafer (CoW) packaging solution for chip integration applications;

·	Advanced thin core/core-free substrate for thin packages; and

·	Qualified thermally enhanced COF and MCB (metal composite bump) COF and released for manufacturing.

For new product and product enhancement work in 2015, our work concentrates on three key development programs: WLCSP, MEMS and flip chip technology. In the bumping area, we completed customer qualification of 300mm wafer Au bumping process in 2012 and started volume production in Q4, 2012. Development of Cu plating enables the entry of WLCSP, RDL and flip chip market. Turnkey services of WLCSP and flip chip QFN have been implemented for mass production in 2013 based on the successful technology developments. In 2012, we also initiated both 200mm and 300mm Cu pillar bumping engineering work and, related packaging technologies are being developed for mixed-signal and memory products in 2013. An integrated WLCSP (CoW or 3D WLCSP) is developing in 2015. By using the existing equipment, Chip on Wafer (CoW) integrates WLCSP bumping, copper pillar bumping, and flip chip assembly capability. Not only provide the cost effective package solution by stocking the different wafer node technology chip, but also meet integrated function and smallest package footprint. Meanwhile, Fingerprint sensor (FPS) packaging solution by LGA is also developing for smartphone demand in 2015.

In 2013, in-process engineering advancement allowed us to extend our wirebond technology to service MEMS products. To further achieve cost reduction, alloy wire and 0.6 mil Au wirebond processes were also developed. In 2016, we will continue to work on improvements of wafer thinning and polishing operations facilitate the expansion of multi-chip NAND packages offerings. Capability of handling miniature molded packages has been extended to 1x1 mm size and various improvements will also be made in production equipment to enhance throughput and efficiency.

As of March 31, 2016, we employed 610 employees in our research and development activities. In addition, other management and operational personnel are also involved in research and development activities but are not separately identified as research and development professionals.

We maintain laboratory facilities capable for materials and electrical characterizations to support production and new product development. Computer simulation is used to validate both mechanical and electrical models in comparison to measurement results. Enhancement of Shadow Moiré and Micro Moiré equipment was carried out to support MCP and flip chip package warpage and residue stress characterization. In Advanced Packaging Lab, rheology measurement capability was established, aimed at expanding capability for material selection and inspection to support flip chip introduction and various resin characterizations. A new analytical laboratory has been built out in our bumping line providing timely support to manufacturing operations.

Quality Control

We believe that our reputation for high quality and reliable services has been an important factor in attracting and retaining leading international semiconductor companies as customers for our assembly and test services. We are committed to delivering semiconductors that meet or exceed our customers’ specifications on time and at a competitive cost. We maintain quality control staff at each of our facilities.

As of March 31, 2016, we employed 350 personnel for our quality control activities. Our quality control staff typically includes engineers, technicians and other employees who monitor assembly and test processes in order to ensure high quality. We employ quality control procedures in the following critical areas:

·	sales quality assurance: following market trends to anticipate customers’ future needs;

·	design quality assurance: when developing new assembly and test processes;

·	supplier quality assurance: consulting with our long-term suppliers;

·	manufacturing quality assurance: through a comprehensive monitoring program during mass production; and

·	service quality assurance: quickly and effectively responding to customers’ claims after completion of sale.

All of our facilities have obtained ISO/TS 16949 quality system certification. In addition, our facilities in Hsinchu and Tainan have been ISO 9002 certified in September 1997 and December 1998, respectively and recertified with ISO 9001 for substantial revision since 2000. ChipMOS Shanghai also obtained ISO/TS 16949 quality system certification in January 2006, respectively.

ISO/TS 16949 certification system seeks to integrate quality management standards into the operation of a company, and emphasizes the supervision and measurement of process and performance. An ISO 9002 certification is required by many countries for sales of industrial products.

In addition to the quality management system, we also earned the 1998 QC Group Award from The Chinese Society of Quality, which is equivalent to the similar award from the American Society of Quality. In 2003, ChipMOS Taiwan passed SONY Green Partner (Tier 2) certification through its ProMOS channel, and in 2009, ChipMOS Taiwan obtained SONY Green Partner (Tier 1) certification due to its direct business relationship with SONY. ChipMOS Shanghai also obtained SONY Green Partner (Tier 2) certification through its ISSI channel in 2008. Our laboratories have also been awarded Chinese National Laboratory accreditation under the categories of reliability test, electricity and temperature calibration.

Our assembly and test operations are carried out in clean rooms where air purity, temperature and humidity are controlled. To ensure the stability and integrity of our operations, we maintain clean rooms at our facilities that meet U.S. federal 209E class 100, 1,000, 10,000 and 100,000 standards. A class 1,000 clean room means a room containing less than 1,000 particles of contaminants per cubic foot.

We have established manufacturing quality control systems that are designed to ensure high-quality services to our customers and maintain reliability and high production yields at our facilities. We employ specialized equipment for manufacturing quality and reliability control, including:

·	Joint Electron Device Engineering Council (JEDEC) standardized temperature cycling, thermal shock and pressure cook reliability tests;

·	high and low temperature storage life tests, temperature humidity bias test and highly accelerated temperature/humidity stress test (HAST); and

·	high resolution scanning acoustic tomography, scanning electronic microscope and X-Ray microscopy for physical failure analysis, curve tracer and semi-probe station for electrical failure analysis.

In addition, to enhance our performance and our research and development capabilities, we also installed a series of high-cost equipment, such as temperature humidity bias testers, low temperature storage-life testers and highly accelerated stress testers. We believe that many of our competitors do not own this equipment.

As a result of our ongoing focus on quality, in 2015, we achieved monthly assembly yields of an average of 99.81% for our memory and logic/mixed-signal assembly packages, 99.97% for our COF packages, 99.95% for our COG packages and 99.93% for our bumping products. The assembly yield, which is the industry standard for measuring production yield, is equal to the number of integrated circuit packages that are shipped back to customers divided by the number of individual integrated circuits that are attached to leadframes or organic substrate.

Raw Materials

Semiconductor testing requires minimal raw materials. Substantially all of the raw materials used in our memory and logic/mixed-signal semiconductor assembly processes are interconnect materials such as leadframes, organic substrates, gold wire and molding compound. Raw materials used in the LCD and other flat-panel display driver semiconductor assembly and test process include carrier tape, resin, spacer tape, plastic reel, aluminum bags, and inner and outer boxes. Cost of raw materials represented 23%, 21% and 18% of our revenue in the years ended December 31 , 2013, December 31, 2014 and December 31, 2015, respectively.

We do not maintain large inventories of leadframes, organic substrates, gold wire or molding compound, but generally maintain sufficient stock of each principal raw material for approximately one month’s production based on blanket orders and rolling forecasts of near-term requirements received from customers. In addition, since the commencement of economic downturn in second quarter of 2008, due to the volatility of the semiconductor market, several of our principal suppliers have also ceased to stock inventories to be reserved to meet its customers’ production requirements. Instead, our suppliers now require longer lead time for delivery of our supply orders. Shortage in the supply of materials experienced by the semiconductor industry have in the past resulted in price adjustments. Our principal raw material supplies have not been impacted by the Japan earthquake and tsunami catastrophe.

Competition

The independent assembly and test markets are very competitive. Our competitors include large IDMs with in-house assembly and test capabilities and other independent semiconductor assembly and test companies, especially those offering vertically integrated assembly and test services, such as Advanced Semiconductor Engineering Inc., Amkor Technology, Inc., Chipbond Technology Corporation, King Yuan Electronics Co., Ltd., Powertech Technology, Siliconware Precision, STATS ChipPAC Ltd. and United Test and Assembly Center Ltd. We believe that the principal measures of competitiveness in the independent semiconductor testing industry are:

·	engineering capability of software development;

·	quality of service;

·	flexibility;

·	capacity;

·	production cycle time; and

·	price.

In assembly services, we compete primarily on the basis of:

·	production yield;

·	production cycle time;

·	process technology, including our COF technology for LCD and other flat-panel display driver semiconductor assembly services;

·	quality of service;

·	capacity;

·	location; and

·	price.

IDMs that use our services continually evaluate our performance against their own in-house assembly and test capabilities. These IDMs may have access to more advanced technologies and greater financial and other resources than we do. We believe, however, that we can offer greater efficiency and lower costs while maintaining an equivalent or higher level of quality for three reasons:

·	firstly, we offer a broader and more complex range of services as compared to the IDMs, which tend to focus their resources on improving their front-end operations;

·	secondly, we generally have lower unit costs because of our higher utilization rates and thus enabling us to operate at a more cost-effective structure compared to the IDMs; and

·	finally, we offer a wider range of services in terms of complexity and technology.

Intellectual Property

As of March 31, 2016, we held 452 patents in Taiwan, 169 patents in the United States, 247 patents in the PRC and 1 patent in the United Kingdom, France, Germany, and Japan respectively, and the 2 patents in Korea, relating to various semiconductor assembly and test technologies. These patents will expire at various dates through to 2034. As of March 31, 2016, we also had a total of 19 pending patent applications in the United States, 56 in the ROC, 80 in the PRC, 1 in Europe, 1 in Japan. In addition, we have registered “ChipMOS” and its logo and “InPack” as trademarks in the ROC, and “ChipMOS” and its logo as trademarks in the United States, the PRC, Singapore, Hong Kong, Korea, Japan and the European Community.

We expect to continue to file patent applications where appropriate to protect our proprietary technologies. We may need to enforce our patents or other intellectual property rights or to defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial costs and a diversion of our resources.

Government Regulations

As discussed above under “ — Intellectual Property”, governmental regulation of our intellectual property may materially affect our business. The failure to protect our property rights would deprive us of our ability to stay competitive in the semiconductor industry. Our intellectual property rights are protected by the relevant patent and intellectual property agencies of the European Community, United States, the PRC, Singapore, Hong Kong, Korea, Japan and Taiwan.

Environmental Matters

Semiconductor testing does not generate significant pollutants. The semiconductor assembly and processes generate stationary acid, alkali and VOC pollutions, principally at the plating stages. Liquid waste is produced when silicon wafers are ground thinner and diced into chips with the aid of diamond saws and cleaned with running water. In addition, excess materials, either on lead-frames or molding process, are removed from assembled semiconductors in the trimming and de-junking processes, respectively. We have various treatment equipment for wastewater and air pollutants at our assembly and bumping facilities. Since 2001, we have adopted certain environmentally-friendly production management systems, and have implemented certain measures intended to bring our assembly process in compliance with the Restriction of Hazardous Substances Directive 2002/95/EC issued by the European Union and our customers. We believe that we have adequate and effective environmental protection measures that are consistent with semiconductor industry practices in Taiwan and the PRC. However, from time to time, we may be subject to environmental administrative actions in connection with our waste discharge or management process. For example, on March 4, 2016, ChipMOS Taiwan’s factory located in Chupei, Taiwan has been abnormally discharging wastewater due to a malfunction in its wastewater treatment system. ChipMOS Taiwan immediately ceased the abnormal discharge , collected the wastewater that had been discharged and repaired its wastewater treatment facility. The Chupei factory resumed normal operations on the following day, March 5, 2016. On April 15, 2016, the Hsinchu County Government imposed an administrative fine of approximately NT$4 million (US$122 thousand) on ChipMOS Taiwan for the violation of the ROC statutory effluent standards. Notwithstanding this incident, we believe we are in compliance in all material respects with current environmental laws and regulations applicable to our operations and facilities.

All of our facilities in Taiwan and the PRC have been certified as meeting the ISO14001 environmental standards of the International Organization for Standardization, and all of our facilities in Taiwan have been certified as meeting the OHSAS18001 standards of the International Organization for Standardization. Our facilities at Hsinchu Science Park, Chupei and Southern Taiwan Science Park have won numerous awards including Green Factory Label, ISO50001, ISO14064, ISO14067 and WFN (Water Footprint) in 2014 and 2015, Smart Green Building Label in 2013, health promotion awards granted by Department of Health of ROC since 2012, “Safety & Health Performance Certification Unit” from Council of the Labor Affairs of ROC in 2009 and 2010. Our bumping facility has won “Civil Defense Excellent Award” from Hsin-chu City in 2009~2012. Chupei plant won the EPA” Fresh Air Area Clean Excellent Award” in 2014 and 2015. We continue to encourage our employees to participate in community environmental campaigns and better environmental friendly practices.

We will continue to enhance related management to reduce industrial waste, save energy and control pollution. Since 2001, ChipMOS Taiwan completed a lead-free process control program, which offers a lead-free method in a semiconductor package, lead-free plating, lead-free solder ball and lead-free reliability method and specification. In 2005, ChipMOS Shanghai completed a similar program. ChipMOS Taiwan and ChipMOS Shanghai obtained Green Partner certification from Sony Corporation of Japan, respectively, in 2003 and 2008. Furthermore we passed the SGS’s inventory of GHGs “Greenhouse Gas Verification Statement”. From 2013 to 2015, we further confirmed many product’s CFP “Carbon Footprint Verification Statement” and WFN “Water Footprint Verification Statement”. In the same time, Tainan plant passed the certification of energy management program (“ISO50001”). We plan to arrange all of ChipMOS plants to pass the certification of ISO50001 in the near future. Our policy is to pay attention to the environment issues by standardizing on green, environmental-friendly products, production facilities and management systems to meet ChipMOS’ Corporate Social Responsibilities.

Insurance

We maintain insurance policies on our buildings, equipment and inventories. These insurance policies cover property damages due to all risks including, but not limited to, fire, lightning and earthquakes. The maximum coverage of property insurance for ChipMOS Taiwan is approximately NT$71,814 million. ChipMOS Shanghai also maintains property insurance policies for a maximum coverage of approximately RMB904 million.

Insurance coverage on facilities under construction is maintained by us and our contractors, who are obligated to procure necessary insurance policies and bear the relevant expenses of which we are the beneficiary. We also maintain insurance on the wafers delivered to us while these wafers are in our possession and during transportation from suppliers to us and from us to our customers.

Employees

The following table sets forth, as of the dates indicated, the number of our full-time employees serving in the functions indicated:

	As of December 31,			As of March 31,
	2013	2014	2015	2016
Function
General Operations	3,434	3,498	3,189	3,182
Quality Control	406	409	364	350
Engineering	1,365	1,416	1,431	1,419
Research and development	330	387	599	610
Sales, administration and finance	178	197	177	178
Others	375	365	313	325
Total	6,088	6,272	6,073	6,064

The following table sets forth, as of the dates indicated, a breakdown of the number of our full-time employees by geographic location:

	As of December 31,			As of March 31,
	2013	2014	2015	2016
Location
ThaiLin	520	495	-	-
ChipMOS Taiwan Hsinchu Production Group	1,680	1,748	2,126	2,096
ChipMOS Taiwan Southern Taiwan Production Group	3,282	3,438	3,426	3,466
Shanghai	600	586	516	497
The United States	6	5	5	5
Total	6,088	6,272	6,073	6,064

Our employees are not covered by any collective bargaining agreements. We have not experienced any strikes or work stoppages by our employees and believe that our relationship with our employees is good.

Facilities

We provide testing services through our four facilities in Taiwan and one facility in Shanghai, with one facility at each of the following locations: Chupei, the Hsinchu Industrial Park, the Hsinchu Science Park, the Southern Taiwan Science Park and the Shanghai Qingpu Industrial Zone. We provide assembly services through our facility at the Southern Taiwan Science Park and our facility at the Shanghai Qingpu Industrial Zone. We own the land for our Hsinchu Industrial Park testing facility and Chupei facility and possess the land use right to the land on which our Shanghai Qingpu Industrial Zone facility is located until 2052, and we lease two parcels of land for our Hsinchu Science Park testing facility with lease expiration in year 2027 and 2034, respectively, and two parcels of land for our Southern Taiwan Science Park facility with lease expiration in year 2024 and 2032.

The following table shows the location, primary use and size of each of our facilities, and the principal equipment installed at each facility, as of March 31, 2016 .

Location of Facility	Primary Use	Floor Area (m2)	Principal Equipment
Chupei, Hsinchu	Testing/Gold Bumping	38,166	9 steppers 17 sputters 290 testers
Hsinchu Industrial Park, Taiwan	Testing	25,864	94 testers 26 burn-in ovens
Hsinchu Science Park, Taiwan	Testing	31,168	153 testers 92 burn-in ovens
Southern Taiwan Science Park, Taiwan	Assembly/Testing	146,186	808 wire bonders 118 inner-lead bonders 421 testers
Shanghai Qingpu Industrial Zone, PRC	Assembly/Testing	66,817	25 testers 289 wire bonders 23 burn-in ovens

Equipment

Testing of Memory and Logic/Mixed-Signal Semiconductors

Testing equipment is the most capital-intensive component of the memory and logic/mixed-signal semiconductors test business. Upon the acquisition of new testing equipment, we install, configure, calibrate and perform burn-in diagnostic tests on the equipment. We also establish parameters for the testing equipment based on anticipated requirements of existing and potential customers and considerations relating to market trends. As of March 31, 2016, we operated 564 testers for testing memory and logic/mixed-signal semiconductors. We generally seek to purchase testers with similar functionality that are able to test a variety of different semiconductors. We purchase testers from international manufacturer, Advantest Corporation.

In general, particular semiconductors can be tested using a limited number of specially designed testers. As part of the qualification process, customers will specify the machines on which their semiconductors may be tested. We often develop test program conversion tools that enable us to test semiconductors on multiple equipment platforms. This portability among testers enables us to allocate semiconductor testing across our available testing capacity and thereby improve capacity utilization rates. If a customer requires the testing of a semiconductor that is not yet fully developed, the customer consigns its testing software programs to us to test specific functions. If a customer specifies testing equipment that is not widely applicable to other semiconductors we test, we require the customer to furnish the equipment on a consignment basis.

We will continue to acquire additional testing equipment in the future to the extent market conditions, cash generated from operations, the availability of financing and other factors make it desirable to do so. Some of the equipment and related spare parts that we require have been in short supply in recent years. Moreover, the equipment is only available from a limited number of vendors or is manufactured in relatively limited quantities and may have lead time from order to delivery in excess of six months.

Assembly of Memory and Logic/Mixed-Signal Semiconductors

The number of wire bonders at a given facility is commonly used as a measure of the assembly capacity of the facility. Typically, wire bonders may be used, with minor modifications, for the assembly of different products. We purchase wire bonders principally from Shinkawa Co., Ltd. and Kulicke & Soffa Industries Inc. As of March 31, 2016, we operated 1,097 wire bonders. In addition to wire bonders, we maintain a variety of other types of assembly equipment, such as wafer grinders, wafer mounters, wafer saws, die bonders, automated molding machines, laser markers, solder platers, pad printers, dejunkers, trimmers, formers, substrate saws and lead scanners.

Gold Bumping, Assembly and Test of LCD and Other Flat-Panel Display Driver Semiconductors

We acquired TCP-related equipment from Sharp to begin our TCP-related services. We subsequently purchased additional TCP-related testers from Yokogawa Electric Corp. and Advantest Corporation and assembly equipment from Shibaura Mechatronics Corp., Shinkawa Co., Ltd., Athlete FA Corp., Daitron Electron Corp. and GMM Corp. As of March 31, 2016, we operated 9 steppers and 17 sputters for gold bumping, 118 inner-lead bonders for assembly and 419 testers for LCD and other flat-panel display driver semiconductors. We are currently in the process of purchasing additional testing equipment. The testing equipment can be used for the TCP, COF and COG processes, while the inner-lead bonders are only used in the TCP and COF processes. The same types of wafer grinding, auto wafer mount and die saw equipment is used for the TCP, COF and COG processes. In addition, auto inspection machines and manual work are used in the COG process, which is more labor-intensive than the TCP and COF processes.

Legal Proceedings

In February 2006, ChipMOS Taiwan and ChipMOS U.S.A., Inc. (“ChipMOS USA”) received notice of a lawsuit filed by Tessera Technologies, Inc. (“Tessera”). The complaint was initially filed in United States District Court for the Northern District of California (Civil Action No. C05-04063CW), or the California court. In an amended complaint, Tessera added ChipMOS Taiwan and ChipMOS USA, among several other semiconductor companies, as co-defendants. The amended complaint alleges that ChipMOS Taiwan, ChipMOS USA and the other co-defendants infringed certain patents owned by Tessera and that ChipMOS Taiwan is in breach of a license agreement with Tessera, or the Tessera license agreement. Tessera also sought unspecified damages and injunctive relief. ChipMOS Taiwan and ChipMOS USA have responded to the lawsuit by denying Tessera’s claims of patent infringement and breach of contract. ChipMOS USA and ChipMOS Taiwan have also raised various counterclaims for declaratory judgment and related affirmative defenses that the Tessera patents are invalid and unenforceable. In May 2007, the California court, with the concurrence of ChipMOS Taiwan and ChipMOS USA, stayed all litigation in the California court as a result of a related investigation by the International Trade Commission (“ITC”), initiated by Tessera against certain other co-defendants. In addition, a co-defendant in the Tessera lawsuit requested the United States Patent and Trademark Office to re-examine the patentability of each of Tessera’s patents that are at issue in the case in the California court. The requests were granted and, in February 2007, the U.S. Patent and Trademark Office concluded that certain claims of the patents were invalid on the basis of prior art. In April 2008, IMOS, ChipMOS Taiwan and ChipMOS USA received notice that Tessera requested the ITC to initiate another investigation alleging that the sale for and after importation into the United States as well as importation into the United States of certain small format non-tape-based BGA semiconductor packages by IMOS, ChipMOS Taiwan and ChipMOS USA infringe three of the five Tessera patents at issue in the case pending in the California court. Tessera sought, among other things, an investigation by the ITC and general exclusion orders to prohibit the infringing products from entry into the United States. The ITC initiated the investigation in May 2008. On March 13, 2009, after the close of discovery, Tessera submitted a request to terminate the proceedings at the ITC, which the judge granted on July 17, 2009. No petitions for review were filed. The ITC issued an order to terminate the investigation on August 7, 2009. Due to the completion of a companion investigation against other companies by ITC, the stayed litigations in the Northern District of California resumed in January 2012. On July 19, 2012, Tessera filed a stipulation with the California court dismissing its breach of contract claim against the companies. Accordingly, this litigation was then limited to only Tessera’s patent infringement allegations against the companies. A court-ordered mediation was held on December 13, 2012 but was unsuccessful. On November 8, 2013, we entered into a settlement agreement with Tessera settling the subject matter. As part of the Settlement Agreement, ChipMOS Taiwan agreed to pay a one-time payment of US$1,375 thousand, including 20% Taiwan tax withholding, to Tessera in exchange for Tessera releasing, discharging and agreeing to never sue IMOS, ChipMOS Taiwan and ChipMOS USA relating to the license agreement. On November 9, 2013, the parties filed a stipulation with the Court to dismiss the pending litigation and the case was closed by the court.

In April 1999, Motorola, Inc. (“Motorola”) and ChipMOS Taiwan entered into an immunity agreement (the “Agreement”) whereby each party covenanted not to sue each other for the use of certain BGA patents. In December 2004, Motorola spun off its semiconductor division, and thereby formed Freescale Semiconductor, Inc. (“Freescale”), who then assumed Motorola’s rights and obligations under the Agreement. On October 16, 2006, Freescale unilaterally terminated the Agreement, alleging that ChipMOS Taiwan breached the Agreement. ChipMOS Taiwan argued that Freescale’s unilateral termination of the Agreement has no legal effect, and continues to accrue royalty payments for products it believes are covered by the Agreement. The payments previously returned by Freescale and accrued by ChipMOS Taiwan have been deposited in a separate escrow account. On July 13, 2009, Freescale alleged that ChipMOS Taiwan breached the Agreement by failing to pay royalties on certain BGA packages assembled by ChipMOS Taiwan. ChipMOS Taiwan filed an answer to deny all allegations, and also filed counterclaims against Freescale alleging that Freescale engaged in patent misuse by seeking to obtain royalties on certain of ChipMOS Taiwan’s BGA products that were not covered by any Freescale patent included under the Agreement, and for declaratory judgment of patent non- infringement and invalidity. On December 11, 2009, Freescale filed a motion to dismiss the declaratory judgment counterclaims filed by ChipMOS Taiwan and to stay all other patent related claims and issues until its breach of contract claims could be decided. On July 29, 2010, the Court found that the Agreement constituted a “Total Sales Royalty” agreement, however, Freescale’s motion was partly denied for patent misuse issue. A mediation was held between the parties on October 28, 2010 but was unsuccessful. The fact discovery and expert discovery process regarding patent misuse issue closed in middle June 2011. An Order granting Freescale’s motion for partial summary judgment and denying ChipMOS Taiwan’s cross-motion for partial judgment was given on September 8, 2011. An Order granting in part and denying in part ChipMOS Taiwan’s Motion for Reconsideration was given on March 30, 2012. The Court reinstated ChipMOS Taiwan’s claims for patent misuse and its affirmative defenses for patent exhausted, mutual mistake and license. Freescale refiled its motions to strike ChipMOS Taiwan’s jury demand and for summary judgment on ChipMOS Taiwan’s affirmative defenses of exhaustion, mutual mistake and license. The Court has granted those motions on January 24, 2013 and later denied ChipMOS Taiwan’s motion for reconsideration of those rulings in April 2013. On June 20, 2013, ChipMOS Taiwan entered into a settlement agreement with Freescale to resolve pending lawsuit between the parties in a judicial settlement conference conducted in the Court. As part of the settlement agreement, ChipMOS Taiwan agreed to pay Freescale US$8 million to settle the claims in exchange of the parties entering into a new License Agreement for the use of Freescale’s BGA packaging technology from 2011 to 2015 and filing a Joint Stipulation for the Dismissal of all claims pending between them. The Joint Stipulation for Dismissal was filed on July 26, 2013 and the case was closed by the Court.

Other than the matters described above, we were not involved in any material litigation in 2014 and are not currently involved in any material litigation.

Foreign Exchange Controls

The ROC Foreign Exchange Control Law and regulations provide that all foreign exchange transactions must be executed by banks designated by the FSC and by the Central Bank of the ROC to engage in such transactions. Current regulations favor trade-related or service-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters, and all foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

Apart from trade-related or service-related foreign exchange transactions, ROC companies and individual residents of the ROC reaching the age of 20 years old may, without foreign exchange approval, remit foreign currency of up to US$50 million (or its equivalent) and US$5 million (or its equivalent) to and from the ROC, respectively, in each calendar year. The above limits apply to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars. In addition, a requirement is also imposed on all enterprises to register medium- and long-term foreign debt with the Central Bank of the ROC.

In addition, foreign persons may, subject to specified requirements but without foreign exchange approval of the Central Bank of the ROC, remit to and from the ROC foreign currencies of up to US$100,000 (or its equivalent) per remittance if the required documentation is provided to the ROC authorities. The above limit applies to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars. The above limit does not, however, apply to the conversion of NT dollars into other currencies, including U.S. dollars, from the proceeds of a sale of any underlying shares withdrawn from a depositary receipt facility.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We provide a broad range of back-end assembly and test services. Test services include wafer probing and final testing of memory and logic/mixed- signal semiconductors. We also offer a broad selection of leadframe and organic substrate-based package assembly services for memory and logic/mixed-signal semiconductors. Our advanced leadframe-based packages include thin small outline packages, or TSOPs, and our advanced organic substrate-based packages include fine-pitch ball grid array packages. We also offer WLCSP products and turn-key flip chip assembly and test services using variety of leadframe and organic substrate carriers. In addition, we provide gold bumping, assembly and test services for LCD and other flat-panel display driver semiconductors by employing TCP, COF and COG technologies. For the year ended December 31, 2015, our consolidated revenue was NT$19,869 million (US$606 million) and our profit for the year attributable to equity holders of the company was NT$2,130 million (US$65 million).

The following key trends are important to understand our business:

Capital Intensive Nature of Our Business. Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous acquisitions of assembly and test equipment and facilities. Our profitability depends in part not only on absolute pricing levels for our services, but also on capacity utilization rates for our assembly and test equipment. In particular, increases or decreases in our capacity utilization rates could significantly affect our gross margins since the unit cost of assembly and test services generally decreases as fixed costs are allocated over a larger number of units.

The current generation of advanced testers typically cost between US$1 million and US$5 million each, while wire bonders used in assembly typically cost approximately US$68 thousand each and inner-lead bonders for TCP and COF assembly cost approximately US$360 thousand each and COG chip sorters cost approximately US$220 thousand each. We begin depreciating our equipment when it is placed into commercial operation. There may be a time lag between the time when our equipment is placed into commercial operation and when it achieves high levels of utilization. In periods of depressed semiconductor industry conditions, we may experience lower than expected demand from our customers and a sharp decline in the average selling prices of our assembly and test services, resulting in an increase in depreciation expenses relative to revenue. In particular, the capacity utilization rates for our testing equipment may be severely adversely affected during a semiconductor industry downturn as a result of the decrease in outsourcing demand from integrated device manufacturers, which typically maintain larger in-house testing capacity than in-house assembly capacity.

Highly Cyclical Nature of the Semiconductor Industry. The worldwide semiconductor industry has experienced peaks and troughs over the last decade. For example, a severe downturn beginning in the fourth quarter of 2000 was followed by a recovery in early 2003. The significant decrease in market demand for semiconductors that began in 2000 adversely affected our results of operations for 2001 and 2002. Beginning in the fourth quarter of 2008, the semiconductor industry commenced another significant downturn which continued in 2009 and in 2010. Market demand for semiconductors significantly decreased across our industry during these periods, which adversely affected average selling prices for our services and our results of operations for 2008, 2009 and 2010. The impact on our results of operations affected by decreased market demand during these periods was partly offset by increases in our 2009 and 2010 revenue from assembly services for logic/mixed-signal semiconductors due to higher customer demand in 2009 and 2010. The overall outsourced assembly and test services for memory and logic/mixed-signal semiconductors increased gradually each year since 2010, continuing in 2013, 2014 and 2015. During periods of decreased demand for assembled semiconductors, some of our customers may forego, delay or simplify final testing of certain types of semiconductors, such as DRAM, which may further lower demand and average selling prices for our services and intensify our difficulties related to achieve targeted realizing pricing levels, capacity utilization rates and gross margin during these periods.

Declining Average Selling Prices of Our Assembly and test Services. The semiconductor industry is characterized by a general decrease in prices for products and services over the course of their product and technology life cycles. The rate of decline is particularly steep during periods of intense competition and adverse market conditions. The average selling prices of our assembly and test services experienced sharp declines during such periods as a result of intense price competition from other independent assembly and test companies that attempt to maintain high capacity utilization levels in the face of reduced demand.

To offset the effects of decreasing average selling prices, we will continue to seek to:

·	improve production efficiency and attain high capacity utilization rates;

·	develop new assembly technologies;

·	concentrate on testing of potentially high-demand, high-growth semiconductors; and

·	ramp up new technologies and platforms to shift into potentially higher margin services.

Market Conditions for the End-User Applications for Semiconductors. Market conditions in the semiconductor industry, to a large degree, track those for their end-user applications. Any deterioration in the market conditions for the end-user applications of semiconductors that we test and assemble may reduce demand for our services and, in turn, materially adversely affect our financial condition and results of operations. Despite increased demand for mobile/niche DRAM in 2010, for DRAMs having more advanced features such as that of enhanced graphic capability and, increased power efficiency, the average market demand for DRAM remained low from 2010 until 2015. Our revenue is largely attributable to fees from testing and assembling semiconductors for use in computers, consumer and portable electronic products, display applications and communications equipment. The markets for these products are intensely competitive, and a significant decrease in demand puts pricing pressure on our assembly and test services and negatively affects our earnings. The oversupply of DRAM products in the second half of 2007 and the weak demand in the DRAM market in 2008 and in the first quarter of 2009 resulted in significant reductions in the price of DRAM products, which in turn drove down the average selling prices for our assembly and test services for DRAM products from the second half of 2009 and continue in 2015.

Change in Product Mix. Declines in average selling prices since 2009 have been partially offset by a change in our revenue mix. In particular, relative percentage of total revenue derived from assembly and test of LCD and other flat-panel display driver semiconductors, bumping services and 12-inch wafer processing have increased from 2009 to 2015 period. We intend to continue focusing more advanced on developing and offering new technologies for assembly and test advanced semiconductors having the potential to provide higher margins in order to mitigate the effects of declining average selling prices on our ability to attain profitability.

Recent Acquisitions and Other Transactions

Merger of ThaiLin

On June 17, 2015, ThaiLin was merged into ChipMOS Taiwan. ChipMOS BVI then became the wholly-owned subsidiary of ChipMOS Taiwan.

Private Placement and Strategic Alliance with Tsinghua Unigroup

On December 11, 2015, the ChipMOS Taiwan Board authorized and ChipMOS Taiwan signed the Share Subscription Agreement, which is included as Exhibit 99.2, to sell 299,252,000 ChipMOS Taiwan Shares to Tsinghua Unigroup by the Private Placement at a price of NT$40.0 per ChipMOS Taiwan Share representing an aggregate purchase price of approximately NT$12.0 billion (US$364 million). Under the terms of the Tsinghua Share Subscription Agreement, at the closing of the proposed Private Placement, Tsinghua Unigroup will have the right to appoint one representative to be elected as a director of ChipMOS Taiwan. Tsinghua Unigroup undertook that it would abide by the laws of the ROC in connection with investments made by PRC investors in Taiwan, including: (1) it would not have the control over ChipMOS Taiwan; (2) it would not serve as the managerial officer of ChipMOS Taiwan or appoint managerial officers of ChipMOS Taiwan; (3) the board seats held by Tsinghua Unigroup in ChipMOS Taiwan would not out-number the seats held by all other shareholders; and (4) it would not solicit proxy for ChipMOS Taiwan shareholders meeting. After the Merger and the issuance of the 299,252,000 ChipMOS Taiwan Shares on closing of the proposed Private Placement, Tsinghua Unigroup would own approximately 25.6% of the outstanding shares of ChipMOS Taiwan (based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016). IMOS shareholders’ aggregate ownership in ChipMOS Taiwan would be 43.7% post-Private Placement and post-Merger (based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016).

The Private Placement is a transaction that is separate and distinct from the Merger, which was entered into by ChipMOS Taiwan at a time when the terms of the Merger (including the Merger Consideration) were still being negotiated between IMOS and ChipMOS Taiwan. ChipMOS Taiwan did not consider the Merger Consideration in determining the price at which Tsinghua Unigroup would purchase shares in the Private Placement.

On December 11, 2015, ChipMOS Taiwan and Tsinghua Unigroup also executed the Strategic Alliance Agreement, which is included as Exhibit 99.3, designed to strengthen the long-term cooperation relationship between the two companies. Under the terms of the Strategic Alliance Agreement, Tsinghua Unigroup would assist ChipMOS Taiwan in expanding and strengthening the relationship between ChipMOS Taiwan and companies relating to the assembly and test services of LCD drivers and wafer bumping services in the PRC, and would introduce other potential suppliers, customers and business partners in the PRC to ChipMOS Taiwan.

On January 28, 2016, the proposed Private Placement was approved by the shareholders of ChipMOS Taiwan in an extraordinary general meeting.

On February 25, 2016, ChipMOS Taiwan and Tsinghua Unigroup executed the Subscriber Joinder Agreement, which is included as Exhibit 99.4, under which Tsinghua Unigroup assigned its obligations and liabilities under the Tsinghua Share Subscription Agreement to Tibet MaoYe, which will become a subsidiary controlled by Tsinghua Unigroup prior to the closing of the Private Placement. From the execution of the Subscriber Joinder Agreement, Tibet MaoYe became the “Subscriber” defined in the Tsinghua Share Subscription Agreement and assumed all the rights, benefits, liabilities and obligations incurred from the Tsinghua Share Subscription Agreement. On the same date, ChipMOS Taiwan and Tibet MaoYe executed the Tibet MaoYe Share Subscription Agreement (included as Exhibit 99.5), the substantive content of which is consistent with the Tsinghua Share Subscription Agreement.

The proposed Private Placement remains subject to the approval of the MOEAIC. Since Tibet MaoYe, the subscriber of the Private Placement, falls within the definition of an investor from the PRC under the ROC law and regulations in connection with PRC investment, and since ChipMOS Taiwan’s main area of operations, i.e., the semiconductor assembly and test services, is one of the key industrial sectors regulated under the ROC law and regulations in connection with PRC investment, Tibet MaoYe has to apply with the MOEAIC for an investment approval, which is subject to a special review. Further, in order to consummate the Private Placement, ChipMOS Taiwan will need to obtain approvals from the Hsinchu Science Park Bureau of the Ministry of Science and Technology on the amendment to the investment plan and updating the company registration particulars regarding the increase of the total capital stock of ChipMOS Taiwan.

Below is the ChipMOS Taiwan post-Merger and post-Private Placement capitalization table based on the total numbers of IMOS Shares and ChipMOS Taiwan Shares issued and outstanding as of March 31, 2016:

	Common Stock	Common %
Investors
IMOS Shareholders	511,009,690	43.7%
Other Shareholders	359,824,784	30.7%
Tsinghua Unigroup Private Placement	299,252,000	25.6%
	1,170,086,474	100.0%

Share Repurchase

On February 4, 2016, the ChipMOS Taiwan Board adopted on a share repurchase program to repurchase up to 15.0 million of ChipMOS Taiwan Shares through open market transactions at a price no more than NT$40.0 per share during the period from February 5, 2016 to April 4, 2016. On April 1, 2016, we completed this share repurchase program under which we repurchased 15.0 million ChipMOS Taiwan Shares for approximately NT$511 million (US$16 million).

Capacity Expansion in ChipMOS Shanghai

On February 4, 2016, the ChipMOS Taiwan Board approved to further invest US$42 million through ChipMOS BVI to ChipMOS Shanghai for the capacity expansion in the PRC. The investments are subject to the approval of the MOEAIC.

ChipMOS Taiwan plans to use its own cash on hand and bank loans to support the above capacity expansion plan.

Revenue

We conduct our business according to the following main business segments: (1) testing services for memory and logic/mixed-signal semiconductors, (2) assembly services for memory and logic/mixed-signal semiconductors, (3) LCD and other flat-panel display driver semiconductor assembly and test services and (4) bumping services for memory, logic/mixed-signal and LCD and other flat-panel display driver semiconductors. The following table sets forth, for the periods indicated, our consolidated revenue for each segment.

	Year ended December 31,
	2013	2014	2015
	NT$	NT$	NT$	US$
	(in millions)
Testing
Memory	$3,979.6	$4,481.9	$4,077.4	$124.3
Logic/mixed-signal	616.5	637.6	756.5	23.1
Total testing	4,596.1	5,119.5	4,833.9	147.4
Assembly
Memory	5,635.0	7,053.6	5,710.0	174.1
Logic/mixed-signal	638.7	616.4	560.4	17.1
Total assembly	6,273.7	7,670.0	6,270.4	191.2
LCD and other flat-panel display driver semiconductor assembly and testing	4,781.2	5,171.3	5,396.0	164.6
Bumping	3,710.9	4,044.3	3,369.1	102.8
Total	$19,361.9	$22,005.1	$19,869.4	$606.0

Our revenue consists primarily of service fees for testing and assembling semiconductors, and to a lesser extent, fees from equipment rentals to semiconductor manufacturers for engineering testing, less allowances for product returns. We offer assembly and test services for memory semiconductors, logic/mixed-signal semiconductors, assembly and test services for LCD and other flat-panel display driver semiconductors and bumping services.

Most of our customers do not place purchase orders far in advance and our contracts with customers generally do not require minimum purchases of our products or services. Our customers’ purchase orders have varied significantly from period to period because demand for their products is often volatile. We have strategically entered into long-term capacity agreements with some of our customers. Under certain of those long-term agreements, we have agreed to reserve capacity for our customers and our customers have agreed to place orders in the amount of the reserved capacity (which is subject in certain cases to reduction by the customers). As part of our strategy, we intend to continue entry into additional long-term capacity agreements as well as focus on our business with smaller customers or customers who do not place orders on a regular basis. We believe that the dual focused strategy would assist us to be better prepared for the current economic volatility and ensure maximum utilization rate of our capacity and help us to develop closer relationships with all types of our customers. Depending on customer demands, market conditions and other considerations, we remain to be focused on expansion of our operations outside Taiwan and PRC in connection with possible future long-term capacity agreements.

Our financial condition and results of operations have also been, and are likely to continue to be, affected by price pressures on our service fees, which tend to decline in tandem with the declining average selling prices of the products we test and assemble over the course of their product and technology life cycles. In order to maintain our margins, it is necessary to offset the fee erosion by continually improving our production efficiency and maintaining high capacity utilization rates. We also plan to continue to develop and implement new technologies and expand our services into potentially higher-margin segments. These efforts require significant upfront investment in advance of incremental revenue, which could impact our margins.

Pricing

We price our testing fees primarily based on the cost of testing the products to our customers’ specifications, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, and with reference to prevailing market prices. Accordingly, the testing fee for a particular product would principally depend on the time taken to perform the tests, the complexity of the product and the testing process, and the cost of the equipment used to perform the test. For example, testing fees for memory semiconductors are significantly higher than those for other products because of the longer time required and the need for burn-in testing.

We price our assembly services on a per unit basis, taking into account the complexity of the package, our costs, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, prevailing market conditions, the order size, the strength and history of our relationship with the customer and our capacity utilization.

We price our assembly and test services for LCD and other flat-panel display driver semiconductors and bumping services on the basis of our costs, including the costs of the required material and components, the depreciation expenses relating to the equipment involved and our overhead expenses, and the price for comparable services.

On a case by case basis, we offer volume discounts to customers who purchase large quantities of our services and special discounts to customers who use our vertically integrated services and may offer special payment terms, including longer payment cycles, to key customers during downturns in the market so as to retain business from such key customers.

Revenue Recognition

We generally recognize our revenue upon completion of assembly and test services. We also recognize our revenue upon shipment of tested and assembled semiconductors to locations designated by our customers, including our internal warehouse for customers using our warehousing services. We submit invoices at the time of completion of service or shipment or delivery and generally require all customers to pay and collect payment of our invoices within 60 days after the last day of the month during which the invoice was sent.

Related Party Revenues

In 2013, 2014 and 2015, no revenue was derived from related parties.

Geography and Currency

The majority of our revenue is generated from customers headquartered in Taiwan, which represented 72%, 72% and 73% of our revenue in the years ended December 31, 2013, December 31, 2014 and December 31, 2015, respectively. We also generate revenue from customers in the United States, Singapore, Korea, Japan and other countries. Our service fees and revenue are generally denominated in the currency of the jurisdiction in which our facilities are located, for example NT dollars for our Taiwan operations and RMB for our PRC operations. As we generate most of our revenue from Taiwanese customers using our Taiwanese operations, and since most of our labor and overhead costs are denominated in NT dollars, we consider the NT dollar to be our functional currency.

Cost of Revenue and Gross Profit

Our cost of revenue consists primarily of depreciation and amortization expenses, raw material costs, and labor and overhead expenses, which primarily include expendable equipment, sub-contracting fees and rental expenses. Our operations, in particular our testing, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses as a result of our previous and future acquisitions of assembly and test equipment and facilities, including our investment in our PRC operations. As of March 31, 2016, we had 983 testers, 141 burn-in ovens, 1,097 wire bonders, 118 inner-lead bonders, 9 steppers and 17 sputters. We use inner-lead bonders for the assembly of LCD and other flat-panel display driver semiconductors using TCP or COF technology, and wire bonders for TSOP, BGA, and some other package assembly technologies.

Our profitability depends in part not only on absolute pricing levels for our services, but also on our capacity utilization rates. Our average capacity utilization rate for testing of memory and logic/mixed-signal semiconductors was 65% in 2013, 74% in 2014 and 65% in 2015. Our average capacity utilization rate for assembly of memory and logic/mixed-signal semiconductors was 80% in 2013, 78% in 2014 and 61% in 2015. Our average capacity utilization rate for LCD and other flat-panel display driver semiconductor assembly and test was 81% in 2013, 80% in 2014 and 75% in 2015. In addition, our average capacity utilization rate for bumping was 87% in 2013, 85% in 2014 and 67% in 2015.

For each period of time selected, we derived the capacity utilization rate for our testing operations by dividing the total number of hours of actual use of our facilities’ testing equipment units by the maximum number of hours that these equipment units were capable of being used. The testing capacity utilization rate generally increases in correlation to increases in the total volume of our customer orders, and generally decreases in correlation to decreases in the total volume of our customer orders.

For each period of time selected, we derived the capacity utilization rate for our assembly operations by dividing the total number of units actually produced by our assembly facilities by the maximum number of units that these facilities are capable of producing. The assembly capacity utilization rate generally increases in correlation to increases in the total volume of our customer orders, and generally decreases in correlation to decreases in the total volume of our customer orders.

Our gross revenue is generally the product of the total volume of our customer orders multiplied by the average selling price per deliverable unit from our assembly or testing services, as the case may be. As a result, in a period where the average selling prices do not fluctuate significantly, increases or decreases in our capacity utilization rates generally correlate to increases or decreases in our gross revenue. Periods with significant increases in the average selling prices reduce the negative impact on our gross revenue from any decreases in our capacity utilization rates. Similarly, periods with significant decreases in the average selling prices reduce the positive impact on our gross revenue from any increases in our capacity utilization rates.

The Company has significant fixed costs in operating our assembly and test facilities. For this reason, decreases in our cost of goods sold during a period generally occur at a slower rate than decreases, during the same period, in our gross revenue due to lower capacity utilization rates, lower average selling prices, or both. Also, as a result, our gross margin and profitability generally decrease in correlation to decreases in our capacity utilization rates, decreases in our average selling prices, or both. Similarly, our gross margin and profitability generally increase in correlation to increases in our capacity utilization rates, increases in our average selling prices, or both. Due to the cyclical nature of the semiconductor industry, customer orders may change significantly, causing fluctuation in our capacity utilization rate and average selling price.

Most of our labor and overhead costs are denominated in NT dollars. However, we also incur costs of revenues and operating expenses associated with assembly and test services in several other currencies, including Japanese yen, U.S. dollars and RMB. In addition, a substantial portion of our capital expenditures, primarily for the purchase of assembly and test equipment, has been, and is expected to continue to be, denominated in Japanese yen with much of the remainder denominated in U.S. dollars.

The following table sets forth, for the periods indicated, our gross profit and our gross profit margin as a percentage of revenue.

	Year ended December 31,
	2013	2014	2015
	NT$	NT$	NT$	US$
	(in millions)
Gross profit:
Testing
Memory	$647.2	$1,498.7	$1,341.2	$40.9
Logic/mixed-signal	222.0	194.9	284.6	8.7
Total testing	869.2	1,693.6	1,625.8	49.6
Assembly
Memory	472.4	1,134.0	211.4	6.4
Logic/mixed-signal	171.8	297.5	251.6	7.7
Total assembly	644.2	1,431.5	463.0	14.1
LCD and other flat-panel display driver semiconductor assembly and test	1,353.8	1,298.1	1,673.1	51.0
Bumping	529.6	756.1	326.4	10.0
Total	$3,396.8	$5,179.3	4,088.3	124.7
Gross profit margin:
Testing
Memory	16.3%	33.4%	32.9%	32.9%
Logic/mixed-signal	36.0%	30.6%	37.6%	37.6%
Total testing	18.9%	33.1%	33.6%	33.6%
Assembly
Memory	8.4%	16.1%	3.7%	3.7%
Logic/mixed-signal	26.9%	48.3%	44.9%	44.9%
Total assembly	10.3%	18.7%	7.4%	7.4%
LCD and other flat-panel display driver semiconductor assembly and testing	28.3%	25.1%	31.0%	31.0%
Bumping	14.3%	18.7%	9.7%	9.7%
Overall	17.5%	23.5%	20.6%	20.6%

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel expenses, expenditures to qualify our services for specific customers and other consulting fees and certification fees paid to third parties. Research and development expenses are recognized as they are incurred. We currently expect that research and development expenses will increase in the future as we continue to explore new technologies and service offerings. We also expect to hire additional employees in our research and development department.

Sales and Marketing

Sales and marketing expenses consist primarily of shipping and handling expenses incurred in delivering products to our customers’ designated locations, advertising, corporate communications and other marketing expenses, salary expenses for sales and marketing personnel, sales commission, professional service fees, bad debt provision and service support expenses.

Administrative and General

Administrative and general expenses consist of salaries and related expenses for executive, finance and accounting, and management information systems personnel, professional service fees, and other corporate expenses. We expect administrative and general expenses to increase in absolute terms as we add personnel and incur additional expenses related to the growth of our business and operations.

Other Non-Operating Income (Expenses), Net

Our other non-operating income principally consists of interest income, foreign exchange gains and gain on disposal of financial assets at fair value through profit or loss.

Our other non-operating expenses principally consist of interest expenses, impairment of available-for-sale investments and foreign exchange losses.

Non-controlling Interests

Non-controlling interests represent the portion of our income that is attributable to the shareholding in our consolidated subsidiaries that we do not own.

Profit for the Year Attributable to Equity Holders of ChipMOS Taiwan

Our profit for the year attributable to equity holders of ChipMOS Taiwan were NT$2,257 million, NT$3,356 million and NT$2,130 million (US$65 million) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015, respectively. We believe our future results will be dependent upon the overall economic conditions in the markets we serve, the competitive environment in which we operate, and our ability to successfully implement our strategy, among other things.

Results of Operations

The following table presents selected operating data as a percentage of revenue for the periods indicated:

	Year ended December 31,
	2013	2014	2015
IFRS:
Revenue	100.0%	100.0%	100.0%
Cost of revenue	(82.5)	(76.5)	(79.4)
Gross profit	17.5	23.5	20.6
Other operating income	2.6	1.1	1.0
Research and development expenses	(2.9)	(3.1)	(3.8)
Sales and marketing expenses	(0.6)	(0.5)	(0.5)
Administrative and general expenses	(3.1)	(2.7)	(3.3)
Other operating expenses	(0.5)	(0.7)	-
Operating profit	13.0	17.6	14.0
Finance costs	(0.9)	(0.6)	(0.7)
Other non-operating income (expense), net	5.2	4.8	1.1
Profit before tax	17.3	21.8	14.4
Income tax	(3.8)	(4.1)	(3.5)
Profit for the year	13.5%	17.7%	10.9%
Attributable to:
Equity holders of ChipMOS Taiwan	11.7%	15.3%	10.7%
Non-controlling interests	1.8%	2.4%	0.2%

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenue. Our revenue decreased by NT$2,136 million, or 10%, to NT$19,869 million (US$606 million) in 2015 from NT$22,005 million in 2014.

Revenue from testing services for memory and logic/mixed-signal semiconductors decreased by NT$286 million, or 6%, to NT$4,834 million (US$147million) in 2015 from NT$5,120 million in 2014. Revenue from testing services for memory semiconductors decreased by NT$405 million, or 9%, to NT$4,077 million (US$124 million) in 2015 from NT$4,482 million in 2014, principally due to the decreased capacity utilization rate resulting from lower customer demand. Revenue for testing services for logic/mixed-signal semiconductors increased by NT$119 million, or 19%, to NT$757 million (US$23 million) in 2015 from NT$638 million in 2014, principally due to the increased capacity utilization rate resulting from higher customer demand.

Revenue from assembly services for memory and logic/mixed-signal semiconductors decreased by NT$1,400 million, or 18%, to NT$6,270 million (US$191 million) in 2015 from NT$7,670 million in 2014. Revenue from assembly services for memory semiconductors decreased by NT$1,344 million, or 19%, to NT$5,710 million (US$174 million) in 2015 from NT$7,054 million in 2014, primarily as a result of the decreased average selling price and capacity utilization rate resulting from lower customer demand. Revenue from assembly services for logic/mixed-signal semiconductors decreased by NT$56 million, or 9%, to NT$560 million (US$17 million) in 2015 from NT$616 million in 2014, principally due to the decreased capacity utilization rate resulting from lower customer demand.

Revenue from LCD and other flat-panel display driver semiconductor assembly and test services increased by NT$225 million, or 4%, to NT$5,396 million (US$165 million) in 2015 from NT$5,171 million in 2014. This increase was principally as a result of an increase in customer demand for LCD and other flat-panel display products in 2015.

Revenue from bumping services decreased by NT$675 million, or 17%, to NT$3,369 million (US$103 million) in 2015 from NT$4,044 million in 2014. This decrease was principally due to the decreased average selling price and capacity utilization rate resulting from lower customer demand.

See “— Cost of Revenue and Gross Profit” for more information concerning our assembly and test capacity utilization rates and the impact on our revenue, gross profit and profitability from any increases or decreases in our capacity utilization rate.

Cost of Revenue and Gross Profit. Cost of revenue decreased by NT$1,045 million, or 6%, to NT$15,781 million (US$481 million) in 2015 from NT$16,826 million in 2014, primarily due to the decrease of direct material expenses, direct labor expenses and inventory supplies of NT$1,068 million (US$33 million), NT$15 million (US$457 thousand) and NT$54 million (US$2 million), respectively, and partially offset by the increase of depreciation expenses of NT$119 million (US$4 million).

Our gross profit decreased to NT$4,088 million (US$125 million) in 2015 from NT$5,179 million in 2014. Our gross margin was 20.6% in 2015, compared to 23.5% in 2014.

Our gross profit margin for testing services for memory and logic/mixed-signal semiconductors increased to 33.6% in 2015 from 33.1% in 2014, primarily due to the increased sales of higher margin logic/mixed-signal semiconductors testing services.

Our gross profit margin for assembly services for memory and logic/mixed-signal semiconductors decreased to 7.4% in 2015 from 18.7% in 2014, primarily due to the decrease in sales revenue which decreased capacity utilization rate for memory semiconductors assembly services.

Our gross profit margin for LCD and other flat-panel display driver semiconductor testing and assembly services increased to 31.0% in 2015 from 25.1% in 2014, primarily due to the change in product mix.

Our gross profit margin for bumping services decreased to 9.7% in 2015 from 18.7% in 2014, primarily due to the decrease in sales revenue which decreased capacity utilization rate.

See “— Cost of Revenue and Gross Profit” for more information concerning our assembly and test capacity utilization rates and the impact on our revenue, gross profit and profitability from any increases or decreases in our capacity utilization rates.

Other Operating Income. Other operating income decreased by NT$33 million, or 14%, to NT$208 million (US$6 million) in 2015 from NT$241 million in 2014, primarily due to the decrease of gain on disposal of property, plant and equipment of NT$37 million (US$1 million) .

Research and Development Expenses. Research and development expenses increased by NT$69 million, or 10%, to NT$748 million (US$23 million) in 2015 from NT$679 million in 2014, primarily due to the increase of employee benefit costs.

Sales and Marketing Expenses. Sales and marketing expenses decreased by NT$7 million, or 7%, to NT$95 million (US$3 million) in 2015 from NT$102 million in 2014, primarily due to the decrease of freight-out expense, commissions expenses and entertainment expenses.

Administrative and General Expenses. Administrative and general expenses increased by NT$46 million, or 7%, to NT$667 million (US$20 million) in 2015 from NT$621 million in 2014, primarily due to the increase of professional service fee.

Other Operating Expenses. Other operating expenses decreased by NT$133 million, or 92%, to NT$12 million (US$366 thousand) in 2015 from NT$145 million in 2014, primarily due to the decrease of accrued compensation of NT$127 million (US$4 million).

Finance Costs. Finance costs increased by NT$3 million, or 2%, to finance costs of NT$144 million (US$4 million) in 2015 from NT$141 million in 2014. This change was primarily due to the increase of financial cost of bank loans by NT$8 million (US$244 thousand).

Other Non-Operating Income (Expenses), Net. Other non-operating income decreased by NT$829 million, or 78%, to NT$233 million (US$7 million) in 2015 from NT$1,062 million in 2014. This change was primarily due to the decrease of gain on disposal of financial assets by NT$813 million (US$25 million).

Profit before Tax. As a result of the foregoing, profit before tax decreased by 40% to NT$2,863 million (US$87 million) in 2015 from NT$4,795 million in 2014.

Income Tax. We had an income tax expense of NT$695 million (US$21 million) in 2015 compared to income tax expense of NT$904 million for 2014, primarily due to the decrease of profit before tax.

Profit for the Year Attributable to Non-controlling Interests. The profits of ChipMOS BVI, ChipMOS Shanghai and ThaiLin attributable to non-controlling interests amounted to NT$37 million (US$1 million) in 2015, compared to NT$535 million in 2014.

Profit for the Year Attributable to Equity Holders of ChipMOS Taiwan. As a result of the foregoing, the profit for the year attributable to the Company was NT$2,130 million (US$65 million) in 2015, compared to NT$3,356 million in 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenue. Our revenue increased by NT$2,643 million, or 14%, to NT$22,005 million in 2014 from NT$19,362 million in 2013.

Revenue from testing services for memory and logic/mixed-signal semiconductors increased by NT$524 million, or 11%, to NT$5,120 million in 2014 from NT$4,596 million in 2013. Revenue from testing services for memory semiconductors increased by NT$502 million, or 13%, to NT$4,482 million in 2014 from NT$3,980 million in 2013, principally due to the increased capacity utilization rate as a result of higher customer demand. Revenue for testing services for logic/mixed-signal semiconductors increased by NT$22 million, or 4%, to NT$638 million in 2014 from NT$616 million in 2013, principally due to the increased capacity utilization rate resulting from higher customer demand.

Revenue from assembly services for memory and logic/mixed-signal semiconductors increased by NT$1,396 million, or 22%, to NT$7,670 million in 2014 from NT$6,274 million in 2013. Revenue from assembly services for memory semiconductors increased by NT$1,419 million, or 25%, to NT$7,054 million in 2014 from NT$5,635 million in 2013, primarily as a result of increased customer demand. Revenue from assembly services for logic/mixed-signal semiconductors decreased by NT$23 million, or 4%, to NT$616 million in 2014 from NT$639 million in 2013, principally due to a decreased average selling price.

Revenue from LCD and other flat-panel display driver semiconductor assembly and test services increased by NT$390 million, or 8%, to NT$5,171 million in 2014 from NT$4,781 million in 2013. This increase was principally as a result of an increase in customer demand for LCD and other flat-panel display products in 2014.

Revenue from bumping services increased by NT$333 million, or 9%, to NT$4,044 million in 2014 from NT$3,711 million in 2013. This increase was principally as a result of an increase in customer demand for bumping services in 2014.

See “— Cost of Revenue and Gross Profit” for more information concerning our assembly and test capacity utilization rates and the impact on our revenue, gross profit and profitability from any increases or decreases in our capacity utilization rate.

Cost of Revenue and Gross Profit. Cost of revenue increased by NT$861 million, or 5%, to NT$16,826 million in 2014 from NT$15,965 million in 2013, primarily due to the increase of direct material expenses, direct labor expenses, utilities expenses, expendable equipment expenses and maintenance and repair expenses of NT$184 million, NT$194 million, NT$167 million, NT$125 million and NT$124 million respectively.

Our gross profit increased to NT$5,179 million in 2014 from NT$3,397 million in 2013. Our gross margin was 23.5% in 2014, compared to 17.5% in 2013.

Our gross profit margin for testing services for memory and logic/mixed-signal semiconductors increased to 33.1% in 2014 from 18.9% in 2013, primarily due to the increased sales of higher margin logic/mixed-signal semiconductors test services.

Our gross profit margin for assembly services for memory and logic/mixed-signal semiconductors increased to 18.7% in 2014 from 10.3% in 2013, primarily due to the increased sales of higher margin logic/mixed-signal semiconductors assembly services.

Our gross profit margin for LCD and other flat-panel display driver semiconductor assembly and test services decreased to 25.1% in 2014 from 28.3% in 2013, primarily due to the change in product mix.

Our gross profit margin for bumping services increased to 18.7% in 2014 from 14.3% in 2013, primarily due to the increased sales of higher margin bumping services.

See “— Cost of Revenue and Gross Profit” for more information concerning our assembly and test capacity utilization rates and the impact on our revenue, gross profit and profitability from any increases or decreases in our capacity utilization rates.

Other Operating Income. Other operating income decreased by NT$267 million, or 53%, to NT$241 million in 2014 from NT$508 million in 2013, primarily due to the decrease of reversal of accrued royalty fees of NT$140 million, gain on disposal of property, plant and equipment of NT$82 million and reversal of allowance for impairment of receivables of NT$65 million.

Research and Development Expenses. Research and development expenses increased by NT$115 million, or 20%, to NT$679 million in 2014 from NT$564 million in 2013, primarily due to the increase of employee benefit costs.

Sales and Marketing Expenses. Sales and marketing expenses decreased by NT$6 million, or 6%, to NT$102 million in 2014 from NT$108 million in 2013, primarily due to the decrease of freight-out expense.

Administrative and General Expenses. Administrative and general expenses increased by NT$27 million, or 5%, to NT$621 million in 2014 from NT$594 million in 2013, primarily due to the increase of employee benefit costs.

Other Operating Expenses. Other operating expenses increased by NT$44 million, or 44%, to NT$145 million in 2014 from NT$101 million in 2013, primarily due to the increase of compensation of NT$79 million and partially offset by the decrease of accrued royalty of NT$40 million.

Finance Costs. Finance costs decreased by NT$42 million, or 23%, to finance costs of NT$141 million in 2014 from NT$183 million in 2013. This change was primarily due to the decrease of interest on bank loans by NT$48 million.

Other Non-Operating Income (Expenses), Net. Other non-operating income (expenses), net, changed by NT$61 million, or 6%, to other non-operating income, net, of NT$1,062 million in 2014 from other non-operating income, net, of NT$1,001 million in 2013. This change was primarily due to the increase of gain on disposal of financial assets by NT$94 million and partially offset by the decrease of foreign exchange gains by NT$28 million.

Profit before Tax. As a result of the foregoing, profit before tax increased by 43% to NT$4,795 million in 2014 from NT$3,356 million in 2013.

Income Tax. We had an income tax expense of NT$904 million in 2014 compared to income tax expense of NT$743 million for 2013, primarily due to the increase of profit before tax.

Profit for the Year Attributable to Non-controlling Interests. The profits of ChipMOS BVI, ChipMOS Shanghai and ThaiLin attributable to non-controlling interests amounted to NT$535 million in 2014, compared to NT$356 million in 2013.

Profit for the Year Attributable to Equity Holders of the Company. As a result of the foregoing, the profit for the year attributable to the Company was NT$3,356 million in 2014, compared to NT$2,257 million in 2013.

Critical Accounting Policies

Under the IFRS, we are required to make certain estimates, judgments and assumptions about matters that are highly uncertain at the time those estimates, judgments and assumptions are made, and our financial condition or results of operations may be materially impacted if we use different but nonetheless reasonable estimates, judgments or assumptions about those matters for that particular period or if we change our estimates, judgments or assumptions from period to period.

Under the IFRS, the significant accounting policies are set forth in Note 2 to our consolidated financial statements contained in Annex E to this proxy statement/prospectus. The significant accounting policies that require us to make estimates and assumptions about the effect of matters that are inherently uncertain are discussed below.

Impairment of Receivables

Receivables are assessed for indicators of impairment at the end of each reporting period, and are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the receivables, the estimated future cash flows of the receivables have been impacted.

For the customer that we have reason to believe may have an inability to meet its financial obligations, we conduct an individual examination based on the available facts and circumstances to record a specific reserve. For the customer that we have reason to believe may have an inability to meet its financial obligations, we conduct an individual examination based on the available facts and circumstances to record a specific type of reserve. As of December 31, 2014 and December 31, 2015, we provided NT$7 million and nil, respectively, for this type of reserve. For the customers that we do not have reason to believe may have inability to meet its financial obligation, we provide a reserve for doubtful receivables based upon the available facts and circumstances, historical collection and write-off experiences of all trade and other receivables. As of December 31, 2014 and December 31, 2015, we provided NT$10 thousand and nil, respectively, for this type of reserve. See “— Customers.”

The allowance we set aside for doubtful receivables was NT$7 million as of December 31, 2013, NT$7 million as of December 31, 2014 and nil as of December 31, 2015. The allowances as of December 31, 2013, December 31, 2014 and December 31, 2015 represented 0.2%, 0.1% and nil, respectively, of our accounts receivable as of those dates. The allowance and reversal in the years ended December 31, 2013, December 31, 2014 and December 31, 2015 reflected an enlargement of NT$7 million , a reduction of NT$161 thousand and a reduction of NT$10 thousand (US$0.3 thousand), respectively, in accounts receivable that decreased or increased the sales and marketing expenses accordingly. If we were to change our estimate of the allowance for doubtful receivables either upward or downward 10%, our operating profit would be affected by NT$3 thousand for the year ended December 31, 2014, and not be affected for the year ended December 31, 2015.

An increase in our allowance for doubtful receivables would increase our sales and marketing expenses, and decrease our current assets.

Depreciation of Property, Plant and Equipment

Property, plant and equipment are depreciated on a straight-line basis over their estimated economic useful lives. The determination of the useful lives involves management’s estimation. The ChipMOS Group assesses annually the useful life of the property, plant and equipment and if the expectation differs from the original estimate, such a difference may impact the depreciation in the year when the estimate is changed and the future period.

Deferred Tax Assets

Deferred tax assets are recognized for unused tax losses and tax credit to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine that amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In the years ended December 31, 2013, December 31, 2014 and December 31, 2015, the ChipMOS Group has NT$1,218 million, NT$915 million and NT$935 million (US$29 million) of tax losses carried forward, respectively. These losses relate to subsidiaries that have a history of losses and may not be used to offset taxable income elsewhere in the ChipMOS Group. The subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the ChipMOS Group has determined that it cannot recognize deferred tax assets on the tax losses carried forward.

As of December 31, 2013, December 31, 2014 and December 31, 2015, the ending balances for deferred tax assets were NT$182 million, NT$178 million and NT$166 million (US$5 million), respectively.

Impairment of Non-Financial Assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow (“DCF”) model. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the ChipMOS Group is not yet committed to or significant future investments that will enhance the asset’s performance of the cash generating unit being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash-inflows and the growth rate used for the extrapolation purposes.

In determining whether any impairment charges were necessary for the property, plant and equipment and other non-current assets for the year ended December 31, 2015, we assumed that the demand for semiconductor products will continue to grow in the next few years. Based upon our assumption of growth in the semiconductor industry and our other assumptions in our internal budget, for the purpose of determining whether any impairment charges are necessary for the year ended December 31, 2015, an impairment loss of NT$1 million (US$30 thousand) and nil were recognized with respect to property, plant and equipment and other non-current assets.

While we believe that our estimates of future cash flows are reasonable, any changes in these estimates based on changed economic conditions or business strategies could result in significant impairment changes in future periods.

Defined Benefit Plans

The cost of the defined benefit pension plan and post-employment benefits and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date. Further details are disclosed in Note 23 to our consolidated financial statements contained in Annex E to this proxy statement/prospectus.

Share-Based Payments

The ChipMOS Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them. In the year ended December 31, 2014 and December 31, 2015, the share-based compensation expense amounted to NT$229 million and NT$158 million (US$5 million), respectively, which were taken into account when determining our profit and shareholders’ equity for the years ended December 31, 2014 and December 31, 2015.

Senior Management’s Discussion with the Audit Committee

Our management has discussed the critical accounting policies described above with the audit committee of our board of directors and the audit committee has reviewed our disclosure relating to the critical accounting policies in this section.

Impact of Foreign Currency Fluctuations and Governmental or Political Factors

For a discussion of the impact of foreign currency fluctuations and governmental economics, fiscal, monetary or political policies or factors that may directly or indirect impact us, see “– Quantitative and Qualitative Disclose about Market Risk.”

Liquidity and Capital Resources

Since our inception, we have funded our operations and growth primarily through the issuance of equity, a mixture of short- and long-term loans and cash flow from operations. As of December 31, 2015, our primary sources of liquidity were cash and cash equivalents of NT$10,126 million (US$309 million), short-term loans of NT$4,268 million (US$130 million) available to us in undrawn facilities, which have expired or will expire from January 2016 to December 2016, and long-term loans of NT$2,000 million (US$61 million) available to us in undrawn facilities, which will expire in July 2019. We have taken the following steps to meet our liquidity, capital spending and other capital needs.

In July 2014, ChipMOS Taiwan obtained a syndicated loan facility from banks in Taiwan in the amount of NT$10,000 million for a term of five years, which was used to refinance the existing syndicated loan in July 2014, and to suffice our working capital.

Pursuant to the Tsinghua Share Subscription Agreement executed by ChipMOS Taiwan in December 2015, Tsinghua Unigroup will invest approximately NT$12.0 billion (US$366 million) in ChipMOS Taiwan through the Private Placement. See “Risk Factors-Risk Relating to the ChipMOS Group’s Business- Pending private placement sale by ChipMOS Taiwan of 299,252,000 ChipMOS Taiwan Shares under the shares subscription agreement with Tsinghua Unigroup and its subsidiary may or may not be completed. ”

Liquidity

The following table sets forth our cash flows with respect to operating activities, investing activities, financing activities and the effect of exchange rate changes on cash for the periods indicated.

	Year Ended December 31,
	2013	2014	2015
	NT$	NT$	NT$	US$
	(in millions)
Net cash generated from (used in):
Operating activities	$5,967.0	$6,028.7	$5,565.6	$169.7
Investing activities	(1,933.4)	(2,215.3)	(4,504.2)	(137.4)
Financing activities	(2,667.8)	(256.2)	(4,247.1)	(129.5)
Net increase in cash and cash equivalents	$1,365.8	$3,557.2	$(3,185.7)	$(97.2)

Net Cash Generated from Operating Activities

Net cash generated from operating activities totaled NT$5,566 million (US$170 million) for the year ended December 31, 2015, compared to NT$6,029 million for the year ended December 31, 2014. Net cash generated from operating activities was impacted by a profit before tax of NT$2,863 million (US$87 million) with depreciation expenses of NT$3,019 million (US$92 million) in the year ended December 31, 2015 compared to a profit before tax of NT$4,795 million with depreciation expenses of NT$2,906 million in the year ended December 31, 2014. The decrease in net cash generated from operating activities was primarily due to the gain on disposal of financial assets, net of nil in 2015 compared to NT$813 million in the 2014, payment of income tax of NT$1,172 million (US$36 million) in 2015, compared to NT$255 million in 2014 and a decrease of account payables of NT$366 million (US$11 million) in 2015 compared to an increase of NT$118 million in 2014 and partially offset by a decrease of accounts and notes receivable of NT$986 million (US$30 million) in 2015 compared to an increase of accounts and notes receivable of NT$762 million in 2014 and a decrease of inventories of NT$37 million (US$1 million) in 2015 compared to an increase of NT$185 million in 2014.

Net cash generated from operating activities totaled NT$6,029 million in 2014, compared to NT$5,967 million in 2013. Net cash generated from operating activities was positively impacted by a profit before tax of NT$4,795 million with depreciation expenses of NT$2,906 million in 2014 compared to a profit before tax of NT$3,356 million with depreciation expenses of NT$3,292 million in 2013. The increase in net cash generated from operating activities was primarily due to an increase of accounts and notes receivable of NT$762 million in 2014 compared to an increase of accounts and notes receivable of NT$2 million in 2013, an increase of inventories of NT$185 million in 2014 compared to a decrease of NT$168 million in 2013 and an increase of other payables of NT$276 million in 2014 compared to a decrease of NT$198 million in 2013.

Net Cash Used in Investing Activities

Net cash used in investing activities totaled NT$4,504 million (US$137 million) for the year ended December 31, 2015 compared to NT$2,215 million for the year ended December 31, 2014. The increase in net cash used in investing activities primarily resulted from the increase in capital expenditures which was NT$4,428 million (US$135 million) in 2015, compared to NT$3,119 million in 2014 and the increase in acquisition of investments in associates which was NT$116 million (US$4 million) in 2015 compared to nil in 2014 and partially offset by a decrease in acquisition of available-for-sale financial assets which was nil in 2015 compared to NT$209 million in 2014.

Net cash used in investing activities totaled NT$2,215 million in 2014, compared to NT$1,933 million in 2013. The increase in net cash used in investing activities primarily resulted from the acquisition of available-for-sale financial assets which was NT$209 million in 2014 compared to nil in 2013.

Net Cash Used in Financing Activities

Net cash used in financing activities totaled NT$4,247 million (US$130 million) for the year ended December 31, 2015, compared to NT$256 million for the year ended December 31, 2014. The increase in net cash used in financing activities was primarily the result of the net proceeds of long-term loans of NT$492 million (US$15 million) in 2015, compared to net payment of long-term loans of NT$696 million in 2014, net payment of short-term loans of NT$619 million (US$19 million) in 2015, compared to net proceeds of short-term loans of NT$982 million in 2014, the increase of cash dividend of NT$1,999 million (US$61 million) in 2015 compared to the NT$1,038 million in 2014 and the increase of the acquisition of the interest of a subsidiary of NT$1,444 million (US$44 million) in 2015 compared to nil in 2014.

Net cash used in financing activities totaled NT$256 million in 2014, compared to NT$2,668 million in 2013. The increase in net cash used in financing activities was primarily the result of the net payments of long-term bank loans of NT$696 million in 2014, compared to NT$2,204 million in 2013, net proceeds of short-term bank loans of NT$982 million in 2014, compared to NT$420 million in 2013 and the increase of cash injection of NT$577 million in 2014, compared to nil in 2013.

Capital Resources

Capital expenditures in 2013 were funded by NT$5,967 million in cash flows from operating activities. Capital expenditures in 2014 were funded by NT$6,029 million in cash flows from operating activities. Capital expenditures in 2015 were funded by NT$5,566 million (US$170 million) in cash flows from operating activities.

Loans

As of December 31, 2015, we had long-term loans of NT$6,535 million (US$199 million) (including current portions of such long-term loans of NT$1,549 million (US$47 million)). As of December 31, 2015, NT$4,560 million (US$139 million) of our long-term loans were collateralized by land and buildings and equipment owned by ChipMOS Taiwan. Our long-term loans were floating rate loans with a rate between 1.7474% and 1.8526% as of December 31, 2015, repayable semi-annually until July 2019.

We had entered into the following syndicated loan and long-term loans facilities:

·	On July 2, 2014, ChipMOS Taiwan obtained a syndicated loan facility from banks in Taiwan in the amount of NT$10,000 million in a term of five years. This loan facility is secured by existing land and buildings and equipment owned by ChipMOS Taiwan. This loan facility was drawn of NT$8,000 million as of the date of this proxy statement/prospectus.

Certain of our loan agreements and indentures contain covenants that, if violated, could result in the obligations under these agreements becoming due prior to the originally scheduled maturity dates. These covenants include financial covenants that require us to:

·	maintain current assets to current liabilities ratio above 1:1;

·	maintain total indebtedness to shareholders’ equity (excluding intangible assets) ratio below 1.5:1;

·	maintain the profit before interest, taxes, depreciation and amortization to gross interest expense ratio above 2.5:1.

ChipMOS Taiwan was in compliance with the financial ratio requirement for 2012 to 2015. ThaiLin and ChipMOS Shanghai were not required to maintain any financial ratio during 2012 to 2014.

In addition, a substantial portion of our short-term and long-term borrowings may be subject to repayment upon a material deterioration of our financial condition, results of operations or our ability to perform under the loan agreements.

Set forth below are the maturities of our long-term bank loans outstanding as of December 31, 2015:

	As of December 31, 2015
	NT$	US$
	(in millions)
During 2016	1,549	47
During 2017	1,556	47
During 2018	1,236	38
During 2019	2,194	67
During 2020 and onwards	-	-
	$6,535	$199

As of December 31, 2015, certain of our property, plant and equipment and restricted short-term deposits with an aggregate net book value of NT$6,193 million (US$189 million) and NT$65 million (US$2 million), respectively, were pledged as collateral mainly for long-term bank loans and customs duty guarantee.

Our unused credit lines for short-term loans, as of December 31, 2015, totaled NT$4,268 million (US$130 million), which have expired or will expire from January 2016 to December 2016. As of December 31, 2015, our unused long-term credit facilities totaled NT$2,000 million (US$61 million) which will expire in July 2019.

As of December 31, 2015, we had unsecured exporting loan in the total amount of NT$1,148 million (US$35 million), which were repaid in January 2016. As of February 18, 2016, we obtain unsecured export loan in the total amount of NT$1,279 million (US$39 million), which were due April 2016 and June 2016.

We believe our current cash and cash equivalents, cash flow from operations and available credit facilities will be sufficient to meet our capital spending, commitments and other capital needs including the aggregate Cash Consideration expected to be paid in connection with the Merger through the end of 2016. There can be no assurance regarding these matters, however, considering prevailing global economic conditions which continue to have a negative impact on our ability to accurately forecast our revenues, results of operations and cash position.

Research and Development, Patents and Licenses

See the discussion under “— Research and Development.”

Trend Information

See the discussion under “— Industry Background” and “— Competition.”

Off-Balance Sheet Arrangements

As of December 31, 2015, we had no off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2014, or the periods indicated:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Long-term debts(1)	$6,289	$1,604	$3,224	$1,464	$—
Short-term loans(1)	1,773	1,773	—	—	—
Operating leases	450	84	77	64	225
Capital commitments	1,040	1,040	—	—	—
Total contractual cash obligations	$9,552	$4,501	$3,301	$1,525	$225

Note:

(1)	Includes interest payments. Assumes level of relevant interest rates remains at December 31, 2014, level throughout all relevant periods.

The following table summarizes our contractual obligations and commitments as of December 31, 2015, or the periods indicated:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Long-term debts(1)	$6,793	$1,659	$2,921	$2,213	$—
Short-term loans(1)	1,151	1,151	—	—	—
Operating leases	386	64	97	30	195
Capital commitments	1,317	1,317	—	—	—
Total contractual cash obligations	$9,647	$4,191	$3,018	$2,243	$195

Note:

(1)	Includes interest payments. Assumes level of relevant interest rates remains at December 31, 2015, level throughout all relevant periods.

In addition to the commitments set forth in the contractual obligations table above, we have certain outstanding purchase orders relating to the procurement of raw materials for which there are no definite delivery dates or deadlines.

Quantitative and Qualitative Disclosure about Market Risk

ChipMOS Taiwan’s exposure to financial market risks relates primarily to changes in interest rates and foreign exchange rates. To mitigate these risks, ChipMOS Taiwan utilizes derivative financial instruments, the application of which is primarily for hedging, and not for speculative, purposes.

Interest Rate Risks

As of December 31, 2014 and December 31, 2015, ChipMOS Taiwan had aggregate debts outstanding of NT$7,836 million and NT$7,709 (US$235 million), respectively, which were incurred for capital expenditure and general operating expenses. Of ChipMOS Taiwan’s outstanding debts as of December 31, 2014 and December 31, 2015, 100% and 100% bear interest at variable rates. The interest rate for the majority of our variable rate debts varies based on a fixed percentage spread over the prime rate established by our lenders. ChipMOS Taiwan’s variable rate debts had an annual weighted average interest rate of 1.708% and 1.654% as of December 31, 2015 and December 31, 2014, respectively. Accordingly, ChipMOS Taiwan has cash flows and earnings exposure due to market interest rate changes for our variable rate debts. An increase in interest rates of 1% would increase our annual interest charge by NT$78 million and NT$77 million (US$2 million) based on our outstanding floating rate indebtedness as of December 31, 2014 and December 31, 2015, respectively.

As of December 31, 2013, 2014 and 2015, ChipMOS Taiwan had no interest rate swap agreements outstanding.

Foreign Currency Exchange Rate Risks

ChipMOS Taiwan’s foreign currency exposure gives rise to market risks associated with exchange rate movements against the NT dollar, the Chinese yuan, Japanese yen and U.S. dollar. As of December 31, 2014 and December 31, 2015, 27.3% and 44.6% of ChipMOS Taiwan’s financial assets and 27.2% and 15.9% of its financial liabilities are denominated in foreign currencies, respectively. ChipMOS Taiwan does not hold or issue any derivative for trading purposes or to hedge against fluctuations in foreign exchange rates. ChipMOS Taiwan mitigates this risk by conducting sales and purchases transactions in the same currency. These hedging transactions help to reduce, but do not eliminate, the impact of foreign currency exchange rate movements. An average appreciation of the NT dollar against all other relevant foreign currencies of 5% would decrease ChipMOS Taiwan’s exchange gain by NT$95 million and NT$234 million (US$7 million) based on its outstanding assets and liabilities denominated in foreign currencies as of December 31, 2014 and December 31, 2015, respectively.

As of December 31, 2013, 2014 and 2015, ChipMOS Taiwan had no outstanding forward exchange or foreign currency option contracts.

See Note 34 of ChipMOS Taiwan’s audited consolidated financial statements for the years ended December 31, 2013, 2014 and 2015 included as Annex E to this proxy statement/prospectus for additional information on financial risk management.

THE SPECIAL GENERAL MEETING OF IMOS SHAREHOLDERS

General

This proxy statement/prospectus is being provided to IMOS shareholders as part of a solicitation of proxies by the IMOS Board for use at the Special General Meeting of IMOS Shareholders and at any adjournments or postponements thereof. This proxy statement/prospectus provides IMOS shareholders with information about the Special General Meeting of IMOS Shareholders and should be read carefully in its entirety.

Date, Time and Place of the Special General Meeting of IMOS Shareholders

The Special General Meeting of IMOS Shareholders will be convened beginning at on , 2016 to be held at IMOS’s principal executive offices located at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, unless adjourned or postponed to a later date or time.

Purposes of the Special General Meeting of IMOS Shareholders

The Special General Meeting of IMOS Shareholders is being held to consider and vote on:

·	Proposal 1: the Merger proposal

·	Proposal 2: the authorization proposal; and

·	Proposal 3: the adjournment proposal.

Recommendation of the IMOS Board

The IMOS Board recommends that IMOS shareholders vote FOR:

·	Proposal 1: the Merger proposal

·	Proposal 2: the authorization proposal; and

·	Proposal 3: the adjournment proposal.

The IMOS Board has unanimously approved the Merger, Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole and that the right to receive the Merger Consideration of US$3.71 per IMOS Share in cash plus 0.9355 ChipMOS Taiwan ADS constitutes fair value for each IMOS Share. See the section entitled “Special Factors — Recommendation of the IMOS Special Committee and the IMOS Board and Reasons for the Merger.”

This proxy statement/prospectus contains important information regarding these proposals and factors that IMOS shareholders should consider when deciding how to cast their votes. IMOS shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger.

Voting at the Special General Meeting of IMOS Shareholders

Only IMOS shareholders of record as of the Record Date, and holders of valid proxies for Special General Meeting of IMOS Shareholders from such shareholders of record, are entitled to vote at the Special General Meeting of IMOS Shareholders.

Issued and Outstanding IMOS Shares

As of            , 2016, there were             IMOS Shares issued and outstanding, held by           holders of record.

IMOS’s Directors and Executive Officers and Ownership and Voting of IMOS Shares

As of the Record Date, IMOS’s directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately      IMOS shares, representing beneficial ownership of     % of the outstanding shares of IMOS Shares as of that date, and these shares are included in the number of shares entitled to vote at the Special General Meeting of IMOS Shareholders. It is currently expected that these directors and executive officers will vote their IMOS Shares in favor of the above proposals, although none of them has entered into any agreement obligating them to do so.

Quorum

In order for business to be conducted at the Special General Meeting of IMOS Shareholders, a quorum must be present. The quorum for the Special General Meeting of IMOS Shareholders is at least two shareholders present in person or by proxy and holding IMOS Shares representing at least 50% of the total voting rights of all the IMOS shareholders of record as of the Record Date having the right to vote at such Special General Meeting of IMOS Shareholders.

Vote Required

The votes required for each proposal are as follows:

·	Proposal 1 — the Merger proposal. The affirmative vote, in person or by proxy, of IMOS shareholders holding IMOS Shares representing at least 70% of the total voting rights of all the IMOS shareholders of record as of the Record Date having the right to vote at such a Special General Meeting of IMOS Shareholders is required to approve the Merger proposal. The required vote on Proposal 1 is based on the number of issued and outstanding IMOS Shares on the Record Date, not the number of IMOS Shares actually voted. Accordingly, the failure of any IMOS shareholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by any IMOS shareholder will have the same effect as a vote against the Merger proposal.

·	Proposal 2 — the authorization proposal. The affirmative vote, in person or by proxy, of IMOS shareholders holding IMOS shares representing a simple majority of the votes cast is required to approve the authorization proposal.

·	Proposal 3 — the adjournment proposal. The affirmative vote, in person or by proxy, of IMOS shareholders holding IMOS shares representing a simple majority of the votes cast is required to approve the adjournment proposal.

There can be no broker non-votes at the Special General Meeting of IMOS Shareholders, so failure to provide instructions to a broker or other nominee on how to vote will result in such IMOS Shares not being counted as present at the meeting. A broker non-vote occurs when the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but does have discretionary voting power on one or more other proposals. The only proposals to be voted on at the Special General Meeting of IMOS Shareholders are “non-routine” under applicable rules and regulation and so any broker or other nominee may not vote on these matters without instructions from the IMOS beneficial owner.

How To Vote

IMOS shareholders as of the Record Date may have their IMOS Shares voted by submitting a proxy or may vote in person at the Special General Meeting of IMOS Shareholders by following the instructions provided on the enclosed proxy card. IMOS recommends that IMOS shareholders entitled to vote submit a proxy even if they plan to attend the Special General Meeting of IMOS Shareholders.

IMOS’s current U.S. transfer agent and share registrar, Computershare Inc., will tabulate votes cast by proxy either by mail or via the internet for the Special General Meeting of IMOS Shareholders and a representative of Computershare Inc. will tabulate votes cast in person at the Special General Meeting of IMOS Shareholders.

IMOS shareholders who hold their IMOS Shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their IMOS Shares of record as to how to vote their IMOS Shares with respect to Proposals 1, 2 and 3. IMOS shareholders who hold their IMOS Shares beneficially and wish to vote in person at the Special General Meeting of IMOS Shareholders must obtain proxies issued in their own names (known as a “legal proxy”).

IMOS shareholders of record may submit a proxy in one of three ways or vote in person at the Special General Meeting of IMOS Shareholders:

·	Internet: IMOS shareholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 1:00 a.m. Eastern time on the day of the Special General Meeting of IMOS Shareholders. IMOS shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. IMOS shareholders who submit a proxy this way should NOT send in their proxy card.

·	Mail: IMOS shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope included with this proxy statement/prospectus. IMOS shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Special General Meeting of IMOS Shareholders.

·	In Person: IMOS shareholders may vote in person at the Special General Meeting of IMOS Shareholders or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Special General Meeting of IMOS Shareholders will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

IMOS shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Special General Meeting of IMOS Shareholders according to the choice specified, if any. If you submit your proxy by internet or execute and return the proxy card by mail, but do not give instructions as to how to vote, your proxy will be voted “FOR” each proposal described in the proxy statement/prospectus accompanying this notice and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Special General Meeting of IMOS Shareholders.

Proxies and Revocation

IMOS shareholders of record may revoke their proxies at any time before their IMOS Shares are voted at the Special General Meeting of IMOS Shareholders in any of the following ways:

·	by sending a written notice of revocation to ChipMOS TECHNOLOGIES (Bermuda) LTD., No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC, Attention: Secretary, which notice must be received before your shares are voted at the Special General Meeting of IMOS Shareholders;

·	by signing and submitting a later-dated proxy card that must be received before your shares are voted at the Special General Meeting of IMOS Shareholders in accordance with the instructions included in the proxy card; or

·	by attending the Special General Meeting of IMOS Shareholders and voting your shares in person. Attending the Special General Meeting of IMOS Shareholders in person without further action such as voting in person or withdraw proxy in person will not automatically revoke your proxy.

If you hold your IMOS Shares in “street name”, then you must change your voting instruction by submitting new voting instructions to the broker, bank or other nominee that holds your IMOS Shares.

Solicitation of Proxies

The IMOS Board is soliciting your proxy and IMOS will bear the costs of the proxy solicitation related to the Special General Meeting of IMOS Shareholders. In addition to sending and making available these materials, some of IMOS’s directors, officers and other employees may solicit proxies by contacting IMOS shareholders by telephone, by mail, by e-mail or in person. IMOS shareholders may also be solicited by press releases issued by IMOS, postings on IMOS’s websites and advertisements in periodicals. None of IMOS’s directors, officers or employees will receive any extra compensation for their solicitation services. IMOS has also retained Alliance Advisors LLC to assist in the solicitation of proxies for an estimated fee of approximately US$35,000, plus reasonable out-of-pocket expenses. IMOS will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the IMOS beneficial owners and obtaining their proxies.

Adjournments

The Special General Meeting of IMOS Shareholders will be deemed adjourned in the absence of a quorum until the same day one week later, at the same time and place, or such other day, time and place as the Chairman of the Special General Meeting may otherwise determine.

Even if a quorum is present, the Special General Meeting of IMOS Shareholders could also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Merger proposal if sufficient votes are cast in favor of Proposal 3.

IMOS shall give not less than 5 days’ notice of any meeting adjourned through lack of a quorum and such notice shall state that any two IMOS shareholders present in person or by proxy holding IMOS Shares representing at least 33⅓ of the total voting rights of all of the IMOS shareholders having the right to vote at such meeting shall be a quorum.

Questions and Additional Information

IMOS shareholders may contact IMOS’s proxy solicitor, Alliance Advisors LLC, with any questions about the proposals or how to vote or to request additional copies of any materials at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003; Attn: Mr. Ted Wallace and Mr. Peter J. Casey.

CHIPMOS TAIWAN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

ChipMOS Taiwan shareholders will be receiving the convocation notice for ChipMOS Taiwan’s extraordinary general meeting of shareholders which will outline the voting procedures and requirements to vote on the Merger as a ChipMOS Taiwan shareholder.

In order to proceed with the Merger, ChipMOS Taiwan shall obtain an affirmative vote at ChipMOS Taiwan’s extraordinary general meeting of shareholders, at which a quorum is present of (i) a majority of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholder attended by holders of at least two-thirds of the issued and outstanding ChipMOS Taiwan Shares, or (ii) at least two-thirds of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholders attended by holders of at least a majority but less than two-thirds of the issued and outstanding ChipMOS Taiwan Shares, to approve the Merger Agreement, the Bermuda Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, either of which approval shall in addition constitute a majority of the votes present at the ChipMOS Taiwan’s extraordinary general meeting of shareholders attended by holders of a majority of the issued and outstanding ChipMOS Taiwan Shares, to approve and adopt the capital increase, issuance of new ChipMOS Taiwan Shares and the issuance of the ChipMOS Taiwan ADSs in the Merger.

As of January 31, 2016, there were 895,893,643 ChipMOS Taiwan Shares issued and 895,813,643 ChipMOS Taiwan Shares outstanding. ChipMOS Taiwan’s directors and executive officers and their affiliates beneficially owned, in the aggregate, approximately 6,355,000 ChipMOS Taiwan Shares, representing beneficial ownership of 0.71% of the outstanding shares of the ChipMOS Taiwan Shares as of that date.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. IMOS and ChipMOS Taiwan encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the transactions contemplated therein as it is the legal document governing such transactions, including the Merger. Terms not otherwise defined shall have the definition as used in the Merger Agreement.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement and is not intended to provide any factual information about IMOS or ChipMOS Taiwan. The representations, warranties and covenants made in the Merger Agreement by IMOS and ChipMOS Taiwan are qualified and subject to important limitations agreed to by IMOS and ChipMOS Taiwan in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and are qualified by certain information IMOS filed with the SEC and by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the Effective Time or the termination of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures by IMOS or ChipMOS Taiwan. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Introduction

Under the Merger Agreement, IMOS will merge with and into ChipMOS Taiwan upon the terms, and subject to the conditions, of the Merger Agreement, with ChipMOS Taiwan being the surviving company after the Merger. As a result of the Merger, each IMOS Share issued and outstanding immediately prior to such time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each such IMOS Share, (i) 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares, and (ii) US$3.71 in cash, without interest. Upon completion of the Merger, ChipMOS Taiwan and its subsidiaries will own and continue to conduct the business that they currently conduct in substantially the same manner.

The Exchange Ratio is fixed and will not be adjusted for changes in the market value of IMOS Shares or ChipMOS Taiwan Shares. Because the Exchange Ratio was fixed at the time the Merger Agreement was executed and because the market value of IMOS Shares and ChipMOS Taiwan Shares are expected to fluctuate, IMOS shareholders cannot be sure of the value of the ChipMOS Taiwan ADSs that they will receive in connection with the Merger relative to the value of their IMOS Shares.

Effective Time

On or prior to the closing date, the parties shall cause (i) a statutory Merger Agreement (in the form set forth in Exhibit A to the Merger Agreement) (the “Bermuda Merger Agreement”) to be executed and delivered, (ii) an application by IMOS to be made to the Minister of Economic Development in Bermuda (“Minister”) for the purpose of the Minister approving the Merger and the continuance of ChipMOS Taiwan as the surviving company, (iii) a notice of the Merger together with all matters required to be attached thereto or contained therein to be prepared, executed and delivered to the Registrar of the Companies in Bermuda (the “Bermuda Registrar”) and (iv) a request to be included in such notice that the Bermuda Registrar provided in the certificate of merger with respect to the Merger. Such certificate will provide that the Merger will become effective on the date specified in the Bermuda Merger Agreement or at such other subsequent date as ChipMOS Taiwan and IMOS may agree pursuant to the terms of the Bermuda Merger Agreement in accordance with the Bermuda Companies Act, the ROC Mergers and Acquisitions Act and the ROC Company Act (the “Effective Time”).

At the Effective Time, subject to applicable laws in relevant jurisdictions, the effect of the Merger includes that (i) the merger of IMOS with and into ChipMOS Taiwan and the vesting of their undertaking, property and liabilities in ChipMOS Taiwan shall become effective, (ii) the property of each of IMOS and ChipMOS Taiwan shall become ChipMOS Taiwan’s property, (iii) ChipMOS Taiwan shall continue to be liable for the obligations and liabilities of each of IMOS and ChipMOS Taiwan, (iv) any existing cause of action, claim or liability to prosecution shall be unaffected, (v) a civil, criminal or administrative action or proceeding pending by or against each of IMOS and ChipMOS Taiwan may continue to be prosecuted by or against ChipMOS Taiwan and (vi) a conviction against, or ruling, order or judgment in favor of or against, IMOS or ChipMOS Taiwan may be enforced by or against ChipMOS Taiwan.

Merger Consideration

As a result of the Merger, each IMOS Share issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive, with respect to each of such IMOS Share, consideration of (i) 0.9355 ChipMOS Taiwan ADS, with each representing 20 ChipMOS Taiwan Shares, and (ii) US$3.71 in cash, without interest. After the Effective Time, each IMOS Share will automatically be cancelled and cease to exist, except represent the right to receive the Merger Consideration and the right to receive any dividends or other distributions as provided in the Merger Agreement.

Conversion of Shares

ChipMOS Taiwan shall agree to appoint Citibank, N.A. prior to the Effective Time, or any other reputable U.S. national bank reasonably acceptable to the parties, to act as exchange agent of ChipMOS Taiwan (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for IMOS Shares. Promptly after the Effective Time, ChipMOS Taiwan shall cause the Exchange Agent to send, to each holder of record of certificated IMOS Shares at the Effective Time a letter of transmittal and instructions. Holders of IMOS Shares with certificates representing such IMOS Shares shall be required to surrender the certificates representing such IMOS Shares to the Exchange Agent with a duly completed and signed letter of transmittal in order to receive the Merger Consideration and applicable dividends or other distributions. Holders of uncertificated IMOS Shares shall not be required to take any actions to surrender their IMOS Shares to the Exchange Agent because they shall be deemed to have surrendered their IMOS Shares to the Exchange Agent immediately after the Effective Time. Certificates or uncertificated IMOS Shares so surrendered or transferred will be cancelled. ChipMOS Taiwan ADSs will be accepted into The Depository Trust Company (“DTC”) and issued in uncertificated book-entry form to an account as specified by DTC unless a physical ADR is requested or otherwise required by applicable laws.

Rights of Dissenting Shareholders

Any IMOS Shareholder of record on the Record Date who is not satisfied that it has been offered fair value for its IMOS Shares and whose IMOS shares are not voted in favor of the Merger, the Merger Agreement and the Bermuda Merger Agreement and the transactions contemplated therein, and IMOS’s adoption of the Merger Agreement and the Bermuda Merger Agreement may exercise its appraisal rights under Section 106(6) of the Bermuda Companies Act to have the fair value of its IMOS Shares appraised by the Bermuda Court. Persons owning beneficial interests in IMOS Shares but who are not shareholders of record should note that only persons who are shareholders of record on the Record Date are entitled to make an application for appraisal. Any IMOS shareholder of record intending to exercise appraisal rights

MUST file its application for appraisal of the fair value of its IMOS Shares with the Bermuda Court within one month of the giving of the notice convening the Special General Meeting of IMOS Shareholders. The notice delivered with this proxy statement/prospectus constitutes this notice of meeting.

If an IMOS shareholder votes in favor of the Merger Agreement, the Bermuda Merger Agreement and the Merger at the Special General Meeting of IMOS Shareholders, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the Merger is completed, and as discussed in “— Effects of the Merger; Merger Consideration; Rights of Dissenting Shareholders”, each IMOS Share held by such shareholder will be cancelled and, in exchange, each former holder of such cancelled IMOS Shares shall be entitled to receive the Merger Consideration. Voting against the Merger, or not voting, will not in itself satisfy the requirements for exercise of a IMOS’s shareholder’s right to apply for appraisal of the fair value of its IMOS Shares under Bermuda law.

In any case where a registered holder of IMOS Shares has made an appraisal application, which shareholder is referred to as a “dissenting shareholder”, in respect of the IMOS Shares held by such dissenting shareholder, which are referred to as “dissenting shares”, and the Merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares then, if the fair value of the dissenting shares is later appraised by the Bermuda Court, such dissenting shareholder will be paid by ChipMOS Taiwan, the surviving company of the Merger, the difference between the amount paid to him and the value appraised by the Bermuda Court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the Merger has been made effective under Bermuda law, then IMOS will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the Merger is terminated under the terms of the Merger Agreement.

Any holder of ChipMOS Taiwan Shares who did not vote in favor of the Merger and is entitled to require appraisal of such shares (“ChipMOS Taiwan Dissenting Shares”) pursuant to Article 12 of the ROC Mergers and Acquisitions Act may exercise its appraisal right to require ChipMOS Taiwan to purchase its ChipMOS Taiwan Dissenting Shares within twenty (20) days after the date of the approval of the Merger by ChipMOS Taiwan shareholders.

Treatment of IMOS Equity Awards

At the Effective Time, all of IMOS’s outstanding share options and share appreciation rights, whether vested or unvested, shall be automatically cancelled and exchanged into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of IMOS Shares subject to awards under such plans immediately prior to the Effective Time and (ii) the excess, if any, of the “Per Share Value” (calculated as the sum of (a) the Cash Consideration, plus (b) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TWSE for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the closing date of the Merger, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71) over the exercise price per IMOS Share of such cancelled options or rights, less applicable withholding taxes.

In the event that the product obtained by such calculation with respect to such plans is zero or a negative number, such option or rights shall be, immediately prior to the Effective Time, cancelled without consideration.

Such amount in cash shall be paid by IMOS or, to the extent not paid by IMOS prior to the Effective Time, by ChipMOS Taiwan to each holder of the options or rights immediately prior to the Effective Time, as promptly as practicable, but no later than the next regularly scheduled employee payroll date in the jurisdiction of such holder after the Effective Time.

Fractional ChipMOS Taiwan ADSs

No fractional ChipMOS Taiwan ADSs shall be issued in the Merger. All fractional ChipMOS Taiwan ADSs that any holders of certificated or uncertificated ChipMOS Taiwan Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional ChipMOS Taiwan ADS results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price for a ChipMOS Taiwan Share on the TWSE on the trading day immediately preceding the Effective Time, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for such date, by the product of the fraction of a ChipMOS Taiwan ADS to which such holder would otherwise have been entitled, multiplied by the ChipMOS Taiwan ADS to shares ratio, which is 20, which shall be distributed to such holder by the Exchange Agent together with the Merger Consideration.

Structure of ChipMOS Taiwan After the Effective Time

From and after the Effective Time, the Articles of Incorporation, the directors and the officers of ChipMOS Taiwan shall remain the same until amended or successors are duly elected or appointed and qualified in accordance with the relevant applicable laws.

Representations and Warranties of IMOS

Among others, IMOS represents and warrants to ChipMOS Taiwan that:

·	IMOS is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of Bermuda.

·	The execution, delivery and performance by IMOS of the Merger Agreement and the Bermuda Merger Agreement and the consummation of the Merger by IMOS are within IMOS’s corporate powers and, except for IMOS shareholder approval, have been duly authorized by all necessary corporate action on the part of IMOS. The Merger Agreement constitutes a valid and binding agreement enforceable against IMOS in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

·	The IMOS Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the IMOS Special Committee, unanimously (i) determined that the Merger Consideration constitutes fair value for each IMOS Share and (ii) approved the Merger Agreement and the Bermuda Merger Agreement and determined that the Merger Agreement, the Bermuda Merger Agreement and the transactions contemplated by the Merger Agreement and the Bermuda Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, IMOS and its shareholders (including the unaffiliated shareholders) as a whole.

·	The execution, delivery and performance by IMOS of the Merger Agreement and the Bermuda Merger Agreement and the consummation the Merger require no action by or in respect of, or filing with, any governmental authority, other than: (i) the application to the Minister for the purpose of the Merger and the continuance of the surviving company, (ii) the filing of notice and related attachments with the Bermuda Registrar, the written notification from the Bermuda Monetary Authority and/or the Minister pursuant to the Bermuda Companies Act confirming that they have no objection to the Merger and approving the ROC as an approved jurisdiction for the purposes of the Bermuda Companies Act, (iii) compliance with any other applicable requirements of the Bermuda Companies Act, the ROC Mergers and Acquisitions Act and the ROC Company Act, (iv) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Form F-4, the Form F-6, the Form 8-A and the Schedule 13E-3 and the declaration by the SEC of the effectiveness of those forms and schedule, (v) the appropriate applications, filings and notices to, and approval of, NASDAQ and the TWSE, (vi) all approvals, consents, notifications, permits or licenses issued by applicable governmental authority in the ROC required for the consummation of the Merger and (vii) any other actions or filings the absence of which would not reasonably be expected to have a material adverse effect on IMOS’s ability to consummate the Merger (“Transaction Approvals”).

·	The execution, delivery and performance of the Merger Agreement and the Bermuda Merger Agreement and the consummation of the Merger do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of its Memorandum of Association and bye-laws, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable laws, (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which IMOS is entitled under any provision of any agreement or other instrument binding upon IMOS or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of IMOS or (iv) result in the creation or imposition of any lien on any asset of IMOS, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have to have a material adverse effect on IMOS’s ability to consummate the Merger.

·	All outstanding shares of IMOS have been, and all shares that may be issued pursuant to any IMOS share option or other compensation plan or arrangement will be duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. IMOS does not hold any IMOS Shares as treasury shares.

·	There are no outstanding bonds, debentures, notes or other indebtedness of IMOS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which IMOS shareholders may vote. Except as set forth otherwise in the Merger Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in IMOS, (ii) securities of IMOS convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in IMOS or (iii) warrants, calls, options or other rights to acquire from IMOS, or other obligation of IMOS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMOS or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of IMOS (“IMOS Securities”). IMOS has no outstanding obligations to repurchase, redeem or otherwise acquire any of the IMOS Securities, and is not a party to any voting agreement with respect to the voting of the IMOS Securities.

·	The disclosure schedule of the Merger Agreement sets forth the following information with respect to each IMOS equity award outstanding as of the date of the Merger Agreement: (i) the name and address of each recipient of IMOS equity award (ii) the number of IMOS Shares subject to such IMOS equity award (iii) the exercise or purchase price of such IMOS equity award (iv) the date on which such IMOS equity award was granted (v) the applicable conditions on vesting, including applicable performance criteria, and vesting schedule and (vi) the date on which such IMOS equity award expires. Each grant of IMOS equity award was properly approved or ratified by the IMOS Board (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws.

·	IMOS does not directly own any equity securities or other ownership interests in any person other than ChipMOS Taiwan.

·	The information to be supplied by or on behalf of IMOS for inclusion or incorporation by reference in the Form F-4, the Form F-6, the Form 8-A, the Schedule 13E-3, the proxy statement/prospectus or any filing by ChipMOS Taiwan with the FSC, the Central Bank of the ROC, the TWSE or the Hsinchu Science Park Bureau of the Ministry of Science and Technology in respect of the Merger shall not at the time each of such statements is filed, mailed, amended, supplemented, declared effective, at the time of the IMOS shareholder meeting or at the Effective Time, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements not misleading. Notwithstanding the foregoing, IMOS makes no representation or warranty with respect to any information supplied by ChipMOS Taiwan in the statements above.

·	IMOS has received the opinion of its financial advisor as of the date of the Merger Agreement to the effect that the Merger Consideration is fair to the IMOS shareholders from a financial point of view.

Representations and Warranties of ChipMOS Taiwan

ChipMOS Taiwan represents and warrants to IMOS that:

·	ChipMOS Taiwan is a company limited by shares duly incorporated, validly existing and in good standing under the laws of the ROC.

·	The execution, delivery and performance by ChipMOS Taiwan of the Merger Agreement and the Bermuda Merger Agreement and the consummation of the Merger are within ChipMOS Taiwan’s corporate powers and, except for the ChipMOS Taiwan shareholder approval, have been duly authorized by all necessary corporate action on the part of ChipMOS Taiwan.

·	The ChipMOS Taiwan Board has (i) approved and adopted the Merger Agreement, and authorized and approved the Merger; and (iii) proposed that the Merger Agreement be submitted for consideration at the ChipMOS Taiwan shareholder meeting.

·	The execution, delivery and performance by ChipMOS Taiwan of the Merger Agreement and the Bermuda Merger Agreement and the consummation of the Merger require no action by or in respect of, or filing with, any governmental authority other than (i) the Transaction Approvals, and (ii) any other actions or filings the absence of which would not reasonably be expected to have to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Merger.

·	The execution, delivery and performance of the Merger Agreement and the Bermuda Merger Agreement and the consummation of the Merger do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable laws, (iii) require any consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which ChipMOS Taiwan is entitled under any provision of any agreement or other instrument binding upon IMOS or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of ChipMOS Taiwan or (iv) result in the creation or imposition of any lien on any asset of ChipMOS Taiwan, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Merger.

·	All outstanding ChipMOS Taiwan Shares have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

·	Except as set forth otherwise in the Merger Agreement, there are no outstanding (i) shares of capital stock or voting securities of ChipMOS Taiwan, (ii) securities of ChipMOS Taiwan convertible into or exchangeable for shares of capital stock or voting securities of ChipMOS Taiwan or (iii) options or other rights to acquire from ChipMOS Taiwan or other obligation of ChipMOS Taiwan to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ChipMOS Taiwan (“ChipMOS Taiwan Securities”). ChipMOS Taiwan or any of its subsidiaries has no outstanding obligations to repurchase, redeem or otherwise acquire any of the ChipMOS Taiwan Securities, and is not a party to any voting agreement with respect to the voting of the ChipMOS Taiwan Securities.

·	All ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs will be, when so issued and allotted, duly authorized, validly issued and allotted, fully paid and free of preemptive rights. The ChipMOS Taiwan ADSs will be duly issued in accordance with the Deposit Agreement.

·	The information to be supplied by or on behalf of ChipMOS Taiwan for inclusion or incorporation by reference in the Form F-4, the Form F-6, the Form 8-A, the Schedule 13E-3, the proxy statement/prospectus or any filing by ChipMOS Taiwan with the FSC, the Central Bank of the ROC, the TWSE or the Hsinchu Science Park Bureau of the Ministry of Science and Technology in respect of the Merger shall not at the time each of such statements is filed, mailed, amended, supplemented, declared effective, at the time of the ChipMOS Taiwan shareholder meeting or at the Effective Time, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements not misleading. Notwithstanding the foregoing, ChipMOS Taiwan makes no representation or warranty with respect to any information supplied by IMOS in the statements above.

·	Each of ChipMOS Taiwan and the audit committee of ChipMOS Taiwan has received the opinion from their respective financial advisors, to the effect that as of the date of the Merger Agreement, the Merger Consideration is fair to ChipMOS Taiwan from a financial point of view.

Covenants of IMOS

From the date of the Merger Agreement until the Effective Time, IMOS shall conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, and (iii) keep available the services of its directors, officers and key employees. Except as expressly contemplated by the Merger Agreement, IMOS shall not do the following without the prior written consent of ChipMOS Taiwan, which shall not be unreasonably withheld, conditioned or delayed:

·	amend its Memorandum of Association or bye-laws;

·	(i) divide, combine or reclassify any of its shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any IMOS securities;

·	issue, deliver or sell, or authorize the issuance, delivery or sale of, any IMOS Securities, other than the issuance of any IMOS Shares upon the exercise of its share options that are outstanding on the date of the Merger Agreement, in accordance with the terms of those options and the applicable IMOS share plans;

·	incur any capital expenditures or any obligations or liabilities in respect thereof, other than as contemplated in the 2016 annual budgetary plan as approved by the IMOS Board;

·	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

·	sell, lease or otherwise transfer, or create or incur any lien on, any of IMOS’s assets, securities, properties, interests or businesses, other than in the ordinary course of business;

·	make any loans, advances or capital contributions to, or investments in, any other person;

·	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than short-term credit facilities or lines of credit in the ordinary course of business;

·	(i) with respect to any director, officer or employee of IMOS, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by the applicable laws) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of IMOS;

·	change IMOS’s methods of accounting, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

·	make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax returns or claims for tax refunds, enter into any closing agreement, surrender any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of IMOS or any of its subsidiaries;

·	settle, or offer or propose to settle any legal action that relates to the transactions; or

·	agree, resolve or commit to do any of the foregoing.

IMOS shall use reasonable best efforts to cause the proxy statement/prospectus to be mailed to the IMOS shareholders and take all actions in accordance with the Bermuda Companies Act, the Memorandum of Association and bye-laws and the rules and regulations of NASDAQ to duly call, give notice of, convene and hold a meeting of the IMOS shareholders as soon as reasonably practicable following the date the Form F-4 is declared effective by the SEC. The IMOS Board shall: (i) use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies to secure the shareholder approval, (ii) include the recommendation of the IMOS Board in the proxy statement/prospectus, and (iii) take all other actions necessary or advisable to secure the approval by IMOS shareholders.

IMOS shall not by itself, or authorizes or permits any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly: (i)(1) initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiries or requests for information with respect to, the making of, or that could reasonably be expected to result in, an acquisition proposal, (ii)(2) enter into, participate or engage in any negotiations concerning, or provide any non-public information or data relating to it or any of its subsidiaries to any person or afford access to the resources, properties, assets, books or records of it or any of its subsidiaries to any person relating to, in connection with, or in response to an acquisition proposal, or any inquiry or indication of interest that could reasonably expected to result in an Acquisition Proposal, (3)(iii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, (iv)(4) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or amalgamation agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal (each an “Acquisition Agreement”), (5)(v) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement or obligations of any person (other than in respect of ChipMOS Taiwan), or (6)(vi) propose publicly or commit, authorize or agree to do any of the foregoing relating to any acquisition proposal.

Prior to the Closing, neither the IMOS Board nor any committee thereof shall, directly or indirectly: (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in a manner adverse to ChipMOS Taiwan, the recommendation of the IMOS Board, (ii) approve, adopt, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any acquisition proposal or otherwise enter into or permit IMOS to enter into any Acquisition Agreement, (iii) if a tender offer or exchange offer for any issued and outstanding shares IMOS is commenced prior to obtaining the approval of IMOS shareholder, fail to recommend against acceptance of such tender offer or exchange offer by its respective shareholders within five business days after commencement thereof (or in the event of a change in the terms of the tender offer or exchange offer, within five business days of the announcement of such changes), or (iv) fail to include the recommendation of the IMOS Board in the proxy statement/prospectus (“Change of Recommendation”).

Until the earlier of receipt of the approval by IMOS Shareholder and any termination of the Merger Agreement, if IMOS receives a written unsolicited bona fide acquisition proposal that the IMOS Board has determined in good faith, after consultation with its outside legal counsel and financial advisors: (i) constitutes a bona fide written acquisition proposal made after the date of the Merger Agreement by any person (other than ChipMOS Taiwan) on terms more favorable to IMOS and the IMOS shareholders than the Merger (“Superior Proposal”), or (ii) could reasonably be likely to result in a Superior Proposal, then IMOS may: (A) furnish or disclose nonpublic information to the person making such acquisition proposal if, prior to furnishing such information, IMOS receives from the third party an executed acceptable confidentiality agreement and (B) engage in discussions or negotiations with such person with respect to such acquisition proposal, in each case only if the IMOS Board determines in good faith, after consultation with its outside legal counsel that failure to do so could violate the fiduciary duties of the IMOS Board under applicable laws.

The IMOS Board, at any time prior to the receipt of the approval of IMOS shareholder, in response to the receipt of the Superior Proposal, shall be permitted to effect a Change of Recommendation. The IMOS Board shall not be permitted to effect such a Change of Recommendation unless and until (i) at least five business days have passed following the ChipMOS Taiwan Board’s receipt of a written notice from IMOS, (ii) during such five business day period (the “Matching Period”) (A) the IMOS Board shall have provided the ChipMOS Taiwan Board with a reasonable opportunity to make any adjustments to the terms and conditions of the Merger and shall negotiate with ChipMOS Taiwan in good faith, and (B) the IMOS Board shall have determined in good faith at the end of such Matching Period and, after considering the results of such negotiations and the revised proposals made by ChipMOS Taiwan, if any, and after consultation with its outside legal counsel and financial advisors that the Superior Proposal continues to be a Superior Proposal and that the failure to make such a Change of Recommendation could violate its fiduciary duties under applicable laws, and (iii) the IMOS Board has not materially breached its obligation under Section 6.03 of the Merger Agreement.

IMOS shall immediately following execution of the Merger Agreement cease and cause to be terminated any existing activities, solicitations, discussions or negotiations, if any, with any person (other than ChipMOS Taiwan) with respect to any Acquisition Proposal, and request that any such person to return or destroy any confidential information as promptly as practicable.

IMOS shall vote all ChipMOS Taiwan Shares legally or beneficially owned by it in favor of the Merger at the ChipMOS Taiwan shareholder meeting.

Covenants of ChipMOS Taiwan

From the date of the Merger Agreement until the Effective Time, ChipMOS Taiwan shall conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organizations and relationships with third parties, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, and (iii) keep available the services of its present directors, officers and key employees. Except as expressly contemplated by the Merger Agreement, ChipMOS Taiwan will not do the following without the prior written consent of IMOS or the affirmative vote of IMOS in person or by proxy at any shareholders’ meeting of ChipMOS Taiwan (which consent or vote shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by the Merger Agreement:

·	amend the Articles of Incorporation;

·	(i) divide, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any ChipMOS Taiwan Securities;

·	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any ChipMOS Taiwan Securities;

·	incur any capital expenditures or any obligations or liabilities in respect thereof, other than as contemplated in the 2016 annual budgetary plan as approved by the ChipMOS Taiwan Board;

·	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business;

·	sell, lease or otherwise transfer, or create or incur any lien on, any of ChipMOS Taiwan’s’ assets, securities, properties, interests or businesses, other than in the ordinary course of business;

·	make any loans, advances or capital contributions to, or long-term equity investments in, any other person (other than any of its subsidiaries);

·	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than short-term credit facilities or lines of credit in the ordinary course of business;

·	(i) with respect to any director or officer of ChipMOS Taiwan, (ii) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (iv) increase benefits payable under any existing severance or termination pay policies, or (v) establish, adopt or amend (except as required by the applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;

·	change ChipMOS Taiwan’s methods of accounting, except as required by concurrent changes in IFRS or Taiwan IFRS, as agreed to by its independent public accountants;

·	make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax returns or claims for tax refunds, enter into any closing agreement, surrender any tax claim, audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of ChipMOS Taiwan or any of its subsidiaries;

·	settle, or offer or propose to settle any legal action that relates to the transactions; or

·	agree, resolve or commit to do any of the foregoing.

For six years after the Effective Time, ChipMOS Taiwan shall indemnify and hold harmless the present and former officers and directors of IMOS in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the ROC Company Act or any other Applicable Law. Further, without limiting the foregoing in any way, (i) ChipMOS Taiwan shall assume and perform all obligations of IMOS pursuant to each indemnification agreement between IMOS and each indemnified person, copies of which have been provided to ChipMOS Taiwan prior to the date hereof, in accordance with each such agreement’s terms, including all obligations of IMOS under each such agreement to indemnify each such indemnified person in respect of acts and omissions and to advance to each such indemnified person expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such indemnified person (including all reasonable fees and costs of legal counsel and experts), and (ii) for six years after the Effective Time, ChipMOS Taiwan shall indemnify and hold harmless each indemnified person to the fullest extent permitted by the ROC Company Act or any other applicable law in respect of acts and omissions occurring or decisions made by the IMOS Board in connection with, arising from or related in any way to any and all amendments to each and any of the IMOS share plans in accordance with the Merger Agreement and any related and ancillary actions taken by IMOS or any of its directors as a result of such amendments and shall advance to each such director expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such director (including all reasonable fees and costs of legal counsel and experts).

Prior to the Effective Time, ChipMOS Taiwan shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of IMOS’s existing directors’ and officers’ insurance policies and IMOS’s existing fiduciary liability insurance policies in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under IMOS’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of IMOS or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time; provided that IMOS shall give ChipMOS Taiwan a reasonable opportunity to participate in the selection of such tail policy and IMOS shall give reasonable and good faith consideration to any comments made by ChipMOS Taiwan with respect thereto.

If ChipMOS Taiwan or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, proper provision shall be made so that the successors and assigns of ChipMOS Taiwan shall assume the obligations under Section 7.02 of the Merger Agreement.

ChipMOS Taiwan shall use reasonable best efforts to cause the mailing of the convocation notice to the ChipMOS Taiwan shareholders to occur as soon as practicable following the date of the Merger Agreement and cause a general meeting of the ChipMOS Taiwan Shareholders to occur for seeking and obtaining the approval of the Merger within 180 days of the date of the Merger Agreement. The ChipMOS Taiwan Board shall take all other actions necessary or advisable to secure the ChipMOS Taiwan shareholder approval.

ChipMOS Taiwan shall cause a sponsored ADR facility to be established with the Depositary Bank for the purpose of issuing the ChipMOS Taiwan ADSs. At or prior to the Effective Time, ChipMOS Taiwan shall cause the Depositary Bank to issue a number of ChipMOS Taiwan ADSs sufficient to constitute the Share Consideration. As promptly as practicable after the date of the Merger Agreement, and in any event prior to the Effective Time, ChipMOS Taiwan shall use its reasonable best efforts to cause the ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs to be admitted for trading on the TWSE and to cause the ChipMOS Taiwan ADSs to be approved for listing on NASDAQ.

Covenants of Both IMOS and ChipMOS Taiwan

Both IMOS and ChipMOS Taiwan shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable on their part to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and other transactions.

As soon as practicable following the date of the Merger Agreement, (i) IMOS and ChipMOS Taiwan shall prepare and file with the SEC the Schedule 13E-3, (ii) ChipMOS Taiwan shall, in cooperation with

IMOS, prepare and file with the SEC the Form F-4 and the Form 8-A, and (iii) ChipMOS Taiwan shall prepare and file the convocation notice. IMOS and ChipMOS Taiwan shall use reasonable best efforts to have the Schedule 13E-3 cleared and the Form F-4 declared and kept effective by the SEC. ChipMOS Taiwan shall use reasonable best efforts to have the Form 8-A declared effective by the SEC. As soon as practicable following the date of the Merger Agreement, ChipMOS Taiwan shall use reasonable efforts to cause the Depositary Bank to file with the SEC the Form F-6 and to have the Form F-6 declared effective as soon as practicable after such filing, and in any event as of the Effective Time.

Except in respect of any public statement or press release as may be required by applicable laws or any requirements of the TWSE or NASDAQ, ChipMOS Taiwan and IMOS shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Prior to the Effective Time, IMOS shall cooperate with ChipMOS Taiwan and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable the de-listing of the IMOS Shares from NASDAQ and the deregistration of the IMOS Shares under the Exchange Act as promptly as practicable after the Effective Time.

Conditions to Completion of the Merger

Unless, among other things, the following conditions or requirements are satisfied or, if allowed by law, waived, the Merger will not be completed:

·	the IMOS shareholder approval and the ChipMOS Taiwan shareholder approval shall have been obtained;

·	no applicable laws shall prohibit the consummation of the Merger;

·	compliance with any applicable requirements of the Bermuda Companies Act, the ROC Mergers and Acquisitions Act and the ROC Company Act;

·	the Bermuda and ROC approvals shall have been obtained;

·	upon the SEC’s declaration of effectiveness of the registration statement on Form F-4, Form F-6 and the Form 8-A with respect to the Merger, and no stop order suspending the effectiveness of those forms shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

·	ChipMOS Taiwan ADSs to be issued pursuant to the Merger shall have been authorized for listing on NASDAQ, and the ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs will have been admitted to trading on the TWSE; and

·	all transaction approvals will have been taken, made or obtained or otherwise occurred.

The obligations of ChipMOS Taiwan to consummate the Merger will be subject to the satisfaction of the following conditions unless otherwise waived:

·	IMOS shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time;

·	(A) the representations and warranties of IMOS regarding corporate existence, corporate authorization, capitalization, finder’s fees and opinion of financial advisor shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (B) the other representations and warranties of IMOS contained in the Merger Agreement or in any certificate or other writing delivered by IMOS pursuant to the Merger Agreement shall be true at and as of the Effective Time as if made at and as of such time, with, in the case of this clause (B)

only, only such exceptions as have not had and would not reasonably be expected to have material adverse effect on IMOS’s ability to consummate the Merger; and

·	ChipMOS Taiwan shall have received a certificate signed by an executive officer of IMOS to the foregoing effect.

The obligations of IMOS to consummate the Merger shall be subject to the satisfaction of the following conditions unless otherwise waived:

·	ChipMOS Taiwan shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

·	(A) the representations and warranties of ChipMOS Taiwan regarding corporate existence, corporate authorization and capitalization will be true in all material respects at and as of the Effective Time as if made at and as of such time and (B) the other representations and warranties of ChipMOS Taiwan contained in the Merger Agreement or in any certificate or other writing delivered by ChipMOS Taiwan pursuant to the Merger Agreement shall be true at and as of the Effective Time as if made at and as of such time, with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Merger; and

·	IMOS shall have received a certificate signed by an executive officer of ChipMOS Taiwan to the forego.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

·	by mutual written agreement of IMOS and ChipMOS Taiwan;

·	by either IMOS or ChipMOS Taiwan, if:

(i) the Merger shall have not been consummated on or before the End Date; provided that the right to terminate the Merger Agreement shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any applicable law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins IMOS or ChipMOS Taiwan from consummating the Merger and such injunction shall have become final and non-appealable; or

(iii) (A) the ChipMOS Taiwan shareholder approval shall not have been obtained, or (B) the IMOS shareholder approval shall not have been obtained.

·	by ChipMOS Taiwan, if:

(i) prior to obtaining the IMOS shareholder approval, (A) a Change of Recommendation shall have occurred, or at any time after receipt or public announcement of an acquisition proposal, the IMOS Board shall have failed to reaffirm the recommendation of the IMOS Board as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from ChipMOS Taiwan, or the IMOS Board shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of IMOS’s obligation of convocation of a shareholders’ meeting for the purpose of obtaining the approval of the Merger and no solicitation obligation of IMOS; or

(ii) breach of any representation or warranty or failure to perform any covenant or agreement on the part of IMOS set forth in the Merger Agreement shall have occurred and such condition is incapable of being satisfied by the End Date.

·	by IMOS, if

(i) prior to obtaining ChipMOS Taiwan shareholder approval (A) the ChipMOS Taiwan Board shall have withheld, withdrawn, modified or qualified, in a manner adverse to IMOS, the recommendation by the ChipMOS Taiwan Board, or the ChipMOS Taiwan Board shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of ChipMOS Taiwan’s obligation of convocation of a shareholders’ meeting for the purpose of obtaining the approval of the Merger;

(ii) (x) all of the conditions (including the approvals by IMOS shareholders and ChipMOS Taiwan shareholders, the non-prohibition on the consummation of the Merger by applicable laws, the approval by relevant ROC authorities, the declaration by SEC on effectiveness of the registration statements of Form F-4, Form F-6 and the Form 8-A with respect to the Merger, no stop order suspending the effectiveness of those forms being in effect, no proceedings for such purpose being in pending or threatened by the SEC, ChipMOS Taiwan ADSs authorized for listing on NASDAQ, ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs being admitted to trading on TWSE, all transaction approvals having been taken, made, obtained or otherwise occurred, IMOS performing in all material respects all of its obligations under the Merger Agreement at or prior to the Effective Time, and certain of IMOS’s representations and warranties being true in all material respects at and as of the Effective Time as if made at and as of such time) shall have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) IMOS shall have irrevocably confirmed by notice to ChipMOS Taiwan that all of the conditions (including ChipMOS Taiwan performing in all material respects all of its obligations under the Merger Agreement at or prior to the Effective Time and certain of ChipMOS Taiwan’s representations and warranties being true in all material respects at and as of the Effective Time as if made at and as of such time) shall have been satisfied or that IMOS is willing to waive any unsatisfied preceding conditions and that IMOS is ready, willing and able to consummate the closing, and (z) ChipMOS Taiwan fails to complete the closing within three (3) business days following the date the closing shall have occurred pursuant to the Merger Agreement.

(iii) at any time prior to the receipt of the IMOS shareholder approval, at and after such time as the IMOS Board effects a change of recommendation, in order to enter into a definitive, written agreement concerning a superior proposal; provided that IMOS shall have paid the termination fee to ChipMOS Taiwan pursuant to the Merger Agreement; or

(iv) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of ChipMOS Taiwan set forth in the Merger Agreement shall have occurred which would cause the related closing conditions not to be satisfied and such condition is incapable of being satisfied by the End Date.

Termination Fee

If the Merger Agreement is terminated by ChipMOS Taiwan due to the IMOS Board’s change of recommendation for the IMOS shareholder approval for the Merger or the IMOS Board has made material breaches with respect to certain non-solicitation provisions set forth in the Merger Agreement, IMOS shall pay ChipMOS Taiwan a termination fee of US$20 million (“Termination Fee”).

If the Merger Agreement is terminated by either IMOS or ChipMOS Taiwan due to (i) failure to consummate the Merger one year after the date of the Merger Agreement or either IMOS shareholder approval or ChipMOS Taiwan shareholder approval shall not have been obtained at their respective shareholder meeting, (ii) after the date of the Merger Agreement and such termination, an acquisition proposal has been publicly announced or otherwise communicated to the IMOS Board or IMOS shareholder and (iii) within 12 months of such termination, IMOS entered into a definitive agreement with respect to or recommend to IMOS shareholder a Superior Proposal or a Superior Proposal shall have been consummated, then IMOS shall pay the Termination Fee to ChipMOS Taiwan.

If the Merger Agreement is terminated by IMOS due to:

(i) The ChipMOS Taiwan Board, prior to obtaining ChipMOS Taiwan shareholder approval, shall have withheld, withdrawn, modified or qualified, in a manner adverse to IMOS, the ChipMOS Taiwan Board Recommendation or has publicly announced its intention to do so, or

(ii) ChipMOS Taiwan fails to consummate the Merger after all necessary closing conditions have been met or waived and IMOS is ready to close, ChipMOS Taiwan shall pay IMOS the Reverse Termination Fee of US$40 million.

Expenses

Except as otherwise provided under the Merger Agreement including the termination fee, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with filing, printing, and mailing the disclosure filings and those expenses incurred in connection with obtaining approvals shall be shared equally by IMOS and ChipMOS Taiwan.

Governing Law and Jurisdiction

The Merger Agreement shall be governed by and construed with regard to the laws of the ROC; provided, that any provisions of the Merger Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which otherwise arise, in each case, under the laws of Bermuda shall be governed by and in accordance with the laws of Bermuda.

ChipMOS Taiwan and IMOS irrevocably and unconditionally consent, agree and submit to the exclusive jurisdiction of the Hsinchu District Court (and appropriate appellate courts therefrom), for the purposes of any legal action with respect to the subject matter of the Merger Agreement.

EXCHANGE RATE

The table below sets forth the exchange rates of NT dollars against U.S. dollars set forth in the H.10 statistical release of the Federal Reserve Board for the periods indicated.

	Exchange Rate
	Average(1)	High	Low	Period End
	NT$	NT$	NT$	NT$
2011	29.42	30.67	28.50	30.27
2012	29.47	30.28	28.96	29.05
2013	29.73	30.20	28.93	29.83
2014	30.38	31.80	29.85	31.60
2015	31.74	33.17	30.37	32.79
October	32.44	32.81	31.92	32.46
November	32.61	32.87	32.43	32.53
December	32.79	33.01	32.53	32.79
2016
January	33.43	33.74	33.14	33.43
February	33.24	33.51	32.95	33.22
March	32.59	33.09	32.16	32.18
April (through April 8, 2016)	32.38	32.44	32.26	32.40

Note:

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages were calculated by using the average of the daily rates during the relevant month.

On April 8 , 2016, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board was NT$32.40 to US$1.00.

IMOS and ChipMOS Taiwan make no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

Since March 17, 2010, the NASDAQ Capital Market has been the principal trading market for the IMOS Shares, which are not listed or quoted on any other markets in or outside the United States. The IMOS Shares were formerly quoted on the NASDAQ Global Market (formerly the NASDAQ National Market) under the symbol “IMOS” from June 19, 2001, to June 30, 2006 and the IMOS Shares were formerly quoted on the NASDAQ Global Select Market from July 1, 2006, to March 16, 2010. The IMOS Shares are identified by the CUSIP number G2110R114. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the NASDAQ Capital Market for the IMOS Shares and the highest and lowest of the daily closing values of the NASDAQ Capital Market Composite Index. The closing price for the IMOS Shares on the NASDAQ Capital Market on April 15, 2016 was US$17.50 per IMOS Share.

	Closing Price per IMOS Share		Adjusted Closing Price per IMOS Share(1)		Average Daily Trading Volume	NASDAQ Capital Market Composite Index
	High	Low	High	Low	(in thousands of IMOS Shares)	High	Low
	US$	US$	US$	US$
2011	9.81	4.48	9.46	4.32	82.6	2,874	2,336
2012	19.04	5.47	18.36	5.28	230.2	3,184	2,648
2013	20.60	10.32	20.29	10.08	272.6	4,177	3,092
2014	25.80	18.13	25.41	17.85	203.2	4,807	3,997
First Quarter	23.16	18.13	22.81	17.85	236.4	4,358	3,997
Second Quarter	25.80	20.43	25.41	20.12	263.7	4,408	4,000
Third Quarter	24.93	22.16	24.55	21.82	147.5	4,598	4,335
Fourth Quarter	23.36	19.66	23.17	19.50	167.8	4,807	4,214
2015	24.99	15.39	24.78	15.26	159.5	5,219	4,506
First Quarter	24.99	21.57	24.78	21.39	160.6	5,026	4,571
Second Quarter	24.81	21.11	24.60	20.93	124.5	5,160	4,880
Third Quarter	22.00	15.39	21.82	15.26	232.5	5,219	4,506
Fourth Quarter	20.64	16.05	20.64	15.92	119.8	5,156	4,627
October	18.20	16.05	18.20	15.92	117.4	5,096	4,627
November	19.84	17.32	19.84	17.32	122.7	5,147	4,928
December	20.64	18.58	20.64	18.58	119.6	5,156	4,923
2016
January	18.72	16.90	18.72	16.90	217.6	4,903	4,468
February	18.00	14.49	18.00	14.49	193.3	4,620	4,267
March	17.95	16.70	17.95	16.70	111.7	4,870	4,649
April (through April 15, 2016)	18.02	17.45	18.02	17.45	66.1	4,947	4,833

Source: Bloomberg

Note:

(1)	As adjusted retroactively after given effect to stock dividends and cash dividends paid in the periods indicated.

The ChipMOS Taiwan Shares are listed on the TWSE under the stock code “8150” since April 2014. The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the TWSE for the ChipMOS Taiwan Shares. The closing price for the ChipMOS Taiwan on the TWSE on April 15, 2016 was NT$ 31.25 per share.

	Closing Price per Common Share		Adjusted Closing Price per Share(1)		Average Daily Trading Volume	TWSE Index
	High	Low	High	Low	(in thousands of shares)	High	Low
	NT$	NT$	NT$	NT$
Second Quarter	44.30	35.00	40.79	32.23	3,349.2	9,393	8,774
Third Quarter	42.95	37.40	40.67	35.41	1,188.8	9,569	8,961
Fourth Quarter	42.65	35.80	40.38	33.90	1,687.8	9,307	8,513
2015	50.50	27.00	47.82	27.00	1,982.2	9,973	7,410
First Quarter	50.50	41.65	47.82	39.44	2,933.9	9,758	9,048
Second Quarter	45.65	39.00	43.30	36.93	2,224.7	9,973	9,190
Third Quarter	41.35	27.00	41.35	27.00	1,658.3	9,379	7,410
Fourth Quarter	36.50	30.90	36.50	30.90	1,263.0	8,857	8,040
October	34.15	32.15	34.15	32.15	745.3	8,745	8,296
November	36.50	31.65	36.50	31.65	1,864.9	8,857	8,295
December	34.75	30.90	34.75	30.90	1,186.2	8,463	8,040
2016
January	31.40	27.85	31.40	27.85	769.8	8,145	7,664
February	33.90	31.80	33.90	31.80	882.2	8,411	8,063
March	35.45	33.40	35.45	33.40	895.5	8,813	8,486
April (through April 15, 2016)	33.50	30.95	33.50	30.95	325.9	8,700	8,490

Source: Bloomberg

Note:

(1)	As adjusted retroactively after given effect to stock dividends and cash dividends paid in the periods indicated.

Dividend Information

The following table sets forth the yearly cash dividends paid per IMOS Share in the periods indicated.

Fiscal Year	Dividend Declared
2014 (Declared August 12, 2014)	US$0.14
2015 (Declared July 14, 2015)	US$0.14

Under the Merger Agreement, pursuant to which IMOS will be merged with and into ChipMOS Taiwan, IMOS has agreed not to pay dividends prior to the closing of the Merger without the prior written consent of ChipMOS Taiwan (which consent shall not be unreasonably withheld, conditioned or delayed).

The following table sets forth the yearly cash dividends paid per ChipMOS Taiwan Share in the periods indicated.

Fiscal Year	Dividend Declared
2013 (Declared June 12, 2014)	NT$1.20 (US$0.04)
2014 (Declared June 3, 2015)	NT$2.22 (US$0.07)

TRANSACTIONS IN IMOS SHARES

Share Repurchase Information

The following table sets forth the numbers of shares repurchased, ranges of prices per share paid and average purchase prices per share paid by IMOS in the periods indicated.

	Number of Shares Repurchased	Range of Prices per Share (US$)(1)	Average Purchase Price per Share
2014
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	73,042	23.09 ~ 23.34	23.25
2015
First Quarter	564,762	23.11 ~23.80	23.55
Second Quarter	—	—	—
Third Quarter	1,367,400	15.41 ~ 19.60	18.28
Fourth Quarter	—	—	—
2016
January	—	—	—
February	—	—	—
March	—	—	—
April (through April 18, 2016	—	—	—

Note:

(1) Daily average price per share.

Share Option Transaction Information

The following lists IMOS share option transactions during the past 60 days as of the date of this proxy statement /prospectus:

Persons	Total Share Options Granted (1)	Pool of Plan	Grant Price	Exercised Shares (2)	Cancelled Share Options (3) (Option number expired)
Shih-Jye Cheng (Chairman and Director/Chief Executive Officer)	—	—	—	—	—
Shou-Kang Chen (Director/Chief Financial Officer)	—	—	—	—	—
Chin-Shyh Ou (Director)	—	—	—	—	—
Employees	—	—	—	5,275	—
Total	—	—	—	5,275	—

Notes:

(1) Total share options granted refer to shares options granted during the 60-day period.

(2) Exercised shares refer to shares exercised during the 60-day period.

(3) Cancelled share options refer to share options expired and no longer effective during the 60-day period.

DESCRIPTION OF THE CHIPMOS TAIWAN SHARES

The following information relates to the ChipMOS Taiwan Shares, including summaries of certain provisions of ChipMOS Taiwan’s Articles of Incorporation and of the ROC Company Act.

General

The authorized share capital of ChipMOS Taiwan will be as provided in its Articles of Incorporation, of which such number of shares as to be determined will be issued.

Dividends

Except under limited circumstances, ChipMOS Taiwan will not permitted to distribute dividends or make other distributions to shareholders in any given year in which it did not record net income or retained earnings (excluding reserves). The ROC Company Act also requires that 10% of annual net income (less prior years’ losses, if any, and applicable income taxes) be set aside as a legal reserve until the accumulated legal reserve equals the paid-in capital of ChipMOS Taiwan. In addition, the Articles of Incorporation of ChipMOS Taiwan provides that before a dividend is paid out of ChipMOS Taiwan’s annual net income:

·	up to 0.5% of ChipMOS Taiwan’s annual profits (less prior years’ accumulated losses, if any) should be paid to the directors of ChipMOS Taiwan as compensation; and

·	10% of the annual profits (less prior years’ accumulated losses, if any) should be paid to the employees of ChipMOS Taiwan as compensation. The employee compensation may be paid in shares or in cash as determined by a majority of directors in attendance at a meeting attended by over two-thirds of the board of directors and such resolution shall be reported to the shareholders’ meeting. Such employees include those of ChipMOS Taiwan’s subsidiaries.

At the annual general meeting of shareholders, the ChipMOS Taiwan Board will submit to the shareholders for their approval any proposal for the distribution of dividends or the making of any other distribution to shareholders from ChipMOS Taiwan’s net income (less prior years’ losses and legal and special reserves plus the accumulated undistributed profit at the beginning of the preceding fiscal year and the adjusted undistributed profit of the given fiscal year) for the preceding fiscal year. All ChipMOS Taiwan Shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting. The Articles of Incorporation of ChipMOS Taiwan provides that cash dividend distribution should not be lower than 10% of the total dividend amount.

ChipMOS Taiwan will also be permitted to make distributions to its shareholders in cash or in the form of common shares from reserves if it has no accumulated loss. However, the distribution payable out of ChipMOS Taiwan’s legal reserve can only come from the amount exceeding 25% of the total paid-in capital.

Changes in Share Capital

Under the ROC Company Act, any change in the authorized share capital of a company limited by shares requires an amendment to its articles of incorporation, which in turn requires approvals each at the meeting of the board of directors and shareholders’ meeting. In the case of a public company such as ChipMOS Taiwan, it must also make an effective registration with the FSC and an amendment to the corporate registration with the Hsinchu Science Park Bureau of the Ministry of Science and Technology. Authorized but unissued common shares may be issued, subject to applicable ROC law, upon terms as the ChipMOS Taiwan Board may determine.

Preemptive Rights

Under the ROC Company Act, when an ROC company issues new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are shareholders of the company, have rights to subscribe for 10% to 15% of the new issue. Any new shares that remain unsubscribed at the expiration of the subscription period may be freely offered, subject to compliance with applicable ROC law.

In addition, in accordance with the ROC Securities and Exchange Act, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold, except under certain circumstances or when exempted by the FSC. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

These preemptive rights provisions do not apply to offerings of new shares through a private placement approved at a shareholders’ meeting.

Meetings of Shareholders

ChipMOS Taiwan will be required to hold an annual general meeting of shareholders within six months following the end of each fiscal year. These meetings are generally held in Hsinchu, Taiwan. Any shareholder who holds 1% or more of ChipMOS Taiwan’s issued and outstanding shares may submit one written proposal for discussion at the annual general meeting. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for a period of one year or longer. Shareholders’ meetings may also be convened by the audit committee. Notice in writing of shareholders’ meetings, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of annual general meetings, and 15 days, in the case of extraordinary meetings, before the date set for each meeting. A majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders. If a company adopts a nomination procedure for election of directors in its articles of incorporation, shareholders representing 1% or more of the total issued shares of such company may submit a candidate list in writing to the company along with relevant information and supporting documents in accordance with the requirements under the ROC Company Act. The Articles of Incorporation of ChipMOS Taiwan presently adopt such nomination procedure for the election of independent directors.

Voting Rights

Under the ROC Company Act, except under limited circumstances, shareholders have one vote for each common share held. Under the ROC Company Act, the directors are elected at a shareholders’ meeting through cumulative voting.

In general, a resolution can be approved by the holders of at least a majority of the ChipMOS Taiwan Shares represented at a shareholders’ meeting at which the holders of a majority of all issued and outstanding common shares are present. Under the ROC Company Act, the approval by at least a majority of the ChipMOS Taiwan Shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented is required for major corporate actions, including:

·	amendment to the Articles of Incorporation, including increase of authorized share capital and any changes of the rights of different classes of shares;

·	execution, amendment or termination of any contract through which ChipMOS Taiwan leases its entire business to others, or ChipMOS Taiwan appoints others to operate its business or ChipMOS Taiwan operates its business with others on a continuous basis;

·	transfer of entire business or assets or a substantial part of its business or assets;

·	acquisition of the entire business or assets of any other company, which would have a significant impact on ChipMOS Taiwan’s operations;

·	distribution of any stock dividend;

·	dissolution, merger or spin-off of ChipMOS Taiwan;

·	issuance of restricted shares to employees; and

·	removal of the directors.

However, in the case of a listed company such as ChipMOS Taiwan, the resolution may be adopted by the holders of at least two-thirds of the ChipMOS Taiwan Shares represented at a shareholders’ meeting at which the holders of at least a majority of all issued and outstanding common shares are present.

A shareholder may be represented at an annual general or extraordinary meeting by proxy if a valid proxy form is delivered to ChipMOS Taiwan five days before the commencement of the annual general or extraordinary shareholders’ meeting. Shareholders may exercise their voting rights by way of a written ballot or by way of electronic transmission if the voting decision is delivered to us two days before the commencement of the annual general or extraordinary shareholders’ meeting.

Any shareholder who has a personal interest in a matter to be discussed at ChipMOS Taiwan shareholders’ meeting, the outcome of which may impair interests of ChipMOS Taiwan, shall not vote or exercise voting rights on behalf of another shareholder on such matter.

Holders of ChipMOS Taiwan ADSs do not have the right to exercise voting rights with respect to the underlying ChipMOS Taiwan Shares, except as described in the Deposit Agreement.

Other Rights of Shareholders

Under the ROC Company Act, dissenting shareholders are entitled to appraisal rights in certain major corporate actions such as a proposed amalgamation by the company. If agreement with the company cannot be reached, dissenting shareholders may seek a court order for the company to redeem all of their shares. Shareholders may exercise their appraisal rights by serving written notice on the company prior to or at the related shareholders’ meeting and/or by raising and registering an objection at the shareholders’ meeting. In addition to appraisal rights, shareholders have the right to sue for the annulment of any resolution approved at a shareholders’ meeting where the procedures were legally defective within 30 days after the date of the shareholders’ meeting. One or more shareholders who have held 3% or more of the issued and outstanding shares of a company for a period of one year or longer may require an independent director to bring a derivative action on behalf of the company against a director as a result of the director’s unlawful actions or failure to act.

One or more shareholders who have held 3% or more of the issued and outstanding shares may institute an action with a court to remove a director who has materially violated the applicable laws or the Articles of Incorporation of ChipMOS Taiwan or has materially damaged the interests of ChipMOS Taiwan if a resolution for removal on such grounds has first been voted on and rejected by the shareholders and such suit is filed within thirty days of such shareholders’ vote.

One or more shareholders who have held 3% or more of the issued and outstanding shares for one year or longer may request a court to appoint an inspector to examine the books, accounts and financial conditions of ChipMOS Taiwan. The court may, if it deems necessary based on the inspector’s report, order the independent director to convene the shareholders’ meeting.

Rights of Holders of Deposited Securities

For rights of holders of deposited securities, please see “Description of American Depositary Shares of ChipMOS Taiwan — Voting Rights.”

Register of Shareholders and Record Dates

ChipMOS Taiwan’s share registrar, KGI Securities Co., Ltd., will maintain ChipMOS Taiwan’s register of shareholders at its offices in Hsinchu, Taiwan. Under the ROC Company Act and the Articles of Incorporation of ChipMOS Taiwan, ChipMOS Taiwan may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for it to determine the shareholders or pledgees that are entitled to rights pertaining to the ChipMOS Taiwan Shares. The specified period required is as follows:

·	annual general meeting—60 days;

·	extraordinary shareholders’ meeting—30 days; and

·	relevant record date for distribution of dividends, bonuses or other interests —5 days.

Annual Financial Statements

At least ten days before the annual general meeting, ChipMOS Taiwan’s annual financial statements, which are prepared in conformity with Taiwan IFRS, must be available at ChipMOS Taiwan’s principal executive office in Hsinchu, Taiwan for inspection by the shareholders.

Transfer of ChipMOS Taiwan Shares

The transfer of ChipMOS Taiwan Shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against ChipMOS Taiwan, the transferee must have his name and address registered on its register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with ChipMOS Taiwan. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents. The settlement of trading in the ChipMOS Taiwan Shares is normally carried out on the book-entry system maintained by the Taiwan Depository & Clearing Corporation.

Acquisition of ChipMOS Taiwan Shares by ChipMOS Taiwan

Under the ROC Securities and Exchange Act, ChipMOS Taiwan may purchase the ChipMOS Taiwan Shares as treasury stock under limited circumstances, including:

·	to transfer shares to ChipMOS Taiwan’s employees;

·	to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or warrants issued by ChipMOS Taiwan; or

·	to maintain ChipMOS Taiwan’s credit and its shareholders’ equity, provided that the shares so purchased shall be cancelled.

ChipMOS Taiwan may purchase the ChipMOS Taiwan Shares on the TWSE or by means of a public tender offer. These transactions require the approval of a majority of the ChipMOS Taiwan Board at a meeting in which at least two-thirds of the directors are in attendance. The total amount of the ChipMOS Taiwan Shares purchased for treasury stock may not exceed 10.0% of the total issued shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of the retained earnings, any premium from share issuances and the realized portion of ChipMOS Taiwan’s capital reserve. The shares purchased by ChipMOS Taiwan pursuant to the first two items above will be transferred to the intended transferees within three years of the purchase; otherwise the shares will be cancelled. For the shares to be cancelled under the third item above, ChipMOS Taiwan is required to complete an amendment registration for the cancellation within six months of the purchase.

ChipMOS Taiwan may not pledge or hypothecate any of its shares purchased by it. In addition, it may not exercise any shareholders’ right attaching to such shares. In the event that ChipMOS Taiwan purchases its shares on the TWSE, its affiliates, directors, managers, and their respective spouses and minor children and/or nominees are prohibited from selling any ChipMOS Taiwan Shares during the period in which ChipMOS Taiwan is purchasing its shares.

Pursuant to the ROC Company Act, an entity in which ChipMOS Taiwan directly or indirectly owns more than 50.0% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase the ChipMOS Taiwan Shares. Also, if ChipMOS Taiwan and a controlled entity jointly own, directly or indirectly, more than 50.0% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase shares in either ChipMOS Taiwan or a controlled entity.

Liquidation Rights

In the event of the liquidation of ChipMOS Taiwan, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the ROC Company Act.

Transfer Restrictions

Substantial Shareholders

The ROC Securities and Exchange Act currently requires:

·	each director, manager, or substantial shareholder (that is, a shareholder who holds more than 10.0% shares of a company), and their respective spouses, minor children or nominees, to report any change in that person’s shareholding to the issuer of the shares and the FSC; and

·	each director, manager, or substantial shareholder, and their respective spouses, minor children or nominees, after acquiring the status of director, manager, or substantial shareholder for a period of six months, to report his or her intent to transfer any shares on the TWSE to the FSC at least three days before the intended transfer, unless the number of shares to be transferred does not exceed 10,000 shares.

In addition, the number of shares that can be sold or transferred on the TWSE by any person subject to the restrictions described above on any given day may not exceed:

·	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

·	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

·	in any case, 5.0% of the average trading volume (number of shares) on the TWSE for the ten consecutive trading days preceding the reporting day on which the director, manager or substantial shareholder reports the intended share transfer to the FSC.

These restrictions do not apply to sales or transfers of ChipMOS Taiwan ADSs.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES OF CHIPMOS TAIWAN

Citibank, N.A. has agreed to act as the depositary bank for the ChipMOS Taiwan ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American depositary shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is First Commercial Bank, located at 17F 30 Chung King S Road, Sec 1, Taipei 10005, Taiwan, ROC.

ChipMOS Taiwan has appointed Citibank as depositary bank pursuant to a Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333- when retrieving such copy.

ChipMOS Taiwan is providing you with a summary description of the material terms of the ChipMOS Taiwan ADSs and of your material rights as an owner of ChipMOS Taiwan ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ChipMOS Taiwan ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. ChipMOS Taiwan urges you to review the Deposit Agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ChipMOS Taiwan ADSs but that may not be contained in the Deposit Agreement.

Each ChipMOS Taiwan ADS represents the right to receive, and to exercise the beneficial ownership interests in, 20 ChipMOS Taiwan Shares that are on deposit with the depositary bank and/or custodian. A ChipMOS Taiwan ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ChipMOS Taiwan ADS but that has not been distributed to the owners of ChipMOS Taiwan ADSs because of legal restrictions or practical considerations. ChipMOS Taiwan and the depositary bank may agree to change the ChipMOS Taiwan ADS(s)-to-ChipMOS Taiwan Share(s) ratio by amending the Deposit Agreement. This amendment may give rise to, or change, the depositary fees payable by ChipMOS Taiwan ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ChipMOS Taiwan ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ChipMOS Taiwan ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ChipMOS Taiwan ADSs for the benefit of the holders and beneficial owners of the corresponding ChipMOS Taiwan ADSs. A beneficial owner of ChipMOS Taiwan ADSs may or may not be the holder of ChipMOS Taiwan ADSs. Beneficial owners of ChipMOS Taiwan ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ChipMOS Taiwan ADSs, by the registered holders of the ChipMOS Taiwan ADSs (on behalf of the applicable ChipMOS Taiwan ADS owners) only through the depositary bank, and by the depositary bank (on behalf of the owners of the corresponding ChipMOS Taiwan ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

If you become an owner of ChipMOS Taiwan ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ChipMOS Taiwan ADSs. The Deposit Agreement and the ADR specify ChipMOS Taiwan’s rights and obligations as well as your rights and obligations as owner of ChipMOS Taiwan ADSs and those of the depositary bank. As a ChipMOS Taiwan ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, ChipMOS Taiwan’s obligations to the holders of ChipMOS Taiwan Shares will continue to be governed by the laws of the ROC, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, ChipMOS Taiwan or any of their respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ChipMOS Taiwan ADSs, ChipMOS Taiwan will not treat you as one of ChipMOS Taiwan shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ChipMOS Taiwan Shares underlying your ChipMOS Taiwan ADSs. As an owner of ChipMOS Taiwan ADSs you will be able to exercise the shareholders rights for the ChipMOS Taiwan Shares represented by your ADSs through the depositary bank only to the extent contemplated in the Deposit Agreement. To exercise any shareholder rights not contemplated in the Deposit Agreement you will, as a ChipMOS Taiwan ADS owner, need to arrange for the cancellation of your ChipMOS Taiwan ADSs and become a direct shareholder.

As an owner of ChipMOS Taiwan ADSs, you may hold your ChipMOS Taiwan ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ChipMOS Taiwan ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ChipMOS Taiwan ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ChipMOS Taiwan ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ChipMOS Taiwan ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ChipMOS Taiwan ADS owner. Banks and brokers typically hold securities such as the ChipMOS Taiwan ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ChipMOS Taiwan ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ChipMOS Taiwan ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ChipMOS Taiwan ADSs directly by means of a ChipMOS Taiwan ADS registered in your name and, as such, ChipMOS Taiwan will refer to you as the “holder.” When ChipMOS Taiwan refers to “you”, ChipMOS Taiwan assumes the reader owns ChipMOS Taiwan ADSs and will own ChipMOS Taiwan ADSs at the relevant time.

The registration of the ChipMOS Taiwan Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ChipMOS Taiwan Shares with the beneficial ownership rights and interests in such ChipMOS Taiwan Shares being at all times vested with the beneficial owners of the ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ChipMOS Taiwan ADSs representing the deposited property.

Dividends and Distributions

As a holder of ChipMOS Taiwan ADSs, you generally have the right to receive the distributions ChipMOS Taiwan makes on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ChipMOS Taiwan ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ChipMOS Taiwan ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever ChipMOS Taiwan makes a cash distribution for the securities on deposit with the custodian, ChipMOS Taiwan will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the ROC law and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ChipMOS Taiwan ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever ChipMOS Taiwan makes a free distribution of the ChipMOS Taiwan Shares for the securities on deposit with the custodian, ChipMOS Taiwan will deposit the applicable number of the ChipMOS Taiwan Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares deposited or modify the ChipMOS Taiwan ADS(s)-to-ChipMOS Taiwan Share(s) ratio, in which case each ChipMOS Taiwan ADS you hold will represent rights and interests in the additional ChipMOS Taiwan Shares so deposited. Only whole new ChipMOS Taiwan ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ChipMOS Taiwan ADSs or the modification of the ChipMOS Taiwan ADS(s)-to-ChipMOS Taiwan Share(s) ratio upon a distribution of the ChipMOS Taiwan Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ChipMOS Taiwan Shares so distributed.

No such distribution of new ChipMOS Taiwan ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ChipMOS Taiwan ADSs as described above, it may sell the ChipMOS Taiwan Shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever ChipMOS Taiwan intends to distribute rights to purchase additional ChipMOS Taiwan Shares, ChipMOS Taiwan will give prior notice to the depositary bank and ChipMOS Taiwan will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ChipMOS Taiwan ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ChipMOS Taiwan ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ChipMOS Taiwan ADSs, and if ChipMOS Taiwan provides all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ChipMOS Taiwan ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ChipMOS Taiwan Shares other than in the form of ChipMOS Taiwan ADSs.

The depositary bank will not distribute the rights to you if:

·	ChipMOS Taiwan does not timely request that the rights be distributed to you or ChipMOS Taiwan requests that the rights not be distributed to you; or

·	ChipMOS Taiwan fails to deliver satisfactory documents to the depositary bank; or

·	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever ChipMOS Taiwan intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, ChipMOS Taiwan will give prior notice thereof to the depositary bank and will indicate whether ChipMOS Taiwan wishes the elective distribution to be made available to you. In such case, ChipMOS Taiwan will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if ChipMOS Taiwan has provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ChipMOS Taiwan ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ChipMOS Taiwan ADSs, depending on what a shareholder in the ROC would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever ChipMOS Taiwan intends to distribute property other than cash, ChipMOS Taiwan Shares or rights to purchase additional ChipMOS Taiwan Shares, ChipMOS Taiwan will notify the depositary bank in advance and will indicate whether ChipMOS Taiwan wishes such distribution to be made to you. If so, ChipMOS Taiwan will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if ChipMOS Taiwan provides all of the documentation contemplated in the Deposit Agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

·	ChipMOS Taiwan does not request that the property be distributed to you or if ChipMOS Taiwan asks that the property not be distributed to you; or

·	ChipMOS Taiwan does not deliver satisfactory documents to the depositary bank; or

·	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever ChipMOS Taiwan decides to redeem any of the securities on deposit with the custodian, ChipMOS Taiwan will notify the depositary bank in advance. If it is practicable and if ChipMOS Taiwan provides all of the documentation contemplated in the Deposit Agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ChipMOS Taiwan ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ChipMOS Taiwan ADSs. If less than all ChipMOS Taiwan ADSs are being redeemed, the ChipMOS Taiwan ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting ChipMOS Taiwan Shares

The ChipMOS Taiwan Shares held on deposit for your ChipMOS Taiwan ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ChipMOS Taiwan Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of ChipMOS Taiwan.

If any such change were to occur, your ChipMOS Taiwan ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ChipMOS Taiwan Shares held on deposit. The depositary bank may in such circumstances deliver new ChipMOS Taiwan ADSs to you, amend the Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ChipMOS Taiwan ADSs for new ChipMOS Taiwan ADSs and take any other actions that are appropriate to reflect as to the ChipMOS Taiwan ADSs the change affecting the ChipMOS Taiwan Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ChipMOS Taiwan ADSs Upon Deposit of ChipMOS Taiwan Shares

In connection with the issuance by an ROC company of new shares for cash or as a result of the Merger, such as the shares underlying ChipMOS Taiwan ADSs, settlement is initially made by delivery to the persons purchasing the new shares of a Certificate of Payment evidencing the right to receive the definitive share certificates evidencing the shares. The initial deposit of the ChipMOS Taiwan Shares by ChipMOS Taiwan in connection with the Merger will be made by the delivery to the custodian of a global certificate of payment evidencing the irrevocable right to receive the definitive share certificates in scripless form representing ChipMOS Taiwan Shares, which shares will be registered in the name of the depositary or its nominee, as representatives of the holders of the ChipMOS Taiwan ADSs. No later than the second ROC business day following the Effective Time (the “Closing Date”), ChipMOS Taiwan will apply to the TWSE for listing of the certificate of payment in scripless form in respect of the underlying ChipMOS Taiwan Shares offered by ChipMOS Taiwan (“Individual Scripless Certificate of Payment”). Generally, the TWSE will approve the listing of the Individual Scripless Certificates of Payment on the fourth ROC business day following the Closing Date. Immediately upon such listing, the Certificate of Payment ChipMOS Taiwan delivers to the depositary’s custodian on the Closing Date will be replaced by the Individual Scripless Certificates of Payment. The initial deposit of shares by ChipMOS Taiwan in connection with the Merger are collectively referred to herein as the “Initial Deposit.”

Under the ROC Securities and Exchange Act and applicable regulations, ChipMOS Taiwan is required to deliver the underlying shares in physical certificate form or scripless form to the custodian within 30 days after receiving approval from the relevant governmental authority of its corporate amendment registration. ChipMOS Taiwan is required under the ROC Company Act to file an amendment to ChipMOS Taiwan’s corporate registration within 15 days after the record date for the issue of the underlying shares. Prior to the issue of the underlying shares in physical certificate form or scripless form, ChipMOS Taiwan will apply for and obtain approval to list the underlying shares on the TWSE. Until the underlying shares have been so issued and delivered, the ChipMOS Taiwan ADSs will represent shares evidenced by the Certificate of Payment (from the Closing Date to the date immediately prior to the listing of the Individual Scripless Certificates of Payment) or the Individual Scripless Certificates of Payment on or after the date of listing of the Individual Scripless Certificates of Payment. In case of a withdrawal of the underlying shares, such holders will be entitled to the same rights as if the depositary were holding the underlying shares in physical certificate form or scripless form. The Individual Scripless Certificates of Payment, which are without physical form and are issued only in book-entry form through Taiwan Depository & Clearing Corporation, the book-entry settlement system of the ROC, carry the same rights as those attaching to the shares in respect of dividends and are eligible for trading on the TWSE in the same manner as the shares.

Subject to limitations set forth in the Deposit Agreement, after the Initial Deposit, the depositary may create ChipMOS Taiwan ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary will deliver these ChipMOS Taiwan ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and you provide the applicable deposit certification. Your ability to deposit shares and receive ChipMOS Taiwan ADSs may be limited by U.S. and ROC legal considerations applicable at the time of deposit.

Under current ROC law, after the Initial Deposit, no deposits of shares may be made in a depositary receipt facility, and no ADSs may be issued against such deposits, without specific approval of the FSC, except in connection with the offering and the issuance of additional ADSs in connection with (i) dividends on, or free distributions of, shares, (ii) the exercise by holders of existing ADSs of their pre-emptive rights in the event of capital increases for cash, or (iii) to the extent that previously issued ADSs have been cancelled, reissuances of ADSs up to an aggregate amount of outstanding ADSs equal to the total number of ADSs (subject to adjustment for the issuances described in clauses (i) and (ii)), that were originally approved by the FSC and issued in connection with the offering; provided that the depositary will refuse to accept common shares for deposit under clause (iii) if such deposit is not permitted under any restriction notified by the company to the depositary from time to time, which restriction may specify blackout periods during which deposits may not be made, time periods during which deposits may be made, and minimum size and frequency of deposits.

The depositary and the custodian will refuse to accept shares for deposit whenever they are notified in writing that such deposit would result in any violation of applicable laws, including ownership restrictions under the laws of the ROC.

The issuance of ChipMOS Taiwan ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue ChipMOS Taiwan ADSs in whole numbers.

When you make a deposit of the ChipMOS Taiwan Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

·	The ChipMOS Taiwan Shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

·	All preemptive (and similar) rights, if any, with respect to such ChipMOS Taiwan Shares have been validly waived or exercised.

·	You are duly authorized to deposit the ChipMOS Taiwan Shares.

·	The ChipMOS Taiwan Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ChipMOS Taiwan ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

·	The ChipMOS Taiwan Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, ChipMOS Taiwan and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ChipMOS Taiwan ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

·	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

·	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

·	provide any transfer stamps required by the State of New York or the United States; and

·	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of ChipMOS Taiwan Shares Upon Cancellation of ChipMOS Taiwan ADSs

On or after approximately the fourth ROC business day from the Closing Date, with regard to the ChipMOS Taiwan ADSs issued on the Closing Date, subject to the approval from the TWSE of the listing of the Individual Scripless Certificates of Payment and the relevant provisions of the Deposit Agreement, a holder may apply to withdraw the underlying shares or, as the case may be, the Individual Scripless Certificates of Payment, or request Citibank, N.A., as Depositary, acting pursuant to the Deposit Agreement, to sell or cause to be sold on behalf of such holders of the underlying shares or, as the case may be, the Individual Scripless Certificates of Payment.  The Individual Scripless Certificates of Payment, which are without physical form and settle through the book-entry system, carry the same rights as those attaching to the underlying shares in respect of dividends and are eligible for trading on the TWSE in the same manner as the underlying shares.  Your ability to withdraw the shares may be limited by U.S. and ROC law considerations applicable at the time of withdrawal.

Under current ROC law, if you (other than PRC persons), wish to withdraw and hold underlying shares from a depositary receipt facility, you will be required to appoint an eligible agent in the ROC to open a securities trading account with a local brokerage firm (after receiving an approval from the TWSE) and a bank account (the securities trading account and the bank account are collectively referred to as, the Accounts, to pay ROC taxes, remit funds, exercise shareholders’ rights and perform such other functions as you may designate upon such withdrawal.  In addition, you will be required to appoint a local bank or securities firm to act as custodian to hold the securities in safekeeping, make confirmation and settle trades and report all relevant information.  Without the opening of such Accounts, the withdrawing owner would be unable to hold or subsequently sell the underlying shares withdrawn from the depositary receipt facility on the TWSE or otherwise.  In addition, you will be required to register with the TWSE for making investments in the ROC securities market prior to withdrawing shares.  These laws may change from time to time.  ChipMOS Taiwan cannot assure you that current ROC law will remain in effect or that future changes in ROC law will not adversely affect your ability to withdraw ChipMOS Taiwan Shares from the ADR facility.

Currently, a holder of ChipMOS Taiwan ADSs who is a PRC person may not withdraw and hold the ChipMOS Taiwan Shares unless (i) it is a QDII or (ii) the holder withdrawing the underlying ChipMOS Taiwan Shares which account for 10% or more of the ChipMOS Taiwan Shares otherwise obtains the approval of the MOEAIC. In addition, there are restrictions on the amount remitted to the ROC for investments by QDIIs, separately and jointly. Accordingly, the qualification criteria for a PRC person to make investment and the investment cap imposed by the FSC might cause a holder of the ChipMOS Taiwan ADSs who is a PRC person to be unable to withdraw ChipMOS Taiwan Shares and to register as a shareholder of ChipMOS Taiwan Shares. Under current ROC law, “PRC person” means an individual holding a passport issued by the PRC; a resident of any area of the PRC under the effective control or jurisdiction of the PRC (but not including a special administrative region of the PRC such as Hong Kong or Macau, if so excluded by applicable laws of the ROC); and save as aforesaid, any agency or instrumentality of the PRC; and any corporation, partnership or other entity organized under the laws of any such area or controlled by, or directly or indirectly having more than 30% of its capital owned by, or beneficially owned by any such person, resident, agency or instrumentality.

Under current TWSE rules, if the ChipMOS Taiwan ADSs to be issued as a result of the Merger will represent 10% or more of ChipMOS Taiwan Shares immediately after the completion of the Merger, the ChipMOS Taiwan ADSs received by IMOS’s directors or substantial shareholder (meaning any IMOS shareholder who holds more than 10.0% of IMOS Shares) (collectively, the “Restricted ChipMOS Taiwan ADSs”) will be subject to lock-up up to one year to the effect that 6 months after the Merger, 50% of the Redistricted ChipMOS Taiwan ADSs may be released and the remaining 50% may be released one year after the Merger. Accordingly, the withdrawal or transfer of such Restricted ChipMOS Taiwan ADSs by IMOS’s directors or substantial shareholders will be restricted. Further, if the total number of underlying ChipMOS Taiwan Shares represented by the Restricted ChipMOS Taiwan ADSs is less than the minimum threshold as required under the TWSE rules, IMOS should coordinate with IMOS shareholders to have additional ChipMOS Taiwan ADSs subject to the lock-up.

Holders of ADSs withdrawing shares represented by ADSs are also required under current ROC law and regulations to appoint an agent in the ROC for filing tax returns and making tax payments.  Such agent must meet certain qualifications set by the FSC and, upon appointment, becomes a guarantor of such withdrawing owner’s ROC tax obligations.  Evidence of the appointment of such agent and the approval of such appointment by the ROC tax authorities may be required as conditions to such withdrawing holder’s repatriation of the proceeds from the sale of the withdrawn shares.  There can be no assurance that such withdrawing holder will be able to appoint and obtain approval for such agent in a timely manner.

Subject to the withdrawal of deposited property being permitted under ROC law and regulations, you may also request that ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment represented by ChipMOS Taiwan ADSs be sold on your behalf.  The depositary may require that you deliver your request for sale in writing. Any sale of ChipMOS Taiwan Shares will be conducted according to applicable ROC law through a securities company in the ROC on the TWSE or in another manner as is permitted under applicable ROC law. Any sale will be at your risk and expense.  You may also be required to enter into a separate agreement to cover the terms of the sale of ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment.

Upon receipt of any proceeds from any sale, subject to any restrictions imposed by ROC law and regulations, the depositary shall convert the proceeds into U.S. dollars and distribute the proceeds to you, net of any fees, expenses, taxes or governmental charges (including, without limitation, any ROC and U.S. taxes) incurred in connection with the sale. Although sales of ChipMOS Taiwan ADSs by a non-resident individual or a corporation that has no fixed place of business or other permanent establishment or business agent in the territory of the ROC are not currently subject to ROC taxation on capital gains, sales of ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment by such individual or corporation may in the future be subject to ROC taxation on capital gains and will be subject to a securities transaction tax in the ROC.

In order to withdraw or instruct the sale of the ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment represented by your ChipMOS Taiwan ADSs, you will be required to pay to the depositary the fees for cancellation of ChipMOS Taiwan ADSs and any charges and taxes payable upon the transfer of the ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment being withdrawn and you will be required to provide to the depositary the applicable withdrawal certification.  You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ChipMOS Taiwan ADSs will not have any rights under the Deposit Agreement.

You will not be entitled to withdraw or instruct the sale of interests in any certificate(s) of payment representing ChipMOS Taiwan Shares underlying ChipMOS Taiwan ADSs until on or about the fourth ROC business day following the Closing Date.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ChipMOS Taiwan ADSs. The withdrawal of the ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment represented by your ChipMOS Taiwan ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ChipMOS Taiwan ADSs for cancellation that represent a whole number of securities on deposit.

Upon completion of the Merger, ChipMOS Taiwan will have reporting obligations under ROC law in respect of the ADR facility. In order to enable ChipMOS Taiwan to gather the information necessary for these reporting obligations, you will be asked to complete and sign a certification upon withdrawal of ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment from the ADR facility. In this certification you will be asked to disclose, among other information, the name, nationality and address of the beneficial owner of the ChipMOS Taiwan ADSs presented for cancellation, the number of ChipMOS Taiwan Shares owned by the beneficial owner and whether certain affiliations exist between the beneficial owner and ChipMOS Taiwan. The depositary will refuse to release the ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment to you until you deliver a completed and signed certification to it.

In addition, the depositary shall not deliver interests in certificate(s) of payment or ChipMOS Taiwan Shares to a surrendering holder of ChipMOS Taiwan ADSs unless such holder presents evidence of payment of any securities transaction tax which may be imposed under ROC law unless ChipMOS Taiwan shall have advised the depositary that no such tax is assessable in connection with the withdrawal of the individual certificate(s) of payment or ChipMOS Taiwan Shares hereunder.

If the ChipMOS Taiwan Shares or Individual Scripless Certificates of Payment are withdrawn from the depositary facility, such holder will be required to provide information to enable ChipMOS Taiwan’s compliance with its obligations set forth under the laws and regulations of the ROC, including a certification that:

·	the holder is or is not a “related person”, as such term is defined in the Deposit Agreement, to ChipMOS Taiwan;

·	the holder will own a certain number of ChipMOS Taiwan Shares after cancellation of the ChipMOS Taiwan ADSs surrendered thereby, as well as a certain number of ChipMOS Taiwan ADSs representing ChipMOS Taiwan Shares after cancellation of the ChipMOS Taiwan ADSs surrendered thereby;

·	the holder, or the person on whose account he acts, is the beneficial owner of the ChipMOS Taiwan ADSs surrendered to the depositary bank thereby;

·	the name, address and nationality of the beneficial owner of the ChipMOS Taiwan ADSs, as included upon presentation of ChipMOS Taiwan ADSs for cancellation, is true and correct;

·	the number of ChipMOS Taiwan ADSs surrendered and the number of ChipMOS Taiwan Shares withdrawn, as included upon presentation of ChipMOS Taiwan ADSs for cancellation, is true and correct; and

·	if the presenter is a broker-dealer, the owner of the account for which he is acting has confirmed the accuracy of the above representations.

In addition, you may be required to certify to other information that ChipMOS Taiwan or the depositary bank may deem necessary or desirable to comply with any ROC disclosure or reporting requirement. The depositary will refuse to release the ChipMOS Taiwan Shares or the certificate(s) of payment to you until you deliver a completed and signed certification to it.

You will have the right to withdraw the securities represented by your ChipMOS Taiwan ADSs at any time except for:

·	Temporary delays that may arise because (i) the transfer books for the ChipMOS Taiwan Shares or ChipMOS Taiwan ADSs are closed, or (ii) ChipMOS Taiwan Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

·	Obligations to pay fees, taxes and similar charges.

·	Restrictions imposed because of laws or regulations applicable to ChipMOS Taiwan ADSs or the withdrawal of securities on deposit.

No ChipMOS Taiwan Shares may be withdrawn upon presentation of ChipMOS Taiwan ADSs (and if applicable, the ADRs evidencing such ChipMOS Taiwan ADSs) for cancellation until (i) ChipMOS Taiwan has delivered written confirmation that the number of Shares requested for withdrawal have been listed for trading on the TWSE (such ChipMOS Taiwan Shares, the “Listed Shares”) to the depositary and the custodian,  (ii) the Listed Shares have been de-materialized (such Shares, the “De-Materialized Shares”, and the ChipMOS Taiwan Shares that are both Listed Shares and De-Materialized Shares, hereinafter referred to as the “Final Shares”), and (iii) an equivalent number of Final Shares are available at the facilities of the custodian.  ChipMOS Taiwan has further informed the depositary that it is expected that newly issued ChipMOS Taiwan Shares which may be deposited by ChipMOS Taiwan from time to time and which are not listed for trading on the TWSE at the time of such deposit will be listed on the TWSE for trading and will be fully de-materialized, thereby becoming Final Shares, no later than the fourth ROC business day after the date that the ChipMOS Taiwan ADSs are issued. The depositary will deliver the ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs (and if applicable, the ADRs representing such ChipMOS Taiwan ADSs) presented for cancellation only to the extent of the number of Final Shares then on deposit with the custodian, the depositary will process presentations of ChipMOS Taiwan ADSs for withdrawal of Final Shares on a first come, first served basis, the depositary will complete requests for cancellation of ChipMOS Taiwan ADSs and withdrawal of the ChipMOS Taiwan Shares represented thereby only to the extent of the number of Final Shares at such time on deposit with the custodian, the depositary will refuse to complete a request for cancellation of ChipMOS Taiwan ADSs and withdrawal of the ChipMOS Taiwan Shares to the extent the number of the ChipMOS Taiwan Shares requested for withdrawal exceeds the number of Final Shares at such time deposited with the custodian, and the depositary reserves the right to suspend withdrawals of the ChipMOS Taiwan Shares until such time as the requisite number of Final Shares are deposited with the custodian.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ChipMOS Taiwan ADSs except to comply with mandatory provisions of law.

If you hold ChipMOS Taiwan ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ChipMOS Taiwan ADSs. The withdrawal of the ChipMOS Taiwan Shares represented by your ChipMOS Taiwan ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ChipMOS Taiwan ADSs for cancellation that represent a whole number of securities on deposit.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary bank to exercise the voting rights for the ChipMOS Taiwan Shares represented by your ChipMOS Taiwan ADSs. The voting rights of holders of ChipMOS Taiwan Shares are described in “Description of The ChipMOS Taiwan Shares — Voting Rights.”

At ChipMOS Taiwan’s request, the depositary bank will distribute to you any notice of shareholders’ meeting received from ChipMOS Taiwan together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ChipMOS Taiwan ADSs. If the depositary bank timely receives voting instructions from a holder of ChipMOS Taiwan ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ChipMOS Taiwan ADSs in accordance with such voting instructions.

Holders of ChipMOS Taiwan ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by ChipMOS Taiwan to vote the ChipMOS Taiwan Shares represented by such holders' ChipMOS Taiwan ADSs; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which ChipMOS Taiwan informs the depositary that ChipMOS Taiwan does not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given with respect to any matter as to which ChipMOS Taiwan informs the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ChipMOS Taiwan ADSs or the shareholders of ChipMOS Taiwan may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. ChipMOS Taiwan cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Notwithstanding anything else contained in the Deposit Agreement, the depositary bank shall represent all ChipMOS Taiwan Shares represented by your ChipMOS Taiwan ADSs (whether or not voting instructions have been received in respect of such ChipMOS Taiwan Shares from ChipMOS Taiwan ADS holders as of the ChipMOS Taiwan ADS record date) for the sole purpose of establishing quorum at the relevant meeting.

Holders of one percent or more of the total and issued outstanding ChipMOS Taiwan Shares will be entitled to submit one written proposal each year for consideration at ChipMOS Taiwan’s annual ordinary meeting of shareholders provided that (i) the proposal is in the Chinese language and does not exceed 300 Chinese characters,  (ii) the proposal is submitted to ChipMOS Taiwan prior to the expiration of the period for submission of proposals (the “Submission Period”) announced by ChipMOS Taiwan, (iii) only one (1) matter for consideration at ChipMOS Taiwan’s  annual ordinary meeting of shareholders is allowed in each proposal, and (iv) the proposing shareholder shall attend, in person or by a proxy, such annual ordinary meeting whereat his or her or its proposal is to be discussed and such proposing shareholder, or his or her or its proxy, shall take part in the discussion of such proposal.

As the holder of ChipMOS Taiwan Shares, the depositary is entitled, provided the conditions of ROC law are satisfied, to submit only one (1) proposal each year in respect of all of the ChipMOS Taiwan Shares held on deposit.  Holders and beneficial owners of ChipMOS Taiwan ADSs do not under ROC law have individual rights to submit proposals to ChipMOS Taiwan but may be able to submit proposals to ChipMOS Taiwan for consideration at the annual ordinary meeting of shareholders if the beneficial owners (i) timely present their ChipMOS Taiwan ADSs to the depositary for cancellation pursuant to the terms of the Deposit Agreement and become holders of ChipMOS Taiwan Shares in the ROC prior to the expiration of the Submission Period and prior to the applicable shareholder proposal record date, and (ii) otherwise satisfy the conditions of ROC law applicable to the submission of proposals to ChipMOS Taiwan for consideration at an annual ordinary meeting of its shareholders.

The depositary will, if so requested by (a) beneficial owner(s) as of the applicable ChipMOS Taiwan ADS record date that own(s), individually or as a group, at least 51% of the ChipMOS Taiwan ADSs outstanding as of the applicable ChipMOS Taiwan ADS record date, submit to ChipMOS Taiwan for consideration at the annual ordinary meeting of shareholders one (1) proposal each year, provided that certain terms and conditions as set forth in the Deposit Agreement are met.

Fees and Charges

As a ChipMOS Taiwan ADS holder, you will be required to pay the following fees under the terms of the Deposit Agreement:

Service	Fees
· Issuance of ChipMOS Taiwan ADSs (i.e., an issuance of ChipMOS Taiwan ADS upon a deposit of the ChipMOS Taiwan Shares or upon a change in the ChipMOS Taiwan ADS(s)-to-ChipMOS Taiwan Share(s) ratio), excluding ADS issuances as a result of distributions of the ChipMOS Taiwan Shares	Up to U.S. 5¢ per ChipMOS Taiwan ADS issued
· Cancellation of ChipMOS Taiwan ADSs (i.e., a cancellation of ChipMOS Taiwan ADSs for delivery of deposited property or upon a change in the ChipMOS Taiwan ADS(s)-to-ChipMOS Taiwan Share(s) ratio)	Up to U.S. 5¢ per ChipMOS Taiwan ADS cancelled
· Distribution of cash dividends or other cash distributions (i.e., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ChipMOS Taiwan ADS held
· Distribution of ChipMOS Taiwan ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ChipMOS Taiwan ADSs	Up to U.S. 5¢ per ChipMOS Taiwan ADS held
· Distribution of securities other than ChipMOS Taiwan ADSs or rights to purchase additional ChipMOS Taiwan ADSs (i.e., upon a spin-off)	Up to U.S. 5¢ per ChipMOS Taiwan ADS held
· ChipMOS Taiwan ADS Services	Up to U.S. 5¢ per ChipMOS Taiwan ADS held on the applicable record date(s) established by the depositary bank

As a ChipMOS Taiwan ADS holder you will also be responsible to pay certain charges such as:

·	taxes (including applicable interest and penalties) and other governmental charges;

·	the registration fees as may from time to time be in effect for the registration of the ChipMOS Taiwan Shares on the share register and applicable to transfers of the ChipMOS Taiwan Shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

·	certain cable, telex and facsimile transmission and delivery expenses;

·	the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

·	the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ChipMOS Taiwan Shares, ChipMOS Taiwan ADSs and ADRs; and

·	the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ChipMOS Taiwan ADS fees and charges payable upon (i) the issuance of ChipMOS Taiwan ADSs, and (ii) the cancellation of ChipMOS Taiwan ADSs are charged to the person to whom the ChipMOS Taiwan ADSs are issued (in the case of ChipMOS Taiwan ADS issuances) and to the person whose ChipMOS Taiwan ADSs are cancelled (in the case of ChipMOS Taiwan ADS cancellations). In the case of ChipMOS Taiwan ADSs issued by the depositary bank into DTC, the ChipMOS Taiwan ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ChipMOS Taiwan ADSs being issued or the DTC participant(s) holding the ChipMOS Taiwan ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ChipMOS Taiwan ADS fees and charges in respect of distributions and the ChipMOS Taiwan ADS service fee are charged to the holders as of the applicable ChipMOS Taiwan ADS record date. In the case of distributions of cash, the amount of the applicable ChipMOS Taiwan ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ChipMOS Taiwan ADS service fee, holders as of the ChipMOS Taiwan ADS record date will be invoiced for the amount of the ChipMOS Taiwan ADS fees and charges and such ChipMOS Taiwan ADS fees and charges may be deducted from distributions made to holders of ChipMOS Taiwan ADSs. For ChipMOS Taiwan ADSs held through DTC, the ChipMOS Taiwan ADS fees and charges for distributions other than cash and the ChipMOS Taiwan ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ChipMOS Taiwan ADSs.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ChipMOS Taiwan ADS holder. Certain of the depositary fees and charges (such as the ChipMOS Taiwan ADS services fee) may become payable shortly after the closing of the ChipMOS Taiwan ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by ChipMOS Taiwan and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse ChipMOS Taiwan for certain expenses incurred by ChipMOS Taiwan in respect of the ADR program, by making available a portion of the ChipMOS Taiwan ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as ChipMOS Taiwan and the depositary bank agree from time to time.

Amendments and Termination

ChipMOS Taiwan may agree with the depositary bank to modify the Deposit Agreement at any time without your consent. ChipMOS Taiwan undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement. ChipMOS Taiwan will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ChipMOS Taiwan ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, ChipMOS Taiwan may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ChipMOS Taiwan ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the ChipMOS Taiwan Shares represented by your ChipMOS Taiwan ADSs (except as permitted by law).

ChipMOS Taiwan has the right to direct the depositary bank to terminate the Deposit Agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ChipMOS Taiwan ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ChipMOS Taiwan ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ChipMOS Taiwan ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary bank will maintain ChipMOS Taiwan ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ChipMOS Taiwan ADSs and the Deposit Agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ChipMOS Taiwan ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits ChipMOS Taiwan’s obligations and the depositary bank’s obligations to you. Please note the following:

·	ChipMOS Taiwan and the depositary bank are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

·	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

·	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on ChipMOS Taiwan’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ChipMOS Taiwan Shares, for the validity or worth of the ChipMOS Taiwan Shares, for any tax consequences that result from the ownership of ChipMOS Taiwan ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of ChipMOS Taiwan’s notices or for ChipMOS Taiwan’s failure to give notice.

·	ChipMOS Taiwan and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

·	ChipMOS Taiwan and the depositary bank disclaim any liability if ChipMOS Taiwan or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of ChipMOS Taiwan’s Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond ChipMOS Taiwan’s control.

·	ChipMOS Taiwan and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in ChipMOS Taiwan’s Articles of Incorporation or in any provisions of or governing the securities on deposit.

·	ChipMOS Taiwan and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting the ChipMOS Taiwan Shares for deposit, any holder of ChipMOS Taiwan ADSs or authorized representatives thereof, or any other person believed by either of ChipMOS Taiwan or the depositary in good faith to be competent to give such advice or information.

·	ChipMOS Taiwan and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of the ChipMOS Taiwan Shares but is not, under the terms of the Deposit Agreement, made available to you.

·	ChipMOS Taiwan and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

·	ChipMOS Taiwan and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

·	No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.

Pre-Release Transactions

Subject to the terms and conditions of the Deposit Agreement, to the extent permitted by applicable laws and regulations, the depositary bank may issue to broker/dealers ChipMOS Taiwan ADSs before receiving a deposit of the ChipMOS Taiwan Shares. These transactions are commonly referred to as “pre-release transactions”, and are entered into between the depositary bank and the applicable broker/dealer. The Deposit Agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ChipMOS Taiwan Shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ChipMOS Taiwan ADSs and the securities represented by the ChipMOS Taiwan ADSs. ChipMOS Taiwan, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ChipMOS Taiwan ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify ChipMOS Taiwan, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

·	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

·	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

·	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The Deposit Agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of the ChipMOS Taiwan Shares (including ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs) is governed by the laws of the ROC.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE CHIPMOS TAIWAN ADRS AGAINST CHIPMOS TAIWAN AND/OR THE DEPOSITARY BANK.

Lock-up Arrangement of ChipMOS Taiwan ADSs for Substantial Shareholder

Under Article 53-6 of the Operating Rules of the TWSE, if the ChipMOS Taiwan ADSs to be issued as a result of the Merger will represent 10% or more of ChipMOS Taiwan Shares immediately after the completion of the Merger, the ChipMOS Taiwan ADSs received by IMOS’s directors or substantial shareholders (collectively, the “Restricted ChipMOS Taiwan ADSs”) will be subject to lock-up and cannot be withdrawn nor transferred for a period of time. In particular, 50% of the Restricted ChipMOS Taiwan ADSs may be released after six months of the Merger and the remaining 50% may be released after one year of the Merger.

In addition, Article 10 of the TWSE Rules Governing Review of Securities Listings also provides that if the total number of ChipMOS Taiwan Shares (the “Restricted ChipMOS Taiwan Shares”) represented by the Restricted ChipMOS Taiwan ADSs is below a certain minimum threshold, IMOS should coordinate with its shareholders to have additional ChipMOS Taiwan ADSs subject to the lock-up so as to meet such threshold. Based on IMOS’s initial estimate, the number of Restricted ChipMOS Taiwan Shares is around 9.2% of the ChipMOS Taiwan Shares to be issued as the underlying securities of the ChipMOS Taiwan ADSs.

The lock-up requirements will be enforced once ChipMOS Taiwan makes relevant Merger/ADSs filings with the ROC regulators in July 2016 at the earliest after the Merger is approved by shareholders of IMOS and ChipMOS Taiwan. Persons who are subject to lock-up will be required to issue to the TWSE a letter of undertaking to undertake their compliance with the lock-up requirements. Meanwhile, ChipMOS Taiwan and Citibank, the depositary, will establish procedures for restricting the withdrawal or transfer of ChipMOS Taiwan ADSs in the U.S. securities market.

According to the Schedule 13G/A filed with the SEC on February 12, 2016, Baupost Group, L.L.C. beneficially owned 3,751,853 IMOS Shares (representing approximately 13.75% of IMOS’ total outstanding share capital) as of December 31, 2015, IMOS does not have further information on any changes in Baupost Group, L.L.C.’s ownership of IMOS Shares subsequent to December 31, 2015. If Baupost Group, L.L.C. remains a substantial shareholder of IMOS, withdrawal or transfer of the ChipMOS Taiwan ADSs that Baupost Group, L.L.C. will receive as a result of the Merger will be subject to the lock-up requirements under the rules specified above.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Your rights as a shareholder of IMOS are governed by the laws of Bermuda and IMOS’s Memorandum of Association and bye-laws. After the Merger, you, through your ownership of ChipMOS Taiwan ADSs and subject to the terms of the Deposit Agreement, will have the rights of a shareholder of ChipMOS Taiwan, and your rights will generally be governed by ROC law and ChipMOS Taiwan’s Articles of Incorporation.

The following discussion is a summary of the material differences in your rights that would result from the Merger and assuming you hold the ChipMOS Taiwan Shares. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. While ChipMOS Taiwan believes this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable Bermuda law, applicable ROC law, IMOS’s Memorandum of Association and bye-laws, and ChipMOS Taiwan’s Articles of Incorporation. ChipMOS Taiwan encourages you to read those laws and documents. Copies of documents referred in this summary may be obtained as described in the section entitled “Where You Can Find More Information.” Further, to exercise some of the rights reserved to registered holders of the ChipMOS Taiwan Shares, you would need to surrender your ChipMOS Taiwan ADSs and withdraw the underlying ChipMOS Taiwan Shares. See “Description of American Depositary Shares of ChipMOS Taiwan — Withdrawal of the ChipMOS Taiwan Shares Upon Cancellation of ChipMOS Taiwan ADSs.”

	IMOS	ChipMOS Taiwan
Authorized Capital	IMOS’s authorized share capital is US$3,250,000 divided into 62,500,000 common shares of par value US$0.04 per share, and 18,750,000 preferred shares of par value US$0.04 per share.	ChipMOS Taiwan’s authorized share capital is NT$14,500,000,000 divided into 1,450,000,000 common shares of par value NT$10.00 per share.
Voting Rights	Under Bermuda law, except as otherwise provided in the Bermuda Companies Act or IMOS’s bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. IMOS’s bye-laws provide that, save where a greater majority is required by the Bermuda Companies Act or the bye-laws (which would include the resolutions for approving the extraordinary transaction,) any question proposed for consideration at any general meeting shall be decided on by a simple majority of the votes cast, either on a show of hands or on a poll. At any general meeting on a show of hands each shareholder present in person, or by a duly authorized corporate representative or by a duly appointed proxy, shall have one vote and on a poll every shareholder present in person, or by a duly authorized corporate representative or by a duly appointed proxy, shall have one vote for each fully paid-up common share of which he is the shareholder. In the case of an equality of votes cast, the chairman of the meeting shall have a second or casting vote. Any resolution for any of the following extraordinary transactions

Under the ROC Company Act, except under limited circumstances, shareholders have one vote for each common share held.

Except as otherwise provided by law, a resolution may be adopted by the shareholders of a majority of the common shares represented at a shareholders’ meeting at which the shareholders of a majority of all issued and outstanding common shares are present.

Under the ROC Company Act, the approval by a majority of the common shares represented at a shareholders’ meeting in which a quorum of two-thirds of all issued and outstanding common shares are presented is required for major corporate actions, including:

·  amendment to the Articles of Incorporation, including increase of authorized share capital;

·  execution, amendment or termination of any contract through which ChipMOS Taiwan leases its entire business to others, or

	IMOS	ChipMOS Taiwan

will require the approval of shareholders holding shares representing at least 70.0% of the total voting rights of all the shareholders having the right to vote at such meeting:

·  the merger, amalgamation or any other consolidation of IMOS with any other company, wherever incorporated;

·  the sale, lease, exchange, transfer or other disposition of all or substantially all of the consolidated assets of IMOS; or

·  the adoption of any plan or proposal for the liquidation of IMOS.

ChipMOS Taiwan appoints others to operate its business or ChipMOS Taiwan operates its business with others on a continuous basis;

·  transfer of entire or a substantial part of ChipMOS Taiwan’s business or properties;

·  acquisition of the entire business or properties of any other company, which would have a significant impact on ChipMOS Taiwan’s operations;

·  distribution of any stock dividend;

·  dissolution of ChipMOS Taiwan;

·  issuance of restricted shares to employees; and

·  removal of any director.

In the case of a public company such as ChipMOS Taiwan, such a resolution may be adopted by the holders of two-thirds of the shares of common stock represented at a meeting of shareholders at which holders of a majority of the issued and outstanding shares of common stock are present.

Dividend Rights	Under the Bermuda Companies Act, a company may not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the company’s assets would thereby be less than its liabilities. (However, in order to avoid the possibility of an unauthorized reduction of capital, the Company complies with former requirement of section 54(1)(b) of the Bermuda Companies Act, i.e. that whenever the board of directors is making determination based on the latter benchmark – the realizable value of its assets, it should consider whether “the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities, issued share capital and share premium accounts”, rather than “liabilities” alone.) The holders of IMOS

Under the ROC Company Act, a company is not permitted to distribute dividends or make any other distributions to shareholders in respect of any given year for which it did not have either earnings or retained earnings, except under limited circumstances. In addition, before distributing a dividend to shareholders following the end of a fiscal year, the company must recover any past losses, pay all outstanding taxes and set aside a legal reserve, until such time as its legal reserve equals its paid-in capital, 10% of its net income for that fiscal year (less any past losses and outstanding tax), and may set separately aside a special reserve.

In addition to permitting dividends to be paid out of earnings or retained earnings, the ROC Company Act allows a company to make distributions to the shareholders from capital surplus and

	IMOS	ChipMOS Taiwan
Shares are entitled to receive dividends out of assets legally available for such purposes at times and in amounts as its board of directors may from time to time determine. Any dividend unclaimed for a period of six years from its date of declaration will be forfeited and will revert to IMOS.

the legal reserve. However, dividend distribution out of a company’s legal reserve can only be effected to the extent of the excessive amount of the accumulated legal reserve over 25% of such company’s paid-in capital.

At a company’s annual general meeting of shareholders, the board of directors submits to the shareholders for their approval the company’s financial statements for the preceding fiscal year and any proposal for the distribution of a dividend or the making of any other distribution to shareholders from its earnings or retained earnings (subject to compliance with the requirements described above) at the end of the preceding fiscal year. All ChipMOS Taiwan Shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved.

Dividends may be distributed in cash, in the form of common shares or a combination thereof, as determined by the shareholders at the meeting. ChipMOS Taiwan’s Articles of Incorporation provide that the proportion of cash dividend shall not be less than 10% of the total distributed dividend of the current year.

Issuance of Shares	Subject to the bye-laws of IMOS and to any resolution of IMOS shareholders to the contrary, the unissued shares of IMOS shall be at the disposal of the Board which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the IMOS Board may determine.	Under the ROC Company Act, any change in the authorized share capital of a company limited by shares requires an amendment to its articles of incorporation, which in turn requires approvals each at the board meeting and the shareholders’ meeting. In the case of a public company such as ChipMOS Taiwan, it must make an effective registration and an amendment to the corporate registration with the ROC regulators. Authorized but unissued ChipMOS Taiwan Shares may be issued, subject to the applicable law, upon terms as the ChipMOS Taiwan Board may determine.
Pre-emptive Rights	Under Bermuda law generally, no shareholder has a pre-emptive right to subscribe for additional issuances of a Bermuda company’s shares unless, and to the extent that, the right is expressly	Under the ROC Company Act, when a public company issues new shares of common stock for cash, 10% to 15% of the issue must be offered to its employees. The remaining new shares

	IMOS	ChipMOS Taiwan
granted to the shareholder under the bye-laws of such company or under any contract between the shareholder and the company.

must be offered to existing shareholders in a preemptive rights offering, subject to a requirement under the ROC Securities and Exchange Act that at least 10% of these issuances must be offered to the public. This percentage can be increased by a resolution passed at a shareholders’ meeting, thereby limiting or waiving the preemptive rights of existing shareholders. The preemptive rights provisions do not apply to limited circumstances, such as:

·  issuance of new shares upon conversion of convertible bonds; or

·  offerings of new shares through a private placement approved at a shareholders’ meeting.

Repurchase of Shares

IMOS may repurchase its own shares for cancellation or acquire them to be held as treasury shares in accordance with the Bermuda Companies Act and the bye-laws of IMOS on such terms as the IMOS Board thinks fit.

The IMOS Board may exercise all of the powers of IMOS to purchase or acquire all or any part of its own shares in accordance with the Bermuda Companies Act and the bye-laws of IMOS.

Under the ROC Securities and Exchange Act, ChipMOS Taiwan may purchase ChipMOS Taiwan Shares as treasury stock under limited circumstances, including:

·  to transfer shares to ChipMOS Taiwan’s employees;

·  to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or warrants issued by ChipMOS Taiwan; or

·  to maintain ChipMOS Taiwan’s credit and its shareholders’ equity, provided that the shares so purchased shall be cancelled.

ChipMOS Taiwan may purchase ChipMOS Taiwan Shares on the TWSE or by means of a public tender offer. These transactions require a resolution by a majority voting of ChipMOS Taiwan’s directors present at a meeting of its board of directors attended by two-thirds of the directors. The total amount of the ChipMOS Taiwan Shares purchased for treasury stock may not exceed 10% of the total issued shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of ChipMOS Taiwan’s retained earnings, any premium from share

	IMOS	ChipMOS Taiwan
issuances and the realized portion of ChipMOS Taiwan’s capital reserve.
Restrictions on Transfers

IMOS has been designated as a non-resident for exchange control purposes by the BMA. This designation will allow IMOS to engage in transactions in currencies other than the Bermuda dollar.

Permission has been given by the BMA for the issuance and transfer of common shares of IMOS to and between persons who are not resident in Bermuda, subject to the common shares being quoted on the NASDAQ Capital Market, being an “appointed stock exchange” within the meaning of the Bermuda Companies Act.

The transfer of IMOS Shares between persons regarded as “non-resident” in Bermuda for exchange control purposes and the issuance of shares after the completion of the currently contemplated offering of IMOS Shares to those persons may be effected without specific consent under the Exchange Control Act 1972 of Bermuda and regulations thereunder subject to the IMOS Shares remaining quoted on the NASDAQ Capital Market. Issuance and transfer of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

There are no limitations on the rights of persons regarded as non-residents of Bermuda for foreign exchange control purposes who own IMOS Shares to hold or vote their IMOS Shares. Since IMOS has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on IMOS’s ability to transfer funds in and out of Bermuda or to pay dividends to United States residents or other non-residents of Bermuda who are holders of IMOS Shares, other than in respect of local Bermuda currency.

The ROC Securities and Exchange Act requires each director, manager or shareholder who, together with such shareholder’s spouse, minor children or nominees, holds more than 10% of ChipMOS Taiwan Shares, to report the amount of such person’s holding to ChipMOS Taiwan, and limits the number of shares that can be sold or transferred on the TWSE by such person per day. In addition, such persons may only sell or transfer ChipMOS Taiwan Shares on the TWSE at least three days following their filing of a notification with the FSC in respect of such sale or transfer, provided that such notification will not be required if the number of shares sold or transferred does not exceed 10,000.

Appraisal Rights

Under the Bermuda Companies Act, in the event of an amalgamation or a merger involving a Bermuda company, a shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that it has been offered fair value for such shareholder’s shares may

Under the ROC law, dissenting shareholders are entitled to appraisal rights in the event of amalgamation, spin-off or certain other major corporate actions. If agreement with the company cannot be reached, dissenting shareholders may seek a court order for

	IMOS	ChipMOS Taiwan

apply to the Bermuda Court to appraise the fair value of those shares. The Bermuda Companies Act provides that the directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and where applicable, to the holders of each class of such shares, unless it is an amalgamation or a merger between a holding company and one or more of its wholly-owned subsidiary and continuation as one company or the surviving company respectively pursuant to the Bermuda Companies Act.

The provisions of the bye-laws of the Bermuda company relating to the holding of general meetings shall apply to general meetings and class meetings required for approving the amalgamation agreement or merger agreement provided that, unless the bye-laws otherwise provide, the resolution of the shareholders must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll. Under IMOS’s bye-laws, any resolution proposed for consideration at any general meeting to approve the merger, amalgamation or any other consolidation of IMOS with any other company, wherever incorporated shall require the approval of IMOS shareholders holding shares representing at least 70% of the total voting rights of all the shareholders having the right to vote at such meeting. The quorum for any such meeting is at least 2 shareholders present in person or by proxy and holding IMOS Shares representing at least 50% of the total voting rights of all the IMOS shareholders having the right to vote at such meeting and entitled to vote.

the company to repurchase all of their shares. Shareholders may exercise their appraisal rights by serving written notice on the company prior to or at the related shareholders’ meeting and/or by raising and registering an objection at the shareholders’ meeting.

Where 90% or more of the outstanding shares of a subsidiary company is held by its controlling company, the controlling company may merge/consolidate with the said subsidiary company upon a resolution to be adopted separately at a board meeting of both the controlling company and the subsidiary company by a majority vote of the directors present at the meeting of board of directors attended by directors representing two-thirds of the directors of the respective companies. After adoption of the resolution by the board of the subsidiary company, a notice shall be given to each of its shareholders and shall state therein that any shareholder who has an objection against that resolution may, within a specified period, submit a written objection requesting the subsidiary company to repurchase, at a fair price, the shares of the subsidiary company he holds. If the shareholder and the company cannot reach an agreement on the repurchase price, such price will be determined by a court.

Shareholder Suits	Class actions and derivative actions are generally not available to shareholders under Bermuda law. Under Bermuda law,	Shareholders have the right to sue for the annulment of any resolution approved at a shareholders’ meeting

	IMOS	ChipMOS Taiwan

a shareholder may commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court, which may make such order as it sees fit, including an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

where the procedures were legally defective within 30 days after the date of the shareholders’ meeting.

A company’s shareholders’ meeting may resolve to bring an action against a director, and the company shall bring such action within 30 days from the date of such resolution.

One or more shareholders who have held 3% or more of the issued and outstanding shares of a company for a period of one year or longer may require an independent director to bring an action on behalf of the company against a director. In case the independent director fails to bring an action within 30 days after having received the shareholders’ request, such shareholders may institute the action for the company. If the shareholders lose the lawsuit and thus causing any damage to the company, the shareholders shall be liable for indemnifying the company for such damage.

Number of Directors	According to IMOS’s bye-laws, the number of IMOS’s directors must not be less than three nor more than nine as determined by its board of directors. Without prejudice to the power of IMOS by resolution of shareholders to appoint any person to be a director, so long as a quorum of directors remains in office, its board of directors shall have power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy or appoint additional directors up to such maximum number of directors.

ChipMOS Taiwan’s Articles of Incorporation provide for a board of directors comprising nine to eleven directors, of which not less than three to five in number and not less than one-fifth of the total number shall be independent directors.

Election of Directors	Pursuant to IMOS’s bye-laws, the directors of IMOS shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by its board of directors, with the initial term of office of the first class of such directors to expire at the first annual general meeting thereafter, the initial term of office of the second class of such directors to expire at the second annual general meeting thereafter and the initial term of office of the third class of such directors to expire at the third annual

ChipMOS Taiwan’s directors are elected at a shareholders’ meeting through cumulative voting.

Under the ROC Company Act, if a company adopts a nomination procedure for election of directors in its articles of incorporation, shareholders representing 1% or more of the total issued shares of such company may submit a candidate list in writing to the company. ChipMOS Taiwan’s Articles of Incorporation currently adopt such

	IMOS	ChipMOS Taiwan
	general meeting thereafter, with each class of Directors to hold office until they are re-elected or their successors have been duly elected and qualified. At each annual general meeting following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual general meeting shall be elected to hold office for a term expiring at the annual general meeting in the third year following the year of their election and until they are re-elected or their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent Director.	nomination procedure for the election of independent directors.
Removal of Directors and Vacancies on the Board	Pursuant to IMOS’s bye-laws, a director may be removed for cause at a special general meeting of IMOS shareholders specifically called for that purpose, provided that the director is served with no less than 14 days’ notice before the meeting. The director shall be entitled to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any election by the shareholders, by the board of directors.

A director may be removed at any time by a resolution adopted at a shareholders’ meeting by at least a majority of the common shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented. For a public company such as ChipMOS Taiwan, the resolution required for removing a director may be adopted by two-thirds of the common shares represented at a shareholders’ meeting in which a quorum of at least more than one-half of the total number of issued and outstanding common shares are represented.

One or more shareholders who have held 3% or more of ChipMOS Taiwan’s issued shares may institute an action with a court to remove a director who has materially violated the applicable laws or ChipMOS Taiwan’s Articles of Incorporation or has materially damaged the interests of ChipMOS Taiwan if a resolution for removal on such grounds has first been voted on and rejected by the shareholders and such suit is filed within 30 days of such shareholders’ vote.

Pursuant to the ROC Company Act, a person may serve as ChipMOS

	IMOS	ChipMOS Taiwan

Taiwan’s director in his or her personal capacity or as the representative of a corporate shareholder. A director who serves as the representative of a corporate shareholder may be removed or replaced at any time at the discretion of that corporate shareholder, and the replacement director may serve the remainder of the term of office of the replaced director.

Under the ROC Company Act, in case a director has, during the term of office as a director, transferred more than one half of the company’s shares being held by him/her/it at the time of the election, he/she shall, ipso facto, be removed automatically from the office of director with immediate effect.

Normally, all board members are elected at the same meeting of shareholders, except where the posts of one-third or more of the directors are vacant, at which time an extraordinary meeting of shareholders shall be convened to elect directors to fill the vacancies.

Board Actions

IMOS’s bye-laws provide that the quorum necessary for the transaction of business of the Board may be fixed by the Board and, unless fixed at any other number, shall be two individuals. Questions arising at any properly convened meeting of the board shall be determined by a majority of the votes. In the case of an equality of votes, the chairman of the meeting is entitled to a second or casting vote.

The chairman of the IMOS board is elected from among the members of the board after each annual general meeting. The board of directors may appoint any of its directors to act as the managing director, joint managing director or an assistant managing director or to hold any other reemployment or executive office of IMOS, for such period and upon such terms as the board may determine, including with respect to remuneration (if any).

Business operations of ChipMOS Taiwan should be executed pursuant to the resolutions adopted by the board of directors, except for the matters which should be effected pursuant to the resolutions of the shareholders’ meeting as required by the ROC Company Act or the Articles of Incorporation of ChipMOS Taiwan.

Unless otherwise provided for in the ROC Company Act, resolutions of the board shall be adopted by a majority of the directors at a meeting attended by a majority of the directors. The chairman of the board of directors is elected from among the directors. The chairman of the board of directors presides at all meetings of the board of directors and also has the authority to act as ChipMOS Taiwan’s representative.

Alternate Directors	Any director may appoint and remove his own alternate director by depositing a notice of appointment or removal with	Each director shall attend the meeting of the board of directors in person, unless as otherwise provided for in the articles

	IMOS	ChipMOS Taiwan

the secretary at the registered office of IMOS, signed by such director and such appointment or removal shall become effective on the date of receipt by the secretary. Any alternate director has all the rights and powers of the director or directors for whom such person is appointed in the alternative.

An alternate director is entitled to receive notice of all meetings of the board, to attend, be counted in the quorum and vote at any such meeting at which any director to whom he is alternate is not personally present and generally to perform all the functions of any director to whom he is alternate in his absence.

of incorporation that a director may be represented by another director.

ChipMOS Taiwan’s Articles of Incorporation provide that a director appoints another director to attend a meeting of the board of directors on his/her behalf, he/she shall, in each case, issue a written proxy and state therein the scope of authorization with reference to the subjects to be discussed at the meeting. A director may act as the proxy of one other director only.

A director residing in a foreign country may appoint in writing a shareholder residing in the ROC as his/her proxy to attend the meetings of the board of directors on a regular basis, provided that appointment of the proxy or any change of the proxy shall be registered with the competent authority.

Compensation of Directors	IMOS bye-laws provide that the amount of any directors fees, if any, shall from time to time be determined by IMOS shareholders by ordinary resolutions.

The remuneration of directors, if not prescribed in the articles of incorporation, shall be determined by a meeting of shareholders and cannot be ratified by a meeting of shareholders afterwards.

ChipMOS Taiwan’s Articles of Incorporation provide that the board of directors is authorized to determine the total amount of the compensation of directors, according to the extent of their contribution and standards adopted in a same industry. ChipMOS Taiwan’s Articles of Incorporation also provide that if there is profit in any given year, the board of directors may resolve to set aside no more than 0.5% of the profit as the directors’ remuneration. A proposal on the remuneration of the directors shall be reported at the shareholders’ meeting. If ChipMOS Taiwan has accumulated losses, the amount for making up said losses shall be reserved before setting aside the remuneration of directors.

Written Consent by Shareholders	Pursuant to the Bermuda Companies Act, subject to certain actions under the Bermuda Companies Act (including removing an auditor and removing a director of IMOS), anything which may be done by resolution of the Company in general meeting, may be done by

ChipMOS Taiwan’s Articles of Incorporation provide that the voting at its shareholders’ meeting may be conducted in written form or via electronic methods. The written or electronic voting shall be conducted in

	IMOS	ChipMOS Taiwan
resolution in writing.

accordance with the relevant ROC law and regulations.

A shareholder who exercises the voting right at a shareholders meeting in writing or via electronic methods shall be deemed to have attended the said shareholders’ meeting in person, but shall be deemed to have waived such shareholder’s voting right in respective of any extemporary motion(s) and/or the amendment(s) to the contents of the original proposal(s) at the said shareholders’ meeting.

Meetings of Shareholders

Under the Bermuda Companies Act, a company is required to convene at least one general shareholders’ meeting as an annual general meeting each calendar year, unless according to the provisions of the Bermuda Companies Act, shareholders by resolution in a general meeting elect to dispense with the holding of annual general meetings. The Bermuda Companies Act provides that a general meeting may be called by the board of directors and must be called on the requisition of shareholders holding at the date of the deposition of the requisition not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda Companies Act also requires that shareholders be given at least five days’ advance notice of a general meeting, other than an adjourned meeting, although in the case of an annual general meeting, the meeting shall be deemed to have been duly called by a shorter notice by all the members entitled to attend and vote thereat. The accidental omission to give notice to, or the non-receipt of a notice by, any person entitled to receive notice of a resolution does not invalidate the proceedings at that meeting. Under IMOS’s bye-laws, IMOS must give each shareholder written notice at least five days prior to the annual general meeting, unless otherwise agreed by all the shareholders having the right to vote at that annual general meeting, and written notice at least five days prior to any special general meeting, unless otherwise agreed by a majority of shareholders having a right to vote at that special general meeting, and together holding at least 95% of the paid-up capital of the company carrying the right

ChipMOS Taiwan is required to hold an annual general meeting within six months following the end of each fiscal year. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for a period of one year or longer. Notice in writing of meetings of shareholders, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of annual general meetings, and 15 days, in the case of extraordinary shareholders’ meetings, before the date set for each meeting.

A majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

	IMOS	ChipMOS Taiwan

to vote at that meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of the company. IMOS’s bye-laws provide that at least two shareholders present in person or by proxy and holding shares representing at least 50% of the total voting rights of all shareholders having the right to vote at the meeting and entitled to vote constitute a quorum. IMOS’s bye-laws further provide that, in respect of a general meeting adjourned for lack of quorum, at least two shareholders present in person or by proxy holding shares representing 33 1/3% of the total voting rights of all shareholders having the right to vote at the meeting constitute a quorum.

Proxies	The IMOS bye-laws provide that any shareholder may appoint a proxy or (if a corporation) a representative by depositing at IMOS’s registered office a proxy or (if a corporation) an authorization.	A shareholder may be represented at an annual general or extraordinary shareholders’ meeting by proxy if a valid proxy form is delivered to ChipMOS Taiwan five days before the commencement of the annual general or extraordinary shareholders’ meeting. ChipMOS Taiwan’s Articles of Incorporation provide that the use of proxy shall comply with the ROC Company Act and the relevant proxy regulations.
Amendment of Memorandum of Association and Bye-Laws

Under the Bermuda Companies Act, the provisions of the memorandum of association of a Bermuda company may be altered by a resolution passed at a general meeting of shareholders of which due notice has been given. IMOS’s bye-laws, other than bye-law 74 which provides for the board of directors of IMOS to be divided into three classes and re-election of such directors, may be amended by the board of directors if the amendment is approved by a majority of votes cast by the shareholders by a resolution passed by a majority of votes cast at a general meeting. Any amendment to, modification to or repeal of bye-law 74 of IMOS’s bye-laws providing for the board of directors of IMOS divided into three classes and re-election of such directors must be approved by the board of directors and by the affirmative vote of the shareholders

A company shall not modify or alter its articles of incorporation without a resolution adopted at a meeting of shareholders. The resolution shall be adopted by a majority of the shareholders present who represent two-thirds or more of the total number of its outstanding shares. In the case of a public company such as ChipMOS Taiwan, such a resolution may be adopted by the holders of two-thirds of the shares of common stock represented at a meeting of shareholders at which holders of a majority of the issued and outstanding shares of common stock are present.

	IMOS	ChipMOS Taiwan

holding shares representing at least 60% of the total voting rights of all the shareholders having the right to vote at such general meeting.

Under the Bermuda Companies Act, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an alteration to the memorandum of association passed by shareholders at any general meeting to be annulled, provided that an application shall not be made by any person who has voted in favor of the alteration or given to the company a statement in writing duly signed that he, having had notice, consents to the alteration. Where an application is made, the alteration becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of the person entitled to make the application by one or more of their number as they may appoint in writing for the purpose.

Access to Books and Records and Dissemination of Information	Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s certificate of incorporation, its memorandum of association (including its objects and powers), any alteration to its memorandum of association and documents relating to an increase or reduction of authorized share capital and address of registered office and resident representative (if any). The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings, and the company’s audited financial statements, which, unless agreed by all shareholders and directors, must be laid before the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public for not less than two hours

Under the ROC Company Act, the statements and records of accounts prepared by the board of directors and the report made by the audit committee shall be made available at the head office of ChipMOS Taiwan ten days prior to the annual general meeting of shareholders for the shareholders’ inspection at any time. Shareholders may bring their lawyers or certified public accountants for such an inspection.

Within three months after the end of each fiscal year, ChipMOS Taiwan must post its audited annual financial statements on the website of the TWSE for inspection by its shareholders.

One or more shareholders who have held 3% or more of ChipMOS Taiwan’s issued and outstanding shares for a period of one year or longer may apply to a court for appointment of an

	IMOS	ChipMOS Taiwan
	each day without charge. Any member of the public may require a copy of the register, or of any part thereof, on the payment of a fee. A Bermuda company is required to keep its register of members at its registered office or after giving written notice to the registrar of companies in Bermuda, at such other place in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register of members outside Bermuda. IMOS maintain a principal register of members in Hamilton, Bermuda and a branch register of members in New Jersey, USA. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.	inspector to examine the books, accounts and financial conditions of ChipMOS Taiwan.
Personal Liability of Directors

Under IMOS’s bye-laws, subject to the provisions of the Bermuda Companies Act, the bye-laws and to any directions given by IMOS by resolution of shareholders, the board of IMOS shall manage the business of IMOS and may pay all expenses incurred in promoting and incorporating IMOS and may exercise all the powers of IMOS. Members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

·  a duty to act bona fide in good faith in the best interests of the company;

·  a duty not to make a personal profit from opportunities that arise from the office of director;

·   a duty to avoid conflicts of interest; and

·  a duty to exercise powers for the purpose for which such powers were intended.

The Bermuda Companies Act imposes a

The ROC Company Act provides that directors shall be loyal and shall exercise the due care of a good administrator in conducting the business of the company (“fiduciary duty”). Any director who has acted contrary to fiduciary duty shall be liable for damages inflicted on the company as a result. In addition, in case any director does anything for himself/herself or on behalf of another person in violation of the fiduciary duty, the shareholders’ meeting may, by a resolution, consider the gains obtained through such an act as earnings of the company unless one year has lapsed since the realization of such gains.

A director who has a personal interest in the matter under discussion at a meeting, which may impair the interest of the company, shall not vote nor exercise the voting right on behalf of another director. In passing a resolution at a board meeting, the director who has a personal interest in the matter will not be counted in determining whether or not a quorum is present.

The board of directors, in conducting business, shall act in accordance with laws and regulations, the company’s

IMOS	ChipMOS Taiwan

duty on directors and officers of a Bermuda company in exercising his powers and discharging his duties:

·  to act honestly and in good faith with a view to the best interests of the company;

·  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

A director or an officer of a Bermuda company shall be deemed not to be acting honestly and in good faith if:

(a)   he fails on request to make known to the auditors of the company full details of any emolument, pension or other benefit that it has received or it is agreed that he should receive from the company or any of the company’s subsidiaries; and any loan he has received or is to receive from the company or any of its subsidiaries;

(b)   he fails to disclose at the first opportunity at a meeting of directors or by writing to the director his interest in any material contract or proposed material contract with the company or any of its subsidiaries; or his material interest in any person that is a party to a material contract or proposed material contract with the company or any of its subsidiaries.

For purpose of disclosure, a general notice to the directors of a Bermuda company by a director or an officer of the company declaring that he is a director or an officer of or has a material interest in a person and is to be regarded as interested in any contract with that person is a sufficient declaration of interest in relation to any such contract.

In addition, the Bermuda Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Section articles of incorporation, and the resolutions adopted at the shareholders’ meetings. Where any resolution adopted by the board of directors contravenes the laws or regulations, the articles of incorporation, or the resolutions adopted at the shareholders’ meetings, thereby causing loss or damage to the company, all directors taking part in the adoption of such resolution shall be liable to compensate the company for such loss or damage; however, those directors whose disagreement appears on record or is expressed in writing shall be exempted from liability.

In case the board decides, by resolution, to commit any act in violation of any law, regulations or the company’s articles of incorporation, any shareholder who has continuously held shares in the company for a period of one year or longer may request the board of directors to discontinue such act.

	IMOS	ChipMOS Taiwan
281 of the Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director or officer, if it appears to the Bermuda Court that such director or officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the Bermuda Court may relieve him or her, either wholly or partly, from any liability on such terms as the Bermuda Court may think fit.
Indemnification	Bermuda law permits a Bermuda company to, in its bye-laws or in any contract or arrangement between the company and any director or officer, or any person employed by the company as auditor, indemnify such director, officer and auditor in respect of any loss arising or liability attaching to such person by virtue of any rule of law in respect of any negligence, default, breach of duty, or breach of trust of which such director, officer or auditor may be guilty in relation to the company or any of its subsidiaries; provided that any provision whether contained in the bye-laws of a Bermuda or in such contract or arrangement, indemnifying a director, officer or auditor against any liability which by virtue of any rule of law would otherwise attach to him or her in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company shall be void. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Bermuda Court grants relief to them under Section 281 of the Bermuda Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors for the costs, charges and expenses incurred to defend civil or criminal proceedings against

A director may be removed at any time by a resolution adopted at a shareholders’ meeting provided, however, that if a director is removed during the term of his/her office as a director without good cause shown, the said director may make a claim against the company for any and all damages sustained by him/her as a result of such discharge.

ChipMOS Taiwan’s Articles of Incorporation provide that ChipMOS Taiwan may purchase liability insurance for its directors and independent directors in relation to the liabilities to be borne by them under the law for the performance of their responsibilities during the office term.

	IMOS	ChipMOS Taiwan

them on condition that these moneys shall be repaid if the allegation of fraud or dishonesty is proved against them.

A similar right of indemnity is contained in IMOS’s bye-laws.

Section 98A of the Bermuda Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any director or officer to indemnify him or her in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the company or any subsidiary thereof.

Conflict of Interest Transactions	Under IMOS’s bye-laws, subject to the Bermuda Companies Act, a director of IMOS may, notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with IMOS or in which IMOS is otherwise interested. He or she may also be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any corporate body promoted by IMOS or in which IMOS is interested. So long as, where it is necessary, a director declares the nature of his or her interest at the first opportunity at a meeting of the board or by writing to the directors as required by the Bermuda Companies Act and IMOS’s bye-laws, that director shall not by reason of his or her office be accountable to IMOS for any benefit he or she derives from any office or employment to which IMOS’s bye-laws allow him or her to be appointed or from any transaction or arrangement in which IMOS’s bye-laws allow him or her to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit Subject to the Bermuda Companies Act, a general notice to IMOS’s directors by a director or officer declaring that he or she is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

A director who has a personal interest in the matter under discussion at a board meeting shall explain to the board meeting the essential contents of such personal interest and such director shall not vote nor exercise the voting right on behalf of another director.

A director who does anything for himself or on behalf of another person that is within the scope of the company’s business, shall explain to the shareholders’ meeting the essential contents of such an act and obtain shareholders’ approval. The approval shall be given upon a resolution adopted by a majority of the shareholders present who represent two-thirds or more of the total number of the company’s outstanding shares. In the case of a public company such as ChipMOS Taiwan, such a resolution may be adopted by the holders of two-thirds of the shares of common stock represented at a meeting of shareholders at which holders of a majority of the issued and outstanding shares of common stock are present. Where a director fails to obtain the approval, the meeting of shareholders may, by a resolution, consider the gains made through such an act as earnings of the company unless one year has lapsed since the realization of such gains.

	IMOS	ChipMOS Taiwan
Squeeze-Out Proceedings

There are four key statutory methods for acquiring a Bermuda company which comprise a scheme of arrangement, a merger and an amalgamation and a tender offer and compulsory acquisition:

Scheme of Arrangement

·      A scheme of arrangement is a compromise or arrangement between a Bermuda company and its members that, with the sanction of the court, allows a company to implement such a compromise or arrangement which will be binding on all affected members. This process is set out in sections 99-100 of the Act.

·      In the context of a takeover, the scheme involves either the transfer of target shares to the bidder or the cancellation of the share capital of the target. In consideration for the transfer or cancellation the bidder transfers to target shareholders either cash consideration or new shares in the bidder - the end result being a takeover by the bidder of the target.

·      The process to effect an offer by way of scheme of arrangement is as follows:

o      upon application by the target to effect an offer by way of scheme of arrangement, the Court will summon a meeting of target shareholders;

o      the target will send a notice to target shareholders summoning the meeting which will include an explanatory statement/scheme circular to target shareholders explaining the effect of the proposed scheme;

o      in every notice which is given by advertisement target shareholders should be advised the place at which and the manner in which target shareholders entitled to attend the meeting may obtain copies of the explanatory statement/scheme circular;

o      a majority in number representing three-fourths in value of members (or a class of members) present and voting (in person or by proxy) must

Under the ROC law, where 90% or more of the outstanding shares of a subsidiary company are held by its controlling company, the controlling company may merge/consolidate with the said subsidiary company upon a resolution adopted separately at a meeting of the board of directors of both the controlling company and the subsidiary company by a majority vote of the directors present at the meeting of board of directors attended by directors representing two-thirds of the directors of the respective companies and the resolutions of shareholders’ meeting is not required. A notice shall be served to each of their shareholders and state that any shareholder who has an objection against that resolution may submit a written objection requesting the subsidiary companies to buy back, at the then fair price, the shares of the subsidiary companies he/she/it holds. If the shareholder and the company cannot reach an agreement on the repurchase price, such price will be determined by a court.

IMOS	ChipMOS Taiwan

       approve the scheme; and

o      the scheme must be sanctioned by the Court which will need to be satisfied that all requirements have been complied with.

·      The scheme document contains the formal offer and is usually accompanied by an acceptance form/proxy. It is sent to each of the target shareholders. It contains a statement by the directors of a bidder that they accept responsibility for its contents. It must contain sufficient information to enable target shareholders to reach a properly informed decision. No relevant information should be withheld.

·      Section 100 of the Bermuda Companies Act requires that the explanatory statement explain the effect of the scheme on the target shareholders, and that a statement of any material interests of the directors of the target in the takeover and the effect on the scheme so the scheme document must contain details of any agreement, arrangement or understanding between a bidder and its concert parties and any directors or shareholders of the target having any connection with the offer.

·      The scheme document (and the announcement) should also include details of arrangements relating to the circumstances in which any of the offer conditions may or may not be invoked.

Merger and amalgamation

·      Pursuant to sections 104 to 109 of the Bermuda Companies Act, one or more Bermuda exempted companies and one or more foreign corporations may (a) amalgamate and continue as (i) a Bermuda exempted company, or (ii) a foreign corporation, or (b) merge with the surviving company continue as (i) a Bermuda exempted company, or (ii) a foreign corporation.

In addition two or more Bermuda companies may merge and their undertaking, property and liabilities shall vest in one of such companies as the surviving company.

IMOS	ChipMOS Taiwan

·      Each company proposing to amalgamate or merge shall enter into an agreement setting out the terms and means of effecting the amalgamation or merger pursuant to the Bermuda Companies Act.

·      The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and (unless it is a short form amalgamation whereby a holding company amalgamate with one or more of its wholly-owned subsidiary companies and continue as one company or a short form merger whereby a holding company merge with one or more of its wholly-owned subsidiary companies and the holding company continue as the surviving company) to the holders of each class of such shares. Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote. The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

· Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that it has been offered fair value for his shares may within one month of the giving of the notice of the meeting of shareholders approving the amalgamation or merger apply to the

IMOS	ChipMOS Taiwan

Bermuda Court to appraise the fair value of his shares.

Tender offer and compulsory acquisition

·      By way of a general offer followed by a squeeze-out under Section 102 of the Bermuda Companies Act. Broadly, if the offer is approved by the holders of not less than 90% in value of the shares which are the subject of the offer, the offeror can compulsorily acquire the shares of dissenting shareholders. Shares owned by the offeror or its subsidiary or their nominees at the date of the offer do not, however, count towards the 90% in value threshold. If the offeror or any of its subsidiaries or any nominee of the offeror, or any of its subsidiaries together already own more than 10% of the shares in the subject company at the date of the offer, the offeror must offer the same terms to all holders of the same class and the holders who accept the offer, besides holding not less than 90% in value of the share, other than those already held as aforesaid, whose transfer is involved, must also represent no less than 75% in number of the holders of those shares. The 90% must be obtained within 4 months after the making of the offer and, once obtained, the compulsory acquisition may be commenced within 2 months of the acquisition of 90%. Dissenting shareholders are entitled to seek relief (within one month of the compulsory acquisition notice) from the Bermuda Court which has power to make such orders as it thinks fit.

·      Holders of 95% or more of the shares or any class of shares (hereinafter referred to as Purchasers in this section) may serve a compulsory acquisition notice on the remaining shareholders or class of shareholders under Section 103 of the Bermuda Companies Act of the intention to acquire their shares on the terms set out in the notice. Dissenting shareholders have a right to apply to the Bermuda Court within one month of the compulsory acquisition notice to have the value

	IMOS	ChipMOS Taiwan
of their shares appraised by the Bermuda Court. Within one month of the Bermuda Court appraising the value of any shares, the Purchasers shall be entitled to either to acquire all the shares involved at the price fixed by the Bermuda Court, or cancel the compulsory acquisition notice. When the Bermuda Court has appraised any shares and the Purchasers have prior to the appraisal acquired any shares by virtue of a compulsory acquisition notice then within 1 month of the Bermuda Court appraising the value of the shares if the price of the shares they have paid to any shareholder is less than that appraised by the Bermuda Court they shall either pay to such shareholder the difference in the price they have paid to him and the price appraised by the Bermuda Court, or cancel the compulsory acquisition notice and return to the shareholder any shares they have acquired and the shareholder shall repay the Purchasers the purchase price.
Anti-Takeover Provisions	There are no specific anti-takeover provisions under the Bermuda Companies Act applicable to IMOS.	There are no specific statutory anti-takeover provisions in Taiwan applicable to ChipMOS Taiwan.
Rights in Liquidation

Under the Bermuda Companies Act, subject to the Bermuda Companies Act as to preferential payment, the property of a Bermuda company shall, on its winding up, be applied in satisfaction of its liabilities pari passu, and, subject to such application, shall, unless the bye-laws otherwise provide, be distributed among the members according to their rights and interests in the company.

Under IMOS’s bye-laws, if IMOS shall be wound up, the liquidator may, with the sanction of a resolution of shareholders of IMOS and any other sanction required by the Bermuda Companies Act, divide amongst the shareholders in specie or kind the whole or any part of the assets of IMOS (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine

In the event of liquidation of a company, the assets remaining after payment of all debts, liquidation expenses, taxes and distributions to holders of preferred shares, if any, will be distributed pro rata to the shareholders in accordance with the ROC Company Act.

	IMOS	ChipMOS Taiwan

how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Listing	IMOS Shares are currently traded on NASDAQ under the ticker symbol “IMOS.”	ChipMOS Taiwan Shares are currently trade on the TWSE under the ticker symbol “8150.”

ENFORCEABILITY OF FOREIGN JUDGMENTS IN THE ROC

Upon the completion of the Merger, IMOS will be merged into ChipMOS Taiwan, a company limited by shares and incorporated under the ROC Company Act. The majority of ChipMOS Taiwan’s directors and executive officers and certain other parties named herein will be residents of the ROC and a substantial portion of its assets and such persons are located in the ROC. As a result, it may not be possible for ChipMOS Taiwan shareholders to effect service of process on ChipMOS Taiwan or such persons outside the ROC, or to enforce against any of their judgments obtained in courts outside of the ROC. ChipMOS Taiwan’s ROC counsel has advised that any final judgment obtained against it or such persons in any court other than the courts of the ROC in respect of any legal suit or proceeding arising out of or relating to the Merger will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

·	the court rendering the judgment has jurisdiction over the subject matter according to the laws of the ROC;

·	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of the ROC;

·	if the judgment was rendered by default by the court rendering the judgment, (i) ChipMOS Taiwan or such persons were duly served in the jurisdiction of such court within a reasonable period of time in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on ChipMOS Taiwan or such persons with judicial assistance of the ROC; and

·	judgments of the courts of the ROC are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in the ROC would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the ROC for the remittance out of the ROC of any amounts exceeding US$100,000 or its equivalent recovered in respect of such judgment denominated in a currency other than NT dollars.

LEGAL MATTERS

The validity of the ChipMOS Taiwan Shares to be issued in connection with the Merger and registered pursuant to this registration statement will be passed upon for ChipMOS Taiwan by Lee and Li, Attorneys-at-Law, Taipei, Taiwan.

EXPERTS

The consolidated financial statements of IMOS as of December 31, 2015 and for the year ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2015 incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PwC Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ChipMOS Taiwan as of December 31, 2015 and for the year ended December 31, 2015 included in this proxy statement/prospectus have been so included in reliance on the report of PwC Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IMOS and management’s assessment of the effectiveness of internal control over financial reporting of IMOS as of December 31, 2014 and consolidated financial statements of IMOS for the years ended December 31, 2013 and 2014 incorporated in this proxy statement/prospectus and in the registration statement by reference to IMOS’s annual report on Form 20-F for the year-ended December 31, 2015 filed with the SEC on April 18, 2016 have been so incorporated in reliance on the report in reliance upon the report of Moore Stephens CPA, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ChipMOS Taiwan as of December 31, 2014 and for the years ended December 31, 2013 and 2014 included in Annex E to this proxy statement/prospectus and in the registration statement have been so included in reliance upon the reports of TIAOHO & CO., an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

Change of Auditors

Following the resignation of Moore Stephens CPA as the auditors at the conclusion of the annual general meeting of IMOS held on August 28, 2015 (“2015 AGM”), PwC Taiwan were appointed as the auditors at the 2015 AGM to fill the vacancy arising from the resignation of Moore Stephens CPA.

The audit reports of Moore Stephens CPA on IMOS’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2014 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Moore Stephens CPA on the effectiveness of IMOS’s internal control over financial reporting as of December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion.

During the two fiscal years ended December 31, 2013 and 2014, and from January 1, 2015 to May 21, 2015, there were no disagreements between Moore Stephens CPA and IMOS on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and there were no “reportable events” as that term is defined in Item 16F (a)(1)(v) of Form 20-F.

IMOS requested Moore Stephens CPA to furnish IMOS with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Moore Stephens CPA’s letter dated May 21, 2015 has been filed with the SEC.

During the two fiscal years ended December 31, 2013 and 2014 and in the subsequent interim period through the effective engagement date, neither IMOS nor any of its subsidiaries consulted with PwC Taiwan concerning (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on IMOS’s consolidated financial statements and no written or oral advice was provided by PwC Taiwan that was an important factor considered by IMOS in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as that term is used in Item 16F(a)(a)(iv) of Form 20-F and the related instructions to Item 16F) with Moore Stephens CPA or a “reportable event.”

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified IMOS whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is referred to in this proxy statement/prospectus as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. However, a company would need to continue sending a separate proxy card with the householded proxy statement for each separate security holder account with respect to which proxy authority is being solicited.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact IMOS whose shares you hold at its address identified in this paragraph below. IMOS will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any shareholder residing at an address to which only one copy was delivered.

Requests for additional copies should be directed to:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

ROC

Attn: Ms. Irene Tsai

WHERE YOU CAN FIND MORE INFORMATION

IMOS is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information IMOS files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. IMOS’s SEC filings also are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

ChipMOS Taiwan has filed a Registration Statement on Form F-4 with the SEC to register the ChipMOS Taiwan Shares underlying ChipMOS Taiwan ADSs in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ChipMOS Taiwan under applicable U.S. securities laws in addition to being the proxy statement of IMOS for the Special General Meeting of IMOS Shareholders. A registration statement on Form F-6 in respect of ChipMOS Taiwan ADSs has also been filed with the SEC.

In addition to the information set forth in this proxy statement/prospectus, SEC rules allow “incorporate by reference” information into this proxy statement/prospectus, which means that IMOS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information therein that is superseded by information set forth in this proxy statement/prospectus. IMOS incorporate by reference the documents listed below and any additional documents that IMOS will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” but not “filed”) following the date of this document, but prior to the date of the Special General Meeting of IMOS Shareholders. These documents contain important information about IMOS. The documents incorporated by reference are:

·	IMOS’s annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 18, 2016;

·	IMOS’s current report on Form 6-K/A furnished to the SEC on March 21, 2016; and

·	All IMOS future annual reports on Form 20-F that it files with the SEC and certain reports on Form 6-K, if they state that they are incorporated by reference into this proxy statement/prospectus that it furnishes to the SEC on or after the date of this proxy statement/prospectus and prior to the date of the Special General Meeting of IMOS Shareholders.

If you are a shareholder of record or beneficial owner of IMOS, IMOS may already have sent you some of the documents incorporated by reference, but you can obtain any of them from IMOS or the SEC. Shareholders of record, beneficial owners, and any other person to whom a proxy statement is delivered, may obtain without charge a copy of documents that IMOS incorporates by reference into this proxy statement/prospectus (including exhibits, but only if specifically requested) by requesting them by telephone at (886) 3-563-3988 or in writing at the following address:

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1, Hsinchu Science Park

Hsinchu, Taiwan

ROC

Attn: Ms. Irene Tsai

If you would like to request documents from us, please do so by               , 2016, to assure that you will receive them before the Special General Meeting of IMOS Shareholders.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to consider and vote upon the approval of the Merger Agreement. IMOS and ChipMOS Taiwan have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of ChipMOS Taiwan ADSs representing the ChipMOS Taiwan Shares in the Merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 21, 2016

between

CHIPMOS TECHNOLOGIES INC.

and

ChipMOS TECHNOLOGIES (Bermuda) LTD.

Exhibits

Exhibit A Bermuda Merger Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 21, 2016 between ChipMOS TECHNOLOGIES INC., a company limited by shares incorporated under the laws of the Republic of China (“ChipMOS Taiwan”) and ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company with limited liability incorporated under the laws of Bermuda (“IMOS”).

W I T N E S S E T H :

WHEREAS, it is proposed that IMOS shall merge with and into ChipMOS Taiwan (the “Merger”), with ChipMOS Taiwan continuing as the surviving company in the Merger, upon the terms and subject to the conditions of this Agreement and the Bermuda Merger Agreement (as defined below), and pursuant to and in accordance with the Bermuda Companies Act (as defined below), the ROC Business M&A Act (as defined below) and the ROC Company Act (as defined below);

WHEREAS, the board of directors of ChipMOS Taiwan has: (i) approved and adopted this Agreement, the Bermuda Merger Agreement and the Merger; and (ii) proposed the approval and adoption of this Agreement, the Bermuda Merger Agreement and the Merger by the shareholders of ChipMOS Taiwan; and

WHEREAS, the board of directors of IMOS has unanimously: (i) approved and declared that the Merger is advisable and fair to, and in the best interests of IMOS and its shareholders; (ii) approved and adopted this Agreement, the Bermuda Merger Agreement and the Merger; and (iii) recommended the approval and adoption of this Agreement, the Bermuda Merger Agreement and the Merger by the shareholders of IMOS;

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by IMOS from and after the date of this Agreement that contains reasonably customary confidentiality and other terms.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of IMOS and its Subsidiaries or 15% or more of any class of equity or voting securities of IMOS or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of IMOS, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of IMOS or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of IMOS, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving IMOS or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of IMOS or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“ADR” means a sponsored American depositary receipt.

“ADS Shares Number” means 20.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Bermuda Merger Agreement” means the statutory merger agreement between IMOS and ChipMOS Taiwan substantially in the form attached hereto as Exhibit A.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Taipei, Bermuda or New York are authorized or required by Applicable Law to close.

“ChipMOS Taiwan ADSs” means the American depositary shares of ChipMOS Taiwan to be issued by the Depositary Bank under the Deposit Agreement, with each ChipMOS Taiwan ADS representing 20 ChipMOS Taiwan Shares.

“ChipMOS Taiwan Board” means the board of directors of ChipMOS Taiwan.

“ChipMOS Taiwan Shares” means the common shares, par value NT$10 each, of ChipMOS Taiwan.

“ChipMOS Taiwan Dissenting Holder” means any holder of ChipMOS Taiwan Shares who did not vote in favor of the Merger and who complies with all of the provisions of the ROC Business M&A Act concerning the right of holders of ChipMOS Taiwan Shares to require appraisal of their ChipMOS Taiwan Shares pursuant to Article 12 of the ROC Business M&A Act.

“ChipMOS Taiwan Dissenting Shares” means ChipMOS Taiwan Shares held by any ChipMOS Taiwan Dissenting Holder.

“ChipMOS Taiwan Shareholder” means any holder of ChipMOS Taiwan Shares.

“ChipMOS Taiwan Shareholder Approval” means the affirmative vote, at a duly convened ChipMOS Taiwan Shareholder Meeting, at which a quorum is present in accordance with the Articles of Incorporation of (i) a majority of the votes present at the ChipMOS Taiwan Shareholder Meeting attended by holders of at least two-thirds of the issued and outstanding ChipMOS Taiwan Shares, or (ii) at least two-thirds of the votes present at the ChipMOS Taiwan Shareholder Meeting attended by holders of at least a majority but less than two-thirds of the issued and outstanding ChipMOS Taiwan Shares, to approve and adopt this Agreement, the Bermuda Merger Agreement, and the Merger and the other Transactions, either of which approval shall in addition constitute a majority of the votes present at the ChipMOS Taiwan Shareholder Meeting attended by holders of a majority of the issued and outstanding ChipMOS Taiwan Shares, to approve and adopt the capital increase, issuance of new ChipMOS Taiwan Shares and the issuance of the ChipMOS Taiwan ADSs in the Merger.

“Closing Date” means the date on which the Closing actually occurs.

“Convocation Notice” means the Convocation Notice to be sent to the ChipMOS Taiwan Shareholders in connection with the ChipMOS Taiwan Shareholder Meeting, together with any amendments or supplements thereto.

“Depositary Bank” means Citibank, N.A. in its capacity as the ChipMOS ADS depositary in the United States or any other reputable U.S. national bank reasonably acceptable to the parties.

“Exchange Ratio” means 0.9355.

“Form 8-A” means the registration statement on Form 8-A to register the ChipMOS Taiwan Shares to be issued in connection with the Merger in the form of ChipMOS Taiwan ADSs, pursuant to the 1934 Act, together with any amendments or supplements thereto.

“Form F-4” means the registration statement on Form F-4 to register the ChipMOS Taiwan Shares to be issued in connection with the Merger in the form of ChipMOS Taiwan ADSs, pursuant to the 1933 Act, together with any amendments or supplements thereto.

“Form F-6” means the registration statement on Form F-6 to register the ChipMOS Taiwan ADSs to be issued in the Merger, pursuant to the 1933 Act, together with any amendments or supplements thereto.

“IFRS” means International Financial Reporting Standards.

“IMOS Board” means the board of directors of IMOS.

“IMOS Disclosure Schedule” means the disclosure schedule delivered by IMOS to ChipMOS Taiwan upon the execution and delivery date of this Agreement.

“IMOS Dissenting Holder” means any holder of IMOS Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of IMOS Shares to require appraisal of their IMOS Shares pursuant to the Bermuda Companies Act.

“IMOS Dissenting Shares” means IMOS Shares held by any IMOS Dissenting Holder.

“IMOS Equity Award” means any IMOS SAR and any IMOS Share Option.

“IMOS SAR” means any share appreciation right of IMOS granted under any IMOS Share Plan.

“IMOS Share Option” means any option to purchase IMOS Shares granted under any IMOS Share Plan.

“IMOS Share Plans” means the IMOS Share Option Plans of 2001, 2006 and 2011 and the IMOS SAR Plans of 2006, 2008 and 2013, respectively, as the same may be amended from time to time by the IMOS Board in accordance with this Agreement.

“IMOS Shareholder” means any holder of IMOS Shares.

“IMOS Shareholder Approval” means the affirmative vote, at a duly convened IMOS Shareholder Meeting, at which a quorum is present in accordance with the Bye-Laws of IMOS Shareholders holding IMOS Shares representing at least seventy percent (70%) of the total voting rights of all the IMOS Shareholders having the right to vote at such meeting, to approve and adopt this Agreement, the Bermuda Merger Agreement, and the Merger and the other Transactions.

“IMOS Shares” means the common shares, par value US$0.04 each, of IMOS.

“Legal Actions” means legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Minister” means the Minister of Economic Development in Bermuda.

“NASDAQ” means the NASDAQ Global Select Market.

“1933 Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Per Share Value” means the sum of (i) the Cash Consideration, plus (ii) the product of (x) the average closing price for a ChipMOS Taiwan Share on the TSEC for the 10 consecutive trading days ending with the third complete trading day immediately prior to, but not including, the Closing Date, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for those trading days, multiplied by (y) 18.71.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to the IMOS Shareholders in connection with the IMOS Shareholder Meeting and included in the Form F-4 filed with the SEC, together with any amendments or supplements thereto.

“ROC” means the Republic of China.

“ROC Approvals” means all approvals, consents, notifications, permits or licenses issued by applicable Governmental Authority in the ROC required for the consummation of the Merger or the other Transactions, including the required approvals of the MOEAIC, the FSC, the Central Bank of the ROC and the TSEC.

“ROC Business M&A Act” means the ROC Business Mergers and Acquisitions Act, as amended.

“ROC Company Act” means the ROC Company Act, as amended.

“Schedule 13E-3” means the joint Rule 13e-3 transaction statement on Schedule 13E-3 to be filed with the SEC in connection with the Merger, together with any amendments or supplements thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of the “Acquisition Proposal” to 15% shall be replaced by 50%) made after the date of this Agreement by any Person (other than ChipMOS Taiwan) on terms that the IMOS Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the IMOS Board considers to be appropriate (including all the terms and conditions of the Acquisition Proposal, including any break-up fees, conditions to consummation, the timing and likelihood of consummation of such proposal), are more favorable to IMOS and the IMOS Shareholders than the Transactions, taking into account any change to the Transactions proposed by ChipMOS Taiwan.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including, without limitation, information returns, declarations of estimated Taxes, amended returns, claims for refunds or any document with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information (and any attachments thereto).

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than ChipMOS Taiwan or any of its Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the Bermuda Merger Agreement, including the Merger.

“TSEC” means the Taiwan Stock Exchange Corporation.

                       (b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	6.03(a)(iv)
ADR Facility	7.04
Agreement	Preamble
Articles of Incorporation	3.01
Bermuda Merger Notice	2.01(b)
Bermuda Registrar	2.01(b)
Bermuda Certificate of Merger	2.01(b)
Bye-Laws	4.01
Cash Consideration	2.03(a)(i)
Certificates	2.04(a)(i)
Change of Recommendation	6.03(b)(iv)
ChipMOS Taiwan	Preamble
ChipMOS Taiwan Board Recommendation	5.02(b)
ChipMOS Taiwan Disclosure Documents	4.07(b)
ChipMOS Taiwan Securities	5.05(b)
ChipMOS Taiwan Shareholder Meeting	7.03
Chosen Courts	11.08
Closing	2.02
D&O Insurance	7.02(b)
Deposit Agreement	7.04
Disclosure Filings	4.07(b)(iii)(B)
DTC	2.04(b)
Effective Time	2.01(b)
e-mail	11.01
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
IMOS	Preamble
IMOS Appraised Fair Value	2.05
IMOS Board Recommendation	4.02(b)(iii)
IMOS Equity Award Payment	2.07(a)(ii)
IMOS SAR Payment	2.07(a)(ii)
IMOS Securities	4.05(b)
IMOS Option Payment	2.07(a)(i)
IMOS Shareholder Meeting	6.02
Indemnified Person	7.02(a)
Matching Period	6.03(d)
Merger	Preamble
Merger Consideration	2.03(a)(i)
Memorandum of Association	4.01
Representatives	6.03(a)
Reverse Termination Fee	11.04(b)(iii)
Share Consideration	2.03(a)(i)
Superior Proposal Notice	6.03(d)
Surviving Company	2.01(a)
Termination Fee	11.04(b)(i)

Term	Section
Transaction Approvals	4.03
Uncertificated Shares	2.04(a)(ii)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

Article 2
The Merger

Section 2.01. The Merger; Effective Time. (a) At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Bermuda Merger Agreement and the applicable provisions of the Bermuda Companies Act and the ROC Business M&A Act, (i) IMOS shall be merged with and into ChipMOS Taiwan, (ii) the separate corporate existence of IMOS shall cease, and (iii) ChipMOS Taiwan shall, as the surviving company in the Merger (the “Surviving Company”), continue its existence under the ROC Company Act. The Chinese name of the Surviving Company shall be “” and the English name of the Surviving Company shall be “ChipMOS TECHNOLOGIES INC.”. As of the Effective Time, the authorized capital of the Surviving Company is expected to be NT$14,500,000,000. The Merger shall constitute a merger pursuant to the applicable provisions of the Bermuda Companies Act and the ROC Business M&A Act.

(b)            Subject to and upon the terms and conditions of this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, the parties shall cause (i) the Bermuda Merger Agreement to be executed and delivered, (ii) an application by IMOS to be made to the Minister for the purpose of the Minister approving the Merger and the continuance of the Surviving Company, (iii) a notice of the Merger together with all matters required to be attached thereto or contained therein (the “Bermuda Merger Notice”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Bermuda Registrar”) as provided under and in accordance with section 104C of the Bermuda Companies Act, and (iv) a request to be included in the Bermuda Merger Notice that the Bermuda Registrar provide in the certificate of merger with respect to the Merger (the “Bermuda Certificate of Merger”) that the effective time of the Merger will be the date specified in the Bermuda Merger Agreement or at such other subsequent date as ChipMOS Taiwan and IMOS may agree pursuant to the terms of the Bermuda Merger Agreement in accordance with the Bermuda Companies Act, the ROC Business M&A Act and the ROC Companies Act (the “Effective Time”).

(c)            At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Bermuda Certificate of Merger and the applicable provisions of the Bermuda Companies Act, the ROC Business M&A Act and the ROC Company Act. Without limitation of the foregoing, and subject thereto, at the Effective Time: (i) the merger of IMOS with and into ChipMOS Taiwan and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the property of each of IMOS and ChipMOS Taiwan shall become the property of the Surviving Company; (iii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of IMOS and ChipMOS Taiwan; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against each of IMOS and ChipMOS Taiwan may continue to be prosecuted by or against the Surviving Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, IMOS or ChipMOS Taiwan may be enforced by or against the Surviving Company.

(d)            At the Effective Time, ChipMOS Taiwan shall issue approximately 510,595,000 ChipMOS Taiwan Shares, in respect of the ChipMOS Taiwan ADSs to be issued as Share Consideration, based on the number of outstanding IMOS Shares as of December 31, 2015 as set forth in Section 4.05(a), to be deposited with the Depositary Bank pursuant to Section 2.04.

Section 2.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of ChipMOS Taiwan, Room 801, No. 1, R&D Rd., Hsinchu Science Park, Hsinchu, Taiwan 30075, ROC, as soon as possible, but in any event no later than five (5) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties may mutually agree.

Section 2.03. Conversion of IMOS Shares; Merger Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of IMOS Shares or ChipMOS Taiwan Shares, each IMOS Share issued and outstanding immediately prior to the Effective Time (i) shall be converted into the right to receive (x) a number of ChipMOS Taiwan ADSs equal to the Exchange Ratio (the “Share Consideration”), and (y) an amount in cash equal to US$3.71 (the “Cash Consideration”, and together with the Share Consideration, together with any cash in lieu of fractional ChipMOS Taiwan ADSs pursuant to Section 2.09, the “Merger Consideration”), and (ii) shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.05, shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f), in each case to be issued or paid in accordance with Section 2.04, without interest. For the avoidance of doubt, the Share Consideration into which each IMOS Share issued and outstanding immediately prior to the Effective Time shall be converted pursuant to Section 2.03(a)(i)(x) is 0.9355 ChipMOS Taiwan ADS, representing 18.71 ChipMOS Taiwan Shares, subject to the application of Section 2.09 to any fractional ChipMOS Taiwan ADS to which any holder of IMOS Shares would otherwise be entitled to.

(b)            The parties agree and acknowledge that the Merger Consideration is based on the respective reviewed financial statements of ChipMOS Taiwan and IMOS as of September 30, 2015, considering the factors of operating results, financial status, market price of IMOS and ChipMOS Taiwan stock, and the prospects of both companies.

Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, ChipMOS Taiwan shall appoint Citibank N.A., or any other reputable U.S. national bank reasonably acceptable to the parties, to act as agent of ChipMOS Taiwan (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for (i) certificates representing IMOS Shares (the “Certificates”) or (ii) uncertificated IMOS Shares (the “Uncertificated Shares”). At or substantially concurrently with the Effective Time, ChipMOS Taiwan shall (A) deposit, or cause to be deposited with the Depositary Bank (or a custodian designated by the Depositary Bank), a number of ChipMOS Taiwan Shares equal to the product of (x) the aggregate number of ChipMOS Taiwan ADSs to be issued as Share Consideration, multiplied by (y) the ADS Shares Number, and (B) deposit with the Exchange Agent, for the benefit of the IMOS Shareholders, for exchange in accordance with this Section 2.04, through the Exchange Agent, (x) immediately available funds sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.03, together with any cash in lieu of fractional ChipMOS Taiwan ADSs pursuant to Section 2.09, and (y) the receipts (or uncertificated book-entries, as applicable) representing such aggregate number of ChipMOS Taiwan ADSs. Prior to the Effective Time, ChipMOS Taiwan shall authorize and instruct the Depositary Bank to issue at the Effective Time and to deposit with the Exchange Agent, for the benefit of the IMOS Shareholders, the ChipMOS Taiwan ADSs evidencing such ChipMOS Taiwan Shares in accordance with this Agreement. Promptly after the Effective Time, ChipMOS Taiwan shall cause the Exchange Agent to send, to each holder of record of Certificates representing IMOS Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in the surrender of Certificates for the Merger Consideration.

(b)            Each holder of IMOS Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of the IMOS Shares (A) the number of whole ChipMOS Taiwan ADSs that such holder has the right to receive pursuant to the provisions of this Article 2, after taking into account all the IMOS Shares then held by such holder, and (B) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of this Article 2, including the Cash Consideration, cash in lieu of fractional ChipMOS Taiwan ADSs, certain dividends or other distributions, if any, in accordance with Section 2.04(f), in each case less any required withholding of Taxes. Holders of IMOS Uncertificated Shares shall not be required to take any actions to surrender their IMOS Uncertificated Shares to the Exchange Agent (such holders shall be deemed to have surrendered their IMOS Shares to the Exchange Agent immediately after the Effective Time). Holders of IMOS Certificated Shares shall be required to surrender the Certificates representing such IMOS Shares to the Exchange Agent with a duly completed and signed letter of transmittal in order to receive the Merger Consideration and applicable dividends or other distributions under Section 2.04(f). Certificates or Uncertificated Shares so surrendered or transferred will forthwith be canceled. ChipMOS Taiwan ADSs shall be accepted into The Depository Trust Company (“DTC”) and issued in uncertificated book-entry form to such account as shall be specified by the DTC, unless a physical ADR is requested or otherwise required by Applicable Law, in which case ChipMOS Taiwan shall cause the Exchange Agent to send an ADR representing such ChipMOS Taiwan ADSs to DTC. ChipMOS Taiwan shall cause the Exchange Agent to coordinate the exchange of IMOS Shares for the Merger Consideration promptly after the Effective Time, and issue to holders of Uncertificated Shares (x) a statement evidencing the issuance of the applicable ChipMOS Taiwan ADSs under the name of such holder and (y) a check for the applicable Cash Consideration and for any applicable cash-in-lieu payment. Until surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f). No interest will be paid or will accrue on any Merger Consideration or unpaid dividends and other distributions, if any, payable to holders of Certificates or Uncertificated Shares pursuant to this Article 2.

(c)            If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be accompanied by a duly executed instrument of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no further registration of transfers of IMOS Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)            Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of IMOS Shares six months after the Effective Time shall be returned to ChipMOS Taiwan, upon demand, and any such holder who has not exchanged IMOS Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to ChipMOS Taiwan for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.04(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, ChipMOS Taiwan shall not be liable to any holder of IMOS Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of IMOS Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of ChipMOS Taiwan free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) for IMOS Shares for which appraisal rights have been perfected shall be returned to ChipMOS Taiwan upon demand.

(f)            No dividends or other distributions with respect to ChipMOS Taiwan ADSs constituting part of the Merger Consideration, and no cash payment in lieu of fractional ChipMOS Taiwan ADSs as provided in Section 2.09, shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered, as the case may be, as provided in this Section 2.04. Following such surrender, there shall be paid, without interest, to the Person in whose name the Certificates have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional ChipMOS ADSs to which such Person is entitled pursuant to Section 2.09 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.05. IMOS Dissenting Holders. At the Effective Time, any IMOS Dissenting Shares shall be cancelled, and unless otherwise required by Applicable Law, be converted into the right to receive the Merger Consideration such holder is entitled to receive, and any holder of IMOS Dissenting Shares shall, in the event that the fair value of an IMOS Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “IMOS Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from IMOS if such appraisal is made before the Effective Time (and from the Surviving Company if such appraisal is made on or after the Effective Time) by payment made within thirty (30) days after such IMOS Appraised Fair Value is finally determined pursuant to such appraisal procedure. In the event that a IMOS Dissenting Shareholder fails to exercise, effectively withdraws or otherwise waives any right to appraisal such holder’s IMOS Dissenting Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such IMOS Dissenting Share. IMOS shall provide ChipMOS Taiwan, to the extent permitted by Applicable Law, with the opportunity to participate with IMOS in, and to be regularly consulted by IMOS with respect to, any settlement negotiations and proceedings with respect to any written demands for appraisal under the Bermuda Companies Act.

Section 2.06. ChipMOS Taiwan Dissenting Holders. Within 20 days after the date of the ChipMOS Taiwan Shareholder Approval, any ChipMOS Taiwan Dissenting Holder may exercise its appraisal right to require ChipMOS Taiwan to purchase its ChipMOS Taiwan Dissenting Shares, pursuant to and in accordance with Article 12 of the ROC Business M&A Act and other Applicable Laws. All ChipMOS Taiwan Dissenting Shares purchased by ChipMOS Taiwan pursuant to this Section 2.06 may be transferred to the Exchange Agent, cancelled or otherwise sold pursuant to Article 13 of the ROC Business M&A Act.

Section 2.07. Treatment of IMOS Equity Awards. (a) At the Effective Time, IMOS shall terminate the IMOS Share Plans, and:

                                                    (i)            each outstanding IMOS Share Option, whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and IMOS Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS Share Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value over the exercise price per IMOS Share of such cancelled IMOS Share Option, less applicable withholding taxes (such excess amounts payable hereunder, the “IMOS Option Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a IMOS Share Option is zero or a negative number than such IMOS Share Option shall, immediately prior to the Effective Time, be cancelled without consideration and such IMOS Share Option shall have no further force or effect; and

                                                    (ii)            each outstanding IMOS SAR, whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and IMOS Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS SAR immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value over the exercise price per IMOS Share of such cancelled IMOS SAR, less applicable withholding taxes (such amounts payable hereunder, the “IMOS SAR Payments” and together with the IMOS Option Payments, the “IMOS Equity Award Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to an IMOS SAR is zero or a negative number than such IMOS SAR shall, immediately prior to the Effective Time, be cancelled without consideration and such IMOS SAR shall have no further force or effect.

(b)            IMOS shall pay, or, to the extent not paid by IMOS prior to the Effective Time, the Surviving Company shall pay to each former holder of any IMOS Share Option or IMOS SAR outstanding immediately prior to the Effective Time, as promptly as practicable, but no later than the next regularly scheduled employee payroll date in the jurisdiction of such Person, after the Effective Time, the amount of IMOS Equity Award Payments payable to such Person holder pursuant to Section 2.07(a).

(c)            Prior to the Effective Time, the IMOS Board shall take all actions necessary to effectuate the provisions of this Section 2.07.

Section 2.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding share capital of IMOS or ChipMOS Taiwan shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase IMOS Shares granted under IMOS’ stock option or compensation plans or arrangements, the Merger Consideration, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted, for which neither party is required to hold a shareholders’ meeting.

Section 2.09. Fractional ChipMOS Taiwan ADSs. No fractional ChipMOS Taiwan ADSs shall be issued in the Merger. All fractional ChipMOS Taiwan ADSs that any holder of Certificates or Uncertificated Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional ChipMOS Taiwan ADS results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price for a ChipMOS Taiwan Share on the TSEC on the trading day immediately preceding the Effective Time, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for such date, by the product of the fraction of a ChipMOS Taiwan ADS to which such holder would otherwise have been entitled, multiplied by the ADS Shares Number, which shall be distributed to such holder by the Exchange Agent with the Merger Consideration in accordance with Section 2.04.

Section 2.10. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Company and ChipMOS Taiwan shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Company or ChipMOS Taiwan, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the IMOS Shares in respect of which the Exchange Agent, the Surviving Company or ChipMOS Taiwan, as the case may be, made such deduction and withholding and provide the evidence of such deduction and withholding to the holders of the IMOS Shares.

Section 2.11. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the IMOS Shares represented by such Certificate, as contemplated by this Article 2.

Article 3
The Surviving Company

Section 3.01. Articles of Incorporation. The articles of incorporation of ChipMOS Taiwan (the “Articles of Incorporation”) in effect at the Effective Time shall be the articles of incorporation of the Surviving Company until amended in accordance with Applicable Law.

Section 3.02. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of ChipMOS Taiwan at the Effective Time shall be the directors of the Surviving Company and (ii) the officers of ChipMOS Taiwan at the Effective Time shall be the officers of the Surviving Company.

Article 4
Representations and Warranties of IMOS

Subject to Section 11.05, except as set forth in the IMOS Disclosure Schedule, IMOS represents and warrants to ChipMOS Taiwan that:

Section 4.01. Corporate Existence. IMOS is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of Bermuda. IMOS has heretofore made available to ChipMOS Taiwan true and complete copies of the memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) of IMOS as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by IMOS of this Agreement and the Bermuda Merger Agreement and the consummation by IMOS of the Transactions are within IMOS’ corporate powers and, except for the approval and adoption of this Agreement and the Bermuda Merger Agreement by the IMOS Shareholder Approval, have been duly authorized by all necessary corporate action on the part of IMOS. The IMOS Shareholder Approval is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement, the Bermuda Merger Agreement and the consummation by IMOS of the Transactions. This Agreement constitutes a valid and binding agreement of IMOS enforceable against IMOS in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            By resolutions duly passed at a meeting duly called and held, the IMOS Board has unanimously: (i) determined that the Merger Consideration constitutes fair value for each IMOS Share in accordance with the Bermuda Companies Act and deemed it advisable and fair to, and in the best interests of, IMOS to enter into this Agreement and to consummate the Merger; (ii) approved and adopted this Agreement and authorized and approved the Merger and the other Transactions; and (iii) recommended that the IMOS Shareholders vote affirmatively in connection with obtaining the IMOS Shareholder Approval (the “IMOS Board Recommendation”) and directed that this Agreement, the Bermuda Merger Agreement and the Merger and the other Transactions be submitted for consideration by the IMOS Shareholders at the IMOS Shareholder Meeting.

Section 4.03. Governmental Authorization. The execution, delivery and performance by IMOS of this Agreement and the Bermuda Merger Agreement and the consummation by IMOS of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than: (i) the application to the Minister for the purpose of the Merger and the continuance of the Surviving Company; (ii) filing of the Bermuda Merger Notice and related attachments with the Bermuda Registrar, the written notification from the Bermuda Monetary Authority and/or the Minister confirming that the Bermuda Monetary Authority and/or the Minister has no objection to the Merger and approving the ROC as an approved jurisdiction for the purposes of the Bermuda Companies Act; (iii) compliance with any other applicable requirements of the Bermuda Companies Act, the ROC Business M&A Act and the ROC Company Act; (iv) compliance with the applicable requirements of the 1933 Act and the 1934 Act, including the filing with the SEC of the Form F-4, the Form F-6 and the Form 8-A and the declaration by the SEC of the effectiveness of the Form F-4, the Form F-6 and the Form 8-A and the filing with the SEC of the Schedule 13E-3 and the clearance of the Schedule 13E-3 by the SEC; (v) the appropriate applications, filings and notices to, and approval of, the NASDAQ and the TSEC; (vi) the ROC Approvals; and (vii) any other actions or filings the absence of which would not reasonably be expected to have a material adverse effect on IMOS’ ability to consummate the Transactions. The consents, approvals, orders, authorizations, registrations, declarations, announcements and filings required under or in relation to any of the foregoing clauses (i) through (vi) shall be referred to in this Agreement as the “Transaction Approvals”.

Section 4.04. Non-contravention. The execution, delivery and performance by IMOS of this Agreement and the Bermuda Merger Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Memorandum of Association and Bye-Laws, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which IMOS is entitled under any provision of any agreement or other instrument binding upon IMOS or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of IMOS or (iv) result in the creation or imposition of any Lien on any asset of IMOS, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have to have a material adverse effect on IMOS’ ability to consummate the Transactions.

Section 4.05. Capitalization. (a) The authorized share capital of IMOS is US$3,250,000 consisting of 62,500,000 IMOS Shares and 18,750,000 preferred shares of par value US$0.04 per share. As of December 31, 2015, there were outstanding (i) 27,289,941 IMOS Shares, (ii) zero preferred shares of IMOS, (iii) IMOS Share Options to purchase an aggregate of 1,062,250 IMOS Shares (of which options to purchase an aggregate of 600,422 IMOS Shares were exercisable), and (iv) 588,596 IMOS SARs (206,833 of which were exercisable). All outstanding shares of IMOS have been, and all shares that may be issued pursuant to any IMOS Share Option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. Section 4.05 of the IMOS Disclosure Schedule contains a complete and correct list of each outstanding IMOS Share Option and IMOS SAR, including the holder, date of grant, exercise price, vesting schedule and number of IMOS Shares subject thereto, as applicable. IMOS does not hold any IMOS Common Shares as treasury shares.

(b)            There are no outstanding bonds, debentures, notes or other indebtedness of IMOS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which IMOS Shareholders may vote. Except as set forth in this Section 4.05 and for changes since December 31, 2015 resulting from the exercise of IMOS Share Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in IMOS, (ii) securities of IMOS convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in IMOS or (iii) warrants, calls, options or other rights to acquire from IMOS, or other obligation of IMOS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMOS or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of IMOS (the items in clauses (i) through (iv) being referred to collectively as the “IMOS Securities”). There are no outstanding obligations of IMOS to repurchase, redeem or otherwise acquire any of IMOS Securities. IMOS is not a party to any voting agreement with respect to the voting of any IMOS Securities. Except as set forth in this Section 4.05, none of (i) the shares of capital stock of IMOS or (ii) IMOS are owned by any Subsidiary of IMOS.

(c)            Section 4.05(c) of the IMOS Disclosure Schedule sets forth the following information with respect to each IMOS Equity Award outstanding as of the date of this Agreement: (i) the name and address of each recipient of IMOS Equity Award; (ii) the number of IMOS Shares subject to such IMOS Equity Award; (iii) the exercise or purchase price of such IMOS Equity Award; (iv) the date on which such IMOS Equity Award was granted; (v) the applicable conditions on vesting, including applicable performance criteria, and vesting schedule; and (vi) the date on which such IMOS Equity Award expires. Each grant of IMOS Equity Award was properly approved or ratified by the IMOS Board (or a duly authorized committee or subcommittee thereof) in material compliance with all Applicable Laws.

Section 4.06. Subsidiaries. IMOS does not directly own any equity securities or other ownership interests in any Person other than ChipMOS Taiwan.

Section 4.07. Information Supplied. (a) The information to be supplied by or on behalf of IMOS for inclusion or incorporation by reference in the Form F-4, the Form F-6 or the Form 8-A, shall not at the time the Form F-4, the Form F-6 or the Form 8-A is filed with the SEC, at any time it is amended or supplemented, or at the time the Form F-4, the Form F-6 or the Form 8-A is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading.

(b)            The information to be supplied by or on behalf of IMOS for inclusion or incorporation by reference in (i) the Schedule 13E-3, (ii) the Proxy Statement/Prospectus, and (iii) any filing by ChipMOS Taiwan with the FSC, the Central Bank of the ROC, the TSEC, and the Hsinchu Science Park Administration in respect of the Merger, including the required financial statements (together with any amendments or supplements, and together with any other filings by ChipMOS Taiwan in respect of the Merger, the “ChipMOS Taiwan Disclosure Documents”) will (A) in the case of the Schedule 13E-3 and the Proxy Statement/Prospectus, at the time of the filing thereof, at the time of the mailing of the Proxy Statement/Prospectus to the IMOS Shareholders, at the time of the IMOS Shareholder Meeting, and at the Effective Time, and (B) in the case of each of the ChipMOS Taiwan Disclosure Documents, at the time of the filing thereof, at the time of the mailing thereof to the ChipMOS Taiwan Shareholders, at the time of the ChipMOS Taiwan Shareholder Meeting and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, IMOS makes no representation or warranty with respect to any information supplied by ChipMOS Taiwan which is contained or incorporated by reference in the Schedule 13E-3, the Form F-4, the Form F-6, the Form 8-A, the Proxy Statement/Prospectus and the ChipMOS Taiwan Disclosure Documents (collectively, the “Disclosure Filings”).

Section 4.08. Finders’ Fees. Except for Wells Fargo, LLC, a copy of whose engagement agreement has been provided to ChipMOS Taiwan, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of IMOS who might be entitled to any fee or commission from IMOS or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.09. Opinion of Financial Advisor. IMOS has received the opinion of Wells Fargo, LLC, financial advisor to IMOS, dated as of January 21, 2016, to the effect that, as of such date and subject to the limitations and assumptions set forth therein, the Merger Consideration is fair to the IMOS Shareholders from a financial point of view.

Article 5
Representations and Warranties of ChipMOS Taiwan

Subject to Section 11.05, except as set forth in the ChipMOS Taiwan Disclosure Schedule, ChipMOS Taiwan represents and warrants to IMOS that:

Section 5.01. Corporate Existence. ChipMOS Taiwan is a company limited by shares duly incorporated, validly existing and in good standing under the laws of the ROC. ChipMOS Taiwan has heretofore made available to IMOS true and complete copies of the Articles of Incorporation as currently in effect.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by ChipMOS Taiwan of this Agreement and the Bermuda Merger Agreement and the consummation by ChipMOS Taiwan of the Transactions are within ChipMOS Taiwan’s corporate powers and, except for the approval and adoption of this Agreement and the Bermuda Merger Agreement by the ChipMOS Taiwan Shareholder Approval, have been duly authorized by all necessary corporate action on the part of ChipMOS Taiwan. The ChipMOS Taiwan Shareholder Approval is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement, the Bermuda Merger Agreement and the consummation by ChipMOS Taiwan of the Transactions. This Agreement constitutes a valid and binding agreement of ChipMOS Taiwan enforceable against ChipMOS Taiwan in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)            By resolutions duly passed at a meeting duly called and held, the ChipMOS Taiwan Board has (i) approved and adopted this Agreement and the Bermuda Merger Agreement, and authorized and approved the Merger and the other Transactions, and (ii) proposed that this Agreement, the Bermuda Merger Agreement and the Transactions be submitted for consideration by the ChipMOS Taiwan Shareholders at the ChipMOS Taiwan Shareholder Meeting (the “ChipMOS Taiwan Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by ChipMOS Taiwan of this Agreement and the Bermuda Merger Agreement and the consummation by ChipMOS Taiwan of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Transaction Approvals, and (ii) any other actions or filings the absence of which would not reasonably be expected to have to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Transactions.

Section 5.04. Non-contravention. The execution, delivery and performance by ChipMOS Taiwan of this Agreement and the Bermuda Merger Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which ChipMOS Taiwan is entitled under any provision of any agreement or other instrument binding upon ChipMOS Taiwan or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of ChipMOS Taiwan or (iv) result in the creation or imposition of any Lien on any asset of ChipMOS Taiwan, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Transactions.

Section 5.05. Capitalization. (a) As of the date hereof, the authorized capital stock of ChipMOS Taiwan is NT$9,700,000,000 consisting of 970,000,000 ChipMOS Taiwan Shares, of which 97,000,000 ChipMOS Taiwan Shares are reserved for employee stock options. As of January 12, 2016, there were 895,893,643 outstanding ChipMOS Taiwan Shares. All outstanding ChipMOS Taiwan Shares have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            Except as set forth in this Section 5.05 and for changes since January 12, 2016 resulting from the issuance of stock in connection with a merger or other acquisition or business combination determined by the ChipMOS Taiwan Board to be in the best interests of ChipMOS Taiwan and its shareholders, there are no outstanding (i) shares of capital stock or voting securities of ChipMOS Taiwan, (ii) securities of ChipMOS Taiwan convertible into or exchangeable for shares of capital stock or voting securities of ChipMOS Taiwan or (iii) options or other rights to acquire from ChipMOS Taiwan or other obligation of ChipMOS Taiwan to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ChipMOS Taiwan (the items in clauses (i), (ii) and (iii) being referred to collectively as the “ChipMOS Taiwan Securities”). There are no outstanding obligations of ChipMOS Taiwan or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the ChipMOS Taiwan Securities. ChipMOS Taiwan is not a party to any voting agreement with respect to the voting of any ChipMOS Taiwan Securities.

(c)            All ChipMOS Taiwan Shares represented by ChipMOS Taiwan ADSs forming part of the Merger Consideration, issued and allotted in consideration of the cancellation of IMOS Shares pursuant to Section 2.03 at or after the Effective Time in accordance with this Agreement, will be, when so issued and allotted, duly authorized, validly issued and allotted, fully paid and free of preemptive rights. The ChipMOS Taiwan ADSs issued as Share Consideration will be duly issued in accordance with the Deposit Agreement.

Section 5.06. Information Supplied. (a) The information to be supplied by or on behalf of ChipMOS Taiwan for inclusion or incorporation by reference in the Form F-4, the Form F-6 or the Form 8-A, shall not at the time the Form F-4, the Form F-6 or the Form 8-A is filed with the SEC, at any time it is amended or supplemented, or at the time the Form F-4, the Form F-6 or the Form 8-A is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading.

(b)            The information to be supplied by or on behalf of ChipMOS Taiwan for inclusion or incorporation by reference in (i) the Schedule 13E-3, (ii) the Proxy Statement/Prospectus, and (iii) any of the ChipMOS Taiwan Disclosure Documents will (A) in the case of the Schedule 13E-3 and the Proxy Statement/Prospectus, at the time of the filing thereof, at the time of the mailing of the Proxy Statement/Prospectus to the IMOS Shareholders, at the time of the IMOS Shareholder Meeting, and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading, or (B) in the case of each of the ChipMOS Taiwan Disclosure Documents, at the time of the filing thereof, at the time of the mailing thereof to the ChipMOS Taiwan Shareholders, at the time of the ChipMOS Taiwan Shareholder Meeting and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements in any such document, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ChipMOS Taiwan makes no representation or warranty with respect to any information supplied by IMOS which is contained or incorporated by reference in the Disclosure Filings.

Section 5.07. Finders’ Fees. Except for Credit Suisse (Hong Kong) Limited, IP International CPAs Firm and Diwan & Company, whose fees will be paid by ChipMOS Taiwan, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of ChipMOS Taiwan who might be entitled to any fee or commission from IMOS or any of its Affiliates upon consummation of the Transactions.

Section 5.08. Opinion of Financial Advisor. Each of ChipMOS Taiwan and the special committee of the ChipMOS Taiwan Board has received the opinion of IP International CPAs Firm and Diwan & Company, respectively, its financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to ChipMOS Taiwan from a financial point of view.

Article 6
Covenants of IMOS

IMOS agrees that:

Section 6.01. Conduct of IMOS. From the date hereof until the Effective Time, IMOS shall conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, and (iii) keep available the services of its directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of ChipMOS Taiwan (which consent shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, IMOS shall not:

(a)            amend its Memorandum of Association or Bye-Laws;

(b)            (i) divide, combine or reclassify any of its shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any IMOS Securities;

(c)            issue, deliver or sell, or authorize the issuance, delivery or sale of, any IMOS Securities, other than the issuance of any IMOS Shares upon the exercise of IMOS Share Options that are outstanding on the date of this Agreement, in accordance with the terms of those options and the applicable IMOS Share Plan;

(d)            incur any capital expenditures or any obligations or liabilities in respect thereof, other than as contemplated in the 2016 annual budgetary plan as approved by the IMOS Board;

(e)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(f)            sell, lease or otherwise transfer, or create or incur any Lien on, any of IMOS’ assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(g)            make any loans, advances or capital contributions to, or investments in, any other Person;

(h)            create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than short-term credit facilities or lines of credit in the ordinary course of business;

(i)            (i) with respect to any director, officer or employee of IMOS, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of IMOS;

(j)            change IMOS’ methods of accounting, except as required by concurrent changes in IFRS, as agreed to by its independent public accountants;

(k)           make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of IMOS or any of its Subsidiaries;

(l)            settle, or offer or propose to settle any Legal Action that relates to the Transactions; or

(m)          agree, resolve or commit to do any of the foregoing.

Section 6.02. IMOS Shareholder Meeting. IMOS shall take all actions in accordance with the Bermuda Companies Act, the Memorandum of Association and Bye-Laws and the rules and regulations of the NASDAQ to duly call, give notice of, convene and hold a meeting of the IMOS Shareholders (the “IMOS Shareholder Meeting”) as soon as reasonably practicable following the date the Form F-4 is declared effective by the SEC (and in no event later than 45 days following the date the Form F-4 is declared effective by the SEC) for the purpose of seeking and obtaining the IMOS Shareholder Approval. Without limitation of the foregoing, IMOS shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the IMOS Shareholders as promptly as practicable after the Form F-4 is declared effective under the 1933 Act. Without the prior written consent of ChipMOS Taiwan, no proposals other than the IMOS Shareholder Approval and routine proposals required in connection therewith shall be included in the Proxy Statement/Prospectus or transacted at the IMOS Shareholder Meeting. Unless the IMOS Board shall have made a Change of Recommendation, as permitted by Section 6.03, the IMOS Board shall: (i) use its reasonable best efforts to solicit or cause to be solicited from its shareholders, in accordance with Applicable Law, the Memorandum of Association and Bye-Laws and the rules and regulations of the NASDAQ, proxies to secure the IMOS Shareholder Approval; (ii) include the IMOS Board Recommendation in the Proxy Statement/Prospectus; and (iii) take all other actions necessary or advisable to secure the IMOS Shareholder Approval. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with Section 10.01, the obligations of IMOS pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to IMOS of any

Acquisition Proposal with respect to IMOS or by a Change of Recommendation by the IMOS Board. Promptly following the IMOS Shareholder Meeting, IMOS shall deliver to ChipMOS Taiwan a certificate setting forth the voting results from the IMOS Shareholder Meeting.

Section 6.03. No Solicitation; Other Offers. (a) Subject to Section 6.03(c) through Section 6.03(g), neither IMOS shall, nor shall IMOS authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly: (i) initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiries or requests for information with respect to, the making of, or that could reasonably be expected to result in, an Acquisition Proposal; (ii) enter into, participate or engage in any negotiations concerning, or provide any non-public information or data relating to it or any of its Subsidiaries to any Person or afford access to the resources, properties, assets, books or records of it or any of its Subsidiaries to any Person relating to, in connection with, or in response to an Acquisition Proposal, or any inquiry or indication of interest that could reasonably expected to result in an Acquisition Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or amalgamation agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal (each an “Acquisition Agreement”); (v) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement) or obligations of any Person (other than in respect of ChipMOS Taiwan); or (vi) propose publicly or commit, authorize or agree to do any of the foregoing relating to any Acquisition Proposal. It is agreed that any violation of the restrictions on IMOS set forth in this Section by any Representative of IMOS or any of its Subsidiaries shall be a breach of this Section by IMOS.

(b)            Subject to Section 6.03(c) through Section 6.03(g), prior to the Closing, neither the IMOS Board nor any committee thereof shall, directly or indirectly: (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in a manner adverse to ChipMOS Taiwan, the IMOS Board Recommendation; (ii) approve, adopt, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any Acquisition Proposal or otherwise enter into or permit IMOS to enter into any Acquisition Agreement; (iii) if a tender offer or exchange offer for any issued and outstanding shares IMOS is commenced prior to obtaining the IMOS Shareholder Approval, fail to recommend against acceptance of such tender offer or exchange offer by its respective shareholders (including, for these purposes, by taking no position or a neutral position in respect of the acceptance of such tender offer or exchange offer by its shareholders, which shall be deemed to be a failure to recommend against the acceptance of such tender offer or exchange offer) within five Business Days after commencement thereof (or in the event of a change in the terms of the tender offer or exchange offer, within five Business Days of the announcement of such changes); or (iv) fail to include the IMOS Board Recommendation in the Proxy Statement/Prospectus (any action described in clauses (i)-(iv) above being referred to as a “Change of Recommendation”).

(c)            Notwithstanding the limitations set forth in Section 6.03(a) and Section 6.03(b), until the earlier of receipt of the IMOS Shareholder Approval and any termination of this Agreement pursuant to Section 10.01, if IMOS receives a written unsolicited bona fide Acquisition Proposal that the IMOS Board has determined in good faith, after consultation with its outside legal counsel and financial advisors: (i) constitutes a Superior Proposal; or (ii) could reasonably be likely to result in a Superior Proposal, then IMOS may: (A) furnish or disclose nonpublic information to the Person making such Acquisition Proposal if, prior to furnishing such information, IMOS receives from the third party an executed Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal, in each case only if the IMOS Board determines in good faith, after consultation with its outside legal counsel that failure to do so could violate the fiduciary duties of the IMOS Board under Applicable Law.

(d)            Notwithstanding anything in this Agreement to the contrary, the IMOS Board, at any time prior to the receipt of the IMOS Shareholder Approval, in response to the receipt of a written unsolicited bona fide Acquisition Proposal received after the date of this Agreement, which the IMOS Board determines in good faith, after consultation with its outside legal counsel and financial advisors constitutes a Superior Proposal, shall be permitted to effect a Change of Recommendation; provided that the IMOS Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such Change of Recommendation could violate the fiduciary duties of the IMOS Board under Applicable Law. Notwithstanding the foregoing, the IMOS Board shall not be permitted to effect such a Change of Recommendation unless and until (A) at least five Business Days shall have passed following the ChipMOS Taiwan Board’s receipt of a written notice from IMOS (the “Superior Proposal Notice”) that includes IMOS’ reasons for the Change of Recommendation and the material terms and conditions of any Superior Proposal (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) that is the basis of the proposed Change of Recommendation (it being understood and agreed that any amendment to the financial or other material terms (including the form or allocation of consideration) of such Superior Proposal shall require a new Superior Proposal Notice and a new five Business Day period during which IMOS shall comply with the terms of this Section 6.03), (B) during such five Business Day period (the “Matching Period”) (x) the IMOS Board shall have provided the ChipMOS Taiwan Board with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Transactions so that such Acquisition Proposal ceases to be a Superior Proposal and shall negotiate with ChipMOS Taiwan in good faith with respect thereto, and (y) the IMOS Board shall have determined in good faith at the end of such Matching Period and, after considering the results of such negotiations and the revised proposals made by ChipMOS Taiwan, if any, and after consultation with its outside legal counsel and financial advisors that the Superior Proposal, giving rise to such Superior Proposal Notice, continues to be a Superior Proposal and that the failure to make such a Change of Recommendation could violate its fiduciary duties under Applicable Laws, and (C) the IMOS Board has not materially breached its obligations under this Section 6.03.

(e)            Notwithstanding any Change of Recommendation or anything else contained in this Agreement: (i) IMOS shall call, give notice of, convene and hold the IMOS Shareholder Meeting for the purpose of obtaining the IMOS Shareholder Approval, and nothing contained herein shall relieve IMOS of such obligation, and such obligation shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to IMOS of any Acquisition Proposal; and (ii) IMOS shall not take any action knowingly to facilitate such Acquisition Proposal including without limitation in connection with any approvals, except as required by Applicable Law.

(f)            IMOS shall (i) immediately following execution hereof cease and cause to be terminated any existing activities, solicitations, discussions or negotiations, if any, with any Person or its Representatives (other than ChipMOS Taiwan and its Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal, and shall request that any such Person (together with its Representatives) that has executed a confidentiality agreement in connection with an Acquisition Proposal with it or any of its Subsidiaries within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of it or its Subsidiaries, to return or destroy such information as promptly as practicable, (ii) immediately following execution hereof take all steps necessary (to the extent reasonably possible) to terminate any approval under any confidentiality, “standstill” or similar provision that may have been heretofore given by IMOS to any Person to make an Acquisition Proposal and (iii) take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 6.03.

(g)            From and after the date of this Agreement, IMOS shall promptly orally notify ChipMOS Taiwan of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) and IMOS shall provide ChipMOS Taiwan written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Acquisition Proposal. IMOS shall keep ChipMOS Taiwan informed orally, as soon as is reasonably practicable, of the status of any such Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and IMOS shall provide to ChipMOS Taiwan written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. IMOS shall provide any information to ChipMOS Taiwan (not previously provided to ChipMOS Taiwan) that it is providing to another Person pursuant to this Section 6.03 at substantially the same time it provides such information to such other Person.

Section 6.04. Voting of ChipMOS Taiwan Shares. IMOS shall vote all ChipMOS Taiwan Shares legally or beneficially owned by it in favor of the ChipMOS Taiwan Shareholder Approval at the ChipMOS Taiwan Shareholder Meeting.

Article 7
Covenants of ChipMOS Taiwan

ChipMOS Taiwan agrees that:

Section 7.01. Conduct of ChipMOS Taiwan. From the date hereof until the Effective Time, ChipMOS Taiwan shall conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organizations and relationships with Third Parties, (ii) maintain in effect all of its licenses, permits, consents, franchises, approvals and authorizations, and (iii) keep available the services of its present directors, officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of IMOS or the affirmative vote of IMOS (in person or by proxy at any shareholders’ meeting of ChipMOS Taiwan (which consent or vote shall not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, ChipMOS Taiwan shall not:

(a)            amend its Articles of Incorporation;

(b)            (i) divide, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any ChipMOS Taiwan Securities;

(c)            issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any ChipMOS Taiwan Securities;

(d)            incur any capital expenditures or any obligations or liabilities in respect thereof, other than as contemplated in the 2016 annual budgetary plan as approved by the ChipMOS Taiwan Board;

(e)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(f)            sell, lease or otherwise transfer, or create or incur any Lien on, any of ChipMOS Taiwan’s’ assets, securities, properties, interests or businesses, other than in the ordinary course of business;

(g)            make any loans, advances or capital contributions to, or long-term equity investments in, any other Person (other than any of its Subsidiaries);

(h)            create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than short-term credit facilities or lines of credit in the ordinary course of business;

(i)            (i) with respect to any director or officer of ChipMOS Taiwan, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, or (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;

(j)            change ChipMOS Taiwan’s methods of accounting, except as required by concurrent changes in IFRS or Taiwan IFRS, as agreed to by its independent public accountants;

(k)            make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of ChipMOS Taiwan or any of its Subsidiaries;

(l)            settle, or offer or propose to settle any Legal Action that relates to the Transactions; or

(m)          agree, resolve or commit to do any of the foregoing.

Section 7.02. Director and Officer Liability. ChipMOS Taiwan shall cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:

(a)            For six years after the Effective Time, the Surviving Company shall indemnify and hold harmless the present and former officers and directors of IMOS (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the ROC Company Act or any other Applicable Law. Further, without limiting the foregoing in any way, (i) the Surviving Company shall assume and perform all obligations of IMOS pursuant to each indemnification agreement between IMOS and each Indemnified Person, copies of which have been provided to ChipMOS Taiwan prior to the date hereof, in accordance with each such agreement’s terms, including all obligations of IMOS under each such agreement to indemnify each such Indemnified Person in respect of acts and omissions and to advance to each such Indemnified Person expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such Indemnified Person (including all reasonable fees and costs of legal counsel and experts), and (ii) for six years after the Effective Time, the Surviving Company shall indemnify and hold harmless each Indemnified Person to the fullest extent permitted by the ROC Company Act or any other Applicable Law in respect of acts and omissions occurring or decisions made by the IMOS Board in connection with, arising from or related in any way to any and all amendments to each and any of the IMOS Share Plans in accordance with this Agreement and any related and ancillary actions taken by IMOS or any of its directors as a result of such amendments and shall advance to each such director expenses of defending related claims, losses, damage costs, actions, suits, hearings, inquiries, investigations, proceedings or alternative dispute resolution mechanisms incurred by, or brought by any parties against, each such director (including all reasonable fees and costs of legal counsel and experts).

(b)            Prior to the Effective Time, IMOS shall or, if IMOS is unable to, ChipMOS Taiwan shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of IMOS’ existing directors’ and officers’ insurance policies and IMOS’ existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under IMOS’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of IMOS or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that IMOS shall give ChipMOS Taiwan a reasonable opportunity to participate in the selection of such tail policy and IMOS shall give reasonable and good faith consideration to any comments made by ChipMOS Taiwan with respect thereto. If IMOS or the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under IMOS’ existing policies as of the date hereof, or the Surviving Company shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in IMOS’ existing policies as of the date hereof; provided that in no event shall ChipMOS Taiwan or the Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum IMOS paid in its last full fiscal year, which amount is set forth in Section 7.02(b) of the IMOS Disclosure Schedule.

(c)            If ChipMOS Taiwan, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ChipMOS Taiwan or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.02.

(d)            The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Transactions and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03. ChipMOS Taiwan Shareholder Meeting. ChipMOS Taiwan shall use reasonable best efforts to cause the mailing of the Convocation Notice to the ChipMOS Taiwan Shareholders to occur as soon as practicable following the date hereof. ChipMOS Taiwan shall, as soon as practicable following the date hereof (and ChipMOS Taiwan shall use reasonable best efforts to cause such meeting to occur within 180 days of the date of this Agreement) duly call, give notice of, convene and hold, a general meeting of the ChipMOS Taiwan Shareholders (the “ChipMOS Taiwan Shareholder Meeting”) as soon as reasonably practicable for the purpose of seeking and obtaining the ChipMOS Taiwan Shareholder Approval. The ChipMOS Taiwan Board shall: (i) use its reasonable best efforts to solicit or cause to be solicited from its shareholders, in accordance with Applicable Law, the Articles of Incorporation and the rules and regulations of the TSEC, proxies to secure the ChipMOS Taiwan Shareholder Approval; (ii) include the ChipMOS Taiwan Board Recommendation in the Proxy Statement/Prospectus; and (iii) take all other actions necessary or advisable to secure the ChipMOS Taiwan Shareholder Approval.

Section 7.04. Establishment of ADR Facility; Stock Exchange Listing. (a) ChipMOS Taiwan shall cause a sponsored American Depositary Receipt facility (the “ADR Facility”) to be established with the Depositary Bank for the purpose of issuing the ChipMOS Taiwan ADSs, including specifically and without limitation entering into a customary deposit agreement (the “Deposit Agreement”) with the Depositary Bank establishing the ADR Facility and filing with the SEC the Form F-6, to be effective as of the Effective Time. ChipMOS Taiwan shall consider in good faith the comments of IMOS on the Deposit Agreement, and the Deposit Agreement shall be subject to the approval of IMOS, such approval not to be unreasonably withheld. The material terms of the Deposit Agreement and the ChipMOS Taiwan ADSs shall be described in the Proxy Statement/Prospectus. At or prior to the Effective Time, ChipMOS Taiwan shall cause the Depositary Bank to issue a number of ChipMOS ADSs sufficient to constitute the Share Consideration. ChipMOS Taiwan shall use commercially reasonable efforts to cause the ChipMOS Taiwan ADSs to be eligible for settlement through the DTC.

(b)            ChipMOS Taiwan shall use its reasonable best efforts to cause the ChipMOS Taiwan ADSs issuable to the IMOS Shareholders as contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

(c)            ChipMOS Taiwan shall use its reasonable best efforts to cause the ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs to be issued to the IMOS Shareholders as contemplated by this Agreement to be admitted for trading on the TSEC, subject only to allotment, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

Article 8
Mutual Covenants of the Parties

The parties agree that:

Section 8.01. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement and in accordance with Applicable Laws, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable on their part to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, including the Transaction Approvals and (ii) the obtaining of all consents, approvals or waivers from Third Parties that are necessary or desirable or required in connection with the Transactions.

Section 8.02. Disclosure Filings. (a) As soon as practicable following the date of this Agreement, (i) the parties shall prepare and file with the SEC the Schedule 13E-3 (which shall include the Proxy Statement/Prospectus as an exhibit thereto), (ii) ChipMOS Taiwan shall, in cooperation with IMOS, prepare and file with the SEC the Form F-4 (in which the Proxy Statement/Prospectus will be included as IMOS’ proxy statement and ChipMOS Taiwan’s prospectus) and the Form 8-A, and (iii) ChipMOS Taiwan shall prepare and file the Convocation Notice. Each of the parties shall use reasonable best efforts to have the Schedule 13E-3 cleared by the SEC and the Form F-4 declared effective under the 1933 Act as promptly as practicable after filing with the SEC and to keep the Form F-4 effective as long as is necessary to consummate the Merger. ChipMOS Taiwan shall use reasonable best efforts to have the Form 8-A declared effective under the 1934 Act as promptly as practicable after filing with the SEC. As soon as practicable following the date of this Agreement, ChipMOS Taiwan shall use reasonable efforts to cause the Depositary Bank to file with the SEC the Form F-6 and use its reasonable efforts to have the Form F-6 declared effective as soon as practicable after such filing, and in any event as of the Effective Time.

(b)            Each party shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3, the Form F-4 or the Proxy Statement/Prospectus or the FSC, the Central Bank of the ROC and the TSEC with respect to the ChipMOS Taiwan Disclosure Documents, or the MOEAIC with respect to the filing made by IMOS in relation to the Merger, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the applicable Governmental Authority.

(c)            No amendment or supplement to the Disclosure Filings will be made by either party without the approval of the other party, which will not be unreasonably conditioned, withheld or delayed except as may be required by Applicable Law, order of a Governmental Authority of competent jurisdiction or any listing agreement with or rule of any regulatory body, national securities exchange or association. If at any time prior to the Effective Time IMOS or ChipMOS Taiwan discover any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to any of the Disclosure Filings, so that any of those documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other parties and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and (if required) the MOEAIC, the FSC, the Central Bank of the ROC and the TSEC and, to the extent required by Applicable Law, disseminated to the shareholders of IMOS and/or ChipMOS Taiwan.

(d)            The parties shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from Third Parties, in connection with the consummation of the Transactions, and (ii) seeking any of those actions, consents, approvals or waivers or making any of those filings, furnishing information required in connection therewith and seeking promptly to obtain any of those actions, consents, approvals or waivers. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in those meetings and conferences, in each case in connection with the transactions contemplated by this Agreement.

Section 8.03. Public Announcements. ChipMOS Taiwan and IMOS shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or any requirements of the TSEC or the NASDAQ, in which circumstance reasonable efforts to consult with the other party will be required to the extent practicable, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of IMOS or ChipMOS Taiwan, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of IMOS or ChipMOS Taiwan, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of IMOS acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. (a) Each party shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Legal Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting IMOS or ChipMOS Taiwan that relate to the Transactions or may adversely affect the Transactions; and (iv) any event, change, occurrence, circumstance or development which causes or is reasonably likely to cause a material adverse effect on the ability of such party to consummate the Transactions.

(b)            IMOS shall promptly advise ChipMOS Taiwan, orally and in writing, of any Legal Action brought by any shareholder of IMOS, either derivatively, individually or on behalf of a putative class of shareholders as applicable, against IMOS or its respective directors or officers relating to this Agreement or the Transactions. IMOS shall give ChipMOS Taiwan the opportunity to participate, in any such Legal Action, including the defense or settlement of any Legal Action initiated by any shareholder of IMOS, either derivatively, individually or on behalf of a putative class of shareholders as applicable, or any of its respective directors or officers relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of ChipMOS Taiwan, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06. Bermuda Required Actions. Prior to the Effective Time:

(a)            IMOS shall: (i) not more than three months prior to the Effective Time, place an advertisement in a local Bermuda newspaper as required under section 104B(2)(e) of the Bermuda Companies Act, stating its intention to merge and continue in the ROC; (ii) submit an application to the Minister for the purpose of the Merger and the continuance of the Surviving Company in accordance with section 104B(2)(d) of the Bermuda Companies Act; (iii) procure that a director or officer prepare and file with the Bermuda Registrar a notice of merger in the form required under section 104C(1) of the Bermuda Companies Act including, without limitation, making the statutory declaration required under section 104B(2)(a) of the Bermuda Companies Act, executing the irrevocable deed poll required under section 104B(2)(b) of the Bermuda Companies Act; (iv) prepare a duly certified copy of the IMOS shareholder resolutions evidencing the IMOS Shareholder Approval; (v) arrange to have the Surviving Company to file with the Bermuda Registrar the documentary evidence of the Merger issued by the appropriate authority of the ROC within 30 days of its issuance as required under section 104C(2) of the Bermuda Companies Act; and (vi) arrange to have the Bermuda Registrar issue, upon the satisfaction of (v) above, the Certificate of Merger to the Surviving Company under section 108 of the Bermuda Companies Act; and

(b)            ChipMOS Taiwan shall: (i) not more than three months prior to the Effective Time, place an advertisement in a local Taiwan newspaper as required under section 104B(2)(e) of the Bermuda Companies Act, stating its intention to merge and continue in the ROC; (ii) procure that the statutory declaration required by section 108(3) of the Bermuda Companies Act is duly sworn by one of its officers; (iii) prepare a duly certified copy of the ChipMOS Taiwan shareholder resolutions evidencing the ChipMOS Taiwan Shareholder Approval and deliver such documents to IMOS; and (iv) arrange to have the Surviving Company to file documentary evidence of the merger issued by the appropriate authority of the ROC with the Registrar of Companies in Bermuda as required under section 104C(2) of the Bermuda Companies Act.

Section 8.07. NASDAQ De-listing; 1934 Act Deregistration. Prior to the Effective Time, IMOS shall cooperate with ChipMOS Taiwan and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Company of the IMOS Shares from the NASDAQ and the deregistration of the IMOS Shares under the 1934 Act as promptly as practicable after the Effective Time.

Article 9
Conditions

Section 9.01. Conditions to the Obligations of Each Party. The obligations of each party to consummate the Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)            (i) the IMOS Shareholder Approval and (ii) the ChipMOS Taiwan Shareholder Approval shall have been obtained, in each case in accordance with Applicable Law;

(b)            no Applicable Law shall prohibit the consummation of the Merger or the other Transactions, including any order of any Governmental Authority having competent jurisdiction that restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions;

(c)            the ROC Approvals shall have been obtained;

(d)            the Form F-4 and the Form F-6 shall have been declared effective under the 1933 Act and the Form 8-A shall have been declared effective under the 1934 Act, and no stop order suspending the effectiveness of the Form F-4, the Form F-6 or the Form 8-A shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)            the ChipMOS Taiwan ADSs to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance, and the ChipMOS Taiwan Shares underlying the ChipMOS Taiwan ADSs to be issued in the Merger shall have been admitted to trading on the TSEC (and such admission shall have become effective subject only to allotment); and

(f)            all Transaction Approvals shall have been taken, made or obtained or otherwise occurred.

Section 9.02. Conditions to the Obligations of ChipMOS Taiwan. The obligations of ChipMOS Taiwan to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by ChipMOS Taiwan on or prior to the Closing Date:

(a)            IMOS shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)            (i) the representations and warranties of IMOS contained in Sections 4.01, 4.02, 4.05, 4.08 and 4.09 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (ii) the other representations and warranties of IMOS contained in this Agreement or in any certificate or other writing delivered by IMOS pursuant hereto (disregarding all materiality qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as have not had and would not reasonably be expected to have material adverse effect on IMOS’ ability to consummate the Transactions; and

(c)            ChipMOS Taiwan shall have received a certificate signed by an executive officer of IMOS to the foregoing effect.

Section 9.03. Conditions to the Obligations of IMOS. The obligations of IMOS to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by IMOS on or prior to the Closing Date:

(a)            ChipMOS Taiwan shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)            (i) the representations and warranties of ChipMOS Taiwan contained in Sections 5.01, 5.02 and 5.05(a) and 5.05(b) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (ii) the other representations and warranties of ChipMOS Taiwan contained in this Agreement or in any certificate or other writing delivered by ChipMOS Taiwan pursuant hereto (disregarding all materiality qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on ChipMOS Taiwan’s ability to consummate the Transactions; and

(c)            IMOS shall have received a certificate signed by an executive officer of ChipMOS Taiwan to the foregoing effect.

Article 10
Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of IMOS and ChipMOS Taiwan; or

(b)            by either IMOS or ChipMOS Taiwan, if:

                                                    (i)            the Transactions has not been consummated on or before the first anniversary of the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;

                                                    (ii)            there shall be any Applicable Law that (A) makes consummation of the Merger or the other the Transactions illegal or otherwise prohibited or (B) enjoins IMOS or ChipMOS Taiwan from consummating the Merger or the other the Transaction and such injunction shall have become final and non-appealable; or

                                                    (iii)            (A) at the ChipMOS Taiwan Shareholder Meeting (including any adjournment or postponement thereof), the ChipMOS Taiwan Shareholder Approval shall not have been obtained, or (B) at the IMOS Shareholder Meeting (including any adjournment or postponement thereof), the IMOS Shareholder Approval shall not have been obtained; or

(c)            by ChipMOS Taiwan, if:

                                                    (i)            prior to obtaining the IMOS Shareholder Approval, (A) a Change of Recommendation shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the IMOS Board shall have failed to reaffirm the IMOS Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from ChipMOS Taiwan, or the IMOS Board shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of Section 6.02 or Section 6.03; or

                                                    (ii)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of IMOS set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d)            by IMOS, if:

                                                    (i)            prior to obtaining ChipMOS Taiwan Shareholder Approval (A) the ChipMOS Taiwan Board shall have withheld, withdrawn, modified or qualified, in a manner adverse to IMOS, the ChipMOS Taiwan Board Recommendation, or the ChipMOS Taiwan Board shall have publicly announced an intention to take any of the foregoing actions, or (B) there shall have been any material breach of Section 7.03;

                                                   (ii)            (x) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (y) IMOS has irrevocably confirmed by notice to ChipMOS Taiwan that all of the conditions set forth in Section 9.03 have been satisfied or that IMOS is willing to waive any unsatisfied conditions in Section 9.03 and that IMOS is ready, willing and able to consummate the Closing, and (z) ChipMOS Taiwan fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.02;

                                                    (iii)            at any time prior to the receipt of the IMOS Shareholder Approval, at and after such time as the IMOS Board effects a Change of Recommendation as permitted under Section 6.03(d), in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that IMOS shall have paid the Termination Fee to ChipMOS Taiwan pursuant to and in accordance with Section 11.04(b)(i); or

                                                    (iv)            a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the ChipMOS Taiwan set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Article 11
Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to ChipMOS Taiwan, to:

ChipMOS TECHNOLOGIES INC.
No. 1 R&D Rd., 1 Hsinchu Science Park
Hsinchu, Taiwan ROC
Attention: S.J. Cheng
Facsimile No.: 886-3-5668980
E-mail: s.j._cheng@chipmos.com

with a copy to:

Lee and Li, Attorneys-at-Law

5F, Science Park Life Hub, 1 Industry E. 2nd Rd.,

Hsinchu Science Park, Hsinchu, Taiwan 30075, R. O. C.

Attention: Oliver Hung

E-mail: oliverhung@leeandli.com

and

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road, Hong Kong
Attention: James C. Lin / Miranda So / Sam Kelso
E-mail: james.lin@davispolk.com  / miranda.so@davispolk.com  / sam.kelso@davispolk.com if to IMOS, to:

ChipMOS TECHNOLOGIES (Bermuda) LTD.,
R&D Rd. 1, Hsinchu Science Park,
Hsinchu, Taiwan, ROC
Attention: John Yee Woon Seto
Facsimile No.: 886-3-5633998
E-mail: Seto4j@aol.com

with a copy to:

K&L Gates LLP
4 Embarcadero Center Suite 1200
San Francisco, CA 94111-5994
Attention: Remsen Kinne
Facsimile No.: +1.415.882.8220
E-mail: remsen.kinne@klgates.com

and

Johnson and Partners
3F, No. 180, Section 2, Dunhua S. Road
Da-an District, Taipei City 10669, Taiwan, ROC
Attention: Johnson Huang
Facsimile No.: +886.2.27338269
E-mail: johnson@jplaw.com.tw

and

Appleby
2206-19 Jardine House
1 Connaught Place Central, Hong Kong
Attention: Vincent Chan / Jo Lit
Facsimile No.: +852.2524.5548
E-mail: vchan@applebyglobal.com / jlit@applebyglobal.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time,, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 11.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the IMOS Shareholder Approval and the ChipMOS Taiwan Shareholder Approval have been obtained there shall be no amendment or waiver that would require the further approval of the IMOS Shareholders or the ChipMOS Taiwan Shareholders, as the case may be, under Applicable Law without such approval having first been obtained.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with filing, printing, and mailing the Disclosure Filings (including filing fees related thereto) and those expenses incurred in connection with obtaining the Transaction Approvals will be shared equally by IMOS and ChipMOS Taiwan.

(b)            Termination Fee.

                                                     (i)            If this Agreement is terminated by ChipMOS Taiwan pursuant to Section 10.01(c)(i) or by IMOS pursuant to Section 10.01(d)(iii), then IMOS shall pay to ChipMOS Taiwan in immediately available funds US$20,000,000 (the “Termination Fee”), in the case of a termination by ChipMOS Taiwan, within one Business Day after such termination and, in the case of a termination by IMOS, immediately before and as a condition to such termination.

                                                    (ii)            If (A) this Agreement is terminated by ChipMOS Taiwan or IMOS pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the IMOS Board or the IMOS Shareholders and (C) within 12 months following the date of such termination, IMOS shall have entered into a definitive agreement with respect to or recommended to the IMOS Shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then IMOS shall pay to ChipMOS Taiwan in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

                                                    (iii)            If this Agreement is terminated by IMOS pursuant to Section 10.01(d)(i) or Section 10.01(d)(ii), then ChipMOS Taiwan shall pay to IMOS in immediately available funds US$40,000,000 (the “Reverse Termination Fee”), within one Business Day after such termination.

                                                    (iv)            The parties shall take all necessary actions in accordance with Applicable Law to cause the distribution of the Termination Fee to the shareholders of ChipMOS Taiwan, on a pro rata basis, as soon as practicable after its payment by IMOS. The provisions of this Section 11.04(b)(iii) are intended to benefit, and shall be enforceable by, each shareholder of ChipMOS Taiwan.

(c)            Other Costs and Expenses. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due to the other party pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(d)            ChipMOS Taiwan agrees that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by IMOS pursuant to this Section 11.04 and such Termination Fee, and any additional amount payable pursuant to Section 11.04(c), is paid in full, ChipMOS Taiwan shall be precluded from any other remedy against IMOS, at law or in equity or otherwise, and ChipMOS Taiwan shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against IMOS or any of IMOS’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.

(e)            IMOS agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by IMOS pursuant to this Section 11.04 and such Reverse Termination Fee, and any additional amount payable pursuant to Section 11.04(c), is paid in full, IMOS shall be precluded from any other remedy against ChipMOS Taiwan, at law or in equity or otherwise, and IMOS shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against ChipMOS Taiwan or any of ChipMOS Taiwan’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.

Section 11.05. IMOS Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the IMOS Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of IMOS that are contained in the corresponding Section of this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02 and Section 11.04(b)(iii), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)            No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.07. Governing Law. This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the ROC with respect to contracts performed within that state; provided, that any provisions of this Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which otherwise arise, in each case, under the laws of Bermuda (including mergers under the Bermuda Companies Act) shall be governed by and in accordance with the laws of Bermuda.

Section 11.08. Consent to Jurisdiction; Venue. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Hsinchu District Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any Legal Action with respect to the subject matter hereof. Each party agrees to commence any Legal Action relating hereto only in the Hsinchu District Court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 11.01 hereof or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09. Counterparts; Effectiveness. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10. Entire Agreement. This Agreement and the Bermuda Merger Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and the Bermuda Merger Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Bermuda Merger Agreement. In the event of any inconsistency between the provisions of this Agreement and the Bermuda Merger Agreement, the provisions of this Agreement shall prevail.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under Applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to a decree of specific performance and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Legal Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under Applicable Law.

Section 11.13. Language. This Agreement is formulated in both English and Chinese. In case of discrepancy between the two language versions, the English version shall prevail.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CHIPMOS TECHNOLOGIES INC.

By:	/s/ Jeffrey Y. Tang
	Name:	Jeffrey Y. Tang
	Title:	Independent Director

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ John Yee Woon Seto
	Name:	John Yee Woon Seto
	Title:	Independent Director

Exhibit A

Form of Bermuda Merger Agreement

THIS AGREEMENT (this “Agreement”) is made the [insert date].

B E T W E E N:

1.	ChipMOS TECHNOLOGIES (Bermuda) LTD., an Bermuda exempted company incorporated in Bermuda with limited liability having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (“IMOS”); and

2.	ChipMOS TECHNOLOGIES INC., a company limited by shares incorporated under the laws of the Republic of China (“ROC”) having its registered office at No. 1 R&D Rd., 1 Hsinchu Science Park, Hsinchu, Taiwan ROC (“ChipMOS Taiwan”).

W H E R E A S IMOS and ChipMOS Taiwan have agreed to merge (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of dated as of January 21, 2016 between ChipMOS Taiwan and IMOS (the “Merger Agreement”), the provisions of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”) and the provisions of the Business Merger and Acquisitions Act of the ROC (the “ROC Business M&A Act”) and the Company Act of the ROC (the “ROC Company Act”), and their undertaking, property and liabilities shall vest in ChipMOS Taiwan as the surviving company of the Merger, which shall continue as a company incorporated in the ROC on the terms hereinafter appearing (the surviving company to be known in this Agreement as the “Surviving Company”);

IMOS and ChipMOS Taiwan and the respective members or shareholders thereof deem it advisable and to the advantage, welfare, and best interests of IMOS and ChipMOS Taiwan and their respective members or shareholders to merge IMOS and ChipMOS Taiwan pursuant to the provisions of the Bermuda Companies Act and the ROC Business M&A Act upon the terms and conditions set forth herein; and

The respective members or shareholders of IMOS and ChipMOS Taiwan have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the authorized representatives of respective entities.

NOW IT IS HEREBY AGREED as follows:-

1.	The parties hereby agree that the Merger shall occur and a certificate be issued by the Registrar of Companies effective on [insert date] or at such other subsequent date as IMOS and ChipMOS Taiwan agree pursuant to the terms of this Agreement and in accordance with the Bermuda Companies Act, .

the ROC Business M&A Law and the ROC Companies Act (the “Effective Time”)

2.	The Articles of Incorporation of the Surviving Company shall be that of ChipMOS Taiwan.

3.	The Surviving Company shall be called “ChipMOS TECHNOLOGIES INC.” in English and “” in Chinese.

4.	The registered office of the Surviving Company is situated at No. 1 R&D Rd., 1 Hsinchu Science Park, Hsinchu, Taiwan ROC.

5.	The names and addresses of the persons proposed to be directors of the Surviving Company are as follows:-

[insert list]

6.	On the Effective Time, by virtue of the Merger and without any action on the part of IMOS and ChipMOS Taiwan or the holder of any shares of IMOS and ChipMOS Taiwan, each common share, par value US$0.04 each, of IMOS (“IMOS Share”) issued and outstanding immediately prior to the Effective Time (i) shall be converted into the right to receive (x) a number of American depositary shares of ChipMOS Taiwan (“ChipMOS Taiwan ADSs”), with each ChipMOS Taiwan ADS representing 20 common shares, par value NT$10 each, of ChipMOS Taiwan (“ChipMOS Taiwan Shares”) equal to 0.9355 (the “Share Consideration”), and (y) an amount in cash equal to US$3.71 (the “Cash Consideration” and together with the Share Consideration, together with any cash in lieu of fractional ChipMOS Taiwan ADSs pursuant to Section 7 hereof, the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.05 of the Merger Agreement, shall thereafter represent only the right to receive the Merger Consideration, without interest.

7.	No fractional ChipMOS Taiwan ADSs shall be issued in the Merger. All fractional ChipMOS Taiwan ADSs that any holder of certificated or uncertificated IMOS Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional ChipMOS Taiwan ADS results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing price for a ChipMOS Taiwan Share on the Taiwan Stock Exchange Corporation on the trading day immediately preceding the Effective Time, in US$ based on the average closing NT$:US$ buying cash rate published by the Bank of Taiwan for such date, by the product of the fraction of a ChipMOS Taiwan ADS to which such holder would otherwise have been entitled, multiplied by 20.

8.	Each of [insert names] are severally authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement or of the Merger, including, without limitation filing a certificate regarding the Merger with the appropriate ROC authorities.

9.	IMOS agrees that it may be served with process in Bermuda in any action, suit or proceeding for the enforcement of any obligation of IMOS, and hereby irrevocably appoints [insert] of [insert] as its agent to accept service of process in any such action, suit or proceeding arising out of actions or omissions of IMOS occurring prior to the Merger.

10.	All necessary approvals and declarations shall be obtained from the shareholders and officers of the IMOS and the IMOS shall file the requisite notice with the Bermuda Registrar of Companies.

11.	The Surviving Company shall file with the Bermuda Registrar of Companies a copy of the certificate of merger (or such other documentary evidence of the merger) issued by the ROC within 30 days after the date of issue thereof.

12.	At the Effective Time, IMOS shall terminate the IMOS Share Plans (as defined in the Merger Agreement), and:

a.	each outstanding IMOS Share Option (as defined in the Merger Agreement), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and IMOS Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS Share Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value (as defined in the Merger Agreement) over the exercise price per IMOS Share of such cancelled IMOS Share Option, less applicable withholding taxes. For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a IMOS Share Option is zero or a negative number than such IMOS Share Option shall, immediately prior to the Effective Time, be cancelled without consideration and such IMOS Share Option shall have no further force or effect; and

b.	each outstanding IMOS SAR (as defined in the Merger

Agreement), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and IMOS Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (x) the total number of IMOS Shares subject to such IMOS SAR immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Value over the exercise price per IMOS Share of such cancelled IMOS SAR, less applicable withholding taxes. For the avoidance of doubt, in the event that the product obtained by such calculation with respect to an IMOS SAR is zero or a negative number than such IMOS SAR shall, immediately prior to the Effective Time, be cancelled without consideration and such IMOS SAR shall have no further force or effect.

13.	On the Effective Time, (i) the property of each of IMOS and ChipMOS Taiwan shall become property of the Surviving Company; (ii) the Surviving Company shall continue to be liable for the obligations of each of IMOS and ChipMOS Taiwan; (iii) any existing cause of action, claim or liability to prosecution shall be unaffected; (iv) a civil, criminal or administrative action or proceeding ending by or against IMOS or ChipMOS Taiwan may be continued to be prosecuted by or against the Surviving Company; and (v) a conviction against, or ruling, order or judgement in favour of or against, IMOS or ChipMOS Taiwan may be enforced by or against the Surviving Company. The management and operation of ChipMOS Taiwan will remain substantially the same at and after the Merger.

14.	This Agreement shall terminate upon the earliest to occur of: (i) an agreement in writing between ChipMOS Taiwan and IMOS at any time prior to the Effective Time; and (ii) automatically upon termination of the Merger Agreement in accordance with its terms.

15.	This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of the courts of Bermuda.

16.	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

ChipMOS TECHNOLOGIES (Bermuda) LTD.

SIGNED for and on behalf of ChipMOS TECHNOLOGIES (Bermuda) LTD.

By ________________________

Name ________________________

Title ________________________

ChipMOS TECHNOLOGIES INC.

SIGNED for and on behalf of ChipMOS TECHNOLOGIES INC.

By ________________________

Name ________________________

Title ________________________

 ANNEX B

[English translation]

Fairness Opinion on the Share Exchange Ratio

Date: January 21, 2016

(105) Zhi-Kuai-Zhu-Shen No.105004

To the audit committee of ChipMOS TECHNOLOGIES INC.:

For the purpose of streamlining the organization of the group, your company - ChipMOS TECHNOLOGIES INC. ("ChipMOS Taiwan") intends to merge with its parent company, ChipMOS TECHNOLOGIES (Bermuda) LTD. ("IMOS"), through a share exchange. ChipMOS Taiwan will be the surviving company after the completion of the merger and IMOS will be the dissolving company. In accordance with Article 22 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies and Article 6 of the Business Mergers and Acquisitions Act, I was mandated by ChipMOS Taiwan to issue a fairness opinion on the reasonableness of the share exchange ratio for this transaction. After having conducted a necessary review and assessment process regarding the fairness of the transaction consideration, I hereby set forth the conclusion of my review as follows.

I.	Introduction to the Target Companies

ChipMOS Taiwan

ChipMOS Taiwan, established with approval on July 28, 1997, mainly provides research, development, production, manufacture, sale of highly integration and high precision IC, and the assembly and testing services of such products. ChipMOS Taiwan is an industry leader of semiconductor assembly and testing services in Taiwan with gold-bumping, assembly and testing facilities in Hsinchu Science Park, Chubei, Hukou and Southern Taiwan Science Park. It provides assembly and testing services for high density and advanced memory products and LCD driver IC.

ChipMOS Taiwan has been listed on the Taiwan Stock Exchange since April 2014 (TWSE: 8150).

IMOS

IMOS is a holding company established in Bermuda in August 2000. As of December 31, 2015, IMOS owns approximately 58% of the issued and outstanding shares of ChipMOS Taiwan.

IMOS has been listed on Nasdaq since June 2001 (Nasdaq: IMOS).

II.	Financial Performance and Financial Conditions

1.	The financial conditions of ChipMOS Taiwan and IMOS as of September 30, 2015 are summarized as follows:

Unit: NT$ Thousand

	September 30, 2015
	ChipMOS Taiwan	IMOS
Current Assets	15,683,762	17,904,200
Non-current Assets	14,748,385	14,639,200
Current Liabilities	5,929,997	6,250,600
Non-current liabilities	5,871,139	5,561,100
Paid-in Capital	9,163,036	31,900
Total Equity Attributable to Parent Company	18,631,011	14,247,500

Source:

(1)	The reviewed consolidated financial statements of ChipMOS Taiwan for the 3rd quarter ended on September 30, 2015

(2)	The Report of Foreign Issuer (Form 6-K) of IMOS for the 3rd quarter of 2015

2.	The financial performance of ChipMOS Taiwan and IMOS during the first three quarters of 2015 are summarized as follows:

Unit: NT$ Thousand

	January 1, 2015 - September 30, 2015
	ChipMOS Taiwan	IMOS
Revenue	15,114,362	15,114,300
Operating Costs	(11,923,664)	(11,889,900)
Gross Profit	3,190,698	3,224,400
Operating Expenses	(1,061,057)	(1,105,400)
Non-operating Income and Expenses	200,793	230,400
Net Profit Before Tax	2,330,434	2,349,400
Income Tax Expenses	(500,136)	(638,000)
Net Profit	1,830,298	1,711,400
Net Profit Attributable to Parent Company	1,793,225	904,300

Source:

(1)	The reviewed consolidated financial statements of ChipMOS Taiwan for the 3rd quarter ended on September 30, 2015

(2)	Information accumulated from the Report of Foreign Issuer (Form 6-K) of IMOS for the first through third quarters of 2015

III.	Valuation Methodologies

There are a number of methods for the valuation of shares, such as the net asset approach (also known as the cost approach), discounted cash flow approach, and market comparison approach (including the price-book ratio method, price-earnings ratio method and market value method). In practice, valuation should be conducted by taking into account the specific features of the company, liquidity of the shares, expected profitability, stability of the issued and outstanding shares, nature of the industry, and efficiency and feasibility of valuation implementation. The actual price is usually determined by applying a valuation method acceptable to all parties, establishing a theoretical range of the share value, and also taking into account other critical factors.

 Regarding the applicability of the net asset approach (or the cost approach), in principle, this approach is more suitable for the valuation of asset or liability items not intended for future operation, which is inconsistent with the current condition of the target companies. As for the discounted cash flow approach, while it is much accounted for in academia, there are numerous assumptions involved, thus it entails a high degree of uncertainty. Therefore, the aforementioned valuation methods are not adopted in this opinion.

In light of the fact that ChipMOS Taiwan and IMOS are listed on the Taiwan Stock Exchange and Nasdaq, respectively, the market price of the shares of each of the companies is available. Furthermore, there are comparable companies in the public market. Consequently, the market value method, price-book ratio method and EV/EBITDA multiplier method are adopted for the purpose of the share exchange ratio valuation in this opinion.

IV.	Description and Application of the Valuation Methods

The analysis and valuation are made based mainly on the operating and financial information and publicly available materials of ChipMOS Taiwan and IMOS. The valuation record date is January 20, 2016.

1.	Market Value Method

The market value method estimates the reasonable value of shares of listed companies based on the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) in open markets, and calculates the share exchange ratio.

Unit: NT$

Reference Period	Average Closing Price		Share Exchange Ratio
	ChipMOS Taiwan	IMOS
10 Business Days	28.70	594.88	20.73:1
20 Business Days	29.89	627.89	21.01:1
30 Business Days	30.81	631.59	20.50:1
60 Business Days	32.29	628.90	19.48:1
Reference Range of Share Exchange Ratio	19.48:1 - 21.01:1

Source:     Information on the websites of the Taiwan Stock Exchange and Nasdaq, calculated using simple arithmetic average of the prices. In addition, the share price of IMOS is converted into New Taiwan Dollars by applying the average of the spot buying and selling exchange rate of United States Dollars to New Taiwan Dollars announced by the Bank of Taiwan as of the valuation record date, which is 33.685.

2.	Price-Book Ratio Method

The Price-Book Ratio calculates the range of per share value of IMOS shares based on the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) and the net value per share of comparable companies in the same industry. It then calculates the share exchange ratio based on the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) of ChipMOS Taiwan.

(1)	Price-Book Ratio of Comparable Companies in the Same Industry

Unit: average closing price per share/net value per share; NT$

Selected Sample Companies		King Yuan	Powertech	Grea tek	Sigurd	Chipbond	Giga	Amkor	Simple Average	Range
Average Closing Price Per Share	10 Business Days	20.59	65.32	33.36	20.58	41.80	18.57	189.65
	20 Business Days	21.10	65.69	34.56	21.38	44.55	19.33	201.77
	30 Business Days	21.09	66.71	34.75	21.35	45.39	19.60	205.82
	60 Business Days	20.92	68.99	34.14	21.88	47.66	20.51	210.87
Net Value Per Share as of September 30, 2015		18.96	41.84	23.38	21.39	35.70	16.16	165.23
Price-book Ratio of Companies in the Same Industry	10 Business Days	1.09	1.56	1.43	0.96	1.17	1.15	1.15	1.22	1.22 - 1.30
	20 Business Days	1.11	1.57	1.48	1.00	1.25	1.20	1.22	1.26
	30 Business Days	1.11	1.59	1.49	1.00	1.27	1.21	1.25	1.27
	60 Business Days	1.10	1.65	1.46	1.02	1.34	1.27	1.28	1.30

Source:	A.	Information of domestic comparable companies in the same industry is from the reviewed consolidated financial statements for the 3rd quarter ending on September 30, 2015, and information on the websites of the Taiwan Stock Exchange and Taipei Exchange, calculated using simple arithmetic average of the prices.

B.	Information of foreign comparable companies in the same industry is from the Nasdaq website and Bloomberg database, and converted into New Taiwan Dollars by applying the average of the spot buying and selling exchange rate of United States Dollars to New Taiwan Dollars announced by the Bank of Taiwan as of the valuation record date, which is at 33.685.

(2)	The Calculation of the Reference Range of the Share Exchange Ratio

The calculation of the range of per share value of IMOS is made based on the range of simple average of price-book ratio of companies in the same industry and IMOS's net value per share as of September 30, 2015.

Unit: NT$

The Range of Simple Average of Price-Book Ratio of Companies in the Same Industry	IMOS
	Net Value Per Share	The Range of Per Share Value
1.22 - 1.30	523.32	638.45 - 680.32

Source:	The quotient of the information on the Report of Foreign Issuer (Form 6-K) of IMOS for the 3rd quarter of 2015, divided by the number of issued and outstanding shares of IMOS.

The share exchange ratio is obtained from the range of per share value of IMOS, which is based on comparable companies' price-book ratio, and the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) of ChipMOS Taiwan.

Unit: NT$

	ChipMOS Taiwan	IMOS
Range of Per Share Value	28.70 - 32.29	638.45 - 680.32
Reference Range of Share Exchange Ratio	19.77:1 - 23.70:1

3.	EV/EBITDA Multiplier Method

The EV/EBITDA multiplier of comparable companies in the same industry is calculated based on the quotient of the enterprise value (market capitalization – cash + interest-bearing liabilities + non-controlling interest, "EV") of the company divided by the EBITDA (earnings before interest, taxes, depreciation and amortization). By applying the above EV/EBITDA multiplier of comparable companies, the range of per share value of IMOS is estimated, and together with the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) of ChipMOS Taiwan, the share exchange ratio is then obtained.

The EV/EBITDA multipliers of comparable companies in the same industry are as follows:

Selected Companies	King Yuan	Powertech	Grea tek	Sigurd	Chipbond	Giga	Amkor
EV/EBITDA	4.13	3.90	3.99	3.33	6.39	2.65	3.06
Range of Multiplier	2.65 – 6.39

Source: Bloomberg database

By applying the above EV/EBITDA multiplier of comparable companies, the range of per share value of IMOS is estimated, and together with the average closing price per share (during the 10-, 20-, 30- and 60-business-day period (including the valuation record date) immediately prior to the valuation record date) of ChipMOS Taiwan, the share exchange ratio is then obtained.

Unit: NT$

Items	Range
IMOS's EBITDA (Thousand Dollars)	6,766,767
Range of EV/EBITDA Multipliers of Comparable Companies in the Same Industry	2.65 – 6.39
Estimated Enterprise Value (EV) of IMOS (Thousand Dollars)	17,931,933 - 43,239,641
Estimated Aggregate Market Value of IMOS (Thousand Dollars)	15,372,199 - 40,679,907
Theoretical Per Share Value of IMOS (Thousand Dollars)	563.29 - 1,490.66
Range of Per Share Value of ChipMOS Taiwan	28.70 - 32.29
Reference Range of Share Exchange Ratio	17.44:1 - 51.94:1

Source:	The consolidated financial statements for the 4th quarter of 2014 and the first 3 quarters of 2015 provided by IMOS

Based on the above valuation methods on share value, and taking into consideration factors such as the industrial environment, growth and changes of economics as well as stock market in Taiwan and the United States, and financial structure, operating income and profits, and stock liquidity risk of the target companies, the price-book ratio method and EV/EBITDA multiplier method are more capable of reasonably reflecting the share exchange ratio in this merger between ChipMOS Taiwan and IMOS. Therefore, the price-book ratio method and EV/EBITDA multiplier method will each account for 40%. As for the market value method, since IMOS mainly holds shares of ChipMOS Taiwan, and different markets value shares differently, it will account for 20%. The following table summarizes the reasonable range of the share exchange ratio in this merger:

Valuation Methods	Reference Range of Share Exchange Ratio	Weighted	Reasonable Range of Weighted Share Exchange Ratio
Market Value Method	19.48:1 - 21.01:1	20%	18.78:1 - 34.46:1
Price-Book Ratio Method	19.77:1 - 23.70:1	40%
EV/EBITDA Multiplier Method	17.44:1 - 51.94:1	40%

V.	Conclusion

In sum, I adopted the market value method, price-book ratio method and EV/EBITDA multiplier method for valuation. Regarding the proposal of ChipMOS Taiwan that each IMOS share will be converted to US$3.71 in cash and 0.9355 American depositary receipts (each American depositary receipt represents 20 new common shares, par value of NT$10 each, to be issued by ChipMOS Taiwan), which is equivalent to 23.02 shares for every IMOS common share with a share exchange ratio of 23.02:1. Such share exchange ratio falls into the reasonable range of the weighted share exchange ratio. Therefore, the share exchange ratio for this merger agreed by the parties is reasonable.

This Opinion may only be used by ChipMOS Taiwan for the purpose described in the first paragraph, and shall not be for other use or be given to other parties.

/s/ Diwan & Company

Diwan & Company

Lu Rui-Wen, Certified Public Accountant

ANNEX C

[English translation]

ChipMOS Technologies Inc.

Expert's Opinion On the Fairness of the Share Exchange Ratio

IP International CPAs Firm
Address:	No. 15, Sec. 1, Jiafeng 2nd St., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.)
Tel: 03-6589990

Expert's Opinion on the Fairness of the Share Exchange Ratio

I.	Overview

Chipmos Technologies Inc. ("ChipMOS Taiwan"), established on July 28, 1997, is a leader in the semiconductor assembly and testing industry with the second largest capacity of packaging and testing for LCD driver IC products in the world. ChipMOS Taiwan was listed on the Taiwan Stock Exchange in April 2014 (TWSE: 8150), while its parent company, ChipMOS TECHNOLOGIES (Bermuda) LTD. ("IMOS"), has been listed on Nasdaq since June 2001 (NASDAQ: IMOS). ChipMOS Taiwan's customers include semiconductor design houses, integrating device manufacturers, and semiconductor fabs.

ChipMOS Taiwan provides a broad range of back-end test services of semiconductor memory and mixed-signal products, and has actively expanded its production capacity and increased technical services for LCD driver IC products in recent years. As for the assembly services for semiconductor memory, mixed-signal and LCD driver IC products, it provides diverse choices for technologies including lead frames and organic substrate carriers. Such products are applied to personal computers, network/communication, office automation, and consumer electronics.

In order to streamline the internal structure and the integration of group resources, ChipMOS Taiwan intends to merge with its parent company, IMOS, in accordance with the Company Act, Securities and Exchange Act, and Business Mergers and Acquisitions Act, with ChipMOS Taiwan being the surviving company of the merger. ChipMOS Taiwan's board of directors has therefore, in accordance with Article 22 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies, engaged me to issue this fairness opinion on the share exchange ratio of the merger. Our assessment is as set forth below.

II.	Financial Information of the Parties

The financial information of ChipMOS Taiwan and IMOS for the third quarter of 2015 is summarized below.

1.	Summary of the consolidated income statements for the period from January 1, 2015 to September 30, 2015.

(Unit: NTD million)

Account	ChipMOS Taiwan	IMOS
Revenue	15,114	15,114
Gross Profit	3,190	3,224
Operating Profit	2,129	2,119
Net Profit Before Tax	2,330	2,349
Net Profit After Tax	1,830	1,711

Resource:	Financial information of ChipMOS Taiwan is obtained from the consolidated financial statements for the third quarter of 2015 reviewed by a certified public accountant. Financial information of IMOS is obtained from the consolidated financial statements for the third quarter of 2015 provided by IMOS.

2.	The summary of the consolidated balance sheets as of September 30, 2015.

(Unit: NTD million)

Account	ChipMOS Taiwan	IMOS
Current Assets	15,684	17,904
Non-Current Assets	14,748	14,639
Current Liabilities	5,930	6,251
Non-Current Liabilities	5,871	5,561
Total Equity	18,631	20,732

Resource:	Financial information of ChipMOS Taiwan is obtained from the consolidated financial statements for the third quarter of 2015 reviewed by a certified public accountant. Financial information of IMOS is obtained from the consolidated financial statements for the third quarter of 2015 provided by IMOS.

III.	Valuation Method

According to the Statements of Valuation Standards No.4 entitled Valuation Procedures, the following three valuation approaches are commonly used in enterprise or equity valuation.

1.	Market-Based Approach

Based on the transaction prices for comparable targets, this approach takes into consideration the differences between the valuation target and the comparable targets, and calculates the value of the valuation target with an appropriate multiplier. The market-based approach generally includes the approach of comparable TWSE-listing and TPEx-listing companies and comparable transaction approach.

2.	Income-Based Approach

Based on the future benefit flows created by the valuation target, this approach converts such future benefit flows into the value of the valuation target through capitalization or discount.

3.	Asset-Based Approach

This approach reflects the total value of an enterprise or equity based on the total value of individual assets and individual liabilities covered by the valuation target.

Given that the income-based approach involves more hypothetical factors, and that there is a considerable uncertainty of future benefit flows, I do not intend to use this approach in this case. ChipMOS Taiwan is a company listed on the Taiwan Stock Exchange, which indicates that there is a clear market price and an active market. Hence, this opinion intends to adopt the price-book ratio method, price-earnings ratio method and market value method under the market-based approach to calculate the fair market value. IMOS is a company listed on Nasdaq, which indicates that there is a clear market price and an active market. Therefore, this opinion will adopt the market value approach to calculate its fair market value.

IV.	Valuation

1.	Fair Market Value of ChipMOS Taiwan

(1)	Market Value Method

Given that ChipMOS Taiwan is a TWSE-listed company, and has an active market quotation, I estimated ChipMOS Taiwan's fair market value per share by using the market value method based on the average closing price for the thirty-trading-day period immediately prior to January 20, 2016 (including January 20, 2016), the valuation record date, as listed below:

(Unit: NTD)

Item	ChipMOS Taiwan
The average closing price for the most recent thirty trading days	30.81

(2)	Price-Book Ratio Method

I selected several TWSE-listed and TPEx-listed companies in the similar industries as ChipMOS Taiwan, including Powertech Technology Inc. ("PTI") (TWSE: 6239), King Yuan Electronics Corp. ("KYEC") (TWSE: 2449), Chipbond Technology Corporation ("CTC") (TWSE:6147), Greatek Electronics Inc. ("GEI") (TWSE:2441), Sigurd Microelectronics Corporation ("SIC") (TWSE: 6257), and Ardentec Corporation ("ARD") (TWSE:3264) as the comparable companies, and calculated the price-book ratio of the comparable companies based on the average closing price for the thirty-trading-day period immediately prior to January 20, 2016 (including January 20, 2016). The valuation record date to estimate ChipMOS Taiwan's fair market value per share is as shown below:

(Unit: NTD)

Item	PTI	KYEC	CTC	GEI	SIC	ARD
The 30-Day Average Closing Price	66.71	21.09	45.39	34.75	21.35	21.96
Net Value Per Share	41.84	18.96	35.7	23.38	21.39	20.08
Price-Book Ratio of Comparable Companies	1.59	1.11	1.27	1.49	1.00	1.09
Average Price-Book Ratio of Comparable Companies	1.26
ChipMOS Taiwan's Net Value Per Share	20.79
ChipMOS Taiwan's Fair Market Value Per Share	26.20

Note: The net value per share is the net value as of September 30, 2015.

(3)	Price-Earnings Ratio Method

According to the price-earnings ratio of the comparable companies calculated based on the average closing price of comparable companies for the thirty-trading-day period immediately prior to January 20, 2016 (including January 20, 2016), the valuation record date, ChipMOS Taiwan's fair market value per share is estimated as below:

Item	PTI	KYEC	CTC	GEI	SIC	ARD
The 30-Day Average Closing Price	66.71	21.09	45.39	34.75	21.35	21.96
Earnings Per Share	4.63	1.95	3.83	3.5	2.24	2.55
Price- Earnings Ratio of Comparable Companies	14.41	10.82	11.85	9.93	9.53	8.61
Average Price- Earnings Ratio of Comparable Companies	10.86
ChipMOS Taiwan's Earnings Per Share	3.21
ChipMOS Taiwan's Fair Market Value Per Share	34.86

Note: Earnings per share are the earnings of the four quarters from the fourth quarter of 2014 to the third quarter of 2015.

2.	IMOS's Fair Market Value

(1)	Prior to the adjustment of the control premium

Given that IMOS, ChipMOS Taiwan's parent company, is listed on Nasdaq, and has an active market quotation, I estimated IMOS's fair market value per share by using the market value method based on the average closing price for the ten-, twenty-, thirty-, and sixty-trading-day periods immediately prior to January 20, 2016 (including January 20, 2016), the valuation record date, as specified below:

(Unit: US$)

Item	IMOS
The most recent ten trading days	17.66
The most recent twenty trading days	18.64
The most recent thirty trading days	18.75
The most recent sixty trading days	18.67

(2)	After the adjustment of the control premium

Normally, the share price reflects only the value of the shares held by minority shareholders. Should the valuation target be shares with a controlling interest, the control premium should be taken into account. According to the Mergerstat Control Premium Stay 2014 Q3 Edition, the median of the overall control premium is 26%.

In addition, in equity mergers and acquisitions where the consideration is shares, the premium is usually significantly higher than where cash is used as the consideration. Given that the consideration of this case involves both cash and shares, and that the premium of mergers in Taiwan normally ranges from 10% to 30%, I intend to consider a 20% control premium. IMOS's fair market value per share after the adjustment of the control premium is as shown below:

(Unit: US$)

Item	IMOS
The most recent ten trading days	21.19
The most recent twenty trading days	22.37
The most recent thirty trading days	22.50
The most recent sixty trading days	22.40
Reasonable range of fair market value per share	21.19-22.50

V.	Calculation of the Share Exchange Ratio

The merger consideration proposed by the board of directors of ChipMOS Taiwan in this case is that each IMOS share be converted to (A) share consideration: 0.9355 ChipMOS Taiwan American depository receipt, each of which represents 18.71 ChipMOS Taiwan shares, and (B) cash consideration: cash equivalent to US$3.71. The share exchange ratios (the number of ChipMOS Taiwan shares that each IMOS share may be converted to) calculated based on different values of ChipMOS Taiwan shares, derived by using different valuation methods, are as shown below:

Valuation Method	ChipMOS Taiwan (NTD) ($)	IMOS (US$)		Share Exchange Ratio (B*33.01/A)
		Fair market value per share	Subtracted by $3.71 of cash (B)
Market Value Method	30.81	21.19 - 22.50	17.48 - 18.79	18.73 - 20.13
Price-Book Ratio Method	26.20			22.03 - 23.68
Price-Earnings Ratio Method	34.86			16.55 - 17.79

Note 1: Share exchange ratios are the quotient of (1) the product of (a) the difference of (x) IMOS's fair market value per share, minus (y) the cash consideration US$3.71, multiplied by (b) the exchange rate of United States Dollars to New Taiwan Dollars, divided by (2) the ChipMOS Taiwan's fair market value per share.

Note 2: The exchange rate is 33.01, the average exchange rate of the Bank of Taiwan for the thirty-day period immediately prior to the valuation record date.

VI.	Assessment of the Share Exchange Ratio

In view of the above, taking into account the market value method, price-book ratio method, and price-earnings ratio method, the share consideration proposed by ChipMOS Taiwan and IMOS, i.e., each IMOS share be converted into 18.71 common shares of ChipMOS Taiwan, falls into the range of the reasonable share exchange ratio between 16.55 and 23.68. Accordingly, I am of the view that the share exchange ratio agreed upon by the parties is reasonable.

/s/ IP International CPAs Firm
IP International CPAs Firm
Stan Hsu, Certified Public Accountant
January 20, 2016

ANNEX D

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

January 21, 2016

The Special Committee of the Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R&D Road 1, Hsinchu Park

Hsinchu, Taiwan

The Special Committee of the Board of Directors:

The Special Committee of the Board of Directors (the “Special Committee”) of ChipMOS TECHNOLOGIES (Bermuda) LTD., an exempted company with limited liability incorporated under the laws of Bermuda (“IMOS”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to holders of the common shares, par value US$0.04 per share, of IMOS (“IMOS Common Stock”) of the Merger Consideration (defined below) provided for pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) and the Bermuda Statutory Merger Agreement (the “Bermuda Merger Agreement”; together with the Merger Agreement, the “Merger Agreements”) between IMOS and ChipMOS TECHNOLOGIES INC., a company limited by shares incorporated under the laws of the Republic of China (“ChipMOS Taiwan”). Pursuant to the Merger Agreements, IMOS will be merged with and into ChipMOS Taiwan (the “Merger”), with ChipMOS Taiwan as the surviving entity of the Merger, and each outstanding share of IMOS Common Stock will be converted into the right to receive (i) a number of ChipMOS Taiwan American Depository Shares (the “ChipMOS Taiwan ADS”) equal to 0.9355 (the “Exchange Ratio”), representing 18.71 shares, par value NT$10 per share, of ChipMOS Taiwan (“ChipMOS Taiwan Common Stock”) (the “Share Consideration”) and (ii) an amount in cash equal to US$3.71 (the “Cash Consideration”; together with the Share Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreements.

In arriving at our opinion, we have, among other things:

·	Reviewed drafts, dated January 21, 2016, of the Merger Agreements, including the financial terms thereof;

·	Reviewed certain publicly available business, financial and other information regarding IMOS and ChipMOS Taiwan, including information set forth in their respective annual and interim reports to shareholders and the annual report for IMOS filed on Form 20-F for the fiscal year ended December 31, 2014;

·	Reviewed, at the direction of the Special Committee, certain other business and financial information regarding IMOS and ChipMOS Taiwan furnished to us by and discussed with the management of ChipMOS Taiwan, including financial forecasts and estimates relating to IMOS, excluding the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “IMOS Financial Forecasts”), financial forecasts and estimates relating to ChipMOS Taiwan, excluding the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “ChipMOS Taiwan Financial Forecasts”) and financial forecasts and estimates relating to pro forma ChipMOS Taiwan, including the impact of the Merger, for the fiscal years ending December 31, 2015 through December 31, 2020 (the “Pro Forma ChipMOS Taiwan Financial Forecasts”), in each case including the impact of the transactions contemplated by the Strategic Alliance Agreement dated December 11, 2015 between ChipMOS Taiwan and Tsinghua Unigroup Ltd. (the “Tsinghua Unigroup Agreement”) and prepared by the management of ChipMOS Taiwan and approved for our use by the Special Committee;

·	Discussed with the managements of IMOS and ChipMOS Taiwan the operations and prospects of IMOS and ChipMOS Taiwan, including the historical financial performance and trends in the results of operations of IMOS and ChipMOS Taiwan;

·	Discussed with the managements of IMOS and ChipMOS Taiwan the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of IMOS and ChipMOS Taiwan to result from the Merger;

·	Participated in discussions and negotiations among representatives of IMOS, ChipMOS Taiwan and their respective advisors regarding the proposed Merger;

·	Reviewed reported prices and trading activity for the IMOS Common Stock and the ChipMOS Taiwan Common Stock;

·	Reviewed reported prices and trading activity for American Depository Receipt (“ADR”) programs of certain Taiwan and Hong Kong listed companies with ADR programs of certain United States listed companies;

·	Compared the Exchange Ratio to implied exchange ratios calculated using various market prices for IMOS Common Stock and ChipMOS Taiwan Common Stock minus the Cash Consideration;

·	Compared certain financial data of ChipMOS Taiwan with similar data of certain publicly traded companies that we deemed relevant in evaluating ChipMOS Taiwan;

·	Analyzed the estimated present value of the future cash flows of ChipMOS Taiwan based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of IMOS and ChipMOS Taiwan; and

·	Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of IMOS and ChipMOS Taiwan that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to our analysis. With respect to the financial forecasts, estimates and other information relating to IMOS and ChipMOS Taiwan utilized in our analyses, we have been advised by the management of ChipMOS Taiwan and the Special Committee and, at the direction of the Special Committee, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of ChipMOS Taiwan and the Special Committee as to the future financial performance of IMOS and ChipMOS Taiwan, as the case may be, the potential pro forma financial effects of the transactions contemplated by the Tsinghua Unigroup Agreement and the Merger and the other matters covered thereby. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of IMOS or ChipMOS Taiwan since the respective dates of the most recent financial statements and other information provided to us.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of IMOS, ChipMOS Taiwan or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of IMOS, ChipMOS Taiwan or any other entity. We also have not evaluated the solvency or fair value of IMOS, ChipMOS Taiwan or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering our opinion, we have assumed, at the direction of the Special Committee, that the final forms of the Merger Agreements, when signed by the parties thereto, will not differ from the drafts of the Merger Agreements reviewed by us in any respect meaningful to our analyses or opinion, that the Merger will be consummated in accordance with the terms described in the Merger Agreements and the transactions contemplated by the Tsinghua Unigroup Agreement will be consummated in accordance with the terms described in the Tsinghua Unigroup Agreement and, in each case, in compliance with all applicable laws and other requirements without amendment, modification or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger or the transactions contemplated by the Tsinghua Unigroup Agreement, no delay, limitation or restriction will be imposed or action will be taken that would have an adverse effect on IMOS, ChipMOS Taiwan, the Merger or the transactions contemplated by the Tsinghua Unigroup Agreement or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at the direction of the Special Committee, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We are not expressing any opinion as to what the value of ChipMOS Taiwan ADS actually will be when issued pursuant to the Merger or the prices at which IMOS Common Stock, ChipMOS Taiwan Common Stock or ChipMOS Taiwan ADS will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Special Committee is aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on IMOS, ChipMOS Taiwan or the Merger. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to holders of IMOS Common Stock of the Merger Consideration provided for pursuant to the Merger Agreements to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or any changes in the voting, governance or control rights or power of the holders of IMOS Common Stock, individually or in the aggregate, resulting from the Merger, of the transactions contemplated by the Tsinghua Unigroup Agreement, or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Our opinion does not address the merits of the underlying decision by IMOS to enter into the Merger Agreements or the Tsinghua Unigroup Agreement or the relative merits of the Merger or the transactions contemplated by the Tsinghua Unigroup Agreement compared with other business strategies or transactions available or that have been or might be considered by the management of IMOS or the Special Committee or in which IMOS might engage. We also are not expressing any view or opinion with respect to, and with the Special Committee’s consent have relied upon the assessments of representatives of IMOS regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that IMOS obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to the Special Committee in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and a portion of which is contingent upon consummation of the Merger. IMOS has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business for which we and such affiliates receive customary fees. Wells Fargo Securities or our affiliates in the past may have provided, currently are providing, and in the future may provide banking and other financial services to IMOS, ChipMOS Taiwan and their respective affiliates for which Wells Fargo Securities or such affiliates have received and expect to receive fees. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of IMOS, ChipMOS Taiwan and/or certain of their respective affiliates for our and our affiliates’ own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and our affiliates have adopted policies and procedures designed to preserve the independence of our research and credit analysts whose views may differ from those of members of the team of investment banking professionals involved in preparing this opinion.

It is understood that this opinion is for the information and use of the Special Committee (in its capacity as such) in its evaluation of the Merger. Our opinion does not constitute a recommendation to the Special Committee or any other person or entity in respect of the Merger, including, without limitation, as to how any shareholder should vote or act in connection with the Merger or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for pursuant to the Merger Agreements is fair, from a financial point of view, to holders of IMOS Common Stock.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC

WELLS FARGO SECURITIES, LLC

ANNEX E

ChipMOS TECHNOLOGIES INC.

and Subsidiaries

Consolidated Financial Statements

for the Years Ended December 31, 2013, 2014 and 2015

Together with Report of

Independent Registered Public Accounting Firm

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

ChipMOS TECHNOLOGIES INC.

We have audited the accompanying consolidated statements of financial position of ChipMOS TECHNOLOGIES INC. and its subsidiaries as of December 31, 2015, and the related consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChipMOS TECHNOLOGIES INC. and its subsidiaries at December 31, 2015, and the results of their operations and their cash flows for the year ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

Republic of China

April 18, 2016

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

ChipMOS TECHNOLOGIES INC.

We have audited the accompanying consolidated statements of financial position of ChipMOS TECHNOLOGIES INC. and subsidiaries (collectively, the “Group”) as of December 31, 2014, and the related consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2014, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ TIAOHO & CO

February 25, 2016

Taipei, Taiwan

Republic of China

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Income Statements

For the years ended December 31, 2013, 2014 and 2015

	Note	2013	2014	2015	2015
		NT$000	NT$000	NT$000	US$000
Revenue	4	19,361,930	22,005,131	19,869,391	605,959

Cost of revenue	5,16	(15,965,131)	(16,825,811)	(15,781,044)	(481,276)

Gross profit		3,396,799	5,179,320	4,088,347	124,683

Other operating income	6	507,593	240,889	207,550	6,330
Research and development expenses	5	(564,477)	(678,830)	(747,779)	(22,805)
Sales and marketing expenses	5	(107,651)	(101,811)	(94,649)	(2,886)
Administrative and general expenses	5	(593,624)	(621,047)	(667,465)	(20,356)
Other operating expenses		(100,849)	(144,623)	(12,486)	(381)

Operating profit		2,537,791	3,873,898	2,773,518	84,585

Finance costs	7	(183,005)	(140,804)	(143,470)	(4,375)
Other non-operating income (expense), net	8	1,001,194	1,061,640	232,689	7,096

Profit before tax		3,355,980	4,794,734	2,862,737	87,306

Income tax	9	(742,901)	(903,897)	(695,340)	(21,206)

Profit for the year		2,613,079	3,890,837	2,167,397	66,100

Attributable to:
Equity holders of the Company		2,257,005	3,356,160	2,130,324	64,969
Non-controlling interests		356,074	534,677	37,073	1,131
		2,613,079	3,890,837	2,167,397	66,100

Earnings per share attributable to equity holders of the Company:	10
Basic		NT$2.68	NT$3.91	NT$2.43	US$0.07
Diluted		NT$2.64	NT$3.88	NT$2.40	US$0.07

Details of dividends to equity holders of the Company for the years are set out in Note 11 to the financial statements.

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2013, 2014 and 2015

	Note	2013	2014	2015	2015
		NT$000	NT$000	NT$000	US$000
Profit for the year		2,613,079	3,890,837	2,167,397	66,100

Other comprehensive income (loss):

Other comprehensive income (loss) to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations		62,182	61,870	(12,376)	(377)
Unrealized gain (loss) in available-for-sale financial assets		62,249	(783,148)	-	-
Income tax effect	9	(10,582)	133,135	-	-
Net other comprehensive income (loss) to be reclassified to profit or loss in the subsequent periods		113,849	(588,143)	(12,376)	(377)

Other comprehensive income (loss) not to be reclassified to profit or loss in subsequent periods:
Net actuarial losses	24	(30,574)	(14,503)	(41,758)	(1,274)
Share of other comprehensive income (loss) of an associate which may not be reclassified subsequently to profit or loss		-	-	(165)	(5)
Income tax effect	9	4,643	3,022	7,099	216
Net other comprehensive loss not to be reclassified to profit or loss in the subsequent periods		(25,931)	(11,481)	(34,824)	(1,063)

Other comprehensive income (loss) for the year, net of tax		87,918	(599,624)	(47,200)	(1,440)
Total comprehensive income for the year, net of tax		2,700,997	3,291,213	2,120,197	64,660

Attributable to:
Equity holders of the Company		2,257,692	3,117,721	2,105,130	64,200
Non-controlling interests		443,305	173,492	15,067	460
		2,700,997	3,291,213	2,120,197	64,660

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position

December 31, 2014 and 2015

	Note	December 31, 2014	December 31, 2015

		NT$000	NT$000	US$000
Assets

Non-current assets

Available-for-sale financial assets	12	217,708	9,960	304
Investment in associate	13	-	346,268	10,560
Property, plant and equipment	14	13,604,115	14,211,560	433,411
Deferred tax assets	9	178,137	166,267	5,071
Refundable deposits		21,251	21,840	666
Prepaid rent – non-current portion	15	96,006	91,603	2,794
Other non-current assets		20,517	61,977	1,890
		14,137,734	14,909,475	454,696

Current assets

Inventories	16	1,704,665	1,667,691	50,860
Accounts and notes receivable	17	4,876,713	3,890,508	118,649
Other receivables	17	143,142	142,552	4,347
Other financial assets	18	269,398	85,247	2,600
Other current assets	15	262,533	201,168	6,135
Cash and cash equivalents	18	13,311,902	10,125,668	308,804
		20,568,353	16,112,834	491,395

Total assets		34,706,087	31,022,309	946,091

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position (Continued)

December 31, 2014 and 2015

	Note	December 31, 2014	December 31, 2015
		NT$000	NT$000	US$000
Equity and liabilities

Capital and reserves

Issued capital	19	8,646,193	8,962,066	273,317
Capital surplus	20	2,272,838	3,755,849	114,543
Retained earnings	20
Legal reserve		582,927	914,790	27,898
Unappropriated earnings		6,545,839	5,657,837	172,548
Other component of equity		36,074	(383,655)	(11,700)

Equity attributable to equity holders of the Company		18,083,871	18,906,887	576,606

Non-controlling interests		2,621,685	-	-

Total equity		20,705,556	18,906,887	576,606

Non-current liabilities

Bank loans – non-current portion	22	4,560,000	4,985,832	152,053
Long-term deferred revenue	23	443,737	385,774	11,765
Accrued pension cost	24	491,758	519,471	15,842
Guarantee deposit		1,694	2,099	64
		5,497,189	5,893,176	179,724

Current liabilities

Accounts payable		1,074,925	708,480	21,607
Payables to contractors and equipment suppliers		1,307,459	523,962	15,979
Other payables	25	1,678,937	1,704,066	51,970
Current tax payable		950,079	454,468	13,860
Receipts in advance		55,615	8,337	254
Other current liabilities		159,904	125,370	3,824
Bank loans – current portion	22	1,508,153	1,548,688	47,230
Short-term bank loans	26	1,768,270	1,148,875	35,037
		8,503,342	6,222,246	189,761

Total liabilities		14,000,531	12,115,422	369,485

Total equity and liabilities		34,706,087	31,022,309	946,091

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the years ended December 31, 2013, 2014 and 2015

	Attributable to equity holders of the Company
		Reserves			Other component of equity
	Issued capital	Capital surplus (Note 20)	Legal reserve	Unappropriated earnings	Foreign currency translation reserve	Unrealized gain or (loss) on available-for-sale financial assets	Total	Non-controlling interests	Total equity
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000

January 1, 2013	8,428,553	1,498,900	238,662	2,774,551	(21,326)	256,511	13,175,851	2,542,443	15,718,294
Profit for the year	-	-	-	2,257,005	-	-	2,257,005	356,074	2,613,079
Other comprehensive income	-	-	-	(28,951)	27,438	2,200	687	87,231	87,918
Total comprehensive income	-	-	-	2,228,054	27,438	2,200	2,257,692	443,305	2,700,997
Appropriations of prior year's earnings
Legal reserve (Note 20)	-	-	111,940	(111,940)	-	-	-	-	-
Cash dividend (Notes 11 and 20)	-	-	-	(421,427)	-	-	(421,427)	(55,817)	(477,244)
Share-based payments	-	188,704	-	-	-	-	188,704	2,974	191,678
Total contributions by and distributions to owners of the Company	-	188,704	111,940	(533,367)	-	-	(232,723)	(52,843)	(285,566)
Repurchase / Cancellation of shares in subsidiaries	-	-	-	-	-	-	-	(406,500)	(406,500)
Total changes in ownership interests in subsidiaries that do not result in a loss of control	-	-	-	-	-	-	-	(406,500)	(406,500)
Total transactions with owners of the Company	-	188,704	111,940	(533,367)	-	-	(232,723)	(459,343)	(692,066)
Other movements	-	44,984	-	-	-	-	44,984	(44,984)	-
December 31, 2013	8,428,553	1,732,588	350,602	4,469,238	6,112	258,711	15,245,804	2,481,421	17,727,225

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity (Continued)

For the years ended December 31, 2013, 2014 and 2015

	Attributable to equity holders of the Company
		Reserves			Other component of equity
	Issued capital	Capital surplus (Note 20)	Legal reserve	Unappropriated earnings	Foreign currency translation reserve	Unrealized gain or (loss) on available-for- sale financial assets	Total	Non-controlling interests	Total equity
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000

January 1, 2014	8,428,553	1,732,588	350,602	4,469,238	6,112	258,711	15,245,804	2,481,421	17,727,225
Profit for the year	-	-	-	3,356,160	-	-	3,356,160	534,677	3,890,837
Other comprehensive income	-	-	-	(9,690)	29,962	(258,711)	(238,439)	(361,185)	(599,624)
Total comprehensive income	-	-	-	3,346,470	29,962	(258,711)	3,117,721	173,492	3,291,213
Appropriations of prior year's earnings
Legal reserve (Note 20)	-	-	232,325	(232,325)	-	-	-	-	-
Cash dividend (Notes 11 and 20)	-	-	-	(1,037,544)	-	-	(1,037,544)	(80,876)	(1,118,420)
Share-based payments	-	226,129	-	-	-	-	226,129	2,663	228,792
Issuance of shares	217,640	359,106	-	-	-	-	576,746	-	576,746
Total contributions by and distributions to owners of the Company	217,640	585,235	232,325	(1,269,869)	-	-	(234,669)	(78,213)	(312,882)
Total transactions with owners of the Company	217,640	585,235	232,325	(1,269,869)	-	-	(234,669)	(78,213)	(312,882)
Other movements	-	(44,985)	-	-	-	-	(44,985)	44,985	-
December 31, 2014	8,646,193	2,272,838	582,927	6,545,839	36,074	-	18,083,871	2,621,685	20,705,556

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity (Continued)

For the years ended December 31, 2013, 2014 and 2015

	Attributable to equity holders of the Company
		Reserves			Other component of equity
	Issued capital	Capital surplus (Note 20)	Legal reserve	Unappropriated earnings	Foreign currency translation reserve	Unearned employee awards	Treasury stock	Total	Non-controlling interests	Total equity
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000

January 1, 2015	8,646,193	2,272,838	582,927	6,545,839	36,074	-	-	18,083,871	2,621,685	20,705,556
Profit for the year	-	-	-	2,130,324	-	-	-	2,130,324	37,073	2,167,397
Other comprehensive income	-	-	-	(34,824)	9,630	-	-	(25,194)	(22,006)	(47,200)
Total comprehensive income	-	-	-	2,095,500	9,630	-	-	2,105,130	15,067	2,120,197
Appropriations of prior year's earnings
Legal reserve (Note 20)	-	-	331,863	(331,863)	-	-	-	-	-	-
Cash dividend (Notes 11 and 20)	-	-	-	(1,999,225)	-	-	-	(1,999,225)	-	(1,999,225)
Acquisition of the interest of a subsidiary (Note 29)	359,323	1,091,305	-	(275,500)	17,964	-	-	1,193,092	(2,637,316)	(1,444,224)
Share-based payments	-	51,233	-	-	-	-	-	51,233	564	51,797
Restricted shares (Note 35)	156,550	397,296	-	-	-	(447,323)	-	106,523	-	106,523
Share repurchase (Note 21)	-	-	-	-	-	-	(633,737)	(633,737)	-	(633,737)
Share cancellation (Note 21)	(200,000)	(56,823)	-	(376,914)	-	-	633,737	-	-	-
Total contributions by and distributions to owners of the Company	315,873	1,483,011	331,863	(2,983,502)	17,964	(447,323)	-	(1,282,114)	(2,636,752)	(3,918,866)
Total transactions with owners of the Company	315,873	1,483,011	331,863	(2,983,502)	17,964	(447,323)	-	(1,282,114)	(2,636,752)	(3,918,866)
December 31, 2015	8,962,066	3,755,849	914,790	5,657,837	63,668	(447,323)	-	18,906,887	-	18,906,887

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2013, 2014 and 2015

	Note	2013	2014	2015	2015
		NT$000	NT$000	NT$000	US$000
Cash flows from operating activities
Profit before tax		3,355,980	4,794,734	2,862,737	87,306

Adjustments to reconcile profit before tax to net cash flows:
Depreciation of property, plant and equipment	5,14	3,292,144	2,906,085	3,018,977	92,070
Amortization of assets	5	2,804	2,880	2,946	90
(Reversal) / allowance for impairment of accounts and notes receivable	17	7,415	(161)	-	-
Reversal of impairment of other receivables	6	(64,779)	-	-	-
Interest expense	7	180,425	132,652	127,035	3,874
Interest income	8	(33,130)	(42,687)	(57,417)	(1,751)
Dividend income	8	(16,947)	-	-	-
Impairment of available-for-sale financial assets	8	3,041	-	8,584	262
Impairment of property, plant and equipment	14	671	-	1,478	45
Impairment of other non-current assets		220	-	-	-
Gain on disposal of property, plant and equipment, net		(122,027)	(39,394)	(1,640)	(50)
Gain on disposal of financial assets, net	8	(723,914)	(812,654)	-	-
Share of profit of associate	13	-	-	(31,269)	(954)
Share-based payments	5	191,678	228,792	158,320	4,828
Deferred income	6	(56,084)	(56,147)	(56,203)	(1,714)
Changes in operating assets and liabilities:
Accounts and notes receivable		(1,928)	(761,926)	986,205	30,076
Other receivables		66,746	60,273	(40,025)	(1,221)
Inventories		168,486	(185,262)	36,974	1,128
Other current assets		(1,226)	(157,544)	78,537	2,395
Other financial assets		53,410	(87,000)	191,973	5,855
Other non-current assets		-	-	(42,062)	(1,283)
Accounts payable		66,722	118,126	(366,445)	(11,176)
Other payables		(197,878)	276,383	25,662	783
Receipts in advance		4,464	22,509	(47,230)	(1,440)
Other current liabilities		(29,636)	(13,476)	(34,534)	(1,053)
Accrued pension cost		(14,422)	(13,232)	(14,044)	(428)
		6,132,235	6,372,951	6,808,559	207,642
Interest received		35,162	41,749	56,511	1,723
Dividend received		31,813	1,266	-	-
Interest paid		(180,525)	(132,554)	(127,568)	(3,890)
Income tax paid		(51,658)	(254,751)	(1,171,911)	(35,740)
Net cash generated from operating activities		5,967,027	6,028,661	5,565,591	169,735

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

For the years ended December 31, 2013, 2014 and 2015

	Note	2013	2014	2015	2015
		NT$000	NT$000	NT$000	US$000
Cash flows from investing activities
Proceeds from sales of property, plant and equipment		151,093	3,974	48,275	1,472
Proceeds from sales of available-for-sale financial assets		1,062,075	1,110,073	-	-
Acquisition of investment in associate		-	-	(116,000)	(3,538)
Acquisition of property, plant and equipment	30	(3,251,283)	(3,119,020)	(4,428,057)	(135,043)
Acquisition of available-for-sale financial assets	12	-	(209,114)	-	-
Decrease (increase) in refundable deposits		611	(791)	(589)	(18)
Decrease (increase) in other financial assets		104,151	(467)	(7,822)	(238)
Net cash used in investing activities		(1,933,353)	(2,215,345)	(4,504,193)	(137,365)

Cash flows from financing activities
Prepaid cost of issuing new shares		-	-	(42,774)	(1,304)
Proceeds from short-term bank loans, net		420,199	981,590	(619,395)	(18,890)
Proceeds from long-term bank loans	22	23,801	6,000,000	2,000,000	60,994
Payments on long-term bank loans	22	(2,227,800)	(6,695,575)	(1,508,153)	(45,994)
(Decrease) increase in guarantee deposits		(286)	(498)	405	12
Cash dividend	11,20	(421,427)	(1,037,544)	(1,999,225)	(60,970)
Issuance of shares	19	-	576,746	-	-
Payments for repurchase of shares		-	-	(633,737)	(19,327)
Dividend paid to non-controlling interests in subsidiaries		(55,817)	(80,876)	-	-
Acquisition of the interest of a subsidiary	29	-	-	(1,444,224)	(44,045)
Repurchase/Cancellation of shares by subsidiaries		(406,500)	-	-	-
Net cash used in financing activities		(2,667,830)	(256,157)	(4,247,103)	(129,524)

Net increase (decrease) in cash and cash equivalents		1,365,844	3,557,159	(3,185,705)	(97,154)
Effect of foreign exchange rate changes		26,822	36,666	(529)	(16)
Cash and cash equivalents at beginning of year		8,325,411	9,718,077	13,311,902	405,974
Cash and cash equivalents at end of year	18	9,718,077	13,311,902	10,125,668	308,804

The accompanying notes are an integral part of the consolidated financial statements.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2014 and 2015

1.	Corporate and group information

ChipMOS TECHNOLOGIES INC. (the “Company” or “ChipMOS Taiwan”) was incorporated in Taiwan on July 28, 1997. The address of registered office is No. 1, R&D Road 1, Hsinchu Science Park, the Republic of China (“ROC”). Its operations consist of testing and assembly of semiconductors. The Company’s ordinary shares were publicly listed on the Taiwan Stock Exchange (“TWSE”) on April 11, 2014. Under a proposed merger between ChipMOS Taiwan and its subsidiary, ThaiLin Semiconductor Corp. (“ThaiLin”) which was approved by the Special General Meetings of Shareholders of ChipMOS Taiwan and ThaiLin on December 30, 2014, ThaiLin’s shareholders were offered a combination of NT$12.5 in cash and 0.311 of one ChipMOS Taiwan’s ordinary share in exchange for each ThaiLin’s ordinary share. The merger was completed on June 17, 2015 and ChipMOS Taiwan is the surviving entity and remains listed on the TWSE. As of December 31, 2015, its parent company, ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS Bermuda”) owned 58.27% of ChipMOS Taiwan’s outstanding shares.

These consolidated financial statements include the financial result of the Company and its subsidiaries (the “Group”), ThaiLin (merged into ChipMOS Taiwan on June 17, 2015), ChipMOS U.S.A., Inc. (“ChipMOS USA“), ChipMOS TECHNOLOGIES (BVI) LTD. (formerly known as Modern Mind Technology Limited) (“ChipMOS BVI”) and ChipMOS TECHNOLOGIES (Shanghai) LTD. (“ChipMOS Shanghai”) for the years ended December 31, 2015.

As of December 31, 2015, the consolidated financial statements of the Company include:

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2014 and 2015

1.	Corporate and group information (continued)

ThaiLin was incorporated on May 15, 1996 and is listed on the GreTai Securities Market in Taiwan. ThaiLin is engaged in wafer and semiconductor testing services. On December 31, 2002, ChipMOS Taiwan acquired an equity interest of 41.8% in ThaiLin. The interest in ThaiLin subsequently increased to 47.54%. On December 1, 2003, ChipMOS Taiwan obtained controlling influence over ThaiLin’s decisions on its operations, personnel and financial policies. Therefore, ThaiLin has been consolidated into these financial statements from December 1, 2003 in spite of the fact that ChipMOS Taiwan had an equity interest of less than 50% in ThaiLin prior to June 2015. As of December 31, 2014, ChipMOS Taiwan held a 47.54% equity interest in ThaiLin. ThaiLin was merged into ChipMOS Taiwan. (See above)

ChipMOS USA was incorporated in the United States of America in October 1999. It engages in sales and customer services and all the expenses incurred from these activities are charged to current income. ChipMOS USA began generating revenue in 2001. As of December 31, 2015, ChipMOS Taiwan owned 100% (2014: 100%) of the outstanding shares of ChipMOS USA.

ChipMOS BVI was incorporated in the British Virgin Islands on January 29, 2002. ChipMOS BVI conducts its operations through ChipMOS Shanghai. ChipMOS Shanghai, a wholly-owned subsidiary of ChipMOS BVI was established in the People’s Republic of China (“PRC”) on June 7, 2002. ChipMOS Shanghai is engaged in wafer testing, semiconductor assembly and testing, and module and subsystem manufacturing. ChipMOS Shanghai commenced commercial production in 2003. Under an Assignment and Assumption Agreement signed on April 22, 2011, ThaiLin agreed to purchase a convertible notes issued by ChipMOS BVI (“MMT Notes”) from ChipMOS Bermuda for a purchase price US$39,950 thousand. On October 3, 2011, the transaction was completed. On October 3, 2011, ThaiLin converted the MMT Notes into common shares of ChipMOS BVI and purchased all of the remaining common shares of ChipMOS BVI from ChipMOS BVI’s sole shareholder, Jesper Limited. ChipMOS BVI and its wholly-owned subsidiary, ChipMOS Shanghai, became wholly-owned subsidiaries of ThaiLin. Following the merger of ChipMOS Taiwan and ThaiLin completed on June 17, 2015, ChipMOS BVI and ChipMOS Shanghai became wholly-owned subsidiaries of ChipMOS Taiwan. As of December 31, 2015, ChipMOS Taiwan owned 100% of the outstanding shares of ChipMOS BVI and ChipMOS BVI owned 100% of the interests of ChipMOS Shanghai.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies

a)	Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual IFRSs, International Accounting Standards (“IASs”) issued by the International Accounting Standards Board (“IASB”) and Interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”) of the IASB.

The consolidated financial statements have been prepared on a historical cost basis, except for the available-for-sale financial assets and defined benefit pension plans – plan assets measured at fair value.

These consolidated financial statements are presented in New Taiwan dollars (“NT$”), which is the Company’s functional currency.

The consolidated financial statements were approved for issue on April 18, 2016.

b)	New and amended standards adopted by the Group

The Group has applied the following standards and amendments for the first time for their annual reporting period commencing 1 January 2015:

Annual Improvements to IFRSs – 2010 - 2012 Cycle and 2011 - 2013 Cycle

Defined Benefit Plans: Employee Contributions – Amendments to IAS 19

The adoption of these amendments did not have any impact on the current period or any prior period and is not likely to affect future periods.

The Group also elected to adopt the following two amendments early:

Annual Improvements to IFRSs – 2012 - 2014 Cycle, and

Disclosure Initiative: Amendments to IAS 1.

As these amendments merely clarify the existing requirements, they do not affect the Group’s accounting policies or any of the disclosures.

c)	Adoption of new and revised International Financial Reporting Standards

Amendment to IFRSs effective for the financial year ending December 31, 2015 are not expected to have a material impact on the Group.Major Amendment to IFRSs that are not yet effective are listed below:

New Standards, Interpretations and Amendments	Effective date by IASB
IFRS 9, ”Financial instruments”	January 1, 2018
IFRS 15, ”Revenue from contracts with customers”	January 1, 2018
IFRS 16, ”Leases” IFRS 16, ”Leases”	January 1, 2019

Other Amendments to IFRSs not listed above are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

d)	Basis of consolidation

The consolidated financial statements include the accounts of ChipMOS Taiwan and all entities controlled by ChipMOS Taiwan. The financial statements of subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The results of subsidiaries are consolidated from the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

d)	Basis of consolidation (continued)

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control described in the accounting policy for subsidiaries below.

Changes in the Group’s ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

When the Group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any investment retained and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. The Group’s share of components previously recognized in other comprehensive income is reclassified to income statements or retained profits, as appropriate, on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.

e)	Significant judgments and estimates

The preparation of consolidated financial statements requires management to make judgments, estimates and assumptions that affect the recorded amounts of assets, liabilities, revenue and expenses of the Group. The Group continually evaluates these estimates, including those related to share-based payments, impairment of receivables, impairment of non-financial assets, depreciation of property, plant and equipment, defined benefit plans, deferred tax assets and deferred tax liabilities. The Group bases its estimates on historical experience and other assumptions, which it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Management has considered the development, selection and disclosure of the Group’s critical accounting policies and estimates.

Judgments

In the process of applying the Group’s accounting policies, management has made the following judgment which has the most significant effect on the amounts recognized in the consolidated financial statements:

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

e)	Significant judgments and estimates (continued)

Judgments (continued)

Revenue recognition

The Group estimates sales discounts and returns based on historical results and other known factors. Provisions for such liabilities are recorded as a deduction item to sales revenues when the sales are recognized. The Group reassesses the reasonableness of estimates of discounts and returns periodically.

f)	Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost, less provision for depreciation and impairment losses, if any.

The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable cost of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the item has been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the consolidated income statements in the year in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in future economic benefits expected to be obtained from the use of the item, the expenditure is capitalized as an additional cost of the item. When an item of property, plant and equipment is disposed of or retired, its cost and accumulated depreciation are removed from the financial statements and any gain or loss resulting from the disposal or retirement, being the difference between the net proceeds and the carrying amount of the asset, is included in consolidated income statements.

Depreciation is provided on the straight-line method, based on the estimated useful life of the individual assets, as follows:

Buildings and auxiliary equipment	6 to 51 years
Machinery and equipment	2 to 6 years
Tools	2 to 5 years
Other equipment	2 to 6 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property, plant and equipment including any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognized in the consolidated income statements in the year the asset is derecognized is the difference between the net sales proceeds and the carrying amount of the relevant asset.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

g)	Impairment of non-financial assets

Where an indication of impairment exists, or when periodical impairment testing for an asset is required (other than inventories, deferred tax assets and financial assets), the recoverable amount of the asset is estimated. An asset’s recoverable amount is the higher of the value in use of the asset or cash-generating unit to which it belongs and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the consolidated income statements in the period in which it arises in those expense categories consistent with the function of the impaired asset.

An assessment is made at the end of each reporting period as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss of an asset is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation), had no impairment loss been recognized for the asset in prior years. A reversal of such impairment loss is credited to the consolidated income statements in the period in which it arises.

h)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on a weighted average cost basis and includes all costs of purchase, costs of conversion, and other costs incurred in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are consumed, the carrying amount of those inventories is recognized as cost of revenue in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as cost of revenue in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as cost of revenue in the period in which the reversal occurs.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

i)	Investments and other financial assets

Initial recognition and measurement

The Group’s financial assets are classified, at initial recognition, into financial assets at fair value through profit or loss (“FVTPL”), loans and receivables and available-for-sale financial investments. When financial assets are recognized initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the financial assets.

All regular way purchases or sales of financial assets are recognized on the trade date, that is, the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Effective interest method

The effective interest method is a method of calculating the amortized cost of loans and receivables and a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period.

Income is recognized on an effective interest basis for debt instruments.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at FVTPL include financial assets held for trading and those designated as at FVTPL upon initial recognition.

A financial asset is classified as held for trading, mainly for cash management purpose as part of operating activities, if it has been acquired principally for the purpose of selling in the near future; or it is a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or it is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

●	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

●	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

●	it forms part of a contract containing one or more embedded derivatives, and IAS 39 “Financial Instruments: Recognition and Measurement” permits the entire combined contract (asset or liability) to be designated as at FVTPL.

There were no financial assets at FVTPL at the end of the reporting periods.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

i)	Investments and other financial assets (continued)

Subsequent measurement (continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. At the end of each reporting period, subsequent to initial recognition, loans and receivables (including accounts and notes receivables, other receivables, refundable deposits, other financial assets and cash and cash equivalents) are carried at amortized cost using the effective interest method, less any identified impairment losses.

Available-for-sale financial investments

Available-for-sale financial investments are non-derivative financial assets in unlisted equity investments. Equity investments classified as available-for-sale are those which are neither classified as held for trading nor designated as at fair value through profit or loss.

When the fair value of unlisted equity investments cannot be reliably measured because (a) the variability in the range of reasonable fair value estimates is significant for that investment or (b) the probabilities of the various estimates within the range cannot be reasonably assessed and used in estimating fair value, such investments are stated at cost less any impairment losses.

The Group evaluates whether the ability and intention to sell its available-for-sale financial investments in the near term are still appropriate. When, in rare circumstances, the Group is unable to trade these financial assets due to inactive markets, the Group may elect to reclassify these financial assets if management has the ability and intention to hold the assets for the foreseeable future or until maturity.

j)	Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events that occurred after the initial recognition of the asset have an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortized cost

For financial assets carried at amortized cost, the Group first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

j)	Impairment of financial assets (continued)

Financial assets carried at amortized cost (continued)

The amount of any impairment loss identified is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognized in the consolidated income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans and receivables together with any associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Group.

If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the consolidated income statement.

Available-for-sale financial assets

The amount of the impairment loss is measured as the difference between the asset’s acquisition cost (less any principal repayment and amortisation) and current fair value, less any impairment loss on that financial asset previously recognised in profit or loss, and is reclassified from ‘other comprehensive income’ to ‘profit or loss’. If, in a subsequent period, the fair value of an investment in a debt instrument increases, and the increase can be related objectively to an event occurring after the impairment loss was recognised, then such impairment loss is reversed through profit or loss. Impairment loss of an investment in an equity instrument recognised in profit or loss shall not be reversed through profit or loss. Impairment loss is recognised and reversed by adjusting the carrying amount of the asset directly.

k)	Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when:

·	the rights to receive cash flows from the asset have expired; or

·	the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group's continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

k)	Derecognition of financial assets (continued)

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

l)	Investment in associate

The Company’s investment in associate are accounted for using the equity method. An associate is an entity over which the Company has significant influence and that is neither a subsidiary nor a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of an entity, but is not control or joint control over those policies. Any difference between the acquisition cost and the Company’s share of the net fair value of the identifiable assets and liabilities of associate is accounted for as follows:

(a)	Any excess of the acquisition cost over the Company’s share of the net fair value of the identifiable assets and liabilities of an associate at the date of acquisition is recognized as goodwill and is included in the carrying amount of the investment. Amortization of goodwill is not permitted.

(b)	Any excess of the Company’s share of the net fair value of the identifiable assets and liabilities of an associate over the acquisition cost, after reassessing the fair value, is recognized as gain in profit or loss on the acquisition date.

Under the equity method, the investment in associate are carried on the statements of financial position at cost plus post acquisition changes in the Company’s share of profit or loss and other comprehensive income of associate. The Company’s share of changes in associate’s profit or loss and other comprehensive income are recognized directly in profit or loss and other comprehensive income, respectively, of the Company. Distributions received from an associate reduce the carrying amount of the investment. Any unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the Company’s interest in the associate.

Upon an associate’s issuance of new shares, if the Company takes up more shares than its original proportionate holding while maintaining its significant influence over that associate, such increase would be accounted for as an acquisition of an additional equity interest in the associate. Upon an associate’s issuance of new shares, if the Company does not take up proportionate shares and reduces its shareholding percentage while maintaining its significant influence over that associate, the Company will treat the transaction as deemed disposal and reclassify to profit or loss the proportion of the gain or loss previously recognized in other comprehensive income relating to that reduction in ownership interest where appropriate.

The Company ceases to use the equity method upon loss of significant influence over an associate. Any difference between the carrying amount of the investment in an associate upon loss of significant influence and the fair value of the retained investment plus proceeds from disposal will be recognized in profit or loss.

The Company determines at each reporting date whether there is any objective evidence that the investment in associate are impaired. An impairment loss, being the difference between the recoverable amount of the associate and its carrying value, is recognized in profit or loss in the statement of comprehensive income and forms part of the carrying amount of the investment.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

m)	Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, net of directly attributable transaction costs.

The Group’s financial liabilities include bank loans, accounts payable and other monetary liabilities.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Loans and borrowings

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the effective interest rate method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognized in the consolidated income statements when the liabilities are derecognized as well as through the effective interest rate amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in finance costs in the consolidated income statements.

Notes and accounts payable

Notes and accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. They are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method. However, short-term accounts payable without bearing interest are subsequently measured at initial invoice amount as the effect of discounting is immaterial.

n)	Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expired. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the respective carrying amounts is recognized in the consolidated income statements.

o)	Dividends

Dividends are recommended by the Board of Directors to the Shareholders’ approval pursuant to the Company’s Article of Incorporation.

p)	Operating lease charges

Where the Group has the use of assets held under operating leases, payments made under the leases are charged to the consolidated income statements in equal installments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased assets. Lease incentives

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

p)	Operating lease charges (continued)

received are recognized in the consolidated income statements as an integral part of the aggregate net lease payments made. Contingent rentals, if any, are charged to the consolidated income statements in the accounting period in which they are incurred.

q)	Treasury stock

Treasury stock is stated at cost and shown as a deduction in equity. When the Company retires treasury stock, the treasury stock account is reduced and the share capital as well as the capital surplus – share premium are reversed on a pro rata basis. When the book value of the treasury stock exceeds the sum of par value and share premium, the difference is charged to respective capital surplus and to retained earnings for any remaining amount. The Company’s stock held by its subsidiary is treated as treasury stock.

r)	Provisions

A provision is recognized when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognized for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the consolidated income statements.

s)	Foreign currency translation

The consolidated financial statements are presented in New Taiwan dollars, which is the Company’s functional currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions are initially recorded using the functional currency rates ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rates of exchange ruling at the end of the reporting period. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The functional currencies of certain overseas subsidiaries are currencies other than the New Taiwan dollars. As at the end of the reporting period, the assets and liabilities of these entities are translated into the presentation currency of the Company at the exchange rates ruling at the end of the reporting period, and their income and expense items are translated into New Taiwan dollars at the weighted average exchange rates for the year.

The resulting exchange differences are recorded in other comprehensive income and the cumulative balance is included in foreign currency translation reserve in the consolidated statements of changes in equity. On disposal of a foreign entity, the deferred cumulative amount recognized in foreign currency translation reserve relating to that particular foreign operation is recognized in the consolidated income statements. For the purpose of the consolidated statements of cash flows, the cash flows of overseas subsidiaries are translated into New Taiwan dollars at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into New Taiwan dollars at the weighted average exchange rates for the year.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

t)	Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits arising in the course of business will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty.

The Group engaged in wafer testing, semiconductor assembly and testing, and module and subsystem manufacturing. The criteria that the Group uses to determine when to recognize revenue are: (a) the entity has transferred to the buyer the significant risks and rewards of ownership of the goods; (b) the entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to the entity; and (e) the stage of completion of the transaction at the end of the reporting period can be measured reliably, and (f) the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

The Group does not take ownership of: (1) bare semiconductor wafers received from customers that are assembled into finished semiconductors, and (2) assembled semiconductors received from the customers that it tests. The title and risk of loss remains with the customer for those bare semiconductors and/or assembled semiconductors. Accordingly, the customer-supplied semiconductor materials are not included in the consolidated financial statements.

The Group does not provide warranties to customers except in cases of defects in the assembly services provided and deficiencies in testing services provided. An appropriate sales allowance is recognized in the period during which the sale is recognized, and is estimated based on historical experience.

Interest income

Interest income is recognized on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset.

u)	Government grant

The grant relates to land use rights in the PRC. Government grants are recognized at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. The grant is recognized as other operating income on a systematic basis over 50 years in straight method that the costs, which it is intended to compensate, are expensed.

Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments or deducted from the carrying amount of the asset and released to the consolidated income statement by way of a reduced depreciation charge.

Where the Group receives grants of non-monetary assets, the grants are recorded at the fair value of the non-monetary assets and released to the consolidated income statements over the expected useful lives of the relevant assets by equal annual instalments.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

v)	Research and development costs

Research and development costs are expensed in the period in which it is incurred.

w)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are charged to the consolidated income statements in the period in which they are incurred.

x)	Pension and other post-employment benefits

The Group operates defined contribution and defined benefit plans in the ROC and the PRC.

For defined contribution plans, the contributions are recognised as pension expenses when they are due on an accrual basis. Prepaid contributions are recognised as an asset to the extent of a cash refund or a reduction in the future payments.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the year end. Actuarial gains and losses are recognized in other comprehensive income in the period which they incur. Past service costs are recognized in the consolidated income statements on the earlier of the date of the plan amendment or curtailment, and the date that the Group recognizes restructuring-related costs. Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognizes i) service costs comprising current service costs, past service costs, gains and losses on curtailments and non-routine settlements, and ii) net interest expense or income, under cost of revenue, research and development expenses, sales and marketing expenses and administrative and general expenses in the consolidated income statements.

The employees of the subsidiary within the Group which operates in the PRC are required to participate in the central pension scheme operated by the local municipal government. The PRC subsidiary is required to contribute a percentage of its payroll costs to the central pension scheme as specified by the local municipal government.

Employee entitlements to annual leave are recognized when they accrue to employees. An accrual is made for the estimated liability for annual leave as a result of services rendered by employees up to the end of the reporting period.

y)	Share-based payments

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model.

That cost is recognized, together with a corresponding increase in capital surplus in equity, over the period in which the performance and/or service conditions are fulfilled in employee benefits expense. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

y)	Share-based payments (continued)

Equity-settled transactions (continued)

When the terms of an equity-settled award are modified, as a minimum, the services received measured at the grant date fair value of the equity instruments granted should be recognized, unless those equity instruments do not vest because of failure to satisfy a vesting condition (other than a market condition) that was specified at grant date. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the Group or the employee are not met. However, if a new award is substituted for the cancelled award, and is designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Restricted shares

Restricted stocks issued to employees are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period.

For restricted stocks where those stocks do not restrict distribution of dividends to employees and employees are not required to return the dividends received if they resign during the vesting period, the Group recognizes the fair value of the dividends received by the employees who are expected to resign during the vesting period as compensation cost at the date of dividends declared.

For restricted stocks where employees do not need to pay to acquire those stocks, if the employees who resign during the vesting period, the Group will recover and retire those stocks at no cost.

z)	Income tax

Income tax represents the sum of current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in other comprehensive income or directly in equity.

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates.

Deferred tax is provided, using the liability method, on all temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

z)	Income tax (continued)

Deferred tax liabilities are recognized for all taxable temporary differences, except:

·	when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

·	in respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences, the carryforward of unused tax credits and unused tax losses can be utilized, except:

·	when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

·	in respect of deductible temporary differences associated with investments in subsidiaries, associates and joint ventures, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized to the extent that it has become probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered.

Deferred tax is calculated, without discounting, at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Current income tax assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.

Deferred tax assets and liabilities are offset on the balance sheet when the entity has the legally enforceable right to offset current tax assets against current tax liabilities and they are levied by the same taxation authority on either the same entity or different entities that intend to settle on a net basis or realise the asset and settle the liability simultaneously.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

aa)	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and short-term highly liquid investments which are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired.

bb)	Related parties

(a)	A person, or a close member of that person’s family, is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of key management personnel of the Group or the Group’s parent.

or

(b)	An entity is related to the Group if any of the following conditions applies:

(i)	The entity and the Group are members of the same group.

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)	The entity and the Group are joint ventures of the same third party.

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.

(vi)	The entity is controlled or jointly controlled by a person identified in (a).

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

cc)	Subsidiaries

A subsidiary is an entity (including a structured entity) controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee).

When the Company has, directly or indirectly, less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

·	the contractual arrangement with the other vote holders of the investee;

·	rights arising from other contractual arrangements; and

·	the Group’s voting rights and potential voting rights.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

2.	Basis of preparation of financial statements and principal accounting policies (continued)

cc)	Subsidiaries (continued)

The Company’s share of its subsidiaries’ post-acquisition profits or losses is recognized in profit or loss, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. When the Company’s share of losses in a subsidiary equals or exceeds its interest in the subsidiary, the Company continues to recognize its share in the subsidiary’s loss proportionately.

Changes in a parent’s ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary (transactions with non-controlling interests) are accounted for as equity transactions, i.e. transaction s with owners in their capacity as owner. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity.

dd)	Fair value measurement

The Group measures its accrued pension cost at fair value at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 – based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly

Level 3 – based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

3.	Translation into U.S. dollar amounts

The Company maintains its accounts and expresses its consolidated financial statements in New Taiwan dollars. For convenience purposes, U.S. dollar amounts presented in the accompanying consolidated financial statements have been translated from New Taiwan dollars to U.S. dollars at the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2015, which was NT$32.79 to US$1.00. These convenience translations should not be construed as representations that the New Taiwan dollar amounts have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

4.	Segment Information

The Group engages mainly in the research and development, manufacturing, assembly and testing of semiconductors. In accordance with IFRS 8 “Operating segments”, the Group’s chief operating decision maker has been identified as the Chief Executive Officer / Chairman, who reviews these segment results by Testing, Assembly, Testing and Assembly for Liquid Crystal Display and other Flat-Panel Display Driver Semiconductors (“LCDD”) and Bumping when making decisions about allocating resources and assessing the performance of the Group. The information of the segments’ other assets and liabilities are not regularly provided to the Chief Executive Officer / Chairman for decision making. Financial segment information is as below:

The Group uses operating profit as the measurement for segment profit and the basis of performance assessment. There was no material inconsistency between the accounting policies of the operating segment and the accounting policies described in Note 2.

	2013
	Testing	Assembly	LCDD	Bumping	Others	Elimination	Total
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000
Revenue
External customers	4,596,117	6,273,672	4,781,221	3,710,920	-	-	19,361,930
Inter-segment	4,923	130,634	-	-	44,211	(179,768)	-
Total revenue	4,601,040	6,404,306	4,781,221	3,710,920	44,211	(179,768)	19,361,930

Gross profit	721,293	769,586	1,353,835	529,583	(2,740)	25,242	3,396,799

Operating profit	336,959	374,420	1,057,372	332,364	413,031	23,645	2,537,791

Depreciation and amortization	(1,314,987)	(590,899)	(1,008,206)	(390,963)	(255)	10,362	(3,294,948)

Interest income	-	-	-	-	34,391	(1,261)	33,130

Interest expense	-	-	-	-	(181,686)	1,261	(180,425)

Share of profit of associate	-	-	-	-	326,378	(326,378)	-

Impairment recognized during the year	-	-	-	-	(3,932)	-	(3,932)

Purchase of property, plant and equipment	350,081	770,218	2,053,704	455,367	74	(4,581)	3,624,863

Property, plant and equipment	3,239,589	2,672,015	4,564,714	2,470,019	379	(23,199)	12,923,517

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

4.	Segment Information (Continued)

	2014
	Testing	Assembly	LCDD	Bumping	Others	Elimination	Total
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000
Revenue
External customers	5,119,534	7,670,011	5,171,269	4,044,317	-	-	22,005,131
Inter-segment	230,663	210	-	-	49,125	(279,998)	-
Total revenue	5,350,197	7,670,221	5,171,269	4,044,317	49,125	(279,998)	22,005,131

Gross profit	1,675,427	1,427,769	1,298,112	756,067	49,125	(27,180)	5,179,320

Operating profit	1,259,872	1,005,758	1,011,609	475,682	97,509	23,468	3,873,898

Depreciation and amortization	(740,341)	(563,327)	(1,178,872)	(435,967)	(194)	9,736	(2,908,965)

Interest income	-	-	-	-	43,922	(1,235)	42,687

Interest expense	-	-	-	-	(133,887)	1,235	(132,652)

Share of profit of associate	-	-	-	-	452,198	(452,198)	-

Purchase of property, plant and equipment	773,633	977,202	1,055,769	777,258	-	(15,622)	3,568,240

Property, plant and equipment	3,256,167	3,172,127	4,407,990	2,791,221	200	(23,590)	13,604,115

	2015
	Testing	Assembly	LCDD	Bumping	Others	Elimination	Total	Total
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	US$000
Revenue
External customers	4,833,929	6,270,349	5,396,001	3,369,112	-	-	19,869,391	605,959
Inter-segment	172,264	579	-	-	44,577	(217,420)	-	-
Total revenue	5,006,193	6,270,928	5,396,001	3,369,112	44,577	(217,420)	19,869,391	605,959

Gross profit	1,614,800	457,533	1,673,100	325,387	44,576	(27,049)	4,088,347	124,683

Operating profit	1,220,942	(40,210)	1,353,765	28,605	193,038	17,378	2,773,518	84,585

Depreciation and amortization	(697,990)	(628,842)	(1,157,809)	(548,234)	(357)	11,309	(3,021,923)	(92,160)

Interest income	-	-	-	-	59,107	(1,690)	57,417	1,751

Interest expense	-	-	-	-	(128,725)	1,690	(127,035)	(3,874)

Share of profit of associate	-	-	-	-	25,346	5,923	31,269	954

Impairment recognized during the year	-	-	-	-	(10,062)	-	(10,062)	(307)

Purchase of property, plant and equipment	796,964	895,767	1,366,389	589,615	2,477	(6,652)	3,644,560	111,149

Property, plant and equipment	3,360,067	3,504,868	4,560,047	2,802,524	2,400	(18,346)	14,211,560	433,411

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

4.	Segment Information (Continued)

Geographic information of revenue:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Area
ROC	13,955,389	15,747,158	14,464,408	441,122
U.S.	830,911	745,837	449,677	13,714
Singapore	2,838,978	3,471,540	2,928,591	89,314
Korea	611,357	882,819	587,266	17,910
Japan	516,995	736,705	991,891	30,250
Others	608,300	421,072	447,558	13,649
	19,361,930	22,005,131	19,869,391	605,959

Net revenue from customers representing at least 10% of the total revenue:

	2013		2014		2015		2015
	Amount	%	Amount	%	Amount	%	Amount
	NT$000		NT$000		NT$000		US$000
Customers
Novatek Microelectronics Corp. ( “Novatek” )	3,838,436	20	4,404,039	20	4,307,855	22	131,377
Micron Technology, Inc. Group ( “Micron” )	2,896,514	15	3,521,646	16	2,935,820	15	89,534
Wibnd Electronics Corporation ( “Winbond” )	1,574,078	8	2,227,706	10	2,386,975	12	72,796

The revenue generated from the above customers is mainly from the segments of Assembly and LCDD.

5.	Operating costs and expenses

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Change of finished goods and work in process	(31, 089)	50,749	6,575	201
Consumption of raw materials and materials	4,489,294	4,673,832	3,605,379	109,954
Employee benefit cost	4,994,704	5,508,000	5,553,906	169,378
Depreciation and amortization	3,294,948	2,908,965	3,021,923	92,160
Other personnel expenses	4,483,026	5,085,953	5,103,154	155,630
Total operating costs and expenses	17,230,883	18,227,499	17,290,937	527,323

Employee benefit cost
Salaries	4,043,630	4,423,049	4,470,906	136,350
Labor and health insurance	320,083	341,542	355,331	10,837
Pension	210,774	217,877	234,719	7,158
Share-based payments	191,678	228,792	158,320	4,828
Other personnel expenses	228,539	296,740	334,630	10,205
	4,994,704	5,508,000	5,553,906	169,378

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

6.	Other operating income

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Gain on disposal of property, plant and equipment	122,112	39,932	3,047	93
Royalty income	72,353	78,259	86,522	2,639
Reversal of allowance for impairment of other receivable	64,779	-	-	-
Gain on disposal of scrapped material	38,322	45,397	36,804	1,122
Reversal of accrued royalty fees	140,435	-	-	-
Settlement of advance and sundry credit	11,271	35,241	11,109	339
Others	58,321	42,060	70,068	2,137
	507,593	240,889	207,550	6,330

7.	Finance costs

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Interest on bank loans	204,709	146,398	146,445	4,466
Less: Amounts capitalized in qualifying assets	(24,284)	(13,746)	(19,410)	(592)
	180,425	132,652	127,035	3,874
Finance expenses	2,580	8,152	16,435	501
	183,005	140,804	143,470	4,375

8.	Other non-operating income (expense), net

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Interest income	33,130	42,687	57,417	1,751
Dividend income	16,947	-	-	-
Foreign exchange gains (losses), net	214,688	186,375	135,977	4,147
Impairment of available-for-sale financial assets	(3,041)	-	(8,584)	(262)
Gain on disposal of available-for-sale financial assets	723,914	812,654	-	-
Share of profit of associate	-	-	31,269	954
Others	15,556	19,924	16,610	506
	1,001,194	1,061,640	232,689	7,096

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

9.	Income tax

The statutory tax rates for the years ended December 31, 2014 and 2015 for ChipMOS Taiwan and ChipMOS Shanghai are 17% and 25%, respectively.

a)	The major components of income tax expense for the years ended December 31, 2013, 2014 and 2015 are:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Current income tax:
Current tax on profits for the period	109,854	790,376	479,946	14,637
Income tax on unappropriated earnings	151,758	98,107	198,157	6,043
Prior year income tax (over) under estimate	21,641	(4,340)	(1,732)	(53)
Total current tax	283,253	884,143	676,371	20,627

Deferred tax:
Relating to origination and reversal of temporary differences	459,648	19,754	18,969	579
Total deferred tax	459,648	19,754	18,969	579
Income tax expense reported in the consolidated income statements	742,901	903,897	695,340	21,206

Deferred tax charged to other comprehensive income:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Net actuarial losses	4,643	3,022	7,099	216
Unrealized gain in available-for-sale financial assets	(10,582)	133,135	-	-
	(5,939)	136,157	7,099	216

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

9.	Income tax (continued)

b)	Reconciliation of income tax expense and the accounting profit before income tax:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Tax calculated based on profit before tax and statutory tax rate	485,497	815,104	471,347	14,375
Expenses disallowed by tax regulation	2,516	7,100	5,692	174
Tax exempted income by tax regulation	(41,001)	(6,435)	(13,483)	(411)
Temporary difference not recognized as deferred tax assets	(12,553)	333	6,522	199
Taxable loss not recognized as deferred tax assets	45,171	5,999	25,737	785
Effect of different tax rates in countries in which the group operates	89,872	(11,971)	3,100	94
Prior year income tax (over) under estimate	21,641	(4,340)	(1,732)	(53)
Income tax on unappropriated earnings	151,758	98,107	198,157	6,043
Income tax expense reported in the consolidated income statements	742,901	903,897	695,340	21,206

c)	The details of deferred tax assets (liabilities) are as follows:

	January 1,	Profit and loss	Other comprehensive income	December 31,	December 31,
	NT$000	NT$000	NT$000	NT$000	US$000
Year of 2014
Unrealized exchange gains (losses)	(6,887)	(1,642)	-	(8,529)
Accounts receivable	11,871	(1,765)	-	10,106
Inventories	13,589	(252)	-	13,337
Property, plant and equipment	12,677	(3,338)	-	9,339
Gain on valuation of financial assets	(133,135)	-	133,135	-
Deferred income	69,525	(9,550)	-	59,975
Share-based payments	642	414	-	1,056
Provision	7,038	3,273	-	10,311
Financing charges	4,312	(4,312)	-	-
Accrued pension cost	81,528	(2,543)	3,022	82,007
Other	631	(96)	-	535
	61,791	(19,811)	136,157	178,137

Year of 2015
Unrealized exchange gains (losses)	(8,529)	2,686	-	(5,843)	(178)
Accounts receivable	10,106	6,367	-	16,473	502
Inventories	13,337	1,486	-	14,823	452
Property, plant and equipment	9,339	(5,667)	-	3,672	112
Deferred income	59,975	(9,552)	-	50,423	1,538
Share-based payments	1,056	(1,056)	-	-	-
Provision	10,311	(10,311)	-	-	-
Accrued pension cost	82,007	(2,387)	7,099	86,719	2,645
Other	535	(535)	-	-	-
	178,137	(18,969)	7,099	166,267	5,071

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

9.	Income tax (continued)

d)	Expiration dates of unused taxable loss and amounts of unrecognized deferred tax assets are as follows:

December 31, 2014
Year incurred	Amount filed / assessed	Unused amount	Unrecognized amount*	Usable until
	NT$000	NT$000	NT$000
2010 (assessed)	216,415	216,415	216,415	2015
2011 (assessed)	183,912	183,912	183,912	2016
2012 (filed)	240,793	240,793	240,793	2017
2013 (filed)	192,047	192,047	192,047	2018
2014 (filed)	81,847	81,847	81,847	2019

December 31, 2015
Year incurred	Amount filed / assessed	Unused amount	Unrecognized amount*	Usable until
	NT$000	NT$000	NT$000
2011 (assessed)	180,408	180,408	180,408	2016
2012 (filed)	236,206	236,206	236,206	2017
2013 (filed)	188,388	188,388	188,388	2018
2014 (filed)	80,288	80,288	80,288	2019
2015 (filed)	249,419	249,419	249,419	2020

*Unrecognized amount represents unused tax losses for which no deferred tax asset has been recognized.

e)	The amounts of deductible temporary difference that are not recognized as deferred tax assets are as follows:

	2014	2015	2015
	NT$000	NT$000	US$000
Deductible temporary differences	165,398	139,241	4,246

The unused tax losses were incurred by ChipMOS Shanghai that is not likely to generate taxable income in the foreseeable future.

f)	The Company’s income tax returns through 2013 have been assessed and approved by the Tax Authority.

g)	The Company’s unappropriated earnings were all generated in and after 1998.

h)	As of December 31, 2014 and 2015, the balance of the imputation tax credit account was NT$394,958 thousand and NT$1,111,903 thousand (US$33,910 thousand), respectively. The creditable tax rate was 18.02% for the year ended December 31, 2014 and is estimated to be 18.98% for year ended December 31, 2015.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

10.	Earnings per share (“EPS”)

Basic EPS amounts are calculated by dividing the profit for the year attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

Diluted EPS amounts are calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following reflects the income and share data used in the basic and diluted EPS computations:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Profit attributable to equity holders of the Company for basic earnings	2,257,005	3,356,160	2,130,324	64,969
Weighted average number of ordinary shares for basic EPS (in thousands)	842,855	858,716	877,402	877,402
Earnings per share – basic	NT$ 2.68	NT$ 3.91	NT$ 2.43	US$ 0.07
Profit attributable to equity holders of the Company for diluted earnings	2,257,005	3,356,160	2,130,324	64,969
Weighted average number of ordinary shares for basic EPS (in thousands)	842,855	858,716	877,402	877,402
Effect of dilution:
Employee bonuses (in thousands)	11,392	7,122	10,867	10,867
Restricted shares (in thousands)	-	-	27	27
Weighted average number of ordinary
shares for diluted EPS (in thousands)	854,247	865,838	888,296	888,296
Earnings per share – diluted	NT$ 2.64	NT$ 3.88	NT$ 2.40	US$ 0.07

11.	Dividend

A dividend of NT$1.20 per share was approved by the shareholders of the Company on June 12, 2014. The dividend of NT$1,037,544 thousand was paid on July 25, 2014 to all common shareholders of record at the close of business on July 6, 2014.

A dividend of NT$2.22 per share (US$0.07 per share) was approved by the shareholders of the Company on June 3, 2015. The dividend of NT$1,999,225 thousand (US$60,970 thousand) was paid on July 17, 2015 to all common shareholders of record at the close of business on June 28, 2015.

12.	Available-for-sale financial assets

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Unlisted equity investments, at cost	279,044	79,880	2,436

Less: Allowance for impairment losses	(61,336)	(69,920)	(2,132)

	217,708	9,960	304

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

12.	Available-for-sale financial assets (Continued)

For the years ended December 31, 2013, 2014 and 2015, the Group recognized reclassification adjustment of NT$723,914 thousand, NT$783,148 thousand and nil, respectively, for gains realized on the disposal of available-for-sale financial assets.

13.	Investment in associate

Details of investment in associate are as follows:

	Country of incorporation and business	Measurement method	December 31, 2014		December 31, 2015
Investee company			Carrying amount	Ownership	Carrying amount		Ownership
			NT$000%		NT$000	US$000%
JMC	Kaohsiung Taiwan	Equity method	-	-	346,268	10,560	21

The Company acquired 13,300 thousand JMC ELECTRONICS CO., LTD. (“JMC”) common shares in August 2014, totaled NT$199,164 thousand.

JMC issued new shares on January 31, 2015, and the Company took up 5,800 thousand shares at the purchase price of NT$20 per common share. The Company’s ownership in JMC increased from 19% to 21% and obtained significant influence over JMC which became an investment in associate and was measured by equity method (transferred from available for sale financial assets).

The tables below provide summarized financial information for the investment in associate that is material to the Group.

Statement of financial position

	JMC
	December 31, 2015	December 31, 2015
	NT$000	US$000
Current assets	765,420	23,343
Non-current assets	905,803	27,624
Current liabilities	(259,280)	(7,907)
Non-current liabilities	(783)	(24)
Net assets	1,411,160	43,036

Group’s share	299,448	9,132
Goodwill	46,820	1,428
Carrying amount	346,268	10,560

Statement of comprehensive income

	JMC
	2015	2015
	NT$000	US$000
Revenue	1,588,245	48,437
Profit for the year	284,267	8,669
Other comprehensive income (net of tax)	(774)	(23)
Total comprehensive income	283,493	8,646
Dividend received from the investment in associate	-	-

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

14.	Property, plant and equipment

	Land	Buildings and auxiliary equipment	Machinery and equipment	Tools	Other equipment	Construction in progress and equipment to be inspected	Total	Total
	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	NT$000	US$000
January 1, 2014
Cost	452,738	9,990,841	41,566,829	3,469,903	3,423,236	357,441	59,260,988
Accumulated depreciation and impairment	-	(4,793,966)	(35,376,363)	(3,087,157)	(3,079,985)	-	(46,337,471)
	452,738	5,196,875	6,190,466	382,746	343,251	357,441	12,923,517

January 1, 2014	452,738	5,196,875	6,190,466	382,746	343,251	357,441	12,923,517
Additions	-	180,711	1,001,180	198,685	106,536	2,081,128	3,568,240
Disposals	-	-	(5,467)	(621)	(45)	-	(6,133)
Reclassification	-	31,943	1,281,255	37,708	32,644	(1,383,550)	-
Depreciation charge for the year	-	(582,971)	(1,946,727)	(230,818)	(145,569)	-	(2,906,085)
Exchange adjustments	-	15,450	4,273	3,364	1,364	125	24,576
December 31, 2014	452,738	4,842,008	6,524,980	391,064	338,181	1,055,144	13,604,115

December 31, 2014
Cost	452,738	10,125,577	43,230,713	3,612,906	3,507,536	1,055,144	61,984,614
Accumulated depreciation and impairment	-	(5,283,569)	(36,705,733)	(3,221,842)	(3,169,355)	-	(48,380,499)
	452,738	4,842,008	6,524,980	391,064	338,181	1,055,144	13,604,115

January 1, 2015
Cost	452,738	10,125,577	43,230,713	3,612,906	3,507,536	1,055,144	61,984,614	1,890,351
Accumulated depreciation and impairment	-	(5,283,569)	(36,705,733)	(3,221,842)	(3,169,355)	-	(48,380,499)	(1,475,465)
	452,738	4,842,008	6,524,980	391,064	338,181	1,055,144	13,604,115	414,886

January 1, 2015	452,738	4,842,008	6,524,980	391,064	338,181	1,055,144	13,604,115	414,886
Additions	-	138,520	591,669	159,002	225,097	2,530,272	3,644,560	111,149
Disposals	-	-	(2,808)	(117)	(2,190)	-	(5,115)	(156)
Reclassification	-	473,747	2,243,253	34,487	6,704	(2,758,191)	-	-
Depreciation charge for the year	-	(610,551)	(2,013,069)	(233,242)	(162,115)	-	(3,018,977)	(92,070)
Impairment	-	-	-	-	(1,478)	-	(1,478)	(45)
Exchange adjustments	-	(7,044)	(1,320)	(1,420)	(639)	(1,122)	(11,545)	(353)
December 31, 2015	452,738	4,836,680	7,342,705	349,774	403,560	826,103	14,211,560	433,411

December 31, 2015
Cost	452,738	10,700,236	45,945,380	3,673,636	3,047,001	826,103	64,645,094	1,971,488
Accumulated depreciation and impairment	-	(5,863,556)	(38,602,675)	(3,323,862)	(2,643,441)	-	(50,433,534)	(1,538,077)
	452,738	4,836,680	7,342,705	349,774	403,560	826,103	14,211,560	433,411

As of December 31, 2014 and 2015, certain of the above property, plant and equipment were pledged as collateral for long-term and short-term bank loans (Notes 22, 26 and 32).

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

14.	Property, plant and equipment (continued)

	2014	2015	2015
	NT$000	NT$000	US$000
Capitalization interest	13,746	19,410	592
Capitalization interest rate applied	1.97%~3.1524%	1.7814%~3.1678%	1.7814%~3.1678%

15.	Prepaid rent

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Prepaid rent – current	2,624	2,574	78
Prepaid rent – non-current	96,006	91,603	2,794
	98,630	94,177	2,872

Prepaid rent represents government grant of land use rights. The fair value of the land use rights is credited to a deferred income account and is released to rent expense over the expected useful life of 50 years by equal annual instalments. The land use rights were pledged as of December 31, 2014 (Note 32). The current portion is included in other current assets.

There are no unfulfilled conditions or contingencies attached to these grants.

16.	Inventories

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Raw materials	1,532,628	1,515,096	46,206
Work in process	182,331	195,016	5,947
Finished goods	72,288	52,615	1,605
	1,787,247	1,762,727	53,758
Less: Allowance for impairment losses	(82,582)	(95,036)	(2,898)
	1,704,665	1,667,691	50,860

	2014	2015	2015
	NT$000	NT$000	US$000
Cost of revenue	16,821,763	15,739,992	480,024
Loss on abandonment	9,372	28,486	869
Allowance (reversal) for inventories valuation and obsolescence loss	(5,324)	12,566	383
	16,825,811	15,781,044	481,276

As of December 31, 2014 and 2015, no inventories were pledged.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

17.	Accounts, notes and other receivables

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Accounts receivable	4,881,650	3,889,114	118,607
Notes receivable	2,374	1,394	42
Less: Allowance for impairment losses	(7,311)	-	-
	4,876,713	3,890,508	118,649

Other receivables	143,619	142,552	4,347
Less: Allowance for impairment losses	(477)	-	-
	143,142	142,552	4,347
	5,019,855	4,033,060	122,996

As of December 31, 2014 and 2015, no accounts and notes and other receivables were pledged.

The movements in allowance for impairment of accounts and other receivables during the years are as follows:

	Accounts receivable	Other receivables
	NT$000	NT$000
January 1, 2014	7,472	477
Impairment losses reversed	(161)	-
December 31, 2014	7,311	477
Amount written off	(7,311)	(477)
December 31, 2015	-	-

December 31, 2015 (US$000)	-	-

Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Group. Based on past experience, the management of the Company are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The individually impaired receivables related to customers that were in financial difficulties or other factors, e.g. the customers were in default or delinquency in interest or principal payments and only a portion of the receivables is expected to be recovered.

The Group’s accounts receivable that were neither past due nor impaired were fully perform in line with the credit standards prescribed based on counterparties’ industrial characteristics, scale of business and profitability.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

17.	Accounts and notes and other receivables (continued)

Ageing of accounts receivable which are past due but not impaired is as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
≤ 1 month	71,823	37,785	1,152
1 – 2 months	18	207	7
2 – 3 months	3	1	-
3 – 4 months	-	-	-
> 4 months	50	337	10
	71,894	38,330	1,169

18.	Cash and cash equivalents and other financial assets

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Short-term deposits	3,802,669	4,401,857	134,244
Cash	537	563	17
Cash at banks	9,778,095	5,808,495	177,143
	13,581,300	10,210,915	311,404
Less:
Short-term deposits with a maturity date of more than three months	(188,400)	-	-
Restricted cash at bank (unpledged)	-	(20,036)	(611)
Restricted short-term deposits and cash at bank (pledged) (Note 32)	(80,998)	(65,211)	(1,989)
	(269,398)	(85,247)	(2,600)
Cash and cash equivalents	13,311,902	10,125,668	308,804

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between 31 days and 12 months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

Cash and other financial assets of NT$1,448,197 thousand (US$44,166 thousand) (2014: NT$694,305 thousand) are held in the PRC and are subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

19.	Issued capital

	December 31, 2013	December 31, 2014	December 31, 2015
	thousands	thousands	thousands
Authorized shares
Ordinary shares	970,000	970,000	970,000

	December 31, 2013	December 31, 2014	December 31, 2015
Ordinary shares issued and fully paid
Thousand shares	842,855	864,619	896,206
Share capital (NT$000)	8,428,553	8,646,193	8,962,066
			(US$273,317 thousand)

The par value of ordinary shares issued was NT$10 per share.

The movement of ordinary shares issued is set out below:

	2013	2014	2015
	thousands	thousands	thousands
January 1	842,855	842,855	864,619
Issuance of shares	-	21,764	-
Transaction with non-controlling interests	-	-	35,932
Restricted shares	-	-	15,752
Unearned restricted shares- cancelled	-	-	(97)
Share cancellation	-	-	(20,000)
December 31	842,855	864,619	896,206

20.	Reserves and other component of equity

The reconciliation between the opening and closing balances of each component of the Group’s consolidated equity is set out in the consolidated statements of changes in equity.

a)	Capital surplus

Details of the Group’s capital surplus are set out below:

	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	NT$000	US$000
Share premium	1,081,990	1,441,096	2,501,767	76,297
Share-based payment	575,045	798,760	849,482	25,907
Restricted shares	-	-	397,296	12,116
Business combination	26,189	26,189	-	-
Others	49,364	6,793	7,304	223
	1,732,588	2,272,838	3,755,849	114,543

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

20.	Reserves and other component of equity (continued)

a)	Capital surplus (continued)

Pursuant to the R.O.C. Company Act, capital surplus arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital surplus to be capitalised mentioned above should not exceed 10% of the paid-in capital each year. Capital surplus should not be used to cover accumulated deficit unless the legal reserve is insufficient.

b)	Retained earnings

1)	According to the Company’s Articles of Incorporation, current year’s earnings before tax, if any, shall be distributed in the following order:

i)	Pay all taxes and duties;

ii)	Offset prior years’ operating losses, if any;

iii)	Set aside 10% of the remaining amount after deducting i) and ii) as legal reserve;

iv)	After items i), ii) and iii) were deducted, the remaining amount may be distributed as shareholders’ dividend.

2)	Legal reserve can only be used to offset deficits or increase capital in issuing common stock or in distribution cash. The amount of legal reserve that may be used to increase capital or distribute cash shall be limited to the portion of the reserve balance exceeding 25% of the capital stock.

3)	In accordance with the ROC Securities and Future Bureau regulations, in addition to legal reserve, the Company should set aside a special reserve in an amount equal to the net change in the reduction of prior year’s shareholders’ equity, resulting from adjustments. Such special reserve is not available for dividend distribution. In the subsequent year(s), if the year-end balances no longer had a net reduction in the shareholders’ equity, the special reserve previously set aside will then be available for distribution.

4)	The distribution of 2012, 2013 and 2014 dividends were resolved at the shareholders’ meetings on June 17, 2013 and June 12, 2014 and June 3, 2015, respectively. Details are summarized below:

	2012		2013		2014
	Amount	Dividend per share	Amount	Dividend per share	Amount	Dividend per share
	NT$000	NT$	NT$000	NT$	NT$000	NT$

Legal reserve	111,940	-	232,325	-	331,863	-

Cash dividend	421,427	0.50	1,037,544	1.20	1,999, 225	2.22

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

21.	Treasury stock

The movement of treasury stock is set below:

	2013		2014		2015
	Shares (thousand)	Amount (NT$000 )	Shares (thousand)	Amount (NT$000 )	Shares (thousand)	Amount (NT$000 )	Amount (US$000)
January 1	-	-	-	-	-	-	-
Share repurchase	-	-	-	-	20,000	633,737	19,327
Share cancellation	-	-	-	-	(20,000)	(633,737)	(19,327)
December 31	-	-	-	-	-	-	-

Pursuant to the ROC Securities and Exchange Act, the number of shares bought back as treasury stock should not exceed 10% of the number of the Company’s issued and outstanding shares and the amount bought back should not exceed the sum of retained earnings, paid-in capital in excess of par value and realized capital reserve.

Pursuant to the ROC Securities and Exchange Act, treasury stock should not be pledged as collateral and is not entitled to dividends before it is reissued.

22.	Long-term bank loans

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Bank loans collateralized by buildings and land use right, repayable quarterly from June 2014 to March 2015, interest at floating rate (3.16545% as of December 31, 2014)	46,737	-	-

Bank loans collateralized by equipment, repayable quarterly from July 2014 to April 2015, interest at floating rate (3.16545% as of December 31, 2014)	21,416	-	-

Syndicated bank loans collateralized by land, buildings and equipment, repayable semi-annually from January 2015 to July 2019, interest at floating rate (1.8947% and 1.7474% as of December 31, 2014 and 2015, respectively)	6,000,000	4,560,000	139,066

Syndicated bank loans, repayable on July 1, 2019, interest at floating rate (1.8526% as of December 31, 2015)	-	2,000,000	60,994
	6,068,153	6,560,000	200,060
Less: Syndicated loan fee	-	(25,480)	(777)
Current portion (syndicated loan fee included)	(1,508,153)	(1,548,688)	(47,230)
	4,560,000	4,985,832	152,053

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

22.	Long-term bank loans (continued)

Unused credit lines of long-term bank loans are as follows:

	December 31, 2014	December 31, 2015
NT$000	4,000,000	2,000,000

The Group’s bank loans are mortgaged by certain land, buildings, equipments and land use rights as collateral (Note 32).

Details of the repayment schedule in respect of the bank loans are as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Less than 1 year	1,508,153	1,548,688	47,230
2 to 5 years	4,560,000	4,985,832	152,053
	6,068,153	6,534,520	199,283

Under syndicated bank loans facility agreements, the Group is required to maintain certain financial ratios. As of December 31, 2014 and 2015, the Group was in compliance with the financial ratio requirements.

23.	Long-term deferred revenue

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Current (including in receipts in advance)	2,525	2,477	76
Non-current	443,737	385,774	11,765
	446,262	388,251	11,841

Long-term deferred revenue includes deferred revenue from government grant (see note 2. u) and royalty income (see note 31).

24.	Accrued pension cost

a)	Defined benefit plans

1)	ChipMOS Taiwan and ThaiLin have a defined benefit pension plan in accordance with the Labor Standards Law (the “Law” ), covering all regular employees’ service years prior to the enforcement of the Labor Pension Act on July 1, 2005 and service years thereafter of employees who chose to continue to be subject to the pension mechanism under the Law. Under the defined benefit pension plan, two units are accrued for each year of service for the first 15 years and one unit for each additional year thereafter, subject to a maximum of 45 units. Pension benefits are based on the number of units accrued and the average monthly salaries and wages of the last 6 months prior to retirement.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

24.	Accrued pension cost (continued)

a)	Defined benefit plans (continued)

ChipMOS Taiwan and ThaiLin contribute monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee. Also, ChipMOS Taiwan and ThaiLin would assess the balance in the aforementioned labor pension reserve account by the end of December 31, every year. If the account balance is not enough to pay the pension calculated by the aforementioned method, to the labors expected to be qualified for retirement next year, ChipMOS Taiwan and ThaiLin will make contribution for the deficit by next March.

2)	The amounts recognized in the balance sheet are as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Present value of defined benefit obligations	(812,840)	(844,166)	(25,744)
Fair value of plan assets	321,082	324,695	9,902
Net defined benefit liability	(491,758)	(519,471)	(15,842)

3)	Movements in net defined benefit liabilities are as follows:

	2014
	Present value of defined benefit obligation	Fair value of plan asset	Net defined benefit liability
	NT$000	NT$000	NT$000
January 1, 2014	(808,621)	318,133	(490,488)
Current service cost	(569)	-	(569)
Interest (expense) income	(17,238)	6,937	(10,301)
	(826,428)	325,070	(501,358)
Remeasurements:
Return of plan asset (not including the amount included in interest income or expense)	-	369	369
Financial assumption change effect	12,302	-	12,302
Experience adjustments	(27,174)	-	(27,174)
	(14,872)	369	(14,503)

Pension fund contribution	-	24,103	24,103
Paid pension	28,460	(28,460)	-
December 31, 2014	(812,840)	321,082	(491,758)

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

24.	Accrued pension cost (continued)

a)	Defined benefit plans (continued)

	2015
	Present value of defined benefit obligations	Fair value of plan asset	Net defined benefit liability
	NT$000	NT$000	NT$000
January 1, 2015	(812,840)	321,082	(491,758)
Current service cost	(983)	-	(983)
Interest (expense) income	(16,901)	6,811	(10,090)
	(830,724)	327,893	(502,831)
Remeasurements:
Return of plan asset (not including the amount included in interest income or expense)	-	872	872
Financial assumption change effect	(46,853)	901	(45,952)
Experience adjustments	3,322	-	3,322
	(43,531)	1,773	(41,758)

Pension fund contribution	-	25,118	25,118
Paid pension	30,089	(30,089)	-
December 31, 2015	(844,166)	324,695	(519,471)
	US($25,744)	US$9,902	US($15,842)

4)	The Bank of Taiwan was commissioned to manage the Fund of the ChipMOS Taiwan and ThaiLin’s defined benefit pension plan in accordance with the Fund’s annual investment and utilization plan and the “Regulations for Revenues, Expenditures, Safeguard and Utilization of the Labor Retirement Fund” (Article 6: The scope of utilization for the Fund includes deposit in domestic or foreign financial institutions, investment in domestic or foreign listed, over-the-counter, or private placement equity securities, investment in domestic or foreign real estate securitization products, etc.). With regard to the utilization of the Fund, its minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks. If the earning is less than aforementioned rates, government shall make payment for the deficit after authorized by the Regulator. ChipMOS Taiwan and ThaiLin have no right to participate in managing and operating that Fund and hence ChipMOS Taiwan and ThaiLin are unable to disclose the classification of plan asset fair value in accordance with IAS 19 paragraph 142. The constitution of fair value of plan assets as of December 31, 2014 and 2015 is given in the Annual Labor Retirement Fund Utilization Report announced by the government.

5)	The principal actuarial assumptions used were as follows:

	2014	2015
Discount rate used in determining present values	2.25%	1.75%
Expected future salary increase rate	3.50%~5.00%	3.50%

Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience in each territory.

As the main actuarial assumption changed, the present value of defined benefit obligation is affected.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

24.	Accrued pension cost (continued)

a)	Defined benefit plans (continued)

The sensitivity analysis of present value of defined benefit obligation effected by the changes of significant actuarial assumptions at December 31, 2014 and 2015 are shown below:

The sensitivity analysis above is based on the other conditions are unchanged but only one assumption is changed. In practice, more than one assumption may change at once. The method of analysing sensitivity and the method of calculate accrued pension cost in the statements of financial position is the same.

The major assumptions of the actuarial valuation remain unchanged from 2014.

6)	The Company expects to make contributions of NT$24,443 thousand (US$745 thousand) during 2016.

7)	As of December 31, 2015, the weighted average duration of that retirement plan is 14.9 years. The analysis of timing of the future pension payment is as follows:

	December 31, 2015
	NT$000	US$000
Within 1 year	20,131	614
1-2 year(s)	23,468	716
2-5 years	91,173	2,780
6-10 years	171,454	5,229
	306,226	9,339

b)	Defined contribution plans

Effective July 1, 2005, ChipMOS Taiwan and ThaiLin have established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with ROC nationality. Under the New Plan, ChipMOS Taiwan and ThaiLin contribute monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment.

	Discount rate		Future salary increase rate
	Increase 0.25%	Decrease 0.25%	Increase 0.25%	Decrease 0.25%
December 31, 2014
Effect on present value of defined benefit obligation	(29,666)	31,236	30,736	(29,352)

December 31, 2015
Effect on present value of defined benefit obligation	(30,255)	31,832	31,215	(29,837)

ChipMOS Shanghai has a defined contribution plan. Monthly contributions to an independent fund administered by the government in accordance with the pension regulations in the PRC are based on certain percentage of employees’ monthly salaries and wages. The contribution percentage for the years ended December 31, 2014 and 2015 were 21% and 21%, respectively. Other than the monthly contributions, the Group has no further obligations.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

24.	Accrued pension cost (continued)

b)	Defined contribution plans (continued)

The pension costs under defined contribution pension plans of the Group for the years ended December 31, 2014 and 2015 were NT$207,007 thousand and NT$223,646 thousand, (US$6,820 thousand), respectively.

25.	Other payable

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Salaries and bonus payable	455,726	460,136	14,033
Interest payable	2,274	1,741	53
Accrued pension costs	29,072	27,529	839
Employees’ bonus	298,772	313,282	9,554
Remuneration to directors and supervisors	14,939	15,664	478
Accrued expense payable	863,637	873,692	26,645
Others	14,517	12,022	368
	1,678,937	1,704,066	51,970

26.	Short-term bank loans

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Secured bank loans	24,151	-	-
Unsecured bank loans	1,744,119	1,148,875	35,037
	1,768,270	1,148,875	35,037

Annual interest rate	0.8668% - 3.16545%	0.90% - 0.98%

Unused credit lines of short-term bank loans are as follows:

	December 31, 2014	December 31, 2015
NT$000	3,125,486	2,628,140
US$000	35,498	50,000

Certain of the Group’s short-term bank loans are secured by certain assets as collateral (Note 32).

27.	Significant commitments and contingencies

Operating leases commitments

ChipMOS Taiwan entered into several operating lease contracts for land. These renewable operating leases will expire from 2024 through 2034, with annual rental expense of $30,317.

ChipMOS Taiwan entered into several operating lease contracts for machinery and equipment. These renewable operating leases will expire by 2016.

ChipMOS USA entered in several operating lease contracts for office space. These renewable operating leases will expire in 2016.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

27.	Significant commitments and contingencies (continued)

Operating leases commitments (continued)

ChipMOS Shanghai entered into several operating lease contracts for machinery and equipment. These renewable operating leases will expire by 2016.

Future minimum lease payments under those leases are as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
≤ 1 year	83,832	64,396	1,964
2 to 5 years	140,767	126,907	3,870
> 5 years	225,279	194,962	5,946
	449,878	386,265	11,780

Capital commitments

Capital expenditures that are contracted for, but not provided for are as follows:

	December 31, 2014	December 31, 2015
Property, plant and equipment
NT$000	910,802	1,132,522
US$000	3,532	-
RMB000	3,454	36,583

In total, the capital commitments of the Group as of December 31, 2014 and 2015 are NT$1,040,001 thousand and NT$1,316,644 thousand (US$40,154 thousand), respectively.

Patent license commitments

ChipMOS Taiwan has royalty commitment with its related parties. Please refer to Note 31 for detailed information.

Other commitments

A letter of guarantee is issued by Bank of Taiwan to the Tariff Bureau of the Ministry of Finance for making payment of customs duty deposits when importing. The amount of Letter of Guarantee will occupy the credit lines for short-term loans of ChipMOS Taiwan. As of December 31, 2015, the amount of NT$131,000 thousand (US$3,995 thousand) is guaranteed by Bank of Taiwan.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

28.	Material non-controlling interests

Financial information of subsidiaries that have material non-controlling interests is provided below:

Proportion of equity interest held by non-controlling interests:

	Country of incorporation and operation
		2014	2015
ThaiLin	ROC	52.46%	Not applicable*
ChipMOS Shanghai	PRC	52.46%	Not applicable*

		2014	2015
		NT$000	NT$000
Accumulated balances of material non-controlling interests:
ThaiLin		1,833,139	Not applicable*
ChipMOS Shanghai		793,979	Not applicable*

		2014	2015
Profit (loss) allocated to material non-controlling interests:
ThaiLin		502,756	36,951*
ChipMOS Shanghai		32,251	122*

*ThaiLin was merged into ChipMOS Taiwan on June 17, 2015. After the merger, ChipMOS Shanghai became the wholly-owned subsidiary of ChipMOS Taiwan.

The summarized financial information of these subsidiaries is provided below. This information is based on amounts before inter-company eliminations.

Summarized statement of comprehensive income for 2014:

	ThaiLin	ChipMOS Shanghai
	NT$000	NT$000
Revenue	1,514,711	1,176,382
Cost of revenue	(1,096,355)	(1,087,229)
Operating expenses	(154,879)	(39,281)
Finance costs	(8,552)	(6,999)
Other non-operating income (expenses), net	945,047	18,045
Profit before tax	1,199,972	60,918
Income tax	(192,963)	-
Profit for the year	1,007,009	60,918
Total comprehensive income for the year	415,175	60,918
Net profit attributable to non-controlling interests	502,756	32,251
Dividends paid to non-controlling interests	80,876	-

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

28.	Material non-controlling interests (continued)

Summarized statement of comprehensive income for 2015:

	ThaiLin*	ChipMOS Shanghai
	NT$000	NT$000
Revenue	734,786	1,032,353
Cost of revenue	(544,791)	(1,075,134)
Operating expenses	(67,640)	(43,441)
Finance costs	(14)	(2,053)
Other non-operating income (expenses), net	(30,869)	27,907
Loss before tax	91,472	(60,368)
Income tax	(21,036)	-
Loss for the year	70,436	(60,368)
Total comprehensive loss for the year	70,436	(60,368)
Net profit attributable to non-controlling interests	36,951	122
Dividends paid to non-controlling interests	-	-

Summarized statement of financial position as of December 31, 2014:

	ThaiLin	ChipMOS Shanghai
	NT$000	NT$000
Current assets	2,336,985	1,216,519
Non-current assets	3,121,787	717,511
Current liabilities	358,413	325,004
Non-current liabilities	52,846	94,107
Total equity	5,047,513	1,514,919

Summarized cash flow information for year ended December 31, 2014:

	ThaiLin	ChipMOS Shanghai
	NT$000	NT$000
Operating	197,096	187,075
Investing	510,149	(110,800)
Financing	(979,170)	168,524
Effect of foreign exchange rate changes	-	25,358
Net increase (decrease) in cash and cash equivalents	(271,925)	270,157

Summarized cash flow information for year ended December 31, 2015:

	ThaiLin*	ChipMOS Shanghai
	NT$000	NT$000
Operating	57,835	92,160
Investing	(169,382)	(205,293)
Financing	-	889,234
Effect of foreign exchange rate changes	(40,444)	(18,636)
Net increase in cash and cash equivalents	(151,991)	757,465

*ThaiLin was merged into ChipMOS Taiwan on June 17, 2015. After the merger, ChipMOS Shanghai became the wholly-owned subsidiary of ChipMOS Taiwan. The summarized cash flow information of ThaiLin disclosed was for the period from January 1, 2015 to June 16, 2015 before the merger.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

29.	Transactions with non-controlling interests

The merger of ChipMOS Taiwan and ThaiLin was approved by the respective shareholders at the special shareholders’ meetings held on December 30, 2014 and was completed on June 17, 2015 and ChipMOS Taiwan is the surviving entity. ThaiLin’s shareholders were offered a combination of NT$12.5 in cash and 0.311 of one ChipMOS Taiwan common share in exchange for each ThaiLin common share held. ChipMOS Taiwan issued 35,932 thousand shares and paid NT$1,444,224 thousand (US$44,045 thousand) in cash in exchange for 52.46% of ThaiLin’s shares. Before the merger, ChipMOS Taiwan held 47.54% of the outstanding shares of ThaiLin, ThaiLin held 100% of the outstanding shares of ChipMOS BVI and ChipMOS BVI held 100% of the outstanding shares of ChipMOS Shanghai. After the merger, ChipMOS BVI and its wholly-owned subsidiary, ChipMOS Shanghai, became wholly-owned subsidiaries of ChipMOS Taiwan. The transaction was treated as an equity transaction. The difference between the amount by which the non-controlling interest is adjusted and the fair value of the consideration paid was recognized in equity attributed to the Company. The effect on the equity attributed to the Company during the period is summarized as follows:

	2015
	NT$000	US$000
Carrying amount of non-controlling interests acquired	2,637,316	80,430
Consideration paid to non-controlling interests	(2,921,041)	(89,083)
Other component of equity	(17,964)	(548)
Capital surplus	26,189	799
Retained earnings	(275,500)	(8,402)

30.	Supplementary cash flow information

Partial cash paid for investing activities

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Purchase in property, plant and equipment	3,624,863	3,568,240	3,644,560	111,149
Add: Payable to contractors and equipment suppliers at beginning of year	484,659	858,239	1,307,459	39,873
Less: Payable to contractors and equipment suppliers at the end of the year	(858,239)	(1,307,459)	(523,962)	(15,979)
Cash paid for acquisition of property, plant and equipment	3,251,283	3,119,020	4,428,057	135,043

31.	Related party transactions

The significant transactions between the Group and related parties are summarized as follows:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Royalty income
ChipMOS Bermuda	72,353	78,259	86,522	2,639

Consulting expenses
ChipMOS Bermuda	42,736	43,621	45,460	1,386

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Other payables
ChipMOS Bermuda	11,208	11,614	354

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

31.	Related party transactions (continued)

On April 7, 2004, ChipMOS Taiwan and ChipMOS Bermuda entered into an assignment agreement, pursuant to which ChipMOS Taiwan transferred all of the technologies it owned to ChipMOS Bermuda for a purchase price of US$19,700 thousand. It was credited to deferred income and recognized as royalty income on a systematic basis over 20 years. As of December 31, 2014 and 2015, the balance amount of the deferred income were NT$300,899 thousand and NT$268,369 thousand (US$8,184 thousand), respectively. During the years of 2014 and 2015, the Group recognized royalty income of NT$32,529 thousand and NT$32,530 thousand (US$992 thousand), respectively.

On April 7, 2004, ChipMOS Taiwan and ChipMOS Bermuda entered into a patent license agreement which has a term of 20 years. Under the patent license agreement, ChipMOS Taiwan will pay ChipMOS Bermuda a royalty in the aggregate of US$20,000 thousand, payable in 80 three-month installments of US$250 thousand each. During the years of 2014 and 2015, the Group recognized consulting expenses of NT$30,140 thousand and NT$31,670 thousand (US$966 thousand), respectively.

On January 1, 2007, ChipMOS Taiwan and ChipMOS Bermuda entered into a joint development agreement, pursuant to which ChipMOS Taiwan will charge ChipMOS Bermuda 50% of the amount of the development costs and the jointly developed technology will be co-owned by ChipMOS Taiwan and ChipMOS Bermuda. The amount received by ChipMOS Taiwan was credited to royalty income. During the years of 2014 and 2015, the Group recognized royalty income of NT$24,552 thousand and NT$32,815 thousand (US$1,001 thousand), respectively.

On April 12, 2007, ChipMOS Taiwan and ChipMOS Bermuda entered into an assignment agreement, pursuant to which ChipMOS Taiwan transferred 50% of the technologies it owned to ChipMOS Bermuda for a purchase price of US$6,400 thousand. It was credited to deferred income and recognized as royalty income on a systematic basis over 10 years. As of December 31, 2014 and 2015, the balance amount of the deferred income were NT$49,414 thousand and NT$28,237 thousand (US$861 thousand), respectively. During the years of 2014 and 2015, the Group recognized royalty income of NT$21,178 thousand and NT$21,177 thousand (US$646 thousand), respectively.

In October 2011, ChipMOS Shanghai and ChipMOS Bermuda entered into a patent license agreement which has a term of 10 years started from August 1, 2012. Under the patent license agreement, ChipMOS Shanghai will pay ChipMOS Bermuda a royalty in the aggregate of RMB 27,400 thousand, payable in 40 three-month installments of RMB 685 thousand. During the years of 2014 and 2015, the Group recognized consulting expenses of NT$13,481 thousand and NT$13,790 thousand (US$420 thousand), respectively.

During 2014, ThaiLin sold its available-for-sale financial assets to ChipMOS Bermuda for NT$1,110,073 thousand and recognized disposal gain of NT$812,654 thousand.

Key management personnel compensation:

	2013	2014	2015	2015
	NT$000	NT$000	NT$000	US$000
Short-term employee benefits	120,402	170,433	167,928	5,121
Post-employment compensation	1,825	2,147	2,249	69
Share-based payments	20,941	49,244	57,185	1,744
	143,168	221,824	227,362	6,934

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

32.	Pledged or mortgaged assets

The Group provided certain assets as collateral mainly for long-term bank loans (Note 22), short-term bank loans (Note 26) and customs duty guarantee, which were as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Property, plant and equipment (Note 14)	7,267,802	6,192,673	188,858
Restricted short-term deposits and cash at bank (Note 18)	80,998	65,211	1,989
Prepaid rent (Note 15)	98,630	-	-
	7,447,430	6,257,884	190,847

33.	Financial instruments by category

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000
Financial assets
Available-for-sale financial assets, at cost	217,708	9,960	304
Loans and receivables( including cash and cash equivalents, other financial assets, accounts and notes receivable, other receivables and refundable deposits)	18,622,406	14,265,815	435,066
	18,840,114	14,275,775	435,370

Financial liabilities
Financial liabilities at amortized cost (including bank loans, accounts payable, payables to contractors and equipment suppliers and other payables)	11,897,744	10,619,903	323,876

34.	Financial risk management and fair values of financial instruments

a)	Financial risk management

The Group’s risk management objective is to manage the market risk, credit risk and liquidity risk related to its operating activities. The Group identifies, measures, and manages the aforementioned risks based on policy and risk appetite.

The Group has established appropriate policies, procedures and internal controls for financial risk management. Before entering into significant financial transactions, due approval process by the Board of Directors must be carried out based on related protocols and internal control procedures. The Group complies with its financial risk management policies at all times.

1)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risks comprise foreign currency risk, interest rate risk, and other price risk (such as equity price risk).

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

34.	Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

1)	Market risk (continued)

i)	Foreign currency risk

The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in a different currency from the Group’s functional currency) and the Group’s net investments in foreign subsidiaries.

The Group applies natural hedges from using account receivables and account payables denominated in the same currency. However, this natural hedge does not concur with the requirement for hedge accounting. Furthermore, as net investments in foreign subsidiaries are for strategic purposes, they are not hedged by the Group.

The Group’s foreign currency exposure gives rise to market risks associated with exchange rate movements against the NT dollar for cash, cash equivalent, accounts receivable, other receivables, bank loans, accounts payable and other payable.

The Group’s businesses involve some non-functional currency operations. The information on the assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31, 2014
	Foreign currency	Exchange rate	Carrying amount (NT$000)
Financial assets
Monetary items
US$000	132,394	31.6500	4,190,261
JPY000	1,425,269	0.2646	377,126
RMB000	112,248	5.0920	571,567

Financial liabilities
Monetary items
US$000	70,863	31.6500	2,242,809
JPY000	3,173,824	0.2646	839,794
RMB000	30,173	5.0920	153,641

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

34.	Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

1)	Market risk (continued)

i)	Foreign currency risk (continued)

	December 31, 2015
	Foreign currency	Exchange rate	Carrying amount (NT$000)
Financial assets
Monetary items
US$000	169,298	32.8250	5,557,207
JPY000	1,335,293	0.2727	364,134
RMB000	88,681	4.9950	442,962

Financial liabilities
Monetary items
US$000	42,048	32.8250	1,380,226
JPY000	849,513	0.2727	231,662
RMB000	14,905	4.9950	74,450

The total exchange gain including realized and unrealized gain arising from significant foreign exchange variation on the monetary items held by the Group for the year ended December 31, 2014 and 2015 amounted NT$186,375 thousand and NT$135,977 thousand (US$4,147 thousand) respectively.

The following table details the Group’s exposure at the end of the reporting period to foreign currency risk arising from recognized monetary assets or liabilities denominated in a currency other than the functional currency of the entity to which they relate.

	December 31, 2014
	Change in exchange rate	Effect on profit (NT$000)	Effect on other component of equity (NT$000)
Financial assets
US$000	5%	209,513	-
JPY000	5%	18,856	-
RMB000	5%	28,578	-

Financial liabilities
US$000	5%	112,140	-
JPY000	5%	41,990	-
RMB000	5%	7,682	-

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

34.	Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

1)	Market risk (continued)

i)	Foreign currency risk (continued)

	December 31, 2015
	Change in exchange rate	Effect on profit (NT$000)	Effect on other component of equity (NT$000)
Financial assets
US$000	5%	277,860	-
JPY000	5%	18,207	-
RMB000	5%	22,148	-

Financial liabilities
US$000	5%	69,011	-
JPY000	5%	11,583	-
RMB000	5%	3,723	-

ii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s bank loans with floating interest rates.

The Group manages its interest rate risk by having a balanced portfolio of fixed and variable rate bank loans.

At December 31, 2015, it is estimated that a general increase or decrease of 100 basis points (1%) in interest rates, with all other variables held constant, would decrease or increase the Group’s profit and equity by approximately NT$77,089 thousand (US$2,351 thousand) (2014: NT$78,364 thousand).

iii)	Equity price risk

The Group is exposed to equity price risk through its investments in listed equity securities classified as financial assets at fair value through profit or loss. The Group manages this exposure by maintaining a portfolio of investments with different risk and return profiles. At the reporting date, no aforesaid equity security was held and no sensitivity analysis was disclosed.

2)	Credit risk

Credit risk is the risk that counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily accounts and other receivables) and from its financing activities (primarily deposits with banks and financial instruments).

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

34.	Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

2)	Credit risk (continued)

Each business unit performs ongoing credit evaluation of the debtors’ financial condition according to the Group’s established policy, procedures and control relating to customer credit risk management. The Group maintains an account for allowance for doubtful receivables based upon the available facts and circumstances, historical collection and write-off experiences of all trade and other receivables which consequently minimizes the Group’s exposure to bad debts.

The Group has three and four customers that had balances greater than ten percent of total notes and accounts receivable as of December 31, 2014 and 2015, respectively, as detailed in the below table. The credit concentration risk of other accounts and notes receivable is insignificant.

Customers	December 31, 2014	December 31, 2015
Micron	14%	12%
Novatek	18%	18%
Himax Technologies, Inc.	10%	12%
Winbond	9%	12%

Credit risk from balances with banks and financial institutions is managed by the Group’s finance unit in accordance with the Group’s policy. Bank balances are held with financial institutions of good standing. The Group’s exposure to credit risk arising from the default of counter-parties is limited to the carrying amount of these instruments.

3)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Group monitors and maintains adequate cash and banking facilities to finance the Group’s operations. See Notes 22 and 26 about the unused credit lines of the Group.

The maturity profile of the Group’s non-derivative financial liabilities as of December 31, 2014 and 2015 based on the contracted undiscounted payments is as follows:

	December 31, 2014
	≤ 1 year	2 to 5 years	> 5 years	Total
	NT$000	NT$000	NT$000	NT$000
Long-term bank loans (including current portion)	1,604,086	4,684,449	-	6,288,535
Accounts payable and payables to contractors and equipment suppliers	2,382,384	-	-	2,382,384
Other payables (including related parties)	1,678,937	-	-	1,678,937
Short-term bank loans	1,773,368	-	-	1,773,368
Guarantee deposit	-	-	1,694	1,694
	7,438,775	4,684,449	1,694	12,124,918

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

34.	Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

3)	Liquidity risk (continued)

	December 31, 2015
	≤ 1 year	2 to 5 years	> 5 years	Total	Total
	NT$000	NT$000	NT$000	NT$000	US$000
Long-term bank loans (including current portion)	1,658,830	5,133,962	-	6,792,792	207,161
Accounts payable and payables to contractors and equipment suppliers	1,232,442	-	-	1,232,442	37,585
Other payables	1,704,066	-	-	1,704,066	51,970
Short-term bank loans	1,151,040	-	-	1,151,040	35,103
Guarantee deposit	-	-	2,099	2,099	64
	5,746,378	5,133,962	2,099	10,882,439	331,883

b)	Fair values of financial instruments

The notional amounts of financial assets and financial liabilities are assumed to approximate their fair values.

35.	Share-based payments

Stock option plan

The parent company of the Group, ChipMOS Bermuda adopted three option plans in 2001, 2006 and 2011 which have 2,250,000, 1,750,000 and 1,000,000 shares available for issuance, respectively. The stock option plans provide that the directors, officers, employees and consultants of ChipMOS Bermuda and its affiliates may be granted with options to purchase ordinary shares of ChipMOS Bermuda at specified exercise prices.

Below illustrates the information of options granted to the Group.

The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the years:

	2014	2014	2015	2015
	Number of options	WAEP US$	Number of options	WAEP US$
Outstanding at January 1	1,081,342	10.00	837,138	11.86
Granted during the year	118,256	20.15	42,496	19.91
Forfeited during the year	(113,541)	11.89	(59,751)	16.33
Exercised during the year	(247,261)	7.69	(192,350)	8.30
Expired during the year	(1,658)	7.75	-	-
Outstanding at December 31	837,138	11.86	627,533	13.07
Exercisable at December 31	219,491	7.48	288,410	10.07

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

35.	Share-based payments (continued)

Stock option plan (continued)

The weighted average share price at the date of exercise of these options exercised in 2015 was US$20.93 (2014: US$22.77).

The weighted average remaining contractual life for the share options outstanding as of December 31, 2015 was 3.36 years (2014: 4.03 years).

The weighted average fair value of options granted during 2015 as US$17.17 (2014: US$18.17).

The range of exercise prices for options outstanding at the end of 2015 was US$3.06~20.3405 (2014: US$2.55~20.3405).

The following tables list the inputs to the Black-Scholes Option Pricing Model used for the option plans for the periods ended December 31, 2014 and 2015, respectively.

	2014	2015
Dividend yield	0~1.33%	0~1.33%
Expected volatility	96.31~190.02%	92.80~190.02%
Risk-free interest rate	0.3725~2.39%	0.3725~2.11%
Expected life	3.5~5 years	3.5~5 years

Share appreciation rights (“SARs”)

The parent company of the Group, ChipMOS Bermuda adopted three SARs plans in 2006, 2008 and 2013 which have 500,000, 750,000 and 1,000,000 rights available for issuance, respectively. The SARs plans provide that the directors, officers and employees of ChipMOS Bermuda and its affiliates may be granted cash-settled share appreciation rights.

Below illustrates the information of SARs granted to the Group.

The following table illustrates the number and WAEP of, and movements in, SARs during the years:

	2014	2014	2015	2015
	Number of rights	WAEP US$	Number of rights	WAEP US$
Outstanding at January 1	779,302	10.92	653,105	12.00
Granted during the year	36,010	20.24	64,010	19.91
Forfeited during the year	(24,841)	11.94	(36,290)	14.88
Exercised during the year	(136,102)	8.02	(175,533)	9.53
Expired during the year	(1,264)	7.75	(1,536)	2.55
Outstanding at December 31	653,105	12.00	503,756	13.69
Exercisable at December 31	151,933	9.76	191,533	10.83

The weighted average share price at the date of exercise of these SARs exercised in 2015 was US$21.63 (2014: US$22.80).

The weighted average remaining contractual life for the SARs outstanding as of December 31, 2015 was 3.58 years (2014: 4.16 years).

The weighted average fair value of SARs granted during 2015 was US$10.38 (2014: US$17.01).

The range of exercise prices for SARs outstanding at the end of 2015 was US$3.06~20.3405 (2014: US$2.55~20.3405).

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

35.	Share-based payments (continued)

Restricted Shares

On November 12, 2014, The Board of Directors of the Company approved 2014 Restricted Stock Award Agreement which has 17,300 thousand restricted shares available for issuance. The par value and granting price of the restricted shares were NT$10 and zero, respectively. The issuance of the restricted shares was approved by the Special General Meeting of the Shareholders of the Company on December 30, 2014 and approved by the Financial Supervisory Commission ROC (Taiwan) on June 30, 2015.

On July 14, 2015, the Board of Directors of the Company approved to set July 21, 2015 as the Record Date of the issuance of 15,752 thousand restricted shares.

When the employees accomplished the following years of service and performance conditions, the received restricted shares will be vested based on the vesting ratio.

	The 1st year	The 2nd year	The 3rd year
Years of service following the receipt of restricted shares	Continuous service for one year	Continuous service for two years	Continuous service for three years
Grade of performance appraisal	>=B+	>=B+	>=B+
Compliance of terms agreed by the staff and Company	No violation	No violation	No violation
Vesting ratio of numbers of restricted shares received	30%	30%	40%

During 2014 and 2015, the Group recognized NT$228,792 thousand and NT$158,320 thousand (US$4,828 thousand), respectively, compensation expenses in respect of the transactions of share-based payments.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

36.	Capital management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the balance between debt and equity.

The Group reviews the capital structure on an ongoing basis. As part of this review, the directors consider the cost of capital and the risks associated with each class of capital. The Group will balance its overall capital structure through the payment of dividends, new share issues and the issue of new debt or the repayment of existing debt.

The Group’s overall strategy remains unchanged from 2014.

The Group monitors capital using the liabilities to assets ratio, the percentages of which as of December 31, 2014 and 2015 were as follows:

	December 31, 2014	December 31, 2015	December 31, 2015
	NT$000	NT$000	US$000

Total liabilities	14,000,531	12,115,422	369,485
Total assets	34,706,087	31,022,309	946,091

Liabilities to assets ratio	40.34%	39.05%	39.05%

37.	Events after the reporting period

a)	On December 11, 2015, ChipMOS Taiwan’s Board has authorized and ChipMOS Taiwan has signed a share subscription agreement (the “Tsinghua Share Subscription Agreement”) to sell 299,252 thousand common shares to Tsinghua Unigroup Ltd. (“Tsinghua Unigroup”) through a private placement (the “Private Placement”) at a price of NT$40.0 per share. ChipMOS Taiwan and Tsinghua Unigroup also executed the Strategic Alliance Agreement, designed to strengthen the long-term cooperation relationship between the two companies. Under the terms of the Strategic Alliance Agreement, Tsinghua Unigroup would assist ChipMOS Taiwan in expanding and strengthening the relationship between ChipMOS Taiwan and companies relating to the assembly and testing services of LCD drivers and wafer bumping services in the PRC.

On January 28, 2016, the proposed Private Placement was approved by the shareholders of ChipMOS Taiwan in a special general meeting.

On February 25, 2016, ChipMOS Taiwan and Tsinghua Unigroup executed the Subscriber Joinder Agreement, under which Tsinghua Unigroup assigned its obligations and liabilities under the Tsinghua Share Subscription Agreement to Tibet MaoYeChaungXin INVESTMENT CO., LIMITED (“Tibet MaoYe”), which will become a subsidiary controlled by Tsinghua Unigroup prior to the closing of the Private Placement. From the execution of the Subscriber Joinder Agreement, Tibet MaoYe became the “Subscriber” defined in the Tsinghua Share Subscription Agreement and assumed all the rights, benefits, liabilities and obligations incurred from the Tsinghua Share Subscription Agreement. On the same date, ChipMOS Taiwan and Tibet MaoYe executed a Share Subscription Agreement, of which the substantive content is consistent with the Tsinghua Share Subscription Agreement.

The proposed Private Placement remains subject to the regulatory approval.

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

37.	Events after the reporting period (continued)

b)	On January 21, 2016, the Boards of Directors of ChipMOS Bermuda and ChipMOS Taiwan approved the merger of ChipMOS Bermuda with and into ChipMOS Taiwan, with ChipMOS Taiwan becoming the surviving company and entered into an agreement and plan of merger dated January 21, 2016 (the “Merger Agreement”), pursuant to which the Company will merge with and into ChipMOS Taiwan (the “Merger”).

1)	Under the agreement, ChipMOS Bermuda shareholders will receive US$3.71 in cash, without interest, and 0.9355 American Depository Shares (“ADS”) representing 18.71 shares of ChipMOS Taiwan (each ADS will represent 20 new common shares, par value of NT$10 each, to be issued by ChipMOS Taiwan) in exchange for each ChipMOS Bermuda common share of par value US$0.04 currently held.

2)	ChipMOS Taiwan’s Board of Directors has also approved the establishment of a new U.S. American Depositary Receipt program to facilitate the merger and to foster ongoing market liquidity of its shares. An application will be submitted for the listing of new ADSs on the NASDAQ, and the issuance of approximately 510,595 thousand common shares which will be represented by the new ADSs to be issued as part of the consideration for the merger with ChipMOS Bermuda.

3)	Under the Merger Agreement, ChipMOS Bermuda shall pay ChipMOS Taiwan, in certain circumstances, a termination fee of US$20 million if the Merger Agreement is terminated. Also under the Merger Agreement, ChipMOS Taiwan shall pay ChipMOS Bermuda, in certain circumstances, a termination fee of US$40 million if the Merger Agreement is terminated.

4)	Under the Merger Agreement, at the effective time of the Merger (the “Effective Time”),all of ChipMOS Bermuda’s outstanding share options and share appreciation rights,whether vested or unvested, granted under stock option plans and SARs plans, will be converted into the right to receive an amount in cash, without interest thereon, based on the formula as prescribed in the Merger Agreement.

5)	The merger is currently expected to close in the third quarter of 2016, contingent on satisfaction of above approvals and other conditions, which were outlined in the Registration Statement on Form F-4 that ChipMOS Taiwan filed with the U.S. Securities and Exchange Commission.

c)	At the special general meeting of shareholders of ChipMOS Taiwan held on January 28, 2016, the shareholders of ChipMOS Taiwan resolved to increase the authorized capital from NT$9,700 million (US$296 million) to NT$14,500 million (US$442 million).

d)	On February 4, 2016, the Board of Directors of the Company approved below proposals.

1)	Increase the share capital of ChipMOS BVI, its wholly-owned subsidiary by US$45 million, in cash.

2)	A share repurchase program to repurchase up to 15 million ChipMOS Taiwan shares at a price no more than NT$40 per share during the period from February 5, 2016 to April 4, 2016. As of April 1, all 15 million ChipMOS Taiwan shares were repurchased with a total consideration of NT$511 million (US$16 million).

ChipMOS TECHNOLOGIES INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

December 31, 2013, 2014 and 2015

38.	Financial Statements Schedule: Valuation and Qualifying Accounts

	Balance at beginning of year	Additions charged to expense	Deduction/ Write-offs	Exchange difference on translation of foreign financial statement	Balance at end of year
	NT$000	NT$000	NT$000	NT$000	NT$000

Years of 2013 :
Allowance for impairment of property, plant and equipment	1,993,425	671	(6,013)	89,442	2,077,525
Allowance for impairment of obsolescence and decline in market value of inventories	57,860	29,532	(261)	556	87,687

Years of 2014 :
Allowance for impairment of property, plant and equipment	2,077,525	-	(35,680)	68,517	2,110,362
Allowance for impairment of obsolescence and decline in market value of inventories	87,687	459	(5,783)	219	82,582

Years of 2015 :
Allowance for impairment of property, plant and equipment	2,110,362	1,478	(85,351)	(31,774)	1,994,715
Allowance (reversal) for inventories valuation and obsolescence loss	82,582	12,717	(151)	(112)	95,036

ANNEX F

OVERLAPPING DIRECTORS AND EXECUTIVE OFFICERS OF IMOS AND CHIPMOS TAIWAN

IMOS is an exempted company incorporated in Bermuda with limited liability with its principal business address at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC. ChipMOS Taiwan is a company limited by shares incorporated under the laws of the ROC with its principal business address at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC. The name, business address, present principal employment, citizenship and information with respect to the beneficial ownership of IMOS Shares of each of the overlapping director and executive officer of IMOS and ChipMOS Taiwan are set forth below:

Name	Business Address	Present Principal Employment	Citizenship	Shares Beneficially Owned (Number)	Shares Beneficially Owned (%) (1)
Shih-Jye Cheng (2)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	IMOS’s Chairman and Director/Chief Executive Officer; ChipMOS Taiwan’s Chairman and Director/President.	ROC	417,645	1.53%
Chin-Shyh Ou (3)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	IMOS’s Deputy Chairman and Independent Director and ChipMOS Taiwan’s Independent Director.	ROC	0	0%
Shou-Kang Chen (4)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	IMOS’s Directors and Chief Financial Officer; ChipMOS Taiwan’s Vice President of the Finance and Accounting Management Center.	ROC	33,594	0.12%

Notes:

(1)	Calculated based on 27,312,116 IMOS Shares outstanding as of March 31, 2016.

(2)	Shih-Jye Cheng has served as one of IMOS’s directors and chief executive officer since IMOS’s inception. He became IMOS’s chairman in May 2004. He is the sibling of President of ChipMOS USA, Mr. Steve Cheng, and was IMOS’s deputy chairman from IMOS’s inception to May 2004. He has also served as a director and president of ChipMOS Taiwan since 1997, the chairman of ChipMOS Taiwan since June 2003, the chairman of ThaiLin from 2002 to 2013. He was a director of Syntax-Brillian Corporation from November 2005 to June 2008, the chairman of ChipMOS Shanghai from 2002 to June 2005, the chairman of CHANTEK ELECTRONIC CO., LTD. from 2002 to November 2005, the chairman of ChipMOS Logic TECHNOLOGIES INC. from January 2004 to November 2005, the chairman of Advanced Micro Chip Technology Co., Ltd. from 2003 to April 2004 and a director of Ultima Electronics Corp. from 2000 to June 2003. He was a division head of the back-end operation of Mosel from 1992 to 1997. Mr. Cheng has a master’s degree in business administration from Saginaw Valley State University. Mr. Cheng was indicted by the Taipei District Prosecutor’s Office for matters relating to the purchase by ChipMOS Taiwan and ThaiLin of certain repurchase notes in 2004. Mr. Cheng was found not guilty by the Taipei District Court on October 1, 2007 and by the High Court on September 3, 2013. The Taiwan High Court’s Prosecutor’s Office filed a petition for appeal against the High Court’s decision on September 18, 2013. Mr. Cheng was confirmed not guilty by Taiwan’s Supreme Court on August 7, 2014. The Supreme Court’s ruling is not subject to appeal and the litigation closed.

(3)	Chin-Shyh Ou has served as one of IMOS’s directors since August 2008. He has been IMOS’s deputy chairman since August 2010. He has served as a director of ChipMOS Taiwan since June 2007. Mr. Ou joined the National Chengchi University as an associate professor in 1993 and a professor in 1997. In 1998, he joined National Chung Cheng University as a professor and the chairman of the Department of Accounting. He led a project to establish the Graduate Institute of Accounting and Information Technology at National Chung Cheng University in 1999. Mr. Ou earned a master degree in Public Policy and Management from Carnegie Mellon University, and a Ph.D. degree in Business Administration (Accounting) from the University of Minnesota. Mr. Ou holds several professional licenses and qualifications, including U.S. Certified Public Accountant and Certified Internal Auditor.
(4)	Shou-Kang Chen has served as one of IMOS’s directors since June 2005. He has served as IMOS’s chief financial officer, and vice president of the finance and accounting management center of ChipMOS Taiwan since 2002. He was the head of IMOS’s strategy development department from 2000 to 2001. He was the department head of the quality lab of ChipMOS Taiwan from 1998 to 2000. Mr. Chen holds a bachelor’s degree in mining and petroleum engineering and a master of science degree and a Ph.D. degree from the graduate school of mining, metallurgy and material science of National Cheng Kung University in Taiwan.

F-1

ANNEX G

COMPANIES ACT 1981 OF BERMUDA - SECTION 106

106 (6) Any shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company will be entitled either —

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded before the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company will pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal will lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section will be in the discretion of the Court.

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.

G-1

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF IMOS AND CHIPMOS TAIWAN

I.	Directors and Executive Officers of IMOS

IMOS is an exempted company incorporated in Bermuda with limited liability with its principal business address at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC and its telephone number is (886) 3 563 3988.

The name, present principal employment, business address and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Shih-Jye Cheng(1)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Chairman and Director/Chief Executive Officer	ROC
Antonio R. Alvarez(2)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	USA
Chin-Shyh Ou(3)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Deputy Chairman and Independent Director	ROC
Hsing-Ti Tuan(4)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	USA
Yeong-Her Wang(5)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC
Shou-Kang Chen(6)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director/Chief Financial Officer	ROC
John Yee Woon Seto(7)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	USA
Chao-Jung Tsai(8)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	ROC
Rong Hsu(9)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	USA

Notes:

(1) Shih-Jye Cheng has served as one of IMOS’s directors and chief executive officer since IMOS’s inception.

(2) Antonio R. Alvarez has served as one of IMOS’s directors since July 2005.

(3) Chin-Shyh Ou has served as one of IMOS’s directors since August 2008. He has been the deputy chairman since August 2010.

(4) Hsing-Ti Tuan has served as one of IMOS’s directors since August 2000.

(5) Yeong-Her Wang has served as one of IMOS’s directors since July 2004.

(6) Shou-Kang Chen has served as one of IMOS’s directors since June 2005. He has served as IMOS’s chief financial officer since 2002.

(7) John Yee Woon Seto has served as one of IMOS’s directors since August 2010.

(8) Chao-Jung Tsai has served as one of IMOS’s directors since November 2004.

(9) Rong Hsu has served as one of IMOS’s directors since October, 2008.

During the last five years, none of IMOS or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of ChipMOS Taiwan

ChipMOS Taiwan is a company limited by shares incorporated under the laws of the ROC with its principal business address at No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC and its telephone number is (886) 3 577 0055.

The name, present principal employment, business address and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Shih-Jye Cheng(1)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Chairman and Director/President	ROC
Yu-Hu Liu(2)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	ROC
Jing-Shan Aur(3)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	ROC
Yung-Wen Li(4)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	ROC
Kuo-Liang Huang(5)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director	ROC
Li-Chun Li(6)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Director/Executive Vice President	USA
Chin-Shyh Ou(7)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC
Tai-Haur Kuo(8)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC
Yuh-Fong Tang(9)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC
Kuei-Ann Wen(10)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC
Cho-Lien Chang(11)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Independent Director	ROC

Shou-Kang Chen(12)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Vice President of the Finance and Accounting Management Center	ROC
Lafair Cho(13)	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu, Taiwan, ROC	Executive Vice President	ROC

Notes:

(1) Shih-Jye Cheng has served as one of ChipMOS Taiwan’s directors and president since ChipMOS Taiwans’s inception.

(2) Yu-Hu Liu has served as one of ChipMOS Taiwans’ directors since June 2013.

(3) Jing-Shan Aur has served as one of ChipMOS Taiwan’s directors since June 2013.

(4) Yung-Wen Li has served as one of ChipMOS Taiwan’s directors since June 2004.

(5) Kuo-Liang Huang has served as one of ChipMOS Taiwan’s directors since June 2007

(6) Li-Chun Li has served as one of ChipMOS Taiwan’s directors since August 2002 and the executive vice president since January 2010.

(7) Chin-Shyh Ou has served as one of ChipMOS Taiwan’s directors since June 2007.

(8) Tai-Haur Kuo has served as one of ChipMOS Taiwan’s directors since June 2013.

(9) Yuh-Fong Tang has served as one of ChipMOS Taiwan’s directors since June 2013.

(10) Kuei-Ann Wen has served as one of ChipMOS Taiwan’s directors since June 2015.

(11) Cho-Lien Chang has served as one of ChipMOS Taiwan’s directors since June 2015.

(12) Shou-Kang Chen has served as the vice president of the finance and accounting management center since 2002.

(13) Lafair Cho has served as executive vice president since June 2015.

During the last five years, none of ChipMOS Taiwan or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMOS is a controlling shareholder of ChipMOS Taiwan. For the information about IMOS’s directors and executive officers, please refer to “I. Directors and Executive Officers of IMOS” of this Annex H.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The relationships between ChipMOS Taiwan and its directors and officers are governed by the ROC Civil Code, the ROC Company Act, the ROC Securities and Exchange Act and applicable securities regulations and ChipMOS Taiwan’s Articles of Incorporation. There is no written agreement between ChipMOS Taiwan and its directors and officers governing the rights and obligations of such parties. Each person who was or is party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was ChipMOS Taiwan’s director or officer, in the absence of willful misconduct or negligence on the part of such person in connection with such person’s performance of duties as a director or officer, as the case may be, may be indemnified and held harmless by ChipMOS Taiwan to the fullest extent permitted by applicable law. In addition, ChipMOS Taiwan has obtained directors’ and officers’ liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit 3.1	Articles of Incorporation of ChipMOS TECHNOLOGIES INC. (English translation) *
Exhibit 5.1	Opinion of Lee and Li, Attorneys-at-Law, regarding the validity of the ChipMOS TECHNOLOGIES INC. common shares **
Exhibit 8.1	Opinion of Lee and Li, Attorneys-at-Law, regarding certain Republic of China tax consequences in connection with the Merger (included in Exhibit 5.1) **
Exhibit 8.2	Opinion of K&L Gates LLP regarding certain United States Federal tax consequences of the Merger **
Exhibit 12.1	Computation of Ratio of Earnings to Fixed Charges **
Exhibit 21.1	Subsidiaries of the Registrant *
Exhibit 23.1	Consent of Moore Stephens CPA Limited with respect to ChipMOS TECHNOLOGIES (Bermuda) LTD. **
Exhibit 23.2	Consent of TIAOHO & CO. with respect to ChipMOS TECHNOLOGIES INC.**
Exhibit 23.3	Consent of PricewaterhouseCoopers, Taiwan with respect to ChipMOS TECHNOLOGIES (Bermuda) LTD. **
Exhibit 23.4	Consent of PricewaterhouseCoopers, Taiwan with respect to ChipMOS TECHNOLOGIES INC.**
Exhibit 23.5	Consent of Lee and Li, Attorneys-at-Law (included in Exhibit 5.1) **
Exhibit 23.6	Consent of K&L Gates LLP **
Exhibit 23.7	Consent of IP International CPAs Firm **
Exhibit 23.8	Consent of Diwan & Company **
Exhibit 23.9	Consent of Wells Fargo Securities, LLC **
Exhibit 23.10	Consent of Credit Suisse (Hong Kong) Limited **
Exhibit 24.2	Power of Attorney of the Registrant *
Exhibit 99.1	Form of Proxy Card of ChipMOS TECHNOLOGIES (Bermuda) LTD. *
Exhibit 99.2	Share Subscription Agreement between ChipMOS TECHNOLOGIES INC. and

Tsinghua Unigroup Ltd. *
Exhibit 99.3	Strategic Alliance Agreement between ChipMOS TECHNOLOGIES INC. and Tsinghua Unigroup Ltd. *
Exhibit 99.4	Subscriber Joinder Agreement between ChipMOS TECHNOLOGIES INC. and Tsinghua Unigroup Ltd. *
Exhibit 99.5	Share Subscription Agreement between ChipMOS TECHNOLOGIES INC. and Tibet MaoYeChaungXin INVESTMENT CO., LIMITED *
Exhibit 99.6	Waiver Letter filed with the Securities and Exchange Commission *
Exhibit 99.7	Presentation of Wells Fargo Securities, LLC **
Exhibit 99.8	Presentation of Credit Suisse (Hong Kong) Limited **
Exhibit 99.9	Financial Forecasts Provided by ChipMOS Taiwan Management to Wells Fargo Securities, LLC **

* Previously filed.

** Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(6)	To arrange or provide for a facility in the United States for the purpose of responding to such requests.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hsinchu, Taiwan, on April 18, 2016.

ChipMOS TECHNOLOGIES INC.

By:	/s/ Shih-Jye Cheng
	Name:	Shih-Jye Cheng
	Title:	Chairman and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated below and on April 18, 2016.

Name	Title
/s/ Shih-Jye Cheng	Director, Chairman of the Board of Directors and President
Shih-Jye Cheng	(principal executive officer)

/s/ Shou-Kang Chen	Vice President of the Finance and Accounting Management Center
Shou-Kang Chen	(principal financial officer and principal accounting officer)

/s/ Yu-Hu Liu	Director
Yu-Hu Liu

/s/ Jing-Shan Aur	Director
Jing-Shan Aur

/s/ Yung-Wen Li	Director
Yung-Wen Li

/s/ Kuo-Liang Huang	Director
Kuo-Liang Huang

*	Director
Li-Chun Li

/s/ Chin-Shyh Ou	Independent Director
Chin-Shyh Ou

/s/ Tai-Haur Kuo	Independent Director
Tai-Haur Kuo

/s/ Yuh-Fong Tang	Independent Director
Yuh-Fong Tang

/s/ Kuei-Ann Wen	Independent Director
Kuei-Ann Wen

/s/ Cho-Lien Chang	Independent Director
Cho-Lien Chang

*By: /s/ Shih-Jye Cheng
Shih-Jye Cheng
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ChipMOS TECHNOLOGIES INC., has signed this Registration Statement or any amendment thereto in the City of New York, State of New York, on April 18, 2016.

National Corporate Research, Ltd.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President

EXHIBIT INDEX

Exhibit 3.1	Articles of Incorporation of ChipMOS TECHNOLOGIES INC. (English translation) *
Exhibit 5.1	Opinion of Lee and Li, Attorneys-at-Law, regarding the validity of the ChipMOS TECHNOLOGIES INC. common shares **
Exhibit 8.1	Opinion of Lee and Li, Attorneys-at-Law, regarding certain Republic of China tax consequences in connection with the Merger (included in Exhibit 5.1) **
Exhibit 8.2	Opinion of K&L Gates LLP regarding certain United States Federal tax consequences of the Merger **
Exhibit 12.1	Computation of Ratio of Earnings to Fixed Charges **
Exhibit 21.1	Subsidiaries of the Registrant *
Exhibit 23.1	Consent of Moore Stephens CPA Limited with respect to ChipMOS TECHNOLOGIES (Bermuda) LTD. **
Exhibit 23.2	Consent of TIAOHO & CO. with respect to ChipMOS TECHNOLOGIES INC.**
Exhibit 23.3	Consent of PricewaterhouseCoopers, Taiwan with respect to ChipMOS TECHNOLOGIES (Bermuda) LTD. **
Exhibit 23.4	Consent of PricewaterhouseCoopers, Taiwan with respect to ChipMOS TECHNOLOGIES INC.**
Exhibit 23.5	Consent of Lee and Li, Attorneys-at-Law (included in Exhibit 5.1) **
Exhibit 23.6	Consent of K&L Gates LLP **
Exhibit 23.7	Consent of IP International CPAs Firm **
Exhibit 23.8	Consent of Diwan & Company **
Exhibit 23.9	Consent of Wells Fargo Securities, LLC **
Exhibit 23.10	Consent of Credit Suisse (Hong Kong) Limited **
Exhibit 24.2	Power of Attorney of the Registrant *
Exhibit 99.1	Form of Proxy Card of ChipMOS TECHNOLOGIES (Bermuda) LTD. *
Exhibit 99.2	Share Subscription Agreement between ChipMOS TECHNOLOGIES INC. and Tsinghua Unigroup Ltd. *
Exhibit 99.3	Strategic Alliance Agreement between ChipMOS TECHNOLOGIES INC. and Tsinghua Unigroup Ltd. *
Exhibit 99.4	Subscriber Joinder Agreement between ChipMOS TECHNOLOGIES INC. and Tsinghua Unigroup Ltd. *
Exhibit 99.5	Share Subscription Agreement between ChipMOS TECHNOLOGIES INC. and Tibet MaoYeChaungXin INVESTMENT CO., LIMITED *
Exhibit 99.6	Waiver Letter filed with the Securities and Exchange Commission *
Exhibit 99.7	Presentation of Wells Fargo Securities, LLC **
Exhibit 99.8	Presentation of Credit Suisse (Hong Kong) Limited **
Exhibit 99.9	Financial Forecasts Provided by ChipMOS Taiwan management to Wells Fargo Securities, LLC **

* Previously filed.

** Filed herewith.